Form 10-K/A, Exhibit 13
period 1993-12-25
BAUSCH & LOMB INC
filed 1996-03-15
CIK 10427

[Back Cover]

Bausch & Lomb
One Bausch & Lomb Place
Rochester, NY 14604-2701
Telephone:
(716) 338*6000
(800) 344*8815

Bausch & Lomb
Healthcare and Optics Worldwide

Printed in U.S.A.
M-1918-94

[Front Cover]

The
1994
Annual
Report

Bausch & Lomb
Healthcare and Optics Worldwide

Operations
Summary & Review

The Healthcare Segment
Bausch & Lomb's healthcare segment revenues increased 7% in 1994 to $1,249.9 million. Excellent demand for contact lens care products and pharmaceuticals led this progress. However, earnings declined as a result of a goodwill impairment charge and efforts to reduce high distributor inventories of contact lenses in the U.S.

5*Year Summary Of Results
Dollars In Millions         1990    1991         1992      1993         1994
Net Sales                  856.4   943.8      1,033.2   1,169.2      1,249.9
Business Segment Earnings  142.3   102.4*       176.1     192.3**       91.5***

*  Includes restructuring and special charges of $50.3 million.
** Includes restructuring charges of $15.9 million.
***Includes a goodwill impairment charge of $75.0 million.

            Personal Health Sector

            In Bausch & Lomb's personal health sector, sales grew 8% led by strong demand for the Company's contact lens care solutions, general eye care products and over-the-counter medications.

            Medical Sector
            Medical sector revenues improved moderately as excellent progress for pharmaceuticals and incremental sales in the hearing care and dental implant businesses offset declines in revenues for contact lenses resulting from actions to reduce inventories at distributors, including consigned inventory, in the U.S.

            Biomedical Sector
            Moderate growth in biomedical sector revenues was achieved in 1994 based on good demand for recently acquired product lines which are building the Company's presence in rapidly emerging markets.

The Optics Segment

Optics segment revenues declined 3% in 1994 to $642.8 million. Reduction of high distributor inventories of sunglasses during the year more than offset the good progress achieved by the sports optics and optical thin film technology businesses. Earnings also decreased from 1993 in the wake of lower sunglass sales.

5*Year Summary Of Results
Dollars In Millions         1990    1991    1992    1993       1994

Net Sales                  512.2   576.3   675.9   660.9      642.8
Business Segment Earnings  112.4   137.9   135.5    79.6*      72.1

*Includes restructuring charges of $32.9 million.

Healthcare Segment

The Personal Health Sector


*Contact Lens Care Products

Bausch & Lomb's contact lens care business had an excellent year in 1994. Total lens care revenues rose 10%, fueled by increased shipments of ReNu Multi-Purpose Solution and the Boston line of rigid gas permeable (RGP) solutions, the world's most technologically advanced products for the care and cleaning of contact lenses. Worldwide sales for the ReNu line now approach $250 million, making it one of the largest and most successful products in the Company's history.

[Photo:   The MPS Traveler Unit]
[Caption: The MPS Traveller unit (left), introduced in Europe in 1994, enjoyed strong acceptance due to its compact design and convenience for lens wearers who are away from home.]

Sales in markets outside the U.S. advanced 8%, led by Europe, where revenues rose 16%. Outstanding demand in Germany and the introduction of ReNu Multi-P urpose Solution in the United Kingdom contributed to these results. In Asia, improved market conditions in Japan paced moderate overall growth, while lens care sales in Latin America also rose moderately.

In the U.S., lens care sales grew 11% as the Company's share of the chemical disinfectant segment of the market reached an all-time high. The foundation of this success continues to be professional recommendations. ReNu Multi-Purpose Solution is the lens care product most frequently recommended by vision care professionals in the U.S. This level of endorsement is sustained by a large sales force of lens care specialists who call directly on doctors to explain the features and benefits of ReNu solution. Their efforts enabled the Company's share of starter kits given to new contact lens patients in the U.S. to reach a record level.

Bausch & Lomb's success has encouraged competitors to launch their own dual- and multi-purpose solutions. In 1994, three competitive multi-purpose formulations received marketing approval from the Food and Drug Administration (FDA), and competition in Europe was heightened by the entry of two new one-bottle products. Newer entrants into the market, however, are based on different, and as yet unproven, formulations and do not provide demonstrably better performance. These formulations have been unable to obtain significant professional endorsement, and, in some cases, are being offered under private label to optical retailers and drug chains. The Company's response to this heightened competition will be straightforward. Bausch & Lomb will expand its direct sales force to reach increasing numbers of vision care professionals and will continue to maintain a high rate of professional support for ReNu Multi-Purpose Solution.

Bausch & Lomb's share of the European market for one-bottle chemical disinfectants grew 10% in 1994, and the Company received approval to market ReNu Multi-Purpose Solution in the United Kingdom. To date, the $80 million United Kingdom solutions market has been comprised primarily of saline and hydrogen peroxide products. Bausch & Lomb launched ReNu Multi-Purpose Solution in September, and expects to

Geographic
Mix of Bausch & Lomb's
Lens Care Revenues

[Pie Chart]

U.S                               63%
Europe, Middle East & Africa      16%
Asia-Pacific                      16%
Latin America & Canada             5%

Ranked number one in worldwide sales, Bausch & Lomb's lines of contact lens care products continue to gain increased market share due to the support and recommendations of eye care professionals. The Company pioneered the development of multi-purpose formulations that make lens care simple and convenient.

U.S. Soft Lens Care
Market Information

U.S. Share Soft Lens Care Starter Kits

                                1992    1993    1994
ReNu Multi-Purpose Solution       36%     41%     42%
Competitor 1                      39%     40%     40%

U.S. Market Share
Chemical Disinfectant
Segment
                                1992    1993    1994
Bausch & Lomb                     28%     32%     35%
Competitor 1                      31%     31%     32%
convert a healthy share of this market to the ReNu line. In the remainder of Europe, where lens care systems also continue to be dominated by hydrogen peroxide formulations, the Company is well positioned to convert patients to a more convenient system for maintaining their lenses.

[Bar Chart]

Worldwide
Sales for the ReNu
Product Line

Dollars In Millions

1990      89
1991     111
1992     152
1993     197
1994     248


Sales of lens care solutions in emerging markets such as China and India are in the embryonic stage. The Company completed construction of a new solutions manufacturing plant in China during 1993, and full-scale distribution of ReNu Multi-Purpose Solution began in 1994. Shipments in India grew more than 80% from a small base, while sales grew almost 50% in Brazil, another emerging market with attractive potential.

Worldwide sales of solutions used for the care of RGP lenses, including the Boston line, increased about 10% in 1994. Supported by an increased share of care kits, the Boston line's commanding U.S. market share rose once again. Revenues for RGP solutions in markets outside the U.S. also showed good progress, growing 17%, led by excellent demand in Europe.

In 1994, Bausch & Lomb experienced outstanding initial acceptance of the MPS Traveller unit, which was launched in Europe. Conveniently packaging both ReNu solution and contact lenses, the MPS Traveller unit is scheduled for marketing in the U.S. in 1995. ReNu One-Step Enzymatic Cleaner tablets, which extend the convenience of the ReNu system, were introduced in the U.S. in 1994. ReNu One-Step Enzymatic Cleaner tablets can be dissolved in ReNu Multi-Purpose Solution, thus removing protein from the lens surface simultaneously with the disinfection process. This product was very well received by consumers.

*Oral Care Products

Results for the Company's oral care line declined sharply in 1994 as a result of sluggish demand and a goodwill impairment charge. Sales in the U.S. were down significantly as the Company repositioned its Interplak product line and reduced prices on older models in anticipation of the launch of a new generation of products in the fourth quarter of 1994. In addition, revenues for the Company's Clear Choice alcohol-free mouthwash, introduced in 1993, were below the level achieved one year ago. The year ended on a good note, however, as trends in U.S. shipments of the Interplak line turned positive in the fourth quarter, spurred by the introduction of the new NT-6 and NT-10 Interplak models and promotional efforts.

The new generation of Interplak devices was the subject of intense research and quality testing prior to release. The NT-6 Interplak model has a unique compact brush head for enhanced maneuverability, while the NT-10 design has a larger brush head providing a broader cleaning surface. Research indicates that consumers prefer the new generation of Interplak power plaque removers by 70% over prior models. First-time buyers of power plaque removers are expected to respond positively to these new Interplak models in 1995. Bausch & Lomb is accelerating efforts to improve the operating performance of this business in 1995.

In February, the Company made a decision to consolidate oral care operations in Rochester, New York, a move that is expected to result in increased profitability through reduced administrative costs and a leaner operating structure.

*Skin Care Products

[Photo:   Curel Lotion]
[Caption: Curel lotion delivers long-lasting moisturizing ingredients.]

Bausch & Lomb made outstanding progress in the first full year of marketing for the Curel and Soft Sense product lines, acquired in 1993. The Company gained additional share in this highly competitive market and exited the year with sales growing almost 40% over the prior year's fourth quarter.

The Curel and Soft Sense lines are benefiting from the Company's established healthcare marketing and distribution expertise. Curel lotion holds the number-three position in the fast-growing therapeutic portion of the hand and body lotion market, and is widely acknowledged as the standard against which other moisturizers are measured. Its proprietary formulation provides delivery of long-lasting moisturizing ingredients without a greasy, oily feeling. During a year when larger competitors launched several products in the therapeutic segment of the skin care market, Curel lotion's achievement of a record market share was especially noteworthy.

The outlook for 1995 is quite positive. The Company will continue to support its skin care products through targeted advertising and enhanced distribution.

*Eye Care Products

Bausch & Lomb's general eye care products posted record results in 1994. Total revenues advanced almost 20%, outpacing overall market growth and enhancing Bausch & Lomb's position in this attractive business. The Company's U.S.-based general eye care line consists of ocular decongestants, artificial tears and other products that address vision needs that generally occur at middle age and beyond. Leading products include Bausch & Lomb Moisture Drops artificial tears, which had sales growth of more than 15% in 1994, and Bausch & Lomb Maximum Strength Allergy Drops solution, which rose almost 25% over 1993.

During 1994, the FDA approved Bausch & Lomb's application to market an over-the-counter version of a prescription drug used to treat irritated eyes. Called Opcon-A, this product contains two powerful ingredients: an antihistamine to relieve itching and a decongestant to relieve redness. The Company introduced Opcon-A drops in the fourth quarter of 1994, and this product is expected to receive widespread distribution and acceptance in the months ahead.

*Over-The-Counter Medications

Good demand for Vivivit Q10 co-enzyme food supplements and Vivimed analgesics stimulated an 18% increase in revenues for the Company's over-the-counter (OTC) medications business. The OTC medications product line is distributed in Europe -- primarily Germany -- by the Company's Dr. Mann Pharma subsidiary and consists of analgesics, sedatives, sleep aids, hayfever remedies, food supplements and nasal decongestants.

The OTC medications business benefited from the first full year of marketing Vivivit Q10, a food supplement containing co-enzyme Q10, which aids the process of energy conversion in human cells. Dr. Mann Pharma's Vivimed analgesic line also performed well, as stronger promotional support led to market share gains in Germany. The Company's hayfever remedies and sleep aids maintained their leading market positions during the year.

The OTC medications business is expected to record another year of solid growth in 1995 driven by new products, increased exports within Europe and higher sales of existing product lines.

The Company is steadily increasing its production of generic drugs used to treat a wide range of visual disorders. The market for value-priced generic ophthalmic drugs is undergoing rapid expansion, and Bausch & Lomb's brand name and reputation for quality should enable it to capture a major share of this emerging business.

[Photo:   Pharmaceutical Manufacturing]
[Caption: Pharmaceutical Manufacturing * Tampa, Florida]

Bausch & Lomb scientists are developing new contact lens materials which carry the promise of greater comfort and longer wearing cycles. A patented "breathable" plastic material that is up to ten times more oxygen permeable than materials currently being used by the Company will undergo expanded clinical trials in 1995.

[Photo:   2 Researchers]
[Caption: Contact Lens Research & Development * Rochester, New York]

The Medical Sector

*Contact Lenses

[Photo:   3 packages of contact lenses]

During 1994, the Medalist 66 contact lens was introduced in China and Optima Colors contact lenses were launched in the U.S.

Worldwide revenues for contact lenses decreased modestly in 1994. However, earnings for these products decreased significantly, reflecting the impact of actions to balance distributor inventories in the U.S. and costs incurred for repackaging costs and obsolescence expense related to traditional lenses returned during the fourth quarter following a third quarter decision to accept inventory returns from distributors related to an unsuccessful fourth quarter 1993 marketing program. Additional factors were a shift in sales mix to planned replacement lenses and price reductions.

Since the second quarter of 1994, the Company has significantly reduced its workforce and installed new management in the U.S. soft contact lens business to address these trends.

Results in the U.S. are expected to show improvement in 1995. Contact lens sales should benefit from increased demand for planned replacement and disposable contact lenses, which are leading to U.S. market growth. Just four years ago, lenses used in disposable and planned replacement programs represented only 8% of the Company's lens sales. In 1994 this percentage climbed to over 35%.

Despite turbulence in the U.S., sales in non-U.S. markets, which accounted for almost 60% of the Company's 1994 total contact lens revenues, were largely unaffected, rising 6%. Growth was led by Asia, where overall revenues increased 14% and sales of planned replacement and disposable lenses surged 80%. Similar gains were achieved in Europe where revenues climbed 8% paced by a 46% gain in sales of planned replacement and disposable lenses. In the Latin America and Canada region sales declined as a result of volatile conditions in emerging markets.

[Pie Chart]

Geographic Mix
of Bausch & Lomb's
Contact Lens
Revenues

U.S.                            43%
Asia-Pacific                    31%
Europe, Middle East & Africa    21%
Latin America & Canada           5%

Conversion to highly automated cast molding manufacturing, an objective which has been a focus of the Company's capital spending for the past several years, continues at an accelerated pace. By the end of 1995, about 60% of lenses produced in the U.S. will be manufactured using this technology, providing the Company with significant cost advantages over existing processes. In addition, in June 1994 the Company signed an agreement with IBM to partner in the development of software and manufacturing equipment for the next generation of cast molding technology. Using IBM's extensive engineering expertise, the Company expects to capitalize on its leadership in lens technology to jointly develop a manufacturing capability that should be the most competitive in the industry. Bausch & Lomb is on schedule to incorporate this technology into its manufacturing operations in 1996.

The Medalist 66 lens, produced by the cast molding process, and made with the newly developed alphafilcon A material, was launched in

Scandinavia during the fourth quarter of 1993. This product sold briskly in European markets such as France and the Netherlands where it was introduced in 1994. The lens is non-ionic and has a high water content, which many vision care practitioners prefer. During 1994, the Company also introduced the Medalist 66 lens in China where the Company is planning to convert its existing patient base of approximately two million people to planned replacement lenses. This lens is scheduled for marketing in the U.S. in the second half of 1995.

Bausch & Lomb is test marketing a daily disposable soft contact lens in 1995. The New Day contact lens, based on an improved Optima 38 lens design, will be available for occasional wear or daily use, and will offer convenience, comfort and affordability to patients who use and discard their lenses on a daily basis.

[Pie Chart]

% of Soft Contact
Lens Wearers in the U.S.
Using Disposable,
Planned Replacement
& Traditional Lenses

Traditional            59%
Disposable             20%
Planned Replacement    21%

Contact lens research and development efforts made good progress during the year as Bausch & Lomb received FDA approval for a daily wear version of a lens made from balafilcon A, a highly oxygen-permeable lens material developed in the Company's laboratories. It is up to ten times more oxygen permeable than current soft lens materials and is intended to meet demand for a lens that can be worn for extended periods of time. Research and clinical trials for this material will continue in 1995.

For the upcoming year, the Company expects improved results for its U.S. contact lens business, driven by cost reductions and sales of new products. Outside the U.S., sales should continue to respond to widened distribution of planned replacement and disposable lenses.

*Pharmaceuticals

New product introductions, including Tobramycin Ophthalmic Solution, and Levobunolol HCL Ophthalmic Solution, provided a strong stimulus to sales in 1994.

[Photo:   New products in bottles and tubes with packaging]

Consolidated worldwide pharmaceutical revenues grew 18% in 1994 as shipments of new products and the Company's value-priced glaucoma treatment fueled a 19% increase in the U.S. In non-U.S. markets, the Company's Dr. Mann Pharma subsidiary rebounded from a sales decline in 1993 caused by the adverse effects of German healthcare reform, posting a 16% increase. The U.S. pharmaceutical business also became profitable during the year, benefiting from restructuring measures in 1993.

New product approvals contributed almost one-third of 1994 U.S. sales, led by Tobramycin Ophthalmic Solution, a substitutable version of Tobrex, a widely prescribed ophthalmic antibiotic. This product sold very well during the year and exited 1994 having achieved a substitution rate of almost 60%. Production and marketing of Levobunolol solution, a generic version of Betagan solution, a leading glaucoma medication, also began during the year. Sales of Levobunolol solution were brisk, with substitution rates for this product reaching 22% at year end. The Company's experience in 1994 signals the significant opportunity available for generic ophthalmic drugs manufactured by a company with a well-recognized brand name and world-class quality standards.

There was some moderation in the impact of German health care legislation enacted in 1993, and results at Dr. Mann Pharma reflected gains across its major ophthalmic product lines: glaucoma products, dry eye products and antibiotics. Particularly notable were sales of the Company's Floxal and Dexamytrex antibiotic lines, which grew more than 20% over the prior year.

[Pie Chart]

Composition of
U.S. Ophthalmic
Pharmaceutical Market

Beta Blocker           26%
Miotic/Glaucoma        16%
Corticoids             13%
Anti-Infectives        11%
Artificial Tears       10%
Decongestants           8%
Other                  16%

Prospects in Bausch & Lomb's pharmaceutical business remain very encouraging. The Company recently received clearance from the FDA to begin marketing Crolom - cromolyn sodium sterile ophthalmic solution, 4%. It is indicated for seasonal allergic eye conditions and competes in the $50 million ophthalmic allergy drug market. Crolom will be marketed to allergists through an agreement with Dura Pharmaceuticals, a firm that specializes in allergy treatment products. In addition, the Company has filed with the FDA 19 abbreviated new drug applications (ANDAs) for generic drugs with an estimated $100 million in sales potential. Marketing for several of these new products should begin in the upcoming year.

*Hearing Care

Bausch & Lomb's Miracle-Ear hearing care business, acquired in the third quarter of 1993, made important strides during a difficult year. The Company revised and improved its marketing practices, significantly streamlined operations and expanded its product line through the introduction of several new hearing aids.

The acquisition of the Miracle-Ear business in 1993 followed a careful evaluation of the hearing care market. The Miracle-Ear name is the most widely recognized brand name in its field, with more than 1,000 franchised hearing centers. This acquisition provided Bausch & Lomb with access to the most extensive distribution system in the industry.


The Mirage hearing aid is one of the smallest hearing aids ever offered and fits deep within the ear canal.

[Photo:   Miracle Ear (Mirage model) hearing aid]

Adverse publicity generated by additional regulatory oversight by the Federal Trade Commission (FTC) and the FDA, as well as lingering uncertainties associated with healthcare reform proposals, exacted a toll on patient demand for much of the year. Nevertheless, the Company believes that greater regulatory oversight will eventually work in favor of both the industry and consumers as the dispensing of hearing aids becomes more closely aligned with practices in other regulated health care fields. Responding to these new market challenges, the Company introduced the industry's only national guarantee of satisfaction in 1994. Backed by Miracle-Ear's extensive nationwide network of dealers, this comprehensive plan assures consumers the highest level of professional care and personalized service and support.

New products will play an important role in plans for 1995, as Bausch & Lomb strives to provide the most advanced hearing aid technology available. Sharp Plus circuitry, using proprietary technology that delivers enhanced performance with low power consumption, will be utilized across the entire Miracle-Ear line in 1995.

*Dental Implants

Sales of Steri-Oss implants and associated instruments rose sharply in 1994, and were accompanied by a strengthening in market share. Revenues were led by new surgical products, including wide and narrow diameter implants and the Anatomic Abutment System, which permits dentists to create a more natural, aesthetic tooth restoration. New products represent a substantial portion of Steri-Oss' sales in a field undergoing rapid innovation.

Steri-Oss, which was acquired in the first quarter of 1993, manufactures devices that are implanted into the upper and lower jawbone, providing a permanent anchor for artificial teeth. This new approach to replacing teeth lost as a result of periodontal disease and other causes is gaining acceptance on a global scale. Steri-Oss' 1994 performance enabled its share of the dental implant market to rise significantly.

Steri-Oss is expected to post rapid sales growth again in 1995 as it adds new sales staff in the U.S. and increases support of its international distribution network.


The Biomedical Sector


[Pie Chart]

Geographic Mix of
Charles River Laboratories'
Revenues

U.S.                                42%
Europe, Middle East & Africa        31%
Asia-Pacific                        24%
Latin America & Canada               3%

Consolidated revenues from biomedical products and services increased 4% in 1994. Sales of purpose-bred research animals grew modestly, led by revenues in non-U.S. markets which rose 6%. Revenues for other biomedical products and services progressed more than 40%, and responded to higher demand for specific pathogen-free eggs and incremental sales of diagnostic kits used to perform endotoxin testing. Operating performance improved in 1994 as a result of restructuring actions initiated during 1993, and an increase in the contribution of new, non-animal businesses.

*Research Animals

Despite continuing turbulence in the pharmaceutical sector caused by efforts to contain health care costs, sales of Charles River's virus antibody free and other specialty research animals posted a modest gain in 1994. Pressure on pharmaceutical research and consolidations within the pharmaceutical industry have impacted overall demand, but revenues for Charles River's product lines have continued to advance. A shift to higher quality animals has helped to offset the impact of declining units in this mature market.

*Biomedical Products & Services

Endosafe, acquired by Charles River in 1994, manufactures diagnostic products which detect the presence of endotoxins in drugs and consumables.

[Photo: Diagnostic products]

A growing percentage of Charles River's revenues is comprised of non-research animal businesses. Currently 11% of biomedical sector revenues, these emerging product lines are expected to contribute to growth in future years.

For example, results for SPAFAS, which was acquired in 1993, were excellent. Sales surged more than 30%, benefiting from increased demand for specific pathogen-free eggs and expanded production capacity. SPAFAS is the world's largest manufacturer of specific pathogen-free eggs, and its products are used to make vaccines for poultry and humans, including vaccines for chicken pox, measles and influenza.

Charles River is also the world's leading in-vivo producer of bulk monoclonal antibodies -- bioengineered versions of proteins naturally produced in the body. Lack of FDA approval for customers with new biopharmaceuticals using these products limited demand in 1994.

[Pie Chart]

Distribution of
Charles River Laboratories'
Research Animal
Revenues

Pharmaceutical & Private Laboratories    59%
Colleges & Universities                  22%
Biotechnology Companies                   7%
Government                                6%
Hospitals                                 6%

Charles River acquired Endosafe, Inc. during the year. Using serum from horseshoe crabs, which are released unharmed after capture, Endosafe manufactures a test which detects the presence of poisonous substances, called endotoxins, in drugs and consumables. The FDA mandates that all injectable products be screened for the presence of endotoxins, and Endosafe provides the only FDA-approved in-vitro test. Results in 1994 were above the acquisition plan and are expected to continue to show good progress in 1995.

Charles River continues to align its products with research efforts that lie at the cutting edge of science. Additional milestones were reached in a program through which organs from specially bred Charles River swine may one day be transplanted into humans. Because of similarities in the physiology of swine and humans, researchers have long suspected the feasibility of these transplants. Swine to non-human primate transplant studies are progressing, and in several years organs from swine may help alleviate the critical shortage of organs for transplant that exists worldwide.

The Company expects biomedical revenues to continue on a positive track in 1995. Growth should again be led by newly acquired businesses.

One of the fastest growing segments of the premium-priced sunglass market consists of models designed to serve the needs of sports enthusiasts and high performance athletes. Reflecting this trend, sales of Bausch & Lomb's Killer Loop line have increased at a compound annual rate of 60% over the past three years.

[Photo:   man playing volleyball]
[Caption: Karch Kiraly * Two-time Olympic Gold Medalist wearing Killer Loop sunglasses]

Optics Segment
*Sunglasses

The Ray-Ban Driving Series sunglass featuring ChroMax color contrast lens technology and the Killer Loop Xtreme Pro line sold well during 1994.

[Photo: Sunglasses]

Worldwide sunglass revenues fell 6% in 1994 as reductions in high distributor inventories depressed results. An inventory imbalance built up in the latter part of 1993 and early 1994 due to a slower-than-anticipated rate of improvement in worldwide consumer demand. In response, the Company sharply curtailed trade programs which had contributed to the inventory bulge. Bausch
& Lomb also terminated or realigned numerous distributor relationships. Some of these actions were directed towards customers in Southeast Asia who had diverted sunglasses (sold sunglasses into unauthorized markets). As the year drew to a close, distributor inventories had declined to more normalized levels, setting the stage for much better performance in 1995.

Sales in the U.S. declined 3% in 1994 as the impact of high distributor inventories was partially offset by incremental revenues from the Revo line of high performance sunglasses. Revo became part of Bausch & Lomb in January 1994, and is one of the fastest growing sunglass companies in the U.S. In non-U.S. markets, sales declined 8% as lower sales to distributors offset gains in European markets served by the Company's direct selling organizations. Actions to stop diversion led overall sales in Asia to fall modestly. At the same time, volatile economic conditions in Latin America constrained demand in that region for most of the year. Despite the challenges faced by Bausch & Lomb in 1994, the Company's dollar share of the world's premium-priced sunglass market remained steady, ending the year above 40%.

New products account for a rapidly increasing portion of sunglass revenues. Worldwide sales of new sunglass lines in 1994 were led by the Ray-Ban Driving Series sunglass, the most successful sunglass product introduction in Company history. Ray-Ban Driving Series sunglasses are the most advanced sunglasses ever made for motorists, and feature ChroMax lens technology, which increases the intensity of driving colors: red, green and amber. Over time, Bausch & Lomb's product mix will probably continue to reflect a gradual decline in the proportion of sales represented by the Wayfarer sunglass collection and other styles which contributed to growth in the 1980s.

The Revo collection of high performance sunglasses posted strong results in the first year after acquisition. Featuring lens technologies that were first used in outer space to protect sensitive equipment from radiation damage, Revo sunglasses compete in the upper end of the premium-price category of the U.S. market, where sunglasses retail for $150 and above. Offering five distinct collections combining lenses that enhance visual acuity with leading edge frame styles, Revo sunglasses are expected to continue their rapid progress.

In 1995, the Company will enhance its competitiveness and product offerings in the sports segment of the premium-price sunglass business with the launch of the Ray-Ban xrays collection. Featuring state-of-the-art frames and distortion-free polycarbonate shields, these sunglasses employ WaterClear coatings, the next generation of the Company's DiamondHard coating. WaterClear coatings repel water and render polycarbonate shields virtually as scratch resistant as glass. The worldwide launch of the Ray-Ban xrays collection will be supported by high levels of advertising and merchandising support. Also new in the sports segment, the Company will promote Activ sunglasses with forward-looking designs as part of the Killer Loop collection. Additional new products include the Fugitive sunglass model which will be a part of the Ray-Ban contemporary collection. Targeted at young consumers, it will be priced attractively at $70-$90. The new Boutique line for women will also retail for less than $100, and is positioned in a price segment where Ray-Ban sunglass offerings for women have been underrepresented.

[Pie Chart]

Geographic Mix of
Bausch & Lomb's
Sunglass Revenues


U.S.                            48%
Europe, Middle East & Africa    21%
Asia-Pacific                    19%
Latin America & Canada          12%


The Ray-Ban UV Index will continue to receive emphasis in 1995 as the Company invests in programs to expand the premium-priced sunglass market. The index publicizes readings from a network of ultraviolet (UV) monitoring sites in the U.S. and translates them into an easy-to-understand index. A scale of 1 to 10 represents the amount of harmful radiation present in a particular location during the forecast period, and helps consumers become more aware of the need for eye protection. The Ray-Ban UV Index is being highlighted during television weather broadcasts and major radio and newspaper reports in the U.S. It is expected to generate one-half billion consumer impressions during the year. In addition, Ray-Ban sunglass advertising will be significantly increased in 1995 to keep awareness and brand loyalty high.

The outlook for the Company's sunglass business is steadily improving. Actions to realign distribution channels, stronger worldwide market conditions and cost reduction efforts should result in a return to growth in sales and profits in 1995.

*Sports Optics

The Company's sports optics business, which designs and distributes binoculars, riflescopes and telescopes, recorded strong results in 1994, as sales increased 12%. In January 1995, Bausch & Lomb announced that it had entered into a letter of intent to sell this operation for a significant gain. The Company had been successfully working to raise sports optics profitability over the past few years, but determined that a sale was the appropriate way to maximize returns from this business. The transaction is anticipated to close in the first half of 1995.

*Optical Thin Films

Revenues from the optical thin film technology business increased 15% during 1994. This business focuses on serving the display coating needs of major lamp manufacturers who demand high-quality coatings. Revenues outside the U.S., where Bausch & Lomb derives 65% of its coating sales, grew almost 50% in response to a long-term supply agreement with a major customer.

The Company's optical thin film technology business continues to be the single largest supplier of optical coatings to lamp manufacturers globally. Demand for coating products in new Southeast Asian markets continues to increase, and this region is a focus of Bausch & Lomb's efforts. Continued good progress in sales of optical thin film coating products is expected in 1995.

Financial
Section

Financial Contents

22    Financial Review
39    Financial Statements
42    Notes To Financial Statements
61    Report Of Independent Accountants
62    Selected Financial Data


Report Of Management:

The following financial statements of Bausch & Lomb Incorporated were prepared by the Company's management, which is responsible for their reliability and objectivity. The statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management with consideration given to materiality. Financial information elsewhere in this annual report is consistent with that in the financial statements.


Management is further responsible for maintaining a system of internal controls to provide reasonable assurance that Bausch & Lomb's books and records reflect the transactions of the Company; that assets are safeguarded; and that its established policies and procedures are followed. Management systematically reviews and modifies the system of internal controls to improve its effectiveness. The internal control system is augmented by the communication of accounting and business policies throughout the Company; the careful selection, training and development of qualified personnel; the delegation of authority and establishment of responsibilities; and a comprehensive program of internal audit.

Independent accountants are engaged to audit the financial statements of the Company and issue a report thereon. They have informed management and the audit committee that their audits were conducted in accordance with generally accepted auditing standards which require a review and evaluation of internal controls to determine the nature, timing and extent of audit testing. The Report Of Independent Accountants is on page 61 of this report.

The recommendations of the internal auditors and independent accountants are reviewed by management. Control procedures have been implemented or revised as appropriate to respond to these recommendations. In management's opinion, as of December 31, 1994, the internal control system was functioning effectively and accomplished the objectives discussed herein.

            [Signature William H. Waltrip]       [Signature Stephen C. McCluski]
            William H. Waltrip                   Stephen C. McCluski
            Chairman and                         Senior Vice President
            Chief Executive Officer              Finance


Report Of The Audit Committee:

The audit committee of the board of directors is comprised of three outside directors. The members of the committee are: Kenneth L. Wolfe, Chairman; Linda Johnson Rice; and Alvin W. Trivelpiece, Ph.D. The committee held three meetings during 1994.

The audit committee meets with the independent accountants, management and the internal auditors to provide reasonable assurance that management fulfills its responsibilities in the preparation of the financial statements and in the maintenance of an effective system of internal controls. The audit committee reviews the performance and fees of the independent accountants, recommends their appointment and meets with them and the internal auditors, without management present, to discuss the scope and results of their audit work. Both the independent accountants and the internal auditors have full access to the audit committee.

                                                 [Signature Kenneth L. Wolfe]
                                                  Kenneth L. Wolfe
                                                  Chairman

Financial
Review

This financial review, which should be read in conjunction with the accompanying financial statements, contains management's discussion and analysis of the Company's results of operations, liquidity and progress toward stated financial objectives.

As more fully described in Note 2--Restatement of Financial Information, 1993 and 1994 financial information has been restated to reflect the decision to account for shipments under a fourth quarter 1993 U.S. contact lens distributor program as consigned inventory and to record revenues when the products were sold by the distributors to their customers and to reverse the effect of subsequent product returns and pricing adjustments related to this program which had been previously recognized in 1994. Additionally, a restatement was made to correct the improper recording of certain 1993 sunglass distributor sales in Southeast Asia and to reverse related sales returns which had been previously recorded in 1994.

Results Of Operations:

Bausch & Lomb strives to maximize total return to shareholders through a combination of long-term growth in share price and the payment of cash dividends. Although dividends have risen at a compound annual rate of 10% over the most recent five-year period, total return to shareholders in 1994 has been penalized by a sharp decline in the Company's stock price stemming from the operational issues discussed in this review. This interrupted a ten-year period during which the Company's stock price performance had generally exceeded market averages.

The Company's long-term financial objectives were modified in 1994. Bausch & Lomb seeks to manage its diverse operations to outperform peer companies on key financial measures such as sales and earnings growth and return on assets and equity. The Standard & Poors Healthcare Composite Group was formally adopted as the peer group against which Bausch & Lomb will systematically measure its financial progress. Previously, performance was measured in comparison to internally-developed standards. The Company has also reemphasized the need for operational stability, predictability and profitability. These objectives were not uniformly attained during the period covered in this financial review, but management is firmly committed to achieving improved performance on a going-forward basis.

The analysis of 1994 operating results focuses on five major operational matters. A summary of these and a discussion of their effect on the Company's fourth quarter results are presented below.

Goodwill Impairment Charge

At December 1994, the Company recognized a goodwill impairment charge of $75 million, with no associated tax benefit, related to the 1988 acquisition of Dental Research Corporation. This goodwill recognized the Interplak product as the foundation for a broad-based, global consumer oral care business. Recently, the Company has experienced intense competition for this product, a significant decline in market share and operating losses. In December 1994, a series of decisions was made fundamentally realigning oral care operations. This reflects the Company's belief that directing future significant strategic investments toward its core and emerging businesses will offer better opportunities for realizing higher rates of return than its consumer oral care business in the long-term. This has greatly reduced the expected life cycle and estimated future cash flows for this business. Other December 1994 decisions included the centralization of management of worldwide oral care operations under the U.S. Oral Care Division and the redirection of management of most non-U.S. oral care operations to selected distributors.

In determining the amount of the impairment charge, the Company developed its best estimate of operating cash flows over the remaining business life cycle, assumed to be 14 years. Future cash flows, excluding interest charges, were discounted using an estimated 8.6% incremental borrowing rate. These projections, after taking into account significant one-time expenses, including cost reduction measures implemented during 1994 and development and product launch expenses associated with the new technology Interplak product introduced during the fourth quarter, reflect a 6.5% average return on sales in the years 1995-1997. In subsequent years, a continuing reduction in average return on sales is projected as the Company's strategic investments are directed toward other businesses. Resulting discounted cash flows are expected to decline at a compound rate of 24% between 1997 and 2004. Discounted annual cash flows are projected to average less than $1 million beyond 2004.

Excess Distributor Inventories

In June 1994, the Company announced it was taking actions, principally a curtailment of pricing and marketing promotions, to reduce high inventory levels, including consignment inventory, at contact lens and sunglass distributors. This imbalance was corrected over the remainder of the year. In total, the Company's actions are estimated to have penalized full year 1994 revenues, versus sales which would have otherwise occurred, by at least $50 million for sunglasses and $25 million for contact lenses. The sunglass issues were most significant in the U.S., although excess distributor inventories were also identified in Southeast Asia, Europe and Latin America. The contact lens issues were almost entirely in the U.S. market.

Contact Lens Distributor Program

In the fourth quarter of 1993, the Company adopted a business strategy to shift responsibility for the sale and distribution of a portion of the U.S. traditional contact lens business to optical distributors. A 1993 fourth quarter marketing program to implement this strategy was developed. Revenues related to this program were recognized when the distributors sold the product to their customers as described in Note 2--Restatement of Financial Information. Subsequently, this strategy proved unsuccessful. In October 1994, the Company announced it had implemented a new pricing policy for traditional contact lenses and agreed on a one-time basis to accept returns from these distributors, largely of product consigned to distributors in the fourth quarter 1993 program. The new pricing policy sought to enhance the Company's competitive position in a market segment where industry prices had declined since the business strategy was implemented. The returns program allowed U.S. distributors to send back the excess portion of unsold traditional lenses and balance their overall contact lens inventories. The Company recorded provisions for repackaging costs and obsolescence related to these lenses.

Asia-Pacific Sunglass Operations Issues

In the second half of 1994, the Company reconfigured the management of its operations in Southeast Asia and curtailed the use of certain business practices in its sunglass operations. This was a primary factor in the recording of provisions, including those to realign or discontinue relationships with certain sunglass distributors, including those recently determined to have been diverting product to markets outside their authorized territories.

Restructuring Reserves

In the fourth quarter of 1993, the Company announced plans to restructure its sunglass, pharmaceutical and biomedical operations and recorded a pre-tax restructuring charge of $50 million. The major components of the restructuring charge are set forth in the table below:

Dollar Amounts In Thousands
                       Sunglass   Pharmaceutical      Biomedical     Total
Employee separations   $10,962       $   750          $ 3,289       $15,001
Asset writedowns        14,603         2,446            2,052        19,101
Other                    8,957         5,822            1,119        15,898
                       $34,522       $ 9,018          $ 6,460       $50,000

The sunglass reserve provided for costs to shut down various manufacturing, assembly and distribution operations, eliminate certain product lines and realign global manufacturing operations. For pharmaceutical operations, the reserve provided for the costs to obtain FDA approval and complete the transfer of manufacturing to a new facility and to restructure global operations. Biomedical actions included consolidating certain operations and administrative functions.

Asset writedowns primarily related to facilities being closed and product inventories being eliminated. Other charges included losses on leases for vacated facilities and project management expenses.

The following table sets forth the activity in the restructuring reserve through December 31, 1994:

Dollar Amounts In Thousands
                                Sunglass   Pharmaceutical   Biomedical  Total
Total 1993
 restructuring provisions      $34,522        $9,018          $6,460   $50,000
Less:
 Charges against reserve
    Non-cash items              14,603         2,446           2,052    19,101
    Cash payments:
      1993                       1,458         2,118           1,402     4,978
      1994                      16,300         3,554           1,979    21,833
Balance at
 December 31, 1994             $ 2,161        $  900          $1,027   $ 4,088

All actions contemplated at the time of establishing the reserve have been completed or are expected to be completed by June 1995. Remaining reserves primarily represent liabilities for continuing severance payments and project expenses and are believed to be adequate.

Future earnings are expected to benefit from more efficient production and the streamlining of all three operations. Cost savings include reduced payroll and administration expense, as well as the elimination of duplicate manufacturing costs. Restructuring actions were estimated to have contributed $15 million in pre-tax savings in 1994, primarily in sunglass and biomedical operations. The three businesses should in the aggregate realize an estimated $20 million of earnings improvements in 1995 and $25 million in 1996, which will more than fully recover the costs of these restructuring actions.

Fourth Quarter Operating Results

In the 1994 fourth quarter, sales totaled $482 million, an increase of $28 million or 6% from the corresponding 1993 period. The Company incurred an operating loss of $46 million compared to operating income of $12 million in the 1993 fourth quarter. After excluding the costs of the 1994 goodwill impairment charge and 1993 restructuring charges, operating earnings of $29 million in 1994 declined $33 million or 53% from 1993. The goodwill impairment charge was the primary factor leading to the 1994 fourth quarter operating loss. Earnings results in 1994 also included lost margin and costs associated with efforts to normalize contact lens and sunglass distributor inventories and the corresponding related impact of lower worldwide manufacturing volumes on the cost of contact lenses and sunglasses, the effect of reduced pricing on margins for older technology Interplak products and operating losses for hearing care products.

Operating earnings for the 1993 period were $12 million, a decline of $60 million or 83% from 1992 and reflect the impact of 1993 restructuring charges and lower sales of traditional contact lenses.

Operating Results By Business Segment

Bausch & Lomb's operating results are reported in two business segments. The healthcare segment includes personal health, medical and biomedical products. In the personal health sector, major lines include contact lens care products, eye care solutions, over-the-counter medications, skin care products and oral care products. Medical products include contact lenses and lens materials, prescription pharmaceuticals, hearing aids and dental implants. Biomedical products include purpose-bred laboratory animals for biomedical research, specific pathogen-free eggs for vaccine production and a variety of biotechnical and professional services provided to the scientific research community. These products accounted for 66% of the Company's 1994 revenues and 56% of its business segment earnings. Bausch & Lomb's optics segment includes sunglasses, binoculars, riflescopes, telescopes and optical thin film coating services and products. These products accounted for 34% of the Company's revenues and 44% of its business segment earnings. Excluding the 1994 goodwill impairment charge, the healthcare and optics segments would have comprised 70% and 30% of business segment earnings, respectively.

Net Sales

Consolidated revenues totaled $1,893 million in 1994, an increase of $63 million or 3% from 1993. Favorable exchange rate changes increased sales in U.S. dollars by $6 million. In 1993, sales increased $121 million or 7% from 1992, net of the effect of unfavorable changes in currency exchange rates which reduced growth in U.S. dollars by $30 million or 2%. Consolidated revenues have increased at compound rates of 8% and 9% for the most recent three- and five-year periods, respectively. A summary of sales by business segment follows:

Net Sales By Business Segment

Dollar Amounts In Thousands
                        1994         1993         1992
Healthcare        $1,249,923   $1,169,192   $1,033,233
Optics               642,763      660,858      675,853
Net sales         $1,892,686   $1,830,050   $1,709,086


Healthcare Segment Revenues

Healthcare segment revenues advanced $81 million or 7% over 1993 to $1,250 million. In 1993, healthcare segment revenues advanced $136 million or 13% over 1992. Major product sector revenues as a percentage of total segment sales are presented in the following table:

Healthcare Segment Sales By Product Sector
                        1994         1993         1992
Personal health           53%          53%          52%
Medical                   33%          33%          33%
Biomedical                14%          14%          15%

Within the personal health sector, 1994 revenues for lens care products advanced 10% from 1993, based primarily on higher unit shipments. Continued strong demand for the Company's ReNu, Boston and Bausch & Lomb lines of lens care solutions was reflected in improved results worldwide. Results also benefited from a full year of sales of Curel and Soft Sense skin care products. Additionally, over-the-counter medications in Europe achieved 18% growth as a result of successful new product introductions. Worldwide oral care revenues declined 28% from 1993. Increased competition in the U.S. market led to price reductions and lost market share for the Interplak line of power toothbrushes. Revenues for the Company's Clear Choice alcohol-free mouthwash declined from 1993 based on heightened competition and a change in business strategy.

Medical sector revenues increased 7% from 1993. Ophthalmic pharmaceutical revenues improved 18%, led by results for recently approved products in the U.S., including Tobramycin, a generic version of Tobrex, and Levobunolol, a generic version of Betagan. Growth was also evidenced in Europe, indicating a stabilization following regulatory changes in Germany in 1993.

Medical sector results further benefited from a full year's sales of Steri-Oss dental implants and Miracle-Ear hearing aids, both acquired in 1993. However, overall sales levels for hearing aids were disappointing, consistent with industry trends in response to recent FTC and FDA initiatives. The Company took several actions in 1994 to address these concerns, and fourth quarter sales indicated improved momentum as consumers responded positively to advertising for its new Mirage product. Sales of disposable and planned replacement lens products advanced 6% over 1993, reflecting improvement in non-U.S markets. The Company's overall share of the highly competitive U.S. market for these lens products is estimated to have remained even with the prior year. The U.S. launch of the Occasions multi-focal lens in 1993 proved to be unsuccessful, as practitioner fit rates were lower than expected. Returns of this product, net of recorded reserves, exceeded shipments. Revenues for the SeeQuence 2 lens showed good improvement. In contrast, sales of disposable and planned replacement lenses outside the U.S., particularly in the Asia-Pacific region and Europe, increased more than 50% over 1993. Traditional lens sales decreased moderately from 1993, reflecting weakened economic conditions in key Latin American markets and a continuing shift in consumer demand from traditional lenses, where Bausch & Lomb enjoys a global leadership position, toward disposable and planned replacement lenses. Additionally, in 1994 the Company agreed on a one-time basis to accept returns of traditional contact lenses, primarily consigned product from an unsuccessful 1993 fourth quarter program, and to provide price adjustments to distributors.

Modest gains in the biomedical sector reflected the favorable effect of foreign currency rate fluctuations on the results of non-U.S. operations, increased shipments of specific pathogen-free eggs and incremental revenues from a line of diagnostic products acquired in the first quarter of 1994.

Within the personal health sector, 1993 revenues for lens care products advanced 11% from 1992, primarily due to higher unit shipments. Continued strong demand for the Company's ReNu and Boston lines of lens care solutions was reflected in improved results in all geographic regions except Europe. Worldwide oral care revenues increased by 10% over the prior year. The successful implementation of quality and customer service enhancements for the Interplak product line substantially reduced the level of returns from 1992. This more than offset the effects of increased competition and a weakened economy on sales in the U.S. Also included in total oral care sales were a full year's shipments of Clear Choice alcohol-free mouthwash, introduced in the fourth quarter of 1992. Revenue growth also benefited from incremental sales contributed by the Curel and Soft Sense skin care product lines acquired in the 1993 second quarter.

In the medical sector, 1993 revenues advanced 14% over 1992. Worldwide contact lens revenues increased 5%, reflecting significantly higher worldwide demand for SeeQuence and Medalist lenses used in disposable and planned replacement lens programs. U.S. results also included the launch of the Occasions multi-focal lens, which contributed incremental sales. However, as described earlier, returns of this product in 1994 exceeded amounts that were reserved for estimated returns in 1993. Offsetting these positive trends, traditional contact lens revenues declined 11%, reflecting a shift in consumer demand toward disposable and planned replacement lenses and reduced pricing. Ophthalmic pharmaceutical revenues in 1993 advanced moderately, as strong gains in the U.S. were partially offset by the adverse effect of changes in government regulations for prescription pharmaceuticals in Germany. Medical sector revenues also included results from the first quarter acquisition of Steri-Oss, Inc., a U.S. manufacturer of dental implants, and the third quarter acquisition of Dahlberg, Inc., manufacturer of the Miracle-Ear line of hearing aids.

The 6% revenue growth in the biomedical sector in 1993 was led by incremental sales resulting from the fourth quarter 1992 acquisition of SPAFAS, Inc., the world's largest producer of specific pathogen-free eggs, as well as improved pricing for research animals.

Optics Segment Revenues

Optics segment revenues declined $18 million or 3% to $643 million in 1994. These results reflected actions to normalize sunglass distributor inventory levels globally. Sales were also hindered by a general trend toward lower retail and distributor inventories in the wake of a tightening of the Company's worldwide marketing and sales policies. In the U.S., these trends were partially offset by incremental results from the first quarter acquisition of the Revo line of premium-priced sunglasses and a 15% gain for the Company's lines of moderately-priced sunglasses. Sports optics revenues advanced 12%, led by increased demand for binoculars and riflescopes, while sales of thin film coating products and services advanced 15% as a result of higher shipments to Europe, which accounts for approximately half of this business.

Optics segment revenues totaled $661 million in 1993, a decrease of $15 million or 2% from 1992. Worldwide sunglass sales declined modestly, as sluggish demand in Asia and Europe was compounded by adverse currency exchange rate changes in Europe. These factors were somewhat offset by substantial gains in Latin America. In the U.S., favorable results from new moderately-priced sunglass lines acquired in 1992 were offset by lower sales of premium-priced sunglasses, reflecting a weakened economy as well as actions taken to prevent the diversion of these products to other markets. Revenues for the Company's sports optics business improved 11% from 1992 reflecting gains for Bushnell branded products, particularly binoculars and riflescopes. The Company's optical thin film coating business achieved modest revenue gains despite unfavorable economic conditions in Europe.

Business Segment And Operating Earnings

Business segment earnings for 1994 totaled $164 million, a decline of $108 million or 40% from 1993. These results included a $75 million goodwill impairment charge in 1994 and $49 million in restructuring charges in 1993. Excluding these charges, business segment earnings would have been $239 million in 1994, a decline of $82 million or 26% from 1993. Fluctuations in foreign currency exchange rates had virtually no net impact on business segment earnings versus the prior year. In 1993, business segment earnings totaled $272 million, a decline of $40 million or 13% from 1992. Again, excluding 1993 restructuring charges, business segment earnings would have been $321 million, an advance of $9 million or 3% from the prior year. Unfavorable currency exchange rates reduced the 1993 U.S. dollar improvement in business segment earnings by $8 million or 3%. The ratio of business segment earnings to sales was 8.6% in 1994 versus 14.9% in 1993. Excluding goodwill impairment and restructuring charges, this ratio would have been 12.6% in 1994, 17.5% in 1993 and 18.2% in 1992.

Operating earnings of $120 million in 1994 decreased $105 million or 47% from 1993. Excluding goodwill impairment and restructuring charges, operating earnings would have declined $80 million or 29% from 1993 levels. Operating earnings of $225 million in 1993 decreased $45 million or 17% from 1992. Excluding restructuring charges, operating earnings would have advanced $5 million or 2% over 1992. Business segment and operating earnings for the last three years are presented below:

Business Segment And Operating Earnings

Dollar Amounts In Millions
                        1994           1993            1992
Healthcare             $91.5         $192.3          $176.1
Optics                  72.1           79.6           135.5
Business segment
 earnings              163.6(1)       271.9(2)        311.6
Corporate
 administration
 expense                43.8           47.0(3)         41.4
Operating earnings    $119.8         $224.9          $270.2

(1) Includes goodwill impairment charge of $75.0 million in the Healthcare segment.
(2) Includes restructuring charges of $48.8 million as follows:
    Healthcare, $15.9; Optics, $32.9.
(3) Includes restructuring charges of $1.2 million.


Costs And Expenses

The ratio of cost of products sold to sales was 48% in 1994, compared to 45% in 1993 and 46% in 1992. The higher ratio in 1994 resulted from unfavorable product mix, including lower sales of traditional contact lenses and Ray-Ban sunglasses, which have historically contributed a higher return on sales, and the effect of lower manufacturing volumes on contact lens and sunglass product costs. These business developments more than offset the increase in sales of higher margin lens care and skin care products and the improvement in margins for U.S. pharmaceutical operations resulting from the success of new product introductions and restructuring actions.

In 1993 the cost of products sold ratio improved based on production efficiencies in sunglass and contact lens manufacturing operations in Europe and the U.S. and the favorable impact of currency exchange rates on the cost of products sourced from Ireland. Improvements also resulted from a shift towards higher margin lens care products, successful cost reduction programs for U.S. pharmaceuticals and a lower rate of product returns for U.S. oral care operations. These gains were moderated by a shift toward lower margin disposable and planned replacement contact lenses and lower sales levels and incremental promotional programs for premium-priced sunglass products.

Selling, administrative and general expenses, including corporate administration costs, were 38% of sales in 1994, 37% of sales in 1993 and 36% of sales in 1992. Over the past five years, advertising and promotion expenses have grown from $205 million to $313 million. Measures to reduce discretionary spending in the wake of lower contact lens and sunglass volumes were put into place during the second half of 1994. However, these reductions were more than offset by incremental spending to support recent acquisitions in the skin care and sunglass businesses, for the launch of the next generation of Interplak power toothbrushes and for actions taken to restore consumer confidence and to introduce new products in the hearing care business. Additionally, 1994 costs reflect increased advertising for over-the-counter pharmaceuticals in Germany and severance charges incurred to adjust the size of contact lens, hearing care and oral care operations. Corporate administration expenses totaled $44 million in 1994, compared to $47 million in 1993 and $41 million in 1992. This represented 2.3% of sales in 1994, 2.6% in 1993 and 2.4% in 1992, reflecting continued success in managing these expenses to a target of no more than 3% of sales.

Research and development expenditures totaled $60 million in 1994 compared to $58 million in 1993, an increase of 4%. These costs were $53 million in 1992. Research and development costs have risen at a compound rate of 8% over the past five years. The Company continues to invest in programs to enhance technical leadership in all of its key businesses. The majority of these expenditures in 1994 related to the development of contact lens materials, lens care products, ophthalmic pharmaceuticals and sunglasses.

Healthcare Segment Earnings

Earnings of $92 million in the healthcare segment in 1994 declined $101 million or 52% from 1993. Operating margins for the healthcare segment were 7.3% in 1994, 16.4% in 1993 and 17.0% in 1992. Excluding 1994 goodwill impairment and 1993 restructuring charges, healthcare segment earnings would have totaled $167 million in 1994, a decline of $42 million or 20% from comparable 1993 results. On this basis, the comparable margin percentages for 1994, 1993 and 1992 would have been 13.3%, 17.8% and 17.0%, respectively. 1994 results include global operating losses for contact lenses, reflecting the impact of efforts in the U.S. to reduce levels of contact lens inventories at distributors and unfavorable manufacturing variances associated with the resulting lower manufacturing volumes, as well as repackaging and obsolescence provisions recorded in association with product returns from an unsuccessful fourth quarter 1993 marketing program. In addition, this business continued to experience a shift in consumer demand toward lower margin disposable and planned replacement lens products. Results for these products reflected the returns of Occasions multi-focal lenses and costs for strategic investment in new technology in the U.S. and Ireland required to manufacture low cost, high quality products in volumes that will allow this business to become profitable in the future. Operating losses for oral care products reflected the impact of reduced pricing to meet competition and support for the launch of new technology products. Operating losses of $12 million were incurred in the hearing care business in 1994 based on reduced sales levels and investments to restore consumer confidence in this product category and to introduce new products and consumer assurance programs. These actions followed heightened regulatory oversight of the industry by the FTC and FDA. Results also included expanded support for Miracle-Ear's franchised dealers. Positive factors in healthcare segment earnings performance in 1994 included increased demand and shifts to higher margin lens care products, improved profitability for pharmaceuticals, including the savings realized from a successful restructuring of U.S. operations, and gains in demand for dental implant products. Also, restructuring actions completed in 1994 are estimated to have benefited healthcare segment earnings by $5 million in the pharmaceutical and biomedical businesses.

Earnings of $192 million for the healthcare segment in 1993 advanced $16 million or 9%. These results included $16 million in costs for restructuring ophthalmic pharmaceutical and biomedical operations. Excluding these charges, healthcare segment earnings would have totaled $208 million, an increase of $32 million or 18% over 1992, despite incremental spending for the U.S. launch of Clear Choice mouthwash. Improved operating results for disposable and planned replacement lenses were essentially offset by a decline in pricing for traditional lens products. Ophthalmic pharmaceutical operations improved from 1992 based on successful U.S. cost reduction efforts and improved product margins. However, this progress was largely offset by a sales related decline in Germany. Earnings also reflected consumer reaction to recent regulatory actions in the hearing care business. Biomedical sector earnings principally benefited from the acquisition of SPAFAS, Inc., the world's leading producer of specific pathogen-free eggs.

Optics Segment Earnings

Optics segment earnings of $72 million in 1994 were $7 million or 9% below
1993 levels. Optics segment margins were 11.2% in 1994, 12.0% in 1993 and 20.1% in 1992. Excluding 1993 restructuring charges, optics segment earnings would have been $40 million or 36% lower than 1993. On this basis, operating margins were 11.2%, 17.0% and 20.1% in 1994, 1993 and 1992, respectively. 1994 results included the impact of sales declines and lower manufacturing volumes on the worldwide sunglass business, as well as provisions to realign or discontinue distributor relationships in Asia. Partially offsetting these negative factors were incremental earnings from the acquisition of the Revo sunglass line as well as improved operating results for sports optics products. Restructuring actions are estimated to have improved operating earnings by $10 million during 1994.

Optics segment earnings of $80 million in 1993 including restructuring charges were $56 million or 41% below 1992. Excluding those charges, optics segment earnings would have been $112 million, a decline of $23 million or 17% from 1992. This was largely attributable to volume reductions from anti-diversion actions and the costs of promotional programs in the U.S. premium-priced sunglass market. Earnings for sunglass products declined in Europe and the Asia-Pacific region as a result of the effect of weakened economic conditions on consumer spending. However, earnings improved in Latin America, primarily Brazil and Mexico. Significant gains in profitability for sports optics products stemmed from increased demand for higher margin Bushnell binoculars.

Operating Results By Geographic Region

Net Sales

Sales outside the U.S. totaled $847 million in 1994, an increase of $30 million or 4% from 1993. Non-U.S. sales represented 45% of consolidated revenues in 1994 and 1993 and 48% in 1992. European revenues improved $17 million or 4% from 1993, reflecting improved results for lens care solutions and disposable and planned replacement lenses overall and for over-the-counter medications and prescription pharmaceutical products in Germany. Sales for sunglass products declined from 1993 based on actions to reduce distributor inventory levels as well as increased competition in certain markets. Sales in the Asia-Pacific region increased $12 million or 4%, mainly due to improved sales for disposable and planned replacement lenses in Japan, as well as the favorable impact of exchange rate changes for the Japanese yen, which more than offset weakened consumer spending in that market. Revenues in Canada and Latin America were essentially even with the prior year.

1994 U.S. revenues of $1,045 million increased $33 million or 3% from 1993.
This reflected efforts to reduce excess inventories of contact lenses at distributors. Sunglass results were down slightly as incremental sales from the acquisition of Revo were more than offset by efforts to normalize distributor inventories and the effect of a tightening of marketing and sales policies. Oral care revenues declined as a result of price reductions to address increased competition and sell through older technology product. The full year impact of 1993 acquisitions in the skin care, hearing aid and dental implant businesses and excellent gains in revenues for lens care and sports optics products partially mitigated these factors. In addition, U.S. pharmaceutical revenues advanced 19%, led by incremental sales of Tobramycin and Levobunolol.

Sales outside the U.S. in 1993 decreased $8 million or 1% from 1992.
European revenues in total declined by $24 million or 6%, reflecting the unfavorable impact of exchange rate changes and the effect of adverse economic conditions on consumer demand in several markets. The successful introduction of new over-the-counter products in Germany offset the impact of new government regulations on drug pricing and prescribing in that market. Sales in the Asia-Pacific region declined from 1992 levels, as lower sales of sunglass products more than offset higher demand for lens and lens care products in markets outside Japan. The strengthening of the yen benefited revenue results in Japan by $16 million, while in local currency, sales remained slightly below prior year levels due to the continued weakness in consumer spending. Significant growth in Canada and Latin America was attributable to double digit sales gains for lens care, contact lens and sunglass products. Brazil and Mexico showed marked improvement over 1992 results.

U.S. revenues in 1993 exceeded the one billion dollar level for the first time in the Company's history. Sales of $1,013 million increased $129 million or 15% from 1992. Acquisitions completed in 1993 in the skin care, hearing care and dental implant businesses led this improvement. The full year effect of 1992 acquisitions and the introduction of Clear Choice mouthwash further contributed to this advance. Overall, the Company experienced excellent gains in revenues in the lens care and sports optics businesses. Contact lens revenues benefited from the launch of the Occasions multi-focal lens and increased sales of planned replacement lenses. This was somewhat offset by a decline in traditional lens revenues resulting from pricing and the shift in consumer preference to planned replacement products. U.S. pharmaceutical revenues advanced 17%, led by higher shipments of OptiPranolol solution and the fourth quarter launch of Tobramycin. In the U.S. premium-priced sunglass business, sales declined from the prior year, reflecting both the weakened economy and further initiatives to curtail product diversion by distributors.

Business Segment Earnings

Business segment earnings in 1994 in markets outside the U.S. totaled $128 million, an increase of $10 million or 9% from 1993. They represented 78% of total business segment earnings in 1994, 43% of total business segment earnings in 1993 and 42% of total business segment earnings in 1992. These returns were impacted by the U.S. goodwill impairment and 1993 restructuring charges. Excluding such charges, business segment earnings in non-U.S. markets would have accounted for 54% of total business segment earnings in 1994, as compared to 45% in 1993 and 42% in 1992. The $10 million increase from 1993 reflects gains for lens care solutions and pharmaceutical products, offset by the margin effect of lower sunglass revenues due to efforts to balance distributor inventories, as well as the cost of excess capacity for the manufacture of disposable and planned replacement lenses in Ireland. On a year-over-year basis, changes in exchange rates had virtually no impact on earnings in U.S. dollars.

U.S. business segment earnings in 1994 decreased $119 million or 77% from 1993 after recognizing goodwill impairment and restructuring charges.
Excluding these charges, business segment earnings would have declined $67 million or 38%. These results reflected the impact on operating margins of actions taken to normalize U.S. contact lens and sunglass distributor inventories and price reductions related to the unsuccessful 1993 lens distributor marketing program. Results also included costs for the launch of new technology Interplak products and 1994 investments in the U.S. hearing care business. Offsetting these factors were gains for lens care solutions, sports optics products, eye care products and dental implants, as well as incremental earnings contributed by the 1994 acquisition of the Revo product line.

In 1993, business segment earnings in markets outside the U.S. declined $12 million or 9% from 1992. Excluding restructuring charges, business segment earnings in non-U.S. markets would have been $143 million, an increase of $13 million or 10%. Results benefited from the favorable margin impact of higher lens care volumes, cost reduction initiatives and the favorable impact of currency on the cost of Irish-sourced sunglasses and contact lenses. Non-U.S. results also reflected the relatively greater advertising support for U.S. based acquisitions and new product launches. Overall, currency reduced the year-over-year earnings improvement by $8 million or 3%, primarily in Europe. Currency significantly aided sales in Japan, but had a limited effect on earnings, due to changes in product mix.

U.S. business segment earnings in 1993 decreased $28 million or 15% from 1992 after recognizing restructuring charges. Excluding these costs, business segment earnings would have declined $4 million or 2%. The decline resulted from a continued shift in consumer demand from traditional to disposable and planned replacement lenses as well as reduced pricing for traditional lenses.
In addition, sunglass earnings declined from 1992, reflecting lower sales of premium-priced products, the costs of promotional programs, new product activity and the implementation of continuous flow manufacturing processes. These factors were partially offset by improved operating results in the lens care, pharmaceutical and sports optics businesses. The addition of the Curel and Soft Sense skin care product lines also aided 1993 earnings. These factors were moderated by incremental spending for new product launches, including Clear Choice mouthwash. Results for the Miracle-Ear line of hearing aids were adversely impacted by reduced consumer demand in the wake of regulatory actions initiated by the FTC and FDA.

Other Income And Expenses

Income from investments was $35 million in 1994, $14 million in 1993 and $13 million in 1992. The increase in 1994 was attributable primarily to discontinuing the use of intercompany loans to reduce short-term borrowings over limited periods, which had been the practice in earlier years. The increase was also due to income generated from an interest rate swap associated with distributions from Wilmington Partners L.P. described below and to rising interest rates in 1994. The 1993 increase was the result of higher average investment levels which were only partially offset by declines in short-term interest rates.

Interest expense was $41 million in 1994, $34 million in 1993 and $30 million in 1992. The higher expense in 1994 reflected a full year's impact of acquisition-related debt incurred in 1993, discontinuing the use in 1994 of intercompany loans to reduce short-term borrowing over limited periods and increases in interest rates. The 1993 increase was attributable to the acquisition-related increase in average outstanding debt, which more than offset the favorable effect of declining interest rates.

As a matter of policy the Company does not engage in interest rate speculation. In managing its interest rate exposures, the Company seeks to maintain a balance between floating rate assets and liabilities. Interest rate swap agreements are used to achieve this balance when needed. Net payments or receipts under these agreements are recorded as adjustments to interest expense.

In addition, the Company has entered into a swap agreement with a notional amount of $380 million associated with distributions from Wilmington Partners L.P. whereby it receives a fixed rate of 6.58% and pays a variable three-month LIBOR rate. The swap agreement is marked-to-market and is classified by the Company as held for purposes other than trading. Upon early termination of the swap, no breakage payment would be due to either party. Periodic settlements under the agreement were recorded as adjustments to interest income in 1994.

The following table summarizes the pre-tax components of foreign currency gains and losses for the last three years:

Dollar Amounts In Thousands
                                        1994           1993           1992
Transaction gains, net              $(15,669)      $(22,473)      $(14,691)
Translation losses                    13,054         11,405          6,006
Gain from foreign currency, net     $ (2,615)      $(11,068)      $ (8,685)

As a matter of policy the Company does not engage in foreign currency speculation. In addition to hedging its net investment in certain financing subsidiaries, the Company effectively hedges all identified foreign currency transaction exposures, with the only exceptions being those arising in countries with hyperinflationary economies, restrictive exchange controls or undeveloped currency markets. The Company also hedges certain firm purchase commitments. This hedging activity is performed on an after-tax basis. While this helps protect against the impact of foreign currency fluctuations on net income, it may contribute significantly to pre-tax foreign currency amounts reported in the Statement of Earnings. The Company amortizes the forward premiums or discounts on these currency hedge positions over the life of the agreements as transaction gains or losses. This net pre-tax result is included in the transaction gains reported above.

The forward premiums or discounts realized on hedge contracts are substantially based on interest rate differentials between the countries whose currencies are being traded. The decline in net transaction gains in 1994 compared to earlier periods resulted from lower discount income on Irish pound contracts used to hedge the equity investment in two subsidiaries and transaction exposures.

In 1994, the Company began to hedge a portion of identified transaction exposures with purchased foreign currency option contracts. These contracts, for which a premium was paid, comprised less than 2% of outstanding foreign currency hedges. At 1994 year end, $18.3 million notional amount of option contracts was outstanding. While the costs associated with executing option contracts are higher than for forward exchange contracts, they protect the Company from downside risk while allowing it to benefit from favorable exchange rate movements.

The Company has recorded translation gains and losses as adjustments to shareholders' equity. Generally, the Company does not hedge such translation of non-U.S. assets and liabilities, except in the case of its equity investment in two subsidiaries. Translation adjustments relating to subsidiaries in countries with highly inflationary economies have been included in net earnings, along with all transaction gains and losses. Translation losses increased in 1994, primarily due to higher inflation and devaluations in Turkey and Venezuela.

On an after-tax basis, results associated with foreign currency denominated transactions and the Company's hedging operations decreased 1994 earnings by $4 million or $0.07 per share, compared to increases of $2 million or $0.03 per share for both 1993 and 1992. The change in 1994 reflected the significant decline in income realized from Irish pound denominated forward hedging contracts.

Increased minority interest expense in 1994 reflected distributions to the outside investor in Wilmington Partners L.P., formed in December 1993.

Income Taxes

The Company's reported income tax rate for 1994 was 52.6%. Excluding the goodwill impairment charge for which there was no associated tax benefit, the reported rate would have been 32.0%. The tax rate for 1993 was 33.5% and 32.4% for 1992. These trends reflect changes in the U.S. and German statutory tax rates in 1993 and 1994, respectively. The Company's income tax rates were below statutory levels due to the proportion of pre-tax earnings generated by subsidiaries in countries with lower statutory tax rates than in the U.S. The Company adopted SFAS No. 109, "Accounting for Income Taxes", at the beginning of 1992. In accordance with the provisions of the standard, the Company recognized the impact of 1994 German tax rate changes and U.S. tax rate changes enacted in 1993 on its deferred tax benefit in each of those years. This was not material to earnings results in either period.

Liquidity And Financial Resources:
The Company evaluates its liquidity from several perspectives, including its ability to generate earnings and positive cash flows, its financial position, its access to financial markets and the adequacy of working capital levels.

The Company has a stated goal to maximize free cash flow, which is defined as cash generated before the payment of dividends, the repayment of debt, stock activity and the acquisition of new businesses. Free cash flow for the year ended December 31, 1994 totaled $188 million. This calculation excludes the effect of the outflow of funds for a $425 million investment in securities of a triple-A rated financial institution completed in the third quarter and described below. For the year ended December 25, 1993 free cash flow totaled a negative $27 million. The substantial improvement in free cash flow was primarily attributable to the success of programs to reduce accounts receivable, including increased collections and tightened credit terms.

The Company historically maintained a relatively low level of net debt, or borrowings less cash, cash equivalents and short-term investments. Because of the 1994 transfer of liquid funds to a long-term investment, net debt is significantly higher than in the recent past. Based on the expected success of efforts to generate free cash flow to support operations, management does not anticipate a need for significant new debt financing beyond that of anticipated maturities and over time will reduce net debt from its current level.

Cash Flows From Operating Activities

Net earnings, adjusted for goodwill impairment, after-tax restructuring charges and other non-cash items, including depreciation, amortization and deferred taxes, increased by $14 million or 6% from 1993. Net cash provided by operating activities totaled a positive $263 million in 1994, an improvement of $121 million or 85% over 1993. This change was primarily the result of lower net receivables, due to improved collections, reduced customer delinquencies and tightened credit terms. This improvement was moderated by lower accrued liabilities, which included charges against the 1993 restructuring reserve. Tax reserves and deferred taxes have also decreased as a result of lower earnings and the payments of 1993 tax liabilities.

Cash provided by operating activities totaled $142 million in 1993, a decrease of 26% from 1992. Lower earnings were compounded by increased accounts receivable, reflecting higher sales and extended credit terms. Inventories also increased, resulting from higher contact lens levels to support growth in the disposable and planned replacement lens business and acquisitions. The increase in other current assets principally reflected the prepayment of fees associated with the Company's sponsorship of the Olympic Games.

Cash Flows From Investing Activities

Cash used in investing activities increased $164 million from 1993 to $552 million. In the 1994 third quarter the Company's subsidiary, Bausch & Lomb Ireland, invested $425 million in securities issued by a wholly-owned subsidiary of a triple-A rated financial institution. Entering into this transaction enhanced the Company's overall ability to raise funds, especially outside the U.S., and to realize more favorable terms for other types of financial transactions. In addition, the investment responded to a recent change in U.S. tax law, under which the Company elected to invest in qualifying "active" assets, rather than face increased tax expenses associated with its non-U.S. earnings. The Company's past investments in Eurodollar time deposits would not qualify as "active" investments under current tax laws. This investment is described further in Note 7 - Other Investments.

Purchases of property, plant and equipment totaled $85 million in 1994, a decrease of $22 million from 1993, reflecting stringent expenditure controls. Major projects in the U.S. and Europe included new manufacturing technology for contact lenses, added capacity for the production of lens care solutions and improvements in sunglass manufacturing. Total cash used in investing activities in 1994 included the first quarter acquisition of the assets of Revo and its line of high-performance sunglasses.

Cash used in investing activities in 1993 increased $235 million from 1992 to $388 million. This increase was primarily attributable to 1993 acquisitions, including Dahlberg, Inc. and its Miracle-Ear line of hearing aids and the Curel and Soft Sense brands of skin care products. Other investing activities included the formation of Wilmington Partners L.P., described in Note 14 - Minority Interest. Purchases of property, plant and equipment totaled $107 million in 1993, a decrease of $12 million or 10% from the prior year. Expenditures included manufacturing capacity expansion for contact lenses in the U.S. and Europe and for lens care solutions in Europe and China, improved biomedical production facilities and investment in continuous flow manufacturing for the sunglass business.

Cash Flows From Financing Activities

Net cash used in financing activities totaled $47 million in 1994. Funds were used for the payment of dividends and repurchases of the Company's Common shares. Dividends are normally maintained at a payout level of between 30% and 35% of the previous year's earnings before non-recurring charges. The repurchase of up to 6,000,000 Common shares has been authorized by the Company's board of directors. At December 31, 1994, 3,646,000 shares have been purchased under the authorization terms, including 532,000 shares repurchased during 1994. The amount of repurchases in any year is based on market conditions, cash flows and other business factors. The increase in debt represents additional U.S. short-term borrowings.

Net cash provided by financing activities totaled $400 million in 1993. Sources of cash included funds realized upon the creation of Wilmington Partners L.P., $85 million in additional borrowings under the Company's medium-term note program and a $45 million increase in non-U.S. debt. Funds used in financing activities included the exercise of the call provision on the Company's 8% notes due in 1996, the payment of dividends and repurchases of the Company's Common shares.

Financial Position

The Company's objective of maximizing return on shareholders' equity requires the cost of capital to be minimized. The effective use of debt financing has lowered the Company's cost of capital and contributed to its return to shareholders.

In total, short- and long-term borrowings increased by $25 million to $590 million in 1994. The increase in borrowings was used to fund acquisition activities. The ratio of total debt to equity stood at 65% and 62% at year-end 1994 and 1993, respectively. Cash and investments totaled $233 million in 1994 and $546 million in 1993, the decrease being due to the investment transaction described in Note 7 - Other Investments. Cash equivalents consist primarily of U.S. and Eurodollar time deposits with maturities of less than three months.

In prior years, the Company reported its tax-effected net debt to equity ratio, which factored in the repatriation of non-U.S. cash and investments, net of hypothetical taxes. A significant amount of these liquid assets has been used in the long-term investment transaction. As a result, this particular ratio has not been included in this discussion of the Company's financial position.

Derivative Financial Instruments

The carrying and fair value of the Company's derivative financial instruments as of December 31, 1994 and December 25, 1993 is presented in the table below:

Dollar Amounts In Thousands                12*31*94              12*25*93
                                    Carrying     Fair       Carrying     Fair
                                      Value     Value        Value      Value
Foreign exchange instruments:
    Other current assets             $18,176               $ 18,911
    Accrued liabilities               (8,622)               (51,084)
Net foreign exchange instruments     $ 9,554    $18,605    $(32,173)  $(20,400)
Interest rate instruments:
    Other current assets             $ 3,733               $  4,673
    Accrued liabilities               (3,434)                (2,754)
Net interest rate instruments        $   299    $ 3,612    $  1,919   $ (3,067)

The carrying value of foreign exchange instruments does not reflect unrecognized net premium income totaling $957,000 in 1994 and $9,968,000 in 1993. After including these amounts, outstanding foreign exchange contracts were in a net unrealized positive cash flow position of approximately

$10,511,000 at December 1994 and a net unrealized negative cash flow position of approximately $22,205,000 at December 1993. This position is highly sensitive to changes in foreign exchange rates. The Company estimates that for each $0.10 move in the U.S. dollar to Irish pound exchange rate, the annualized cash flow impact for 1994 would have been approximately $30 million.

Net settlements under interest rate instruments are made quarterly or semi-annually. Foreign exchange instruments have varying maturities with none exceeding twenty-four months. The Company generally makes net settlements for foreign exchange instruments at maturity, based on rates agreed to at inception of the contracts. The Company also staggers the maturities of foreign exchange instruments to mitigate the impact of contract settlements on cash flow in any given period.

As noted earlier, the Company enters into foreign exchange contracts to hedge firm commitments and certain non-U.S. equity investments. Gains and losses on these positions are deferred and included in the basis of the transaction when such purchases are completed or investments are liquidated. Cash flows are reported as cash provided by operating activities.

Access To Financial Markets

Bausch & Lomb's reputation, coupled with its financial position and cash flows, assures access to financing in markets around the world. The Company's commercial paper has been rated A-1 by Standard & Poors and P-1 by Moody's Investor Services. Its long-term debt is rated A and A2 by Standard & Poors and Moody's, respectively. This enables the Company to raise funds at a low effective cost. During the first quarter of 1995, the long-term debt rating was lowered from A+ by Standard & Poors. The Company believes that this will not have a material effect on its cost of financing in 1995. To support its liquidity requirements, the Company maintains U.S. revolving credit agreements, typically with 364-day credit terms totaling $290 million. The interest rate under the agreements is at the prime rate, or, at the Company's option, at a mutually acceptable market rate. No debt was outstanding under these agreements at December 31, 1994, nor were there any borrowings outstanding under the Company's $300 million medium-term note program. In addition, the Company maintains bank lines of credit for its financing requirements. At year end, unused U.S. bank lines of credit amounted to approximately $34 million. The availability of adequate credit facilities provides the Company with a high degree of flexibility to meet its obligations, fund capital expenditures and invest in growth opportunities. Further information relating to the Company's short-term debt is set forth in Note 9 - Short-Term Debt And Compensating Bank Balances.

Working Capital

Working capital amounted to $277 million at year-end 1994 compared to $670 million in the prior year. The current ratio at year-end 1994 was 1.4 compared to 1.9 in 1993. Both measures in 1994 were affected by the long-term investment transaction completed in the third quarter.

Outlook:

Bausch & Lomb's worldwide sales from ongoing businesses are expected to advance at a good rate in 1995. Actions completed in 1994 have reduced excess sunglass and contact lens inventories and the Company has realigned or curtailed its relationships with certain sunglass distributors, primarily in Southeast Asia. Management will continue to focus on issues associated with these two businesses in the coming year. As described in Note 21 - Litigation, the Company is involved in two class action lawsuits seeking damages based upon the decreased market value of the Company's stock in the wake of these actions.

The contact lens business will undergo a major change in manufacturing technology in 1995 which is expected to significantly reduce costs, particularly for disposable and planned replacement lens products. This is one of the critical steps in returning this business to profitability. The Company's U.S. traditional lens business will continue to face many challenges, including a decline in prices and the continuing shift of a portion of its wearer base to highly competitive disposable and planned replacement products. In non-U.S. markets, sales of contact lenses should continue to grow at good rates based on a strong presence in developed and emerging markets and new product introductions. However, as described in Note 21 - Litigation, the U.S. contact lens business is faced with a legal action related to the pricing of its various products. Associated adverse publicity could have a negative impact on its operations. In addition, the Company is involved with an inquiry by the Securities and Exchange Commission apparently prompted by accounting issues arising out of the unsuccessful fourth quarter 1993 contact lens marketing program.

The Company will face some uncertainty in its sunglass business, particularly in the Asia-Pacific region, where certain discontinued business practices and product diversion led to the 1994 realignment or curtailment of distributor relationships. 1995 will reestablish the base from which this business will grow in the future.

Overall, U.S. revenues are expected to increase as a percent of total sales, based on incremental volume from recently acquired product lines and product launches in the sunglass, lens care and contact lens businesses. Revenue gains are also expected in the Asia-Pacific region, including Japan, and in Europe. Partially offsetting these factors will be revenues lost as a result of the 1995 divestiture of the Company's sports optics business. Over the last three years, this business accounted for 15% of optics segment sales and 10% of optics business segment earnings. The recent devaluation of the Mexican peso is expected to constrain sales and earnings in Latin America. Lastly, 1994 restructuring actions are expected to generate additional cost savings of approximately $20 million in 1995.

Within the healthcare segment, personal health sector sales and earnings should benefit from new product introductions in the eye care business, enhanced distribution of skin care products and increased consumer acceptance of new technology Interplak power toothbrushes. Reduced marketing efforts for Clear Choice mouthwash will limit its contribution to sales. The Company expects the introduction of further products by competitors targeting its ReNu Multi-Purpose Solution. Management believes that the Company's market share will be maintained as a result of strategies developed in the U.S. and other key markets to address this competition. In the medical sector, U.S. pharmaceutical revenues and earnings are expected to increase at good rates, primarily from the introduction of new products and continued gains for products launched in 1994. Price reductions typical of the industry are expected to partially offset this trend. Some improvement is anticipated in the hearing care business, however that outcome is heavily dependent on the recovery of consumer confidence in the industry in general. The Company continues to work toward the successful resolution of issues raised by the FTC and FDA. The biomedical sector should experience moderate growth as a result of higher volumes in Japan and continued increases in revenues generated by new lines of business.

In the optics segment, U.S. sunglass results will benefit from increased distribution and development of new products in the Revo line of premium-priced sunglasses, as well as the launch of new products, including Ray-Ban xrays sunglasses, to better position Bausch & Lomb in the highly competitive sporting channel of trade. Divestiture of the sports optics business is expected to occur during the first half of 1995, and is expected to result in a significant after-tax gain to the Company.

Other expenses are expected to increase substantially in 1995 as a result of reduced foreign currency transaction gains, attributable to a decline in Irish interest rates and the corresponding reduction in income from Irish pound denominated hedge contracts. Higher U.S. interest rates will contribute to increased net interest expense in 1995, including expense associated with the interest rate swap related to distributions from Wilmington Partners L.P. Results may also be negatively impacted by changes in exchange rates in Mexico and China, countries where conventional foreign exchange contracts are not readily obtainable for hedging exposures.

Positive free cash flow in 1995 will be based on growth in net earnings and ongoing asset management efforts. Capital expenditures are expected to total approximately $100 million in 1995. Major projects will include new cast mold technology for contact lenses and manufacturing improvements for sunglasses in the U.S., Europe and Asia-Pacific regions. Proceeds from the sale of the Company's sports optics business will be used primarily to repurchase additional shares of the Company's Common stock.

Other Information:

Dividends

The annual dividend declared on Common stock was $0.955 per share in 1994, $0.88 per share in 1993 and $0.80 per share in 1992. Quarterly dividends declared on Common stock were raised 11% to $0.245 per share in March 1994 compared to $0.22 per share for all of 1993. The 1993 quarterly dividend rate was 10% higher than the 1992 amount of $0.20 per share. These increases reflect the Company's desire to increase its dividend on an annual basis while maintaining a payout rate of between 30% to 35% of the previous year's earnings before non-recurring charges.

Return On Equity And Capital

Return on average shareholders' equity was 3.2% in 1994, compared with 15.5% in 1993 and 20.3% in 1992. The results in both 1994 and 1993 include the impact of non-recurring charges. Excluding these charges, return on equity would have been 11.0% in 1994 and 19.5% in 1993. The decrease from 1993 reflects lower earnings performance in the contact lens, sunglass, hearing care and oral care businesses. The 1993 decrease from 1992 stemmed from lower earnings in the contact lens and for sunglass product lines. Excluding the cumulative translation adjustment, return on equity for 1994 was 3.4%, compared with 15.9% for 1993 and 22.5% for 1992.

Return on average capital employed was 3.8% for 1994, 11.0% for 1993 and 15.9% for 1992. Again, excluding non-recurring charges, return on capital would have been 8.4% in 1994 and 13.4% in 1993. The decrease in the return in 1994 was primarily due to the earnings shortfall noted above.

Environment

The Company believes it is in compliance in all material respects with applicable environmental laws and regulations. The Company is presently involved in remediation efforts at certain locations, some of which are Company owned. At all such locations, the Company believes such efforts will not have a materially adverse effect on its results of operations or financial position.

Quarterly Results

The following table presents net sales, gross profit (net sales less cost of products sold and research and development expenses), net earnings (loss) and net earnings (loss) per share for each quarter during the past three years:


                                                                        Net
                                                                      Earnings
Dollar Amounts In Thousands*   Net        Gross     Net Earnings     (Loss)
Except Per Share Data          Sales      Profit       (Loss)       Per Share

1994
First                       $  439,388   $219,438     $ 35,924       $0.60
Second                         485,625    247,008       33,898        0.57
Third                          486,059    223,238       23,377        0.39
Fourth                         481,614    229,302      (62,076)(1)   (1.04)(1)
Total                       $1,892,686   $918,986     $ 31,123       $0.52

1993
First                       $  407,605   $206,005     $ 32,851       $0.54
Second                         479,429    254,731       47,028        0.78
Third                          490,136    258,989       52,022        0.87
Fourth                         452,880    223,578        7,001(2)     0.12(2)
Total                       $1,830,050   $943,303     $138,902       $2.31

1992
First                       $  371,871   $189,186     $ 28,668       $0.47
Second                         447,497    230,866       41,055        0.68
Third                          461,310    235,885       49,961        0.83
Fourth                         428,408    221,197       51,736        0.86
Total                       $1,709,086   $877,134     $171,420       $2.84



(1) Includes goodwill impairment charge, with no associated tax benefit, of $75.0 million or $1.26 per share.

(2) Includes the after-tax effect of restructuring charges of $36.5 million or $0.61 per share.

Quarterly Stock Prices

Bausch & Lomb Common stock is listed on the New York Stock Exchange and is traded under the symbol BOL. The following table shows the price range of the Common stock for each quarter for the past three years:

                       1994                 1993                  1992
                  Price Per Share      Price Per Share       Price Per Share
                  High       Low       High       Low        High       Low

First           $53-7/8   $47-1/2    $57-1/2    $50-3/4    $60-1/2    $47-1/4
Second           52        37-1/8     55-3/8     47-7/8     51         44-1/2
Third            39-3/4    34-1/4     50-3/4     43         53-5/8     47-1/4
Fourth           39-3/8    30-5/8     53-1/2     45-1/8     59-1/4     48-1/2

Statement
Of
Earnings


                                                    For The Years Ended
                                          12*31         12*25          12*26
Dollar Amounts In Thousands
*Except Per Share Data                    1994*         1993*           1992
Net Sales                             $1,892,686    $1,830,050    $1,709,086
Costs And Expenses
    Cost of products sold                913,279       828,883       778,684
    Selling, administrative
     and general                         724,219       668,436       606,889
    Research and development              60,421        57,864        53,268
    Goodwill impairment charge            75,000            --            --
    Restructuring charges                     --        50,000            --
                                       1,772,919     1,605,183     1,438,841
Operating Earnings                       119,767       224,867       270,245
Other (Income) Expense
    Investment income                    (35,339)      (14,289)      (13,254)
    Interest expense                      41,379        34,202        29,540
    Gain from foreign currency, net       (2,615)      (11,068)       (8,685)
                                           3,425         8,845         7,601
Earnings Before Income Taxes
    And Minority Interest                116,342       216,022       262,644
    Provision for income taxes            61,162        72,404        85,125
Earnings Before Minority Interest         55,180       143,618       177,519
    Minority interest in subsidiaries     24,057         4,716         6,099
Net Earnings                              31,123       138,902       171,420
Retained Earnings At Beginning Of Year   871,680       785,044       661,182
Cash Dividends Declared--Common Stock     56,558        52,266        47,558
Retained Earnings At End Of Year      $  846,245    $  871,680    $  785,044
Earnings Per Common Share             $     0.52    $     2.31    $     2.84

*Amounts have been restated for certain items as more fully described in Note
 2--Restatement of Financial Information.


See Notes To Financial Statements

Balance
Sheet


                                                  12*31          12*25
Dollar Amounts In Thousands                       1994           1993*
Assets
Current Assets
  Cash and cash equivalents                    $  230,369     $  513,241
  Short-term investments,
   at cost which approximates
   market                                           2,173         32,795
  Trade receivables, less
   allowances of $16,830 and
   $13,753, respectively                          271,990        345,139
  Inventories                                     312,781        309,754
  Deferred income taxes,
   less valuation allowances of
   $17,882 and $13,206, respectively               40,372         79,897
  Other current assets                             96,281        102,304
                                                  953,966      1,383,130
Property, Plant And Equipment, net                542,750        541,061
Goodwill And Other Intangibles,
  less accumulated amortization
  of $77,394 and $59,396, respectively            395,950        456,944
Other Investments                                 425,000             --
Other Assets                                      140,065        111,862
  Total Assets                                 $2,457,731     $2,492,997
Liabilities And Shareholders' Equity
Current Liabilities
  Notes payable                                $  252,783     $  222,642
  Current portion of long-term debt                47,788         21,935
  Accounts payable                                 71,718         85,306
  Accrued compensation                             71,742         66,077
  Accrued liabilities                             216,956        248,661
  Federal and foreign income taxes                 15,551         68,882
                                                  676,538        713,503
Long-Term Debt, less current portion              289,504        320,953
Other Long-Term Liabilities                       149,094        128,328
Minority Interest                                 428,208        421,031
  Total Liabilities                             1,543,344      1,583,815
Shareholders' Equity
  4% Cumulative Preferred stock,
   par value $100 per share                            --             --
  Class A Preferred stock, par value
   $1 per share                                        --             --
  Common stock, par value $0.40 per
   share, 60,198,322 shares issued                 24,079         24,079
  Class B stock, par value $0.08 per
   share, 1,072,880 shares
   issued (936,348 shares in 1993)                     86             75
  Capital in excess of par value                   90,637         88,101
  Cumulative translation adjustment                47,609          8,915
  Retained earnings                               846,245        871,680
                                                1,008,656        992,850
  Common and Class B stock in treasury,
   at cost, 2,278,745 shares
   (2,016,430 shares in 1993)                     (94,269)       (83,668)
  Total Shareholders' Equity                      914,387        909,182
  Total Liabilities And
   Shareholders' Equity                        $2,457,731     $2,492,997

*Amounts have been restated for certain items as more fully described in Note
 2--Restatement of Financial Information.


See Notes To Financial Statements

Statement
of
Cash Flows


                                             For The Years Ended
                                        12*31        12*25        12*26
Dollar Amounts In Thousands             1994*        1993*         1992
Cash Flows From
 Operating Activities
Net earnings                         $ 31,123     $138,902     $171,420
Adjustments to reconcile
    net earnings to
    net cash provided by
    operating activities:
    Depreciation of property,
     plant and equipment               82,421       72,001       63,349
    Amortization of goodwill
     and other intangibles             16,850       12,595        8,681
    Goodwill impairment charge         75,000           --           --
    Decrease (increase) in
     deferred income taxes             36,833      (31,626)       4,625
    Restructuring charges,
     net of tax                            --       36,463           --
    Loss (gain) on retirement
     of fixed assets                   12,995        2,721         (844)
    Exchange (gain) loss                 (226)      (1,240)       5,249
    Increase in undistributed
     earnings of subsidiaries           5,779        1,996         4,132
    Decrease (increase) in
     accounts receivable               82,434      (66,722)     (71,132)
    Decrease (increase) in
     inventories                        7,691      (35,103)         928
    Decrease (increase) in
     other current assets               5,200      (35,794)      (8,263)
    (Decrease) increase in
     accounts payable and accruals    (54,037)       2,803        1,118
    (Decrease) increase in
     tax reserves                     (55,767)      33,944        1,050
    Increase in other
     long-term liabilities             16,602       11,315       11,904
    Net cash provided by
     operating activities             262,898      142,255      192,217
Cash Flows From
    Investing Activities
Payments for purchases
    of property,
    plant and equipment               (84,807)    (107,232)    (119,331)
Acquisition of businesses,
    net of cash and
    short-term investments
    acquired                          (29,077)    (244,197)     (18,611)
Other investments                    (425,000)          --           --
Other                                 (13,178)     (36,138)     (14,611)
    Net cash used in
     investing activities            (552,062)    (387,567)    (152,553)
Cash Flows From
    Financing Activities
Repurchases of Common shares          (20,581)     (28,753)     (30,497)
Exercise of stock options               8,143        5,845       12,715
Tax benefit of stock
     transactions with employees          626        1,777        6,019
Restricted stock awards                 3,758           43        3,030
Net proceeds from
     issuance of debt                  16,307       72,548       35,477
Proceeds from formation
     of Wilmington Partners L.P.           --      400,000           --
Payment of dividends                  (55,177)     (51,112)     (46,446)
    Net cash (used in)
     provided by financing
     activities                       (46,924)     400,348      (19,702)
Effect of exchange rate
    changes on cash, cash
    equivalents and short-term
    investments                        22,594      (25,773)     (14,933)
Net (decrease) increase
    in cash, cash
    equivalents and short-term
    investments                      (313,494)     129,263        5,029
Cash, cash equivalents
    and short-term investments,
    beginning of year                 546,036      416,773      411,744
Cash, cash equivalents
    and short-term investments,
    end of year                      $232,542     $546,036     $416,773
Supplemental disclosures of
    cash flow information:
Cash paid during the year for:
    Interest                         $ 39,842     $ 29,307     $ 26,801
    Income taxes                     $ 69,827     $ 61,056     $ 70,189

*Amounts have been restated for certain items as more fully described in Note
 2--Restatement of Financial Information.


See Notes To Financial Statements

Notes
to
Financial Statements

Accounting Policies                                                   1

Principles Of Consolidation

The financial statements include all majority-owned U.S. and non-U.S. subsidiaries. Intercompany accounts, transactions and profits are eliminated. The fiscal year is the 52 or 53 week period ending the last Saturday in December. Certain amounts in the prior years' financial statements have been reclassified to conform with the current year's presentation.

Cash And Cash Equivalents

Cash equivalents include time deposits and highly liquid investments with original maturities of three months or less.

Inventories

Inventories are valued at the lower of cost or market, generally using the first-in, first-out (FIFO) method. However, cost is determined by using the last-in, first-out (LIFO) method for a significant portion of U.S. inventories.

Property, Plant And Equipment

Property, plant and equipment, including improvements that significantly add to productive capacity or extend useful life, are recorded at cost, while maintenance and repairs are expensed currently. Interest costs on significant projects constructed for the Company's own use are capitalized as part of the cost of the newly constructed facilities. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the Balance Sheet and any gain or loss is reflected in earnings.

Depreciation is calculated for financial reporting purposes using the straight-line method based on the estimated useful lives of the assets as follows: buildings, 30 to 40 years; machinery and equipment, 2 to 10 years; and leasehold improvements, the lease periods.

Goodwill

Goodwill is the excess of the cost of net assets acquired in business combinations over their fair value. It is amortized on a straight-line basis over periods ranging from 10 to 40 years. The Company evaluates goodwill for impairment at least annually. In completing this analysis, the Company compares its best estimate of future cash flows, excluding interest costs, discounted at its incremental borrowing rate with the carrying value of goodwill.

Investments In Debt And Equity Securities

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities", in 1994. The Company's reported other investments are classified as available-for-sale under the provision of SFAS No. 115, and accordingly any unrealized holding gains and losses, net of taxes, are excluded from income and recognized as a separate component of shareholders' equity until realized. Fair value of the securities is determined based on discounted cash flows and investment risk. As of December 31, 1994 the Company had not recorded any realized or unrealized holding gains and losses.

Postemployment Benefits

During 1994, the Company adopted the provisions of SFAS No. 112, "Employers' Accounting for Postemployment Benefits". The standard requires companies to accrue the cost of postemployment benefits either during the years that the employee renders the necessary service or at the date of the event giving rise to the benefit. Adoption of SFAS No. 112 did not have a material effect on the results of operations or financial position of the Company. All amounts relating to probable and estimable actions were accrued at December 31, 1994 in accordance with the standard.

Foreign Currency Translation

Assets and liabilities of certain non-U.S. subsidiaries are translated at current exchange rates, and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a currency component in shareholders' equity. Financial results of non-U.S. subsidiaries in countries with highly inflationary economies are translated using a combination of current and historical exchange rates and any translation adjustments are included in net earnings, along with all transaction gains and losses for the period.

Foreign Exchange And
Interest Rate Instruments

The Company enters into forward exchange and purchased foreign currency option contracts to hedge transactions denominated in foreign currencies, firm commitments and certain non-U.S. equity investments. The gains or losses on hedges of transaction exposures are included in income in the period in which the exchange rates change. Gains and losses on contracts which hedge specific foreign currency denominated commitments are deferred and recognized in the period in which the transaction is completed. Gains and losses on forward contracts hedging non-U.S. equity investments are recorded as a currency component in shareholders' equity. The cash flows related to these gains and losses are reported as cash flows from operating activities. The Company also enters into interest rate swap, swap-option and cap agreements to balance its floating rate asset and liability positions. The Company amortizes premium income or expense incurred by buying or selling foreign exchange and interest rate instruments over the life of the agreements. This premium income or expense is included in the Company's results of operations.

Income Taxes

The Company accounts for certain income and expense items differently for financial reporting and income tax purposes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse.

The Company does not provide for additional U.S. and foreign income taxes on undistributed earnings considered to be permanently reinvested in its non-U.S. subsidiaries. Such earnings would become taxable upon the sale or liquidation of the subsidiary, or the remittance of dividends. At December 31, 1994, earnings considered to be permanently reinvested in non-U.S. subsidiaries totaled $679,000,000. Under the Omnibus Budget Reconciliation Act of 1993, U.S. taxes could be assessed on undistributed current or retained earnings of certain non-U.S. subsidiaries. At December 31, 1994, certain earnings of non-U.S. subsidiaries were made subject to U.S. income taxes under this provision, however foreign tax credits associated with those earnings offset any increase in the Company's overall income tax expense.

Earnings Per Share

Net earnings per Common share are based on the weighted average number of Common and Class B shares outstanding during the year, adjusted for the assumed conversion of dilutive stock options. In computing the per share effect of assumed conversion, funds which would have been received from the exercise of options are considered to have been used to purchase Common shares at current market prices, and the resulting net additional Common shares are included in the calculation of average Common shares outstanding.



Restatement of Financial Information                                  2

The Company has restated its financial statements for the years ended
December 31, 1994 and December 25, 1993. This action was taken as a result of an ongoing investigation which identified uncertainties surrounding the execution of a fourth quarter 1993 contact lens sales program and the improper recording of 1993 sunglass sales in Southeast Asia. In the fourth quarter of 1993 a marketing program was initiated to implement a business strategy to shift responsibility for the sale and distribution of a portion of the U.S. traditional contact lens business to optical distributors. Subsequently, this strategy proved unsuccessful and, in the 1994 third quarter, led to the implementation of a new pricing policy for traditional contact lenses and a decision to accept on a one-time basis returns from these distributors. The investigation of this marketing program disclosed instances where unauthorized terms may have been or were offered which were inconsistent with the stated terms and conditions of the program. The resulting uncertainties relating to the execution of this marketing program led to a decision to restate the 1993 financial statements to account for shipments under the program as consigned inventory and to record revenues when the products were sold by the distributors to their customers and to reverse the effect of subsequent product returns and pricing adjustments related to this program which had been previously recognized in 1994. The investigation of Southeast Asia sunglass sales disclosed that in certain instances distributor transactions recorded as revenues in 1993 had not actually resulted from a sale to those customers, and thus were improperly recorded. The 1993 financial statements have been restated to reverse the improperly recorded sales with a corresponding restatement of the 1994 financial statements to reverse the effect of sales returns previously recognized in that period. In the opinion of management, all material adjustments necessary to correct the financial statements have been recorded. The impact of these adjustments on the Company's financial results as originally reported is summarized below:

Dollar Amounts in Thousands
 (Except Per Share Data)                         1994                                1993
----------------------------------------------------------------------------------------------------
                                    As Reported    As Restated            As Reported    As Restated
                                    -----------    -----------            -----------    -----------
Net Sales:
  Healthcare                      $ 1,227,648     $ 1,249,923            $ 1,191,467    $ 1,169,192
  Optics                              622,904         642,763                680,717        660,858
----------------------------------------------------------------------------------------------------
    Total                         $ 1,850,552     $ 1,892,686            $ 1,872,184    $ 1,830,050
====================================================================================================

Business Segment Earnings:
  Healthcare                      $    73,466     $    91,541            $   210,393    $   192,318
  Optics                               64,148          72,075                 87,456         79,529
----------------------------------------------------------------------------------------------------
    Total                         $   137,614     $   163,616            $   297,849    $   271,847
====================================================================================================

Net Earnings                      $    13,478     $    31,123            $   156,547    $   138,902
====================================================================================================

Net Earnings Per Share            $      0.23     $      0.52            $      2.60    $      2.31
====================================================================================================

Retained Earnings
  at End of Year                  $   846,245     $   846,245            $   889,325    $   871,680
====================================================================================================

Goodwill Impairment                                                   3


At December 1994, the Company recognized a goodwill impairment charge of $75,000,000, with no associated tax benefit, related to the 1988 acquisition of Dental Research Corporation. This goodwill recognized the Interplak product as the foundation for a broad-based, global consumer oral care business. Recently, the Company has experienced intense competition for this product, a significant decline in market share and operating losses. In December 1994, a series of decisions was made fundamentally realigning oral care operations. This reflects the Company's belief that directing future significant strategic investments toward its core and emerging businesses will offer better opportunities for realizing higher rates of return than its consumer oral care business in the long-term. This has greatly reduced the expected life cycle and estimated future cash flows for this business. Other December 1994 decisions included the centralization of management of worldwide oral care operations under the U.S. Oral Care Division and the redirection of management of most non-U.S. oral care operations to selected distributors.

In determining the amount of the impairment charge, the Company developed its best estimate of operating cash flows over the remaining business life cycle, assumed to be 14 years. Future cash flows, excluding interest charges, were discounted using an estimated 8.6% incremental borrowing rate. These projections, after taking into account significant one-time expenses, including cost reduction measures implemented during 1994 and development and product launch expenses associated with the new technology Interplak product introduced during the fourth quarter, reflect a 6.5% average return on sales in the years 1995-1997. In subsequent years, a continuing reduction in average return on sales is projected as the Company's strategic investments are directed toward other businesses. Resulting discounted cash flows are expected to decline at a compound rate of 24% between 1997 and 2004. Discounted annual cash flows are projected to average less than $1,000,000 beyond 2004.


Restructuring Charges                                                 4


In the fourth quarter of 1993, the Company announced plans to restructure its sunglass, pharmaceutical and biomedical operations and recorded a pre-tax restructuring charge of $50,000,000. The major components of the restructuring charge are set forth in the table below:

Dollar Amounts In Thousands   Sunglass   Pharmaceutical   Biomedical    Total
Employee separations           $10,962       $  750         $3,289     $15,001
Asset writedowns                14,603        2,446          2,052      19,101
Other                            8,957        5,822          1,119      15,898
                               $34,522       $9,018         $6,460     $50,000

The sunglass reserve provided for costs to shut down various manufacturing, assembly and distribution operations, eliminate certain product lines and realign global manufacturing operations. For pharmaceutical operations, the reserve provided for the costs to obtain FDA approval and complete the transfer of manufacturing to a new facility and to restructure global operations. Biomedical actions included consolidating certain operations and administrative functions.

Asset writedowns primarily related to facilities being closed and product inventories being eliminated. Other charges included losses on leases for vacated facilities and project management expenses.

The following table sets forth the activity in the restructuring reserve:

Dollar Amounts In Thousands   Sunglass   Pharmaceutical   Biomedical    Total
Total 1993 restructuring
 provisions                    $34,522       $9,018         $6,460     $50,000
Less:
 Charges against reserve
    Non-cash items              14,603        2,446          2,052      19,101
    Cash payments:
      1993                       1,458        2,118          1,402       4,978
      1994                      16,300        3,554          1,979      21,833
Balance at
 December 31, 1994             $ 2,161       $  900         $1,027     $ 4,088

All actions contemplated at the time of establishing the reserve have been completed or are expected to be fully completed by June 1995. Reserves remaining primarily represent liabilities for continuing severance payments and project expenses and are believed to be adequate.


Geographic Region And Business Segment Information                      5


Bausch & Lomb's operating results are reported in two business segments. The healthcare segment includes personal health, medical and biomedical products. In the personal health sector, major lines include contact lens care products, eye care solutions, over-the-counter medications, skin care products and oral care products. Medical products include contact lenses and lens materials, prescription pharmaceuticals, hearing aids and dental implants. Biomedical products include purpose-bred laboratory animals for biomedical research, specific pathogen-free eggs for vaccine production and a variety of biotechnical and professional services provided to the scientific research community. Bausch & Lomb's optics segment includes sunglasses, binoculars, riflescopes, telescopes and optical thin film coating services and products.

Inter-area sales to affiliates represent products which are transferred between geographic regions on a basis intended to reflect the market value of the products as nearly as possible.

Identifiable assets are those assets used exclusively in the operations of each business segment or geographic region, or which are allocated when used jointly. Corporate assets are principally cash and cash equivalents, short-term investments, other investments and certain property, plant and equipment.

The following tables present sales and other financial information by geographic region and business segment for the years 1994, 1993 and 1992.

Geographic Region



                                            Europe,
Dollar Amounts                           Middle East &    Asia-      Canada &
In Thousands             United States      Africa       Pacific   Latin America    Consolidated
1994
Sales to unaffiliated
 customers                $1,045,263       $414,236     $303,702      $129,485       $1,892,686
Inter-area sales
 to affiliates               135,597        101,571        1,643         4,375          243,186
Business segment
 earnings                     35,253         91,939       29,964         6,460          163,616(1)

Identifiable assets        1,187,569        918,869      269,349        81,944        2,457,731
1993
Sales to unaffiliated
 customers                $1,012,690       $396,909     $292,183      $128,268       $1,830,050
Inter-area sales to
 affiliates                  130,093         94,949        2,139         2,397          229,578
Business segment
 earnings                    153,928         89,980       17,724        10,215          271,847(2)
Identifiable assets        1,306,114        837,007      266,333        83,543        2,492,997
1992
Sales to unaffiliated
 customers                $  883,738       $421,118     $299,033      $105,197       $1,709,086
Inter-area sales to
 affiliates                  154,063         71,084        1,291         2,315          228,753
Business segment
 earnings                    181,678         79,827       36,839        13,260          311,604
Identifiable assets          839,660        735,422      232,654        65,953        1,873,689


(1) Includes goodwill impairment charge of $75.0 million in the United States.
(2) Includes restructuring charges of $48.8 million as follows: United States, $23.5; Europe, Middle East & Africa, $16.6; Asia-Pacific, $4.6; Canada & Latin America, $4.1.

Business Segment
Dollar Amounts In Thousands      1994          1993          1992
Net Sales
Healthcare                 $1,249,923    $1,169,192    $1,033,233
Optics                        642,763       660,858       675,853
                           $1,892,686    $1,830,050    $1,709,086
Earnings Before Taxes
 And Minority Interest
Healthcare                 $   91,541    $  192,318    $  176,095
Optics                         72,075        79,529       135,509
Business segment
 earnings                     163,616(1)    271,847(2)    311,604
Corporate administration
 expense                       43,849        46,980(3)     41,359
Operating earnings            119,767       224,867       270,245
Interest expense, net           6,040        19,913        16,286
Gain from foreign
 currency, net                 (2,615)      (11,068)       (8,685)
                           $  116,342    $  216,022    $  262,644
Depreciation
Healthcare                 $   56,833    $   46,778    $   41,509
Optics                         22,605        22,043        19,423
Corporate                       2,983         3,180         2,417
                           $   82,421    $   72,001    $   63,349
Identifiable Assets
Healthcare                 $1,211,165    $1,329,854    $  979,666
Optics                        471,794       492,507       466,738
Corporate                     774,772       670,636       427,285
                           $2,457,731    $2,492,997    $1,873,689
Capital Expenditures
Healthcare                 $   63,933    $   83,460    $   78,965
Optics                         20,412        21,254        33,995
Corporate                         462         2,518         6,371
                           $   84,807    $  107,232    $  119,331


(1)  Includes goodwill impairment charge of $75.0 million for Healthcare.
(2) Includes restructuring charges of $48.8 million as follows: Healthcare, $15.9; Optics, $32.9.
(3)  Includes restructuring charges of $1.2 million.


Inventories                                                            6

Dollar Amounts
In Thousands                          12*31               12*25
                                       1994                1993

Raw materials and supplies         $ 79,295            $ 66,768
Work in process                      23,985              24,640
Finished products                   222,079             226,518
                                    325,359             317,926
Less: Reserve for valuation of
      certain U.S. inventories at
      last-in, first-out cost        12,578               8,172
                                   $312,781            $309,754

Inventories valued using the LIFO method were approximately $98,442,000 and $98,680,000 at December 31, 1994 and December 25, 1993, respectively.


Property, Plant And Equipment                                          7


                                       12*31              12*25
Dollar Amounts In Thousands             1994               1993

Land                              $   21,474           $ 20,784
Leasehold improvements                32,635             25,530
Buildings                            366,003            350,173
Machinery and equipment              587,586            542,912
                                   1,007,698            939,399
Less: Accumulated depreciation       464,948            398,338
                                  $  542,750           $541,061


Other Investments                                                       8


In the 1994 third quarter the Company's subsidiary, Bausch & Lomb Ireland, invested $425,000,000 in securities issued by a wholly-owned subsidiary of a triple-A rated financial institution. Entering into this transaction enhanced the Company's overall ability to raise funds, especially outside the U.S., and to realize more favorable terms for other types of financial transactions. In addition, the investment responded to a recent change in U.S. tax law, under which the Company elected to invest in qualifying "active" assets rather than face increased tax expenses associated with its non-U.S. earnings. The Company's past investments in Eurodollar time deposits would not qualify as "active" investments under current tax laws.

The securities are unsecured and are neither payable upon demand nor have a fixed maturity. The securities rank senior to all other classes of the issuer's equity and rank junior to the secured and unsecured liabilities of the issuer, including subordinated debt obligations. The securities pay quarterly cumulative dividends at a variable LIBOR-based rate. At December 31, 1994 this rate was 5.95%. The issuer has a call option upon 180 days notice, or 30 days notice after November 21, 2003. The securities will become freely transferable after approximately nine and one half years from the initial investment. At that time, the dividend rate will be reset, if necessary, to ensure that the market value of the securities is equal to the par value.


Provision For Income Taxes                                            9


An analysis of the components of earnings before income taxes and minority interest and the related provision for income taxes is presented below:


Dollar Amounts In Thousands             1994         1993         1992
Earnings before income taxes and
minority interest:
U.S.                               $  (3,556)   $  92,645    $ 141,463
Non-U.S.                             119,898      123,377      121,181
                                   $ 116,342    $ 216,022    $ 262,644
Provision for income taxes:
Federal
    Current                        $  (7,316)   $  63,118    $  51,438
    Deferred                          28,323      (22,526)      (1,329)
State
    Current                           (2,107)      10,274        9,013
    Deferred                           5,613       (4,127)        (129)
Foreign
    Current                           27,534       41,940       22,502
    Deferred                           9,115      (16,275)       3,630
                                   $  61,162    $  72,404    $  85,125

Deferred income taxes recognize the impact of temporary differences between the amounts of assets and liabilities recorded for financial reporting purposes and such amounts measured in accordance with tax laws and are detailed below. Realization of the tax loss and credit carryforwards, which expire between 1995 and 2008, is contingent on future taxable earnings in certain non-U.S. tax jurisdictions. Valuation allowances of $17,882,000 at December 31, 1994 and $13,206,000 at December 25, 1993 were recorded to reserve for these and other asset items which may not be realized.


Dollar Amounts In Thousands             12*31*94             12*25*93
                                Deferred    Deferred    Deferred    Deferred
                                  Tax         Tax          Tax        Tax
                                Assets     Liabilities   Assets    Liabilities
Reserve for postretirement
 medical and life insurance
 benefits                      $ 45,248     $     -     $ 46,942    $     -
Reserve for other benefit
 plans                            8,202       4,697        7,442      4,551
Vacation accrual                  6,001           -        4,704          -
Inventory and product
 reserves                        13,694         281       12,638      1,031
Intercompany profit
 elimination                     11,299           -       13,028          -
Tax loss and credit
 carryforwards                   20,527           -       14,199          -
Restructuring reserves           11,777           -       17,804          -
Sales and allowance
 reserves                         5,941           -       15,546          -
Advertising reserves              5,635           -        3,842          -
Reserve for bad debts             4,844           -        3,733          -
Depreciation                      3,719      41,075        3,474     37,375
Amortization                      3,226      24,231        3,326     19,928
Unrealized foreign
 exchange losses                  1,985           -       16,116          -
State income tax
 accruals                             -      11,122            -      6,668
Other accruals                    6,524       8,962        5,942      6,080
                                148,622      90,368      168,736     75,633
Less: Valuation allowance        17,882           -       13,206          -
Deferred income taxes          $130,740     $90,368     $155,530    $75,633


Reconciliations of the statutory U.S. federal income tax rate to effective tax rates were as follows:


                                  1994       1993       1992

Statutory tax rate               35.0%      35.0%      34.0%
Goodwill impairment
 charge with no
 income tax benefit              22.6         --         --
Goodwill amortization             2.2        0.8        0.4
Rate differential for
 Subpart F income                 2.4        6.3        2.3
State income taxes,
 net of federal
 tax benefit                      2.0        1.9        2.2
Difference between non-U.S. and
 U.S. tax rates                  (2.9)      (8.1)      (5.7)
Effect of enacted changes in
 non-U.S. tax rates              (1.7)        --         --
Foreign Sales Corporation
 tax benefit                     (2.2)      (1.3)      (1.4)
Other                            (4.8)      (1.1)       0.6
Effective tax rate               52.6%      33.5%      32.4%


In April 1991, the Internal Revenue Service (the "Service") issued a Notice of Deficiency relating to its examination of the Company's federal income tax returns for the 1983-1984 period. In July 1991, the Company filed a petition in the U.S. Tax Court to contest these alleged deficiencies. In September 1991, the Company and the Service settled all issues raised in the Notice of Deficiency except those that relate to the Company's sunglass operations in Ireland and Hong Kong.

In December 1991, the Service issued a Notice of Deficiency proposing adjustments to the amount of the Company's income taxes for the 1985-1987 period. The Notice raised issues similar to those contested in the Petition for the 1983-1984 period relating to the Company's overseas sunglass operations, as well as other unrelated issues. The Company and the Service have agreed on a basis for settling substantially all of the unrelated issues within the Company's tax provision. However, taxes and accrued interest for the sunglass issues total approximately $18,000,000, and exceed the Company's tax provision for the years in question. In January 1992, the Company filed a petition in the U.S. Tax Court contesting these proposed adjustments.

In September 1993, the Service issued notices of proposed adjustments relating to an examination of the Company's federal income tax returns for the 1988-1989 period. The predominant issues raised in the notices were similar to those being contested relating to overseas sunglass operations. The notices also included unrelated issues for the 1988-1989 period. At this time, litigation for these unrelated issues is not anticipated and tax provisions for the years in question are considered adequate to provide for any adverse determinations.

In December 1993, the trial on the overseas sunglass issues for the 1983-1984 and the 1985-1987 periods was held in the U.S. Tax Court. Following the trial, under the U.S. Tax Court's rules of procedure, both the Company and the Service were required to file briefs, the last of which was filed in July 1994. The Court has the matter under review and, in accordance with its usual practices, has not notified the Company or the Service of a date when a decision may be expected. Based on assessments of the evidence introduced and the arguments advanced by both parties during the trial and in the post trial briefs, management continues to believe that any tax liability relating to the sunglass issues which may arise from this litigation, or for subsequent years, will not have a materially adverse effect on the financial position or results of operations of the Company.


Short-Term Debt And Compensating Bank Balances                          10


Short-term debt at December 31, 1994 and December 25, 1993 consisted of $234,739,000 and $201,500,000 in U.S. commercial paper and $18,044,000 and
$21,142,000 in non-U.S. borrowings, respectively. To support its liquidity requirements, the Company maintains U.S. revolving credit agreements with 364-day credit terms totaling $290,000,000. The interest rate under the agreements is at the prime rate, or, at the Company's option, at a mutually acceptable market rate. No debt was outstanding under these agreements at December 31, 1994.

Short-term bank debt and commercial paper are borrowed at below prime rates in the U.S. and at approximately the equivalent of prime rates in other countries and are unsecured. All compensating balance arrangements are informal and do not restrict the withdrawal of funds. Under these arrangements, the Company maintained average compensating bank balances of $2,400,000 in 1994. In addition, the Company maintains bank lines of credit for its financing requirements. At December 31, 1994 unused U.S. bank lines of credit amounted to approximately $34,000,000.

In February 1994, the Company entered into two interest rate swap agreements, each in notional amounts of $100,000,000, which will convert $200,000,000 of commercial paper and other floating rate debt into fixed rate obligations with an effective interest rate of 6.48%. These swaps will commence on January 1, 1995 for a seven-year period ending on January 1, 2002.

In April 1993, the Company entered into a $72,000,000 notional amount interest rate swap-option agreement to convert an equivalent dollar amount of commercial paper into fixed rate obligations at an interest rate of 4.07%. This agreement was canceled in October 1994 at the option of the counterparty.

Information relating to the Company's short-term debt, which includes the effect of the interest rate swap-option agreement on average interest rates, is summarized in the following table:

Dollar Amounts In Millions
                                           1994        1993

Average short-term interest
rates at year end:
   U.S.                                    5.9%        3.5%
   Non-U.S.*                               6.1%        5.3%
   Aggregate*                              6.0%        3.7%
Average short-term interest rates
       for the year*                       4.6%        3.7%
Highest month-end balance               $333.5      $592.3
Average month-end balance               $294.3      $258.7

*Excludes the effect of short-term borrowings in the highly inflationary economy of Brazil.

Excluding the effect of the interest rate swap-option agreement, the average short-term interest rates for 1994 and 1993 would have been 4.7% and 3.6%, respectively.


Long-Term Debt                                                        11


                                          12*31        12*25
Dollar Amounts In Thousands                1994         1993

Notes payable:
   5.5% due in 1994                    $     --     $ 13,145
   6.7% due in 1995                      40,000       40,000
   3.35% due in 1995                      4,989           --
   6.8% due in 1996                      40,000       40,000
   3.495% due in 1996                    49,890       45,600
   3.35% due in 1996                      4,989           --
   6.48% due in 1997                     85,000       85,000
   5.95% due in 2003                     85,000       85,000
   Other                                 10,566       13,669
Mortgages payable                           144        3,035
Capital lease obligations:
   Industrial Development Bonds,
       variable rate due in 2015          8,500        8,500
   Other                                  8,214        8,939
                                        337,292      342,888
Less: Current portion                    47,788       21,935
                                       $289,504     $320,953

All long-term debt is at fixed rates, except for the Industrial Development Bonds, which are at a variable rate based on a range of 40% to 90% of the prime rate as determined by prevailing market conditions. At December 31, 1994 this rate was 6.0%. The Company filed a shelf registration with the Securities and Exchange Commission in November 1993 for up to $300,000,000 in debt. In April 1994, the Company established a $300,000,000 medium-term note program, providing for the issuance of fixed or variable rate notes with maturities between one and 30 years. There were no borrowings under this program at December 31, 1994. Long-term borrowing maturities during the next five years are $47,788,000 in 1995, $99,100,000 in 1996, $87,880,000 in 1997, $1,745,000 in 1998 and
$1,678,000 in 1999.

As described in Note 19 - Derivative Financial Instruments, the Company may from time to time enter into interest rate swap agreements to balance its floating rate asset and liability positions. As part of this strategy, in 1992 the Company entered into interest rate swap agreements with an aggregate notional principal amount of $85,000,000 and in 1993 an interest rate swap-option agreement with a notional principal amount of $85,000,000 associated with long-term notes payable in the same dollar amounts due in 1997 and 2003, respectively. In 1994, the Company terminated the swap-option agreement and entered into an interest rate swap agreement of an equal notional principal amount. In each of these situations, the Company effectively converted the notes to floating rate obligations with an interest rate based on the one-month U.S. composite commercial paper rate. At December 31, 1994 this rate was 6.0%.

The Company amortizes premium income or expense incurred by buying or selling interest rate derivatives over the life of the agreements. Gains and losses on terminated swaps and swap-options are recognized over the remaining life of the underlying obligation. Interest rate swap agreements resulted in a reduction in the long-term effective interest rate from 5.8% to 4.7% in 1994 and from 6.0% to 4.6% in 1993.


Operating Leases                                                    12


The Company leases land, buildings, machinery and equipment under noncancelable operating leases. Future minimum payments under these leases as of December 31, 1994 are as follows:

Dollar Amounts In Thousands

1995                             $ 23,310
1996                               19,025
1997                               13,576
1998                               12,076
Later years                        36,317
Total minimum lease payments     $104,304

Total rental expense for the years ended December 31, 1994, December 25, 1993 and December 26, 1992 amounted to $27,055,000, $26,862,000 and $20,830,000, respectively.

The Company has entered into an agreement with an unaffiliated third party to act as agent for construction of an office facility in Rochester, New York and has guaranteed its completion. Upon completion, which is expected in 1995, the Company will enter into a seven-year variable rate operating lease with an associated residual value guarantee in an amount not to exceed $54,600,000. At December 1994 estimated annual rent payments under the agreement approximated $4,300,000.


Retirement Benefits                                                 13


The Company and its consolidated subsidiaries sponsor several retirement plans which, in the aggregate, cover substantially all U.S. employees and employees in certain other countries. In general, retirement benefits are based on years of service and the employee's compensation near retirement. Certain non-U.S. pension arrangements also provide termination indemnity payments. For the largest U.S. plan, employees are eligible to participate upon the attainment of age 21 and the completion of one year of service. These employees vest in the plan after five years of service or the attainment of age 55. The Company funds its major U.S. plan in an amount not less than minimum statutory funding requirements nor more than the maximum amount that can be deducted for federal income tax purposes. The plan's investments consist primarily of equity securities, corporate bonds, U.S. government issues, cash and cash equivalents. The Company also sponsors defined contribution plans and participates in government-sponsored programs in certain non-U.S. locations.

The components of net periodic pension cost consisted of the following:

Dollar Amounts
In Thousands                1994               1993                 1992
                        U.S.   Non-U.S.     U.S.    Non-U.S.    U.S.   Non-U.S.
                       Plans    Plans      Plans    Plans      Plans    Plans
Service cost -
  benefits earned
  during the period    $ 6,822  $ 2,003   $ 4,493   $ 1,696    $3,888   $1,508
Interest cost on
  projected benefit
  obligation            10,305    1,562     9,615     1,230     9,104    1,103
Actual return on
  plan assets              711      708   (12,322)   (3,140)   (9,812)    (361)
Net amortization
  and deferral          (9,760)  (1,690)    3,981     2,643     1,855     (153)
Net periodic
  pension cost         $ 8,078  $ 2,583   $ 5,767   $ 2,429    $5,035   $2,097

Plan assets and the projected benefit obligation have been measured as of December for each period. Net periodic pension cost has been determined using assumptions as of the beginning of each year. The increase in net periodic pension cost for 1994 reflects a decrease in the discount rate assumption in 1993 reflecting current interest rates, as well as demographic experience. Key economic assumptions used in developing the projected benefit obligation for the Company's major U.S. and non-U.S. plans at year-end were:

                                     1994                       1993
                                 U.S.   Non-U.S.          U.S.       Non-U.S.
                                Plans    Plans           Plans        Plans

Discount rate                   8.25%   5.5-8.0%         7.0%        5.5-8.0%
Rate of increase
  in compensation levels        5.0%    4.2-6.5%         5.0%        4.2-6.5%
Expected long-term
  rate of return on
  plan assets                  10.0%    5.5-9.0%         10.0%       5.5-9.0%

The table of actuarially computed plan assets and benefit obligations is presented below for U.S. and non-U.S. plans at December 31, 1994 and December 25, 1993. The unrecognized projected benefit obligation in excess of plan assets is being amortized against net periodic pension cost over the remaining service lives of the plan participants. For both periods, the projected benefit obligation of the Company's largest U.S. pension plan exceeded the value of plan assets. The Company has recorded an additional liability to give recognition to this underfunded position. An intangible asset reflecting the related unrecognized prior service cost has also been recorded.

Dollar Amounts In Thousands            12*31*94                 12*25*93
                                    U.S.      Non-U.S.     U.S.       Non-U.S.
                                   Plans       Plans      Plans        Plans
Actuarial present value of
  benefit obligations:
    Vested benefits             $120,908      $17,453    $118,519     $    --
    Non-vested benefits            3,960          532       4,142          --
Accumulated benefit obligation   124,868       17,985     122,661      13,732
Effect of projected future
   salary increases               14,230        6,125      18,968       4,930
Projected benefit obligation     139,098       24,110     141,629      18,662
Plan assets at fair value        108,990       15,601     119,688      12,505
Projected benefit obligation
   in excess of plan assets       30,108        8,509      21,941       6,157
Unrecognized net (loss) gain
    from past experience
    different from that
    assumed                       (6,965)       1,050     (13,188)      3,015
Unrecognized prior
  service costs                  (14,906)          21     (10,994)         20
Unrecognized net transition
    obligation                    (5,644)      (1,326)     (5,694)     (1,290)
Additional liability              18,410           --      15,494          --
Accrued pension liability       $ 21,003      $ 8,254    $  7,559     $ 7,902


In addition to the defined benefit pension plans described above, the Company sponsors supplemental defined benefit retirement plans for certain key employees. These plans are unfunded. The pension liability associated with the plans has generally been determined using the same actuarial methods and assumptions as those used for the Company's qualified plans. The annual cost of these plans has been included in the net periodic pension cost shown above and totaled $939,000 in 1994. The projected benefit obligation relating to these unfunded plans at December 31, 1994 was $5,306,000.


Other Postretirement Benefits                                      14


In addition to retirement plans, the Company sponsors a participatory defined benefit postretirement plan providing medical and life insurance benefits to the majority of its U.S. employees. Prior to 1994 there were two separate plans for medical and life insurance benefits. Effective in 1993, the plan provides benefits to retirees who have attained age 55 with ten years of service. Prior to 1993, vesting occurred when retired employees attained age 55 with five years of service. This change in vesting did not have a material effect on the Company's expense for these benefits. Covered spouses and certain employees on disability also qualify for participation in the plan. In general, under the medical benefits plan participants receive a stated percentage of most medical expenses, reduced for annual and lifetime deductibles and any payments made by government programs and other group coverage.

The Company has established a Voluntary Employee Benefit Association trust to provide for payment of these benefits. An annual contribution of $5,000,000 was made to the trust in 1994 and 1993. Earnings from the investments in this trust, primarily participating insurance contracts, will over time reduce the expense associated with providing these benefits. The Company intends to continue a program of prefunding for these benefits on an annual basis, but the amount of any future contributions is discretionary.

The components of net periodic postretirement benefit cost are presented below. The decrease in expense in 1994 is attributable to changes in assumptions for medical care cost trend rates, changes in demographic assumptions and favorable medical claims experience.

Dollar Amounts In Thousands           1994             1993             1992
Service cost for benefits
 earned during the period            $2,598          $ 4,107          $ 3,681
Interest cost on accumulated
 benefit obligation                  $6,463            8,869            8,549
Actual return on plan assets         $1,080              377               --
Net amortization and deferral       $(2,489)            (792)             (78)
Net periodic postretirement
 benefit cost                        $7,652          $12,561          $12,152

Key economic assumptions used in developing the accumulated benefit obligation at year-end were:

                                       1994             1993
Discount rate                          8.25%             7.0%
Rate of increase in
    compensation levels                 5.0%             5.0%
Medical care cost trend rate           12.0%            12.0%
Expected long-term rate of
    return on plan assets               9.0%             9.0%

Plan assets and obligations have been measured as of December for each period. In December 1994, the Company elected to revise its assumptions in recognition of a higher level of current long-term interest rates. The discount rate was raised from 7.0% to 8.25%. The medical care cost trend rate will decrease one percent per year to 6.0% in the year 2000 for future valuations. Net periodic postretirement benefit cost is determined using assumptions as of the beginning of each year. The medical care cost trend rate assumption has a significant effect on the expense reported. For example, a 1% increase in the medical care cost trend rate would have increased the aggregate of the service and interest cost components of net periodic postretirement benefit cost by approximately $1,300,000 or 15% in 1994.

The table of actuarially computed benefit obligations for the Company's U.S. plans follows:

                                            12*31            12*25
Dollar Amounts In Thousands                  1994             1993

Actuarial present value of
   postretirement
   benefit obligations:
      Retirees                            $ 59,924         $ 67,355
      Active, eligible participants          8,578            9,164
      Other active participants             18,385           35,842
Accumulated benefit obligation              86,887          112,361
Plan assets at fair value                    8,543            4,623
Accumulated benefit obligation
      in excess of plan assets              78,344          107,738
Unrecognized prior service cost              2,201            1,239
Unrecognized net gain (loss)                25,445             (482)
Accrued postretirement
      benefit liability                   $105,990         $108,495

Increasing the assumed medical care cost trend rate by one percentage point would have increased the accrued postretirement benefit liability as of December 31, 1994 by approximately $9,000,000 or 10%. This reflects the significant effect this assumption has on the calculation of the obligation.

The Company also provides postretirement benefits to employees at a number of its non-U.S. locations in accordance with local statutory requirements. Such benefits are generally provided through government-sponsored plans. Adoption of the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", for these plans in 1995 is not expected to have a material effect on the results of operations or financial position of the Company.


Minority Interest                                                    15


In December 1993, four wholly-owned subsidiaries of the Company contributed operating and financial assets with an estimated market value of $1,006,000,000 to Wilmington Partners L.P., a newly formed Delaware limited partnership (the "Partnership"), in exchange for an aggregate 72% general and limited partnership interest in the Partnership. Additionally, an outside investor contributed $400,000,000 in cash to the Partnership in exchange for a 28% limited partnership interest. Wilmington Management Corp., a wholly-owned subsidiary of the Company, manages the activities of Wilmington Partners L.P. and has fiduciary responsibilities to the Partnership. This transaction did not result in any gain or loss for the Company.

The Partnership is a separate legal entity from the Company. The Partnership's purpose is to own and manage a portfolio of assets. Those assets include portions of the Company's biomedical operations at Charles River Laboratories, Inc. (including small research animals, bioprocessing and ovum-derived vaccine products), those used for the manufacture and sale of rigid gas permeable contact lens materials and lens care solutions at Polymer Technology Corporation, cash and cash equivalents, a long-term note guaranteed by the Company and certain floating rate demand notes due from certain of the Company's subsidiaries. At December 31, 1994 and December 25, 1993, the Company had $470,900,000 and $400,000,000 of borrowings from the Partnership, respectively, which were used to reduce U.S. short-term borrowings. For financial reporting purposes, the assets, liabilities and earnings of the Partnership entities have continued to be included in the Company's consolidated financial statements. The outside investor's limited partnership interest in the Partnership has been recorded as minority interest.


Shareholders' Equity                                                 16


At December 31, 1994, 10,000 shares of 4% Cumulative Preferred stock, 25,000,000 shares of Class A Preferred stock, 15,000,000 shares of Class B stock and 200,000,000 shares of Common stock were authorized. The Company issues treasury shares to fulfill its obligations under the stock option plans. The difference between the cost of treasury shares issued and the option price is charged to capital in excess of par value. Changes in Common and Class B stock, capital in excess of par value and treasury stock are summarized below:

                                Common And Class B   Capital In Excess      Treasury
Amounts In Thousands            Shares     Amount       Of Par Value    Shares      Amount
Balance at December 28, 1991    60,911    $24,136         $74,477       1,429      $40,205
Shares issued under
    stock option plans
    and restricted stock
    awards                         179         14          14,611        (411)      (7,139)
Repurchase of Common and
    Class B stock                   --         --              --         628       30,497
Balance at December 26, 1992    61,090     24,150          89,088       1,646       63,563
Shares issued under stock
    option plans and
    restricted stock awards         45          4            (987)       (217)      (8,648)
Repurchase of Common and
    Class B stock                   --         --              --         587       28,753
Balance at December 25, 1993    61,135     24,154          88,101       2,016       83,668
Shares issued under stock
    option plans and
    restricted stock awards        136         11           2,536        (298)      (9,980)
Repurchase of Common and
    Class B stock                   --         --              --         561       20,581
Balance at December 31, 1994    61,271    $24,165         $90,637       2,279      $94,269

The board of directors has authorized the repurchase, at management's discretion, up to a total of 6,000,000 of the Company's issued shares of Common stock. At December 31, 1994, up to 2,353,900 shares may be repurchased under the terms of this authorization.

In 1988, the Company's board of directors approved the adoption of a shareholder rights plan, in which preferred share purchase rights were distributed as a dividend at the rate of one right for each outstanding share of the Company's Common and Class B stock. Common and Class B shares issued subsequent to the adoption of the rights plan automatically have preferred share purchase rights attached to them. Under certain circumstances each right entitles shareholders to purchase one two-hundredth of a share of Series A Preferred stock, par value $1.00 per share. The rights become exercisable and transferable, apart from the Company's Common and Class B stock, ten days after a person or group either acquires 20% or more of the shares of the outstanding Common and Class B stock or announces an offer which would result in such person or group owning 20% or more of such shares. If the Company is acquired in a merger or other business combination at any time after the rights become exercisable, each such right will entitle its holder, other than the acquiror, to purchase common shares of the acquiring company having a market value of twice the exercise price of each right. If the Company is the surviving company, each holder, other than the acquiror, would have the right to purchase Common stock of the Company having a market value of twice the exercise price of each right. The board of directors may substitute common stock equivalent preferred shares for Common shares for the exercise of stock purchase rights. Until the rights become exercisable, they have no dilutive effect on earnings per Common share.

The rights, which are non-voting, expire on July 1, 1998 and may be redeemed by the Company at a price of $0.005 per right at any time prior to the acquisition by a person or group of 20% of the outstanding shares of the Company's Common and Class B stock. In the event a person or group has acquired 20%, but not more than 50%, of such shares, the Company may redeem the rights of each holder, other than the acquiror, in exchange for either one share of Common stock or one two-hundredth of a share of Series A Preferred stock.


Stock Option Plans                                                      17


Under the 1975, 1982, 1987 and 1990 stock option plans approved by the shareholders, Class B stock has been authorized for issuance to employees. Class B stock, which is used only in connection with the plans, has the same voting, dividend and liquidation rights as Common stock. Options granted under the 1975 plan expire either five years (qualified) or ten years (nonqualified) from the date of grant. All options granted under the 1982, 1987 and 1990 stock incentive plans expire ten years from the date of grant. The following table summarizes data for the Company's stock option plans:

                              1994                          1993                           1992
                     Number Of    Option Price      Number Of     Option Price    Number Of     Option Price
                       Shares      Per Share         Shares        Per Share       Shares        Per Share
Shares under
 option at
 beginning of year    3,905,553   $ 9.84-$58.88     2,866,741    $ 9.84-$58.88    2,804,862     $ 9.84-$52.94
Options granted         432,485   $31.56-$39.25     1,332,265    $46.63-$52.00      684,713     $49.00-$58.88
Options exercised      (197,882)  $ 9.84-$49.31      (236,757)   $ 9.84-$52.94     (529,072)    $ 9.84-$42.69
Options canceled       (248,880)  $13.28-$58.88       (56,696)   $ 9.84-$55.44      (93,762)    $30.13-$49.31
Shares under option
 at end of year       3,891,276   $15.59-$55.44     3,905,553    $ 9.84-$58.88     2,866,741    $ 9.84-$58.88
Total options
 exercisable at
 end of year          2,529,108   $15.59-$55.44     2,038,238    $ 9.84-$58.88     1,591,382    $ 9.84-$52.94
Shares available
for future grants
 at end of year       2,547,340                     2,543,890                      2,547,370

Under these plans, employees may borrow an amount equal to the purchase price of shares secured by pledge agreements with the Company. Participants' borrowings were $4,521,000 in 1994, $3,483,000 in 1993 and $2,835,000 in 1992.


Foreign Currency Translation                                         18


The cumulative translation adjustment includes the effects of translating assets and liabilities of certain non-U.S. subsidiaries at current exchange rates. Translation adjustments relating to non-U.S. subsidiaries in countries with highly inflationary economies have been included in net earnings. An analysis of the changes in the cumulative translation adjustment component of shareholders' equity is as follows:

                                        12*31      12*25       12*26
Dollar Amounts In Thousands              1994       1993        1992
Balance at beginning of year         $  8,915   $ 63,465    $ 99,686
Current year translation
  adjustments                          38,694    (54,550)    (36,221)
Balance at end of year               $ 47,609   $  8,915    $ 63,465


Fair Value Of Financial Instruments                                  19


Financial instruments consisted of the following:

Dollar Amounts                          12*31*94            12*25*93
In Thousands                   Carrying       Fair      Carrying       Fair
                                 Value        Value       Value        Value
Nonderivatives:
    Cash and cash
      equivalents             $ 230,369    $ 230,369    $ 513,241    $ 513,241
    Short-term investments    $   2,173    $   2,173    $  32,795    $  32,795
    Other investments         $ 425,000    $ 425,000    $       -    $       -
    Notes payable             $(252,783)   $(252,783)   $(222,642)   $(222,642)
    Long-term debt,
      including
      current portion         $(337,292)   $(320,884)   $(342,888)   $(357,178)
Derivatives:
    Foreign exchange
      instruments:
      Other current assets    $  18,176                 $  18,911
      Accrued liabilities        (8,622)                  (51,084)
    Net foreign exchange
      instruments             $   9,554    $  18,605    $ (32,173)   $ (20,400)
    Interest rate
      instruments:
      Other current assets    $   3,733                 $   4,673
      Accrued liabilities        (3,434)                   (2,754)
    Net interest rate
      instruments             $     299    $   3,612    $   1,919    $  (3,067)

The carrying amount of cash, cash equivalents and short-term investments approximates fair value because their maturity is generally less than one year in duration. Fair value of other investments was determined based on discounted cash flows and investment risk. The carrying amount of notes payable approximates fair value because their maturity is generally less than three months in duration. Fair value for long-term debt was estimated using either quoted market prices for the same or similar issues or the current rates offered to the Company for debt with similar maturities. The fair value of foreign exchange and interest rate instruments was determined based upon a model which estimates the fair value of these items using market rates at year-end or was based upon quoted market prices for similar instruments with similar maturities.


Derivative Financial Instruments                                     20


Foreign Exchange Risk Management

The Company does not engage in foreign currency speculation. Its objective is to effectively hedge 100% of identified foreign currency transaction exposures on an after-tax basis to minimize the impact of foreign exchange rate movements on operating results. It does not hedge exposures arising in countries with hyperinflationary economies, restrictive exchange controls or undeveloped currency markets because it is not cost effective. The estimated notional amount of such exposures that remained unhedged at December 31, 1994 totaled $25,000,000. The Company also hedges certain firm commitments for the purchase of inventory and equity investments in subsidiaries. As a matter of policy, the Company does not hedge to protect the translated operating results of non-U.S. operations or economic exposures.

Forward foreign exchange and purchased option contracts are used to hedge foreign currency transactions and commitments on a continuing basis for periods consistent with the committed exposures. These hedge instruments are classified as held for purposes other than trading. Gains and losses on the contracts generally offset losses and gains on the exposures being hedged. The gains and losses on hedges of firm commitments for the purchase of inventory are deferred and recognized in the basis of the transaction when such purchases are completed. The deferred gains and losses are expected to be recognized within one year and have been recorded in accrued liabilities. Such amounts totaled less than $500,000 at December 31, 1994 and December 25, 1993. Gains and losses on hedges of net investments are deferred until the investment is liquidated.

Foreign exchange instruments served to hedge the following items:

                                                  Contractual Amounts At
                                                  12*31            12*25
Dollar Amounts In Millions                         1994             1993

Assets and liabilities                           $  597           $  591
Firm purchase commitments                             7               49
Equity investments in
  non-U.S. subsidiaries                             399              576
                                                 $1,003           $1,216

Net gains from foreign currency include the amortization of premiums or discounts on the foreign exchange instruments traded over the contractual term. Amortization of such amounts resulted in income of approximately $13,000,000 for the twelve months ended December 31, 1994 and $24,300,000 for the twelve months ended December 25, 1993. These amounts relate primarily to Irish pound contracts and result from interest rate differentials in the countries of the currencies being traded. 1994 results reflect the combined impact of rising U.S. interest rates and declining interest rates in Ireland. The Company estimates that a 50 basis point net move in either U.S. or Irish interest rates would have impacted annualized pre-tax income in 1994 by approximately $1,500,000.

The following table summarizes by major currency the contractual amounts of the Company's forward exchange and option contracts in U.S. dollars. The "buy" amounts represent the U.S.

dollar equivalent of commitments to purchase foreign currencies, and the "sell" amounts the U.S. dollar equivalent of commitments to sell foreign currencies.

                                        Contractual Amounts At
                                        12*31*94      12*25*93
Dollar Amounts In Millions             Buy    Sell   Buy    Sell
Irish pound                           $565   $ --   $536    $ 22
Japanese yen                             3     12    139      84
Singapore dollar                        98     51    116     102
Swiss franc                             58     --     25      --
German mark                             28     28     14      36
Hong Kong dollar                        20     --     20      --
Spanish peseta                          12     19      9      17
British pound                           11     19      6      11
French franc                             4     12     15       8
Other                                   12     51      8      48
                                      $811   $192   $888    $328

The forward exchange instruments have varying maturities with none exceeding twenty-four months. The Company generally makes net settlements for foreign exchange contracts at maturity, based on rates agreed to at the inception of the contracts. Option contracts have typically been closed out prior to maturity.

Carrying value as presented in the table in Note 18 - Fair Value Of Financial Instruments does not reflect unrecognized net premium income totaling $957,000 in 1994 and $9,968,000 in 1993. After including these amounts, outstanding foreign exchange contracts were in a net unrealized positive cash flow position of approximately $10,511,000 at December 31, 1994 and a net unrealized negative cash flow position of approximately $22,205,000 at December 25, 1993. This net cash flow position is highly sensitive to changes in foreign exchange rates. The Company estimates that for each $0.10 move in the U.S. dollar to Irish pound exchange rate, the annualized cash flow impact for 1994 would have been approximately $30,000,000. The Company staggers the maturities of the forward exchange and option contracts to mitigate the impact of contract settlements on cash flow in any given period. The periodic cash inflows or outflows from maturing or terminated forward exchange and option contracts impact the Company's short-term debt position, but are not of sufficient magnitude to impact the Company's ability to adequately fund operations or other business opportunities.

Interest Rate Risk Management

The Company does not engage in interest rate speculation. Its policy is to maintain, within reasonable parameters, a natural interest rate hedge between floating rate assets, which are predominately held outside of the U.S., and floating rate liabilities, which are predominantly U.S. obligations. To the extent this natural hedge position becomes unbalanced, interest rate swap agreements may be used. As a result of this policy, the Company is largely indifferent to the normal rise and fall of U.S. interest rates. Interest rate swap agreements require the exchange of fixed and variable rate interest payment obligations without the exchange of the underlying principal amounts. The Company has classified its swap agreements as held for purposes other than trading. Net payments or receipts under the agreements are recorded as adjustments to interest expense.

The Company has also entered into an interest rate swap agreement with a notional amount of $380,000,000 associated with equity distributions from Wilmington Partners L.P., whereby the Company receives a fixed rate of 6.58% and pays a variable three-month LIBOR rate. Upon early termination of the swap, no breakage payment would be due to either party. The swap agreement, which is classified as held for purposes other than trading, is marked-to-market and periodic settlements under the agreement were recorded as adjustments to interest income in 1994.

The Company also periodically enters into interest rate swap-option agreements, wherein the purchaser of the option may retain the right, but not the obligation, to alter the underlying swap at some specified later date. The manner in which the swap may be altered can vary with each transaction, but could entail the cancellation, extension, change in interest rates, or other such alteration of the swap. The Company may sell such options in order to reduce the interest rate obligations of the underlying swap, but only to the extent that, in the event the option is exercised, the Company's interest rate management guidelines are not violated and greater risk is not incurred. In all cases, the swap-option agreements are linked to specific portions of the Company's debt and other obligations, and are of notional amounts and maturities that are consistent with such commitments. At December 31, 1994 there were no such agreements outstanding. Swap-options with a notional principal amount of $157,000,000 were outstanding at December 25, 1993.

As of December 31, 1994, the Company had swap agreements outstanding with an aggregate notional amount of $815,000,000. Of this amount, $380,000,000 is associated with distributions from Wilmington Partners L.P., $170,000,000 is associated with long-term debt placed by the Company, $200,000,000 (delayed-start) is associated with short-term debt and $65,000,000 (delayed-start) is associated with a future seven-year variable rate lease commitment for an office facility, the construction of which commenced in 1993. The following is a summary of the Company's interest rate swap agreements by major type:

                                 12*31          12*25
Dollar Amounts In Millions        1994            1993       Maturities Through
Receive fixed swaps--
    notional amount               $550            $550               2003
    Average receive rate      5.60 - 6.58%     5.86 - 6.58%
    Average pay rate          5.98 - 6.50%     3.26 - 3.31%
Pay fixed swaps--
    notional amount               $265             $137              2002
    Average pay rate          6.48 - 7.25%     4.07 - 7.25%
    Average receive rate      delayed-start           3.26%

The variable rate portions of the swaps are based on either variable three-month LIBOR or the one-month U.S. composite commercial paper rate. Disclosure of the variable rate feature in the above table was based upon current variable interest rates at December 31, 1994 and December 25, 1993, assumed to remain constant throughout the term of the swap. Changes in LIBOR or commercial paper rates would change the disclosures significantly, affecting future cash flows. However, the Company is largely indifferent to these changes due to its natural hedging policy.

As of December 31, 1994, the Company further had outstanding an interest rate cap on variable rate obligations, which protects the Company from rising interest rates. This cap is associated with the Company's future lease obligation for an office facility and has a notional amount of $65,000,000.


Off-Balance-Sheet Risk And Concentrations Of Credit Risk            21


The Company places its cash, cash equivalents and short-term investments with financial institutions and limits the amount of credit exposure with any one financial institution. The Company actively evaluates the creditworthiness of the financial institutions with which it invests.

Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, and their dispersion across different businesses and geographic areas.

The Company has invested $425,000,000 in securities issued by a wholly-owned subsidiary of a triple-A rated financial institution. Although there are equity risks associated with these securities, based on the extremely high quality and stability of the institution, this investment is considered by management to be secure.

The Company cannot be characterized as trading actively in derivative instruments since such instruments are executed as hedges of underlying exposures. The Company does not engage in hedging of expected sales or earnings performance for which hedge accounting treatment would not be permitted. Therefore, the Company does not view itself as sustaining market risk from its use of these instruments.

The notional amounts of foreign exchange and interest rate instruments summarized in Note 19 - Derivative Financial Instruments, do not represent amounts exchanged by the parties and thus are not a measure of the exposure of the Company through its use of these instruments. The amounts exchanged are calculated on the basis of the notional amounts and other terms, which relate to interest or exchange rates.

The Company is exposed to credit-related losses in the event of non-performance by counterparties to the financial instruments, but it does not expect any counterparties to fail to meet their obligations given their high credit ratings. The Company has established quality standards for the financial institutions with which it deals, basing such standards on the evaluation of a recognized rating agency specializing in the rating of financial institutions. Further, the Company actively monitors the concentrati on of business activity with each financial institution in order to adequately diversify this credit risk. The credit exposure of interest rate and foreign exchange instruments as of December 31, 1994 was $3,733,000 and $18,176,000, respectively.


Litigation                                                           22


On June 3, 1994, the Company announced that actions to normalize high levels of inventories at distributors would cause sales and earnings for the second quarter and remainder of 1994 to be below the level of the same periods in 1993 and that results for the year would be less than originally planned. Several class action suits were filed in the United States District Court, New York and consolidated in the Western District, against Bausch & Lomb and one of its officers alleging the Company artificially inflated the value of its stock by making false and misleading statements about expected financial results. The plaintiffs seek unspecified damages based upon the decrease in market value of shares of the Company's stock. Management intends to defend these actions vigorously.

On January 31, 1995, a proposed class action suit was filed in the United States District Court for the Western District of New York against Bausch & Lomb and several of its officers. The suit alleges that the Company failed to fully disclose the impact of the efforts to normalize distributor inventories on the Company's 1994 financial results, thus misleading shareholders who purchased shares between June 4, 1994 and January 25, 1995. The plaintiff seeks damages based upon the decreased market value of the Company's stock. Management is vigorously contesting these claims.

On December 28, 1994, the Company received a request from the Securities and Exchange Commission for information apparently prompted by accounting issues arising out of the unsuccessful marketing program initiated by the Contact Lens Division, which was designed to transfer management of a portion of the U.S. traditional lens business to optical distributors. The Company is cooperating fully with the SEC in the inquiry but there can be no assurance regarding its outcome.

In November 1994, the United States District Court for the Northern District of Alabama certified a nationwide class of purchasers of Optima FW and Medalist lenses between January 1, 1991 and November 1, 1994 to pursue claims related to the Company's marketing and sale of Optima FW, Medalist and SeeQuence 2 contact lens systems. Plaintiffs allege that the Company misled consumers by packaging the same lens under three different names for three different prices. Plaintiffs seek compensatory and punitive damages in an unspecified amount. The case may proceed to trial in late 1995. Management is vigorously defending the marketing of these lens systems.

The Company was also involved in other litigation, investigations of a routine nature and various legal matters during 1994 which are being defended and handled in the ordinary course of business.

While the ultimate results of the matters described above cannot be determined, management does not expect that they will have a material adverse effect on the Company's results of operations or financial position.

Report
of
Independent Accountants

To The Shareholders And Board Of
Directors Of Bausch & Lomb Incorporated


In our opinion, the accompanying consolidated financial statements appearing on pages 39 through 60 of this 1994 annual report of Bausch & Lomb Incorporated after the restatement described in Note 2 present fairly, in all material respects, the financial position of Bausch & Lomb Incorporated and its subsidiaries at December 31, 1994 and December 25, 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


                                         [Signature Price Waterhouse LLP]
                                         Rochester, New York
                                         January 23, 1996

Selected
Financial Data


Dollar Amounts In Millions
*Except Per Share Data
For The Year                             1994*           1993*          1992
  Net sales                          $1,892.7        $1,830.1       $1,709.1
  Earnings from continuing
    operations before cumulative
    effect of change in accounting
    principle                            31.1           138.9          171.4
  Cumulative effect of change in
    accounting principle                    -               -              -
  Loss from discontinued operations,
    net of taxes                            -               -              -
  Net earnings                           31.1           138.9          171.4
  Earnings from continuing
    operations before cumulative
    effect of change in accounting
    principle and non-recurring
    charges                             106.1           175.4          171.4

  Average shares outstanding (000s)    59,739          60,115         60,399
Per Common Share
  Earnings from continuing
    operations before cumulative
    effect of change in accounting
    principle                           $0.52           $2.31          $2.84
  Cumulative effect of change
    in accounting principle                 -               -              -
  Loss from discontinued
    operations, net of taxes                -               -              -
  Net earnings                           0.52            2.31           2.84
  Earnings from continuing
    operations before cumulative
    effect of change in
    accounting principle and
    non-recurring charges                1.78            2.92           2.84
  Shareholders' equity                  15.50           15.38          15.11
  Dividends                              0.955           0.88           0.80
At Year End
  Working capital                    $  277.4        $  669.6       $  514.9
  Property, plant and equipment         542.8           541.1          503.9
  Total assets                        2,457.7         2,493.0        1,873.7
  Short-term debt                       300.6           244.6          208.9
  Long-term debt                        289.5           321.0          277.7
  Shareholders' equity                  914.4           909.2          898.2
Statistics
  Before Cumulative Effect
    Of Change In Accounting Principle:
        Return on sales                   1.6%            7.6%          10.0%
        Return on average
          shareholders' equity            3.2%           15.5%          20.3%
        Return on average total assets    1.2%            6.8%           9.5%
  Before Cumulative Effect Of Change
   In Accounting Principle
   And Non-recurring Charges:
        Return on sales                   5.6%            9.6%          10.0%
        Return on average shareholders'
           equity                        11.0%           19.5%          20.3%
        Return on average total assets    4.1%            8.6%           9.5%
  Average income tax rate                52.6%           33.5%          32.4%
  Current ratio                           1.4             1.9            1.9
  Total debt to shareholders' equity     64.5%           62.2%          54.2%
  Total debt to capital                  39.2%           38.3%          35.1%
  Capital expenditures               $   84.8        $  107.2       $  119.3
  Employees                            14,400          15,900         14,500
  Common shareholders of record         9,100           8,100          7,700

    1991           1990          1989          1988         1987        1986        1985        1984
$1,520.1       $1,368.6      $1,220.3      $  978.3      $ 840.3      $698.9      $596.2      $533.6



    85.9          131.4         114.4          97.9         85.3        74.7        66.8        58.8

   (58.3)            --            --            --           --          --          --          --

      --             --            --            --           --          --          --        (8.6)
    27.6          131.4         114.4          97.9         85.3        74.7        66.8        50.2




   149.2          131.4         114.4          97.9         85.3        74.7        66.8        58.8

  60,455         60,150        60,435        59,894       60,758      60,578      59,922      59,431




$   1.42       $   2.19      $   1.89      $   1.63      $  1.40      $ 1.23      $ 1.11      $ 0.99

   (0.96)            --            --            --           --          --          --          --

      --             --            --            --           --          --          --       (0.14)
    0.46           2.19          1.89          1.63         1.40        1.23        1.11        0.85




    2.47           2.19          1.89          1.63         1.40        1.23        1.11        0.99
   13.77          13.95         11.96         10.55         9.70        8.16        6.84        5.52
    0.72           0.66          0.58          0.50         0.43        0.39        0.39        0.39

$  405.3       $  341.9      $  316.3      $  217.3      $ 372.4      $348.5      $260.0      $199.4
   457.9          418.8         351.0         294.3        226.5       205.6       150.9       127.6
 1,738.5        1,677.4       1,429.2       1,212.6        978.7       885.7       627.3       566.7
   256.1          285.2         228.2         184.7         18.6        22.1        21.4        51.6
   195.7          214.5         219.1         152.5        160.5       206.9        81.3        76.6
   819.3          825.5         713.3         629.0        576.6       490.8       408.1       327.2


     5.7%           9.6%          9.4%         10.0%        10.2%       10.7%       11.2%       11.0%

    10.3%          17.2%         17.5%         16.6%        15.9%       16.6%       18.7%       18.3%
     5.0%           8.5%          8.7%          8.9%         9.2%        9.9%       11.2%       10.5%



     9.8%           9.6%          9.4%         10.0%        10.2%       10.7%       11.2%       11.0%

    17.7%          17.2%         17.5%         16.6%        15.9%       16.6%       18.7%       18.3%
     8.7%           8.5%          8.7%          8.9%         9.2%        9.9%       11.2%       10.5%
    39.7%          32.6%         32.6%         33.3%        36.8%       33.8%       33.8%       30.9%
     1.7            1.6           1.7           1.6          3.1         3.1         3.2         2.3
    55.1%          60.5%         62.7%         53.6%        31.1%       46.7%       25.2%       39.2%
    35.5%          37.7%         38.5%         34.9%        23.7%       31.8%       20.1%       28.2%
$   88.6       $  108.4      $  100.3      $  103.1      $  49.4      $ 50.3      $ 34.1      $ 33.3
  13,700         13,000        12,500        10,000        8,300       8,000       7,600       8,300
   8,400          6,900         6,700         7,100        6,200       6,300       6,500       6,700

*Amounts have been restated for certain items as more fully described in
 Note 2--Restatement of Financial Information.
