Form 10-K, Exhibit 13
period 1995-12-30
BAUSCH & LOMB INC
filed 1996-03-29
CIK 10427

Financial Highlights
FOR THE YEARS ENDED
DECEMBER 25, 1993, DECEMBER 31, 1994 AND DECEMBER 30, 1995
(Dollar Amounts In Thousands -- Except Per Share Data)

1

                                                                                    Percentage
                                                                                        Change
                                               1993*         1994*         1995      From 1994
----------------------------------------------------------------------------------------------
BUSINESS RESULTS (INCLUDING
RESTRUCTURING, GAIN ON SALE
OF SPORTS OPTICS DIVISION
AND GOODWILL IMPAIRMENT CHARGES)
   Net sales                                $1,830,050    $1,892,686    $1,932,883            2%
   Business segment earnings                   271,847       163,616       271,555           66%
   Net earnings                                138,902        31,123       112,022
   Per common share:
     Net earnings                                 2.31          0.52         1.94
     Dividends declared                           0.88         0.955          1.01            6%
     Shareholder's equity at
       year end                                  15.38         15.50         16.32            5%
   Return on average shareholder's equity        15.5%           3.2%         11.9%
                                                                                      ---------

BUSINESS RESULTS (EXCLUDING
RESTRUCTURING, GAIN ON SALE
OF SPORTS OPTICS DIVISION
AND GOODWILL IMPAIRMENT CHARGES)
   Net sales                                $1,830,050    $1,892,686    $1,932,883            2%
   Net sales from continuing
       product lines                         1,730,685     1,781,669     1,914,625            7%
   Business segment earnings                   320,647       238,616       295,252           24%
   Business segment earnings from
      continuing product lines                 312,682       228,260       296,552           30%

   Net earnings                                175,365       106,123       108,552            2%
   Per common share:
     Net earnings                                 2.92          1.78          1.88            6%
   Return on average shareholder's
        equity                                   19.5%         11.0%         11.5%
                                                                                      ---------

OTHER FINANCIAL DATA
   Capital expenditures                     $  107,232    $   84,807    $   95,481
   Working capital                             669,627       277,428        70,870
   Common shareholders of record
      at year end                                8,100         9,100         8,100
   Average common shares
     outstanding (000s)                         60,115        59,739        57,852
   High/low stock price                  $57-1/2 - $43  $53-7/8 - $30-5/8  $44-1/2 - $30-7/8
                                                                                      ---------


*Amounts presented in this table and in tables and discussions included in pages
 2-26 have been restated for certain items as more fully described in Note 2 -- Restatement Of Financial Information.


Contents

        1       Financial Highlights
        2       Letter to Shareholders
        6       Our Values
        18      The Healthcare Segment
        25      The Optics Segment
        27      Financial Review
        43      Financial Statements
        46      Notes to Financial Statements
        65      Report of Independent
                Accountants
        65      Report of Governance
        66      Selected Financial Data
        68      Divisions and Subsidiaries
        70      Directors and Officers
        71      Corporate Information

                                                       1995 Annual Report      1

To Our Shareholders

Fellow shareholders

1995 was our second tough year in a row. We remained challenged on several fronts -- particularly in our contact lens business, where the emerging move to frequent lens replacement underscored the Company's efforts to substantially reduce manufacturing costs while increasing production on a global scale. Bausch & Lomb's stock price rose during the year, but was still reflective of a sluggish earnings recovery that lagged behind our plan. Total sales amounted to $1,933 million in 1995, an increase of 2% from 1994 and net earnings were $112 million. Consolidated revenues from continuing product lines rose 7% over 1994 to $1,915 million, while net earnings reached $109 million or $1.88 per share excluding non-recurring items. That compared to 1994 net earnings of $106 million or $1.78 per share. We had expected to do better on the earnings front, and are moving swiftly to enhance Bausch & Lomb's underlying profitability.

Bausch & Lomb historically has ranked among America's most admired corporations, but continued negative publicity related to past accounting and operational issues has tarnished our reputation. We genuinely believe that those problems would not occur in today's Bausch & Lomb, given the many changes we've made to our marketing practices and managerial approach to our businesses. We have also refocused the objectives linked to our executive compensation system to strike an appropriate balance between the achievement of annual operating plans and the creation of long-term growth in the value of our Company. Additionally, in January 1996, we restated Bausch & Lomb's financial results for 1993 with a corresponding restatement for 1994, and thus resolved continuing uncertainties related to past matters which have taken management's focus away from the tasks necessary to move our Company forward.

We Are Moving On

Bausch & Lomb has very attractive business opportunities and the resources, especially strong cash flow, to fund their pursuit. Fulfilling this potential requires that we do five things.

Sharpen the focus of our product portfolio and investment decisions. One place companies sometimes fall short is in their reluctance to fully realize asset values through divestiture or other forms of corporate restructuring. To us, growth isn't good if it fails to pay off for the shareholder, and bigger is only better if it provides a competitive advantage. Like other companies, Bausch & Lomb consists of a mix of businesses -- some preeminent, strong global franchises, others where franchise value has weakened or where capital requirements are large relative to the return we can confidently foresee. Some of our businesses may be worth more to others than to the Bausch & Lomb shareholder, and certain of them may have value that can be realized through various restructuring moves. Acting on these views, we divested the sports optics business in 1995, realizing a significant gain over book value. In December, the board of directors authorized management to evaluate the sale of our Interplak line of power toothbrushes due to its weak financial performance. Similar efforts in the future should sharpen our focus on core businesses and stimulate a greater return to shareholders.

Rekindle work force pride and enthusiasm. Although two tough years have tested the morale of Bausch & Lomb men and women, our employees continue to rise to challenges in an admirable and effective manner. Now, we need to give them a reason to feel pride in this company again, and further incentives to place their energies and trust in us. In the years ahead, we will be asking more of our employees, so we must continue to work on creating an environment where talented people can do extraordinary things. This environment must be built on trust and our commitment to people. It will be an environment where ideas and information circulate freely through all levels. We will foster a workplace that produces continuous improvement with higher

2       Bausch & Lomb
quality products and greater productivity. Through a focus both on increasing individual competence and providing a work environment which allows employees to contribute to the maximum of their potential, we will raise employee satisfaction and bottom-line performance. If we do these things well, we will attract and retain a dynamic, diverse and capable work force that can drive our Company to new levels of achievement.

Accelerate new product flow. We are shrinking our time to market -- aiming, for example, to cut by more than a year the time it takes to bring a new Ray-Ban sunglass design to the consumer. In addition, Bausch & Lomb is asking more of its annual research and development spending and we will be taking steps in 1996 to improve the yield from those investments. Competitively enhancing niche acquisitions and more fruitful reinvestments can invigorate our business. We intend also to aggressively defend our present areas of product leadership, like sunglasses, from competitive threat by increasing our focus on advertising.

Today, throughout Bausch & Lomb, we are dedicated to identifying the needs of our customers and supplying them with products and services which exceed their expectations. Some of the problems of the past few years clearly arose because we stayed too long with several products that had fallen out of sync with trends in their marketplace. We expect 1996 to provide solid evidence that Bausch & Lomb's product lines are again becoming closely aligned with the forces driving market growth around the world.

Recent investments to broaden our product offering reflect an emphasis on businesses that are central to our future. The acquisitions of Arnette Optic Illusions and Award plc early in 1996 logically fortify our competitive positions in sunglasses and contact lenses.

Arnette is a designer and marketer of high-performance sports sunglasses and goggles. Bausch & Lomb has been under-represented in this rapidly growing market segment, but will now take on a major role. Arnette sunglasses have earned a strong following among youthful consumers engaged in such sporting activities as cycling, surfing and snow boarding -- people who set styling trends for youth around the world. Coupled with the many new Ray-Ban, Revo and other sunglass models scheduled to be introduced this year, the Arnette acquisition should enable us to improve on the rate of sales growth attained in 1995.

Award plc manufactures a high-water, daily disposable soft contact lens in Europe. Its patented cast mold manufacturing technology and very efficient distribution process respond directly to the high volumes, short cycle times and low unit costs needed to make single-use soft contact lenses affordable for consumers and profitable for Bausch & Lomb. A further example of our investment

[Photo: WILLIAM H. WALTRIP, Chairman and Chief Executive Officer(right)
        WILLIAM M. CARPENTER, President and Chief Operating Officer]

                                                       1995 Annual Report      3

To Our Shareholders

strategies is the $30 million we are spending for the installation of next-generation soft contact lens manufacturing technology which is being developed in combination with IBM. This new technology will significantly lower the unit manufacturing cost of our SofLens66 contact lens which is ideal for two week or more frequent replacement. During 1995, our sales of lenses in this market surged 38% ahead of the preceding year, signaling the excellent potential of this market.

To the extent we seek additional acquisitions, they are likely to reflect the pattern established by these transactions -- manageable in scale, easy to finance and very supportive of our existing businesses.

It is also worth noting that we are in the process of developing a unified vision-care strategy which leverages our shared strengths and opportunities in contact lenses, lens care and eye care products. There are many areas in the world in which these lines are distributed through common channels. There are also markets in which the lens care business has matured as demand for disposable and frequent replacement contact lenses is exploding. As the worldwide leader in vision care, we can leverage the breadth of our product line and in-market capabilities, especially in markets that are in different stages of evolution.

Improve operational effectiveness. As you know, we pledged last year to reduce overhead expenses by $50 million over the next few years. Yes, we want to cut costs to improve the bottom line; but we also want to eliminate the bureaucracy that can stifle initiative. Decisions on how to achieve this reduction in costs should be reached by the end of the year, setting the Company up for further gains in profitability in 1997 and 1998. Our streamlining should improve Bausch & Lomb's bottom line while also restoring some of the responsiveness that endowed the Company's historical success.

Bausch & Lomb is striving to be observant, clear-thinking and responsive. We want to be the best player in our markets and are dedicated to providing our people with the support and structure necessary to realize that vision consistently. As part of these efforts, Bausch & Lomb established a $27 million restructuring reserve in the fourth quarter of 1995, about half of which resulted from a planned reconfiguration of our sunglass manufacturing process worldwide. Our new manufacturing strategy incorporates three fully integrated production sites in the U.S., Europe and Asia. This approach will improve the speed to market, flexibility and future profitability of Bausch & Lomb's sunglass business.

Build shareholder value. This idea is expressed in most annual reports. So, what's different at Bausch & Lomb? Commitment. We will align intent with execution. We understand very clearly that restoring the Company's reputation, especially in the toughest market of all -- the capital market -- depends on action, not intent. We will not drag our feet. This is evidenced by the accelerated nature of our cost reduction efforts, our current examination of Bausch & Lomb's product portfolio and our more stringent requirements for return on invested capital.

We also know that earnings are only one measure of financial progress.

During 1995, our Company was very successful in its ongoing efforts to enhance cash flow. $278 million was generated from operations, and these funds were combined with the proceeds from the sale of our sports optics business to facilitate the repurchase of 2.5 million shares of Common stock over the course of the year. In 1996, we plan to continue to repurchase our stock in the open market at a rate of about one million shares, or perhaps greater levels if circumstances warrant. Our capital expenditures for 1996 are budgeted in a range of $130 million, and will be heavily oriented toward our core businesses, particularly contact lenses. Research and development spending is budgeted to increase at a rate of about 15%.

4       Bausch & Lomb

Many Areas Performed Well In 1995

The balance of this report on 1995 demonstrates that there's much in which the men and women of Bausch & Lomb can take legitimate pride. In many of our worldwide operations, their effort and performance were truly extraordinary. These areas included our prescription pharmaceutical business, where sales increased almost 30% over the previous year, with a significant percentage of revenues coming from products that have been on the market less than two years. Our pharmaceutical profit margins also continued to expand. The Company's evolving mix of generic and proprietary ophthalmic drugs, together with our highly competitive manufacturing base, positions Bausch & Lomb for further strong gains in performance in this product area during 1996.

We were also very pleased by the performance of our biomedical business in 1995. It continued to post moderate sales growth while maintaining strong profitability and cash flow. Within this overall product area, we are making acquisitions and seeking other types of opportunities to speed the development of new biomedical products and services that move beyond the traditional laboratory animal business and put us on the forward edge of new markets.

In another key business area, we were successful in defending our share of the contact lens care market against intensified competition from private label products. And it's also worth noting that our lines of eye care products, over-the-counter medications, dental implants and hearing aids all attained revenue growth in 1995 that met or exceeded the 20% level.

Daniel E. Gill Retires

On behalf of Bausch & Lomb, we express our appreciation to Daniel E. Gill, who retired as chairman and chief executive officer at the end of 1995. Mr. Gill served our Company for 17 years, leading a restructuring in the 1980s that saw Bausch & Lomb grow from a small ophthalmic and scientific instruments company into a global competitor in major healthcare and optical markets.

One of management's objectives is to provide an environment in which Bausch & Lomb men and women can succeed. We will do this by bringing clarity to our aspirations and effectively executing a new, more embracing business plan, paying special attention to the values all of us bring to our business conduct.

To that, we pledge our very best efforts in 1996 and beyond.

Sincerely,

/s/ William H. Waltrip

William H. Waltrip
Chairman and Chief Executive Officer



/s/ William M. Carpenter

William M. Carpenter
President and Chief Operating Officer


A NEW SENIOR MANAGEMENT TEAM IS NOW
ACTIVELY READYING THE COMPANY FOR
A FAR MORE EXCITING FUTURE.

William H. Waltrip was named chairman and chief executive officer of Bausch & Lomb in December 1995. He is intimately familiar with the Company, having served as a director for the past ten years. During his business career, he has held numerous senior executive positions, including president and chief operating officer of Pan American World Airways and IU International Corporation and chief executive officer of Purolator Courier Corporation.

Also in December, William M. Carpenter was named president and chief operating officer. Mr. Carpenter joined Bausch & Lomb in March 1995 as executive vice president and global business manager -- Eyewear. Mr. Carpenter was previously president and chief executive officer of the U.S. subsidiary of Reckitt & Colman, plc. Earlier in his career, he held a number of executive positions with Johnson & Johnson's healthcare and consumer products businesses.

                                                       1995 Annual Report      5

"The secret of success,"
said British Prime Minister
Benjamin Disraeli, "is
constancy of purpose." For
Bausch & Lomb, constancy
is found in the values that
guide the corporation:
Partnership with employees.
Partnership with customers.
Innovation and finding
a better way. A commit-

1995 Annual Report 6
ment to the communities in which
it operates. And a clear
understanding that profits
are ultimately the by-
product of ethical, expert,
visionary enterprise. As the
following pages
demonstrate, Bausch &
Lomb's growth and culture
are built on its values. And
its values are the secret to its
long-term success.

                                                            1995 Annual Report 7

                            Importance of Customers
                                  and Quality
                                    ********
                 MAKING OUR CUSTOMERS' SUCCESS THE TOP PRIORITY

Janice Whisman, a Bausch & Lomb
national account manager in Texas,
is part of a three-person team that
works exclusively with the Kroger stores.
"Our whole focus," says Janice, "is
to be Kroger's most valued resource
in the eye care category by applying
our technology to lower our mutual costs and increase their sales. Our goal is to be a long-term partner."

1995 Annual Report 8

Janice and her team are part of Bausch & Lomb's commitment to reinforce customer relationships through enhanced, measurable service improvements. Rather than serve a number of accounts, they devote their efforts and thinking singularly to the needs of one customer.

Boston and Envision rigid
gas permeable lens materials
are at the forefront of
lens technology and performance.

"The team approach has really paid off," says Whisman. "Since we started in early 1994, Kroger and Bausch & Lomb have had two great years together. In 1995, we were up 50.7% in the general eye care category. Our total business increased by 8.5% while the health and beauty care lines rose 4.5%."

Technology is key. More than half of all customers of the Company's Personal Products Division, including the major national accounts, are now linked to Bausch & Lomb through electronic data interchange (EDI), a computerized, paperless ordering and invoicing system. With EDI, ordering is almost instantaneous so stocking shortfalls are practically nonexistent.

Some retailers, including Kmart, request Vendor Managed Inventory (VMI), where Bausch & Lomb ships its products automatically to the customer's distribution centers, based on direct access to incoming scanner data. The result is a more profitable balance between low inventories, which reduce costs, and constantly replenished shelf stock, which avoids any loss of sales from out-of-stocks.

For a growing number of customers, Bausch & Lomb provides full category management, evaluating the monthly sales and shelf positioning of all brands of eye care products to optimize profit margins and improve sales. Strong brands are merchandised more advantageously. Perpetually weak sellers are reduced in prominence or de-listed. The customer achieves a strategic refinement of shelf inventory that might not otherwise be possible. The consumer is able to consistently find the desired brand and size.

"We work with our customers in partnership to help them meet their strategic plans," says Whisman. "And we get results. So when they have eye care issues, we want them to call Bausch & Lomb. That's our goal."


================================================================================
Better Technology,
Better Service

Ordering rigid gas permeable contact lenses used to take a major account 10 days, a frustrating delay for wearers. In 1995, working together with National Vision Association (NVA) -- the manager of hundreds of Wal-Mart optical departments -- Polymer Technology Corporation streamlined ordering with electronic data interchange, bar coding and rapid overnight delivery. Today, from prescription to pick up, Polymer's popular made-to-order Boston and Envision lenses can be ready in as little as four days, a competitive edge for Polymer and NVA.
================================================================================

The Vendor Managed Inventory program
helps speed the delivery of ReNu
multi-purpose solution to Kmart
and other mass merchandisers.

                                                       1995 Annual Report      9

                               A Partnership with
                                   Employees
                                     *****
                     GIVING PEOPLE THE OPPORTUNITY TO EXCEL

Derek Sheridan and Carmel Cheasty
are part of a remarkable
organizational transition at Bausch
& Lomb's Waterford, Ireland sunglass
plant. In only three years, most of
the plant's 250 hourly employees
have moved from assembly line style
manufacturing into highly
productive work teams that are
reducing assembly lead times and
cutting defect rates by half.

10       Bausch & Lomb

"Employees are now solving their own problems," says Derek, a training facilitator at the plant, "and they are being given the skills to do it."

One of three fully-inspected sunglass plants in Bausch & Lomb's Global Product Delivery Strategy, Waterford has been training its employees to work in self-directed teams of five to 12 people. The goal is flexibility -- replacing the narrow focus of a single job skill with cross-training, teamwork and the mastery of many skills.

Ray-Ban Orbs sunglasses, produced
at the Company's Waterford, Ireland
plant represent a new generation of
contemporary designs that are
commanding consumer interest in
Europe and other markets.

================================================================================
Uncommon Commitment

Employees at Bausch & Lomb's Charles River Laboratories subsidiary have a unique responsibility: They breed and tend thousands of rodents and other animals used for biomedical research. In dedicated teams, they perform their daily routines in sterile isolation, constantly mindful that a single breach in "biosecurity" could compromise the health of an entire colony. "We spend a lot of time educating, training and motivating," says Dave Johst, vice president of human resources. "But the people here are genuinely inspired by the fact that their work is indispensible to life-giving research."
================================================================================

"People still get assembly and machine-skill training," says Derek, "but we also train them in interpersonal and communications skills -- how to listen and be assertive. We do continuous improvement training, team building and leadership training. We even teach our people how to conduct meetings."

Much of the training at Waterford encourages employees to think independently and offer suggestions for continuous improvement. "The IQ of the team is greater than any single member," says General Manager Brendan Power. "Instead of waiting for an engineer or an accountant or someone else to make an improvement, the teams will try it themselves. And nine times out of ten they'll come up with the solution."

The results have been exceptional. Waterford has halved its defect rate. Soon, a significant number of the 400 individual products manufactured at the plant will no longer require 100% inspection, simply random quality samplings. "There has been a very significant improvement in productivity arising from the fact that the product is made right the first time," says Power. "Our people are building in the quality."

For Bausch & Lomb, the growing responsiveness and agility of Waterford's workforce is an invaluable asset in the ever-changing fashion sunglass market. "As consumer requirements change and the marketplace changes," says Butch Sumpter, vice president, global manufacturing operations, Eyewear, "the most significant driving factor is going to be the ability for any manufacturing organization to react quickly and cost-effectively, to translate these requirements into the products of tomorrow. At Waterford, our people are doing that today."


Teresa Power, a Waterford, Ireland manufacturing employee, wears Ray-Ban Sidestreet sunglasses, which are experiencing strong global demand since their 1995 introduction.

                                                      1995 Annual Report      11

                              The Role of Profits
                                     *****
                    INVESTING WISELY FOR A PROFITABLE FUTURE

Diane Nelson is an aseptic filling operator at one of the newest and best-equipped pharmaceutical plants in the world -- Bausch
& Lomb's Tampa, Florida facility. "I've had jobs where I've felt limitations on my success," she says. "Here, I feel like there's an opportunity to reach as far as I can. This Company encourages us not to settle for anything less."

12       Bausch & Lomb

During 1994 and 1995 Bausch & Lomb's
Pharmaceutical Division received more generic drug approvals than any other company in the U.S.

================================================================================
China: Cultivated Growth

Bausch & Lomb entered the Chinese market in 1987, years ahead of competitors. Today, most of China's two million contact lens wearers use Bausch & Lomb lenses and care products, a great start for a brand franchise taking root in a market that will continue to grow 10% per year and could become the world's second or third largest economy by 2004. Recently, the Company expanded its joint venture manufacturing plant in Beijing, continued to educate hundreds of practitioners and formally introduced Ray-Ban sunglasses. Ray-Ban quickly became the leading premium sunglass brand in China.
================================================================================

The Tampa facility is the manufacturing foundation of Bausch & Lomb's U.S. pharmaceutical business. Launched in 1985 as a small start-up with a few ophthalmic drugs and a line of surgical instruments, the division is now the U.S. market leader in ophthalmic generics and an emerging factor in proprietary ophthalmic products. Both markets together are worth about $1.1 billion per year in the United States alone.

In 1995, the U.S. pharmaceutical business grew more than 30%, based primarily on its ability to obtain FDA approval for generics. For the years 1994 and 1995, the Bausch & Lomb Pharmaceutical Division received more generic product approvals than any other company in the United States. Most were for eye care products, such as antibiotics, anti-inflammatories and anti-glaucoma solutions, suspensions and ointments. All will carry the trusted Bausch & Lomb name.

"The Tampa plant is critical to our growing success," explains Alan Dozier, corporate vice president and president of the Bausch & Lomb Pharmaceutical Division. "We have one of the most advanced plants in the world, staffed by a highly motivated workforce. It was a long-term invest-ment that's now paying off with cost competitive, high-quality products."

In the coming years, growth in generics will come from a combination of internal product development, licensing and potentially, acquisitions. In 1995, the division moved further into proprietary ophthalmic products through an agreement with Pharmos to manufacture and market Lotemax, an ophthalmic anti-inflammatory. The agreement includes the co-development of two additional products. The division is also pursuing drug delivery technologies designed to transform generics into patent-protected products with high profit margins.

Internationally, the success of the U.S. business is equalled by Dr. Mann Pharma, Bausch & Lomb's German subsidiary and the headquarters of the Company's worldwide pharmaceutical business. A highly respected marketer of both over-the-counter medications and prescription ophthalmics, Dr. Mann registered a number of new products in the worldwide market in 1995 and has many registrations being developed in Europe, Asia and South America including Russia, India and China.

Betamann, Floxal and Vidisic contribute to Dr. Mann Pharma's role as one of the leading marketers of ophthalmic pharmaceuticals in
Germany.

                                                      1995 Annual Report      13

                             Innovation and Finding
                                  a Better Way
                                     *****
                    ALLOWING TALENT THE FREEDOM TO FLOURISH

Jay Kunzler and Yu-Chin Lai,
principal scientists at
Bausch & Lomb's R&D
facility in Rochester, spent years
creating new polymers before
inventing alphafilcon A, the
material in SofLens66 contact lenses.
"This material is a breakthrough,"
says Lai. "Its chemistry is unique.
Its potential is huge. And there's
nothing else like it on the market."



14       Bausch & Lomb

Development of SofLens66 lenses began almost incidentally with a request from Bausch & Lomb Europe in 1991 for a high-water contact lens. While the U.S. market had yet to show much interest in high-water contact lenses, demand was taking off in Europe.

================================================================================
A Growing Category

Bausch & Lomb has been making anti-reflective coatings for over 50 years, mainly for specialized medical and other lighting applications. In 1995, the Thin Film Technology Division introduced Marathon, an anti-reflective coating for prescription lenses. Highly scratch-resistant and color-neutral, Marathon coatings significantly reduce glare from eyeglass surfaces. "In Europe, about 60% of all prescription eyewear is coated. In Japan, it's 95%," says division president Gayle Johnston. "But in the U.S. it's only 5%. Clearly, Marathon coatings are entering a growing category at the right time."
================================================================================

Kunzler and Lai knew well the challenges of high-water content lenses. The gel-like polymers are notoriously prone to tearing. With alphafilcon A, they solved the problem.

"The final material is 66% water which is an exceptionally high water content, which aids comfort," says Kunzler. "It has high tear strength for excellent patient handling and durability. And it's non-ionic. Competing high-water products are ionic and tend to absorb proteins from the eye, unlike aphafilcon A."

When released to the European market as Medalist 66 lenses in 1993, this product immediately began capturing market share. "We looked at its success in Europe and realized the potential for a new lens that could compete with disposables in the United States," says Carl Sassano, senior vice president and global business manager -- Contact Lenses.

Sassano was the executive champion of a hand-picked team whose job was to bring SofLens66 lenses to the U.S. market as quickly as possible. Led by Debbie Corio, national account manager for retail optical, the team launched SofLens66 lenses in July 1995, the fastest U.S. product introduction in the Company's history.

SofLens66 contact lenses moved from design to launch in five months...the fastest product introduction in Bausch & Lomb history.

Concurrently, Bausch & Lomb had contracted with IBM to automate the cast molding process. In less than two years, an IBM-engineered prototype machine has demonstrated the possibility of manufacturing alphafilcon A lenses at less than half the cost of conventional cast molding. Bausch & Lomb has since committed $30 million to install this "next generation" of contact lens manufacturing technology.

"The prices of today's disposables haven't changed much in five years," says Sassano. "By taking half the cost out of making the lenses, we can greatly improve our return on investment and redirect some of that savings into promotion to further advance market penetration. There's no doubt about the market for SofLens66 lenses. It's a big one."

The success of Gold Medalist Toric and
SofLens66 contact lenses is based on
excellent performance that has earned the support of eye care professionals.

                                                      1995 Annual Report      15

                                  Our Company
                               and Our Community
                                     ******
                    CONTRIBUTING TO A BETTER QUALITY OF LIFE

"We never really appreciated a bird singing until we recently heard one through the ears of our four-year-old daughter Alysse," wrote
Patty and Brent Rathburn of Leucadia,
California. "Thanks to you and the Children's
Foundation, Alysse is now hearing the birds, music, her own footsteps and even whispers...
Our thanks alone will never be enough..."

1995 Annual Report      16

Patty and Brent wrote their thank-you letter in July of 1995 to Sharon Hudgens of the Sears Hearing Aid Center in Carlsbad, California. After months of searching without success for financial assistance to purchase hearing aids for their daughter, they found the telephone number of the Sears outlet in the Yellow Pages. Sharon, a hearing aid fitter, was aware of the Miracle-Ear Children's Foundation and obtained an application for the Rathburns. A short time later, the family was approved and Alysse was fitted with two hearing aids at no cost.

Hundreds of families are helped
each year by Miracle-Ear
Children's Foundation.

================================================================================
The Gift of Vision

About one child in every 5,000 is born without the eyes' natural lenses, or must have them removed at birth -- a procedure known as infantile surgical aphakia. To avoid blindness, they wear powerful extended-wear contact lenses until adulthood when intraocular lenses can be implanted. Despite ongoing difficulties in securing the raw material for its SilSoft "aphakic" contact lenses, Bausch & Lomb continues to provide this small patient base with this vital service. "The SilSoft line is not about profits," explains Chuck Dushman, group product manager, Contact Lens Division. "It's about doing the right thing."
================================================================================

Alysse is one of more than 1,200 children who have received hearing aids since the Miracle-Ear Children's Foundation was established in 1990. Headquartered in Minneapolis, Minnesota, the non-profit foundation works through the more than 1,000 Miracle-Ear franchise centers to help children whose families do not qualify for public assistance but can't afford to purchase the aids.

"Generally, families with very low incomes can obtain hearing aids through state medicaid," says Dick Brandt, director of the Miracle-Ear Foundation and director, marketing and research/product information for Miracle-Ear. "It's families with annual incomes between $20,000 and $30,000 who have a problem. Insurance doesn't normally cover hearing aids, so they are usually on their own."

In 1995, the Foundation received about 300 applications from across the United States and more from franchisees in Puerto Rico, Taiwan and Mexico. About 225 will eventually be approved. In most cases, two hearing aids are supplied to each child, at a retail cost of approximately $1,000 per aid.

In 1995, the Foundation also published an informative 16-page pamphlet entitled "Your Child's Hearing Loss, First Steps For You and Your Family." This reassuring pamphlet answers many questions and provides a list of valuable resources for concerned parents.

"The Foundation offers Miracle-Ear a unique way to work in partnership with its many franchisees," explains Brandt, "to put something back into the communities where we have a presence."

"The long and the short of it," wrote the Rathburns, "is that Sharon Hudgens, Miracle-Ear and the Children's Foundation gave Alysse the chance to hear like a normal child... [We] can never fully express our heartfelt thanks."

Sharon Hudgens, a hearing aid fitter in
Carlsbad, California fit Alysse Rathburn with two hearing aids at no cost to the family.

                                                      1995 Annual Report      17

                             The Healthcare Segment

================================================================================
THE HEALTHCARE SEGMENT FIVE-YEAR SUMMARY OF RESULTS

Dollars In Millions        1991      1992      1993      1994        1995
Net sales                $943.8    1,033.2   1,169.2   1,249.9       1,359.5
Business segment
   earnings              $102.4*     176.1     192.3**    91.5***      229.2+

   *     Includes restructuring and special charges of $50.3 million.
  **     Includes restructuring charges of $15.9 million.
 ***     Includes goodwill impairment charge of $75.0 million.
   +     Includes restructuring charges of $7.9 million.

Revenues in Bausch & Lomb's healthcare segment increased 9% to a record $1.4 billion in 1995. Earnings for the segment also reached an all-time high. The gain in revenues was led by products in the medical sector, notably contact lenses, pharmaceuticals, dental implants and hearing aids, where sales growth reached double digits.
================================================================================

THE PERSONAL HEALTH SECTOR

Contact Lens Care Products

Bausch & Lomb's global contact lens care business attained a 5% growth in revenues in 1995, a result which reflected a moderation in demand in the U.S. market versus prior years. Increased soft lens solutions shipments in Europe, Asia and Latin America and good demand for rigid gas permeable lens care products, including the Boston line, led revenue gains. Bausch & Lomb maintained its worldwide leadership position in lens care, including the U.S., where the Company's market share reached a new high during the year. The Company's U.S. sales were even with 1994 results, the first time in many years that domestic revenues have not increased. Total operating earnings were down slightly from 1994.

Worldwide sales of ReNu multi-purpose solution, the Company's flagship product, ran slightly ahead of 1994. Outside the U.S., where about 40% of the Company's lens care business originates, demand for the Company's multi-purpose solution continued to grow rapidly. Total non-U.S. lens care sales rose 13% over 1994. European sales increased 13%, while Latin American revenues rose 22% and Asian sales grew 10%.

The Company's line of rigid gas permeable contact lens solutions continued to perform in an excellent manner with a 16% increase in global revenues over 1994. Contributing to these results were the successful launches of two new products in the U.S.: Boston Simplicity, the first multi-purpose solution for rigid gas permeable lenses in this market, and Boston Advance comfort formula conditioning solution, an improved version of the Company's leading product in this category.

Bausch & Lomb's leading line of contact lens care products are manufactured and sold around the world.

The outlook for the U.S. lens care business is mixed. Total soft lens care sales are expected to remain flat in 1996, with gains by multi-purpose solutions and lubricant lens care products offsetting a continuing decline in traditional products such as saline, daily cleaners and enzymatic tablets. This shift is being driven by the increased use of frequent replacement and disposable contact lenses. The Company's strong share of the chemical market will be challenged again in 1996 by new competitive entries. It is encouraging to note that the ReNu line remains the number-one brand both with doctors and at retail, despite several new competitive entries in 1994 and 1995.

============================== [BAR CHART] ==================================

                     Worldwide Sales For RENU Product Line

                              Dollars In Millions


                                 91      $111
                                 92      $152
                                 93      $197
                                 94      $260
                                 95      $277
================================================================================

18       Bausch & Lomb

This strong brand name provides a platform for our continued leadership in the chemical market.

Outside the U.S., the potential for future sales growth is substantial. In most countries of the world, the contact lens wearer population is increasing. Additionally, multi-purpose solutions, which currently comprise more than half the U.S. market, represent less than a quarter of the European market and virtually none of the Japanese market.

Boston Simplicity solution's one-bottle
regimen for rigid gas permeable lenses
eliminates the need for two separate products to clean and condition lenses.

================================== [PIE CHART] =================================
                               Geographic Mix Of
                    Bausch & Lomb's 1995 Lens Care Revenues


                       U.S.                           61%
                       CANADA & LATIN AMERICA          6%
                       EUROPE, MIDDLE EAST & AFRICA   17%
                       ASIA-PACIFIC                   16%
================================================================================

                           U.S. Share Soft Lens Care
                                  Starter Kits

                                   1993     1994     1995
ReNu Multi-Purpose Solution         41%      42%      42%
Competitor 1                        40%      40%      35%


                               U.S. Market Share
                         Chemical Disinfectant Segment

                                   1993     1994     1995
Bausch & Lomb                       32%      35%      35%
Competitor 1                        31%      32%      31%

In these regions, convenience is a major factor driving consumer preference, and multi-purpose cleaners address this need. Significant opportunities for other types of lens care solutions also exist in international markets. In response to those opportunities, a new hydrogen peroxide lens disinfecting product was launched in Europe in 1995.

The Company will rigorously defend its commanding 30% share of the global lens care market. This effort will include actions to speed the further development of markets outside the U.S., as well as continuing programs to maintain professional support for ReNu multi-purpose solution. This product is the number-one brand recommended by U.S. eye care professionals. Consumer loyalty to ReNu multi-purpose solution is currently more than 80%, one of the highest rates for health and beauty products sold at retail in the U.S.

Oral Care Products

The Interplak line experienced a substantial reduction in revenues for 1995, particularly in the fourth quarter. A weak retail environment and the arrival of new competitors were factors. However, operating performance for the oral care line improved due to a consolidation of operations in Rochester, New York and other cost reductions. These savings should be fully evident in 1996.

Skin Care Products

In its second full year of marketing, Curel therapeutic moisturizing lotion achieved 17% revenue growth. Curel lotion's market share rose to a record high in 1995, becoming one of the most popular brands in the therapeutic segment of the hand and body lotion market, which is the fastest-growing part of the overall lotion business. The Curel line was significantly enhanced in 1995 with the introduction of Curel alpha hydroxy dry skin lotion which met with strong initial consumer acceptance. Curel lotion's proprietary formulation, which provides long-lasting, non-greasy moisturizing, is an acknowledged standard for the effective treatment of dry skin.

                                                      1995 Annual Report      19

The Soft Sense brand, which competes in the cosmetic segment, is being repositioned with new graphics and two new products: fragrance free and alpha hydroxy.

Curel and Soft Sense lotions each
recently introduced a new alpha
hydroxy formula.

Eye Care Products

The Company's eye care products achieved record results in 1995, with revenue growth exceeding 20%.

Bausch & Lomb's largest eye care product, Moisture Drops lubricant eye drops, again posted increased revenue growth. Opcon-A eye drops recorded its first full year of sales in 1995, and generated brisk demand. It was the first antihistamine/decongestant eye drop to gain FDA approval for the over-the-counter market, and unit sales exceeded those of all competitors combined. Since the Company's Opcon-A drops provide relief for itching and redness caused by ragweed, pollen and animal hair, in 1996 the Bausch & Lomb Allergy Drops brand will be repositioned under the strong Bausch & Lomb Sensitive Eyes trademark for the large non-allergy redness relief market.

Opcon-A drops combine the actions of an
ocular decongestant and antihistamine to relieve itching and redness commonly associated with ragweed, pollen and animal hair.

Eye drop products are expected to continue to generate strong sales growth in 1996 and beyond. Over the long term, the Company intends to continue to introduce superior eye care technology focusing on artificial tears and allergy relief products.

Over-the-Counter Medications

The OTC medications line consists of analgesics, sedatives, sleep aids, hay fever remedies, eye drops, food supplements, anti-depressants and nasal decongestants.

These products are distributed primarily in Germany by the Company's Dr. Mann Pharma subsidiary. Spurred by strong demand for hay fever and tranquilizer products, over-the-counter medication sales surpassed expectations with revenues increasing almost 30% in 1995. Highlights of the year included strong sales of the Vividrin brand of hay fever products, which increased its market share to a commanding 64%. Vivimed analgesic also performed well, despite a category sales decline of 4%. Vivinox sleeping and tranquilizing products, enjoyed strong growth, as did Viviplus, an anti-depression drug launched in 1995, which achieved an 18% market share and the category's number-two position in its first full year of marketing.


The Vivivit family of OTC products
contributed to an increase of nearly
30% in revenues for the Company's line of over-the-counter medications in 1995.

20       Bausch & Lomb

                               THE MEDICAL SECTOR

Contact Lenses

Worldwide sales of Bausch & Lomb contact lenses advanced 14% in 1995. Planned replacement and disposable lenses paced this revenue growth and achieved a sales increase of more than 35%. On a geographic basis, total contact lens revenues outside the U.S. rose 20% over 1994 while sales in the U.S. rose 6% for the year. Overall, the business operated at a loss, but actions are being taken to lower costs and improve productivity in future years.

Bausch & Lomb is gaining competitive strength as a low-cost, high-volume producer. These attributes are critical to success in the rapidly growing disposable and frequent replacement lens market segment. During 1995, the Company committed $30 million to install the next generation of soft contact lens manufacturing technology. This investment followed the completion of the first phase of a joint development program with IBM. The new technology will significantly reduce the unit manufacturing cost of the Company's soft contact lens products and substantially increase its contact lens unit production capacity.

================================= [PIE CHART] =================================
                               Geographic Mix Of
                                Bausch & Lomb's
                             Contact Lens Revenues


                       U.S                            39%
                       CANADA & LATIN AMERICA          6%
                       EUROPE, MIDDLE EAST & AFRICA   22%
                       ASIA-PACIFIC                   33%
================================================================================

================================= [PIE CHART] =================================

                  Percentage Of Installed Base Of U.S. Wearers
                       At Year-End 1995 Using Disposable,
                  Traditional, And Frequent Replacement Lenses

                           DISPOSABLE             36%
                           TRADITIONAL            46%
                           FREQUENT REPLACEMENT   17%
                           DAILY REPLACEMENT       1%

                         Source: Bausch & Lomb Estimate
================================================================================

This new manufacturing technology will be used to make Bausch & Lomb's new high-water SofLens66 contact lens. The SofLens66 contact lens was introduced in the U.S. in the second half of 1995 and is made from a patented polymer which provides outstanding visual acuity and comfort. SofLens66 lenses will be distributed throughout the U.S. in 1996 and are ideal for replacement at intervals of two weeks or more frequently.

The February 1996 acquisition of Award plc, an innovative low-cost producer of daily disposable contact lenses, gives the Company an immediate entry into this quickly emerging market segment. Award has developed a high-volume, short cycle-time manufacturing technology and a very efficient distribution process that makes single-use contact lenses affordable for consumers. Expansion of Award's product distribution throughout Europe and plans to apply for approval to market the lens in the U.S. are in progress.

The SofLens66 contact lens is made from a patented new polymer which provides outstanding visual acuity and comfort.

Optima FW lenses accounted for more than half of the Company's U.S. contact lens sales in 1995 and achieved strong revenue gains.

Global contact lens sales are well-balanced, with Europe providing about 22%, of revenues, Asia-Pacific 33% and the U.S. 39%. The international disposable market is generally at an earlier stage of development than the U.S. and the

                                                     1995 Annual Report      21

Company is focusing on opportunities to rapidly gain market share. The launch of the Company's SofLens66 product, known as Medalist 66 lenses outside the U.S., was expanded in Europe in 1995. Other new product introductions included the Gold Medalist Toric lens in Europe.

During 1996, sales and profitability for the contact lens business are anticipated to improve at a good rate as a result of new manufacturing technologies, new products and the further development of market opportunities outside the U.S.

Pharmaceuticals

The Company's global pharmaceutical customers include doctors, pharmacists, hospitals and managed care organizations, to whom patients with a wide range of eye ailments look for care. Both healthcare providers and patients the world over trust the Bausch & Lomb and Dr. Mann Pharma names as a source for high-quality eye care. In 1995, global pharmaceutical revenues approached $100 million, up 28% over the previous year. Operating earnings improved at an even higher rate. The U.S. accounted for 62% of 1995 sales, with the balance coming from the Company's Dr. Mann Pharma subsidiary in Germany.

In the U.S., the Company's major products include OptiPranolol, a proprietary ophthalmic beta-blocker used to treat glaucoma; Muro, a proprietary line of solutions and ointments used for corneal edema and Levobunolol, a generic ophthalmic beta-blocker, which was introduced in the first quarter of 1994 and now has a 50% share of the generic beta-blocker market segment. Crolom, a new mast-cell stabilizer solution used to treat vernal conjunctivitis, was introduced in early 1995 and achieved a 35% share of its market. Dr. Mann Pharma experienced strong revenue growth in 1995 and is the German market leader for dry eye treatment, ophthalmic antibiotics and red eye treatment products.

New products expected to be launched in 1996 include Lotemax, a proprietary ophthalmic drug used to treat ocular inflammation and a dry eye ethical over-the-counter product, Muro Ocugel. This is a modified version of Dr. Mann Pharma's highly successful product, Vidisic.

Enthusiastic doctor and pharmacist acceptance of Crolom, OptiPranolol, Muro 128 and
Levobunolol medications contributed to
outstanding sales and earnings growth for the Company's U.S. pharmaceutical business.

================================= [PIE CHART] =================================

                                Geographic Mix Of
                                Bausch & Lomb's
                            Pharmaceutical Revenues

                                           1995
                                 U.S        62%
                                 NON-U.S    38%

================================================================================

================================= [PIE CHART] =================================
                         Composition Of U.S. Ophthalmic
                             Pharmaceutical Market

                             BETA BLOCKER       26%
                             MIOTIC/GLAUCOMA    18%
                             CORTICOIDS         12%
                             ANTI-INFECTIVES     9%
                             ARTIFICIAL TEARS    7%
                             DECONGESTANTS       9%
                             OTHER              19%
================================================================================

Bausch & Lomb has global capabilities in its pharmaceutical operations that provide the basis for continued strong growth in sales as well as profitability. The Company has secured more than 25 abbreviated new drug application (ANDAs) approvals in the U.S. in the last two years, thus demonstrating an ability to develop beneficial products and expedite their introduction. In the U.S. and Europe, it has in place


22      Bausch & Lomb
over 50 ophthalmic drugs covering all major therapeutic categories. It also has global sterile manufacturing facilities -- in the U.S., Europe, China and India -- and a well-established global business structure. Presently, the Company has over 400 product approvals in 73 countries, and more than 40 approvals are planned in 1996.

Hearing Care

In 1995, the U.S. hearing care market rebounded, growing 8%. Bausch & Lomb's own Miracle-Ear business, with the strongest brand name in the category, posted a sales gain of 20%.

New products contributed substantially to the Company's progress, especially the Mirage line, a very small hearing aid which fits deep within the ear canal. The Bausch & Lomb programmable hearing aid, launched in the second quarter, gained increasing acceptance as the year progressed. Both of these high-margin products are expected to build on their initial success, helping to sustain the positive sales and earnings trends begun in 1995.

New products scheduled for introduction in 1996 will enable Miracle-Ear hearing aids to comfortably fit a larger population of potential users. They will include new circuitry options that rank with the most advanced in the hearing aid field.

Small in-the-canal hearing aids and new
programmable models are earning an
enthusiastic reception among consumers.

Dental Implants

Revenues for Steri-Oss dental implants and instruments rose more than 20% over 1994 and market share increased despite intensified global competition. The Company is a leading producer of prosthetic and restorative dental work products, primarily jaw anchors for artificial teeth that replace those lost to disease or accident. Several important new products reached the market in 1995, including the Bio-Esthetic Abutment System that anatomically shapes the implant for a more esthetically pleasing result. Steri-Oss also established new distribution in Israel and obtained a number of approvals for sale of its products in Japan. The Bio-Esthetic line will be a primary focus of the Company in 1996.

THE BIOMEDICAL SECTOR

Consolidated revenues for the biomedical sector increased 7% over 1994, and both the profitability and cash flow of this business remained strong.

Research Animals

Charles River Laboratories currently commands more than 40% of the worldwide market for purpose-bred rodents used in biomedical research. With an international technical staff of over 50 veterinarians and PhDs, Charles River is uniquely positioned to respond to more demanding customer requirements in the animal business. These include the testing of new pharmaceutical compounds on rodent models, the characterization and mass production of enhanced rodent research models, and serving as an international outsourcing alternative to pharmaceutical and biotechnology companies which are increasingly committed to transitioning their animal studies to a qualified service provider. For example, Charles River currently is injecting human tumors provided by a pharmaceutical customer into a special strain of rodents, applying therapeutic compound candidates and reporting data back to the customer.

Global ISO 9000 certification is another major advance in Charles River's program to standardize product quality across the world. In keeping with its goal of offering customers an "International Standard" product that remains consistent and reliable over time and geography, Charles River

                                                      1995 Annual Report      23
continues to position itself as the only truly global provider in its industry.

Future trends in the mix of product sales should continue to reflect increasing demand for specialized high-value rodent models, such as immunocompromised mice used in AIDS research. However, the overall rodent business is not planned for high growth. Today, sales of laboratory animals represent approximately 85% of total biomedical product sales. This percentage is expected to decline each year, offset by the very rapid emergence of a new family of Charles River products and services based on emerging biomedical technologies.

Biomedical Products And Services

One example of Charles River's emerging focus on biomedical products is the Endosafe line of endotoxin test kits. These kits are used to test for bacterial contamination in injectable drugs and invasive devices as part of the manufacturing quality control regimen mandated by the FDA. Endosafe manufactures the Limulus Amebocyte Lysate Assay, the only in vitro endotoxin test approved by the FDA, and its revenues grew more than 80% during 1995.

Charles River is also the world's largest producer of specific pathogen-free eggs, used principally in the production of poultry vaccines. Demand for these products is being fueled by a global increase in consumer demand for poultry products. Revenue gains in this area exceeded 20% in 1995.

Continued progress was attained on collaborative efforts with BioTransplant, Incorporated, based on a program through which organs from a special strain of inbred swine (produced exclusively by Charles River) will be made available for xenotransplantation, or transplantation across species. This is an undeveloped market estimated to have a potential value of more than $1 billion within the next decade. The goal of the BioTransplant/Charles River project is to develop a scientific protocol so that swine can become a source of hearts, kidneys, livers and other organs for human transplantation in response to the insufficient availability of suitable human organs. This would be made possible through the combined utilization of Charles River's specialty swine and BioTransplant's proprietary portfolio of methods and products designed to selectively inhibit and modify a patient's immune system so that it will accept foreign organs through a technique known as "specific immune tolerance." If this collaborative effort is successful, organ recipients will no longer be required to remain on powerful immunosuppressive drugs for the rest of their lives. Although there are 18,000 organ transplants performed in the U.S. each year, a qualified U.S. patient population of over 40,000 are awaiting donor organs.

Charles River is the world's largest
manufacturer of specific pathogen-
free eggs.

Charles River's prospects for further growth in 1996 remain excellent, with the potential to further leverage expected sales gains through the acquisition of new biomedical product lines. Charles River continues to focus on growing its portfolio of services in anticipation of increasing worldwide outsourcing demand by the pharmaceutical industry. Experience and technology, an international presence, and an established reputation as an industry leader positions Charles River globally as a unique product and service provider.

================================= [PIE CHART] =================================

                       Geographic Mix Of Bausch & Lomb's
                            1995 Biomedical Revenues

                       U.S                            40%
                       CANADA & LATIN AMERICA          3%
                       EUROPE, MIDDLE EAST & AFRICA   31%
                       ASIA-PACIFIC                   26%

================================================================================
24       Bausch & Lomb

                               The Optics Segment

================================================================================
THE OPTICS SEGMENT FIVE-YEAR SUMMARY OF RESULTS

Dollars In Millions                1991     1992     1993      1994     1995
Net Sales                         $576.3    657.9    660.9     642.8    573.4
Business Segment
        Earnings                  $137.9    135.5     79.6*     72.1     42.3**
Net Sales***                      $522.8    586.6    561.5     531.8    555.1
Business Segment
        Earnings***               $134.9    129.9     71.6*     61.7     43.6**

  * Includes restructuring and special charges of $32.9 million.
 ** Includes restructuring charges of $15.8 million.
*** From continuing operations.
================================================================================

Optics segment revenues for continuing product lines rose 4% in 1995. Sunglass products, led by the RAY-BAN line, achieved a 6% growth in sales as new designs met with very enthusiastic market acceptance. Segment earnings were depressed by a charge to restructure manufacturing operations.

Sunglasses

Worldwide sunglass revenues rose 6% over 1994 as the Company responded to major shifts in consumer styling preference and the continued surge in demand for sports-related sunglasses. Bausch & Lomb, with a global market share approximating 43%, originally built its worldwide leadership on the classic appeal of its Ray-Ban Wayfarer sunglasses and Aviator models. Recently, however, the market for premium-price eyewear has changed dramatically with sales of these classic models lagging behind new, fast-growing contemporary and sport segments of the sunglass category. Accordingly, the Company has been aggressively shifting its priorities, leveraging its global brands, market expertise and existing infrastructure to bring new lines and products to market.

Both the challenge and the potential of the evolving sunglass category are considerable. The global market is expected to grow at a compound rate of 8-10% over the next several years, paced by strong double-digit growth in Asia and Latin America compared to more modest single-digit growth expectations in North America and Europe. Distribution is shifting away from traditional channels, like optical outlets and department stores, to specialty stores. This shift is readily apparent in the U.S., where premium priced sunglasses sold through traditional outlets have steadily dropped, while specialty stores now have the largest market share with more than 30% of retail sales. The same shift is expected to gain momentum worldwide.

Revo created and leads the fast-growing
ultra-premium sunglass category. Half of
Revo's 1996 sales are expected to come from products introduced since 1992.

In another critical market shift, the majority of sunglass consumers -- 61% -- are now 16-34 years of age, a trend-conscious group committed to self-expression. They are driving category growth and are eager to experiment with new styles and brands.

================================= [PIE CHART] =================================

                        Share Of Global Sunglass Market

                             BAUSCH & LOMB   43%
                             DE RIGO          7%
                             OAKLEY          11%
                             LUXOTTICA        6%
                             CORNING          2%
                             OTHER           31%

                         Source: Bausch & Lomb Estimate
================================================================================

Bausch & Lomb's strategy to tap into these trends incorporates aggressive new product introductions, strong new product advertising to consumers, new merchandising materials to increase brand awareness in stores and faster product development and delivery.

A major benchmark of Bausch & Lomb's success will be increased sales from new products. Consumer interest in new types of sunglasses is clear: For example, half of the Revo line's sales for

Ray-Ban Sidestreet sunglasses were
one of the Company's most successful products in 1995.

                                                     1995 Annual Report      25

================================= [PIE CHART] =================================
                               Geographic Mix Of
                        Bausch & Lomb Sunglass Revenues

                       U.S                            47%
                       CANADA & LATIN AMERICA         10%
                       EUROPE, MIDDLE EAST & AFRICA   25%
                       ASIA-PACIFIC                   18%
================================================================================

1996 are expected to come from products introduced since 1992, and 20% are expected to come from new 1996 products. Overall, the Company is aiming to triple the portion of total sunglass sales usually derived from new products introduced in the last two years to 40% by the end of 1996.

Distribution is expected to widen substantially into new global markets. Numerous new Ray-Ban designs will be launched globally in 1996; countries where Liz Claiborne sunglasses are sold will be expanded from three to 20 in 1996; and Killer Loop sunglasses, currently limited to the U.S. and Canada, will expand throughout Europe and Asia and reach 18 countries by the end of 1996.

New product development will generally pursue innovative design and technological improvements. For example, a new polycarbonate lens incorporates Revo's classic lens technology by using stacked thin-film coating to block ultraviolet light and control both infrared and short-wave blue light.

Innovative products will also spur the Company's entry into new markets, particularly for the Ray-Ban and Killer Loop lines where design and technology are driving efforts to reach the growing youth market. To fill gaps in its portfolio of brands the Company is exploring suitable acquisitions. This was illustrated by the recent acquisition of Arnette Optic Illusions, an action that brings to Bausch & Lomb one of the fastest growing sunglass brands targeted at the exploding market for sports-related products.

Ray-Ban xrays sunglasses feature the first polycarbonate lenses worthy of the Ray-Ban name and deliver the impact- and scratch-resistance serious athletes demand.

To provide more reliable and cost-effective global product delivery, the Company is restructuring its manufacturing operations and establishing three product supply centers. Each will integrate core Bausch & Lomb technical processes, product fabrication and assembly, and distribution and logistics processes. In addition, vendor relationships are being examined to improve the Company's overall product delivery, and processes are being streamlined to reduce costs. These actions will enhance our responsiveness to market demand and should boost sunglass profitability in the future.

Liz Claiborne sunglasses will be sold in 20 countries in 1996, up from only three countries in 1995.

Optical Thin Films

For 1995, revenues from the optical thin film technology business declined 8%. This was primarily attributable to a change in requirements by a major customer in Europe. The Company's business continues to be comprised primarily of coatings provided to display lamp manufacturers, a segment where Bausch & Lomb is the global market share leader.

The Company has begun to diversify beyond its core general lamp business, recently introducing high-quality coatings for theatrical and medical lights, both of which exceeded their 1995 sales targets. Late in 1995, the Company introduced its Marathon brand of scratch-resistant, anti-reflective coatings for prescription lenses which it expects will provide significant sales growth in 1996 and beyond.

26      Bausch & Lomb

                                Financial Section
--------------------------------------------------------------------------------

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

        Independent accountants are engaged to audit the financial statements of the Company and issue a report thereon. They have informed management and the audit committee that their audits were conducted in accordance with generally accepted auditing standards which require a review and evaluation of internal controls to determine the nature, timing and extent of audit testing. The Report Of Independent Accountants is on page 65 of this report.

        The recommendations of the internal auditors and independent accountants are reviewed by management. Control procedures have been implemented or revised as appropriate to respond to these recommendations. In management's opinion, as of December 30, 1995, the internal control system was functioning effectively and accomplished the objectives discussed herein.

          /s/ William H. Waltrip             /s/ Stephen C. McCluski

          William H. Waltrip                 Stephen C. McCluski
          Chairman and                       Senior Vice President
          Chief Executive Officer            Finance

   REPORT
OF THE AUDIT
 COMMITTEE

The audit committee of the board of directors is comprised of three outside directors. The members of the committee are: Kenneth L. Wolfe, Chairman; Linda Johnson Rice; and Alvin W. Trivelpiece, Ph.D. The committee held six meetings during 1995.

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

                             /s/ Kenneth L. Wolfe

                             Kenneth L. Wolfe
                             Chairman

                     Bausch & Lomb Incorporated and Consolidated Subsidiaries 27

                                Financial Review
--------------------------------------------------------------------------------


This financial review, which should be read in conjunction with the accompanying financial statements, contains management's discussion and analysis of the Company's results of operations, liquidity and progress toward stated financial objectives.

        As more fully described in Note 2 - Restatement Of Financial Information, 1993 and 1994 financial information contained herein has been restated. This reflects the decision to account for shipments under a fourth quarter 1993 U.S. contact lens distributor program as consigned inventory and to record revenues when the products were sold by the distributors to their customers and to reverse the effect of subsequent product returns and pricing adjustments related to this program which had been previously recognized in 1994. Additionally, a restatement was made to correct the improper recording of certain 1993 sunglass distributor sales in Southeast Asia and to reverse related sales returns which had been previously recorded in 1994.


RESULTS OF
OPERATIONS

Bausch & Lomb strives to maximize total return to shareholders through a combination of long-term growth in share price and the payment of cash dividends. Although dividends have risen at a compound annual rate of 9% over the most recent five-year period, total return to shareholders in 1994 and 1995 was impacted by a decline in the Company's stock price stemming from the operational issues and other factors discussed in this review.

        The Company systematically measures its financial progress against the Standard & Poors Healthcare Composite Group, with the goal of placing Bausch & Lomb among the top performers for each of its selected financial objectives. To achieve this goal, the Company has established multi-year objectives of compound annual sales and earnings growth in the range of 10% and, on a longer term basis, a return on equity of approximately 20%. The Company also emphasizes the need for operational stability, predictability and profitability. The Company's management team is firmly committed to achieving these performance objectives on a going-forward basis.

Comparability Of Business Segment Information An analysis of the Company's operating results requires the consideration of certain significant events as described below.

        In December 1995, the Company's board of directors approved plans to restructure portions of the sunglass, biomedical and contact lens operations as well as certain corporate administrative functions and a pre-tax restructuring charge of $27 million was recorded. The major components of this restructuring charge are described more fully in Note 3 - Restructuring Charges. These actions are expected to contribute savings of $9 million in 1996 and $24 million on an annualized basis thereafter.

        As announced on May 1, 1995, the Company completed the sale of its Sports Optics Division, which marketed binoculars, riflescopes and telescopes. Current year results reflect the operations of this business for only three months. The sports optics business contributed approximately $18 million, $111 million and $99 million in optics segment revenues in 1995, 1994 and 1993, respectively. Operating earnings from this business were breakeven in 1995, $10 million in 1994 and $8 million in 1993.

        In December 1994, decisions were made fundamentally realigning global oral care operations, including centralizing management and redirecting most non-U.S. operations to selected distributors. These decisions were based on increased competition, a significant decline in market share and operating losses which greatly reduced estimated future cash flows for this business. They also reflected the Company's belief that future strategic investments in its core and emerging businesses would provide higher long-term shareholder returns. As a result, the Company recognized a goodwill impairment charge of $75 million with no associated tax benefit. In determining the amount of the impairment charge, the Company developed its best estimate of operating cash flows over the remaining business life cycle, assumed to be 14 years. Future cash flows, excluding interest charges, were discounted using an estimated 8.6% incremental borrowing rate.

28 Bausch & Lomb Incorporated and Consolidated Subsidiaries

--------------------------------------------------------------------------------

        In the fourth quarter of 1993, the Company announced plans to restructure its sunglass, pharmaceutical and biomedical operations and recorded a pre-tax restructuring charge of $50 million. All actions contemplated at the time of establishing the charge have been completed and no accruals remain as of December 30, 1995. The Company estimates that savings realized from these actions were approximately $20 million in 1995.

Operating Results By Business Segment Bausch & Lomb's operating results are reported in two business segments, healthcare and optics. The healthcare segment includes personal health, medical and biomedical products. In the personal health sector, the Company's principal lines include contact lens care products, eye care solutions, over-the-counter medications, skin care products and oral care products. Medical sector lines include contact lenses and lens materials, prescription pharmaceuticals, hearing aids and dental implants. Biomedical sector lines include purpose-bred laboratory animals for biomedical research, specific pathogen-free eggs for vaccine production and a variety of biotechnical and professional services provided to the scientific research community. These products accounted for 70% of the Company's reported 1995 revenues and 84% of its reported business segment earnings. Principal lines of business in the optics segment include sunglasses and optical thin film coating services and products. This segment also includes results from the Company's divested sports optics business. Optics segment products accounted for 30% of the Company's reported revenues and 16% of its reported business segment earnings. Absent restructuring charges, the optics segment would have contributed earnings that were more proportional to its share of total sales.

        The Company's reported results for the three-year period discussed in this review include the effect of the significant events described previously. A summary of sales and earnings by business segment, corporate administration expense and operating earnings, and comparable basis results which exclude the divested sports optics business and the costs associated with the restructuring and goodwill impairment charges described above follows:

                                             1995                             1994*                           1993*
----------------------------------------------------------------------------------------------------------------------------
                                                  Comparable                      Comparable                      Comparable
Dollar Amounts In Millions          As Reported        Basis        As Reported        Basis        As Reported        Basis
----------------------------------------------------------------------------------------------------------------------------

NET SALES:
Healthcare                              $1,359.5    $1,359.5            $1,249.9    $1,249.9            $1,169.2    $1,169.2
Optics                                     573.4       555.1               642.8       531.8               660.9       561.5
----------------------------------------------------------------------------------------------------------------------------
    Total                               $1,932.9    $1,914.6            $1,892.7    $1,781.7            $1,830.1    $1,730.7
============================================================================================================================
EARNINGS:
Healthcare                                $229.2      $237.1               $91.5      $166.5              $192.3      $208.2
Optics                                      42.3        59.5                72.1        61.7                79.6       104.5
----------------------------------------------------------------------------------------------------------------------------
Business segment earnings                  271.5       296.6               163.6       228.2               271.9       312.7
Corporate administration expense            60.9        57.9                43.8        43.8                47.0        45.8
----------------------------------------------------------------------------------------------------------------------------
Operating earnings                        $210.6      $238.7              $119.8      $184.4              $224.9      $266.9
============================================================================================================================

*Amounts presented in this table and in all subsequent discussions have been restated for certain items as more fully described in Note 2 - Restatement Of Financial Information.

        The discussion of results which follows focuses on the comparable basis operating performance and trends.

Net Sales Consolidated reported revenues of $1,933 million in 1995 increased $40 million or 2% over 1994. Favorable exchange rate changes increased sales in U.S. dollars by $58 million or 3%. In 1994, reported revenues increased $62 million or 3% over 1993, including the favorable effect of changes in currency exchange rates which increased sales in U.S. dollars by $6 million.


                     Bausch & Lomb Incorporated and Consolidated Subsidiaries 29

                                Financial Review
--------------------------------------------------------------------------------

        Comparable consolidated revenues totaled $1,915 million in 1995, an increase of $133 million or 7% from 1994. In 1994, sales increased $51 million or 3% on a comparable basis from 1993. Consolidated reported revenues have increased at compound rates of 4% and 7% for the most recent three- and five-year periods, respectively. On a comparable basis, these rates were 6% and 8%, respectively.

Business Segment And Operating Earnings Business segment earnings of $272 million in 1995 improved $108 million or 66% from 1994 and operating earnings of $211 million increased $91 million or 76% from the prior year period. Fluctuations in foreign currency exchange rates improved operating earnings comparisons to 1994 by approximately $8 million or 7%. On a comparable basis, business segment earnings of $297 million for 1995 improved $68 million or 30% from 1994, and operating earnings totaled $239 million, an increase of $54 million or 29% from the prior year period. The ratio of business segment earnings to sales was 15.5% in 1995 versus 12.8% in 1994 and 18.1% in 1993.

        Business segment earnings in 1994 totaled $164 million, a decline of $108 million or 40% from 1993. Fluctuations in foreign currency exchange rates had virtually no net impact on 1994 business segment earnings versus the prior year. On a comparable basis, business segment earnings for 1994 totaled $228 million, a decline of $84 million or 27% from 1993. Operating earnings were $120 million in 1994, a decrease of $105 million or 47% from 1993. On a comparable basis, operating earnings of $184 million in 1994 decreased $82 million or 31% from 1993. As reported, three-year annual compound growth for segment earnings has been negative and five-year compound annual growth was 1%. On a comparable basis, three-year compound annual growth has been negative, while five-year compound annual growth was 3%.

Healthcare Segment Results Healthcare segment revenues advanced $110 million or 9% over 1994 to $1,359 million. In 1994, healthcare segment revenues advanced $81 million or 7% over 1993. Major product sector revenues as a percentage of total segment sales are presented in the following table:

Healthcare Segment Sales By Product Sector

                              1995      1994       1993
-------------------------------------------------------
Personal health                50%       53%        53%
Medical                        36%       33%        33%
Biomedical                     14%       14%        14%
=======================================================

1995 Versus 1994 Within the personal health sector, 1995 revenues improved 4% from the comparable 1994 level. The Company's lines of soft lens care solutions, including the ReNu brand, advanced more than 10% in non-U.S. regions. However, in the U.S., soft lens care revenues decreased 4%. The Company believes this decline is attributable to a trend toward lower retail inventory levels and a reduction in dedicated shelf space in the saline segment of this market. Revenues for the Company's lines of rigid gas permeable (RGP) solutions advanced at double-digit rates in most geographic areas and reflect revenues from new products, including Boston Simplicity and an improved formula Boston Advance. Skin care revenues advanced 6% during the year and included results for the recently introduced Curel Alpha Hydroxy product line. Eye care products in the U.S. attained a 22% increase in sales, benefiting from increased sales of Opcon-A, an antihistamine/decongestant introduced in the fourth quarter of 1994, which has achieved a significant market position. The Company's line of European over-the-counter pharmaceuticals achieved a double-digit increase over 1994 driven by strong performance of hayfever medications and sleeping aids, as well as analgesic and nutraceutical products, including the fourth quarter launch of Vivivit Multi. Revenues for consumer oral care products were nearly 30% below 1994 as shipments of Interplak power toothbrushes declined in the U.S., Germany and Canada. This business has been impacted by intense competition, and during 1996 the Company's board of directors authorized management to explore the possible divestiture of the Interplak line. Also contributing to oral care product sales shortfalls was the discontinuation of a line of mouthwash in the U.S.

30 Bausch & Lomb Incorporated and Consolidated Subsidiaries

--------------------------------------------------------------------------------

        Medical sector sales rose 18% from comparable 1994 levels. Worldwide contact lens revenues advanced 14%, led by a 38% increase in sales of planned replacement lens products, most notably in the U.S., Europe and Asia-Pacific regions. Sales of traditional contact lenses increased significantly in Japan. However, sales for these products decreased 17% in the U.S. and were relatively even with 1994 in other geographic areas, reflecting a general market trend and the Company's strategic shift in focus toward planned replacement lenses. This was clearly evidenced in 1995, when revenues for planned replacement lenses equaled those for traditional lenses for the first time. Worldwide revenues for RGP lenses and lens materials improved 10% and included sales of the new Boston 7 and Boston ES lens materials. Worldwide ophthalmic pharmaceutical revenues improved 28%. Within the U.S., these results were attributable to the success of recently introduced products, including Tobramycin, a generic version of Tobrex, Levobunolol, a generic version of Betagan, and Crolom, which is indicated for vernal keratoconjunctivitis, an allergic eye condition. Revenues for prescription pharmaceuticals in Europe also advanced from the prior year. Increased demand was also noted for the Company's lines of dental implants and hearing aids. Hearing aid revenues rose 20% in response to improved overall market conditions and encouraging consumer demand for the recently introduced Mirage completely in-the-canal product and a new line of programmable hearing aids.

        A 7% improvement in the Company's biomedical sector reflected increased shipments of specific pathogen-free eggs and toxicology products, as well as the favorable impact of foreign currency rate fluctuations on animal operations outside the U.S.

        Reported healthcare segment earnings of $229 million advanced $138 million as compared to the 1994 level of $92 million. Operating margins in the healthcare segment were 16.9% in 1995, 7.3% in 1994 and 16.4% in 1993. On a comparable basis, healthcare segment earnings of $237 million in 1995 increased $71 million or 42% from 1994, and operating margins were 17.4% in 1995, 13.3% in 1994 and 17.8% in 1993. The results for 1995 reflect significantly reduced operating losses for planned replacement lens products and hearing aids, due to the margin impact of higher sales as well as decreased spending for advertising and selling. Improved results were also noted for prescription pharmaceuticals, reflecting the margin impact of strong sales growth. Oral care products continued to incur operating losses in 1995, however results improved from 1994, reflecting the positive impact of a centralization of the global management of the Interplak business during 1995, as well as lower advertising, selling and research and development expenses. In 1994, higher levels of expenses were incurred in support of the development and launch of the new technology power toothbrushes.

1994 Versus 1993 Within the personal health sector, 1994 revenues for lens care products advanced 10% from 1993, based primarily on higher unit shipments. Continued strong demand for the Company's ReNu, Boston and Bausch & Lomb lines of lens care solutions was reflected in improved results worldwide. Results also benefited from a full year of sales of Curel and Soft Sense skin care products. Additionally, over-the-counter medications in Europe achieved 18% growth as a result of successful new product introductions. Worldwide oral care revenues declined 28% from 1993. Increased competition in the U.S. market led to price reductions and lost market share for the Interplak line of power toothbrushes. Revenues for the Company's Clear Choice mouthwash declined from 1993 based on heightened competition and a change in business strategy.

        Medical sector revenues increased 7% from 1993. Worldwide ophthalmic pharmaceutical revenues improved 18%, led by results for products in the U.S., including Tobramycin and Levobunolol. Growth was also evidenced in Europe, indicating a stabilization of the German market following regulatory changes made in 1993. Medical sector results further benefited from a full year's sales of Steri-Oss dental implants and Miracle-Ear hearing aids, both acquired in 1993. However, overall sales levels for hearing aids were disappointing, consistent with industry trends in response to FTC and FDA initiatives. The Company took several actions in 1994 to address these concerns, and fourth quarter sales momentum improved as consumers responded positively to


                     Bausch & Lomb Incorporated and Consolidated Subsidiaries 31

                                Financial Review
--------------------------------------------------------------------------------

advertising for the Mirage hearing aid. Sales of disposable and planned replacement lenses advanced 6% over 1993, reflecting improvement in non-U.S. markets. The Company's overall share of the highly competitive U.S. market for these lens products is estimated to have remained even with the prior year. The U.S. launch of the Occasions multi-focal lens in 1993 proved to be unsuccessful, as practitioner fit rates were lower than expected. Returns of this product, net of recorded reserves, exceeded shipments in 1994. Revenues for the SeeQuence 2 lens showed good improvement. Sales of disposable and planned replacement lenses outside the U.S., particularly in the Asia-Pacific region and Europe, increased more than 50% over 1993. Traditional lens sales decreased moderately from 1993 reflecting weakened economic conditions in key Latin American markets and a continuing shift in consumer demand from traditional lenses toward disposable and planned replacement lenses. Additionally, in 1994 the Company agreed on a one-time basis to accept returns of traditional contact lenses, primarily consigned product from an unsuccessful 1993 fourth quarter program, and to provide price adjustments to distributors.

        Modest gains in the biomedical sector reflected the favorable effect of foreign currency rate fluctuations on the results of non-U.S. operations, increased shipments of specific pathogen-free eggs and incremental revenues from a line of diagnostic products acquired in the 1994 first quarter.

        Reported healthcare segment earnings of $92 million in 1994 declined $101 million or 52% from 1993. On a comparable basis, healthcare segment earnings in 1994 declined $42 million or 20% from 1993. 1994 results include global operating losses for contact lenses, reflecting the costs of efforts in the U.S. to reduce levels of contact lens inventories at distributors, unfavorable manufacturing variances associated with the resulting lower manufacturing volumes, as well as repackaging and obsolescence provisions recorded for product returns from an unsuccessful fourth quarter 1993 marketing program. In addition, this business continued to experience a shift in consumer demand toward lower margin disposable and planned replacement products. Results also included the effect of returns of Occasions multi-focal lenses and costs for strategic investment in new technology in the U.S. and Ireland required to manufacture low cost, high quality products in volumes that will allow this business to become profitable in the future. Operating losses for oral care products reflected the impact of reduced pricing to meet competition and incremental support for the launch of new technology products. Operating losses of $12 million were incurred in the hearing care business in 1994 based on reduced sales levels and investments to restore consumer confidence in this product category and to introduce new products and consumer assurance programs. These actions followed heightened regulatory oversight of the industry by the FTC and FDA. Results also included the cost of expanded support for Miracle-Ear's franchised dealers. Positive factors in healthcare segment earnings performance in 1994 included increased demand for higher margin lens care products, improved profitability for pharmaceuticals, including the savings realized from a successful restructuring of U.S. operations, and gains in demand for dental implants.

Optics Segment Results

1995 Versus 1994 Reported optics segment revenues of $573 million declined $69 million or 11% from 1994. Comparable optics segment revenues grew $23 million or 4% in 1995 to $555 million as compared with 1994. Almost 15% of sunglass revenues resulted from new products, including Orbs, Predator, Side Street, Killer Loop Activ and new offerings in the Revo Shapes and Traveler collections. Sales of these products more than offset a decline in demand for certain Ray-Ban sunglasses with more traditional designs. These positive results were attained during a period in which this business was actively engaged in programs to develop flexible manufacturing processes for its new products. As a result, the Company was not able to fully meet the demand created by strong global consumer acceptance of new designs. Many of these new sunglass products are in the fashion and sport segments, areas where the Company is expanding its market presence. Products in these

32 Bausch & Lomb Incorporated and Consolidated Subsidiaries

--------------------------------------------------------------------------------

segments are subject, in part, to the ability to anticipate and satisfy changes in consumer preferences and are generally characterized by shorter life cycles. Being successful in these categories generally requires innovative design and marketing expertise, combined with flexible product delivery capabilities.

        Reported optics segment earnings of $42 million were $30 million or 41% lower than the 1994 amount of $72 million. Reported optics segment margins were 7.4%, 11.2% and 12.0% in 1995, 1994 and 1993, respectively. On a comparable basis, optics segment earnings of $59 million in 1995 were $2 million or 3% lower than comparable 1994 results, and optics segment margins were 10.7% in 1995, 11.6% in 1994 and 18.6% in 1993. These results reflect the shift in product mix toward lower-margin fashion-oriented new sunglass styles. Additionally, advertising expenses increased in response to the Company's intensified efforts to build consumer awareness of Ray-Ban and other brand names around the world. These margins are expected to improve in the short term as a result of new manufacturing strategies and actions to reduce overhead and administrative costs. Segment results also include earnings declines in the thin film technology business, which resulted from increased competition and lower sales to European customers.

1994 Versus 1993 Reported optics segment revenues of $643 million in 1994 declined $18 million or 3% from 1993. On a comparable basis, 1994 optics segment revenues declined $30 million or 5% to $532 million. These results reflected actions to normalize sunglass distributor inventory levels globally. Sales were also hindered by a general trend toward lower retail and distributor inventories in the wake of a tightening of the Company's worldwide marketing and sales policies. In the U.S., these trends were partially offset by incremental results from the first quarter acquisition of the Revo line of premium-priced sunglasses. Sales of thin film coating products and services advanced 15% as a result of higher shipments to Europe, which accounts for approximately half of this business.

        Reported optics segment earnings of $72 million declined $8 million or 9% from 1993. On a comparable basis, optics segment earnings of $62 million in 1994 were $43 million or 41% below 1993 levels. 1994 results included the impact of sales declines and lower manufacturing volumes on the worldwide sunglass business as well as actions taken to realign or discontinue distributor relationships in Asia. Partially offsetting these negative factors were incremental earnings from the acquisition of the Revo sunglass line.

Costs And Expenses On a comparable basis, the ratio of cost of products sold to sales was 44% in 1995, compared to 48% in 1994 and 45% in 1993. The improvement is due to shifts in sales mix toward higher-margin hearing aids and pharmaceutical products as well as the divestiture of the sports optics business and the favorable impact of foreign currency exchange rate changes. These trends more than offset the impact of increased demand for lower-margin planned replacement lenses and new sunglass products.

        The unfavorable ratio in 1994 resulted from product mix, including lower sales of traditional contact lenses and Ray-Ban sunglasses, which have historically contributed a higher return on sales, and the effect of lower manufacturing volumes on contact lens and sunglass product costs. These business developments more than offset the increase in sales of higher-margin lens care and skin care products and the improvement in margins for U.S. pharmaceutical operations resulting from the success of new product introductions and restructuring actions.

        Comparable selling, administrative and general expenses, including corporate administration costs, were 40% of sales in 1995, 38% of sales in 1994 and 37% of sales in 1993. Advertising and promotion expenses included in this total were 18%, 17% and 16% of sales in 1995, 1994 and 1993, respectively. The increases reflect promotional support for the launch and test marketing of several new products as well as a refocusing of advertising toward consumers. Higher levels of advertising and promotion spending in 1995 included additional support for Ray-Ban sunglasses in key markets, skin care product advertising and the establishment of a business development marketing program directed toward contact lens patients. Corporate administration expenses totaled $58 million in 1995, compared to $44 million in 1994 and $47 million in 1993. This represented 3.0% of sales

                     Bausch & Lomb Incorporated and Consolidated Subsidiaries 33

                                Financial Review
--------------------------------------------------------------------------------

in 1995, 2.3% in 1994 and 2.5% in 1993. 1995 corporate administration expenses included a $7 million pre-tax charge in December 1995 for retirement and other benefits for the Company's former Chief Executive Officer. Excluding this charge, 1995 corporate administration expenses would have been 2.6% of sales.

        Research and development expenditures totaled $66 million in 1995 compared to $60 million in 1994, an increase of 9%. These costs were $58 million in 1993. Research and development costs have risen at a compound rate of 6% over the past five years. The Company continues to invest in programs to enhance its technical leadership in all of its key businesses. The majority of these expenditures in 1995 related to the development of contact lens materials, lens care solutions, ophthalmic pharmaceuticals and sunglasses.

Operating Results By Geographic Region The Company's reported results by geographic region for all three periods were affected by the significant events described previously. A summary of sales and earnings by geographic region and comparable results which exclude the divested sports optics business and the costs associated with the restructuring and goodwill impairment charges are summarized below:

                                          1995                            1994                            1993
-------------------------------------------------------------------------------------------------------------------------
                                              Comparable                      Comparable                       Comparable
Dollar Amounts In Millions       As Reported       Basis         As Reported       Basis         As Reported        Basis
-------------------------------------------------------------------------------------------------------------------------

NET SALES:
Europe, Middle East & Africa           $471.0      $469.9              $414.2      $410.5              $396.9      $393.5
Asia-Pacific                            345.3       345.0               303.7       302.2               292.2       290.4
Canada & Latin America                  119.0       116.2               129.5       117.2               128.3       117.1
U.S.                                    997.6       983.5             1,045.3       951.8             1,012.7       929.7
-------------------------------------------------------------------------------------------------------------------------
    Total                            $1,932.9    $1,914.6            $1,892.7    $1,781.7            $1,830.1    $1,730.7
=========================================================================================================================
BUSINESS SEGMENT EARNINGS:
Europe, Middle East & Africa            $93.1       $96.6               $91.9       $91.6               $90.0      $106.3
Asia-Pacific                             43.6        43.7                29.9        29.8                17.7        22.2
Canada & Latin America                   (2.0)       (1.7)                6.5         5.3                10.2        13.3
U.S.                                    136.8       158.0                35.3       101.5               154.0       170.9
-------------------------------------------------------------------------------------------------------------------------
    Total                              $271.5      $296.6              $163.6      $228.2              $271.9      $312.7
=========================================================================================================================

        The following discussion addresses trends noted on a comparable basis.

        Sales in markets outside the U.S. totaled $931 million in 1995, an increase of $101 million or 12% from 1994, and represented 49% of consolidated revenues, compared to 47% in 1994 and 46% in 1993. European revenues increased 14% and benefited from the favorable impact of currency movements, particularly in Germany. This progress also reflected improved demand for the Company's sunglasses, over-the-counter medications, planned replacement lenses and lens care products. Sales advanced 14% in the Asia-Pacific region, primarily due to results in Japan, attributable to favorable currency exchange rate fluctuations, as well as increased sales of sunglasses, contact lenses and lens care products. Elsewhere in that region, revenues were essentially even with 1994, as sales increases for planned replacement lenses and lens care solutions and favorable foreign currency rate fluctuations were offset by sales declines for sunglasses. Revenues decreased slightly in the Canada and Latin America region. Sales shortfalls in Mexico more than offset improvement in Brazil and Canada, where sales improved due to results for sunglasses and contact lenses.

34 Bausch & Lomb Incorporated and Consolidated Subsidiaries

--------------------------------------------------------------------------------

        Business segment earnings in 1995 in markets outside the U.S. were $139 million, an increase of $12 million or 9% over 1994. This represented 47% of total business segment earnings in 1995, 56% in 1994 and 45% in 1993. The increase over comparable basis 1994 results reflected improvements in Japan resulting from sales increases for sunglasses and contact lenses, partially offset by earnings shortfalls elsewhere in the Asia-Pacific region for traditional contact lenses and sunglasses.

        Sales outside the U.S. totaled $830 million in 1994, an increase of $29 million or 4% from 1993. European revenues improved $17 million or 4%, reflecting improved results for lens care solutions and planned replacement lenses overall and for over-the-counter medications and prescription pharmaceutical products in Germany. Sales of sunglass products declined from 1993 based on actions to reduce distributor inventory levels as well as increased competition in certain markets. In the Asia-Pacific region, sales improved $12 million, led by results in Japan, due to increased demand for planned replacement lenses and favorable exchange rate changes which more than offset weakened consumer spending. Elsewhere in that region, sales improvement was attributable to increased shipments of planned replacement lenses. Revenues in Canada and Latin America were relatively even with the prior year.

        Business segment earnings in markets outside the U.S. in 1994 declined $15 million or 11% from 1993, reflecting the impact of lower sunglass revenues, due to efforts to balance distributor inventories, as well as the cost of excess capacity for the manufacture of planned replacement contact lenses in Ireland, offset by gains for lens care solutions and pharmaceutical products. On a year-over-year basis, changes in exchange rates had virtually no impact on earnings in U.S. dollars.

        U.S. sales totaled $984 million in 1995, an increase of $32 million or 3% from 1994. Revenue increases for planned replacement lenses, sunglasses, pharmaceuticals and hearing aids were reduced by shortfalls for soft lens care solutions. The improvement reflected the impact of new product introductions as well as a closer alignment of the Company's sales to consumer purchasing patterns, particularly in the sunglass business.

        U.S. business segment earnings of $158 million in 1995 increased $56 million or 56% over 1994. This progress was led by improved results for sunglass, hearing aid, planned replacement lens and pharmaceutical products. Improvement was also noted for the U.S. oral care business, which benefited from lower operating expenses, including a consolidation of administrative functions. These positive factors more than offset earnings shortfalls for soft lens solutions resulting from lower sales levels and increased spending to support ReNu products in the current year.

        U.S. revenues of $952 million in 1994 increased $22 million or 2% from 1993. The full year impact of 1993 acquisitions in the skin care, hearing aid and dental implant businesses and significant gains in revenues for lens care products were the primary factors. In addition, U.S. pharmaceutical revenues advanced 19%, led by incremental sales of Tobramycin and Levobunolol. Offsetting these increases, sunglass results were down slightly as incremental sales from the acquisition of Revo were more than offset by the effect of a tightening of marketing and sales policies. Oral care revenues declined as a result of price reductions to address increased competition and sell through older technology product.

        U.S. business segment earnings in 1994 decreased $69 million or 41% from 1993. These results reflected the impact on operating margins of actions taken to normalize U.S. contact lens and sunglass distributor inventories and costs for the launch of new technology Interplak products and 1994 investments in the U.S. hearing care business. Offsetting these factors were gains for lens care solutions, eye care products and dental implants, as well as incremental earnings contributed by the 1994 acquisition of the Revo product line.

Other Income And Expenses Income from investments was $39 million in 1995, $35 million in 1994 and $14 million in 1993. In 1995, the effect of higher investment levels and interest rates was reduced by lower income generated by an interest rate swap associated with the Wilmington Partners L.P. transaction. The 1994 increase over 1993 was attributable primarily to discontinuing a practice of using intercompany loans to reduce U.S. short-term borrowings over limited periods. The increase was also due to income generated from the aforementioned interest rate swap and to rising interest rates in 1994.

                     Bausch & Lomb Incorporated and Consolidated Subsidiaries 35

                                Financial Review
--------------------------------------------------------------------------------

        Interest expense was $46 million in 1995, $41 million in 1994 and $34 million in 1993. The 1995 increase reflects higher average U.S. interest rates, despite a modest decrease in average outstanding debt levels. The higher expense in 1994 reflected the full-year impact of acquisition-related borrowings incurred in 1993, discontinuing the practice of using intercompany loans to reduce short-term borrowings over limited periods and increases in interest rates.

        The Company pursues a neutral strategy with respect to interest rate movements. Its policy is to maintain, within reasonable parameters, a natural balance between floating rate investments, which are predominantly held outside of the U.S., and floating rate debt, which is predominantly U.S. obligations. To the extent this natural hedge position becomes unbalanced, the Company may enter into interest rate swap agreements or undertake long-term fixed rate borrowings, the proceeds from which may repay short-term debt. As a result of this practice, the Company's exposure to the normal rise and fall of U.S. interest rates is mitigated. The Company has classified its interest rate swap agreements as held for purposes other than trading. Net payments or receipts under the interest rate swap agreements are accrued and generally recorded as adjustments to interest expense. See Note 9 -- Debt, Note 14 -- Fair Value Of Financial Instruments and Note 15 -- Derivative Financial Instruments for a further discussion of these transactions.

        The Company does not engage in foreign currency speculation. Its objective is to effectively hedge 100% of identified foreign currency transaction exposures on an after-tax basis to minimize the impact of foreign exchange rate movements on its operating results. It does not typically hedge exposures arising in countries with hyperinflationary economies, restrictive exchange controls or undeveloped currency markets due either to the cost of hedging or the lack of viable hedging instruments. The estimated notional amount of exposures that remained unhedged at December 30, 1995 totaled $5.2 million. The Company also hedges certain firm commitments for the purchase of inventory and its net investments in certain subsidiaries. The Company does not typically hedge to protect the translated operating results of non-U.S. operations or economic exposures for which hedge contract gains or losses would be recognized in the current period's earnings. Therefore, the Company does not view itself as sustaining market risk from its use of hedging instruments.

        The following table summarizes the pre-tax components of foreign currency gains and losses for the last three years:

Dollar Amounts In Millions                    1995         1994        1993
------------------------------------------------------------------------------

Transaction loss (gain), net                    $1.8       $(15.7)     $(22.5)
Translation loss                                 4.4         13.1        11.4
------------------------------------------------------------------------------
Loss (gain) from foreign currency, net         $ 6.2        $(2.6)     $(11.1)
================================================================================

        The forward premiums or discounts realized on hedge contracts are substantially based on interest rate differentials between the countries whose currencies are being traded. The decline in net transaction gains in 1995 and 1994 compared to earlier periods resulted from lower discount income on Irish pound contracts used to hedge transaction exposures and the equity investment in two subsidiaries.

        The Company records translation gains and losses as adjustments to shareholders' equity. Generally, it does not hedge the translation of non-U.S. assets and liabilities, except in the case of its equity investment in certain subsidiaries. However, translation adjustments relating to operations in countries with highly inflationary economies have been recorded in net earnings, along with all transaction gains and losses. Translation losses decreased in 1995 due to improved economic stability in Brazil. Translation losses increased in 1994, primarily due to higher inflation and devaluations in Turkey and Venezuela.

        During the 1995 second quarter, the Company announced the sale of its Sports Optics Division and recorded a pre-tax gain of $36 million.


36 Bausch & Lomb Incorporated and Consolidated Subsidiaries

--------------------------------------------------------------------------------

        The Company's current assessment of certain of the legal matters described in Note 16 -- Litigation has permitted management to estimate the likely costs and expenses to be incurred in connection with the actions. Accordingly, in the 1995 second and fourth quarters the Company recorded litigation provisions of $16 million and $6 million, respectively.

        Minority interest expense includes distributions to the outside investor in Wilmington Partners L.P., formed in December 1993.

Income Taxes The Company's reported tax rate for 1995 was 36.9%. The tax rate for 1994 was 52.6%. Excluding the goodwill impairment charge for which there was no associated tax benefit, the 1994 reported rate would have been 32.0%. The tax rate for 1993 was 33.5%. The higher 1995 rate reflects shifts in geographic earnings and the inability to fully utilize foreign tax credits in the current year. In 1994 and 1993 the Company recognized the positive impact of German and U.S. statutory tax rate changes on its deferred tax benefit in the years in which the changes were enacted. This was not material to earnings results in either period.

Net Earnings And Earnings Per Share Net earnings were $112 million or $1.94 per share in 1995, compared to $31 million or $0.52 per share in 1994 and $139 million or $2.31 per share in 1993. Excluding the gain on sale of the Sports Optics Division of $21 million or $0.36 per share after taxes and restructuring expense of $17 million or $0.30 after taxes, 1995 net earnings would have been $109 million or $1.88 per share, compared to comparable results of $106 million or $1.78 per share in 1994 and $175 million or $2.92 per share in 1993, the latter amounts excluding goodwill impairment and restructuring charges in those years. Litigation provisions further reduced 1995 earnings by $14 million or $0.24 per share after taxes and expenses related to retirement and benefit costs for the Company's former Chief Executive Officer reduced earnings by $4 million or $0.08 per share after taxes. Excluding these results from comparisons, 1995 earnings would have been $127 million or $2.20 per share, an increase of $21 million or $0.42 per share from 1994.

Fourth Quarter Operating Results In the 1995 fourth quarter, reported sales were $455 million versus $482 million in 1994. Reported operating earnings were $13 million as compared to a loss of $46 million in 1994. Comparable basis sales were $455 million, an increase of $9 million or 2% over comparable 1994 results. Comparable basis operating earnings were $40 million, an increase of $15 million or 62% over 1994. These results reflect improved performance for sunglasses and planned replacement contact lenses, which offset sales and earnings shortfalls for the global oral care and U.S. lens care businesses.

        In the 1994 fourth quarter, reported sales were $482 million versus $453 million in 1993. Reported operating losses of $46 million were incurred compared to earnings of $12 million in 1993. Comparable basis sales totaled $446 million, an increase of $24 million or 6% from the corresponding 1993 period. Operating earnings of $25 million were $34 million or 58% below 1993. Earnings results in 1994 included costs associated with efforts to normalize contact lens and sunglass distributor inventories and the corresponding related impact of lower worldwide manufacturing volumes on the cost of contact lenses and sunglasses, the effect of reduced pricing on margins for older technology Interplak products and operating losses for hearing care products.


LIQUIDITY AND
  FINANCIAL
  RESOURCES

The Company evaluates its liquidity from several perspectives, including its ability to generate earnings and positive cash flows, its financial position, its access to financial markets and the adequacy of working capital levels.

        The Company has a stated goal to maximize free cash flow, which is defined as cash generated before the payment of dividends, the borrowing or repayment of debt, stock repurchases and the acquisition or divestiture of businesses. Free cash flow for the year ended December 30, 1995 totaled $189 million. For the year ended December 30, 1994 free cash flow totaled $188 million. This strong performance was primarily attributable to the Company's successful management of working capital levels.

                     Bausch & Lomb Incorporated and Consolidated Subsidiaries 37

                                Financial Review
--------------------------------------------------------------------------------

        The Company historically maintained a relatively low level of net debt, or borrowings less cash, cash equivalents and short-term investments. Because of the transfer of liquid funds to long-term investments in both 1995 and 1994, net debt is significantly higher than in the recent past. Based on the expected success of efforts to generate free cash flow to support operations, management does not anticipate a need for significant new debt financing beyond that to refinance existing short-term debt and finance new acquisitions.

Cash Flows From Operating Activities Cash provided by operating activities totaled $278 million in 1995, an increase of $15 million from the prior year. This improvement was primarily attributable to cash realized from the net settlement of foreign currency hedge contracts in 1995 and the comparison against the cash used to complete restructuring actions in 1994. These factors were moderated by the positive cash flow in 1994 generated by collections on receivables.

        Successful asset management efforts in 1994 were evident as net earnings adjusted for goodwill impairment and other non-cash items including depreciation, amortization and deferred taxes of $242 million was fully realized in the positive cash flow from operations totaling $263 million, an improvement of $121 million or 85% over 1993. This success was primarily the result of lower net receivables, due to improved collections, reduced customer delinquencies and tightened credit terms. This improvement was moderated by lower accrued liabilities, which included charges against the 1993 restructuring accrual. Taxes payable also decreased as a result of lower earnings and the payments of 1993 tax liabilities.

Cash Flows From Investing Activities Cash used in investing activities was reduced $387 million from 1994 to $165 million. Purchases of property, plant and equipment totaled $95 million. Major projects in 1995 included new cast molding capacity for contact lenses and manufacturing improvements for sunglasses in the U.S., Europe and Asia-Pacific regions. Other investing activities in 1995 included approximately $136 million invested in securities issued by a subsidiary of a triple-A rated financial institution more fully described in
Note 7 -- Other Investments and amounts received from the divestiture of the Company's sports optics business.

        Cash used in investing activities in 1994 increased $164 million from 1993 to $552 million. In the 1994 third quarter the Company's subsidiary, Bausch & Lomb Ireland, invested $425 million in securities issued by a wholly-owned subsidiary of a triple-A rated financial institution more fully described in
Note 7 -- Other Investments. Purchases of property, plant and equipment totaled $85 million in 1994, a decrease of $22 million from 1993, reflecting stringent expenditure controls. Major projects in the U.S. and Europe included new manufacturing technology for contact lenses, added capacity for the production of lens care solutions and improvements in sunglass manufacturing. Other investing activities also included the acquisition of the assets of Revo, Inc.

Cash Flows From Financing Activities Approximately $149 million in cash was used in financing activities in 1995, including repurchases of the Company's Common shares, the payment of dividends and a net reduction in debt. The repurchase of an additional 2,000,000 Common shares was authorized by the Company's board of directors in 1995. At December 30, 1995, 1,836,200 shares remain available for repurchase under the authorization terms. The amount of repurchases in any year is based on market conditions and cash flows. In 1995, cash proceeds from the sale of the Sports Optics Division were used primarily for the repurchase of Common shares.

        Net cash used in financing activities totaled $47 million in 1994. Funds were used for the payment of dividends and repurchases of the Company's Common shares. The net increase in debt represented additional U.S. short-term borrowings.


38 Bausch & Lomb Incorporated and Consolidated Subsidiaries

--------------------------------------------------------------------------------

Financial Position The Company's objective of maximizing its return on shareholders' equity requires the cost of capital to be minimized. The effective use of debt financing has lowered the Company's cost of capital and contributed to its return to shareholders.

        In total, short- and long-term borrowings decreased by $16 million to $574 million in 1995. The ratio of total debt to equity stood at 62% and 65% at year-end 1995 and 1994, respectively. Cash and investments totaled $195 million in 1995 and $233 million in 1994. Cash equivalents consist primarily of U.S. and Eurodollar time deposits with maturities of less than three months.

Access To Financial Markets Bausch & Lomb's reputation, coupled with its financial position and cash flows, assures access to financing in markets around the world. The Company's commercial paper has been rated A-2 by Standard & Poors and P-1 by Moody's Investor Services. Its long-term debt is rated A and A-2 by Standard & Poors and Moody's, respectively. This enables the Company to raise funds at a low effective cost. To support its liquidity requirements, the Company maintains U.S. revolving credit agreements, typically with 364-day credit terms totaling $290 million. The interest rate under the agreements is at the prime rate, or, at the Company's option, at a mutually acceptable market rate. No debt was outstanding under these agreements at December 30, 1995, nor were there any borrowings outstanding under the Company's $300 million medium-term note program. In addition, the Company maintains bank lines of credit for its financing requirements. At year end, unused U.S. bank lines of credit amounted to approximately $34 million. The availability of adequate credit facilities provides the Company with a high degree of flexibility to meet its obligations, fund capital expenditures and invest in growth opportunities.

Working Capital Working capital amounted to $71 million at year-end 1995 compared to $277 million in the prior year. The decrease is primarily due to the investment in securities issued by a subsidiary of a triple-A rated financial institution described previously. The current ratio at year-end 1995 was 1.1 compared to 1.4 in 1994.

OUTLOOK

Bausch & Lomb expects its sales and operating earnings performance in 1996 to contribute toward its stated multi-year objective of annualized revenues and earnings growth in the range of 10%.

        Sales in the worldwide sunglass business are expected to benefit from the increasing contribution of new products like the successful Orbs, Predator, Side Street and Killer Loop Street Sport products introduced to global markets in 1995. Actions to address product supply issues which constrained performance in 1995 are substantially complete and should enhance the Company's ability to effectively respond to changes in consumer preference. Revenues are expected to also benefit from the 1996 acquisition of Arnet Optic Illusions, Inc. The Arnette line, with its distinctive high-performance designs, enhances the Company's position in the sport market through its strong position in niches such as surfing, snowboarding, skateboarding and mountain biking. The Company's Revo and Liz Claiborne lines are being expanded into global markets, particularly emphasizing Europe in 1996. In addition, the Company has announced actions to centralize certain administrative functions in its U.S. commercial sunglass operations and to eliminate excess manufacturing capacity and improve customer responsiveness by the development of global product delivery centers in the U.S., Ireland and Hong Kong. While the costs of implementing these actions will offset any savings in 1996, they are expected to make an important contribution to worldwide earnings performance in 1997 and beyond.

        1996 will be an important year for the Company's global contact lens business. Intense competition in the planned replacement and disposable lens segments of the market will continue. Expanded distribution for the recently introduced SofLens66 planned replacement product and finalization of a new manufacturing technology jointly developed with IBM should enhance the Company's performance in the important U.S. market in 1996. In addition, the Company has completed the acquisition of Award plc, manufacturer of a high water daily disposable lens using a patented cast mold manufacturing technology and highly efficient distribution process. This acquisition should enhance the Company's competitive position in Europe. In 1996 the Company will also apply for FDA approval to market this lens in the U.S. As market demand continues

                     Bausch & Lomb Incorporated and Consolidated Subsidiaries 39

                                Financial Review
--------------------------------------------------------------------------------


to shift toward planned replacement and disposable lens products, the Company will increasingly manage its traditional lens products strategically to enhance total return. As part of this transition the Company will undertake the rationalization of its current product offerings. Some costs to eliminate product lines will be incurred in 1996. However, total return on lens product sales is expected to improve.

        The lens care business will continue to respond to challenges in the important U.S. market as lens wearers convert to disposable and planned replacement lenses. While growth in the overall lens care market in the U.S. is not expected, the chemical disinfectant segment, in which ReNu Multi-Purpose Solution is the market leader, is still growing. There will be continued pressure on market share from both branded and private label competition, but the Company's success in maintaining its share in 1995 demonstrates the strength of this franchise. Outside the U.S., the Company has significant opportunities for growth, both by expanding into new markets and utilizing partnerships with practitioners in existing markets to develop higher levels of compliance. During 1996, the Company expects to introduce additional hydrogen peroxide-based products into the European market. The RGP solutions category, strengthened by the new Boston Advance Comfort Formula solution and the one-step Boston Simplicity successfully introduced in 1995, should benefit from expanded consumer acceptance. The overall earnings return on sales of lens care products is expected to remain high, despite increased investment in advertising and promotions required as competition intensifies.

        A continuation of a good rate of growth for prescription pharmaceuticals is anticipated in 1996. Through strategic partnerships for licensing products and technologies, the Company will seek to improve its balance in the U.S. market between a successful portfolio of generic pharmaceuticals and the stable earnings associated with successful ophthalmic proprietary products. The Company expects to introduce a number of new products into the U.S. market in 1996. Outside the U.S., the Company expects to continue to expand products manufactured by its Dr. Mann Pharma subsidiary into new markets. By focusing on the synergies in its worldwide pharmaceutical base, the Company also expects to complete actions to enhance the earnings return on sales.

        A steady stream of new product offerings in the skin care business, currently focused on the U.S. market, and expansion of Dr. Mann Pharma's current product offerings in Europe should improve results for the Company's over-the-counter business.

        Biomedical sector results are expected to grow modestly as a result of newly acquired product lines in the biotechnology area.

        Earnings performance should also benefit from the progress of announced efforts to reduce annualized costs by $50 million by 1998. Actions will primarily include a reduction in corporate administration costs, principally headcount, and the consolidation of administrative functions around the world. The cost of severance and asset write-offs for projects which had been approved by management prior to year end were reflected in the 1995 restructuring reserve. Additional expenses for these projects and new actions are expected to be incurred in 1996.

        In addition, the Company regularly reevaluates its existing portfolio of businesses and pursues opportunities to maximize shareholder return. This led to the sale of the Sports Optics Division in 1995 and the announcement in 1996 that the Company would explore the sale of its Oral Care Division which markets the Interplak line of products.

        Other expenses are expected to be comparable to 1995. Interest expense is contingent on the level of cash flow generated from operations and interest rates. Currency gains and losses are also dependent on trends in interest rates, primarily in Ireland and the U.S. and on exchange rate changes in certain hyperinflationary economies, which the Company is unable to predict.

        Finally, the Company again expects to generate positive cash flow. Free cash flow is expected to benefit from growth in net earnings and ongoing asset management efforts. Capital expenditures will total approximately $130 million. Major projects will include investments in improved manufacturing and systems technologies for planned replacement contact lenses, sunglasses, lens care solutions and pharmaceuticals. In addition, the Company is expected to obtain long-term financing by issuing medium-term notes under its current shelf registration.


40 Bausch & Lomb Incorporated and Consolidated Subsidiaries

--------------------------------------------------------------------------------

   OTHER
INFORMATION

"Safe Harbor" Statement Under The Private Securities Litigation Reform Act Of 1995 The statements in this financial review which are not historical facts are forward looking statements that involve risks and uncertainties. This includes but is not limited to risks associated with product demand and consumer acceptance; the development of new manufacturing technologies including the contact lens and sunglass initiatives described earlier; the effect of economic conditions and changes in interest and exchange rates; the impact of competitive products and pricing, product development and regulatory approval risks, particularly for personal health and medical sector products; capacity, distribution and supply constraints or difficulties; the results of financing efforts; the effect of the Company's accounting policies and other risks detailed in this report and other public filings.

Dividends The annual dividend declared on Common stock was $1.01 per share in 1995, $0.955 per share in 1994 and $0.88 per share in 1993. Quarterly dividends declared on Common stock were raised 6% to $0.26 per share in July 1995 and were raised 11% to $0.245 per share in March 1994 compared to $0.22 per share for all of 1993. These increases reflected the Company's desire to increase its dividend on an annual basis while maintaining a payout rate of between 30% to 35% of the previous year's earnings before non-recurring charges. Future dividend increases are not certain.

Return On Equity And Capital Return on average shareholders' equity was 11.9% in 1995, compared with 3.2% in 1994 and 15.5% in 1993. These results include the impact of non-recurring charges. Excluding these charges, return on equity would have been 11.7% in 1995, 11.0% in 1994 and 19.5% in 1993. The improvement in 1995 reflects improved operating performance primarily in the oral care, skin care, contact lens, hearing aid and prescription pharmaceutical businesses. The decrease in 1994 from 1993 reflected lower earnings performance in the contact lens, sunglass, hearing aid and oral care businesses. Further excluding the cumulative translation adjustment, return on equity for 1995 was 13.1%, compared with 3.4% for 1994 and 15.9% for 1993.

        Return on average capital employed was 9.3% for 1995, 3.8% for 1994 and 11.0% for 1993. Again, excluding non-recurring charges, return on capital would have been 9.6% in 1995, 8.4% in 1994 and 13.4% in 1993. The change is due to a modest improvement in earnings.

Environment The Company believes it is in compliance in all material respects with applicable environmental laws and regulations. The Company is presently involved in remediation efforts at certain locations, some of which are Company owned. At all such locations, the Company believes such efforts will not have a materially adverse effect on its results of operations or financial position.

                     Bausch & Lomb Incorporated and Consolidated Subsidiaries 41

                                Financial Review
--------------------------------------------------------------------------------

Quarterly Results
The following table presents net sales, gross profit (net sales less cost of products sold), net earnings (loss) and net earnings (loss) per share for each quarter during the past three years:

                                                                                                                Net
                                                                                                           Earnings
                                                             Net            Gross     Net Earnings           (Loss)
Dollar Amounts In Thousands (Except Per Share Data)        Sales           Profit           (Loss)        Per Share
-------------------------------------------------------------------------------------------------------------------
1995
First                                                   $465,601         $247,236          $20,284            $0.34
Second                                                   535,459          301,370           51,589(1)          0.89(1)
Third                                                    476,757          271,262           43,514             0.75
Fourth                                                   455,066          253,031           (3,365)(2)        (0.04)(2)
--------------------------------------------------------------------------------------------------------------------
Total                                                 $1,932,883       $1,072,899         $112,022            $1.94
====================================================================================================================
1994
First                                                   $439,388         $234,727          $35,924            $0.60
Second                                                   485,625          262,385           33,898             0.57
Third                                                    486,059          238,040           23,377             0.39
Fourth                                                   481,614          244,255          (62,076)(3)        (1.04)(3)
--------------------------------------------------------------------------------------------------------------------
Total                                                 $1,892,686         $979,407          $31,123            $0.52
====================================================================================================================
1993
First                                                   $407,605         $219,774          $32,851            $0.54
Second                                                   479,429          269,645           47,028             0.78
Third                                                    490,136          273,484           52,022             0.87
Fourth                                                   452,880          238,264            7,001(4)          0.12(4)
--------------------------------------------------------------------------------------------------------------------
Total                                                 $1,830,050       $1,001,167         $138,902            $2.31
====================================================================================================================

(1)Includes the after-tax gain on sale of the Sports Optics Division of $20.8 million or $0.36 per share and the after-tax effect of a litigation provision of $10.7 million or $0.18 per share.

(2)Includes the after-tax effect of restructuring charges of $17.4 million or $0.30 per share, the after-tax effect of a litigation provision of $3.6 million or $0.06 per share and the after-tax effect of a CEO retirement charge of $4.4 million or $0.08 per share.

(3)Includes goodwill impairment charge, with no associated tax benefit, of $75.0 million or $1.26 per share.

(4)Includes the after-tax effect of restructuring charges of $36.5 million or $0.61 per share.

Quarterly Stock Prices

Bausch & Lomb Common stock is listed on the New York Stock Exchange and is traded under the symbol BOL. The following table shows the price range of the Common stock for each quarter for the past three years:

                             1995                                    1994                                    1993
                        Price Per Share                         Price Per Share                         Price Per Share
---------------------------------------------------------------------------------------------------------------------------------
                    High                 Low                High                 Low                High                 Low
---------------------------------------------------------------------------------------------------------------------------------

First            $36 1/4             $30 7/8             $53 7/8             $47 1/2             $57 1/2             $50 3/4
Second            42 1/4              35 1/4              52                  37 1/8              55 3/8              47 7/8
Third             44 1/2              39 1/2              39 3/4              34 1/4              50 3/4              43
Fourth            41 1/8              32 1/4              39 3/8              30 5/8              53 1/2              45 1/8
=================================================================================================================================

42 Bausch & Lomb Incorporated and Consolidated Subsidiaries

                              Statement of Earnings
--------------------------------------------------------------------------------
                               FOR THE YEARS ENDED
           DECEMBER 30, 1995, DECEMBER 31, 1994 AND DECEMBER 25, 1993
             (Dollar Amounts In Thousands -- Except Per Share Data)

                                                                            1995                1994*               1993*
-------------------------------------------------------------------------------------------------------------------------

Net Sales                                                             $1,932,883          $1,892,686          $1,830,050

Costs And Expenses
    Cost of products sold                                                859,984             913,279             828,883
    Selling, administrative and general                                  769,935             724,219             668,436
    Research and development                                              65,622              60,421              57,864
    Goodwill impairment charge                                                --              75,000                  --
    Restructuring charges                                                 26,697                  --              50,000
-------------------------------------------------------------------------------------------------------------------------
                                                                       1,722,238           1,772,919           1,605,183
-------------------------------------------------------------------------------------------------------------------------
Operating Earnings                                                       210,645             119,767             224,867
-------------------------------------------------------------------------------------------------------------------------
Other (Income) Expense
    Investment income                                                    (39,009)            (35,339)            (14,289)
    Interest expense                                                      45,765              41,379              34,202
    Loss (gain) from foreign currency, net                                 6,244              (2,615)            (11,068)
    Gain on sale of Sports Optics Division                               (35,902)                 --                  --
    Litigation provision                                                  21,700                  --                  --
-------------------------------------------------------------------------------------------------------------------------
                                                                          (1,202)              3,425               8,845
-------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes And Minority Interest                       211,847             116,342             216,022
    Provision for income taxes                                            78,068              61,162              72,404
-------------------------------------------------------------------------------------------------------------------------
Earnings Before Minority Interest                                        133,779              55,180             143,618
    Minority interest in subsidiaries                                     21,757              24,057               4,716
-------------------------------------------------------------------------------------------------------------------------

Net Earnings                                                             112,022              31,123             138,902

Retained Earnings At Beginning Of Year                                   846,245             871,680             785,044
Cash Dividends Declared -- Common Stock,
    $1.01 per share for 1995 ($0.955 for 1994 and $0.88 for 1993)         58,172              56,558              52,266
-------------------------------------------------------------------------------------------------------------------------
Retained Earnings At End Of Year                                        $900,095            $846,245            $871,680
-------------------------------------------------------------------------------------------------------------------------
Earnings Per Common Share                                                  $1.94               $0.52               $2.31
=========================================================================================================================

*Amounts have been restated for certain items as more fully described in Note 2
 -Restatement Of Financial Information.

SEE NOTES TO FINANCIAL STATEMENTS

                     Bausch & Lomb Incorporated and Consolidated Subsidiaries 43

                                  Balance Sheet
--------------------------------------------------------------------------------
                     DECEMBER 30, 1995 AND DECEMBER 31, 1994
                          (Dollar Amounts In Thousands)

                                                                                       1995                1994
----------------------------------------------------------------------------------------------------------------

ASSETS
Current Assets
    Cash and cash equivalents                                                      $193,814            $230,369
    Short-term investments, at cost which approximates market                           803               2,173
    Trade receivables, less allowances of $11,232 and $16,830, respectively         250,587             271,990
    Inventories, net                                                                304,298             312,781
    Deferred taxes, net                                                              82,557              40,372
    Other current assets                                                             98,288              96,281
----------------------------------------------------------------------------------------------------------------
                                                                                    930,347             953,966

Property, Plant And Equipment, net                                                  550,366             542,750
Goodwill And Other Intangibles, less accumulated amortization
    of $96,597 and $77,394, respectively                                            381,495             395,950
Other Investments                                                                   561,232             425,000
Other Assets                                                                        126,626             140,065
----------------------------------------------------------------------------------------------------------------
    Total Assets                                                                 $2,550,066          $2,457,731
================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
    Notes payable                                                                  $284,510            $252,783
    Current portion of long-term debt                                                98,990              47,788
    Accounts payable                                                                 81,927              71,718
    Accrued compensation                                                             79,767              71,742
    Accrued liabilities                                                             275,936             216,956
    Federal and foreign income taxes                                                 38,347              15,551
----------------------------------------------------------------------------------------------------------------
                                                                                    859,477             676,538

Long-Term Debt, less current portion                                                190,974             289,504
Other Long-Term Liabilities                                                         139,925             149,094
Minority Interest                                                                   430,390             428,208
----------------------------------------------------------------------------------------------------------------
    Total Liabilities                                                             1,620,766           1,543,344
----------------------------------------------------------------------------------------------------------------
Shareholders' Equity
    4% Cumulative Preferred stock, par value $100 per share                              --                  --
    Class A Preferred stock, par value $1 per share                                      --                  --
    Common stock, par value $0.40 per share, 60,198,322 shares issued                24,079              24,079
    Class B stock, par value $0.08 per share, 1,268,578 shares issued
        (1,072,880 shares in 1994)                                                      101                  86
    Capital in excess of par value                                                  107,788              93,849
    Cumulative translation adjustment                                                85,122              47,609
    Retained earnings                                                               900,095             846,245
----------------------------------------------------------------------------------------------------------------
                                                                                  1,117,185           1,011,868
    Common and Class B stock in treasury, at cost, 4,525,844 shares
        (2,278,745 shares in 1994)                                                 (178,730)            (94,269)
    Unearned compensation                                                            (9,155)             (3,212)
----------------------------------------------------------------------------------------------------------------
    Total Shareholders' Equity                                                      929,300             914,387
----------------------------------------------------------------------------------------------------------------
    Total Liabilities And Shareholders' Equity                                   $2,550,066          $2,457,731
================================================================================================================

SEE NOTES TO FINANCIAL STATEMENTS

44 Bausch & Lomb Incorporated and Consolidated Subsidiaries

                             Statement of Cash Flows
--------------------------------------------------------------------------------
                               FOR THE YEARS ENDED
           DECEMBER 30, 1995, DECEMBER 31, 1994 AND DECEMBER 25, 1993
                          (Dollar Amounts In Thousands)

                                                                                     1995             1994*               1993*
----------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
    Net earnings                                                                 $112,022          $31,123            $138,902
    Adjustments to reconcile net earnings to net cash provided by operating activities:
    Depreciation of property, plant and equipment                                  89,216           82,421              72,001
    Amortization of goodwill and other intangibles                                 16,147           16,850              12,595
    Goodwill impairment charge                                                         --           75,000                  --
    (Increase) decrease in deferred taxes                                         (44,832)          36,833             (31,626)
    Gain on sale of Sports Optics Division, net of taxes                          (20,823)              --                  --
    Provision for litigation expense, net of taxes                                 14,151               --                  --
    Restructuring charges, net of taxes                                            17,353               --              36,463
    Loss on retirement of fixed assets                                              3,231           12,995               2,721
    Exchange loss (gain)                                                            8,160             (226)             (1,240)
    Decrease (increase) in accounts receivable                                      8,556           82,434             (66,722)
    (Increase) decrease in inventories                                            (18,168)           7,691             (35,103)
    Decrease (increase) in other current assets                                    17,950            5,200             (35,794)
    Increase (decrease) in accounts payable and accruals                           34,510          (54,037)              2,803
    Increase (decrease) in taxes payable                                           39,875          (55,767)             33,944
    (Decrease) increase in other long-term liabilities                             (2,563)          16,602              11,315
    Increase in minority interest                                                   2,950            5,779               1,996
----------------------------------------------------------------------------------------------------------------------------------
            Net cash provided by operating activities                             277,735          262,898             142,255
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Payments for purchases of property, plant and equipment                       (95,481)         (84,807)           (107,232)
    Acquisition of businesses, net of cash
        and short-term investments acquired                                        (1,965)         (29,077)           (244,197)
    Proceeds from sale of Sports Optics Division,
        net of cash and short-term investments sold and taxes                      60,545               --                  --
    Other investments                                                            (136,021)        (425,000)                 --
    Other                                                                           8,049          (13,178)            (36,138)
----------------------------------------------------------------------------------------------------------------------------------
            Net cash used in investing activities                                (164,873)        (552,062)           (387,567)

CASH FLOWS FROM FINANCING ACTIVITIES
    Repurchases of Common shares                                                  (94,142)         (20,581)            (28,753)
    Exercise of stock options                                                       5,368            8,143               5,845
    Tax benefit of stock transactions with employees                                  667              626               1,777
    Restricted stock awards                                                        11,657            3,758                  43
    Net proceeds from issuance of notes payable                                    32,292           29,538              23,006
    Proceeds from issuance of long-term debt                                          640           11,110             150,949
    Repayment of long-term debt                                                   (47,823)         (24,341)           (101,407)
    Proceeds from formation of Wilmington Partners L.P.                                --               --             400,000
    Payment of dividends                                                          (57,798)         (55,177)            (51,112)
----------------------------------------------------------------------------------------------------------------------------------
            Net cash (used in) provided by financing activities                  (149,139)         (46,924)            400,348
----------------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash, cash equivalents and
        short-term investments                                                     (1,648)          22,594             (25,773)
----------------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash, cash equivalents and short-term investments      (37,925)        (313,494)            129,263
Cash, cash equivalents and short-term investments, beginning of year              232,542          546,036             416,773
----------------------------------------------------------------------------------------------------------------------------------
Cash, cash equivalents and short-term investments, end of year                   $194,617         $232,542            $546,036
==================================================================================================================================

*Amounts have been restated for certain items as more fully described in Note 2
 -- Restatement Of Financial Information.


SEE NOTES TO FINANCIAL STATEMENTS

                     Bausch & Lomb Incorporated and Consolidated Subsidiaries 45

                          Notes To Financial Statements
--------------------------------------------------------------------------------

  Note 1
   ---
ACCOUNTING
 POLICIES

Principles Of Consolidation The financial statements include all majority-owned U.S. and non-U.S. subsidiaries. Intercompany accounts, transactions and profits are eliminated. The fiscal year is the 52 or 53 week period ending the last Saturday in December. Certain amounts in the prior years' financial statements have been reclassified to conform with the current year's presentation.

Use Of Estimates The financial statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management with consideration given to materiality. Actual results could differ from those estimates.

Cash And Cash Equivalents Cash equivalents include time deposits and highly liquid investments with original maturities of three months or less.

Inventories Inventories are valued at the lower of cost or market, generally using the first-in, first-out (FIFO) method. However, cost is determined by using the last-in, first-out (LIFO) method for certain U.S. inventories.

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

Goodwill Goodwill is the excess of the cost of net assets acquired in business combinations over their fair value. It is amortized on a straight-line basis over periods ranging from 10 to 40 years. The Company evaluates goodwill for impairment at least annually. In completing this evaluation, the Company compares its best estimate of future cash flows, excluding interest costs, with the carrying value of goodwill.

Revenue Recognition Net sales are generally recognized when products are shipped. The Company has established programs which, under specified conditions, enable customers to return product. The Company establishes liabilities for estimated returns and allowances at the time of shipment. In addition, accruals for customer discounts and rebates are recorded when revenues are recognized.

Advertising Expense External costs incurred in producing media advertising are expensed the first time the advertising takes place. Promotional or advertising costs associated with customer support programs are accrued when the related revenues are recognized.

        Costs associated with coupons and rebates are amortized over the estimated period of benefit. Recoverability of these costs is evaluated on an ongoing basis and writedowns to net realizable value are recorded as necessary.

        At December 30, 1995 and December 31, 1994, $6,368,000 and $5,991,000 of
deferred advertising costs were reported as other current assets. Advertising expenses of $232,473,000, $210,965,000 and $201,023,000 were included in the
Company's results of operations for 1995, 1994 and 1993, respectively.

Start-Up Costs One-time, non-recurring and incremental out-of-pocket expenditures directly related to and incurred during the start-up phase of major internal projects are deferred and amortized over future periods. Upon conclusion of the start-up period, these costs are amortized on a straight-line basis over periods of no more than three years. Recoverability of these costs is assessed on an ongoing basis and writedowns to net realizable value are recorded as necessary.


46 Bausch & Lomb Incorporated and Consolidated Subsidiaries

--------------------------------------------------------------------------------

        At December 30, 1995 and December 31, 1994, $11,072,000 and $13,730,000
of start-up costs were reported as other assets.

Investments In Debt And Equity Securities Certain of the Company's other investments are classified as available-for-sale under the terms of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and accordingly, any unrealized holding gains and losses, net of taxes, are excluded from income and recognized as a separate component of shareholders' equity until realized. Fair value of the securities is determined based on market prices or using discounted cash flows and investment risk.

Impairment Of Long-Lived Assets In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". The Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The Company will adopt this Standard during the first quarter of 1996. Such adoption is not expected to have a material effect on the Company's financial position or results of operations.

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

Foreign Exchange And Interest Rate Instruments The Company enters into forward exchange and purchased foreign currency option contracts to hedge transactions and firm commitments denominated in foreign currencies and certain non-U.S. equity investments. The gains or losses on hedges of transaction exposures are included in income in the period in which the exchange rates change. Gains and losses on contracts which hedge specific foreign currency denominated commitments, primarily purchases of inventory, are deferred and recognized in the basis of the transaction when completed. Gains and losses on forward contracts hedging non-U.S. equity investments are recorded as a cumulative translation adjustment in shareholders' equity until the investment is liquidated. The cash flows related to these gains and losses are reported as cash flows from operating activities. The Company also enters into interest rate swap and cap agreements to balance its floating rate asset and liability positions. The Company amortizes premium income or expense incurred by buying or selling foreign exchange and interest rate instruments over the life of the agreements as nonoperating income or expense. Gains and losses on terminated swaps are recognized over the remaining life of the underlying obligation as an adjustment to investment income or interest expense.

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

                     Bausch & Lomb Incorporated and Consolidated Subsidiaries 47

                          Notes To Financial Statements
--------------------------------------------------------------------------------

  Note 2
   ---
RESTATEMENT
OF FINANCIAL
INFORMATION

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

                                                                 1994                          1993
--------------------------------------------------------------------------------------------------------------
Dollar Amounts In Thousands (Except Per Share Data)   As Reported    As Restated    As Reported    As Restated
--------------------------------------------------------------------------------------------------------------

Net Sales:
    Healthcare                                         $1,227,648     $1,249,923     $1,191,467     $1,169,192
    Optics                                                622,904        642,763        680,717        660,858
--------------------------------------------------------------------------------------------------------------
        Total                                          $1,850,552     $1,892,686     $1,872,184     $1,830,050
==============================================================================================================
Business Segment Earnings:
    Healthcare                                            $73,466        $91,541       $210,393       $192,318
    Optics                                                 64,148         72,075         87,456         79,529
==============================================================================================================
        Total                                            $137,614       $163,616       $297,849       $271,847
==============================================================================================================
Net Earnings                                              $13,478        $31,123       $156,547       $138,902
==============================================================================================================
Net Earnings Per Share                                      $0.23          $0.52          $2.60          $2.31
==============================================================================================================
Retained Earnings At End of Year                         $846,245       $846,245       $889,325       $871,680
==============================================================================================================

    Note 3
     ---
RESTRUCTURING
   CHARGES

In December 1995, the Company's board of directors approved plans to restructure portions of the sunglass, biomedical and contact lens operations as well as certain corporate administrative functions and a pre-tax restructuring charge of $26,697,000 was recorded. The major components of the restructuring charge are set forth in the table below:

                                                                                            Corporate
Dollar Amounts In Thousands      Sunglass          Biomedical        Contact Lens      Administrative               Total
-------------------------------------------------------------------------------------------------------------------------

Employee separations              $11,825              $2,048              $   --              $2,000             $15,873
Asset writedowns                    3,405               2,207               3,120               1,000               9,732
Other                                 599                 493                  --                  --               1,092
=========================================================================================================================
                                  $15,829              $4,748              $3,120              $3,000             $26,697

48 Bausch & Lomb Incorporated and Consolidated Subsidiaries

--------------------------------------------------------------------------------

        The sunglass charge provided for the closure of certain U.S. manufacturing operations and elimination of duplicate administrative functions in the U.S. commercial business. The biomedical charge provided for the closure of certain animal production facilities in North America and Europe, as well as the consolidation of certain administrative functions. The contact lens charge provided for costs associated with losses on disposition of assets related to elective strategy changes for the traditional lens business. The corporate administrative charge provided for the streamlining of corporate operations.

        Asset writedowns primarily related to facilities being closed and losses on disposition of equipment. Other charges primarily included losses under leases and other commitments.

        In the fourth quarter of 1993, the Company announced plans to restructure certain of its operations and recorded a $50,000,000 pre-tax restructuring charge related to sunglass, pharmaceutical and biomedical operations. The major components of the restructuring charge are set forth in the table below:

Dollar Amounts In Thousands        Sunglass      Pharmaceutical          Biomedical               Total
-------------------------------------------------------------------------------------------------------

Employee separations                $10,962              $  750              $3,289             $15,001
Asset writedowns                     14,603               2,446               2,052              19,101
Other                                 8,957               5,822               1,119              15,898
-------------------------------------------------------------------------------------------------------
                                    $34,522              $9,018              $6,460             $50,000
=======================================================================================================

        The charge provided for costs to eliminate various sunglass manufacturing, assembly and distribution operations, complete the closure of a pharmaceutical manufacturing facility in New York, eliminate certain product lines and realign global operations in all three businesses.

        Cash payments for employee separations and other charges, including losses on leases for vacated facilities and project management expenses totaled $4,010,000, $21,833,000 and $4,978,000 in 1995, 1994 and 1993, respectively.
There were no accruals related to the 1993 restructuring actions remaining at December 30, 1995.


  Note 4
   ---
 GOODWILL
IMPAIRMENT

In December 1994, decisions were made fundamentally realigning oral care operations. Management of worldwide oral care operations was centralized and most non-U.S. oral care operations were redirected to selected distributors. These decisions were based on increased competition, a significant decline in market share and operating losses which greatly reduced the expected life cycle and estimated future cash flows for this business and reflected the Company's belief that future strategic investments in its core and emerging businesses would provide higher long-term shareholder returns. As a result, in December 1994 the Company recognized a goodwill impairment charge of $75,000,000, with no associated tax benefit.

        In determining the amount of the impairment charge, the Company developed its best estimate of operating cash flows over the remaining business life cycle, assumed to be 14 years. Future cash flows, excluding interest charges, were discounted using an estimated 8.6% incremental borrowing rate.

                     Bausch & Lomb Incorporated and Consolidated Subsidiaries 49

                          Notes To Financial Statements
--------------------------------------------------------------------------------

  Note 5
   ---
GEOGRAPHIC
REGION AND
 BUSINESS
 SEGMENT
INFORMATION

The Company's operating results are reported in two business segments, healthcare and optics. The healthcare segment includes personal health, medical and biomedical products. In the personal health sector, the Company's principal lines of business include contact lens care products, eye care solutions, over-the-counter medications, skin care products and oral care products. Medical sector lines include contact lenses and lens materials, prescription pharmaceuticals, hearing aids and dental implants. Biomedical sector lines include purpose-bred laboratory animals for biomedical research, specific pathogen-free eggs for vaccine production and a variety of biotechnical and professional services provided to the scientific research community. Principal lines of business in the optics segment include sunglasses and optical thin film coating services and products. Effective April 1, 1995, the Company divested its sports optics business, which marketed binoculars, riflescopes and telescopes.

        The majority of the Company's products are marketed globally through optical shops, distributors, healthcare practitioners or retailers. Ophthalmic pharmaceuticals and over-the-counter medications are marketed primarily in the U.S. and Europe, and skin care products are marketed in the U.S. and Canada. Together, the solutions and sunglass lines account equally for about half the Company's revenues, while contact lenses and biomedical products account equally for another 25%. All other lines individually account for less than 10% of total Company revenues.

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

        The following tables present sales and other financial information by geographic region and business segment for the years 1995, 1994 and 1993:

Geographic Region

                                                           Europe,                              Canada &
                                                       Middle East              Asia-              Latin
Dollar Amounts In Thousands               U.S.            & Africa            Pacific            America         Consolidated
-----------------------------------------------------------------------------------------------------------------------------

1995
Sales to unaffiliated customers       $997,563            $471,049           $345,310           $118,961           $1,932,883
Inter-area sales to affiliates         151,646              79,655             12,990              4,205              248,496
Business segment earnings              136,813              93,156             43,630             (2,044)             271,555(1)
Identifiable assets                  1,152,623           1,078,415            244,056             74,972            2,550,066
=============================================================================================================================
1994
Sales to unaffiliated customers     $1,045,263            $414,236           $303,702           $129,485           $1,892,686
Inter-area sales to affiliates         135,597             101,571              1,643              4,375              243,186
Business segment earnings               35,253              91,939             29,964              6,460              163,616(2)
Identifiable assets                  1,187,569             918,869            269,349             81,944            2,457,731
=============================================================================================================================
1993
Sales to unaffiliated customers     $1,012,690            $396,909           $292,183           $128,268           $1,830,050
Inter-area sales to affiliates         130,093              94,949              2,139              2,397              229,578
Business segment earnings              153,928              89,980             17,724             10,215              271,847(3)
Identifiable assets                  1,306,114             837,007            266,333             83,543            2,492,997
=============================================================================================================================

1 Includes restructuring charges of $23.7 million as follows: U.S., $19.9;
  Europe, Middle East & Africa, $3.3 and Canada & Latin America, $0.5.

2 Includes goodwill impairment charge of $75.0 million in the U.S.

3 Includes restructuring charges of $48.8 million as follows: U.S., $23.5;
  Europe, Middle East & Africa, $16.6; Asia-Pacific, $4.6 and Canada & Latin America, $4.1.

50 Bausch & Lomb Incorporated and Consolidated Subsidiaries

--------------------------------------------------------------------------------

Business Segment

Dollar Amounts In Thousands                           1995                1994                1993
-----------------------------------------------------------------------------------------------------

NET SALES
Healthcare                                      $1,359,477          $1,249,923          $1,169,192
Optics                                             573,406             642,763             660,858
-----------------------------------------------------------------------------------------------------
                                                $1,932,883          $1,892,686          $1,830,050
=====================================================================================================
EARNINGS BEFORE TAXES
AND MINORITY INTEREST
Healthcare                                        $229,231             $91,541            $192,318
Optics                                              42,324              72,075              79,529
-----------------------------------------------------------------------------------------------------
Business segment earnings                          271,555(1)          163,616(3)          271,847(4)
Corporate administration expense                    60,910(2)           43,849              46,980(5)
-----------------------------------------------------------------------------------------------------
Operating earnings                                 210,645             119,767             224,867
Interest expense, net                                6,756               6,040              19,913
Loss (gain) from foreign currency, net               6,244              (2,615)            (11,068)
Gain on sale of Sports Optics Division             (35,902)                 --                  --
Litigation provision                                21,700                  --                  --
-----------------------------------------------------------------------------------------------------
                                                  $211,847            $116,342            $216,022
=====================================================================================================
DEPRECIATION
Healthcare                                         $63,865             $56,833             $46,778
Optics                                              22,484              22,605              22,043
Corporate                                            2,867               2,983               3,180
-----------------------------------------------------------------------------------------------------
                                                   $89,216             $82,421             $72,001
=====================================================================================================
IDENTIFIABLE ASSETS
Healthcare                                      $1,219,384          $1,211,165          $1,329,854
Optics                                             410,097             471,794             492,507
Corporate                                          920,585             774,772             670,636
-----------------------------------------------------------------------------------------------------
                                                $2,550,066          $2,457,731          $2,492,997
=====================================================================================================
CAPITAL EXPENDITURES
Healthcare                                         $65,715             $63,933             $83,460
Optics                                              19,937              20,412              21,254
Corporate                                            9,829                 462               2,518
-----------------------------------------------------------------------------------------------------
                                                   $95,481             $84,807            $107,232
=====================================================================================================

(1) Includes restructuring charges of $23.7 million as follows: Healthcare, $7.9; Optics, $15.8.

(2) Includes restructuring charges of $3.0 million.

(3) Includes goodwill impairment charge of $75.0 million for Healthcare.

(4) Includes restructuring charges of $48.8 million as follows: Healthcare, $15.9; Optics, $32.9.

(5) Includes restructuring charges of $1.2 million.

  Note 6
   ---
SUPPLEMENTAL
  BALANCE
   SHEET
  AND CASH
   FLOW
INFORMATION

Accounts Receivable The Company has entered into two agreements to sell designated pools of U.S. trade accounts receivable up to $75,000,000 and non-U.S. trade accounts receivable up to 3,000,000,000 Japanese yen. The U.S. agreement expires in July 1996 and the non-U.S. agreement expires in December 1997. At December 30, 1995 and December 31, 1994, approximately $95,000,000 and $108,000,000 of receivables, respectively, were sold under these agreements and were reflected as reductions of trade accounts receivable. Fees and discounting expense related to the U.S. agreement were recorded as interest expense and totaled approximately $4,500,000 in 1995, $3,700,000 in 1994 and $3,000,000 in
1993.

                     Bausch & Lomb Incorporated and Consolidated Subsidiaries 51

                          Notes To Financial Statements
--------------------------------------------------------------------------------


        Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, and their dispersion across different businesses and geographic areas.

Inventories

                                                      DECEMBER 30,        DECEMBER 31,
Dollar Amounts In Thousands                                  1995                1994
-------------------------------------------------------------------------------------

Raw materials and supplies                               $ 76,834            $ 79,295
Work in process                                            21,905              23,985
Finished products                                         214,901             222,079
-------------------------------------------------------------------------------------
                                                          313,640             325,359
Less:   Allowance for valuation of certain U.S.
        inventories at last-in, first-out cost              9,342              12,578
=====================================================================================
                                                         $304,298            $312,781

        Inventories valued using the LIFO method were approximately $83,631,000 and $98,442,000 at December 30, 1995 and December 31, 1994, respectively.

Property, Plant And Equipment

                                                      DECEMBER 30,        DECEMBER 31,
Dollar Amounts In Thousands                                  1995                1994
-------------------------------------------------------------------------------------

Land                                                   $   22,124          $   21,474
Leasehold improvements                                     33,720              32,635
Buildings                                                 396,954             366,003
Machinery and equipment                                   629,952             587,586
-------------------------------------------------------------------------------------
                                                        1,082,750           1,007,698
Less:   Accumulated depreciation                          532,384             464,948
-------------------------------------------------------------------------------------
                                                       $  550,366          $  542,750
=====================================================================================

Cash Flow Information For the years ended December 30, 1995, December 31, 1994 and December 25, 1993 payments of interest were $44,587,000, $39,842,000 and $29,307,000, respectively, and payments of income taxes were $96,706,000, $69,827,000 and $61,056,000, respectively.

   Note 7
     --
   OTHER
INVESTMENTS

In 1995, the Company's subsidiaries, Windmill Investors, Ltd. and Bausch & Lomb Ireland, made investments totaling 219,000,000 Netherlands guilders (NLG), approximating $136,000,000, in securities issued by a subsidiary of a triple-A rated financial institution. The issuer's investments are restricted to high quality short-term investments and government obligations and the issuer reinvests all of its income. At December 30, 1995, the average U.S. dollar rate of return was 5.47%, including the effects of foreign currency transactions which effectively hedge the currency risk and convert Bausch & Lomb Ireland's NLG income to a U.S. dollar rate of return. The Company's subsidiaries have the right to call for redemption of the shares they hold each quarter at net asset value. In the event this right is not exercised, the triple-A rated financial institution has the right to put the shares it owns to the Company's subsidiaries in March and June, 2003.

        In 1994, the Company's subsidiary, Bausch & Lomb Ireland, invested $425,000,000 in securities issued by a subsidiary of another triple-A rated financial institution. The investment responded to a recent change in U.S. tax law, under which the Company elected to invest in qualifying "active" assets rather than face increased tax expenses associated with its non-U.S. earnings. The securities rank senior to all other classes of the issuer's equity and rank junior to the secured and unsecured liabilities of the issuer, including subordinated debt obligations, and are neither payable upon demand nor have a fixed maturity. The securities pay quarterly cumulative dividends


52 Bausch & Lomb Incorporated and Consolidated Subsidiaries

--------------------------------------------------------------------------------

at a variable LIBOR-based rate. At December 30, 1995, this rate was 5.14%. The issuer holds a call option on the securities, exercisable upon 180 days notice. The securities will become freely transferable in approximately eight years. At that time, the dividend rate will be reset, if necessary, to ensure that the market value of the securities is equal to par value.

        Management believes that the investments are fully recoverable, based on the high quality and stability of the institutions, however, the investments are subject to equity risks.

  Note 8
   ---
PROVISION
FOR INCOME
  TAXES

An analysis of the components of earnings before income taxes and minority interest and the related provision for income taxes is presented below:

Dollar Amounts In Thousands                                    1995                1994                1993
------------------------------------------------------------------------------------------------------------

Earnings before income taxes and minority interest:
    U.S.                                                   $ 64,451            $ (3,556)           $ 92,645
    Non-U.S.                                                147,396             119,898             123,377
------------------------------------------------------------------------------------------------------------
                                                           $211,847            $116,342            $216,022
Provision for income taxes:
------------------------------------------------------------------------------------------------------------
Federal
    Current                                                $ 57,146            $ (7,316)           $ 63,118
    Deferred                                                (27,492)             28,323             (22,526)
State
    Current                                                  12,335              (2,107)             10,274
    Deferred                                                 (6,259)              5,613              (4,127)
Foreign
    Current                                                  47,122              27,534              41,940
    Deferred                                                 (4,784)              9,115             (16,275)
------------------------------------------------------------------------------------------------------------
                                                           $ 78,068            $ 61,162            $ 72,404
============================================================================================================

        Deferred taxes recognize the impact of temporary differences between the amounts of assets and liabilities recorded for financial statement purposes and such amounts measured in accordance with tax laws and are detailed below. Realization of the tax loss and credit carryforwards, which expire between 1996 and 2009, is contingent on future taxable earnings. Valuation allowances have been recorded for these and other asset items which may not be realized.

                                                DECEMBER 30, 1995                       DECEMBER 31, 1994
----------------------------------------------------------------------------------------------------------------
                                       Deferred Tax        Deferred Tax        Deferred Tax        Deferred Tax
Dollar Amounts In Thousands                  Assets         Liabilities              Assets         Liabilities
----------------------------------------------------------------------------------------------------------------

Employee benefits and compensation         $ 66,945             $ 4,697            $ 60,599             $ 4,697
Inventories                                  36,764               2,436              24,993                 281
Tax loss and credit carryforwards            33,315                  --              20,527                  --
Restructuring accruals                       11,437                  --               1,578                  --
Sales and allowance accruals                 20,073                  20              16,420                  --
Legal and litigation accruals                 9,897               1,537              11,437               1,537
Depreciation and amortization                 7,931              69,762               6,945              65,306
Unrealized foreign exchange losses           10,536               5,100               1,985                  --
State and local income tax accruals             107               7,902                  --              11,122
Other accruals                               10,777               7,296               4,138               7,425
----------------------------------------------------------------------------------------------------------------
                                            207,782              98,750             148,622              90,368
Less: Valuation allowance                    26,475                  --              17,882                  --
----------------------------------------------------------------------------------------------------------------
Deferred taxes                             $181,307             $98,750            $130,740             $90,368
================================================================================================================


                     Bausch & Lomb Incorporated and Consolidated Subsidiaries 53

                          Notes To Financial Statements
--------------------------------------------------------------------------------


        Reconciliations of the statutory U.S. federal income tax rate to effective tax rates were as follows:

                                                            1995                1994                1993
----------------------------------------------------------------------------------------------------------

Statutory U.S. tax rate                                      35.0%               35.0%               35.0%
Rate differential for Subpart F income                        5.3                 2.4                 6.3
State income taxes, net of federal tax benefit                1.9                 2.0                 1.9
Goodwill amortization                                         1.0                 2.2                 0.8
Goodwill impairment charge with no income tax benefit          --                22.6                  --
Difference between non-U.S. and U.S. tax rates               (4.4)               (2.9)               (8.1)
Effect of enacted changes in non-U.S. tax rates                --                (1.7)                 --
Foreign Sales Corporation tax benefit                        (1.2)               (2.2)               (1.3)
Other                                                        (0.7)               (4.8)               (1.1)
----------------------------------------------------------------------------------------------------------
Effective tax rate                                           36.9%               52.6%               33.5%
==========================================================================================================

        At December 30, 1995, earnings considered to be permanently reinvested in non-U.S. subsidiaries totaled approximately $655,000,000. Under the Omnibus Budget Reconciliation Act of 1993, U.S. taxes could be assessed on undistributed current or retained earnings of certain non-U.S. subsidiaries. However, foreign tax credits associated with those earnings substantially offset any increase in the Company's overall income tax expense.

        In April 1991 and December 1991, the Internal Revenue Service (the "Service") issued Notices of Deficiency relating to the Company's federal income tax returns for the 1983-1984 and the 1985-1987 periods. The Company filed petitions in the U.S. Tax Court (the "Court") to contest the deficiencies alleged in the notices. Subsequently, the Company and the Service settled all the issues raised in the notices except for those relating to the Company's sunglass operations in Ireland and Hong Kong. In December 1993, the trial on the overseas sunglass issues for the 1983-1984 and 1985-1987 periods was held in the U.S. Tax Court. The Court had the matter under review until February 15, 1996 at which time a Memorandum Opinion was filed. The Court upheld the Company's position with respect to the sunglass operations in Ireland and Hong Kong and against the deficiencies alleged in the notices. The Service has the right to appeal this decision.

Note 9
 ---
DEBT

Short-term debt at December 30, 1995 and December 31, 1994 consisted of $262,001,000 and $234,739,000 in U.S. commercial paper and $22,509,000 and
$18,044,000 in non-U.S. borrowings, respectively. To support its liquidity requirements, the Company maintains U.S. revolving credit agreements with 364-day credit terms totaling $290,000,000, however, no debt was outstanding under these agreements at December 30, 1995. A commitment fee at a rate of 0.05% is charged on the unused portion. The interest rate under the agreements is at the prime rate, or at the Company's option, at a mutually acceptable market rate. The Company also currently maintains unused U.S. bank lines of credit amounting to approximately $34,000,000. All compensating balance arrangements are informal and do not restrict the withdrawal of funds. Under these arrangements, the Company maintained average compensating bank balances of $8,400,000 in 1995.

        The Company has entered into two seven-year interest rate swap agreements, each in notional amounts of $100,000,000, which convert $200,000,000 of U.S. commercial paper into fixed rate obligations with an effective interest rate of 6.48%. The swaps will terminate on January 1, 2002.

        The average U.S. short-term interest rates, which include the effect of the interest rate swap agreements, were 6.3% and 5.9% at year end 1995 and 1994, respectively. The rate outside the U.S. was 6.1% at the end of 1995 and 1994. The aggregate Company rate was 6.3% at year end 1995 and 6.0% at year end 1994. Average short-term interest rates for the year, excluding the effect of short-term borrowings in the highly inflationary economy of Brazil, were 6.3% in 1995 and 4.6% in 1994. The maximum amount of short-term debt at the end of any month was $297,213,000 in 1995 and $333,500,000 in 1994. Average month end borrowings were $252,367,000 in 1995 and $294,300,000 in 1994.

54 Bausch & Lomb Incorporated and Consolidated Subsidiaries

--------------------------------------------------------------------------------

        The components of long-term debt were:

Dollar Amounts In Thousands                                          1995                1994
---------------------------------------------------------------------------------------------

Fixed rate notes payable:
    Notes due in 1995                                            $     --            $ 44,989
    Notes due in 1996                                              94,788              94,879
    Notes due in 1997 and 2003, effectively converted
        to floating rate                                          170,000             170,000
    Other                                                           9,191              10,710
Capital lease obligations:
    Industrial Development Bonds, variable rate due in 2015         8,500               8,500
    Other                                                           7,485               8,214
---------------------------------------------------------------------------------------------
                                                                  289,964             337,292
Less:   Current portion                                            98,990              47,788
---------------------------------------------------------------------------------------------
                                                                 $190,974            $289,504
=============================================================================================

        The notes due in 1996 bear interest at a weighted average rate of 4.9%. The Company has entered into interest rate swap agreements with an aggregate notional amount of $170,000,000 associated with long-term notes payable of the same dollar amount maturing in 1997 and 2003, which effectively convert the notes to floating rate obligations with an interest rate based on the one-month U.S. composite commercial paper rate. At December 30, 1995, this rate was 5.8%. Interest rate swap agreements resulted in a reduction in the long-term effective interest rate from 6.0% to 5.4% in 1995 and from 5.8% to 4.7% in 1994.

        The Industrial Development Bonds bear interest at a variable rate based on a range of 40% to 90% of the prime rate as determined by prevailing market conditions. At December 30, 1995, this rate was 5.7%. In 1994, the Company established a $300,000,000 medium-term note program, providing for the issuance of fixed or variable rate notes with maturities between nine months and 30 years. There have been no borrowings under this program through December 30, 1995. Long-term borrowing maturities during the next five years are $98,990,000 in 1996, $87,974,000 in 1997, $1,816,000 in 1998, $1,753,000 in 1999 and
$1,624,000 in 2000.

 Note 10
   ---
OPERATING
 LEASES

The Company leases land, buildings and machinery and equipment under noncancelable operating leases. Future minimum payments under these leases as of December 30, 1995 are as follows:

Dollar Amounts In Thousands
----------------------------------------------------

1996                                         $24,318
1997                                          18,259
1998                                          14,493
1999                                          10,280
2000                                           8,106
Later years                                   15,767
----------------------------------------------------
Total minimum lease payments                 $91,223
====================================================
        Total rental expense for the years ended December 30, 1995, December 31, 1994 and December 25, 1993 amounted to $28,043,000, $27,055,000 and $26,862,000, respectively.

        During 1995, the Company entered into a seven-year variable rate operating lease associated with an office facility in Rochester, New York, with an associated residual value guarantee in an amount not to exceed $54,600,000. At December 1995, estimated annual rent payments under the agreement approximated $4,900,000.


                     Bausch & Lomb Incorporated and Consolidated Subsidiaries 55

                          Notes To Financial Statements
--------------------------------------------------------------------------------

 Note 11
   ---
EMPLOYEE
BENEFITS

The Company and its consolidated subsidiaries sponsor several retirement plans which, in the aggregate, cover substantially all U.S. employees and employees in certain other countries. In general, retirement benefits are based on years of service and the employee's compensation near retirement. Certain non-U.S. pension arrangements also provide termination indemnity payments. For the largest U.S. plan, employees are eligible to participate upon the attainment of age 21 and the completion of one year of service. These employees vest in the plan after five years of service or the attainment of age 55. The Company funds its major U.S. plan in an amount not less than minimum statutory funding requirements nor more than the maximum amount that can be deducted for federal income tax purposes. The plan's investments consist primarily of equity securities, corporate bonds, U.S. government issues and cash and cash equivalents. The Company also sponsors defined contribution plans and participates in government-sponsored programs in certain non-U.S. locations.

        In addition to retirement plans, the Company sponsors a participatory defined benefit postretirement plan providing medical and life insurance benefits to the majority of its U.S. employees. The plan provides benefits to retirees who have attained age 55 with ten years of service. Covered spouses and certain employees on disability also qualify for participation in the plan. In general, under the medical benefits plan participants receive a stated percentage of most medical expenses, reduced for annual and lifetime deductibles and any payments made by government programs and other group coverage. The Company has established a Voluntary Employee Benefit Association trust to provide for payment of these benefits. Annual contributions of $5,000,000 were made to the trust in 1995 and 1994. Earnings from the investments in this trust, primarily participating insurance contracts, will over time reduce the expense associated with providing these benefits. The Company intends to continue a program of prefunding for these benefits on an annual basis, but the amount of any future contributions is discretionary. The Company also provides postretirement benefits to employees at a number of its non-U.S. locations in accordance with local statutory requirements. Such benefits are generally provided through government-sponsored plans.

        Under the 1990 Stock Incentive Plan, a committee of the board of directors of the Company is authorized to grant restricted shares of Common stock to certain employees. The committee has awarded 288,819 and 95,700 restricted shares of Common stock to certain employees, including officers, in 1995 and 1994, respectively. Shares vest under these grants in thirds, with vesting criteria including attainment of certain stock price performance goals, satisfactory job performance and continued employment until applicable vesting dates. No more than one-third of any grant will vest in a fiscal year. At December 30, 1995, 114,408 shares have vested. Unearned compensation is recorded at the date of the award based on the market value of the shares. Unearned compensation related to these shares, included as a separate component of shareholders' equity, aggregated $9,155,000 and $3,212,000 net of forfeitures at December 30, 1995 and December 31, 1994, respectively, and is amortized to expense as stock performance goals are met over the applicable vesting period. The amount amortized to expense in 1995 was $4,324,000.

        In addition, the Company sponsors supplemental defined benefit retirement plans for certain key employees. These plans are unfunded. The pension liability associated with the plans has generally been determined using the same actuarial methods and assumptions as those used for the Company's qualified plans. The annual cost of these plans has been included in the net periodic pension cost shown below and totaled $921,000 in 1995 and $939,000 in 1994. The projected benefit obligation relating to these unfunded plans was $6,107,000 at December 30, 1995 and $5,306,000 at December 31, 1994.

        Plan assets and the projected benefit obligations have been measured as of December for each period. Net periodic pension and postretirement benefit costs have been determined using assumptions as of the beginning of each year. The overall increase in net periodic pension costs since 1993 was attributable to a net decrease in the discount rate assumption as well as unfavorable demographic experience. The decrease in postretirement benefit expense since 1993 was attributable to changes in assumptions for discount and medical care cost trend rates, population experience and favorable medical claims experience.

56 Bausch & Lomb Incorporated and Consolidated Subsidiaries

--------------------------------------------------------------------------------

        The components of net periodic pension cost and U.S. net periodic postretirement benefit cost are presented below:

                                                    1995                          1994                        1993
--------------------------------------------------------------------------------------------------------------------------
                                               U.S.      Non-U.S.          U.S.      Non-U.S.          U.S.      Non-U.S.
Dollar Amounts In Thousands                   Plans         Plans         Plans         Plans         Plans         Plans
--------------------------------------------------------------------------------------------------------------------------

RETIREMENT PLANS
Service cost-benefits earned
    during the period                       $ 5,444        $2,071       $ 6,822        $2,003        $4,493        $1,696
Interest cost on projected
    benefit obligation                       10,921         1,809        10,305         1,562         9,615         1,230
Actual return on plan assets                (26,397)       (1,874)          711           708       (12,322)       (3,140)
Net amortization and deferral                17,701           954        (9,760)       (1,690)        3,981         2,643
--------------------------------------------------------------------------------------------------------------------------
Net periodic pension cost                   $ 7,669        $2,960       $ 8,078        $2,583        $5,767        $2,429
==========================================================================================================================
OTHER POSTRETIREMENT
BENEFITS
Service cost-benefits earned
    during the period                       $ 1,975                     $ 2,598                      $4,107
Interest cost on accumulated
    benefit obligation                        6,054                       6,463                       8,869
Actual return on plan assets                 (2,946)                      1,080                         377
Net amortization and deferral                  (346)                     (2,489)                       (792)
--------------------------------------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost    $ 4,737                     $ 7,652                     $12,561
==========================================================================================================================

        Key economic assumptions used in developing the projected benefit obligations for the Company's major U.S. and non-U.S. retirement plans and U.S. postretirement plans at year-end were as follows:

                                                 1995                         1994                       1993
------------------------------------------------------------------------------------------------------------------------
                                            U.S.      Non-U.S.         U.S.      Non-U.S.         U.S.      Non-U.S.
                                           Plans         Plans        Plans         Plans        Plans         Plans
------------------------------------------------------------------------------------------------------------------------

Discount rate                                   7.75%     5.5-8.0%         8.25%    5.5-8.0%         7.0%      5.5-8.0%
Rate of increase in compensation levels          5.0%     4.2-6.5%          5.0%    4.2-6.5%         5.0%      4.2-6.5%
Expected long-term rate of return
    on plan assets                          9.0-10.0%     5.5-9.0%     9.0-10.0%    5.5-9.0%     9.0-10.0%     5.5-9.0%
Medical care cost trend rate                    11.0%                      12.0%                     12.0%
=======================================================================================================================

        In December 1995, the Company elected to revise its assumptions for all U.S. plans in recognition of a lower level of current long-term interest rates. The discount rate was lowered from 8.25% to 7.75%. The medical care cost trend rate will decrease one percent per year to 6.0% in the year 2000 for future valuations. The medical care cost trend rate assumption has a significant effect on the expense reported. For example, a 1% increase in the medical care cost trend rate would have increased the aggregate of the service and the interest cost components of net periodic postretirement benefit cost by approximately $1,000,000 or 12% in 1995.


                     Bausch & Lomb Incorporated and Consolidated Subsidiaries 57

                          Notes To Financial Statements
--------------------------------------------------------------------------------

        The following tables set forth the funded status and amounts recognized in the Company's consolidated balance sheet:

Retirement Plans

                                                              DECEMBER 30, 1995                       DECEMBER 31, 1994
------------------------------------------------------------------------------------------------------------------------------
                                                           Assets         Accumulated              Assets         Accumulated
                                                           Exceed            Benefits              Exceed            Benefits
                                                      Accumulated              Exceed         Accumulated              Exceed
Dollar Amounts In Thousands                              Benefits              Assets            Benefits              Assets
------------------------------------------------------------------------------------------------------------------------------

Actuarial present value of benefit obligations:
    Vested benefits                                       $17,589            $136,578              $9,044            $129,317
    Non-vested benefits                                       705               3,952                 411               4,081
------------------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation                             18,294             140,530               9,455             133,398
Effect of projected future salary increases                 9,475              15,699               4,289              16,066
------------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation                               27,769             156,229              13,744             149,464
Plan assets at fair value                                  32,651             119,460              13,595             110,996
------------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation (less than)
    in excess of plan assets                               (4,882)             36,769                 149              38,468
Unrecognized net gain (loss) from past
    experience different from that assumed                  3,139              (6,393)                180              (6,096)
Unrecognized prior service costs                               59             (13,413)                 21             (14,906)
Unrecognized net transition obligation                        (12)             (6,364)                578              (7,547)
Additional liability                                           --              11,334                  --              18,410
------------------------------------------------------------------------------------------------------------------------------
Accrued pension liability                                 $(1,696)            $21,933                $928             $28,329
==============================================================================================================================

Other Postretirement Benefits

                                                                         DECEMBER 30,        DECEMBER 31,
Dollar Amounts In Thousands                                                     1995                1994
--------------------------------------------------------------------------------------------------------

Actuarial present value of postretirement benefit obligations:
    Retirees                                                                 $54,253             $59,924
    Active eligible participants                                               6,800               8,578
    Other active participants                                                 21,556              18,385
--------------------------------------------------------------------------------------------------------
Accumulated benefit obligation                                                82,609              86,887
Plan assets at fair value                                                     16,489               8,543
--------------------------------------------------------------------------------------------------------
Accumulated benefit obligation in excess of plan assets                       66,120              78,344
Unrecognized prior service cost                                                2,029               2,201
Unrecognized net gain                                                         31,798              25,445
--------------------------------------------------------------------------------------------------------
Accrued postretirement benefit liability                                     $99,947            $105,990
========================================================================================================

        The unrecognized projected pension benefit obligation in excess of plan assets for retirement plans is being amortized against net periodic pension cost over the remaining service lives of the plan participants. The Company has recorded an additional liability to give recognition to the underfunded plan positions. An intangible asset reflecting the related unrecognized prior service cost has also been recorded.

        Increasing the assumed medical care cost trend rates by one percentage point would have increased the accrued postretirement benefit liability as of December 30, 1995 by approximately $9,000,000 or 11%, reflecting the effect this assumption has on the calculation of the obligation.

58 Bausch & Lomb Incorporated and Consolidated Subsidiaries

--------------------------------------------------------------------------------

Note 12
  ---
MINORITY
INTEREST

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

        The Partnership is a separate legal entity from the Company whose purpose is to own and manage a portfolio of assets. Those assets include portions of the Company's biomedical operations at Charles River Laboratories, Inc. (including small research animals, bioprocessing and ovum-derived vaccine products), those used for the manufacture and sale of rigid gas permeable contact lens materials and lens care solutions at Polymer Technology Corporation, cash and cash equivalents, a long-term note guaranteed by the Company and certain floating rate demand notes due from certain of the Company's subsidiaries. At December 30, 1995 and at December 31, 1994, the Company had $495,159,000 and $470,900,000 of borrowings from the Partnership, respectively, which were used to reduce U.S. short-term borrowings. For financial reporting purposes, the assets, liabilities and earnings of the Partnership entities have continued to be included in the Company's consolidated financial statements. The outside investor's limited partnership interest in the Partnership has been recorded as minority interest.


  Note 13
    ---
SHAREHOLDERS'
  EQUITY

At December 30, 1995, 10,000 shares of 4% Cumulative Preferred stock, 25,000,000 shares of Class A Preferred stock, 15,000,000 shares of Class B stock and 200,000,000 shares of Common stock were authorized. The Company issues treasury shares to fulfill its obligations under its stock option plans. The difference between the cost of treasury shares issued and the option price is charged to capital in excess of par value.

        Changes in shareholders' equity accounts are summarized below:

                                            Common And Class B    Capital In   Cumulative          Treasury
                                            ------------------    Excess Of  Translation           ---------          Unearned
Amounts In Thousands                        Shares       Amount    Par Value   Adjustment     Shares       Amount   Compensation
---------------------------------------------------------------------------------------------------------------------------------

Balance at December 26, 1992                61,090      $24,150      $89,088      $63,465     (1,646)    $(63,563)       $    --
Shares issued under stock option plans
    and restricted stock awards                 45            4         (987)          --        217        8,648             --
Repurchase of Common and Class B stock          --           --           --           --       (587)     (28,753)            --
Foreign currency translation adjustment         --           --           --      (54,550)        --           --             --
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 25, 1993                61,135       24,154       88,101        8,915     (2,016)     (83,668)            --
Shares issued under stock option plans
    and restricted stock awards                136           11        5,748           --        298        9,980             --
Repurchase of Common and Class B stock          --           --           --           --       (561)     (20,581)            --
Stock issued under restricted Common
    stock purchase plans                        --           --           --           --         --           --         (3,212)
Foreign currency translation adjustment         --           --           --       38,694         --           --             --
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                61,271       24,165       93,849       47,609     (2,279)     (94,269)        (3,212)
Shares issued under stock option plans
    and restricted stock awards                196           15       13,939           --        298        9,681             --
Repurchase of Common and Class B stock          --           --           --           --     (2,545)     (94,142)            --
Stock issued under restricted Common
    stock purchase plans                        --           --           --           --         --           --        (10,267)
Amortization of unearned compensation           --           --           --           --         --           --          4,324
Foreign currency translation adjustment         --           --           --       37,513         --           --             --
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 30, 1995                61,467      $24,180     $107,788      $85,122     (4,526)   $(178,730)       $(9,155)
=================================================================================================================================

                     Bausch & Lomb Incorporated and Consolidated Subsidiaries 59

                          Notes To Financial Statements
--------------------------------------------------------------------------------

        The cumulative translation adjustment included the effects of translating assets and liabilities of certain non-U.S. subsidiaries at current exchange rates. Translation adjustments relating to non-U.S. subsidiaries in countries with highly inflationary economies were included in earnings.

        Since 1987, the board of directors has authorized the repurchase, at management's discretion, up to a total of 8,000,000 of the Company's issued shares of Common stock. At December 30, 1995, 1,836,200 shares may be repurchased under the terms of the authorization.

        Unearned compensation relates to awards of restricted stock under the 1990 Stock Incentive Plan. Unearned compensation is recorded at the date of such awards based on the market value of the shares and is expensed as performance goals are met over the vesting period.

        In 1988, the Company's board of directors approved the adoption of a shareholder rights plan, in which preferred share purchase rights were distributed as a dividend at the rate of one right for each outstanding share of the Company's Common and Class B stock. Common and Class B shares issued subsequent to the adoption of the rights plan automatically have preferred share purchase rights attached to them. Under certain circumstances each right entitles shareholders to purchase one two-hundredth of a share of Series A Preferred stock, par value $1.00 per share. The rights may become exercisable under certain circumstances involving actual or potential acquisitions of 20% or more of the outstanding Common and Class B stock by a person or group. The board of directors may substitute common stock equivalent preferred shares for Common shares for the exercise of stock purchase rights. Until the rights become exercisable, they have no dilutive effect on earnings per Common share.

        The rights, which are non-voting, expire on July 1, 1998, and may be redeemed by the Company at a price of $0.005 per right at any time prior to the acquisition by a person or group of 20% of the outstanding shares of the Company's Common and Class B stock. In the event a person or group has acquired 20%, but not more than 50%, of such shares, the Company may redeem the rights of each holder, other than the acquirer, in exchange for either one share of Common stock or one two-hundredth of a share of Series A Preferred stock.

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

                                                 1995                            1994                            1993
--------------------------------------------------------------------------------------------------------------------------------
                                      Number Of     Option Price      Number Of     Option Price      Number Of     Option Price
                                         Shares        Per Share         Shares        Per Share         Shares        Per Share
--------------------------------------------------------------------------------------------------------------------------------

Shares under option at
    beginning of year                 3,891,276    $15.59-$55.44      3,905,553     $9.84-$58.88      2,866,741     $9.84-$58.88
Options granted                       1,181,585    $33.94-$42.19        432,485    $31.56-$39.25      1,332,265    $46.63-$52.00
Options exercised                      (207,184)   $15.59-$42.69       (197,882)    $9.84-$49.31       (236,757)    $9.84-$52.94
Options canceled                       (440,078)   $31.56-$55.44       (248,880)   $13.28-$58.88        (56,696)    $9.84-$55.44
================================================================================================================================
Shares under option at end of year    4,425,599    $16.97-$55.44      3,891,276    $15.59-$55.44      3,905,553     $9.84-$58.88

Total options exercisable
    at end of year                    2,661,110    $16.97-$55.44      2,529,108    $15.59-$55.44      2,038,238     $9.84-$58.88
================================================================================================================================

Shares available for future grants
    at end of year                    2,485,808                       2,547,340                       2,543,890
================================================================================================================================


60 Bausch & Lomb Incorporated and Consolidated Subsidiaries

--------------------------------------------------------------------------------


        Under these plans, employees may borrow an amount equal to the purchase price of shares secured by pledge agreements with the Company. Participants' borrowings were $4,648,000 in 1995, $4,521,000 in 1994 and $3,483,000 in 1993.
Loans to officers and directors included in these borrowings were $3,149,000 in 1995, $3,746,000 in 1994 and $3,414,000 in 1993.


   Note 14
     ---
FAIR VALUE OF
  FINANCIAL
 INSTRUMENTS

Financial instruments consisted of the following:

                                                         DECEMBER 30, 1995                       DECEMBER 31, 1994
---------------------------------------------------------------------------------------------------------------------------
                                                      Carrying                Fair            Carrying                Fair
Dollar Amounts In Thousands                              Value               Value               Value               Value
---------------------------------------------------------------------------------------------------------------------------

Nonderivatives:
    Cash and cash equivalents                        $ 193,814           $ 193,814           $ 230,369           $ 230,369
    Short-term investments                           $     803           $     803           $   2,173           $   2,173
    Other investments                                $ 561,232           $ 561,232           $ 425,000           $ 425,000
    Notes payable                                    $(284,510)          $(284,510)          $(252,783)          $(252,783)
    Long-term debt, including
        current portion                              $(289,964)          $(298,223)          $(337,292)          $(320,884)
---------------------------------------------------------------------------------------------------------------------------

Derivatives held for purposes other than trading:
    Foreign exchange instruments:
        Other current assets                         $   7,912                               $  18,176
        Accrued liabilities                            (11,828)                                 (8,622)
===========================================================================================================================
    Net foreign exchange instruments                 $  (3,916)          $    (400)          $   9,554           $  18,605
===========================================================================================================================
    Interest rate instruments:
        Other current assets                         $  10,236                               $   3,733
        Accrued liabilities                            (10,671)                                 (3,434)
---------------------------------------------------------------------------------------------------------------------------
    Net interest rate instruments                    $    (435)          $ (13,556)          $     299           $   3,612
===========================================================================================================================

        The carrying amount of cash, cash equivalents and short-term investments approximates fair value because their maturity is generally less than one year in duration. The Company places its cash, cash equivalents and short-term investments with financial institutions and limits the amount of credit exposure with any one financial institution to an amount between $25,000,000 and $50,000,000, based on the credit rating and asset size of the institution. Fair value of other investments was determined based on contract terms and an evaluation of expected cash flows and investment risk. The carrying amount of notes payable approximates fair value because their maturity is generally less than three months in duration. Fair value for long-term debt was estimated using either quoted market prices for the same or similar issues or the current rates offered to the Company for debt with similar maturities. The fair value for foreign exchange and interest rate instruments was determined based upon a model which estimates the fair value of these items using market rates at year-end or was based upon quoted market prices for similar instruments with similar maturities.


 Note 15
   ---
DERIVATIVE
FINANCIAL
INSTRUMENTS

Foreign Exchange Risk Management The Company enters into foreign exchange forward and purchased option contracts to hedge foreign currency transactions, firm commitments for the purchase of inventory and equity investments in subsidiaries on a continuing basis for periods consistent with the committed exposures. These hedge instruments are classified as held for purposes other than trading. Gains and losses on the contracts offset losses and gains on the exposures being hedged. The deferred gains and losses are expected to be recognized within one year and have been recorded as other current assets or accrued liabilities. Such amounts totaled less than $500,000 at December 30, 1995 and December 31, 1994. The Company typically leaves unhedged


                     Bausch & Lomb Incorporated and Consolidated Subsidiaries 61

                          Notes To Financial Statements
--------------------------------------------------------------------------------

foreign currency and transaction commitment exposures arising in countries with hyperinflationary economies, restrictive exchange controls or undeveloped currency markets because hedging such exposures is not cost effective. The estimated notional amount of such exposures that remained unhedged at December 30, 1995 totaled $5,200,000.

        Foreign exchange instruments served to hedge the following items:

                                                 Contractual Amounts At
                                               DECEMBER 30,         DECEMBER 31,
Dollar Amounts In Millions                            1995                1994
------------------------------------------------------------------------------

Assets and liabilities                              $  775              $  597
Firm purchase commitments                               11                   7
Equity investments in non-U.S. subsidiaries            453                 399
------------------------------------------------------------------------------
                                                    $1,239              $1,003
==============================================================================
        Net gains or losses from foreign currency include the amortization of premiums or discounts on the foreign exchange instruments over the contractual term. Amortization of such amounts resulted in income of approximately $673,000 and $13,000,000 for the years ended December 30, 1995 and December 31, 1994 respectively. These amounts relate primarily to Irish pound contracts and result from interest rate differentials in the countries of the currencies being traded. 1995 results reflect the combined impact of rising U.S. interest rates and declining interest rates in Ireland. The Company estimates that a 50 basis point net move in either U.S. or Irish interest rates would have impacted annualized pre-tax income in 1995 by approximately $2,800,000.

        At December 30, 1995 and December 31, 1994, the Company had entered into forward exchange and option contracts requiring it to buy $989,000,000 and $811,000,000 U.S. dollar equivalent foreign currencies, respectively, primarily Irish pounds, Singapore dollars and Swiss francs, and to sell $250,000,000 and $192,000,000 U.S. dollar equivalent foreign currencies, respectively, primarily Singapore dollars and German marks. The forward exchange instruments have varying maturities with none exceeding twenty-four months. The Company generally makes net settlements for such contracts at maturity, based on rates agreed to at the contracts' inception.

        Carrying value as presented in the table in Note 14 -- Fair Value Of Financial Instruments does not reflect unrecognized net premium income totaling $766,000 in 1995 and $957,000 in 1994. After including these amounts, outstanding foreign exchange contracts were in a net unrealized negative cash flow position of approximately $3,216,000 at December 30, 1995 and a net unrealized positive cash flow position of approximately $10,511,000 at December 31, 1994. This net cash flow position is highly sensitive to changes in foreign exchange rates. The Company estimates that for each $0.10 move in the U.S. dollar to Irish pound exchange rate, the annualized cash flow impact for 1995 would have been approximately $35,000,000. The Company staggers the maturities of the forward exchange and option contracts to mitigate the impact of contract settlements on cash flow in any given period. The periodic cash inflows or outflows from maturing or terminated forward exchange and option contracts impact the Company's short-term debt position, but are not of sufficient magnitude to adversely impact the Company's ability to adequately fund operations or other business opportunities.

Interest Rate Risk Management The Company uses interest rate swap agreements to balance its floating rate assets and floating rate liabilities. The swap agreements are classified as held for purposes other than trading. Net payments or receipts under the agreements are accrued and recorded as adjustments to interest expense.

        As of December 30, 1995 and December 31, 1994, the Company had swap agreements outstanding with an aggregate notional amount of $941,397,000 and $815,000,000, respectively. Of this amount, $380,000,000 is associated with distributions from Wilmington Partners L.P., $170,000,000 is associated with long-term debt placed by the Company, $200,000,000 is associated

62 Bausch & Lomb Incorporated and Consolidated Subsidiaries

--------------------------------------------------------------------------------

with short-term debt, $65,000,000 is associated with a seven-year variable rate lease commitment for an office facility, and $126,397,000 is associated with NLG investments by Bausch & Lomb Ireland. The following is a summary of the Company's interest rate swap agreements by major type:

                                                DECEMBER 30,         DECEMBER 31,        Maturities
Dollar Amounts In Millions                             1995                 1994            Through
---------------------------------------------------------------------------------------------------
Receive fixed swaps-notional amount                    $550                 $550               2003
    Average receive rate                       5.60 - 6.58%         5.60 - 6.58%
    Average pay rate                           5.69 - 5.84%         5.98 - 6.50%

Pay fixed swaps-notional amount                        $265                 $265               2002
    Average pay rate                           6.48 - 7.25%         6.48 - 7.25%
    Average receive rate                       5.63 - 5.84%        delayed start

Floating/floating swap-notional amount                 $126                   --               2000
    Pay rate (NLG)                                    3.45%                   --
    Receive rate (USD)                                5.47%                   --
===================================================================================================

        The variable rate portions of the swaps are based on either three-month LIBOR or the one-month U.S. composite commercial paper rate. Disclosure of the variable rate feature in the above table was based upon current interest rates at December 30, 1995 and December 31, 1994. Changes in LIBOR or commercial paper rates could change the disclosures and future cash flows.

        Under the swap agreement associated with equity distributions from Wilmington Partners L.P., the Company receives a fixed rate of 6.58% and pays a variable three-month LIBOR rate. Upon early termination of the swap, no breakage payment would be due to either party. The swap agreement is classified as held for purposes other than trading, and is marked-to-market. Periodic settlements under the agreement were accrued and recorded as adjustments to interest expense and investment income in 1995 and 1994, respectively.

        As of December 30, 1995, the Company had outstanding an interest rate cap with a notional amount of NLG 15,465,000 which protects the Company from its exposures to rising NLG interest rates. At December 31, 1994, the Company further had an interest rate cap associated with the Company's lease obligation for an office facility which had a notional amount of $65,000,000.

        The notional amounts of foreign exchange and interest rate instruments summarized above generally do not represent amounts exchanged by the parties and thus are not a measure of exposure through the use of these instruments. The amounts exchanged are based on the notional amounts and other terms which relate to interest or exchange rates.

        The Company is exposed to credit-related losses in the event of non-performance by counterparties to the financial instruments, but it does not expect any counterparties to fail to meet their obligations given their high credit ratings. The Company has established quality standards for the financial institutions with which it deals, basing such standards on the evaluation of a recognized rating agency specializing in the rating of financial institutions. Further, the Company actively monitors the concentration of business activity with each financial institution in order to adequately diversify this credit risk. Assuming non-delivery by all counterparties on all instruments, the maximum credit exposure associated with interest rate and foreign exchange instruments as of December 30, 1995 was $10,236,000 and $7,912,000, respectively.

 Note 16
   ---
LITIGATION

In June 1994, five separate shareholder actions against the Company and its former Chief Executive Officer and Chairman, Daniel Gill, were filed in the Western and Southern Districts of New York and an additional action, naming the Company, Mr. Gill and four other officers was filed in January 1995, alleging that the Company artificially inflated the value of its stock by making false and misleading statements about expected financial results. In September 1995, the parties

                     Bausch & Lomb Incorporated and Consolidated Subsidiaries 63

                          Notes To Financial Statements
--------------------------------------------------------------------------------

agreed to consolidate the actions and plaintiffs have filed several amended complaints. Plaintiffs seek to represent two classes, including all persons who purchased stock during a nine-month period prior to a June 3, 1994 announcement that the Company was undertaking efforts to rebalance distributor inventories and shareholders who purchased shares between June 4, 1994 and January 25, 1995. The Company is vigorously defending itself against these claims.

        On December 28, 1994, following an article in Business Week magazine questioning the Company's accounting treatment of a fourth quarter 1993 sales program initiated by the Contact Lens Division, the Company received a request from the Securities and Exchange Commission (SEC) for information in connection with an inquiry being conducted by the SEC. Since then, the Company has received additional requests for information from the SEC staff, including those with respect to the Company's global eyewear business. The Company has provided documents and Company personnel have testified. The Company is cooperating with the SEC's continuing investigation and is unable to predict the outcome of this proceeding.

        In November 1994, the United States District Court for the Northern District of Alabama certified a nationwide class of purchasers of Optima FW and Medalist lenses during the period January 1, 1991 through November 1, 1994 to pursue claims relating to the Company's marketing and sale of the Optima FW, Medalist and SeeQuence 2 contact lens systems. Plaintiffs allege that the Company misled consumers by packaging the same lens under three different names for three different prices. Plaintiffs seek compensatory and punitive damages in an unspecified amount. Another action raising substantially similar claims and filed in California state court in October 1994 has been stayed pending the trial of this action. The Attorney General for the State of Florida has served a subpoena seeking documents relating to the marketing and sale of contact lenses and contact lens solutions. Management continues to vigorously defend the marketing of these lens systems.

        In May and June 1995, the Company was served with several proposed class action complaints in New York, New Jersey, Pennsylvania and California, alleging that the Company misled consumers in its marketing and sale of Sensitive Eyes Rewetting Drops and Saline Solution and Bausch & Lomb Eyewash. The Company stipulated to certification of a nationwide class of purchasers of Sensitive Eyes Rewetting Drops, Boston Rewetting Drops, ReNu Rewetting Drops and Bausch & Lomb Eyewash between May 1, 1989 and June 30, 1995 in the New York action. In exchange, plaintiffs agreed to seek dismissal of their actions in other states. Another action, which was filed by a separate group of plaintiffs' attorneys in state court in California, was stayed by the court pending further review. Management vigorously defends the marketing of these products.

        In June 1994, the Florida Attorney General, acting on behalf of disposable contact lens consumers in the State of Florida, filed an antitrust action against the Company and others in the United States District Court for the Middle District of Florida. The complaint challenges the Company's long-standing policy of selling contact lenses only to licensed professionals. Plaintiffs allege that the policy was adopted in conspiracy with others to eliminate alternative channels of trade from the disposable lens market. The Florida Attorney General seeks treble damages on behalf of all purchasers of contact lenses, whether from the Company or others, a $1,000,000 penalty and injunctive relief. A number of consumer class actions have been consolidated in the Middle District of Florida and actions are pending in California, Alabama and Tennessee state courts. The complaints make similar allegations and seek similar relief on behalf of consumers outside the State of Florida. The Company defends its policy as a lawfully adopted means of insuring effective distribution of its products and safeguarding consumers' health.

        In 1995, the Company established additional provisions for, among other things, the costs and expenses associated with certain litigation against the Company. One of the matters related to litigation arising from the marketing and sale of Miracle-Ear hearing aids manufactured and sold by the Company's Dahlberg Inc. subsidiary between January 1989 and January 1994. In November 1995, settlements of class actions in Minnesota and Alabama and an action by the FTC were approved. The provision balance is deemed adequate to satisfy the settlements in these matters, as well as the costs and expenses reasonably estimable with regard to the other pending matters.

64 Bausch & Lomb Incorporated and Consolidated Subsidiaries

--------------------------------------------------------------------------------

 REPORT OF
INDEPENDENT
ACCOUNTANTS

To the Shareholders and Board of Directors of Bausch & Lomb Incorporated

In our opinion, the accompanying consolidated financial statements appearing on pages 43 through 64 of this 1995 annual report of Bausch & Lomb Incorporated present fairly, in all material respects, the financial position of Bausch & Lomb Incorporated and its subsidiaries at December 30, 1995 and December 31, 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 30, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




                              /s/ Price Waterhouse LLP

                              Rochester, New York
                              January 23, 1996
                              except as to the last paragraph of Note 8 -
                              Provision For Income Taxes which is as of February 15, 1996



--------------------------------------------------------------------------------

REPORT OF
GOVERNANCE

To Bausch & Lomb Shareholders

The board of directors adopted a set of governing principles in mid-1994 establishing how the board is to fulfill its role in overseeing the affairs of the Company.

        These principles include the following procedures:

The board, through its committee on directors, regularly reviews the size of the board, the mix of inside and outside directors (the majority are to be outside directors), the selection of new candidates for membership, and sets the compensation of board members. Additionally, there is a process for the evaluation of the overall effectiveness of the board as a whole and board members are also asked to evaluate their performance as directors.

The board formally evaluates the performance of the Chief Executive Officer and receives a report from management on succession planning and management development, all on an annual basis.

Outside directors meet in executive session without members of management once each year.

        These and other principles are reviewed on a regular basis to assure their relevance to the needs of the Company and the interests of shareholders.




                     Bausch & Lomb Incorporated and Consolidated Subsidiaries 65

                             Selected Financial Data
--------------------------------------------------------------------------------

Dollar Amounts In Millions - Except Per Share Data                                     1995           1994*          1993*
--------------------------------------------------------------------------------------------------------------------------

FOR THE YEAR
Net sales                                                                           $1,932.9      $1,892.7       $1,830.1
Earnings from continuing operations before cumulative
   effect of change in accounting principle                                            112.0          31.1          138.9
Cumulative effect of change in accounting principle                                      --             --            --
Net earnings                                                                           112.0          31.1          138.9
Earnings from continuing operations before cumulative
   effect of change in accounting principle and non-recurring charges**                108.6         106.1          175.4
Average shares outstanding (000s)                                                     57,852        59,739         60,115
--------------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE
Earnings from continuing operations before cumulative
   effect of change in accounting principle                                         $   1.94      $   0.52       $   2.31
Cumulative effect of change in accounting principle                                      --             --            --
Net earnings                                                                            1.94          0.52           2.31
Earnings from continuing operations before cumulative
   effect of change in accounting principle and non-recurring charges**                 1.88          1.78           2.92
Shareholders' equity                                                                   16.32         15.50          15.38
Dividends                                                                               1.01          0.955          0.88
--------------------------------------------------------------------------------------------------------------------------

AT YEAR END
Working capital                                                                     $   70.9     $   277.4       $  669.6
Property, plant and equipment                                                          550.4         542.8          541.1
Total assets                                                                         2,550.1       2,457.7        2,493.0
Short-term debt                                                                        383.5         300.6          244.6
Long-term debt                                                                         191.0         289.5          321.0
Shareholders' equity                                                                   929.3         914.4          909.2
--------------------------------------------------------------------------------------------------------------------------

STATISTICS
Before Cumulative Effect Of Change In Accounting Principle:
   Return on sales                                                                       5.8%          1.6%           7.6%
   Return on average shareholders' equity                                               11.9%          3.2%          15.5%
   Return on average total assets                                                        4.5%          1.2%           6.8%
Before Cumulative Effect Of Change In Accounting Principle
      And Non-recurring Charges**:
   Return on sales                                                                       5.6%          5.6%           9.6%
   Return on average shareholders' equity                                               11.5%         11.0%          19.5%
   Return on average total assets                                                        4.3%          4.1%           8.6%
Average income tax rate                                                                 36.9%         52.6%          33.5%
Current ratio                                                                            1.1           1.4            1.9
Total debt to shareholders' equity                                                      61.8%         64.5%          62.2%
Total debt to capital                                                                   38.2%         39.2%          38.3%
Capital expenditures                                                                 $  95.5       $  84.8        $ 107.2
Employees                                                                             14,000        14,400         15,900
Common shareholders of record                                                          8,100         9,100          8,100
===========================================================================================================================

 *Amounts have been restated for certain items as more fully described in Note 2
  -- Restatement Of Financial Information.

**Non-recurring charges include restructuring charges, gains on divestiture of businesses and goodwill impairment charges.

66  Bausch & Lomb Incorporated and Consolidated Subsidiaries

--------------------------------------------------------------------------------

             1992           1991           1990          1989           1988          1987           1986           1985
-------------------------------------------------------------------------------------------------------------------------


          $1,709.1      $1,520.1       $1,368.6       $1,220.3        $978.3         $840.3         $698.9        $596.2

             171.4          85.9          131.4          114.4          97.9           85.3           74.7          66.8
                --         (58.3)            --            --             --            --             --             --
             171.4          27.6          131.4          114.4          97.9           85.3           74.7          66.8

             171.4         149.2          131.4          114.4          97.9           85.3           74.7          66.8
            60,399        60,455         60,150         60,435        59,894         60,758         60,578        59,922
-------------------------------------------------------------------------------------------------------------------------

          $   2.84      $   1.42       $   2.19      $   1.89       $   1.63       $   1.40      $   1.23       $   1.11
               --          (0.96)            --            --             --            --             --             --
              2.84          0.46           2.19          1.89           1.63           1.40          1.23           1.11

              2.84          2.47           2.19          1.89           1.63           1.40          1.23           1.11
             15.11         13.77          13.95         11.96          10.55           9.70          8.16           6.84
              0.80          0.72           0.66          0.58           0.50           0.43          0.39           0.39
-------------------------------------------------------------------------------------------------------------------------

         $   514.9     $   405.3      $   341.9      $   316.3     $   217.3      $   372.4      $   348.5     $   260.0
             503.9         457.9          418.8          351.0         294.3          226.5          205.6         150.9
           1,873.7       1,738.5        1,677.4        1,429.2       1,212.6          978.7          885.7         627.3
             208.9         256.1          285.2          228.2         184.7           18.6           22.1          21.4
             277.7         195.7          214.5          219.1         152.5          160.5          206.9          81.3
             898.2         819.3          825.5          713.3         629.0          576.6          490.8         408.1
-------------------------------------------------------------------------------------------------------------------------

              10.0%          5.7%           9.6%           9.4%         10.0%          10.2%          10.7%         11.2%
              20.3%         10.3%          17.2%          17.5%         16.6%          15.9%          16.6%         18.7%
               9.5%          5.0%           8.5%           8.7%          8.9%           9.2%           9.9%         11.2%
              10.0%          9.8%           9.6%           9.4%         10.0%          10.2%          10.7%         11.2%
              20.3%         17.7%          17.2%          17.5%         16.6%          15.9%          16.6%         18.7%
               9.5%          8.7%           8.5%           8.7%          8.9%           9.2%           9.9%         11.2%
              32.4%         39.7%          32.6%          32.6%         33.3%          36.8%          33.8%         33.8%
               1.9           1.7            1.6            1.7           1.6            3.1            3.1           3.2
              54.2%         55.1%          60.5%          62.7%         53.6%          31.1%          46.7%         25.2%
              35.1%         35.5%          37.7%          38.5%         34.9%          23.7%          31.8%         20.1%
         $   119.3      $   88.6       $  108.4       $  100.3      $  103.1        $  49.4        $  50.3       $  34.1
            14,500        13,700         13,000         12,500        10,000          8,300          8,000         7,600
             7,700         8,400          6,900          6,700         7,100          6,200          6,300         6,500
=========================================================================================================================

                     Bausch & Lomb Incorporated and Consolidated Subsidiaries 67

                           Divisions And Subsidiaries
--------------------------------------------------------------------------------

  The
Americas
  ---

United States
Arnette Optic Illusions, Inc.
San Clemente, California (2)

Bausch & Lomb
Lamex, Inc.
Miami, Florida (2)

Bausch & Lomb
Oral Care Division
Rochester, New York (2)

Bausch & Lomb Pharmaceutical
Division
Tampa, Florida (1)

Charles River Laboratories, Inc.
Hollister, California (1)
Summerland Key, Florida (1)
Windham, Maine (1)
Wilmington, Massachusetts (1)
Portage, Michigan (1)
O'Fallon, Missouri (1)
Omaha, Nebraska (1)
Pittsfield, New Hampshire (1)
Newfield, New Jersey (1)
Stone Ridge, New York (1)
Raleigh, North Carolina (1)
Charleston, South Carolina (1)
Oregon, Wisconsin (1)

Contact Lens Division
Rochester, New York (1)
Sarasota, Florida (1)
Lynchburg, Virginia (1)

East Acres Biologicals
Southbridge, Massachusetts (1)

Eyewear Division
Oakland, Maryland (1)
Rochester, New York (1)
San Antonio, Texas (1)

Dahlberg, Inc.
Golden Valley, Minnesota (1)

Outlook Eyewear Company
Broomfield, Colorado (1)

Personal Products Division
Rochester, New York (1)
Greenville, South Carolina (1)

Polymer Technology Corporation
Wilmington, Massachusetts (1)

Revo, Inc.
Sunnyvale, California (1)

SPAFAS
Preston, Connecticut (1)
Storrs, Connecticut (1)
Gainsville, Georgia (1)
Roanoke, Illinois (1)
Reinholds, Pennsylvania (1)

Steri-Oss, Inc.
Yorba Linda, California (1)

Thin Film Technology
Division
Rochester, New York (1)

Wilmington Partners, L.P.
Wilmington, Massachusetts

Canada
Bausch & Lomb Canada, Inc.
Toronto, Ontario (2)
Montreal, Quebec (2)

Charles River Canada, Inc.
St. Constant, Quebec (1)


  Latin
America &
Caribbean
  Basin
   ---

Bermuda
Bausch & Lomb (Bermuda) Limited
Hamilton

Brazil
BL Industria Otica, Ltda.
Rio de Janeiro (2)

Cornealent Waicon do Brasil
Industria e Comercio, Ltda
Porto Allegre (1)
Rio de Janeiro (2)

Colombia
Bausch & Lomb de Colombia S.A.
Bogota (2)

Mexico
Operadoro de Contactologia
S.A. de C.V.
Mexico City (1)

Puerto Rico
Bausch & Lomb Puerto Rico, Inc.
San Juan (2)

Venezuela
Bausch & Lomb Venezuela, C.A.
Caracas (2)

68 Bausch & Lomb Incorporated and Consolidated Subsidiaries

--------------------------------------------------------------------------------

Europe
 ---

Austria
Bausch & Lomb G.m.b.H.
Vienna (2)

Denmark
Bausch & Lomb Danmark A/S
Copenhagen (2)

Finland
OY Bausch & Lomb Finland A.B.
Helsinki (2)

France
Bausch & Lomb France S.A.
Le Mesnil St. Denis (2)

Charles River France S.A.
Lyons (1)
St. Aubin-les-Elbeuf (1)

Iffa Credo S.A.
L' Arbresle Cedex (1)

Germany
Charles River WIGA G.m.b.H.
Extertal Bosingfeld (1)
Kisslegg (1)
Sulzfeld (1)

Dr. Gerhard Mann,
Chem.-Pharm.Fabrik G.m.b.H.
Berlin (1)

Great Britain
Europe, Middle East & Africa Division
London (2)

Bausch & Lomb U.K., Ltd.
London (2)

Charles River U.K., Ltd.
Margate (1)

Madden & Layman Limited
St. Leonards-on-Sea (1)

Greece
Bausch & Lomb International, Inc.
Athens (2)

Italy
Bausch & Lomb-IOM S.p.A.
Milan (1)
Rome (2)

Charles River Italia S.p.A.
Calco (1)

Netherlands
Bausch & Lomb B.V.
Heemstede (2)

Bausch & Lomb Holdings B.V.

Norway
Bausch & Lomb Norway A/S
Oslo (2)

Portugal
Bausch & Lomb Espana S.A.
Lisbon (2)

Republic Of Ireland
Bausch & Lomb Ireland
Waterford (1)

Scotland
Award, plc
Livingston (1)

Spain
Bausch & Lomb Espana S.A.
Barcelona (1)
Madrid (2)

Criffa, S.A.
Barcelona (1)

Sweden
Bausch & Lomb Svenska A.B.
Stockholm (2)

Switzerland
Bausch & Lomb A.G.
Bern (2)

Bausch & Lomb Distops S.A.
Geneva (2)

Bausch & Lomb Fribourg S.A.
Fribourg

Bausch & Lomb Finance
Lausanne

Turkey
Bausch & Lomb Saglik ve Optik
Urunleri Tic.A.S.
Istanbul (2)


Asia & Pacific
     ---

Australia
Bausch & Lomb (Australia) Pty. Ltd.
Sydney (2)

Hong Kong
Asia-Pacific Division (2)
Bausch & Lomb (Hong Kong) Ltd. (1)
Bausch & Lomb-Lord Company
(Hong Kong) Ltd. (2)

India
Bausch & Lomb India Limited
New Delhi (1)

Japan
B.L.J. Company Ltd.
Toyko (2)

Charles River Japan, Inc.
Atsugi (1)
Hino (1)
Tskuba (1)
Yokohama (2)

Malaysia
Bausch & Lomb (Malaysia) Sdn. Bhd.
West Malaysia (2)

New Zealand
Bausch & Lomb (New Zealand) Limited
Auckland (2)

People's Republic Of China
Bausch & Lomb China, Inc.
Beijing (1)
Guangzhou (1)

Philippines
Bausch & Lomb Asia-Pacific Division
Manila (2)

Republic Of China
Bausch & Lomb Taiwan Limited
Taipei, Taiwan (1)

Singapore
Bausch & Lomb (Sinagpore) Private Limited (2)

Bausch & Lomb Far East, P.T.E

South Korea
Bausch & Lomb Korea, Ltd.
Seoul (1)


(1) Manufacturing and Production

(2) Direct Marketing and Sales


                  Bausch & Lomb Incorporated and Consolidated Subsidiaries 69

                             Directors And Officers
--------------------------------------------------------------------------------

Board of
Directors
   ---

William H. Waltrip (1)
Chairman and
Chief Executive Officer
Bausch & Lomb
Director since 1985

Franklin E. Agnew (1) (3)
Business Consultant
Pittsburgh, Pennsylvania
Director since 1982

William Balderston III (1) (4)
Executive Vice President
(Retired)
The Chase Manhattan Bank
Rochester, New York
Director since: 1989

Bradford R. Boss (3)
Chairman of the Board
A.T. Cross Company
(a manufacturer of
writing instruments)
Lincoln, Rhode Island
Director since: 1986

Jay T. Holmes (1)
Executive Vice President
and Chief Administrative Officer
Bausch & Lomb
Director since: 1986

Ruth R. McMullin (3)
Management Fellow
Yale School of Management
New York, New York
Director since: 1987

John R. Purcell (1) (4)
Chairman and
Chief Executive Officer
Grenadier Associates, Ltd.
(a venture banking firm)
Juno Beach, Florida
Director since: 1976

Linda Johnson Rice (2)
President and
Chief Operating Officer
Johnson Publishing Company, Inc.
Chicago, Illinois
Director since: 1990

Alvin W. Trivelpiece, Ph.D. (2) (4)
Director
Oak Ridge National Laboratory
and President
Lockheed Martin
Energy Research Corporation
(a science and energy research
laboratory)
Oak Ridge, Tennessee
Director since: 1989

Kenneth L. Wolfe (2)
Chairman of the Board
and Chief Executive Officer
Hershey Foods Corporation
(a food products manufacturing
company)
Hershey, Pennsylvania
Director since: 1989

Committee Memberships:
(1)  Executive Committee
(2)  Audit Committee
(3)  Committee on Management
(4)  Committee on Directors

Officers
   ---

William H. Waltrip
Chairman and Chief Executive Officer
3 months of service with the Company

William M. Carpenter
President and Chief Operating Officer
1 year of service with the Company

Jay T. Holmes
Executive Vice President and Chief Administrative Officer
15 years of service with the Company

Senior Vice Presidents:
Henry L. Foster, D.V.M.
Charles River Laboratories, Inc.
12 years of service with the Company

James C. Foster
Charles River Laboratories, Inc.
12 years of service with the Company

Stephen A. Hellrung
Secretary and General Counsel
14 years of service with the Company

James E. Kanaley
Personal Products Division and Global Business Manager Lens Care Products 18 years of service with the Company

Alex Kumar
International Operations
10 years of service with the Company

Stephen C. McCluski
Finance
8 years of service with the Company

Thomas M. Riedhammer, Ph.D.
Worldwide Pharmaceutical, Surgical and Hearing Care Products
14 years of service with the Company

Carl E. Sassano
Contact Lens Division and Global Business Manager
Contact Lens Products
23 years of service with the Company

Deborah K. Smith
Human Resources
1 year of service with the Company

Vice Presidents:
Alan P. Dozier
U.S. Pharmaceuticals
11 years of service with the Company

Dwain L. Hahs
Europe, Middle East & Africa Division
19 years of service with the Company

James T. Horn
Asia-Pacific Division
4 years of service with the Company

Franklin T. Jepson
Communications and
Investor Relations
17 years of service with the Company

Barbara M. Kelley
Public Affairs
13 years of service with the Company

Jurij Z. Kushner
Controller
15 years of service with the Company

James F. Milton
Japan
25 years of service with the Company

W. Jeff Pontius
Eyewear Division
1 year of service with the Company

Alan H. Resnick
Treasurer
23 years of service with the Company

Robert F. Thompson
Polymer Technology Corporation
13 years of service with the Company

James J. Ward
Audit Services
19 years of service with the Company

Assistant Secretary:
Jean F. Geisel
20 years of service with the Company

70 Bausch & Lomb Incorporated and Consolidated Subsidiaries

[Back cover]

Bausch & Lomb
One Bausch & Lomb Place
Rochester, New York 14604
Telephone:
(716) 338-6000
(800) 344-8815

Bausch & Lomb 1995 Annual Report

Printed in U.S.A.
M-1918-95

[Front Cover]

                             Our 1995 Annual Report
                                     *****
                           OUR VALUES AND OUR VISION


                                                                          BAUSCH
                                                                          & LOMB
                                                           Healthcare and Optics
                                                                       Worldwide

[Inside Front cover]

Bausch & Lomb In Brief

Business Segment Revenues

Bausch & Lomb competes
in selected segments of global
healthcare and optical markets where
it is advantaged with
superior technology, low production
costs and widely recognized brand
names.

From Continuing Product Lines

HEALTHCARE              71%
OPTICS                  29%

Business Segment Earnings

Before Restructuring
From Continuing Product Lines

HEALTHCARE              80%
OPTICS                  20%

THE HEALTHCARE SEGMENT

The Healthcare Segment consists of three strategic sectors.

Personal Health Sector

The Personal Health Sector is comprised of branded products purchased by consumers in health and beauty aid sections of pharmacies, food stores and mass merchandise outlets. They include contact lens care solutions; oral care, eye care and skin care products; and non-prescription medications.

Medical Sector

The Medical Sector consists of contact lenses, ophthalmic pharmaceuticals, hearing aids and dental implants sold to healthcare professionals who in turn dispense them to consumers.

Biomedical Sector

The Biomedical Sector is made up of products and services used in the research and development of pharmaceuticals and the production of genetically engineered materials. These include purpose-bred research animals, bioprocessing services and products derived from specific pathogen- free eggs.

THE OPTICS SEGMENT

The Optics Segment consists primarily of premium-priced sunglasses sold under such internationally recognized brand names as Ray-Ban, Arnette, Revo and Liz Claiborne.

BAUSCH & LOMB WORLDWIDE

Indicative of Bausch & Lomb's worldwide span, regions outside the U.S. represent 49% of corporate revenues. Manufacturing or marketing organizations have been established in approximately 35 countries, and the Company's products are distributed in more than 70 other nations. Bausch & Lomb has approximately 14,000 employees and is headquartered in Rochester, New York.


Sector Information

Percent Of Total Sales From Continuing Product Lines

PERSONAL HEALTH          36%
MEDICAL                  25%
BIOMEDICAL               10%
OPTICS                   29%

[Inside Back Cover]

Corporate Information

Bausch & Lomb
One Bausch & Lomb Place
Rochester, New York 14604
Telephone:
(716) 338-6000
(800) 344-8815

Requests For Information:

Shareholders: In addition to its annual report, the Company makes available copies of its proxy statement and its Form 10-K.

Quarterly Reports: In an effort to provide more timely information to all shareholders, and as part of the Company's continuing efforts to reduce costs, Bausch & Lomb mails quarterly news releases on financial results to investors who have requested this information and makes them available by fax at (800) 356-0837. However, printed quarterly reports are not sent routinely to all shareholders. If your shares are registered directly with the Company or in the name of a broker or other nominee and you would like to receive quarterly communications to shareholders, you may receive this information without charge by written request to the Investor Relations Department at the address listed above.

Security analysts and shareholders seeking information concerning Company operations, shareholder programs or dividend policy may contact:

Investor Relations

Telephone (716) 338-6025

Bausch & Lomb conducts presentations throughout the year for institutional investors and securities analysts. The following locations will be among those where presentations are conducted in the near future: Boston, Chicago, London, New York, Paris and San Francisco. For more information, contact the Investor Relations department.

Shareholders seeking information regarding their individual accounts or dividend payments may contact our stock transfer agent:

The First National Bank of Boston
Telephone (800) 730-4001

News Media: News media representatives and others seeking general information should contact the Corporate Communications Department. Telephone (716) 338-8064

Annual Meeting Of Shareholders

Shareholders are invited to attend the Company's annual meeting which will be held on Friday, May 10, 1996 at 10:30 a.m. The Meeting will be conducted in the Grand Ballroom of the Hyatt Regency Hotel located at 125 East Main Street, Rochester, New York.

Dividend Record And Payment Dates

Bausch & Lomb generally pays dividends on or about the first day of April, July, October and January. Dividends will be paid to shareholders of record on March 10, 1996, June 1, 1996, September 1, 1996 and December 1, 1996.

Dividend Reinvestment And Stock Purchase Plan

The Dividend Reinvestment and Stock Purchase Plan is available to shareholders of Bausch & Lomb Common stock, and is an efficient and economical method for building investment in the Company. Under the plan, shareholders may have their cash dividends automatically invested in additional shares of the Company's Common stock. Shareholders may also elect to make cash contributions of up to $60,000 per year to purchase additional Bausch & Lomb shares. All plan expenses, including brokerage commissions and service charges, are paid by Bausch & Lomb. Shareholders desiring additional information on these services should contact:

The First National Bank of Boston
Shareholder Services
Mail Stop: 45-02-09
P.O. Box 644
Boston, MA 02102-0644

Registrar And Transfer Agent
The First National Bank of Boston
Transfer Processing
Mail Stop: 45-02-05
P.O. Box 644
Boston, MA 02102-0644

Stock Listing

The Common stock of the corporation is traded under the symbol BOL on the New York Stock Exchange. Options on the Company's Common stock are traded on the American Stock Exchange.

Trademarks:

The trademarks of Bausch & Lomb Incorporated and its subsidiary companies referred to in this report are:

Activ, Arnette, Bausch & Lomb,
Betamann, Bio-Esthetic, Boston,
Boston 7, Boston Advance, Boston ES,
Boston Simplicity, Clear Choice, Crolom,
Curel, Dr. Mann Pharma, Endosafe, Envision,
Floxal, Gold Medalist, Interplak, Lotemax,
Marathon, Medalist, Medalist 66,
Miracle-Ear, Mirage, Moisture Drops,
Muro Ocugel, Occasions, Opcon-A,
Optima FW, OptiPranolol, Orbs, Predator,
Ray-Ban, ReNu, Revo, Revo Shapes,
Revo Travellers, SeeQuence 2,
Sensitive Eyes, Sidestreet, Silsoft,
Soft Sense, SofLens66, Steri-Oss, Tobrex,
Vividrin, Vivimed, Viviplus, Vivivit,
Vivivit Multi, Wayfarer, xrays

Killer Loop is a trademark of
Killer Loop S.p.A.

Liz Claiborne is a trademark of Liz Claiborne, Inc. U.S.A.

Design
Meyer Design Associates, Inc.
Wilton, CT

Major Photography
Ted Kawalerski
New York City

Product Photography
Ron Wu
Rochester, NY

(C) 1996 Bausch & Lomb Incorporated
All Rights Reserved Worldwide

50% Total Recovered Fiber
10% Post-Consumer Recycled Fiber

[Back cover]

Bausch & Lomb
One Bausch & Lomb Place
Rochester, New York 14604

Telephone:
(716) 338-6000
(800) 344-8815

BAUSCH & LOMB 1995 ANNUAL REPORT

Printed in U.S.A.
M-1918-95

                                                                          BAUSCH
                                                                          & LOMB
                                                           Healthcare and Optics
                                                                       Worldwide