Form 10-K, Exhibit 13
period 1996-12-28
BAUSCH & LOMB INC
filed 1997-03-27
CIK 10427

Bausch & Lomb 1996 Annual Report




          1996 Annual Report
          ----------------------------------------------------------------------

                              [GRAPHIC OF EYEBALL]


          Bausch & Lomb:

          A Future

          Focused on

          Eye Care




                                                                          Bausch
                                                                          & Lomb

          Financial Highlights
          -----------------------------------------------------------------------------------------------------------------------
For The Years Ended                                                                                                 Percentage
December 31, 1994, December 30, 1995 and December 28, 1996                                                              Change
Dollar Amounts In Millions-- Except Per Share Data            1994               1995               1996             From 1995
=================================================================================================================================
Business Results (including restructuring,
gain or loss on divestitures
and goodwill impairment charges)
  Net sales                                         $    1,892.7        $    1,932.9        $   1,926.8                 --
  Operating earnings                                       119.8               210.6              190.8                 (9%)
  Net earnings                                              31.1               112.0               83.1                (26%)
  Per Common share:
    Net earnings                                            0.52                1.94               1.47                (24%)
    Dividends declared                                      0.955                1.01               1.04                  3%
    Shareholders' equity at year end                       15.50               16.32              15.92                 (2%)
  Return on average shareholders' equity                    3.2%               11.9%               9.2%

Business Results (excluding restructuring,
gain or loss on divestitures
and goodwill impairment charges)
  Net sales                                         $    1,892.7        $    1,932.9        $   1,926.8                 --
  Net sales from continuing product lines                1,692.2             1,836.5            1,877.1                  2%
  Operating earnings                                       194.8               237.3              206.1                (13%)
  Operating earnings from continuing product lines         200.5               242.2              213.6                (12%)
  Net earnings                                             106.1               108.6               91.7                (16%)
  Per Common share:
    Net earnings                                             1.78                1.88               1.62                (14%)
  Return on average shareholders' equity                    11.0%               11.7%              10.3%
Other Financial Data
  Capital expenditures                              $       84.8        $       95.5        $     130.3
  Working capital                                          277.4                70.9               18.5
  Average Common shares outstanding (000s)              59,739              57,852             56,552
  High/low stock price                              $53 7/8-$30 5/8     $44 1/2-$30 7/8     $44 1/2-$32 1/2
=================================================================================================================================


                                     Contents
                                     -------------------------------------------
                                                 Bausch & Lomb at a Glance    1
                                                    Letter to Shareholders    2
                                                      Strategic Discussion    9
                                                      Report of Management   21
                                                          Financial Review   22
                                                      Financial Statements   35
                                             Notes to Financial Statements   38
                                         Report of Independent Accountants   57
                                                   Selected Financial Data   58
                                                    Directors and Officers   59
                                                Divisions and Subsidiaries   60
                                                     Corporate Information   62

          Bausch & Lomb At A Glance
          ----------------------------------------------------------------------

In 1996, Bausch & Lomb realigned its business segments for the purpose of reporting its financial results. Our four new business segments, listed below, reflect a strategic emphasis on eye care products.

 [THE FOLLOWING TABLE WAS REPRESENTED BY A PIE CHART IN THE PRINTED MATERIAL.]

Eyeware         27%
Pharmaceuticals 10%
Vision Care     45%
Healthcare      18%

Eyewear

Our eyewear segment includes premium-priced sunglasses sold worldwide under such well-known names as Ray-Ban, Revo, Arnette and Killer Loop. This segment also includes optical thin film coating services.

[Graphic of Sunglasses]

Vision Care

This segment includes contact lenses, lens materials and lens care products. Brand names include ReNu, Sensitive Eyes, SofLens66, Award and Boston. Vision care products are marketed through eye care professionals, pharmaceutical retailers and mass merchandisers.

[Graphic of Vision Care Products]

Pharmaceuticals

This business manufactures and sells generic and proprietary prescription pharmaceuticals, mostly in the ophthalmic field, and over-the-counter (OTC) medications. These products are marketed under such names as Bausch & Lomb and Dr. Mann Pharma.

[Graphic of Pharmaceutical Products]

Healthcare

Included in this segment are businesses which provide purpose-bred laboratory animals, biomedical products and services, skin care products and hearing aids. These products are marketed under such established names as Miracle-Ear, Mirage, Curel, Soft Sense and Charles River.

[Graphic of Skin Care Products]

                                                                          page 1
                                                                          ------

          To Our Shareholders
          ----------------------------------------------------------------------

Our 1996 financial results were as disappointing to us as, we're sure, they were for you. But an unsatisfactory bottom line, resulting primarily from continuing challenges in our U.S. sunglass business, should not obscure the demonstrable progress we made in 1996 toward establishing a new foundation for growth at Bausch & Lomb.

     We're in the process of transforming Bausch & Lomb from every perspective--where we focus our corporate resources, how we manage our core product categories, how we structure our businesses, and in terms of leadership. We believe these efforts have positioned us to show real improvement in our financial performance in 1997, and to begin to deliver the solid, predictable results you're looking for over the longer term.

Our Vision: Bausch & Lomb will be Number One in the Eyes of the World

Our strategic transition is based on a clear, simple, universally understood vision of what we want the Company to be. From a diversified "healthcare and optics" company, we have evolved to a strong focus on the eye care field. Considering our heritage, our technological advantages, the skills of our people, our global infrastructure, our well-established brand names, our customer base, and the breadth of our product lines, it is obvious that this is where our main sources of competitive advantage are to be found.

     Our mission articulates how we will achieve our vision: As a global eye care company, we will help consumers see, look and feel better through innovative technology and design. This mission underscores a new focus on the consumer as the ultimate driver of each of our businesses, even as we recognize the critical importance of our partnership with eye care professionals.

     This vision and mission, along with a set of operating principles which serve as a guide to managing our business effectively and successfully, and a series of commitments or pledges to all those who have a stake in our Company, taken together, provide a clear focus and long-term direction for Bausch & Lomb.

Core Businesses  Prepared to Optimize Growth Potential

In our vision care business, we've moved from a structure which treated soft and rigid gas permeable contact lenses and the associated lens care products as three completely different businesses, to one in which all contact lens and lens care product lines are integrated and focused on the needs and desires of the patient. Viewing the patient's needs as the ultimate driver of the business will allow us to maximize revenue per patient--regardless of how the balance of the patient's expenditure shifts between lenses and lens care products.

     Developing global marketing strategies, integrated product supply systems and unified research and development efforts in vision care also allows us to maximize our investments and address the highest priority market needs. We're now positioned with the broadest array of contact lenses and lens care products for every consumer and professional need.

     In the eyewear business, a similar transition is taking place--again based on the needs and desires of the ultimate consumer. Here the strategy is twofold:
1) to transition the product development and supply process for our flagship Ray-Ban brand from the traditional, classic styles for which it is famous, to a more flexible, market responsive system that can quickly and efficiently respond to changing consumer demands for trendier, more contemporary styles; and 2) to develop a global portfolio approach to leveraging the assets associated with our other eyewear brands including Arnette, Revo, Killer Loop, Liz Claiborne and Porsche Design around the world.

page 2
------

[Picture of William H. Waltrip, Chairman and William M. Carpenter, President and Chief Executive Officer]

          William H. Waltrip, Chairman
          and William M. Carpenter, President and Chief Executive Officer
          ----------------------------------------------------------------------

"We're in the process of transforming Bausch & Lomb from every perspective."



                                                                          page 3
                                                                          ------

     We've begun the process of developing a global image and retail merchandising strategy for Ray-Ban sunglasses, nearly completed the integration of our eyewear new product supply process, and had solid initial success with global expansion of our Killer Loop brand.

     In our core pharmaceutical business, our growth strategy also involves integration--the coalition of our generic ophthalmic, proprietary and over-the-counter pharmaceutical businesses into a flexible, market-driven, global business unit. Expanding the Dr. Mann Pharma franchise beyond its German origins into other European and Asian markets and supplementing our generic ophthalmic pharmaceutical product pipeline with higher margin proprietary products are cornerstones of this strategy.

Global Business Structure Provides Management Focus

Creating integrated global management structures in our three core businesses sharpens management focus within the vision care, eyewear and pharmaceuticals areas. From a geographically organized structure where resources for everything from marketing strategy to product development and supply were regionalized, we have created a new system wherein all decisions related to the operation of our core businesses are based on global market priorities.

     The executive management of each of the global core businesses now has both full responsibility for resource allocation and full accountability for results within its business area.

Leadership in Transition

Not only have our global businesses been organized under new executive management, but our full corporate structure is benefiting from new leadership as well. The Board of Directors has designated William M. Carpenter, who has served the company as president and chief operating officer during 1996, as the chief executive officer and approved William H. Waltrip's transition from chief executive officer to chairman. The Board conveyed its profound thanks to Mr. Waltrip for guiding the Company through a period of unprecedented challenge, and expressed its confidence that Mr. Carpenter's skills and experience would facilitate the achievement of the Company's growth objectives.

1996 Operating Highlights

Our 1996 financial performance did not meet expectations, primarily because of continuing challenges in the U.S. sunglass business, where problems experienced by our largest customer resulted in sales declines. Nonetheless, there were notable accomplishments in most of our business lines and we made considerable progress against the key objectives we had identified as critical to our ability to capitalize on the attractive growth opportunities available to our Company.

[bullet] Our vision care business is clearly back on track, with our disposable contact lens product lines growing at double-digit rates and returning the business to profitability after two difficult years. And while the lens care market continues to mature, we're more than holding our own in market share thanks to strong professional support. Developing international markets offer continued growth potential for this product line.

[bullet] New sunglass products, particularly in the Ray-Ban line, were enthusiastically accepted in the market and more than 30% of sales came from product designs that were new to the market since 1995. We more than doubled revenue from our Killer Loop brand through global expansion, clearly reinforcing the potential for international expansion of our other sunglass brands.

[bullet] Our pharmaceuticals business continued to show steady growth, driven by new product introductions, with especially strong performance in the United States. We are focused on keeping a steady stream of new products in the pipeline and building a base of proprietary products to complement the highly profitable but shorter life-cycled generic products. More than a dozen new products were introduced in 1996 and nearly that many are in the 1997 pipeline.

[bullet] Our Miracle-Ear business had its best revenue growth in several years; and Charles River Laboratories continued to provide steady sales and earnings contributions.

[bullet] Our continuing businesses outside the United States combined for growth of almost 8%, when the effects of currency are removed, with particularly strong results in Japan and Europe. International markets, now representing about one-half of our revenues, continue to offer excellent future growth opportunities for Bausch & Lomb.


page 4
------

[Picture of Bausch & Lomb's  Board of  Directors  in  session]

          Bausch & Lomb's Board of Directors in session, led by William H. Waltrip, Chairman. The active participation of the Board in key strategic, financial and operational issues has helped determine Bausch & Lomb's new direction.
          ----------------------------------------------------------------------

"...a new focus on the consumer as the ultimate driver of each of our businesses..."



                                                                          page 5
                                                                          ------

[bullet] We sharpened the focus of our product portfolio and investment decisions through our decision to concentrate on the eye care field, and during 1996 we divested the remainder of our oral care and dental implant businesses. Acquisitions such as the Arnette Optic Illusions performance sport sunglass company and the Award one-day disposable contact lens business, both announced early in 1996, support our strategic vision.

[bullet] We made real progress in accelerating new product flow. For example, through changes in our new product development process, combined with improvements in manufacturing and supply processes, we have cut in half the time it takes to bring a new sunglass product to market.

[bullet] We've greatly improved our operational effectiveness through major projects including the reconfiguration of our eyewear manufacturing and product supply processes into three global product delivery centers; restructuring our European warehousing and logistics operations to yield better inventory management, improved product delivery times and reduced shipping expenses; and investing in new contact lens manufacturing capacity for both disposable and planned replacement lenses.

Structural Cost Reductions Underway

During 1996, steps were taken, including those outlined above, to ensure delivery of the $50 million in reduced overhead expenses we announced in late 1995.

     We now believe that there is considerably more room for improvement in our fixed cost structure and are proceeding with a global analysis to streamline the Company's organization and assure that we're properly configured to meet our strategic objectives. This major organizational assessment and cost study is expected to be completed during the first half of 1997, with recommendations beginning to be implemented by mid-year. This effort should result in additional annual cost reductions significantly beyond the $50 million identified in 1996. Savings realized through this process will allow us to reinvest in growing our businesses and provide a more predictable return to our investors.

Building Shareholder Value

Recognizing our commitment to provide you with attractive long-term economic returns and to achieve sustainable growth, Bausch & Lomb has joined the ranks of a growing number of companies which use Economic Value Added (EVA) as a financial management system to measure and drive the company's performance. EVA is a tool which simply yet effectively combines the income statement and the balance sheet into one number, by subtracting from earnings a charge for the utilization of assets employed in generating those earnings.

     We will make improvement in EVA the primary performance objective of all Bausch & Lomb business decisions to ensure that we meet your expectations for a fair return on your investment.

New Directors

We welcome new Directors, Domenico De Sole, president and chief executive officer of Gucci Group N.V., and Jonathan R. Linen, vice chairman of American Express Company, each of whom brings impressive experience in consumer marketing and global operations to Bausch & Lomb. Our Board of Directors has always provided excellent counsel, attentive oversight and a strong voice for investors' interests, but never more so than during the recent challenging years. We appreciate their continued commitment of time and talent to our Company.

     1997 will provide us with challenges of its own. But our confidence in the men and women of Bausch & Lomb is boundless. We have articulated a clear, focused corporate Vision. We have organized our core businesses to maximize their global potential. We are in the process of becoming even more efficient, responsive and cost effective. Working together, and with the continued confidence and support of our shareholders, we can make our vision a reality--to become NUMBER ONE IN THE EYES OF THE WORLD.



/s/ William H. Waltrip
--------------------------
William H. Waltrip
Chairman



/s/ William M. Carpenter
--------------------------
William M. Carpenter
President and Chief Executive Officer


page 6
------

                                                            Our Vision
                                                            --------------------
                                                            Bausch & Lomb
                                                            will be Number
                                                            One in the Eyes
                                                            of the World

        Our Mission
-------------------
        As a global
           eye care
        company, we
          will help
     consumers see,
     look, and feel
     better through
         innovative
     technology and
             design

               [GRAPHIC OF FOUR EYES AND A PICTURE OF THE WORLD]]

 "We must complete the transformation...be a Company that is innovative and consumer driven...react quickly to change in our markets...we must lead change...find ways to reduce cost... make product investments for long term growth."


page 8
------

[Picture of Bill Carpenter]

          A Strategic Discussion
               with Bill Carpenter
          ----------------------------------------------------------------------

Why have you decided to refocus Bausch & Lomb's strategy on eye care?

In many ways, redirecting our focus to eye care brings us "back to the future." Bausch & Lomb's competencies and technical abilities are founded in our heritage in eye care, and that is the category in which consumers know and trust us. Eighty-two percent of our revenue is derived from eye care, and we have a global organization that is second to none in its knowledge of and reputation with eye care practitioners and retailers.

     Eye care also presents us with tremendous opportunities for profitable growth in the future. We do not limit those opportunities to our current core eye care businesses of sunglasses, contact lens products and ophthalmic pharmaceuticals, although each of these businesses has significant growth potential in its own right. We define the eye care category broadly, to encompass any product that goes in or on the eye. Globally, the category represents over a $20 billion opportunity. Our eye care revenues represent less than 10% of that market, with tremendous room to grow.

     Our renewed focus on eye care has driven much of what we have done in the past year. It has led us to divest two non-core businesses, our oral care and dental implant businesses. It also shaped our decision to invest in our core businesses with acquisitions such as Arnette and Award. As we transition Bausch &Lomb from operating diversified, decentralized businesses to a focused, globally-managed eye care company, we have opportunities to streamline our infrastructure, and reinvest the savings to grow our core businesses and in exciting new opportunities in eye care.


                                                                          page 9
                                                                          ------

--------------------------------------------------------------------------------
Eyewear

1996 Milestones

[bullet]  Over 30% of revenues generated by products introduced since 1995.

[bullet] Enhanced our eyewear portfolio through the acquisition of Arnette Optic Illusions Inc. and a licensing agreement with Porsche Design.

[bullet] Began integrating our global manufacturing into three regional product delivery centers.

[bullet] More than doubled sales of the Killer Loop line through expansion across international markets.

[bullet]  Cut new product lead time in half.

1997 Goals

[bullet]  65% of revenues to be generated by products introduced since 1995.

[bullet] Increase international sales of eyewear brands other than Ray-Ban by 40%.

[bullet] Build capabilities to reduce cost and improve responsiveness within the three product delivery centers.
--------------------------------------------------------------------------------

What caused the disappointing performance of your sunglass business last year?

Several  factors  came  into  play.  For  one  thing,  consumer  demand  for our traditional Ray-Ban styles, like Wayfarer and Classic Metals, declined. Recognizing this, our retail customers cut back sharply on their orders. At the same time, new styles of Ray-Ban sunglasses, led by the Orbs and Sidestreet lines, proved to be far more successful than we had expected. The problem was that we couldn't produce them fast enough to offset the decline in our traditional sunglass business. While we made progress in reducing our manufacturing lead times, this program wasn't far enough along in 1996 to turn things around. Finally, our largest retail customer in the U.S. experienced its own inventory over-supply difficulties in the second half of the year, and sharply cut back its orders.

Does the continued softness in your premium-priced sunglass business point to a more serious, long-term weakness in this market?

To the contrary. We believe the sales curve in 1996 for Revo, Arnette, Killer Loop and the new styles of Ray-Ban sunglasses was as strong as ever. Consider the fact that in the U.S., where we have the most data, the premium-priced sunglass ($30 and above) market grew by over 10% through the end of last year's summer selling season. Elsewhere in the world, consumer demand for high-quality sunglasses was also on the rise. In Europe, the market began to show some vitality following a period of economic slow down, while Asia continues to be a growth market for us.

    [THE FOLLOWING TABLES WERE REPRESENTED BY TWO BAR CHARTS IN THE PRINTED
                                   MATERIAL.]

Baush & Lomb Eyewear
Product Mix
(Percent)

         Traditional Ray-Ban    Contemporary Ray-Ban      Other Brands
1994           49                       35                      16
1995           42                       40                      18
1996           27                       47                      26

Source: Bausch & Lomb sales data


U.S. Premium Sunglass Market
(Dollar Market Consumption)
(Millions of Dollars)

 US Sunglasses Bar Chart
 92    652
 93    735
 94    780
 95    740
 96    892


Source: Independent research





page 10
-------

What are you doing to ensure a similar situation doesn't recur in 1997 or beyond?

We're taking action on three different fronts. First, we're keeping up with evolving consumer tastes and trends by speeding the flow of new styles to the market. We've already cut in half the time it takes to bring a new sunglass style to market, and our next goal is to cut that time in half again. Secondly, as retail inventories of traditional styles come into balance, we are working to ensure that the face of Ray-Ban sunglasses is right at retail. By that I mean that we want consumers to find the right mix of new and traditional styles available in the stores, and merchandised in a fresh, exciting way. We're making significant improvements in our internal product supply processes and in our relationships with key vendors so that we can keep up with consumer demand for our new styles. Finally, we now receive electronic information on consumer sales at our largest customer's locations and plan to expand that program to other customers. That information will not only allow us to anticipate our customers' inventory needs, it will keep us attuned to the consumer trends in the marketplace.

              [Picture of four people wearing Ray-Ban Sunglasses]

The Orbs and Sidestreet lines -- contemporary new styles of Ray-Ban sunglasses -- drive growth by meeting changing consumer tastes.



                                                                         page 11
                                                                         -------

[Picture of two people wearing sunglasses]

Catfish and Raven, two hot new styles of Arnette sunglasses, added to Bausch & Lomb's eyewear portfolio in 1996.

--------------------------------------------------------------------------------

Eyewear

Key Strategies

[bullet]  Continue to  strengthen  the Ray-Ban line  globally  with exciting and
          contemporary   new  styles,   improved   merchandising   presence  and
          breakthrough marketing efforts.

[bullet] Leverage other popular U.S. brands--like Killer Loop, Revo and Arnette sunglasses--on a worldwide basis.

[bullet] Redesign the product delivery system to reduce cost and ensure quicker responsiveness to customer needs.

--------------------------------------------------------------------------------
[Picture of one person wearing sunglasses]

The Killer Loop Pandemonium sunglasses combine a contemporary new style with a bold attitude and youth relevant advertising to drive worldwide expansion.

page 12
-------

--------------------------------------------------------------------------------

Vision Care

1996 Milestones

[bullet]  Acquired  Award  plc,  a  U.K.-based   producer  of  low-cost,   daily
          disposable contact lenses.

[bullet]  Increased   contact  lens  revenues  17%  over  the  prior  year,  and dramatically improved profitability ahead of schedule.

[bullet] Successfully maintained our leadership position in lens care despite new entries in the highly competitive U.S. market.

[bullet] Created an integrated vision care organization to better capitalize on our global strengths and resources.

1997 Goals

[bullet] Expand our market penetration and share of the daily disposable and planned replacement contact lens market.

[bullet]  Launch an improved ReNu multi-purpose lens solution.

[bullet]  More than double our annual capacity for daily disposable lenses.

[bullet]  Reduce contact lens manufacturing costs by 10%.

[bullet] Achieve vision care revenue growth in the range of 7%, and a return on sales of greater than 20%.

--------------------------------------------------------------------------------

Why did you feel it necessary to combine your lens and lens care units into a single vision care business?

The answer is simple: it made good sense. Both serve the same sets of customers--consumers, eye care professionals and retailers--through the broadest portfolio of contact lens and lens care products in the world. We realized that by combining these lines, we could align our efforts behind a single global strategy which would fully leverage our market-leading brand equity and family of products. This would allow us to eliminate wasteful duplication and free up investment dollars to grow the business around the world.

How do you intend to maintain the profitability of your vision care business when you rank behind the leader in the growing disposable lens market?

Our goal is to be the global leader in total vision care, not just a specific segment. Our greatest asset in obtaining this objective is our balanced portfolio of products that allows us to meet the widest range of consumer vision care needs. Consider what Bausch & Lomb currently has: a broad line of recognized names in both lens and lens care products which positions us to take full advantage of the worldwide trend to lens replacement on a more frequent basis. More specifically, our SofLens66 lenses coupled with ReNu multi-purpose solution, the global market leader in one-step lens care products, and Award one-day disposable contact

    [THE FOLLOWING TABLES WERE REPRESENTED BY TWO BAR CHARTS IN THE PRINTED
                                   MATERIAL.]




Global Contact Lens
Patient Trends
(Millions of Patients)


Contact Lens Trends Bar Chart
            RGP/PMMA    Traditional     PRP/Disposable  One Day
95            13.5         23.1              15.6         0.3
96            13           22.9              21.5         0.7
97 (est.)     12.5         18.4              28.1         4.7

Bausch & Lomb estimate


Bausch & Lomb
Annual Per-Patient Margin
Lenses and Lens Care Products


Per Patient Margin Index Bar Chart
Traditional     100
RGP              80
1-3 Month       110
1-2 Wks         140
One Day         150

Margin indexed against traditional patient
Bausch & Lomb estimate


                                                                         page 13
                                                                         -------
lenses, make for a powerful competitive advantage. We have lens and lens care products for every wearing modality including daily disposable. Looking at the individual patient as a long-term revenue stream, the combined lens and lens care margin generated by patients in each modality provides significant dollars for Bausch & Lomb regardless of the lens modality chosen. Our goal is to maximize our share of contact lens wearers by leveraging the consumers' knowledge of and trust in the Bausch & Lomb brand name.

          Another important element of our strategy is our continuing effort to reduce overall costs. In 1996, we cut costs on our key contact lens products by more than 10% and significantly improved our margins. The integration of our vision care business also will reduce structural cost. These vital cost reduction programs will continue through 1997, and beyond.

          Through these combined strategies, we intend not only to maintain the profitability of our vision care business, but to enhance it over the long term.

           [Graphic of watches and Bausch and Lomb SoftLens66 Package]

                                     daily
                                     weekly
                                    monthly
                                    serving
                                all lens markets


Award and SofLens66 contact lenses strengthen Bausch & Lomb's offerings of premium products designed to meet the requirements of patients within all lens wearing modalities.



page 14
-------

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]



Consumer Loyalty Rating
(Percent Loyalty)

ReNu                    85
Advil                   26
Secret                  33
Pert                    29
Vaseline Intensive Care 39

Source: Independent research

The U.S. market has seen an onrush of new branded and private label lens care products. What is your strategy for keeping your lead in this all-important market?

It's true, there have been many new entries into the lens care business in recent years. But that hasn't kept Bausch & Lomb from maintaining its leadership of the $1.7 billion lens care business worldwide. And that, we believe, is testimony to the technical superiority of our brands, particularly the ReNu and Boston lines of quality products, which are unique, patented formulations. Our strategy is to continue to build brand loyalty among consumers and health care practitioners. An important vehicle for that effort will be the introduction of innovative Bausch & Lomb products, as demonstrated by a new and improved ReNu multi-purpose solution. Complementing this effort is a consumer marketing program emphasizing the unique advantages of our products.

--------------------------------------------------------------------------------

Vision Care

Key Strategies

[bullet] Leverage our strengths and opportunities across our full lines of lens and lens care products.

[bullet]  Maintain global market leadership in the lens care business.

[bullet] Continue to drive lens costs down, and reinvest the savings to grow the business.

[bullet] Increase our worldwide base of consumers using Bausch & Lomb vision care products, particularly disposable and planned replacement lenses and ReNu multi-purpose solution.

--------------------------------------------------------------------------------

[GRAPHIC]

ReNu multi-purpose solution maintains a strong #1 position based on brand strength and patented formulations.

                                                                         page 15
                                                                         -------

--------------------------------------------------------------------------------

Pharmaceuticals

1996 Milestones

[bullet] Formed global alliance with InSite Vision, Incorporated to develop and market proprietary glaucoma treatments.

[bullet] Broadened our alliance with Pharmos Corporation to develop the Lotemax line of ophthalmic anti-inflammatory products.

[bullet]  Fifteen new products released to market.

1997 Goals

[bullet]  Launch the first in a series of Lotemax ophthalmic products.

[bullet] File a New Drug Application (NDA) with the FDA for a Lotemax allergy drug.

[bullet]  Release to market eleven new products.

--------------------------------------------------------------------------------

You've identified pharmaceuticals as a core business of Bausch & Lomb. How do you intend to compete against the established leaders in the field?

Our strategy is to concentrate on a relatively narrow niche--ophthalmic pharmaceuticals--where we can capitalize on our Company's strong image among eye care professionals, pharmacists and consumers. We intend to compete on several key platforms. First is our proven ability to bring regulated products to market in a timely manner. Second is a network of facilities for the production of sterile and non-sterile preparations that is unsurpassed in the industry. Further, we are a leading low-cost producer of generic pharmaceuticals in the highly competitive U.S. market, and a leading manufacturer of prescription and OTC eye care and other healthcare products in the U.S. and Germany. These diverse pharmaceutical businesses provide critical mass and an earnings stream that permit us to invest in expanding our proprietary ophthalmic lines around the world.

How does Minoxidil fit into this niche pharmaceutical strategy?

Minoxidil is a special case. It presented us with a solid commercial opportunity and the chance to take advantage of our low-cost manufacturing competency for pharmaceutical preparations. It also played to our proven ability to bring generic products to market quickly. The proceeds from the sale of Minoxidil are not insignificant. They're allowing us to bring short-term value to our shareholders, and help fund the development of additional ophthalmic drugs which, ultimately, will be the key to the success of this core business.

What are your plans for growing the pharmaceutical business?

An integral part of our strategy is continuing the flow of new proprietary products through the licensing and acquisition of new technologies and through internal development. We're also exploiting opportunities to bring new generic products to market as soon as patents expire, and to introduce OTC versions of established prescription drugs. Globally, we're actively pursuing regulatory approvals necessary to bring proprietary drugs and selected generics into new markets outside the U.S. and Germany. We believe these strategies will result in combined revenue growth exceeding 10% over the next three years for our pharmaceutical business.

page 16
-------

--------------------------------------------------------------------------------

[GRAPHIC]
[Graphic of eye and pharmaceutical bottles floating about]

Pharmaceuticals

Key Strategies

[bullet] Drive business growth through the aggressive acquisition of technology coupled with internal development.

[bullet] Continue to invest in new generic drugs which leverage our drug development, manufacturing and commercial capabilities.

[bullet]  Take   advantage   of  the   Company's   brand   heritage  and  global
          infrastructure to expand distribution of proprietary and select generic products.

--------------------------------------------------------------------------------

A  focused   stream  of  new  ophthalmic   products  along  with   opportunistic
non-ophthalmic product introductions are the keys to continued growth for Bausch & Lomb's pharmaceutical business.


                                                                         page 17
                                                                         -------

--------------------------------------------------------------------------------

Healthcare

1996 Milestones

[bullet]  Divested the oral care and dental implant businesses.

[bullet] Continued the turnaround of our Miracle-Ear business with revenue growth of 9%.

[bullet] The Curel brand was the growth leader in the U.S. hand and body lotion market.

[bullet] Revenues from Charles River Laboratories' contract research services grew 30% over the prior year.

1997 Goals

[bullet]  Commercialize new Miracle-Ear technology.

[bullet]  Launch Curel skin care line extensions.

[bullet] Increase revenue in our Charles River Laboratories business by at least 7% while maintaining operating profit margins.

[bullet] Tightly manage businesses in this segment to maximize financial returns.

--------------------------------------------------------------------------------

Since the "Healthcare" businesses are unrelated to your eye care strategy, how do they figure in the growth plans for your business?

While these businesses aren't central to our eye care strategy, they can certainly make important contributions to our overall performance. For that reason, they will remain in our business portfolio as long as they can generate value for our shareholders.

What are the prospects for these businesses?

In a word, outstanding. Charles River Laboratories, the world's leading producer of purpose-bred research animals, continues to generate excellent earnings and cash flow. Its newer contract research services and biomedical business lines give it tremendous growth potential. Consolidation in the pharmaceutical industry is driving more and more companies to outsource aspects of their clinical research, and this works to the decided benefit of Charles River Laboratories. Its biomedical products, which range from endotoxin testing kits to pathogen-free eggs used in vaccine production, also realized impressive market share gains last year.

     In the skin care sector, Curel brand was the fastest growing hand and body lotion in the U.S. last year. It leveraged Bausch & Lomb's extensive distribution network for OTC health care products, targeted advertising and new products to realize dramatic improvements in sales and profitability.

     As for our Miracle-Ear hearing aid business, it proved to be an impressive turnaround story in 1996, as revenues rose 9%. We believe the key to continued growth and earnings will be the implementation of a strategy to supplement our strong franchise network with Company-owned stores, along with the commercialization of new technology.

     We'll  continue to closely  follow the  progress  of each of these  diverse
healthcare   businesses  to  ensure  that  they're   maximizing  value  for  our
shareholders.


page 18
-------

--------------------------------------------------------------------------------

Healthcare

Key Strategies

[bullet]  Actively  develop  the  biomedical  and  contract   research  services
          businesses of Charles River Laboratories.

[bullet] Commercialize new Miracle-Ear hearing aid technology and expand the network of company-owned stores.

[bullet] Grow our Curel skin care business through product expansion and new marketing initiatives.

[bullet]  Regularly   review  the  financial   performance   of  our  healthcare
          businesses to determine their contribution to shareholder value.

--------------------------------------------------------------------------------


[GRAPHIC]
The Curel brand leads the U.S. hand and body  lotion category in growth.


                                                                       [GRAPHIC]
Commercialization of new technology and strengthening of retail presence are key to the growth of Bausch & Lomb's hearing aid business.

[GRAPHIC]
Charles  River  Laboratories,   already  the  world's   leading   producer  of
purpose-bred   laboratory  animals,  is  focusing  on  the  development  of  its biomedical products and services.


                                                                         page 19
                                                                         -------

Your vision for Bausch & Lomb is to become "Number One in the Eyes of the World." What gives you optimism that the Company will achieve that goal?

We consider our vision statement to be aspirational--a means of expressing our commitment to the new direction we have set for the Company and aligning the organization behind a common goal. But, in many respects, the statement also reflects what Bausch & Lomb is today. I can think of no company that generates greater revenues from eye care, and no company in this field that enjoys greater recognition and respect from consumers. We recognize, however, that to achieve our vision of being "number one in the eyes of the world," we have to complete the transformation we have started. We must be a company that is innovative and consumer driven. We must not only react quickly to change in our markets, we must lead change. We must be unwavering in our resolve to find ways to reduce cost in our business, and equally committed to making prudent investments for our long term growth. By doing so, we will be able to better respond to the needs of our consumers and customers, and generate the strong and predictable results that our investors expect.

     I am confident that we will achieve our vision because I recognize the tremendous resources available to Bausch & Lomb. First, there is the strength of our brands--names such as Ray-Ban, ReNu, Revo, SofLens66, Boston and of course, the Bausch & Lomb name itself. Those brands are the foundation on which we will build our future. The breadth of our portfolio and the leadership positions we enjoy clearly provide leverageable competitive advantage. We also have the distinct advantage of our global presence that permits us to capitalize on the power in our brands. We have already forged key relationships and built equity in the most rapidly growing markets around the world.

     Most importantly, I am confident in our ability to achieve our vision because of the caliber of the people at Bausch & Lomb. They have been through tremendous change in the past year, and I believe they recognize that the pace of change will only quicken in the future. Although change is never easy, I have been singularly impressed with the quality and commitment I see in the men and women of this Company.

                                   [GRAPHIC]


page 20
-------

          Report of Management
          ----------------------------------------------------------------------

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

     Independent accountants are engaged to audit the financial statements of the Company and issue a report thereon. They have informed management and the audit committee that their audits were conducted in accordance with generally accepted auditing standards which require a review and evaluation of internal controls to determine the nature, timing and extent of audit testing. The Report Of Independent Accountants is on page 57 of this report.

     The recommendations of the internal auditors and independent accountants are reviewed by management. Control procedures have been implemented or revised as appropriate to respond to these recommendations. In management's opinion, as of December 28, 1996, the internal control system was functioning effectively and accomplished the objectives discussed herein.

/s/ William H. Waltrip   /s/ William M. Carpenter      /s/ Stephen C. McCluski
William H. Waltrip       William M. Carpenter          Stephen C. McCluski
Chairman                 President and                 Senior Vice President
                         Chief Executive Officer       Finance


          Report of The Audit Committee
          ----------------------------------------------------------------------

The audit committee of the board of directors is comprised of three outside directors. The members of the committee are: Kenneth L. Wolfe, Chairman; Linda Johnson Rice; and Alvin W. Trivelpiece, Ph.D. The committee held four meetings during 1996.

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

/s/ Kenneth L. Wolfe
Kenneth L. Wolfe
Chairman

          Bausch & Lomb Incorporated and Consolidated Subsidiaries       page 21
                                                                         -------

          Financial Review
          ----------------------------------------------------------------------
                             Dollar Amounts In Millions -- Except Per Share Data

This financial review, which should be read in conjunction with the accompanying financial statements, contains management's discussion and analysis of the Company's results of operations, liquidity and progress towards stated financial objectives.

Results Of Operations

Bausch & Lomb strives to maximize total return to shareholders through a combination of long-term growth in share price and the payment of cash dividends. Although dividends have risen at a compound annual rate of 8% over the most recent five-year period, total return to shareholders in 1996, 1995 and 1994 was impacted by a decline in the Company's stock price stemming from the operational issues and other factors discussed in this review.

     The Company systematically measures its financial progress against the Standard & Poor's Healthcare Composite Group, with the goal of placing Bausch & Lomb among the top performers for each of its selected financial objectives. To achieve this goal, the Company has established multi-year objectives of compound annual sales and earnings growth in the range of 10% and, on a longer-term basis, a return on equity of approximately 20%. The Company also emphasizes the need for operational stability, predictability and profitability. The Company's management team is firmly committed to achieving these performance objectives on a going-forward basis. In that regard, the Company recently adopted a new financial management and performance measurement system, Economic Value Added
(EVA), which it plans to implement in 1997. EVA combines earnings and capital management objectives into one index by subtracting from earnings a capital charge for the utilization of assets employed to generate those earnings. It aligns business decisions made by the Company with shareholder expectations that capital is being utilized effectively.

Comparability  Of  Business  Segment  Information   Analysis  of  the  Company's
operating results requires the consideration of certain significant events as described below.

     In November 1996, the Company concluded the sale of its dental implant business, which contributed approximately $28, $27 and $22 to healthcare segment revenues in 1996, 1995 and 1994, respectively. Operating earnings from this business were $4, $3 and $2 in 1996, 1995 and 1994, respectively. The Company recorded an after-tax gain of $8 on the sale, which increased earnings per share by $0.15 in the fourth quarter.

     In September 1996, the Company completed the sale of its Oral Care Division, which marketed the Interplak line of products. The Oral Care Division contributed approximately $22, $51 and $67 in healthcare segment revenues in 1996, 1995 and 1994, respectively. Operating losses from this business were $11, $7 and $18 in 1996, 1995 and 1994, respectively. The Company's third quarter earnings reflected an after-tax loss of $6 or $0.11 per share on the sale.

     As announced in June 1996, the Company's board of directors approved plans to restructure portions of the eyewear and vision care segments, as well as certain corporate administrative functions and a restructuring charge of $15 before taxes, or $11 after taxes, was recorded. This charge reduced earnings per share by $0.19. In December 1995, the Company's board of directors approved plans to restructure portions of eyewear, healthcare and vision care operations, as well as certain corporate administrative functions and a pre-tax restructuring charge of $27 was recorded. The after-tax impact of this charge was $17, or $0.30 per share. These actions, the major components of which are discussed in Note 2 --Restructuring Charges, are part of the Company's efforts to enhance its competitive position and to reduce the annual impact of general and administrative, logistics and distribution costs. During 1996, these actions resulted in savings of $10 which were largely offset by one-time transition costs and are expected to contribute towards annualized savings of $25 in 1997 and $50 in 1998 and thereafter.

     As announced on May 1, 1995, the Company completed the sale of its Sports Optics Division, which marketed binoculars, riflescopes and telescopes. Results in 1995 reflect the operations of this business for only three months. The sports optics business contributed approximately $18 and $111 in eyewear segment revenues in 1995 and 1994, respectively; operating earnings from this business were break-even in 1995 and $10 in 1994. Net earnings in 1995 reflected an after-tax gain of $21 or $0.36 per share on the sale.


page 22   Bausch & Lomb Incorporated and Consolidated Subsidiaries
-------

     In December 1994, decisions were made fundamentally realigning global oral care operations based on increased competition, a significant decline in market share and operating losses, which greatly reduced estimated future cash flows for this business. As a result, the Company recognized a goodwill impairment charge of $75 with no associated tax benefit.

     The Company's reported results for the three-year period described in this review include the effect of the significant events described previously.

Operating Results By Business Segment Bausch & Lomb's operating results are reported in four business segments: vision care, eyewear, pharmaceuticals and healthcare. The vision care segment includes contact lenses and materials and contact lens solutions. The eyewear segment is comprised of sunglasses, thin film coating services and the divested sports optics business. The pharmaceuticals segment includes prescription ophthalmics and over-the-counter
(OTC) medications. The healthcare segment is comprised of biomedical products, hearing aids, skin care products and the divested oral care and dental implant businesses.

     The following table summarizes the proportion of reported revenues and earnings derived from each business segment.

Revenues And Earnings By Business Segment

                                                     Revenues                                       Earnings
                                        --------------------------------------------------------------------------------
                                        1996           1995           1994           1996            1995           1994
------------------------------------------------------------------------------------------------------------------------
Vision care                             45%            42%            40%            76%             59%            86%
Eyewear                                 27%            30%            34%            (2%)            16%            44%
Pharmaceuticals                         10%             9%             7%            12%             14%            15%
Healthcare                              18%            19%            19%            14%             11%           (45%)

                                        ================================================================================

A summary of reported sales and earnings by business segment, corporate administration expense and operating earnings, and comparable basis results which exclude the divested sports optics, oral care and dental implant businesses, restructuring costs and goodwill impairment charges described above follows. Unless otherwise specified, amounts in the remainder of this financial review have been prepared using comparable basis results.

                                                1996                            1995                                1994
                                    ------------------------------------------------------------------------------------------------
                                                    Comparable                        Comparable                         Comparable
                                     As Reported         Basis       As Reported           Basis         As Reported          Basis
------------------------------------------------------------------------------------------------------------------------------------
Net Sales
Vision care                           $  869.1         $  869.1         $  813.7         $  813.7         $  749.5         $  749.5
Eyewear                                  525.1            525.1            581.4            563.1            649.9            538.9
Pharmaceuticals                          189.0            189.0            181.5            181.5            142.3            142.3
Healthcare                               343.6            293.9            356.3            278.2            351.0            261.5
                                     -----------------------------------------------------------------------------------------------
Total                                 $1,926.8         $1,877.1         $1,932.9         $1,836.5         $1,892.7         $1,692.2
                                     ===============================================================================================

Operating Earnings
Vision care                           $  182.1         $  190.7         $  158.5         $  161.7         $  140.7         $  140.7
Eyewear                                   (5.6)            (0.6)            43.7             60.9             72.6             62.2
Pharmaceuticals                           28.6             28.6             38.5             38.5             24.7             24.7
Healthcare                                34.8             42.5             30.8             39.0            (74.4)            16.7
                                     -----------------------------------------------------------------------------------------------
                                         239.9            261.2            271.5            300.1            163.6            244.3


Corporate
  administration                         (49.1)           (47.6)           (60.9)           (57.9)           (43.8)           (43.8)
                                     -----------------------------------------------------------------------------------------------
Total                                 $  190.8         $  213.6         $  210.6         $  242.2         $  119.8         $  200.5
                                     ===============================================================================================

          Bausch & Lomb Incorporated and Consolidated Subsidiaries       page 23
                                                                         -------

Net Sales Reported revenues for 1996 were $1,927, a decrease of $6 or less than 1% from 1995, reflecting unfavorable currency exchange rate changes which reduced sales in U.S. dollars by 2%. In 1995, reported revenues increased $40 or 2% over 1994, including the favorable effect of changes in currency exchange rates which increased sales in U.S. dollars by 3%.

     Comparable basis revenues totaled $1,877 in 1996, an increase of $41 or 2% from 1995, including the unfavorable effect of changes in currency exchange rates which decreased revenues in U.S. dollars by 2%. In 1995, sales increased $144 or 9% from 1994.

     Consolidated reported revenues have increased at compound annual rates of 2% and 5% for the most recent three- and five-year periods, respectively. On a comparable basis, these rates were 5% and 7%, respectively.

Operating Earnings Reported operating earnings were $191 in 1996, a decrease of $20 or 9% from 1995. On a comparable basis, operating earnings totaled $214, a decrease of $29 or 12% from the prior year. An increase in operating earnings in the vision care segment was more than offset by reduced earnings in the eyewear and pharmaceuticals segments. Reported operating earnings were $211 in 1995, an increase of $91 or 76% from 1994. Comparable basis operating earnings totaled $242, an increase of $42 or 21% from 1994. The ratio of operating earnings to sales on a comparable basis was 11.4% in 1996, 13.2% in 1995 and 11.8% in 1994.

Vision Care Segment Results

1996 Versus 1995 - The vision care segment includes results of the contact lens and lens care businesses, with lenses comprising 43% of the total 1996 revenues and lens care representing 57%. In 1996 revenues in this segment improved $55 or 7%, led by a 17% increase in the sales of contact lenses. These results include the adverse impact of foreign currency rate fluctuations which reduced sales in U.S. dollars by 2% from 1995. Strong gains for planned replacement and disposable (collectively PRP) lenses, such as Optima FW and SofLens66, in all regions and incremental sales of one-day disposable lenses by Award plc more than offset the decline in sales of traditional lenses. Revenues from rigid gas permeable (RGP) lenses were even with 1995, reflecting a 2% gain in the U.S., offset by a 4% decrease in the Asia-Pacific region, primarily attributed to the negative impact of foreign currency rates in Japan. Soft lens solutions reflected modest gains, with revenue growth from ReNu products offsetting declines in traditional solutions such as saline, daily cleaners and enzymatic tablets. Worldwide revenues from RGP solutions declined 5% from 1995, attributed to the timing of promotions.

     Operating margins in this segment were 21.9% in 1996 compared to 19.9% in 1995. Contact lens earnings were positive for the first time in several years, driven by increased sales and cost reduction efforts. Segment earnings in 1996 were $191 compared to $162 in 1995, an increase of 18%.

1995 Versus 1994 - Revenues in the vision care segment grew 9% over 1994, reflecting 14% growth in worldwide contact lens sales. PRP lens revenues demonstrated significant gains over 1994 levels, most notably in the U.S., Europe and Asia-Pacific regions. Overall sales of traditional soft lenses were relatively even with 1994, reflecting a general market trend and the Company's strategic shift in focus toward PRP lenses. Worldwide revenues of RGP lenses and lens materials grew by 10% and included sales of the new Boston 7 and Boston ES lens materials. RGP solutions registered growth in most geographic regions and included revenues from new products, including Boston Simplicity and Boston Advance solutions. The Company's line of soft lens solutions, including the ReNu brand, advanced more than 10% outside the U.S. Revenues of soft lens solutions within the U.S. declined 4%, which the Company attributed to a trend toward lower retail inventory levels and a reduction in dedicated shelf space in the saline segment of this market.

     Operating earnings were $162, a 15% improvement over 1994 levels. This reflects significantly reduced operating losses for PRP lenses, resulting from the margin impact of increased sales combined with the decreased spending for advertising and selling.

page 24   Bausch & Lomb Incorporated and Consolidated Subsidiaries
-------

Eyewear Segment Results

1996 Versus 1995 - The eyewear segment includes results of the sunglass and optical thin film coating services businesses. Segment revenues declined $38 or 7% from 1995. Adverse foreign currency movements contributed 2% to this decline. New Ray-Ban sunglasses, such as the Sidestreet, Orbs and Inertia styles, and new offerings in the Killer Loop Street Sport and Revo Shapes collections, as well as incremental revenues from the first quarter acquisition of the Arnette sunglass line with products directed toward the sport channel of trade, contributed significantly to total sunglass sales. These positive results were more than offset by the erosion in sales of more traditional product designs, particularly in the Ray-Ban line, by new product supply issues and by a second-half reduction in orders, primarily in the U.S., from the segment's largest customer, Sunglass Hut International. Revenues for thin film coating services declined 30% due primarily to significant competitive challenges outside the U.S.

     The sunglass category is continuing to transition to more contemporary and sport designs, areas where the Company is expanding its market presence. Being successful in this evolving category requires innovative design and marketing expertise to satisfy changing consumer preferences, combined with flexible product delivery capabilities. As a result, efforts began early in the year to reconfigure the manufacturing process to swiftly respond to changing consumer demands and to lower costs.

     Eyewear segment losses of $1 were $62 lower than the 1995 earnings amount. Operating margins were (0.1%) in 1996 and 10.8% in 1995. These results reflect the adverse impacts of the sales shortfalls, the continued shift to lower-margin new products, unfavorable manufacturing variances due to reduced production volumes and increased provisions for obsolescence. Margins are expected to rebound in 1997 as restructuring efforts are expected to improve operating efficiencies and reduce fixed costs.

1995 Versus 1994 - Eyewear segment revenues grew $24 or 4% in 1995 to $563 as compared with 1994. Almost 15% of sunglass revenues resulted from new products. Sales of these products more than offset a decline in demand for certain Ray-Ban sunglasses with more traditional designs. These positive results were attained during a period in which this business was actively engaged in programs to develop flexible manufacturing processes for its new products. As a result, the Company was not able to fully meet the demand created by strong global consumer acceptance of new designs.

     Eyewear segment earnings of $61 in 1995 were $1 or 2% lower than comparable 1994 results, and eyewear segment margins were 10.8% in 1995 and 11.5% in 1994. These results reflect the shift in product mix toward lower-margin new sunglass styles. Additionally, advertising expenses increased in response to the Company's intensified efforts to build consumer awareness of Ray-Ban and other brand names around the world. Segment results also included earnings declines in the thin film coating business, which resulted from increased competition and lower sales to European customers.

Pharmaceuticals Segment Results

1996 Versus 1995 - The pharmaceuticals segment consists of results of the prescription pharmaceuticals and OTC pharmaceuticals businesses. Revenues for this segment increased 4% over the prior year. Adverse currency movements impacted worldwide sales in U.S. dollars by 3% as compared to 1995.

     Within the U.S., sales advanced 17%, largely attributed to the success of recently introduced products including Ocutricin, an antibiotic solution used to treat superficial eye infections, and Minoxidil, a generic version of Rogaine. Crolom, introduced in 1995 to treat vernal conjunctivitis, witnessed double-digit growth for the year. Tobramycin, a generic version of Tobrex, experienced a significant decline in revenues due to heavy competition and a resulting loss in market share, combined with price reductions. Revenues for prescription pharmaceuticals in Europe advanced 5% over 1995 despite uncertainty in the fourth quarter regarding proposed government cutbacks on prescription reimbursements. The Company's line of European OTC pharmaceuticals experienced a 7% decline in revenues versus 1995, 5% of which was due to adverse currency effects. Sales shortfalls were partially attributable to pharmacy inventory reductions brought about by the aforementioned prescription budget regulations. OTC products in the U.S. attained a 5% increase in revenues, benefiting from increased sales of Opcon-A, an antihistamine/decongestant which reflected 16% growth over 1995, and Duolube, a preservative-free ointment used for nighttime relief of dry eyes.


          Bausch & Lomb Incorporated and Consolidated Subsidiaries       page 25
                                                                         -------

     Segment earnings of $29 declined $10 or 26% from the 1995 level. Operating margins in the pharmaceuticals segment were 15.1% in 1996 compared to 21.2% in 1995. Favorable margin impacts of price and volume increases for many of the U.S. generic products were more than offset by increased spending for advertising, selling and research and development in 1996, combined with the impact of unfavorable currency movements in Europe. Research and development spending increased 45% versus prior year levels as the Company moved forward with its growth plan for generic and proprietary ophthalmic products.

1995 Versus 1994 - Worldwide segment revenues improved 28%, led by results for products in the U.S., including Tobramycin, Levobunolol, a generic version of Betagan, Crolom and growth for prescription pharmaceuticals in Europe. Improved results were also achieved for the Company's line of European OTC pharmaceuticals. Contributing to the double-digit increase over 1994 was the strong performance of hayfever medications and sleeping aids, as well as analgesic and nutraceutical products, including the fourth quarter launch of Vivivit Multi. Eye care products in the U.S. attained a 22% increase in sales, reflecting improved sales of Opcon-A, which achieved a significant market position.

     Segment earnings of $39 improved $14 as compared to the 1994 level of $25 and operating margins increased from 17.4% to 21.2%. The favorable results display the improvement in U.S. prescription pharmaceutical operations brought about by strong sales growth of new products and cost savings realized through restructuring actions taken in 1994. Partially offsetting these positive factors were increased expenditures for research and development as the Company continued to invest in this key product segment.

Healthcare Segment Results

1996 Versus 1995 - The healthcare segment experienced 6% revenue growth over 1995 with gains in all ongoing product lines. This segment includes results for biomedical products, hearing aids and skin care products, with those products contributing 68%, 17% and 15%, respectively, of 1996 segment revenues. Revenues increased 6% for the Company's biomedical business, reflecting the impact of incremental sales of purpose-bred laboratory animals and other product line extensions. Results in this segment were negatively impacted by foreign currency rate fluctuations which reduced sales in U.S. dollars by 5% from 1995. Revenues for the Miracle-Ear line of hearing aids rose 9% due to sales of new in-the-ear products and increased sales in Company-owned stores. Skin care revenues advanced 5% for the year, led by 15% growth in the Curel product line, including Alpha Hydroxy and Nutrient Rich products, offset by a 12% decline in the Soft Sense line due to reduced consumer demand.

     Healthcare segment earnings rose 9% with improvements in the hearing aid, skin care and biomedical businesses resulting from the margin impact of sales increases, slightly offset by higher operating expenses. While the hearing aid business showed a slight loss in 1996, this business continues to show improvement in operating results.

1995 Versus 1994 - Healthcare segment revenues rose 6% as a result of gains in all ongoing product lines. A 7% improvement in sales of biomedical products reflected increased shipments of specific pathogen-free eggs and contract research products and services, as well as the favorable impact of foreign currency rate fluctuations on animal operations outside the U.S. Hearing aid revenues rose 20% in response to improved overall market conditions and encouraging consumer demand for the Mirage completely in-the-canal product and a new line of programmable hearing aids. Skin care revenues advanced 6% and included results from the Curel Alpha Hydroxy product line introduced in 1995.

     Healthcare segment earnings more than doubled over 1994, reflecting significant gains in both the biomedical and hearing aid product lines, the latter due to the sales increase and decreased spending for advertising and selling.

Costs And Expenses The ratio of cost of products sold to sales was 45.0% in 1996, compared to 43.9% in 1995 and 46.2% in 1994. The unfavorable ratio in 1996 resulted from a decline in sunglass sales, combined with a shift in sales mix toward lower-margin sunglass styles and PRP lenses.

     The favorable ratio in 1995 reflected sales of higher-margin hearing aids and pharmaceuticals products, which more than offset the reduced margins on new sunglass styles and PRP lenses.


page 26   Bausch & Lomb Incorporated and Consolidated Subsidiaries
-------

     Selling, general and administrative expenses, including corporate administration, were 39.8% of sales in 1996, 39.7% in 1995 and 38.8% in 1994. Increases in advertising and marketing expenses in 1996 were offset by an overall decrease in general and corporate administration. General and administrative expenses included one-time period costs, which were more than offset by the benefit of restructuring efforts undertaken during 1996 and 1995. Increased levels of advertising and promotional activities during 1996 and 1995 included additional support for contact lenses and sunglasses, primarily outside the U.S.

     Corporate administration expenses totaled $48 in 1996, compared with $58 in 1995 and $44 in 1994. This represented 2.5% of sales in 1996, 3.2% in 1995 and 2.6% in 1994. The 1995 expense included $7 for retirement and other benefits for the Company's former Chief Executive Officer. When this charge is excluded, 1995 corporate administration expenses represented 2.8% of sales. The improvement in 1996 includes the benefit of restructuring efforts.

     Research and development expenses totaled $71 in 1996, an increase of $10 or 16% over 1995. In 1994, these costs were $55. The increase in the 1996 levels of research and development reflected significant investments in the vision care and pharmaceuticals businesses.

Operating Results By Geographic Region The Company's reported results by geographic region for all three periods were affected by the significant events described previously. A summary of sales and earnings by geographic region and comparable results which exclude the divested sports optics, dental implant and oral care businesses and the costs associated with restructuring and goodwill impairment charges are summarized below:

                                                   1996                          1995                                1994
                                       ---------------------------------------------------------------------------------------------
                                                       Comparable                       Comparable                       Comparable
                                       As Reported          Basis      As Reported           Basis       As Reported          Basis
------------------------------------------------------------------------------------------------------------------------------------
Net Sales
Europe, Middle East
  & Africa                               $  494.8        $  483.8        $  471.0         $  457.4         $  414.2         $  395.6
Asia-Pacific                                341.0           336.5           345.3            337.2            303.7            297.8
Canada & Latin
  America                                   114.3           110.5           119.0            112.3            129.5            111.2
U.S.                                        976.7           946.3           997.6            929.6          1,045.3            887.6
                                       ---------------------------------------------------------------------------------------------
Total                                    $1,926.8        $1,877.1        $1,932.9         $1,836.5         $1,892.7         $1,692.2
                                       =============================================================================================


Operating Earnings
Europe, Middle East
  & Africa                               $   74.3        $   80.6        $   93.2         $   98.1         $   91.9         $   95.3
Asia-Pacific                                 35.8            37.2            43.6             42.7             29.9             32.6
Canada & Latin
  America                                     3.6             3.7            (2.0)            (1.2)             6.5              6.7
U.S.                                         77.1            92.1            75.8            102.6             (8.5)            65.9
                                       ---------------------------------------------------------------------------------------------
Total                                    $  190.8        $  213.6        $  210.6         $  242.2         $  119.8         $  200.5
                                       =============================================================================================


          Bausch & Lomb Incorporated and Consolidated Subsidiaries       page 27
                                                                         -------

The following discussion addresses trends noted on a comparable basis.

     Sales outside the U.S. totaled $931 in 1996, an increase of $24 or 3% over 1995. Non-U.S. sales represented 50% of consolidated revenues in 1996, 49% in 1995 and 48% in 1994. European revenues in 1996 increased $26 or 6% from 1995. Strong contact lens performance, led by PRP lenses and incremental sales of one-day disposable lenses by Award plc, drove these results, as increases in shipments of solutions were somewhat offset by declines in price. Sales in the Asia-Pacific region declined $1 or less than 1%, reflecting the unfavorable impact of currency exchange rate changes in Japan. Excluding Japan, Asia-Pacific showed double-digit sales growth in both contact lenses and lens care solutions. Sunglass sales were below prior year due primarily to significant competitive pressure. In Latin America and Canada sales declined $2 or 1% from 1995 levels. Moderate growth for soft lens solutions and PRP lenses in Canada were offset by decreased sunglass sales throughout most of the region.

     U.S. revenues totaled $946, an increase of $17 or 2%, including incremental sales from Arnette. Vision care sales showed improvement over 1995 with growth in the Optima FW, Gold Medalist Toric and SofLens66 contact lens lines. Skin care also showed improvement due primarily to an increase in Curel lotion sales. Sunglass sales were 7% below 1995 as significant shortfalls in traditional styles were only partially offset by the success of new products. In addition, reduced second-half orders from Sunglass Hut International contributed significantly to the decline in U.S. sales.

     Sales in markets outside the U.S. totaled $907 in 1995, an increase of $102 or 13% over 1994. European revenues increased 16% and benefited from the favorable impact of currency movements, particularly in Germany. This progress also reflected improved demand for sunglasses, OTC medications, PRP lenses and lens care products. The Asia-Pacific region reported an increase in sales of 13% over 1994, primarily due to results in Japan attributable to favorable currency exchange rates, as well as increased sales of sunglasses, contact lenses and lens care products. Elsewhere in the region, revenues were essentially even with 1994, as sales increases for PRP lenses and lens care solutions and favorable foreign currency fluctuations were offset by declines for sunglasses. In Canada and Latin America, 1995 revenues decreased $1 or 1% as compared to 1994, due primarily to shortfalls in Mexico, which more than offset improvements in Brazil and Canada.

     U.S. sales totaled $930 in 1995, an increase of $42 or 5% from 1994. Revenue increases for PRP lenses, sunglasses, pharmaceuticals and hearing aids were reduced by shortfalls for soft lens care solutions. The improvement reflected the impact of new product introductions as well as a closer alignment of the Company's sales to consumer purchasing patterns.

     Operating earnings in 1996 in markets outside the U.S. were $121, a decrease of $18 or 13% from 1995, and represented 57% of total operating earnings in 1996, 58% in 1995 and 67% in 1994. The decline in earnings in 1996 was attributed to sales of lower-margin new sunglass styles, adverse currency impacts and an increase in advertising expenditures.

     U.S. operating earnings were $92 in 1996. This represents a $10 or 10% decrease from 1995, due primarily to the margin impact of decreased sunglass and solutions sales, partially offset by improved profitability in contact lenses.

     Operating earnings in 1995 in markets outside the U.S. were $140, an increase of $5 or 4% over 1994. The increase reflected improvements in Japan resulting from sales increases for sunglasses and contact lenses, partially offset by earnings shortfalls elsewhere in the Asia-Pacific region for traditional contact lenses and sunglasses.

     U.S. operating earnings of $103 in 1995 increased $37 or 56% over 1994. This progress was led by improved results for sunglasses, hearing aids, PRP lenses and pharmaceuticals. These positive factors more than offset earnings shortfalls for soft lens solutions resulting from lower sales levels and increased spending to support ReNu products in 1995.


page 28   Bausch & Lomb Incorporated and Consolidated Subsidiaries
-------

Other Income And Expense Interest and investment income was $43 in 1996, $39 in 1995 and $35 in 1994. In 1996, the increase over 1995 was primarily due to interest received on an income tax refund and to higher income generated from interest rate swaps, partially offset by lower overall interest rates. The 1995 increase over 1994 was attributable to higher investment levels and interest rates, partially reduced by lower income generated by an interest rate swap agreement.

     Interest expense was $52 in 1996, $46 in 1995 and $41 in 1994. The 1996 increase over 1995 was primarily attributable to higher debt levels offset by lower interest rates. The increase in 1995 over 1994 was driven primarily by higher interest rates.

     The Company pursues a neutral strategy with respect to interest rate movements. Its policy is to maintain, within reasonable parameters, a balance between floating-rate investments, which are predominately held outside the U.S., and floating-rate debt, which represents primarily U.S. obligations. To the extent this natural hedge position becomes unbalanced, the Company may enter into interest rate swap agreements or undertake long-term fixed-rate borrowings, the proceeds from which may repay short-term debt. As a result of this practice, the Company's exposure to the normal rise and fall of U.S. interest rates is mitigated.

     The Company does not engage in foreign currency speculation. Its objective is to effectively hedge all identified transaction exposures on an after-tax basis to minimize the impact of exchange rate movements on operating results. The Company selectively hedges exposures arising in countries with hyperinflationary economies. In 1996, net foreign currency gains of $2 reflected transaction gains of $3 offset by translation losses of $1. In 1995, net losses were $6 ($2 transaction losses and $4 translation losses) and in 1994 net gains were $3 ($16 transaction gains offset by $13 translation losses). The favorability in 1996 was primarily due to premium income on foreign exchange contracts hedging investments in selected subsidiaries and reduced translation losses resulting from increased economic stability in hyperinflationary economies, primarily Mexico and Brazil. The unfavorability in 1995 compared to 1994 was due to lower premium income on Irish pound contracts partially offset by lower translation losses in hyperinflationary economies, primarily Brazil.

     The Company's assessment of the probable financial impact of certain legal matters described in Note 15 -- Litigation led the Company to record pre-tax litigation provisions of $16 and $22 in 1996 and 1995, respectively.

Income Taxes The Company's reported tax rate was 37.7% in 1996 as compared to 36.9% for 1995 and 52.6% for 1994. Excluding the goodwill impairment charge for which there was no associated tax benefit, the 1994 reported rate would have been 32.0%. The higher 1996 and 1995 rates reflect shifts in geographic earnings and the inability to fully utilize foreign tax credits in each of those years. The loss on divestiture of the oral care business and gain on divestiture of the dental implant business also impacted the 1996 reported tax rate.

Net Earnings And Earnings Per Share Reported net earnings were $83 or $1.47 per share in 1996, compared to $112 or $1.94 per share in 1995 and $31 or $0.52 per share in 1994. Excluding the loss on sale of the oral care business, the gain on sale of the dental implant business and restructuring expense, 1996 net earnings would have been $92 or $1.62 per share. Comparable results of $109 or $1.88 per share in 1995 and $106 or $1.78 per share in 1994 exclude the after-tax gain on sale of the Sports Optics Division, restructuring charges in 1995 and the 1994 goodwill impairment charge. Litigation provisions further reduced earnings by $10 or $0.18 per share after taxes in 1996 and $14 or $0.24 per share after taxes in 1995. In addition, expenses related to retirement and benefit costs for the Company's former Chief Executive Officer reduced 1995 earnings by $4 or
$0.08 per share after taxes. Excluding these results from comparisons, 1996 earnings would have been $102 or $1.80 per share, a decrease of $25 or $0.40 per share from 1995.


          Bausch & Lomb Incorporated and Consolidated Subsidiaries       page 29
                                                                         -------

Liquidity And Financial Resources

The Company evaluates its liquidity from several perspectives, including its ability to generate earnings, positive cash flows and free cash flow, its financial position, its access to financial markets and the adequacy of working capital levels.

Cash Flows From Operating Activities Cash provided by operating activities totaled $89 in 1996, a significant decrease from 1995. The change was primarily attributable to lower earnings, an increase in inventory primarily due to reduced sunglass sales, an increase in accounts receivable primarily due to timing of collections and reduced levels of accounts payable and income taxes due to timing of payments. The Company has a stated goal to maximize free cash flow, which is defined as cash generated before the payment of dividends, the borrowing or repayment of debt, stock repurchases and the acquisition or divestiture of businesses. Free cash flow for 1996 was negative $47, versus a positive $201 for 1995. This decrease was attributable primarily to the operating factors cited above and increased capital expenditures in 1996.

     In 1995, operating activities generated $290 in cash flow, a $23 increase from the prior year. The modest improvement from 1994, a year which also generated strong operating cash flow, was primarily attributable to cash realized from the net settlement of foreign currency hedge contracts in 1995 and the comparison against cash used to complete restructuring actions in 1994. These factors were moderated by the positive cash flow in 1994 generated by collections on receivables.

Cash Flows From Investing Activities Cash used in investing activities was $142 in 1996, a reduction of $22 from 1995. Capital expenditures totaled $130 in 1996 and included spending for new contact lens technology and enhanced sunglass manufacturing processes. Cash outflows for acquisitions, which were $2 in 1995, increased to $86 and included the purchase of Arnette Optic Illusions, a U.S.-based company marketing sunglasses to the sport market, and Award plc, a manufacturer of a high-water content daily disposable lens, based in Scotland. The divestitures of the Company's oral care and dental implant businesses increased cash flow by $78.

     In 1995, cash used in investing activities was $165. Capital expenditures were $95 with major projects including new contact lens cast molding capacity and sunglass manufacturing improvements. Other investing activities included the purchase of $136 in securities of a triple-A rated financial institution and the divestiture of the Sports Optics Division, which generated cash after taxes of $61.

Cash Flows From Financing Activities In 1996, $29 in cash was provided by financing activities. Cash paid for dividends, repayment of long-term debt and repurchases of Common shares was more than offset by net proceeds from notes payable and the issuances of long-term debt under the Company's medium-term note program. During 1996, the Company repurchased 1,836,200 Common shares, exhausting all share repurchases previously authorized by the board of directors. In December 1996, the board of directors authorized the repurchase of an additional 250,000 Common shares, none of which had been purchased prior to year end.

     Net cash used for financing activities in 1995 was $161. Funds were used to repurchase Common shares, pay dividends and repay long-term debt. Proceeds from debt, primarily due to an increase in U.S. net short-term borrowings, and inflows related to employee stock activity partially offset cash used for other financing activities.

Financial Position The Company's objective of maximizing its return on shareholders' equity requires the cost of capital to be minimized. The effective use of debt financing, which the Company uses to lower the cost of capital, has increased in importance since the transfer of $561 of liquid funds into long-term investments during 1995 and 1994. These transfers resulted in the Company's net debt, or borrowings less cash, cash equivalents and short-term investments, to rise significantly.

     In total, short- and long-term borrowings increased by $144 to $718 in 1996. The ratio of total debt to equity stood at 81.5% and 61.8% at year end 1996 and 1995, respectively. Cash and short-term investments totaled $168 in 1996 and $195 in 1995.


page 30   Bausch & Lomb Incorporated and Consolidated Subsidiaries
-------

Access To Financial Markets Bausch & Lomb's reputation, coupled with its financial position and cash flows, assures access to financing in markets around the world. The Company's commercial paper has been rated A-2 by Standard & Poor's and P-2 by Moody's Investor Services. On March 3, 1997, Standard & Poor's downgraded the Company's long-term debt rating from A to A minus, thereby bringing it in line with the Moody's A-3 rating. The Company believes that this does not change its ability to raise money in the capital markets at reasonable costs. To support its liquidity requirements, the Company maintains U.S. revolving credit agreements, typically with 364-day credit terms totaling $290. No debt was outstanding under these agreements at December 28, 1996. The availability of adequate credit facilities provides the Company with flexibility to meet its obligations, fund capital expenditures and invest in growth opportunities.

Working Capital Working capital was $19 at year end 1996 as compared to $71 at year end 1995. The current ratio was 1.0 and 1.1 at year end 1996 and 1995, respectively.

Dividends The annual dividend declared on Common stock was $1.04 per share in 1996, $1.01 per share in 1995 and $0.955 per share in 1994. Quarterly dividends declared on Common stock were raised 6% to $0.26 per share in July 1995 and were raised 11% to $0.245 per share in March 1994. The Company has a goal of maintaining a payout rate of between 30% and 35% of the previous year's earnings before non-recurring charges. Future dividend increases are not certain.

Return On Equity And Capital Return on average shareholders' equity was 9.2% in 1996, compared with 11.9% in 1995 and 3.2% in 1994. These results include the impact of non-recurring charges. Excluding these amounts, return on equity would have been 10.3% in 1996, 11.7% in 1995 and 11.0% in 1994. The decrease in 1996 reflected lower earnings in the eyewear segment. The improvement in 1995 reflected improved operating performance in the healthcare, pharmaceuticals and vision care segments.

     Return on average capital employed was 7.2% in 1996, 9.2% in 1995 and 3.8% in 1994. Excluding non-recurring charges, return on capital would have been 7.8% in 1996, 9.1% in 1995 and 8.4% in 1994. The changes for both 1996 and 1995 were due primarily to the operating results discussed above, as well as to increases in the levels of debt on a year-over-year basis.

Environment The Company believes it is in compliance in all material respects with applicable environmental laws and regulations. The Company is presently involved in remediation efforts at certain locations, some of which are Company-owned. At all such locations, the Company believes such efforts will not have a materially adverse effect on its results of operations or financial position.

Outlook

Bausch & Lomb expects its sales and operating earnings performance in 1997 to move forward consistent with its stated multi-year financial goals.

     Sales in the vision care segment are expected to benefit from continued growth in contact lenses, particularly PRP lenses, as the Company continues to increase product supply and expand its marketing efforts in the U.S., Europe and Asia-Pacific regions. International sales of lens care products are expected to increase, while sales in the U.S. are expected to remain relatively flat due to increased private label competition. The Company will continue to reduce structural and product costs in an effort to improve margins as the market continues to migrate toward lower-margin PRP lenses.


          Bausch & Lomb Incorporated and Consolidated Subsidiaries       page 31
                                                                         -------

     1997 will be an important year for the eyewear segment. In an industry where consumer preferences are rapidly changing, it has become increasingly difficult to predict short-term trends and the shift in preference from traditional to newer styles occurred more rapidly than anticipated. Efforts began early in 1996 to reconfigure the manufacturing process in order to swiftly respond to changing consumer demands and to lower costs. The establishment of three vertically-integrated product delivery centers to serve the Company's major global markets is expected to be finalized during 1997. Once this manufacturing strategy is operational, it should improve the Company's speed to market, flexibility and profitability. The Company plans to grow this segment through the continued international expansion of the Revo, Killer Loop, Arnette and Liz Claiborne lines and the launch of Porsche Design sunglasses. Efforts in 1997 will include stabilizing the Ray-Ban product line by revitalizing its image and retail presence. Revenues in the Ray-Ban product line are expected to be relatively consistent with 1996 levels, with the growth of new styles such as Orbs and Sidestreet and the launch of new products in 1997 offsetting the continued decline in traditional styles. Operating earnings in this segment are expected to be positive, reflecting the margin impact of incremental sunglass sales as well as the benefits of restructuring efforts undertaken during 1996.

     Within the pharmaceuticals segment, the Company is projecting to increase revenues worldwide, through introduction of new products such as Lotemax. This growth will be contingent upon receipt of required regulatory approvals and the Company's ability to shift its product portfolio from generics toward a greater percentage of higher-margin proprietary pharmaceuticals. Operating earnings are expected to improve during 1997; an increase in research and development expenses is expected to be more than offset by a planned reduction of fixed operating expenses within the U.S. and Europe.

     Revenues in the healthcare segment also are forecasted to grow during 1997 through product line extensions in the biomedical business and projected growth in hearing aid revenues due to increased direct sales from Company-owned stores. Operating earnings are projected to improve moderately, due to the margin impact of the increased biomedical sales. Earnings in the hearing aid business are forecasted to be slightly positive in 1997.

     Consolidated earnings should continue to benefit from the restructuring efforts announced during 1996 and 1995, as the Company strives to reduce annualized costs in 1997 and 1998. In addition, the Company announced the retention of a consulting firm to assist in identifying further cost reduction opportunities and organizational efficiencies during the first half of 1997. These efforts will be critical to reducing the overall cost structure and supporting the Company's strategy to become a globally managed eye care business.

     Net financing expenses are expected to be comparable with 1996 after excluding the impact of the interest received on the income tax refund. Interest expense is contingent on the level of debt, which increased during 1996, and on interest rates. Currency gains and losses are also dependent on trends in interest rates, primarily in Ireland, Japan, Germany and the U.S. and on exchange rate changes in certain hyperinflationary economies, including Mexico and Brazil. The Company makes no attempts to predict changes in exchange rates.

     The Company is projecting to generate positive cash flow, with free cash flow approximating earnings, as the Company will aggressively manage operating assets. An important element of this is the effective management of sunglass inventories. Capital expenditures are forecasted to total approximately $125 in 1997, with more than half of this amount being invested in projects to improve manufacturing technologies and increase capacity within the contact lens business.

Information Concerning Forward-Looking Statements

The statements in this financial review which are not historical facts are forward-looking statements that involve risks and uncertainties. The Company operates in a rapidly changing environment that involves a number of risks, some of which are beyond the Company's control. The following discussion highlights some of the risks and uncertainties and the possible impact of these factors on future results of operations. Actual results, performance or achievements of the Company may be materially different from the projected results, per formance or achievements expressed or implied by such risks. Among the key factors that may have a direct bearing on the Company's results are:

page 32   Bausch & Lomb Incorporated and Consolidated Subsidiaries
-------

Global Economic And Political Conditions The Company experiences fluctuations in operating results due to seasonality and general economic conditions in the global market place. Fluctuating exchange rates between the U.S. and foreign currencies, particularly in those countries in Europe and Asia where the Company has several principal manufacturing plants, may have a material adverse effect on the Company's future international sales and consolidated results of operations. Additionally, there is uncertainty in the economic outlook in the Asia-Pacific region, particularly due to Hong Kong reverting to China rule, as the Company has its North Asia headquarters, the Asia Distribution Center and a sunglass manufacturing facility in Hong Kong.

Customer Concentration The Company's two largest customers together comprised almost 10% of the Company's revenues in 1996, and one of these customers, Sunglass Hut International, comprised over 15% of the Company's eyewear segment revenues. A reduction in orders from these or other of the Company's major customers could have a material adverse effect on the Company's businesses in future periods.

Product Development And Introduction The vision care and eyewear industries are characterized by rapid changes in technology and consumer preference. The Company believes that its future results will depend largely upon its ability to offer products that compete favorably with respect to price, demand, performance and innovative design. This in turn is affected by the Company's ability to develop new manufacturing technologies and to timely develop new products and gain acceptance of those products.

     The Company has observed a trend among contact lens wearers to switch from traditional lenses to lower-margin products, such as planned replacement and disposable lenses. The Company's ability to improve profitability in 1997 and beyond will depend heavily on the ability to reduce the cost of producing these lenses.

     Success in the eyewear area will require innovative design, marketing expertise and flexible delivery and logistical capabilities. An inability to reduce high levels of inventory of certain eyewear styles or delays or difficulties with new product introductions or product enhancements could have a material adverse effect on the Company's future business results.

Product Concentration The Company derives a substantial portion of its revenues from sales of vision care solutions and eyewear. Any factor adversely affecting sales of vision care solutions and eyewear, including such factors as product performance, changing trends in consumer preferences and tastes, consumer demand, price competition and growth of private label competition for solutions, could have a material adverse effect on the Company's future business results.

Regulatory Approval The Company is subject to risks associated with future adverse changes in the laws and regulations affecting products, taxes, the environment and other gove-+
rnmentally  regulated areas. In particular,  growth in
the pharmaceuticals business is contingent upon obtaining necessary regulatory approvals. In addition, this business anticipates shifting its current product portfolio toward a more even balance between higher-margin proprietary pharmaceuticals and lower-margin generic pharmaceuticals. Failure to shift the portfolio to a more even balance, delay in regulatory approval and increased competition in the generic pharmaceuticals business could have a material adverse impact on the Company's future business results.

General Litigation The cost of legal proceedings instituted by or against the Company could negatively impact future results of operations.

Costs And Expenses Risks associated with the Company's cost of manufacturing products and operating and administrative expenses could be material to the Company's consolidated financial results. In particular, expenses such as pricing and the availability of equipment, material and supplies and the cost of capital could have a significant adverse effect on results of operations.


          Bausch & Lomb Incorporated and Consolidated Subsidiaries       page 33
                                                                         -------

Quarterly Information

Quarterly Results The following table presents reported net sales, gross profit (net sales less cost of products sold), net earnings (loss) and net earnings
(loss) per share for each quarter during the past three years:

                                                                                                                    Net Earnings
                                                   Net                   Gross             Net Earnings                   (Loss)
                                                  Sales                  Profit                  (Loss)                Per Share
------------------------------------------------------------------------------------------------------------------------------------
1996
First                                           $  469.3               $  261.4               $   22.5                  $   0.39
Second                                             545.5                  311.8                   30.3(1)                   0.54(1)
Third                                              477.2                  257.4                   14.4(2)                   0.25(2)
Fourth                                             434.8                  223.9                   15.9(3)                   0.29(3)
                                               -------------------------------------------------------------------------------------
Total                                           $1,926.8               $1,054.5               $   83.1                  $   1.47
                                               =====================================================================================

1995
First                                           $  465.6               $  247.2               $   20.3                  $   0.34
Second                                             535.4                  301.4                   51.6(4)                   0.89(4)
Third                                              476.8                  271.3                   43.5                      0.75
Fourth                                             455.1                  253.0                   (3.4)(5)                 (0.04)(5)
                                               -------------------------------------------------------------------------------------
Total                                           $1,932.9               $1,072.9               $  112.0                  $   1.94
                                               =====================================================================================

1994
First                                           $  439.4               $  234.7               $   35.9                  $   0.60
Second                                             485.6                  262.4                   33.9                      0.57
Third                                              486.1                  238.0                   23.4                      0.39
Fourth                                             481.6                  244.3                  (62.1)(6)                 (1.04)(6)
                                               -------------------------------------------------------------------------------------
Total                                           $1,892.7               $  979.4               $   31.1                  $   0.52
                                               =====================================================================================

(1) Includes the after-tax effect of restructuring charges of $10.9 or $0.19 per share.

(2) Includes the after-tax effect of a litigation provision of $10.0 or $0.18 per share and the after-tax loss on sale of the Oral Care Division of $6.3 or $0.11 per share.

(3) Includes the after-tax gain on sale of the dental implant business of $8.5 or $0.15 per share.

(4) Includes the after-tax gain on sale of the Sports Optics Division of $20.8 or $0.36 per share and the after-tax charge of a litigation provision of $10.6 or $0.18 per share.

(5) Includes the after-tax effect of restructuring charges of $17.4 or $0.30 per share, after-tax effect of a litigation provision of $3.6 or $0.06 per share and the after-tax effect of CEO retirement charge of $4.4 or $0.08 per share.

(6) Includes goodwill impairment charge, with no associated tax benefit, of $75.0 or $1.26 per share.

Quarterly Stock Prices Bausch & Lomb Common stock is listed on the New York Stock Exchange and is traded under the symbol BOL. The following table shows the price range of the Common stock for each quarter for the past three years:

                                  1996                              1995                            1994
                             Price Per Share                   Price Per Share                 Price Per Share
                        --------------------------------------------------------------------------------------------
                          High              Low             High             Low             High             Low
--------------------------------------------------------------------------------------------------------------------
First                    $41 3/8          $37             $36 1/4          $30 7/8          $53 7/8          $47 1/2
Second                    44 1/2           36 1/8          42 1/4           35 1/4           52               37 1/8
Third                     43 1/8           32 1/2          44 1/2           39 1/2           39 3/4           34 1/4
Fourth                    38 1/4           32 1/2          41 1/8           32 1/4           39 3/8           30 5/8
====================================================================================================================

page 34   Bausch & Lomb Incorporated and Consolidated Subsidiaries
-------

          Statement Of Earnings
          ----------------------------------------------------------------------

For The Years Ended
December 28, 1996, December 30, 1995 and December 31, 1994
Dollar Amounts In Millions-- Except Per Share Data                                         1996              1995              1994
------------------------------------------------------------------------------------------------------------------------------------
Net Sales                                                                              $1,926.8          $1,932.9          $1,892.7

Costs And Expenses
   Cost of products sold                                                                  872.3             860.0             913.3
   Selling, administrative and general                                                    773.1             770.0             724.2
   Research and development                                                                75.5              65.6              60.4
   Restructuring charges                                                                   15.1              26.7                --
   Goodwill impairment charge                                                                --                --              75.0
                                                                                       --------------------------------------------
                                                                                        1,736.0           1,722.3           1,772.9
                                                                                       --------------------------------------------
Operating Earnings                                                                        190.8             210.6             119.8
                                                                                       --------------------------------------------
Other Expense (Income)
   Interest and investment income                                                         (42.8)            (39.0)            (35.3)
   Interest expense                                                                        51.7              45.8              41.4
   (Gain) loss from foreign currency, net                                                  (1.6)              6.2              (2.6)
   Gain on divestitures                                                                    (1.5)            (35.9)               --
   Litigation provision                                                                    16.1              21.7                --
                                                                                       --------------------------------------------
                                                                                           21.9              (1.2)              3.5
                                                                                       --------------------------------------------
Earnings Before Income Taxes And Minority Interest                                        168.9             211.8             116.3
   Provision for income taxes                                                              63.7              78.1              61.1
                                                                                       --------------------------------------------
Earnings Before Minority Interest                                                         105.2             133.7              55.2
   Minority interest                                                                       22.1              21.7              24.1
                                                                                       --------------------------------------------

Net Earnings                                                                               83.1             112.0              31.1

Retained Earnings At Beginning Of Year                                                    900.1             846.2             871.7
Cash Dividends Declared  -- Common Stock,
   $1.04 per share for 1996 ($1.01 for 1995 and $0.955 for 1994)                          (58.5)            (58.1)            (56.6)
                                                                                       --------------------------------------------
Retained Earnings At End Of Year                                                       $  924.7          $  900.1          $  846.2
                                                                                       ============================================
Earnings Per Common Share                                                              $   1.47          $   1.94          $   0.52
                                                                                       ============================================

Average Shares Outstanding (000s)                                                        56,552            57,852            59,739
===================================================================================================================================
See Notes To Financial Statements


          Bausch & Lomb Incorporated and Consolidated Subsidiaries       page 35
                                                                         -------

          Balance Sheet
          ----------------------------------------------------------------------

December 28, 1996 and December 30, 1995
Dollar Amounts In Millions -- Except Per Share Data                                                        1996                1995
------------------------------------------------------------------------------------------------------------------------------------
Assets
Current Assets
   Cash, cash equivalents and short-term investments                                                 $    167.8          $    194.6
   Trade receivables, less allowances of $13.3 and $11.2, respectively                                    268.4               250.6
   Inventories, net                                                                                       339.8               304.3
   Recoverable income taxes                                                                                 6.0                --
   Deferred taxes, net                                                                                     48.6                82.6
   Other current assets                                                                                   117.0                98.3
                                                                                                     ------------------------------
                                                                                                          947.6               930.4

Property, Plant And Equipment, net                                                                        566.7               550.4
Goodwill And Other Intangibles, less accumulated amortization
   of $83.8 and $96.6, respectively                                                                       390.9               381.5
Other Investments                                                                                         560.3               561.2
Other Assets                                                                                              137.9               126.6
                                                                                                     ------------------------------
   Total Assets                                                                                      $  2,603.4          $  2,550.1
                                                                                                     ==============================

Liabilities And Shareholders' Equity
Current Liabilities
   Notes payable                                                                                     $    394.1          $    284.5
   Current portion of long-term debt                                                                       88.0                99.0
   Accounts payable                                                                                        71.1                81.9
   Accrued compensation                                                                                    82.2                79.8
   Accrued liabilities                                                                                    293.7               275.9
   Federal and foreign income taxes payable                                                                --                  38.4
                                                                                                     ------------------------------
                                                                                                          929.1               859.5

Long-Term Debt, less current portion                                                                      236.3               191.0
Other Long-Term Liabilities                                                                               124.0               139.9
Minority Interest                                                                                         432.1               430.4
                                                                                                     ------------------------------
   Total Liabilities                                                                                    1,721.5             1,620.8
                                                                                                     ------------------------------
Shareholders' Equity
   4% Cumulative Preferred stock, par value $100 per share                                                 --                  --
   Class A Preferred stock, par value $1 per share                                                         --                  --
   Common stock, par value $0.40 per share, 60,198,322 shares issued                                       24.1                24.1
   Class B stock, par value $0.08 per share, 1,150,409 shares issued
      (1,268,578 shares in 1995)                                                                            0.1                 0.1
   Capital in excess of par value                                                                          96.1               107.8
   Retained earnings                                                                                      924.7               900.1
   Common and Class B stock in treasury, at cost, 5,944,982 shares
      (4,525,844 shares in 1995)                                                                         (230.5)             (178.7)
   Other shareholders' equity                                                                              67.4                75.9
                                                                                                     ------------------------------
   Total Shareholders' Equity                                                                             881.9               929.3
                                                                                                     ------------------------------
   Total Liabilities And Shareholders' Equity                                                          $2,603.4            $2,550.1
===================================================================================================================================
See Notes To Financial Statements




page 36   Bausch & Lomb Incorporated and Consolidated Subsidiaries
-------

          Statement Of Cash Flows
          ----------------------------------------------------------------------

For The Years Ended
December 28, 1996, December 30, 1995 and December 31, 1994
Dollar Amounts In Millions                                                                             1996        1995        1994
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
   Net earnings                                                                                      $ 83.1      $112.0      $ 31.1
   Adjustments to reconcile net earnings to net cash provided by operating activities:
      Depreciation                                                                                     92.6        89.2        82.4
      Amortization                                                                                     20.7        16.1        16.9
      Goodwill impairment charge                                                                         --          --        75.0
      Change in deferred income taxes                                                                  23.2       (44.8)       36.8
      Gain on divestitures, net of taxes                                                               (2.2)      (20.8)         --
      Stock compensation expense                                                                        1.3         5.6         1.4
      Provision for litigation expense, net of taxes                                                   10.0        14.2          --
      Restructuring charges, net of taxes                                                              10.9        17.4          --
      Loss on retirement of fixed assets                                                                2.9         3.2        13.0
      Exchange (gain) loss                                                                             (6.4)        8.2        (0.2)
   Changes in assets and liabilities:
      Trade receivables                                                                               (22.4)        8.6        82.4
      Inventories                                                                                     (45.1)      (18.2)        7.7
      Other current assets                                                                            (23.9)       16.6         3.8
      Accounts payable and accrued liabilities                                                         (7.2)       41.8       (50.2)
      Income taxes                                                                                    (40.8)       40.6       (55.2)
      Other long-term liabilities                                                                      (7.4)        0.3        22.4
                                                                                                     ------------------------------
         Net cash provided by operating activities                                                     89.3       290.0       267.3
                                                                                                     ------------------------------

Cash Flows From Investing Activities
   Payments for purchases of property, plant and equipment                                           (130.3)      (95.5)      (84.8)
   Proceeds from sale of equipment                                                                      9.6          --          --
   Net cash paid for acquisition of businesses                                                        (85.7)       (1.9)      (29.1)
   Net cash received from divestitures                                                                 77.7        60.5          --
   Other investments                                                                                     --      (136.0)     (425.0)
   Other                                                                                              (13.8)        8.0       (13.2)
                                                                                                     ------------------------------
         Net cash used in investing activities                                                       (142.5)     (164.9)     (552.1)
                                                                                                     ------------------------------

Cash Flows From Financing Activities
   Repurchases of Common and Class B shares                                                           (67.8)      (94.1)      (20.6)
   Exercise of stock options                                                                            5.2         5.4         8.1
   Net proceeds from notes payable                                                                    111.4        32.3        29.6
   Proceeds from issuance of long-term debt                                                           135.2         0.6        11.1
   Repayment of long-term debt                                                                        (96.4)      (47.8)      (24.3)
   Payment of dividends                                                                               (58.9)      (57.8)      (55.2)
                                                                                                     ------------------------------
         Net cash provided by (used in) financing activities                                           28.7      (161.4)      (51.3)
                                                                                                     ------------------------------
   Effect of exchange rate changes on cash, cash equivalents and short-term investments                (2.3)       (1.6)       22.6
                                                                                                     ------------------------------
   Net decrease in cash, cash equivalents and short-term investments                                  (26.8)      (37.9)     (313.5)
                                                                                                     ------------------------------
Cash, Cash Equivalents And Short-Term Investments, Beginning Of Year                                  194.6       232.5       546.0
                                                                                                     ------------------------------
Cash, Cash Equivalents And Short-Term Investments, End Of Year                                       $167.8      $194.6      $232.5
===================================================================================================================================
See Notes To Financial Statements



          Bausch & Lomb Incorporated and Consolidated Subsidiaries       page 37
                                                                         -------

          Notes To Financial Statements
          ----------------------------------------------------------------------
                             Dollar Amounts In Millions -- Except Per Share Data


Note 1:   Accounting Policies

          Principles Of Consolidation The financial statements include all majority-owned U.S. and non-U.S. subsidiaries. Intercompany accounts, transactions and profits are eliminated. The fiscal year is the 52- or 53-week period ending the last Saturday in December. Certain amounts in the prior years' financial statements have been reclassified to conform with the current year's presentation.

          Use Of Estimates The financial statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management with consideration given to materiality. For example, estimates are used in determining valuation allowances for uncollectible accounts receivable, obsolete inventory and deferred income taxes. Actual results could differ from those estimates.

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

          Goodwill Goodwill is amortized on a straight-line basis over periods ranging from 10 to 40 years. The Company evaluates goodwill for impairment at least annually. In completing this evaluation, the Company compares its best estimate of future cash flows, excluding interest costs, with the carrying value of goodwill.

          Revenue Recognition Revenues are generally recognized when products are shipped. The Company has established programs which, under specified conditions, enable customers to return product. The Company establishes liabilities for estimated returns and allowances at the time of shipment. In addition, accruals for customer discounts and rebates are recorded when revenues are recognized.

          Stock-Based Compensation The Company measures compensation cost for its stock-based compensation plans under the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." In accordance with Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," disclosure of compensation costs on the basis of fair value is presented in Note 14 -- Stock Compensation Plans.

          Advertising Expense External costs incurred in producing media advertising are expensed the first time the advertising takes place. Promotional or advertising costs associated with customer support programs are accrued when the related revenues are recognized.

               At December 28, 1996 and December 30, 1995, $5.8 and $6.4 of deferred advertising costs representing production and design costs for advertising to be run in the subsequent fiscal year, were reported as other current assets. Advertising expenses of $241.8, $232.5 and $211.0 were included in the Company's results of operations for 1996, 1995 and 1994, respectively.


page 38   Bausch & Lomb Incorporated and Consolidated Subsidiaries
-------

          Start-Up Costs One-time, incremental out-of-pocket expenditures directly related to and incurred during the start-up phase of major internal projects are deferred and amortized over future periods. Upon conclusion of the start-up period, these costs are amortized on a straight-line basis over periods of no more than three years. Recoverability of these costs is assessed on an ongoing basis and writedowns to net realizable value are recorded as necessary. At December 28, 1996 and December 30, 1995, $4.3 and $9.5 of start-up costs were reported as other assets.

          Investments In Debt And Equity Securities Certain of the Company's other investments are classified as available-for-sale under the terms of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and accordingly, any unrealized holding gains and losses, net of taxes, are excluded from income and recognized as a component of other shareholders' equity until realized. Fair value of the securities is determined based on market prices or using discounted cash flows and investment risk.

          Foreign Currency Translation Assets and liabilities of certain non-U.S. subsidiaries are translated at current exchange rates, and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded in shareholders' equity. Financial results of non-U.S.
          subsidiaries in countries with highly inflationary economies are translated using a combination of current and historical exchange rates and any translation adjustments are included in net earnings, along with all transaction gains and losses for the period.

          Derivative Financial Instruments Derivative financial instruments are utilized to hedge interest rate and foreign exchange risks and are not held or issued for trading purposes.

               Gains and losses on hedges of transaction exposures are included in income in the period in which exchange rates change; those related to hedges of foreign currency firm commitments are deferred and recognized in the basis of the transaction when completed while those on forward contracts hedging non-U.S. equity investments are offset against the currency component in shareholders' equity. The Company also periodically enters into interest rate swap and cap agreements to effectively limit interest rate exposure. Net payments or receipts are accrued into other current assets and accrued liabilities and recorded as adjustments to interest expense or as interest income.

               The Company amortizes premium income or expense incurred by buying or selling foreign exchange and interest rate instruments over the life of the agreements as non-operating income and expense. Gains and losses on terminated swaps are recognized over the remaining life of the underlying obligation as an adjustment to interest income or interest expense.

          Earnings Per Share Earnings per Common share are based on the weighted average number of Common and Class B shares outstanding during the year, adjusted for the assumed conversion of dilutive stock options. In computing the per share effect of assumed conversion, funds which would have been received from the exercise of options are considered to have been used to purchase Common shares at current market prices, and the resulting net additional Common shares are included in the calculation of average Common shares outstanding.


Note 2:   Restructuring Charges

          In June 1996, the Company's board of directors approved plans to restructure portions of the vision care and eyewear operations and certain corporate administration functions. Accordingly, a pre-tax restructuring charge of $15.1 was recorded, the major components of which are summarized in the table following:

          Bausch & Lomb Incorporated and Consolidated Subsidiaries       page 39
                                                                         -------

                                                                    Corporate
                                   Eyewear      Vision Care    Administration     Total
          --------------------------------------------------------------------------------
          Employee separations     $2.5                $4.5              $1.5      $8.5
          Asset writedowns          0.6                 1.1                --       1.7
          Other                     1.9                 3.0                --       4.9
                                   -----------------------------------------------------
                                   $5.0                $8.6              $1.5     $15.1
                                   =====================================================

          A portion of the vision care charge provided for a streamlining of U.S. operations. The remainder of the charge, along with the eyewear charge, provided for the reorganization of European and Asia-Pacific operations, primarily warehousing and logistics. The corporate administration charge provided for the streamlining of certain functions.

               In December 1995, the Company's board of directors approved plans to restructure portions of the eyewear, healthcare and vision care operations, as well as certain corporate administration functions and a pre-tax restructuring charge of $26.7 was recorded. The major components of the restructuring charge are set forth in the table below:

                                                                         Corporate
                                Eyewear   Healthcare  Vision Care   Administration   Total
          --------------------------------------------------------------------------------
          Employee separations    $11.8         $2.1         $ --            $ 2.0   $15.9
          Asset writedowns          3.4          2.2          3.1              1.0     9.7
          Other                     0.6          0.5           --               --     1.1
                                 ---------------------------------------------------------
                                  $15.8         $4.8         $3.1            $ 3.0   $26.7
                                 =========================================================

          The eyewear charge provided for the closure of certain U.S. sunglass manufacturing operations and consolidation of administrative functions in the U.S. commercial business. The healthcare charge provided for the closure of certain animal production facilities in the biomedical operations in North America and Europe, as well as the consolidation of certain administrative functions. The vision care charge provided for costs associated with losses on disposition of assets related to elective strategy changes for the traditional contact lens business. The corporate administration charge provided for the streamlining of corporate operations.

               Asset writedowns primarily related to facilities being closed and losses on disposition of equipment. Other charges included losses under lease and other commitments.

               The following table sets forth the activity in the restructuring reserves through December 28, 1996:

                                                                                          Corporate
                                                Eyewear   Healthcare  Vision Care    Administration   Total
          --------------------------------------------------------------------------------------------------
          Restructuring provisions:
            1995                                  $15.8         $4.8         $3.1              $3.0    $26.7
            1996                                    5.0           --          8.6               1.5     15.1

          Less charges against 1995 reserve:
            Non-cash items                          3.4          2.2          3.1               1.0      9.7
            Cash payments                           5.2          2.6           --               1.0      8.8
          Less charges against 1996 reserve:
            Non-cash items                          0.9           --          1.0                --      1.9
            Cash payments                           0.8           --          2.0               0.7      3.5
                                                ------------------------------------------------------------
          Balance at December 28, 1996            $10.5         $ --         $5.6              $1.8    $17.9
                                                ============================================================

          All actions contemplated at the time of establishing the reserves have been initiated and are expected to be fully completed by June 1997. Reserves remaining at December 28, 1996 primarily represent liabilities for continuing severance payments and are considered to be adequate.

page 40   Bausch & Lomb Incorporated and Consolidated Subsidiaries
-------

Note 3:   Geographic Region And Business Segment Information

          During 1996, the Company realigned its business segments to reflect its strategic emphasis on eye care products.

               The Company's operating results are now reported in four segments: vision care, eyewear, pharmaceuticals and healthcare. The vision care segment includes contact lenses, lens materials and lens care products. The eyewear segment includes sunglasses, optical thin film coating services and products and the sports optics business which was divested in 1995. The pharmaceuticals segment includes prescription pharmaceuticals and over-the-counter (OTC) medications. The healthcare segment includes purpose-bred laboratory animals, specific pathogen-free eggs, skin care products, hearing aids and the oral care and dental implant businesses which were divested in 1996.

               The majority of the Company's products are marketed globally through optical shops, distributors, healthcare practitioners or retailers. Ophthalmic pharmaceuticals and OTC medications are marketed primarily in the U.S. and Europe.

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

               The  following   tables   present   sales  and  other   financial
          information by geographic region and business segment for the years 1996, 1995 and 1994:

          Geographic Region                                    Europe,
                                                           Middle East         Asia-        Canada &
                                                 U.S.         & Africa       Pacific   Latin America     Consolidated
          -------------------------------------------------------------------------------------------------------------
          1996
          Sales to unaffiliated customers    $  976.7         $  494.8        $341.0          $114.3         $1,926.8
          Inter-area sales to affiliates        162.4             75.5          19.7             3.1            260.7
          Operating earnings                     77.1             74.3          35.8             3.6            190.8(1)
          Identifiable assets                 1,204.2          1,090.5         238.3            70.4          2,603.4
                                             ========================================================================
          1995
          Sales to unaffiliated customers    $  997.6         $  471.0        $345.3          $119.0         $1,932.9
          Inter-area sales to affiliates        151.6             79.7          13.0             4.2            248.5
          Operating earnings                     75.8             93.2          43.6            (2.0)           210.6(2)
          Identifiable assets                 1,152.6          1,078.4         244.1            75.0          2,550.1
                                             ========================================================================
          1994
          Sales to unaffiliated customers    $1,045.3         $  414.2        $303.7          $129.5         $1,892.7
          Inter-area sales to affiliates        135.6            101.6           1.6             4.4            243.2
          Operating earnings                     (8.5)            91.9          29.9             6.5            119.8(3)
          Identifiable assets                 1,187.6            918.9         269.3            81.9          2,457.7
                                             ========================================================================

         (1) Includes restructuring charges of $15.1 as follows: U.S., $6.3; Europe, Middle East & Africa, $6.5; Asia-Pacific, $1.9 and Canada & Latin America, $0.4.

         (2) Includes restructuring charges of $26.7 as follows: U.S., $22.9; Europe, Middle East & Africa, $3.3 and Canada & Latin America, $0.5.

         (3) Includes goodwill impairment charge of $75.0 in the U.S. related to the oral care business divested in 1996.

          Bausch & Lomb Incorporated and Consolidated Subsidiaries       page 41
                                                                         -------

               The amounts in the table below have been restated to coincide with the new business segments. Individual product line results comprising each segment have not been restated, and the Company has applied consistent allocation methodologies to determine those results.

          Business Segment

                                                                   Operating                        Identifiable         Capital
                                                 Net Sales          Earnings       Depreciation           Assets    Expenditures
          -----------------------------------------------------------------------------------------------------------------------
          1996
          Vision care                             $  869.1            $182.1             $38.2          $  646.1          $ 61.9
          Eyewear                                    525.1              (5.6)             23.4             461.0            28.6
          Pharmaceuticals                            189.0              28.6               8.4             200.5            14.2
          Healthcare                                 343.6              34.8              16.9             417.6            21.5
          Corporate administration                    --               (49.1)              5.7             878.2             4.1
                                                  ------------------------------------------------------------------------------
                                                  $1,926.8            $190.8(1)          $92.6          $2,603.4          $130.3
                                                  ==============================================================================
          1995
          Vision care                             $  813.7            $158.5             $34.2          $  593.2          $ 38.7
          Eyewear                                    581.4              43.7              25.7             410.1            19.9
          Pharmaceuticals                            181.5              38.5               8.5             196.1            12.7
          Healthcare                                 356.3              30.8              17.9             430.1            14.4
          Corporate administration                    --               (60.9)              2.9             920.6             9.8
                                                  ------------------------------------------------------------------------------
                                                  $1,932.9           $ 210.6(2)          $89.2          $2,550.1          $ 95.5
                                                  ==============================================================================
          1994
          Vision care                             $  749.5            $140.7             $31.3          $  601.7          $ 45.3
          Eyewear                                    649.9              72.6              23.0             471.8            20.4
          Pharmaceuticals                            142.3              24.7               7.4             186.0             5.3
          Healthcare                                 351.0             (74.4)(3)          17.8             423.4            13.3
          Corporate administration                    --               (43.8)              2.9             774.8             0.5
                                                  ------------------------------------------------------------------------------
                                                  $1,892.7            $119.8             $82.4          $2,457.7          $ 84.8
                                                  ==============================================================================

         (1) Includes restructuring charges of $15.1 as follows: vision care, $8.6; eyewear, $5.0; corporate administration, $1.5.

         (2) Includes restructuring charges of $26.7 as follows: vision care, $3.1; eyewear, $15.8; healthcare, $4.8; corporate administration, $3.0.

         (3)   Includes goodwill impairment charge of $75.0.


Note 4:   Supplemental Balance Sheet And Cash Flow Information

          Accounts Receivable The Company has entered into two agreements to sell undivided interests in designated pools of trade accounts receivable. A U.S. agreement for up to $75.0 which originally expired in July 1996 was extended to July 1997. A non-U.S. agreement for up to 3 billion Japanese yen expires in December 1997. At December 28, 1996 and December 30, 1995, approximately $86.8 and $94.5 of receivables, respectively, were sold under these agreements and were reflected as reductions of trade accounts receivable. Fees and discounting expense related to the U.S. agreement were recorded as interest expense and totaled approximately $3.8 in 1996, $4.5 in 1995 and $3.7 in 1994.

               Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, and their dispersion across different businesses and geographic areas.

page 42   Bausch & Lomb Incorporated and Consolidated Subsidiaries
-------

          Inventories
                                                     December 28,  December 30,
                                                             1996         1995
          ---------------------------------------------------------------------

          Raw materials and supplies                       $ 89.4       $ 76.8
          Work in process                                    20.1         21.9
          Finished products                                 238.3        214.9
                                                         ---------------------
                                                            347.8        313.6

          Less allowance for valuation of certain U.S.
          inventories at LIFO                                 8.0          9.3
                                                         ---------------------
                                                           $339.8       $304.3
                                                         =====================
          Inventories valued using LIFO                    $ 74.9       $ 69.1
                                                         =====================

          Property, Plant And Equipment
                                                     December 28,  December 30,
                                                             1996         1995
          ----------------------------------------------------------------------
          Land                                           $   22.1     $   22.1
          Leasehold improvements                             33.1         33.7
          Buildings                                         403.7        397.0
          Machinery and equipment                           689.7        630.0
                                                         ---------------------
                                                          1,148.6      1,082.8
          Less accumulated depreciation                     581.9        532.4
                                                         ---------------------
                                                         $  566.7     $  550.4
                                                         =====================

          Cash Flow Information Payments of interest in 1996, 1995 and 1994 were $48.6, $44.6 and $39.8, respectively. Payments of income taxes during those years were $89.9, $96.7 and $69.8, respectively.


Note 5:   Other Investments

          In 1995, the Company invested 219 million Netherlands guilders (NLG) approximating $136.0 in securities issued by a subsidiary of a triple-A rated financial institution. The issuer's investments are restricted to high quality short-term investments and government obligations and the issuer reinvests all of its income. At December 28, 1996, the average U.S. dollar rate of return was 5.38%, including the effects of foreign currency transactions which effectively hedge the currency risk and convert the NLG income to a U.S. dollar rate of return. The Company has the right to call for redemption of the shares held each quarter at net asset value. In the event this right is not exercised, the triple-A rated financial institution has the right to put the shares it owns to the Company in March and June 2003.

               In 1994, the Company invested $425.0 in securities issued by a subsidiary of a double-A rated financial institution. The securities rank senior to all other classes of the issuer's equity and rank junior to the secured and unsecured liabilities of the issuer, including subordinated debt obligations, and are neither payable upon demand nor have a fixed maturity. The securities pay quarterly cumulative dividends at a variable LIBOR-based rate. At December 28, 1996, this rate was 5.00%. The issuer holds a call option on the

          Bausch & Lomb Incorporated and Consolidated Subsidiaries       page 43
                                                                         -------
          securities, exercisable upon 180 days notice. The securities will become freely transferable in approximately seven years. At that time, the dividend rate will be reset, if necessary, to ensure that the market value of the securities is equal to par value. As of December 28, 1996, an $11.8 net unrealized foreign currency loss related to this investment has been recorded in equity.

               Management  believes  that  overall  the  investments  are  fully
          recoverable,   based  on  the  high  quality  and   stability  of  the
          institutions, however, the investments are subject to equity risks.


Note 6:   Provision For Income Taxes

          An analysis of the components of earnings before income taxes and minority interest and the related provision for income taxes is presented below:


                                                                    1996         1995         1994
          ------------------------------------------------------------------------------------------
          Earnings before income taxes and minority interest:
            U.S                                                   $ 42.0        $ 64.4       $ (3.6)
            Non-U.S                                                126.9         147.4        119.9
                                                                  ---------------------------------
                                                                  $168.9        $211.8       $116.3
                                                                  =================================
          Provision for income taxes:
          Federal
            Current                                               $ (3.2)       $ 57.1       $ (7.3)
            Deferred                                                13.9         (27.5)        28.3
          State
            Current                                                  4.4          12.3         (2.1)
            Deferred                                                 2.0          (6.2)         5.6
          Foreign
            Current                                                 48.4          47.1         27.5
            Deferred                                                (1.8)         (4.7)         9.1
                                                                  ---------------------------------
                                                                  $ 63.7        $ 78.1       $ 61.1
                                                                  =================================

          Deferred taxes recognize the impact of temporary differences between the amounts of assets and liabilities recorded for financial statement purposes and such amounts measured in accordance with tax laws and are detailed below. Realization of the tax loss and credit carryforwards, which expire between 1997 and 2011, is contingent on future taxable earnings. Valuation allowances have been recorded for these and other asset items which may not be realized.


page 44   Bausch & Lomb Incorporated and Consolidated Subsidiaries
-------

                                                                 December 28, 1996         December 30, 1995
------------------------------------------------------------------------------------------------------------

                                                                Assets  Liabilities       Assets  Liabilitie
                                                                --------------------------------------------
          Current:
            Employee benefits and compensation                  $ 17.6       $ --         $ 19.8      $  --
            Inventories                                           28.0         --           34.3         --
            Tax loss and credit carryforwards                      1.2         --            1.5         --
            Restructuring accruals                                 6.6         --           11.4         --
            Sales and allowance accruals                          19.6         --           20.1         --
            Legal/litigation accruals                              8.6         --            8.4         --
            Unrealized foreign exchange transactions               1.8        8.6            1.4         --
            State and local income tax                             0.4        7.4            1.0        7.0
            Other accruals                                         9.4         --            8.0         --
                                                                -------------------------------------------
              Total current                                       93.2       16.0          105.9        7.0
                                                                -------------------------------------------
          Non-current:
            Depreciation and amortization                          0.6       56.7            0.2       62.0
            Employee benefits                                     40.0        0.6           42.5         --
            Unrealized foreign exchange transactions                --        8.4            4.0         --
            Other accruals                                          --        4.2             --        4.4
            Tax loss and credit carryforwards                     29.8         --           31.8         --
            State and local income tax                              --        1.8             --        1.9
            Valuation allowance                                  (27.3)        --          (26.5)        --
                                                                -------------------------------------------
              Total non-current                                   43.1        71.7          52.0       68.3
                                                                -------------------------------------------
          Deferred income taxes                                 $136.3       $87.7        $157.9      $75.3
                                                                ===========================================

          Reconciliations of the statutory U.S. federal income tax rate to effective tax rates were as follows:

                                                                      1996             1995            1994
          --------------------------------------------------------------------------------------------------
          Statutory U.S. tax rate                                    35.0%             35.0%           35.0%
          Goodwill impairment charge with no income tax benefit      --                --              22.6
          Goodwill amortization                                       1.0               1.0             2.2
          Rate differential for Subpart F income                      5.3               5.3             2.4
          State income taxes, net of federal tax benefit              2.5               1.9             2.0
          Difference between non-U.S. and U.S. tax rates             (2.4)             (4.4)           (2.9)
          Effect of enacted changes in non-U.S. tax rates            --                --              (1.7)
          Foreign Sales Corporation tax benefit                      (1.8)             (1.2)           (2.2)
          Other                                                      (1.9)             (0.7)           (4.8)
                                                                    ----------------------------------------
          Effective tax rate                                         37.7%             36.9%           52.6%
                                                                    ========================================


          At December 28, 1996, earnings considered to be permanently reinvested in non-U.S. subsidiaries totaled approximately $749.0. Deferred income taxes have not been provided on these earnings, as the Company does not plan to initiate any action that would require the payment of income taxes. It is not practicable to estimate the amount of additional tax that might be payable on these undistributed foreign earnings.

         Bausch & Lomb Incorporated and Consolidated Subsidiaries       page 45
                                                                        -------

Note 7:   Debt

          Short-term debt at December 28, 1996 and December 30, 1995 consisted of $366.3 and $262.0 in U.S. commercial paper and promissory notes issued to banks and $27.8 and $22.5 in non-U.S. borrowings, respectively. To support its liquidity requirements, the Company maintains U.S. revolving credit agreements with 364-day credit terms totaling $290.0, however, no debt was outstanding under these agreements at December 28, 1996. A commitment fee at a rate of 0.05% was charged on the unused portion in 1995 and 1996. The interest rate under the agreements is at the prime rate, or, at the Company's option, a mutually acceptable market rate. The Company also currently maintains unused U.S. bank lines of credit amounting to approximately $32.0. Compensating balance arrangements are not material.

               The Company has entered into two seven-year interest rate swap agreements, each in notional amounts of $100.0, which convert $200.0 of U.S. commercial paper into fixed-rate obligations with an effective interest rate of 6.48%. The swaps will terminate on January 1, 2002.

               Average short-term interest rates, which include the effect of the interest rate swap agreements, were 5.8% and 6.3% at year end 1996 and 1995, respectively. The maximum amount of short-term debt at the end of any month was $472.0 in 1996 and $297.2 in 1995. Average month-end borrowings were $405.8 in 1996 and $252.4 in 1995. The components of long-term debt were:

                                                                                    December 28,   December 30,
                                                                                            1996          1995
          -----------------------------------------------------------------------------------------------------
          Fixed-rate notes payable:
           Notes due in 1996                                                              $   --       $ 94.8
           Notes due in 1997                                                                85.0         85.0
           Notes due in 1999                                                                26.3           --
           Notes due in 2001 or 2026                                                       100.0           --
           Notes due in 2003                                                                85.0         85.0
           Other                                                                            12.2          9.2
          Industrial Development Bonds due in 2015                                           8.5          8.5
          Other                                                                              7.3          7.5
                                                                                     ------------------------
                                                                                           324.3        290.0
          Less current portion                                                              88.0         99.0
                                                                                     ------------------------
                                                                                          $236.3       $191.0
                                                                                     ========================

          During 1996, $100.0 notes were issued under the Company's $300.0 medium-term note program at a fixed rate of 6.56%. The holders, at their option, may put these notes back to the Company in 2001; otherwise the notes mature in 2026. The notes maturing in 1999 relate to borrowings of 3 billion Japanese yen at interest rates ranging from 2.21% to 2.28%.

               Interest rate swap agreements on the $85.0 notes due in each of the years 1997 and 2003 effectively convert the notes to floating-rate obligations with an interest rate based on the one-month U.S. composite commercial paper rate. At December 28, 1996 this rate was 5.7%. The interest rate on the Industrial Development Bonds, which was 4.7% at December 28, 1996, varies based on the prime rate and prevailing market conditions.

               Interest rate swap agreements on long-term debt issues resulted in a reduction in the long-term effective interest rate from 6.0% to 5.5% in 1996 and from 6.0% to 5.4% in 1995. Long-term borrowing maturities during the next five years are $88.0 in 1997, $1.7 in 1998, $27.9 in 1999, $1.6 in 2000 and $108.3 in 2001.


page 46  Bausch & Lomb Incorporated and Consolidated Subsidiaries
-------

Note 8:   Operating Leases

          The Company leases land, buildings, machinery and equipment under noncancelable operating leases. Total annual rental expense for 1996, 1995 and 1994 amounted to $26.8, $28.0 and $27.1, respectively.

               Minimum future rental commitments having noncancelable lease terms in excess of one year aggregate $136.9 as of December 1996 and are payable as follows: 1997, $21.1; 1998, $16.4; 1999, $11.7; 2000,
          $9.0; 2001, $8.6 and beyond, $70.1.

               During 1995, the Company entered into a seven-year variable rate operating lease on an office facility in Rochester, New York, with an associated residual value guarantee in an amount not to exceed $54.6. At December 1996, estimated annual rent payments under the agreement approximated $4.9.


Note 9:   Employee Benefits

          The Company sponsors several retirement plans which, in the aggregate, cover substantially all U.S. employees and employees in certain other countries. In general, retirement benefits are based on years of service and the employee's compensation near retirement. Certain non-U.S. pension arrangements also provide termination indemnity payments. Contributions to the Company's major U.S. plan meet ERISA minimum funding requirements. The plan's investments consist primarily of equity securities, corporate bonds, U.S. government issues and cash and cash equivalents. The Company also sponsors defined contribution plans and participates in government-sponsored programs in certain non-U.S. locations.

               In addition to retirement plans, the Company sponsors a participatory defined benefit postretirement plan providing medical and life insurance benefits to a majority of its U.S. employees. The plan provides benefits to retirees who have attained age 55 with ten years of service, their spouses and certain employees on disability. The Company has established a Voluntary Employee Benefit Association trust to provide for payment of these benefits. Annual contributions of $5.0 were made to the trust in 1996, 1995 and 1994. The trust's investments consist primarily of participating insurance contracts. The Company intends to continue a program of prefunding for these benefits on an annual basis, but the amount of any future contributions is discretionary. The Company also provides postretirement benefits to employees at a number of its non-U.S. locations in accordance with local statutory requirements. Such benefits are generally provided through government-sponsored plans.

               In addition, the Company sponsors supplemental defined benefits retirement plans for certain key employees. These plans are unfunded. The pension liability associated with these plans has generally been determined using the same actuarial methods and assumptions as those used for the Company's qualified plans. The annual cost of these plans has been included in the net periodic pension cost shown below and totaled $1.2 in 1996, $0.9 in 1995 and $0.9 in 1994. The projected benefit obligation relating to these unfunded plans at year end was $7.7 in 1996 and $6.1 in 1995.

               Plan assets and the projected benefit obligations have been measured as of December for each period. Net periodic pension and postretirement benefit costs have been determined using assumptions as of the beginning of each year. The overall increase in net periodic pension costs was attributable to a curtailment charge incurred as a result of the Company's restructuring efforts, and a discretionary increase in benefits, offset by a reduction in participants and favorable plan experience. The decrease in postretirement benefit expense was attributable to changes in assumptions for discount and medical care cost trend rates, population experience and favorable medical claims experience, as well as a curtailment credit.

         Bausch & Lomb Incorporated and Consolidated Subsidiaries       page 47
                                                                        -------

               The components of net periodic pension cost and U.S. net periodic postretirement cost are presented below:

                                                            1996                       1995                         1994
                                                     ------------------------------------------------------------------------------
                                                      U.S.       Non-U.S.         U.S.       Non-U.S.          U.S.       Non-U.S.
                                                     Plans         Plans         Plans          Plans         Plans          Plans
          -------------------------------------------------------------------------------------------------------------------------
          Retirement Plans
          Service cost -- benefits earned
            during the period                        $ 6.5          $ 2.1         $ 5.4          $ 2.1         $ 6.8          $ 2.0
          Interest cost on projected
            benefit obligation                        11.8            1.9          10.9            1.8          10.3            1.6
          Actual return on plan assets               (20.6)          (2.7)        (26.3)          (1.9)          0.7            0.7
          Charges due to curtailment                   1.0             --            --             --            --             --
          Net amortization and deferral               10.0            1.4          17.7            1.0          (9.7)          (1.7)
                                                     ------------------------------------------------------------------------------
          Net periodic pension cost                  $ 8.7          $ 2.7         $ 7.7          $ 3.0         $ 8.1          $ 2.6
                                                     ==============================================================================

          Other Postretirement Benefits
          Service cost -- benefits earned
            during the period                        $ 1.9                        $ 1.9                        $ 2.6
          Interest cost on accumulated
            benefit obligation                         6.0                          6.0                          6.5
          Actual return on plan assets                (1.9)                        (2.9)                         1.1
          Credits due to curtailment                  (0.9)                          --                           --
          Net amortization and deferral               (2.0)                        (0.3)                        (2.5)
                                                     ------------------------------------------------------------------------------
          Net periodic postretirement
            benefit cost                             $ 3.1                        $ 4.7                        $ 7.7
                                                     ==============================================================================

          Key economic assumptions used in developing the projected benefit obligations for the Company's major U.S. and non-U.S. retirement plans and U.S. postretirement plans at year end were as follows:


                                                           1996                      1995                           1994
                                                     ------------------------------------------------------------------------------
                                                       U.S.      Non-U.S.         U.S.     Non-U.S.              U.S.     Non-U.S.
                                                      Plans         Plans        Plans        Plans             Plans        Plans
          -------------------------------------------------------------------------------------------------------------------------
          Discount rate                              7.75%     5.5-8.0%            7.75%     5.5-8.0%            8.25%     5.5-8.0%
          Rate of increase in
            compensation levels                       5.0%     3.7-6.5%             5.0%     4.2-6.5%             5.0%     4.2-6.5%
          Expected long-term rate
            of return on plan assets             9.0-10.0%     2.5-9.0%        9.0-10.0%     5.5-9.0%        9.0-10.0%     5.5-9.0%
          Medical care cost trend rate               10.0%                         11.0%                         12.0%
                                                     ==============================================================================

          In December 1995, the Company elected to revise its assumptions for all U.S. plans in recognition of lower long-term interest rates. The discount rate was lowered from 8.25% to 7.75%. The medical care cost trend rate will decrease one percent per year to 6.0% in the year 2000 for future valuations, and has a significant effect on the expense reported. For example, a 1% increase in the medical care cost trend rate would have increased the aggregate of the service and the interest cost components of net periodic postretirement benefit cost by approximately $1.0 or 13% in 1996.

page 48   Bausch & Lomb Incorporated and Consolidated Subsidiaries
-------

               The following tables set forth the funded status and amounts recognized in the Company's consolidated balance sheet:

          Retirement Plans

                                                                            December 28, 1996                December 30, 1995
                                                                          ----------------------------------------------------------
                                                                              Over           Under             Over           Under
                                                                            Funded          Funded           Funded          Funded
           -------------------------------------------------------------------------------------------------------------------------
           Actuarial present value of benefit obligations:
             Vested benefits                                                $22.2           $144.8           $17.6           $136.6
             Non-vested benefits                                              0.6              3.5             0.7              3.9
                                                                          ----------------------------------------------------------
           Accumulated benefit obligation                                    22.8            148.3            18.3            140.5
           Effect of projected future salary increases                       13.2             12.4             9.5             15.7
                                                                          ----------------------------------------------------------
           Projected benefit obligation                                      36.0            160.7            27.8            156.2
           Plan assets at fair value                                         43.1            129.5            32.7            119.4
                                                                          ----------------------------------------------------------
           Projected benefit obligation (less than)
             in excess of plan assets                                        (7.1)            31.2            (4.9)            36.8
           Unrecognized net gain (loss) from past
             experience different from that assumed                          10.4             (1.4)            3.2             (6.4)
           Unrecognized prior service costs                                  (0.2)           (15.0)             --            (13.4)
           Unrecognized net transition obligation                            (1.7)            (3.4)             --             (6.4)
           Additional liability                                                --              7.4              --             11.3
                                                                          ----------------------------------------------------------
           Accrued pension liability                                        $ 1.4           $ 18.8           $(1.7)          $ 21.9
                                                                          ==========================================================


          Other Postretirement Benefits
                                                                                                         December 28,   December 30,
                                                                                                                 1996          1995
          --------------------------------------------------------------------------------------------------------------------------
          Actuarial present value of postretirement benefit obligations:
            Retirees                                                                                            $54.2         $54.3
            Active, eligible participants                                                                         9.0           6.8
            Other active participants                                                                            18.2          21.5
                                                                                                                -------------------
          Accumulated benefit obligation                                                                         81.4          82.6
          Plan assets at fair value                                                                              23.3          16.5
                                                                                                                -------------------
          Accumulated benefit obligation in excess of plan assets                                                58.1          66.1
          Unrecognized prior service cost                                                                         1.8           2.0
          Unrecognized net gain                                                                                  33.1          31.8
                                                                                                                -------------------
          Accrued postretirement benefit liability                                                              $93.0         $99.9
                                                                                                                ===================

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

               Increasing the assumed medical care cost trend rates by one percentage point would have increased the accrued postretirement benefit liability as of December 28, 1996 by approximately $8.5 or 10%. This reflects the significant effect this assumption has on the calculation of the obligation.


          Bausch & Lomb Incorporated and Consolidated Subsidiaries       page 49
                                                                         -------

Note 10: Minority Interest

          Four wholly-owned subsidiaries of the Company have contributed operating and financial assets with an estimated market value of $1,006.0 to a limited partnership, in exchange for an aggregate 72%
          general and limited partnership interest. An outside investor contributed $400.0 in cash to the partnership in exchange for a 28% limited partnership interest. A wholly-owned subsidiary of the Company manages the activities of the partnership. This transaction did not result in any gain or loss for the Company.

               The partnership is a separate legal entity from the Company whose purpose is to own and manage a portfolio of assets. Those assets include portions of the Company's biomedical operations, those used for the manufacture and sale of rigid gas permeable contact lens materials and lens care solutions, cash and cash equivalents, a long-term note guaranteed by the Company and certain floating-rate demand notes due from certain of the Company's subsidiaries. For financial reporting purposes, the assets, liabilities and earnings of the partnership entities have continued to be included in the Company's consolidated financial statements. The outside investor's limited partnership interest in the partnership has been recorded as minority interest.


Note 11: Shareholders' Equity


          At December 28, 1996, 10,000 shares of 4% Cumulative Preferred stock, 25 million shares of Class A Preferred stock, 15 million shares of Class B stock and 200 million shares of Common stock were authorized. The Company issues treasury shares to fulfill its obligations under its stock option plans. The difference between the cost of treasury shares issued and the option price is charged to capital in excess of par value.


page 50   Bausch & Lomb Incorporated and Consolidated Subsidiaries
-------

          Changes in shareholders equity accounts are sumarized below:

                                           Common And Class B                 Treasury              Other Shareholders' Equity
                                          ------------------------------------------------------------------------------------
                                                                                                                    Net
                                                              Capital In                                     Unrealized  Cumulative
                                           Shares              Excess Of     Shares               Unearned    Losses On  Translation
                                           (000s)     Amount   Par Value     (000s)    Amount  Compensation Investments   Adjustment
------------------------------------------------------------------------------------------------------------------------------
    Balance at December 25, 1993           61,135    $  24.2     $  88.1    (2,016)  $ (83.7)       $    --     $    --        $ 8.9
    Shares issued under stock option
      plans and restricted stock awards       136         --         5.8       298      10.0           (3.2)         --           --
    Repurchase of Common and
    Class B stock                              --         --          --      (561)    (20.6)            --          --           --
    Foreign currency
      translation adjustment                   --         --          --        --        --             --          --         38.7
                                          --------------------------------------------------------------------------------------
    Balance at December 31, 1994           61,271       24.2        93.9    (2,279)    (94.3)          (3.2)         --         47.6
    Shares issued under stock option
      plans and restricted stock awards       196         --        13.9       298       9.7          (10.3)         --           --
    Repurchase of Common
      and Class B stock                        --         --          --    (2,545)    (94.1)            --          --           --
    Amortization of unearned
      compensation                             --         --          --        --        --            4.3          --           --
    Foreign currency
      translation adjustment                   --         --          --        --        --             --          --         37.5
                                          --------------------------------------------------------------------------------------
    Balance at December 30, 1995           61,467       24.2       107.8    (4,526)   (178.7)          (9.2)         --         85.1
    Net shares (canceled) issued
      under stock option plans
      and restricted stock awards            (118)        --       (11.7)      428      15.5           (1.6)         --           --
    Repurchase of Common
      and Class B stock                        --         --          --    (1,847)    (67.3)            --          --           --
    Foreign currency
      translation adjustment                   --         --          --        --        --             --          --          4.9
    Unrealized holding loss on
      other investments                        --         --          --        --        --             --       (11.8)          --
                                          --------------------------------------------------------------------------------------
    Balance at December 28, 1996           61,349    $  24.2     $  96.1    (5,945)  $(230.5)       $ (10.8)    $ (11.8)       $90.0
                                          ======================================================================================

          From 1987 to 1995, the board of directors authorized the repurchase, at management's discretion, up to a total of 8 million of the Company's issued shares of Common stock. Through 1996, the total number of shares authorized for repurchase under this program has been purchased. In December 1996, the board of directors authorized the repurchase of an additional 250,000 shares, none of which were purchased prior to year end.

               Unearned compensation relates to awards of restricted stock and is recorded at the date of award based on the market value of the shares and is amortized to expense as stock performance goals are met over the applicable vesting period.


          Bausch & Lomb Incorporated and Consolidated Subsidiaries       page 51
                                                                         -------

               In 1988, the Company's  board of directors  approved the adoption of a shareholder rights plan, in which preferred share purchase rights were distributed as a dividend at the rate of one right for each outstanding share of the Company's Common and Class B stock. Common and Class B shares issued subsequent to the adoption of the rights plan automatically have preferred share purchase rights attached to them. Under certain circumstances each right entitles shareholders to purchase one two-hundredth of a share of Series A Preferred stock, par value $1.00 per share. The rights may become exercisable under certain circumstances involving actual or potential acquisitions of 20% or more of the outstanding Common and Class B stock by a person or group. The board of directors may substitute common stock equivalent preferred shares for Common shares for the exercise of stock purchase rights. Until the rights become exercisable, they have no dilutive effect on earnings per Common share. The rights, which are non-voting, expire on July 1, 1998 and may be redeemed by the Company at a price of one-half cent per right at any time prior to the acquisition by a person or group of 20% of the outstanding shares of the Company's Common and Class B stock. In the event a person or group has acquired 20%, but not more than 50%, of such shares, the Company may redeem the rights of each holder, other than the acquirer, in exchange for either one share of Common stock or one two-hundredth of a share of Series A Preferred stock.


Note 12: Fair Value Of Financial Instruments

          The carrying amount of cash, cash equivalents and short-term investments and notes payable approximates fair value because their maturity is generally less than one year in duration. The Company places its cash, cash equivalents and short-term investments with financial institutions and limits the amount of credit exposure with any one financial institution to between $25.0 and $50.0, based on the credit rating and asset size of the institution. The Company's remaining financial instruments consisted of the following:

                                                                                          December 28, 1996       December 30, 1995
                                                                                     -----------------------------------------------
                                                                                      Carrying         Fair    Carrying        Fair
                                                                                         Value        Value       Value       Value
          --------------------------------------------------------------------------------------------------------------------------
          Nonderivatives:
            Other investments                                                           $ 560.3      $560.3     $ 561.2     $ 561.2
            Long-term debt, including current portion                                   $(324.3)    $(320.9)    $(289.9)    $(298.2)
                                                                                     ===============================================
          Derivatives  held  for  purposes  other  than  trading:
            Foreign exchange instruments:
              Other current assets                                                      $  28.3                 $   7.9
              Accrued liabilities                                                         (10.4)                  (11.8)
                                                                                     -----------------------------------------------
            Net foreign exchange instruments                                            $  17.9      $ 26.9     $  (3.9)    $  (0.4)
                                                                                     ===============================================
            Interest rate instruments:
              Other current assets                                                      $  14.9                  $ 10.2
              Accrued liabilities                                                         (12.9)                  (10.6)
                                                                                     -----------------------------------------------
            Net interest rate instruments                                               $   2.0      $  5.4     $  (0.4)    $ (13.6)
                                                                                     ===============================================

          Fair value of other investments was determined based on contract terms and an evaluation of expected cash flows and investment risk. Fair value for long-term debt was estimated using either quoted market prices for the same or similar issues or the current rates offered to the Company for debt with similar maturities. The fair value for foreign exchange and interest rate instruments was determined based upon a model which estimates the fair value of these items using market rates at year end or was based upon quoted market prices for similar instruments with similar maturities.


page 52   Bausch & Lomb Incorporated and Consolidated Subsidiaries
-------

Note 13: Derivative Financial Instruments

          Foreign Exchange Risk Management The Company enters into foreign exchange forward and purchased option contracts primarily to hedge foreign currency transactions and equity investments in non-U.S. subsidiaries. To a much lesser extent, the Company hedges firm commitments, primarily for purchases of inventory. Gains and losses on the contracts offset exposures being hedged. Deferred gains and losses totaled less than $0.5 at December 28, 1996 and December 30, 1995 and are expected to be recognized within one year. Until recognized, the amounts have been recorded as other current assets or accrued liabilities.

               At December 28, 1996 the Company hedged exposures aggregating $1,434.1 by entering into forward exchange and option contracts requiring purchases of $818.0 U.S. dollar equivalent currencies and sales of $616.1 U.S. dollar equivalent currencies. At December 30, 1995 the aggregate exposures hedged were $1,239.0 with hedging accomplished through buying and selling $989.0 and $250.0, respectively, of U.S. dollar equivalent currencies. For both 1996 and 1995, the foreign currencies purchased were primarily Irish pounds, Singapore dollars and Swiss francs; the currencies sold were, for 1996, primarily German marks, Netherlands guilders and Singapore dollars, and for 1995, Singapore dollars and German marks. The percentage of hedging activity related to assets and liabilities was 57% and 63% at year end 1996 and 1995, respectively. Hedges of equity investments in non-U.S. subsidiaries comprised a majority of the remaining hedging activity. The forward exchange contracts have varying maturities with none exceeding two years. Net settlements are generally made at contract maturity based on rates agreed to at contract inception.

               The Company selectively hedges foreign currency transaction and commitment exposures arising in countries with hyperinflationary economies, restrictive exchange controls or underdeveloped currency markets because hedging all such exposures is not cost effective. The estimated notional amount of such exposures that remained unhedged at December 28, 1996 was $5.6.

               Amortization of premiums or discounts on foreign exchange instruments, primarily Irish pound contracts, resulted in income of approximately $3.6 and $0.7 for 1996 and 1995, respectively. The increase in 1996 reflects the impact of new hedges of investments in certain subsidiaries offset by lower premiums on Irish pound contracts caused by the narrowing differential between U.S. and Irish interest rates. The Company estimates that a 50 basis point net move in either U.S. or Irish interest rates would have impacted annualized pre-tax income in 1996 by approximately $2.8.

               Carrying value as presented in the table in Note 12 -- Fair Value Of Financial Instruments does not reflect unrecognized net premium income totaling $5.4 in 1996 and $0.8 in 1995. Including these
          amounts,   outstanding  foreign  exchange  contracts  were  in  a  net unrealized positive cash flow position of approximately $23.3 at December 28, 1996 and a net unrealized negative cash flow position of $3.2 at December 30, 1995. The Company estimates that for 1996 this net cash flow position, which is highly sensitive to movements in exchange rates, would change by approximately $40.0 for each ten-cent move in the U.S. dollar to Irish pound exchange rate. The potential for periodic cash outflows from maturing or terminated foreign exchange and option contracts are not of sufficient magnitude to adversely impact the Company's liquidity requirements.

          Interest Rate Risk Management The Company uses interest rate swap agreements to balance its floating-rate assets and floating-rate liabilities and commitments. To the extent this strategy is successful the Company effectively insulates itself from interest rate risk since the net effect on financial results would be negligible. The following is a summary of the Company's interest rate swap agreements by major type:


          Bausch & Lomb Incorporated and Consolidated Subsidiaries       page 53
                                                                         -------

                                                                              December 28,        December 30,           Maturities
                                                                                      1996                1995              Through
         ---------------------------------------------------------------------------------------------------------------------------
          Receive fixed swaps--notional amount                                     $550.0              $550.0                 2003
            Average receive rate                                                5.60-6.58%          5.60-6.58%
            Average pay rate                                                    5.63-5.68%          5.69-5.84%

          Pay fixed swaps--notional amount                                         $265.0              $265.0                 2002
            Average pay rate                                                    6.48-7.29%          6.48-7.25%
            Average receive rate                                                5.59-5.68%          5.63-5.84%

          Floating/floating swap--notional amount                                  $132.0              $126.3                 2000
            Pay rate (NLG)                                                           2.65%               3.45%
            Receive rate (USD)                                                       5.34%               5.47%
                                                                                ===================================================



          The variable-rate portions of the swaps in the above table are based on either three-month LIBOR or the one-month U.S. composite commercial paper rate at December 28, 1996 and December 30, 1995. Changes in these rates would change the above disclosures and future cash flows.

               At December 28, 1996 and December 30, 1995 the Company had outstanding an interest rate cap with a notional amount of NLG 15.5 million which protects the Company from exposures to rising NLG interest rates.

          Credit Risk The Company is exposed to credit risk to the extent of non-performance by counterparties to the foreign currency contracts and interest rate swaps discussed above. The credit ratings of the counterparties, which consist of a diversified group of major financial institutions, are regularly monitored and thus credit loss arising from counterparty non-performance is not anticipated.


Note 14: Stock Compensation Plans

          The Company sponsors several stock-based compensation plans, all of which are accounted for under the provisions of APB Opinion No. 25. Accordingly, no compensation cost has been recognized for the Company's fixed stock option plans or its employee stock purchase plan. The compensation expense relating to stock awards in 1996, 1995 and 1994 was $1.3, $5.6 and $1.4, respectively. Had compensation expense for all types of the Company's stock-based compensation been determined consistent with SFAS No. 123, the Company's net income would have been $78.9 and $110.5 in 1996 and 1995, respectively, compared with the reported earnings of $83.1 and $112.0. Earnings per share would have been $1.40 and $1.91 in 1996 and 1995, as compared to reported earnings per share of $1.47 and $1.94.

          Stock Options The Company issues stock options which vest ratably over three years and expire ten years from the grant date. Vesting is contingent upon continued employment with the Company.

               For purposes of this disclosure, the fair value of each fixed option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1996 and 1995, respectively: expected option terms of five years for both periods; expected stock volatility of approximately 25.0% for both periods; expected dividend yields of 2.42% and 2.17% and risk-free interest rates of 6.11% and 5.39%. The weighted average fair value of options granted was $9.34 in 1996 and $10.45 in 1995.


page 54   Bausch & Lomb Incorporated and Consolidated Subsidiaries
-------

               A summary of the status of the Company's fixed stock option plans at year end 1996, 1995 and 1994 is presented below:

                                                  1996                             1995                            1994
                                       ---------------------------------------------------------------------------------------------

                                                        Weighted                          Weighted                          Weighted
                                                         Average                           Average                           Average
                                       Number Of  Exercise Price         Number Of  Exercise Price         Number Of  Exercise Price
                                          Shares       Per Share            Shares       Per Share            Shares       Per Share
           -------------------------------------------------------------------------------------------------------------------------
           Outstanding at
             beginning of year         4,425,599          $40.84         3,891,276          $40.50         3,905,553          $40.87
           Granted                     1,253,323           35.86         1,181,585           40.98           432,485           34.55
           Exercised                    (204,418)          27.40          (207,184)          26.26          (197,882)          26.75
           Forfeited                    (444,928)          43.60          (440,078)          44.92          (248,880)          46.13
                                       ---------------------------------------------------------------------------------------------
           Outstanding at
             year end                  5,029,576          $39.90         4,425,599          $40.84         3,891,276          $40.50
                                       =============================================================================================
           Options exercisable
             at year end               3,028,610                         2,661,110                         2,529,108
                                       =============================================================================================

               The following represents additional information about fixed stock options outstanding at December 28, 1996:

                                    Options Outstanding                                           Options Exercisable
          ----------------------------------------------------------------------------------------------------------------------
                                                    Weighted Average
                 Range Of                Number            Remaining  Weighted Average             Number       Weighted Average
          Exercise Prices        Outstanding At     Contractual Life   Exercise Price      Exercisable At         Exercise Price
                Per Share     December 28, 1996               Years         Per Share   December 28, 1996              Per Share
          ----------------------------------------------------------------------------------------------------------------------
                $16 to 25               208,787                  1.2          $21.72              208,787                $21.72
                 26 to 35             1,840,228                  7.6           34.60              690,955                 33.48
                 36 to 45             1,601,653                  7.2           41.31              749,960                 42.07
                 46 to 55             1,378,908                  6.2           48.10            1,378,908                 48.10
          ----------------------------------------------------------------------------------------------------------------------
                $16 to 55             5,029,576                  6.8          $39.90            3,028,610                $41.15
          ----------------------------------------------------------------------------------------------------------------------

          Stock Awards The Company issues restricted stock awards to directors, officers and other key personnel. These awards have vesting periods up to three years with vesting criteria including attainment of certain stock price performance goals, satisfactory job performance and continued employment until applicable vesting dates. Compensation expense is recorded based on the applicable vesting criteria and, for those awards with performance goals, as such goals are met. In 1996, 1995 and 1994, 139,052, 401,522 and 87,205 such awards were granted at weighted average market values of $38.43, $45.02 and $37.35 per share, respectively.

          Bausch & Lomb Incorporated and Consolidated Subsidiaries       page 55
                                                                         -------

Note 15: Litigation

          In June 1994, five separate shareholder actions against the Company and its former Chief Executive Officer and Chairman, Daniel Gill, were filed in the Western and Southern Districts of New York and an additional action, naming the Company, Mr. Gill and four other officers was filed in January 1995, alleging that the Company artificially inflated the value of its stock by making false and misleading statements about expected financial results. In September 1995, the parties agreed to consolidate the actions and plaintiffs have filed a third-amended consolidated complaint. Plaintiffs seek to represent two classes, including all persons who purchased stock during a nine-month period prior to a June 3, 1994 announcement that the Company was undertaking efforts to rebalance distributor inventories, and all shareholders who purchased shares between June 4, 1994 and January 25, 1995. In October 1996, the court denied in substantial part the Company's and the individual officers' motions to dismiss. The Company and individual officers have filed motions for reconsideration of the October 1996 order or, in the alternative, certification of the order pursuant to 28 U.S.C. ss. 1292 (b). Discovery has not yet commenced in this consolidated action. A motion by plaintiffs to certify the alleged class is pending. The Company is vigorously defending itself against these claims.

               On December 28, 1994, following an article in Business Week magazine questioning the Company's accounting treatment of a fourth quarter 1993 sales program initiated by the Contact Lens Division, the Company received a request from the Securities and Exchange Commission
          (SEC) for information in connection with an inquiry being conducted by the SEC. Since then, the Company has received additional requests for information from the SEC staff, including those with respect to the Company's accounting for sunglass sales in its Asia-Pacific Division in the period from late 1992 through early 1994. The Company has provided documents and Company personnel have testified. The Company is cooperating with the SEC's continuing investigation and is unable to predict the outcome of this proceeding. An adverse outcome could result in the filing of civil proceedings by the SEC against the Company seeking injunctive relief, or administrative proceedings seeking a cease and desist order.

               In November 1994, the United States District Court for the Northern District of Alabama certified a nationwide class of purchasers of Optima FW and Medalist lenses during the period January 1, 1991 through November 1, 1994 to pursue claims relating to the Company's marketing and sale of the Optima FW, Medalist and SeeQuence2 contact lens systems. Plaintiffs allege that the Company misled consumers by packaging the same lens under three different names for three different prices. On November 26, 1996, the court gave final approval to a settlement, under which consumers who purchased Medalist lenses between January 1, 1991 through December 31, 1995, Optima FW lenses between November 1, 1990 through December 31, 1995 and Criterion Ultra FW lenses between November 1, 1990 through April 30, 1996 were eligible to participate. The Company recorded a charge against third quarter earnings which, in addition to existing litigation reserves, is deemed adequate to satisfy the costs of the settlement. Additionally, on May 2, 1996 and October 3, 1996, the Company was served with statements of claim filed in Ontario and British Columbia, Canada, respectively, naming the Company and Bausch & Lomb Canada. The plaintiffs seek to represent a class of Canadian consumers alleging similar claims. Another action filed in California state court in October 1994 raising substantially similar claims has been resolved. A working group of state attorneys general, representing the interests of eighteen states, also requested documents regarding the Company's pricing, labeling and advertising of these lenses. The Attorney General for the State of Florida has served a subpoena seeking documents relating to the marketing and sale of contact lenses and contact lens solutions. Management continues to vigorously defend the marketing of these products.

               In May and June 1995, the Company was served with several proposed class action complaints in New York, New Jersey, Pennsylvania and California, alleging that the Company misled consumers in its marketing and sale of Sensitive Eyes Rewetting Drops and Saline Solution and Bausch & Lomb Eyewash. The Company stipulated to certification of a nationwide class of purchasers of Sensitive Eyes Rewetting Drops, Boston Rewetting Drops, ReNu Rewetting Drops and Bausch & Lomb Eyewash between May 1, 1989 and June 30, 1995 in the New York action. In exchange plaintiffs dismissed their actions in other states. Another action, which was filed by a separate group of plaintiffs' attorneys in state court in California, was voluntarily dismissed. Management vigorously defends the marketing of these products.

page 56   Bausch & Lomb Incorporated and Consolidated Subsidiaries
-------

               In June 1994, the Florida Attorney General, acting on behalf of disposable contact lens consumers in the State of Florida, filed an antitrust action against the Company and others in the United States District Court for the Middle District of Florida. The complaint challenges the Company's long-standing policy of selling contact lenses only to licensed professionals. Plaintiffs allege that the policy was adopted in conspiracy with others to eliminate alternative channels of trade from the disposable lens market. The Florida Attorney General seeks treble damages on behalf of all purchasers of contact lenses, whether from the Company or others, a $1.0 penalty and injunctive relief. A number of consumer class actions have been consolidated in the Middle District of Florida and actions are pending in California and Tennessee state courts. The complaints make similar allegations and seek similar relief on behalf of consumers outside the State of Florida. In December 1996, the New York State Attorney General, on behalf of itself and approximately twenty-one other states, filed a substantially similar action in the United States District Court for the Eastern District of New York and have sought consolidation with the pending action. The Company defends its policy as a lawfully adopted means of insuring effective distribution of its products and safeguarding consumers' health.


          Report Of Independent Accountants
          ----------------------------------------------------------------------

          To  the   Shareholders  and  Board  of  Directors  of  Bausch  &  Lomb
          Incorporated

          In our opinion, the accompanying consolidated financial statements appearing on pages 35 through 57 of this 1996 annual report of Bausch & Lomb Incorporated present fairly, in all material respects, the financial position of Bausch & Lomb Incorporated and its subsidiaries at December 28, 1996 and December 30, 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


          /s/Price Waterhouse LLP
          -----------------------
          Rochester, New York
          January 24, 1997


          Bausch & Lomb Incorporated and Consolidated Subsidiaries       page 57
                                                                         -------

          Selected Financial Data
          ----------------------------------------------------------------------

Dollar Amounts In Millions-- Except Per Share Data          1996         1995         1994          1993         1992         1991
----------------------------------------------------------------------------------------------------------------------------------
Results For The Year
Net sales                                             $1,926.8     $1,932.9     $1,892.7      $1,830.1     $1,709.1       $1,520.1
Net earnings                                              83.1        112.0         31.1         138.9        171.4           27.6
Net earnings from continuing  operations
  before  cumulative effect of change in
  accounting principle and non-recurring
  charges*                                                91.7        108.6        106.1         175.4        171.4          149.2
Net earnings per share                                    1.47         1.94         0.52          2.31         2.84           0.46
Earnings per share before cumulative
  effect of change in accounting principle
  and non-recurring charges*                              1.62         1.88         1.78          2.92         2.84           2.47
Dividends                                                 1.04         1.01         0.955         0.88         0.80           0.72
                                                      ============================================================================

Year-End Position
Working capital                                       $   18.5     $   70.9     $  277.4      $  669.6     $  514.9       $  405.3
Total assets                                           2,603.4      2,550.1      2,457.7       2,493.0      1,873.7        1,738.5
Short-term debt                                          482.1        383.5        300.6         244.6        208.9          256.1
Long-term debt                                           236.3        191.0        289.5         321.0        277.7          195.7
Shareholders' equity                                     881.9        929.3        914.4         909.2        898.2          819.3
                                                      ============================================================================

Other Ratios And Statistics
Return on sales                                            4.3%         5.8%         1.6%          7.6%        10.0%           1.8%
Return on average shareholders' equity                     9.2%        11.9%         3.2%         15.5%        20.3%           3.5%
Return on average total assets                             3.1%         4.5%         1.2%          6.8%         9.5%           1.6%
Average income tax rate                                   37.7%        36.9%        52.6%         33.5%        32.4%          39.7%
Current ratio                                              1.0          1.1          1.4           1.9          1.9            1.7
Total debt to shareholders' equity                        81.5%        61.8%        64.5%         62.2%        54.2%          55.1%
Total debt to capital                                     44.9%        38.2%        39.2%         38.3%        35.1%          35.5%
Capital expenditures                                  $  130.3     $   95.5     $   84.8      $  107.2     $  119.3       $   88.6
==================================================================================================================================

* The cumulative effect of change in accounting principle is the 1991 adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" ($58.3 after taxes, $0.96 per share). Non-recurring charges include restructuring charges, gains and losses on divestitures of businesses and goodwill impairment charges.


page 58                 Bausch & Lomb Incorporated and Consolidated Subsidiaries
-------

          Directors And Officers
          ----------------------------------------------------------------------

Directors

Franklin E. Agnew(1)(3)
Business Consultant
Pittsburgh, Pennsylvania
Director since 1982

William Balderston III(1)(4)
Retired Executive Vice President
The Chase Manhattan Bank
Rochester, New York
Director since 1989

William M. Carpenter(1)
President and Chief Executive Officer
Bausch & Lomb
Director since 1996

Domenico DeSole
President and Chief Executive Officer
Gucci Group N.V.
Florence, Italy
Director since 1996

Jonathan S. Linen
Vice Chairman
American Express Company
New York, New York
Director since 1996

Ruth R. McMullin(3)
Business Consultant
Boston, Massachusetts
Director since 1987

John R. Purcell(1)(4)
Chairman and Chief Executive Officer
Grenadier Associates, Ltd.
(a venture banking firm)
Juno Beach, Florida
Director since 1976

Linda Johnson Rice(2)
President and Chief Operating Officer
Johnson Publishing Company, Inc.
Chicago, Illinois
Director since 1990

Alvin W. Trivelpiece, Ph.D.(2)(4)
Director
Oak Ridge National Laboratory and
President
Lockheed Martin Energy Research Corporation
(a science and energy research laboratory)
Oak Ridge, Tennessee
Director since 1989

William H. Waltrip(1)
Chairman
Bausch & Lomb
Director since 1985

Kenneth L. Wolfe(2)
Chairman of the Board and Chief Executive Officer
Hershey Foods Corporation
(a food products manufacturing company)
Hershey, Pennsylvania
Director since 1989

Committee Memberships:
1 Executive Committee
2 Audit Committee
3 Committee on Management
4 Committee on Directors


Officers

William H. Waltrip
Chairman
1 year of service with the Company
Named to current position: 12/95

William M. Carpenter
President and Chief Executive Officer
2 years of service with the Company
Named to current position: 1/97

Carl E. Sassano
Executive Vice President and President -- Vision Care
24 years of service with the Company
Named to current position: 12/96

Senior Vice Presidents
Daryl M. Dickson
Human Resources
less than 1 year of service with the Company
Named to current position: 11/96

James C. Foster
Charles River Laboratories, Inc.
13 years of service with the Company
Named to current position: 12/94

Dwain L. Hahs
International Operations
20 years of service with the Company
Named to current position: 9/96

Stephen A. Hellrung
Secretary and General Counsel
15 years of service with the Company
Named to current position: 3/95

James E. Kanaley*
North American Vision Care
19 years of service with the Company
Named to current position: 6/96

Stephen C. McCluski
Finance
9 years of service with the Company
Named to current position: 1/95

Thomas M. Riedhammer, Ph.D.
Worldwide Pharmaceutical, Surgical and Hearing Care Products
15 years of service with the Company
Named to current position: 11/94

Vice Presidents
Alan P. Dozier
North American Vision Care
12 years of service with the Company
Named to current position: 2/97

Michael T. Gillen
U.S. Eyewear
3 years of service with the Company
Named to current position: 7/96

James T. Horn
Global Product Supply -- Eyewear
5 years of service with the Company
Named to current position: 5/96

Barbara M. Kelley
Public Affairs
14 years of service with the Company
Named to current position: 4/93

Jurij Z. Kushner
Controller
16 years of service with the Company
Named to current position: 1/95

James F. Milton
Japan
26 years of service with the Company
Named to current position: 12/94

Stephen J. Osbaldeston
North American Vision Care
11 years of service with the Company
Named to current position: 7/96

W.J. Pontius
Global Business Manager -- Eyewear
2 years of service with the Company
Named to current position: 8/95

Alan H. Resnick
Treasurer
24 years of service with the Company
Named to current position: 5/86

Robert F. Thompson
U.S. Lens Care
14 years of service with the Company
Named to current position: 6/96

James J. Ward
Audit Services
20 years of service with the Company
Named to current position: 2/93

Assistant Secretary
Jean F. Geisel
21 years of service with the Company
Named to current position: 6/86

* Mr. Kanaley has announced his plans to retire in the first half of 1997. We gratefully acknowledge the significant contributions he made to Bausch & Lomb over his 19 years of service.


                                                                         page 59
                                                                         -------

          Divisions And Subsidiaries
          ----------------------------------------------------------------------
The Americas

United States
Arnette Optic Illusions, Inc.
San Clemente, California(2)

Bausch & Lomb
Lamex, Inc.
Miami, Florida(2)

Bausch & Lomb Pharmaceutical Division
Tampa, Florida(1)

Charles River Laboratories, Inc.
Hollister, California(1)
Summerland Key, Florida(1)
Windham, Maine(1)
Wilmington, Massachusetts(1)
Portage, Michigan(1)
O'Fallon, Missouri(1)
Omaha,  Nebraska(1)
Pittsfield,  New  Hampshire(1)
Newfield,  New Jersey(1)
Stone Ridge, New York(1)
Raleigh, North Carolina(1)
Charleston, South Carolina(1)
Oregon, Wisconsin(1)

Dahlberg, Inc.
Golden Valley, Minnesota(1)

East Acres Biologicals
Southbridge, Massachusetts(1)

Eyewear Division
Oakland, Maryland(1)
Rochester, New York(1)
San Antonio, Texas(1)

Polymer Technology Corporation
Wilmington, Massachusetts(1)

Revo, Inc.
Sunnyvale, California(1)

SPAFAS
Preston, Connecticut(1)
Storrs, Connecticut(1)
Gainsville, Georgia(1)
Roanoke, Illinois(1)
Reinholds, Pennsylvania(1)

Thin Film Technology Division
Rochester, New York(1)

Vision Care Division
Sarasota, Florida(1)
Rochester, New York(1)
Greenville, South Carolina(1)
Lynchburg, Virginia(1)

Wilmington Partners, L.P.
Wilmington, Massachusetts

Canada
Bausch & Lomb Canada, Inc.
Toronto, Ontario(2)
Montreal, Quebec(2)

Charles River Canada, Inc.
St. Constant, Quebec(1)

Latin America & Caribbean Basin

Bermuda
Bausch & Lomb (Bermuda) Limited
Hamilton

Brazil
BL Industria Otica, Ltda.
Rio de Janeiro(2)

Colombia
Bausch & Lomb de Colombia S.A.
Bogota(2)

Mexico
Operadora de Contactlogia,
S.A. de C.V.
Mexico City(1)

Aves Libres de Patogenos
Especiaficios SA
Puebla(1)

Puerto Rico
Bausch & Lomb Puerto Rico, Inc.
San Juan(2)

Venezuela
Bausch & Lomb Venezuela, C.A.
Caracas(2)

(1)  Manufacturing and Production
(2)  Direct Marketing and Sales


page 60
-------

Europe
and Africa

Austria
Bausch & Lomb G.m.b.H.
Vienna(2)

Denmark
Bausch & Lomb Danmark A/S
Copenhagen(2)

England
Europe, Middle East & Africa Division
London(2)

Bausch & Lomb U.K., Ltd.
London(2)

Charles River U.K., Ltd.
Margate(1)

Madden & Layman Limited
St. Leonards-on-Sea(1)

Finland
OY Bausch & Lomb Finland A.B.
Helsinki(2)

France
Bausch & Lomb France S.A.
Le Mesnil St. Denis(2)

Charles River France S.A.
Lyons(1)
St. Aubin-les-Elbeuf(1)

Iffa Credo S.A.
L'Arbresle Cedex(1)

Germany
Charles River WIGA G.m.b.H.
Extertal Bosingfeld(1)
Kisslegg(1)
Sulzfeld(1)

Dr. Gerhard Mann,
Chem.-Pharm, Fabrik G.m.b.H.
Berlin(1)

Greece
Bausch & Lomb International, Inc.
Athens(2)

Italy
Bausch & Lomb-IOM S.p.A.
Milan(1)
Rome(2)

Charles River Italia S.p.A.
Calco(1)

Killer Loop S.p.A.
Pederobba(1)

Netherlands
Bausch & Lomb B.V.
Heemstede(2)

Bausch & Lomb Holdings B.V.

Norway
Bausch & Lomb Norway A/S
Oslo(2)

Portugal
Bausch & Lomb Espana S.A.
Lisbon(2)

Republic of Ireland
Bausch & Lomb Ireland
Waterford(1)

Republic of South Africa
Bausch & Lomb South Africa Pty. Ltd.
Randburg(2)

Scotland
Award plc
Livingston(1)

Spain
Bausch & Lomb Espana S.A.
Barcelona(1)
Madrid(2)

Criffa, S.A.
Barcelona(1)

Sweden
Bausch & Lomb Svenska A.B.
Stockholm(2)

Switzerland
Bausch & Lomb A.G.
Bern(2)

Bausch & Lomb Distops S.A.
Geneva(2)

Bausch & Lomb Fribourg S.A.
Fribourg

Bausch & Lomb Finance S.A.
Lausanne

Turkey
Bausch & Lomb Saglik ve Optik
Urunleri Tic.A.S.
Istanbul(2)

Asia & Pacific

Australia
Bausch & Lomb (Australia) Pty. Ltd.
Sydney(2)

Hong Kong
North Asia Division(2)
Bausch & Lomb
(Hong Kong) Ltd.(1)
Bausch & Lomb-Lord Company
(Hong Kong) Ltd.(2)

India
Bausch & Lomb India Limited
New Delhi(1)

Japan
B.L.J. Company Ltd.
Tokyo(2)

Charles River Japan, Inc.
Atsugi(1)
Hino(1)
Tskuba(1)
Yokohama(2)

Malaysia
South Asia Division
Selangor(2)

Bausch & Lomb (Malaysia)
Sdn. Bhd.
West Malaysia(2)

New Zealand
Bausch & Lomb (New Zealand) Limited
Auckland(2)

People's Republic of China
Bausch & Lomb China, Inc.
Beijing(1)
Guangzhou(1)

Spafas Jinan Poultry Company, Ltd.
Jinan(1)

Republic of China
Bausch & Lomb Taiwan Limited
Taipei, Taiwan(1)

Singapore
Bausch & Lomb (Singapore) Private
Limited(2)

Bausch & Lomb Far East, P.T.E.

South Korea
Bausch & Lomb Korea, Ltd.
Seoul(1)


                                                                         page 61
                                                                         -------

          Corporate Information
          ----------------------------------------------------------------------

Corporate Headquarters
Bausch & Lomb
One Bausch & Lomb Place
Rochester, New York 14604
(716) 338-6000
(800) 344-8815

Bausch & Lomb on the Internet
Corporate, product, financial and
shareholder information, including
news releases and earnings
announcements, are available
at Bausch & Lomb's worldwide
web site.
www.bausch.com

Bausch & Lomb News on Demand
Bausch & Lomb's news releases are
available toll-free by calling:
(800) 758-5804 ext. 109877

Financial Literature
Copies of  Bausch & Lomb's  annual
report,  proxy  statement  and Form
10-K are available to shareholders
at no charge by calling:
(716) 338-5757 or by writing to
Staff  Vice  President,  Investor
Relations  at the  corporate
headquarters address listed above.

Investor Relations
Security analysts and shareholders
seeking information concerning
Company operations, shareholder
programs or dividend policy may
contact:
Staff Vice President, Investor
Relations
(716) 338-6025

Media Inquiries
News media representatives and
others seeking general information
may contact:
Director, Media Relations
(716) 338-8064

Transfer Agent
Shareholders seeking information
regarding their individual accounts
or dividend payments may contact our
stock transfer agent:
The First National Bank of Boston
c/o Boston Equiserve
P.O. Box 8040
Boston, MA 02266-8040
(800) 730-4001

Dividend
Reinvestment Plan
The plan is available to all
shareholders of Bausch & Lomb stock.
Under the plan, shareholders may
elect to have their cash dividends
automatically invested in additional
shares of the Company's common
stock. Shareholders may also elect
to make cash contributions of up to
$60,000 per year to purchase
additional shares. For additional
information contact:
The First National Bank of Boston
c/o Boston Equiserve
P.O. Box 8040
Boston, MA 02266-8040

Stock Listing
The common stock of the corporation
is traded under the symbol BOL on
the New York Stock Exchange. Options
on the Company's common stock are
traded on the American Stock
Exchange.

Trademarks
The trademarks of Bausch & Lomb
Incorporated and its subsidiary
companies referred to in this report
are:

Arnette
Award
Bausch & Lomb
Boston
Boston Advance
Boston 7
Boston ES
Boston Simplicity
Charles River
Criterion Ultra FW
Crolom
Curel
Duolube
Gold Medalist
Inertia
Killer Loop
Medalist
Miracle-Ear
Mirage
Opcon-A
Optima FW
Orbs
Ray-Ban
ReNu
Revo
SeeQuence2
Sensitive Eyes
Shapes
Sidestreet
SofLens66
Soft Sense
Vivivit Multi
Wayfarer

Advil is a trademark of
American Home Products Corporation

Betagan is a trademark of
Allergan Elite, Inc.

EVA is a trademark of
Stern Stewart & Co.

Interplak is a trademark of
Conair Corporation

Liz Claiborne is a trademark of
Liz Claiborne, Inc. U.S.A.

Lotemax is a trademark of
Pharmos Corporation

Pert and Secret are trademarks of
The Procter & Gamble Company

Porsche Design is a trademark of
Porsche Design GmbH

Rogaine is a trademark of
Pharmacia & Upjohn Co.

Tobrex is a trademark of
Alcon Laboratories, Inc.

Vaseline Intensive Care is a
trademark of
Chesebrough-Pond's Inc.

Design:
Inc Design, New York City

Executive Photography:
Ted Kawalerski, New York City

Product Photography:
Ron Wu, Rochester, New York

(C)1997 Bausch & Lomb
Incorporated
All Rights Reserved Worldwide

 [RECYCLE SYMBOL] 30% Post-Consumer Recycled Fiber

page 62
-------

         [TEXT WAS SUPERIMPOSED OVER A GRAPHIC IN THE PRINTED MATERIAL]


                         Our Operating Principles
                         -------------------------------------------------------
                         The consumer drives the business.
                         New products are our life.
                         Cost is bad, investment is good.
                         Plan carefully, execute swiftly.
                         There is always a better way.
                         Focus on what's important.
                         Leverage, leverage, leverage.
                         We cannot succeed without each other.

                 Our Commitments
--------------------------------
The commitments are the promises
 Bausch & Lomb makes to everyone
who has a stake in our business,
        including our consumers,
our customers, our partners, our
    investors, our community and
                     each other.

   To our investors we commit to
    providing long-term economic
      returns, recognizing their
    confidence in our ability to
     achieve sustainable growth.

Bausch & Lomb
One Bausch & Lomb Place
Rochester, New York 14604
www.bausch.com

Telephone:
(716) 338-6000
(800) 344-8815





Bausch
& Lomb





Printed in U.S.A.
M-1918-96