Form 10-K, Exhibit 13
period 1997-12-27
BAUSCH & LOMB INC
filed 1998-03-23
CIK 10427

[front cover]

                                                                          BAUSCH
                                                                          & LOMB

[graphic of an eye, background pattern of the earth]

                                   Number One
                                     in the
                                      Eyes
                                     of the
                                      World

                                                              1997 Annual Report

[inside front cover]

                                 Bausch & Lomb
                                             At A Glance

As a global eye care company, Bausch & Lomb will help consumers see, look and feel better through innovative technology and design.


[background graphic of pie chart]

47%
Vision Care
[photo of Bausch & Lomb vision care products]

This segment includes contact lenses and lens care products. Brand names include ReNu, ReNu MultiPlus, Sensitive Eyes, SofLens66 and Boston. Vision care products are marketed through eye care professionals, pharmaceutical retailers and mass merchandisers.


26%
Eyewear
[photo of Ray-Ban ad with characters from movie "Men in Black"]

Our eyewear segment includes premium-priced sunglasses sold worldwide under such well-known names as Ray-Ban, Revo, Killer Loop, Arnette and Porsche Design.


10%
Pharmaceuticals
[photo of Bausch & Lomb products]

This business manufactures and sells generic and proprietary prescription pharmaceuticals, mostly in the ophthalmic field, and over-the-counter (OTC) medications. These products are marketed under the names Bausch & Lomb and Dr. Mann Pharma.


17%
Healthcare
[photo of Charles River Laboratories products]

Included in this segment are businesses which provide purpose-bred laboratory animals, biomedical products and services, skin care products and hearing aids. These products are marketed under such established names as Miracle-Ear, Mirage, Curel, Soft Sense and Charles River Laboratories.


Recent Acquisitions
[photo of various acquisition company products]

The acquisitions of Chiron Vision Corporation (Chiron Vision) and Storz Instrument Company (Storz) will provide Bausch & Lomb with a strong leadership position in ophthalmic surgery with products in cataract, refractive and retinal surgery.

        Financial
                 Highlights

For The Years Ended
December 30, 1995, December 28, 1996                                                                        Percentage
and December 27, 1997 Dollar Amounts                                                                          Change
In Millions -- Except Per Share Data                      1995                 1996               1997      From 1996
------------------------------------------------------------------------------------------------------------------------
Business Results
 Net sales                                              $1,932.9            $1,926.8             $1,915.7      (1%)
 Operating earnings                                        210.6               190.8                148.0     (22%)
 Net earnings                                              112.0                83.1                 49.4     (41%)
 Per share:
  Basic earnings                                            1.94                1.48                 0.89     (40%)
  Diluted earnings                                          1.93                1.47                 0.89     (39%)
  Dividends declared                                        1.01                1.04                 1.04      --
  Shareholders' equity at year end                         16.32               15.92                14.82      (7%)
 Capital expenditures                                       95.5               130.3                126.1
 Working capital                                            70.9                18.5                202.9
 Average Common shares outstanding (000s):
  Basic                                                   57,704              56,299               55,383
  Diluted                                                 57,974              56,510               55,654
 Return on average shareholders' equity                    11.9%                9.2%                 5.9%
 High/low stock price                          $44-1/2 - $30-7/8   $44-1/2 - $32-1/2   $47-7/8 - $32-1/2

=====================================================================


                                                                Contents

                                                  Letter to Shareholders      2

                                                    Strategic Discussion      8

                                                    Report of Management     25

                                                        Financial Review     26

                                                    Financial Statements     38

                                           Notes to Financial Statements     41

                                       Report of Independent Accountants     62

                                                 Selected Financial Data     63

                                              Divisions and Subsidiaries     64

                                                  Directors and Officers     66

To Our
     Shareholders

We are pleased with the progress we made during 1997 in transforming Bausch & Lomb from a diversified healthcare and optics company to one focused squarely on global eye care. While changing market conditions and volatile foreign currencies had a negative effect on our financial results, the company's overall performance was reassuringly in line with the strategies we have put in place.

Achieving our vision to be "Number One in the Eyes of the World" requires that we continue the momentum that we gained during 1997. We will continue to rationalize our business portfolio and pursue new opportunities for strategic growth. We will improve the value of our core businesses while managing non-core businesses for the best possible investor return. And we will continue to extract savings from our restructuring programs -- savings that will be redirected to revenue-building activities and increasing investor returns.

New growth opportunities. A rationalized portfolio.

Beyond improving financial performance, 1997 was also a year in which we made strategic acquisitions to set the stage for accelerated growth in the future. Our acquisitions of Chiron Vision Corporation and Storz Instrument Company strengthen the Bausch & Lomb portfolio and clearly establish the company as the leader in global eye care. Together, these companies create a world-class competitor in the cataract surgery market, augment our pharmaceutical business, provide a platform on which to build a retinal surgery business and position us as a front-runner in refractive surgery. The integration of these businesses is well along and should yield significant financial benefits to investors after 1998.

Acquisitions like these leverage our core capabilities -- such as marketing regulated products to eyecare professionals -- and build greater shareholder value. Likewise, we are mindful of the need to derive maximum value from non-core enterprises. To that end, the thin film technology business was sold in 1997, and we will continue to rationalize our portfolio in the future. While the businesses in our healthcare segment performed well and enhanced the financial performance of the company during 1997, we continue to closely evaluate their long-term value.

Strengthening the core.

The key strategies for our vision care business are to leverage the strength of our comprehensive product line and the globally recognized Bausch & Lomb name,


                                      [2]

[various photos of William M. Carpenter and William H. Waltrip]


Our acquisitions of Chiron Vision
and Storz clearly establish
the company as the leader in global eye care.


                                      [3]
protect our market leadership by continuously introducing innovative new products and continue to aggressively lower production costs. This is a business that has successfully risen to each competitive challenge. We expect to see equally solid performance in 1998.

Our pharmaceutical business is focused on accelerating its growth by introducing new proprietary ophthalmic products, maintaining a steady pipeline of generic products that take advantage of its manufacturing strengths and regulatory capabilities and expanding into new markets throughout the world.
Having built a solid foundation, this business should continue to show strong growth.

Our eyewear business, which remained a drag on revenue and earnings growth, was the subject of intense management attention in 1997, and our efforts appear to be paying off. On a global basis, we have concentrated on strengthening the leadership position of the Ray-Ban line through new designs, merchandising and marketing programs, while also expanding our other brands to new markets. However, our highest priorities continue to be in the areas of cost reduction, margin improvement and expediting product delivery. Dramatic improvements in these areas in 1997 will yield benefits this year. We expect the eyewear business to return to profitability in 1998, and are committed to steadily improve margins over the subsequent years.

Bausch & Lomb now has the broadest portfolio of eye care products, for both the professional and consumer markets, of any company in the world.

Restructuring for success.

Over the past two years, Bausch & Lomb announced restructuring programs designed to save a total of $150 million in annual operating costs. Some of that is earmarked to improve operating margins, while the remainder is to be reinvested in growth opportunities.

In order to achieve our strategic initiatives over the next three years, it is critical that we remain on track in delivering these savings. Beyond cost reduction, these restructuring activities are also geared to improving our global competitiveness. For example, we consolidated 13 warehouses in various European countries into a single distribution center in Amsterdam. While significantly reducing cost, this initiative was designed to improve customer service, reduce inventory and simplify our delivery system in Europe.

On a broader scale and with longer term implications, we are transforming our global financial systems. The establishment of three regional shared-service centers -- in the United States, Europe and Asia -- will streamline, simplify and

                                      [4]

Our objective is to ensure our
       people recognize that transforming
   a business is an ongoing process.

automate transaction processing while eliminating many unnecessary steps. While saving $30 million a year, once implemented, this financial reengineering project will also provide a centralized data warehouse which will be utilized to enhance the quality and efficiency of our business analysis.

But these are specific programs with specific targets. Our objective is to ensure our people recognize that transforming a business is an ongoing process, especially in rapidly changing markets like ours. Through our work on Economic Value Added (EVA) and the commitment to generate profits over and above the cost of capital, we recognize that continuous improvement and cost reduction initiatives need to be embedded in the way we evaluate ourselves and build our operations.

Looking ahead.

Bausch & Lomb now has the broadest portfolio of eye care products, for both the professional and consumer markets, of any company in the world. Our global businesses have strategies in place that are designed to generate accelerated performance in sales and earnings, and we are firmly on track to meet the $150 million in annual cost savings we have announced over the past two years. We are committed to making sure the trends keep moving in the right direction. Through our focus on EVA as a key measure of our performance, we can ensure the way we manage the business is in the best interest of maximizing investor returns. Overall, these achievements would not have been possible without the diligent efforts of the men and women of Bausch & Lomb around the world, and the continued support of our investors. As we approach the millennium, we are clearly positioned to grow into the company we know we can be.

/s/ William H. Waltrip                /s/ William M. Carpenter
    William H. Waltrip                    William M. Carpenter
    Chairman                              President and Chief Executive Officer

                                      [5]

[Graphic: technical illustration of imaging the earth on the retna of the eye]

Number One
in the
Eyes of
the
World

Bausch & Lomb is a world leader in products that go in or on the eye. The company is building on that position by expanding its current eye care businesses, and pursuing promising new opportunities in eye care, such as the recent acquisitions of Chiron Vision and Storz.


                                      [7]

Vision
     Care

[Photos: Various people with contact lenses and a contact lens product display.]


 "We continue to gain market share through technological leadership, innovative new products and exceptional brand equity."

                           Carl E. Sassano
                           Executive Vice President
                           and President - Vision Care

Accomplishments

Launched: ReNu Multiplus solution is the world's first single-bottle lens care solution that cleans, disinfects and removes protein buildup, thus eliminating the need for a separate enzymatic cleaner for many consumers.

Launched: The new Boston MultiVision rigid gas permeable contact lens corrects presbyopia, a sight-compromising condition in the growing population of middle-aged people.

Expanded: Revenues grew by more than 40% in China, the world's fastest growing vision care market. Disposable contact lens shipments in Japan nearly doubled.

Expanded: Production capacity for daily disposable lenses more than tripled.

Reduced: Over $15 million in annualized cost savings were achieved through investment in new manufacturing processes.


Outlook

The continued growth of Bausch & Lomb's vision care segment depends heavily upon technological leadership and innovative new products. To that end, during 1998, we plan to launch our new SofLens66 toric cast-mold disposable contact lens for people with astigmatism. This lens will have a significant production cost and technology advantage in a potentially vast market. In addition, the U.S. launch of SofLens one day disposable lenses will be an important step in Bausch & Lomb's expansion in the growing single-use market. Finally, PureVision, a breakthrough continuous wear lens, has entered clinical trials and will be launched on a limited test basis in Europe. These new products, combined with our existing products, will enhance the broadest portfolio of contact lenses in the industry, and will provide a choice for wearers across all lens-wearing modalities.

Vision care revenues are expected to grow by low double digits in 1998, outpacing global market growth. ReNu MultiPlus solution will be available in most markets, and approval for ReNu multi-purpose solution in Japan is anticipated late in 1998.


                                      [8]

          Our new SofLens66 toric lens, for people with astigmatism, will have a significant production cost and technology advantage in a potentially vast market.

     ReNu MultiPlus solution sets a new standard, thereby ensuring the continued market leadership of Bausch & Lomb.

                    PureVision, a breakthrough continuous wear lens, has entered clinical trials.

Operations Review

Bausch & Lomb's vision care business is clearly on track and is expected to demonstrate strengthened performance as we continue to focus on four key strategies: differentiate Bausch & Lomb by continuing to develop innovative, technology-based new products, build on brand equity through increased consumer advertising, reduce production costs and leverage our full product line to maximize our share of the lens wearing population.

Bausch & Lomb's global leadership in vision care was strengthened in 1997 by important, new product introductions and vigorous expansion in high-growth markets. Total sales increased by 8% in constant dollars and sales of disposable lenses grew by more than 15% for the second year in a row.

Leading the company's new product introductions was ReNu MultiPlus solution, a patented soft contact lens cleaning solution that removes protein buildup with every use and eliminates the need for separate enzymatic cleaners for many consumers. Launched in both the United States and Europe in the fall of 1997, it is the first major breakthrough in soft lens care in a decade. ReNu MultiPlus solution sets a new standard, thereby ensuring the continued market leadership of Bausch & Lomb.

Breakthrough products and aggressive growth strategies.

To meet the rapidly growing demand for daily disposable lenses, in 1997 we more than tripled capacity for SofLens one day lenses at our manufacturing facility in Scotland. Capacity will be more than doubled again in 1998. Our single-use business doubled in Europe in 1997, and a U.S. introduction is planned for mid-1998. We intend to establish a strong presence in this rapidly growing segment.

The company's leadership in China's emerging vision care market continued to rise in 1997, with more than 40% growth in revenues, and comparable growth is expected for 1998. In Japan, shipments of Bausch & Lomb disposable contact lenses nearly doubled in 1997, and we gained the leadership position in the two-week disposable category.

                                      [9]

[Photo: Bausch & Lomb products: SofLens, Medalist,
 Boston Advance, Renu MultiPlus]


Bausch & Lomb's family of contact lenses provides the company with the broadest product portfolio and provides a choice for lens wearers across all modalities.

Image adjusted for grindoff.

The Boston line of rigid gas permeable lens and lens care products is the solid market share leader around the world.


                       [10]

Leverage our full product line.

Segment
Revenues
($ in millions)

[Bar charts]

1994                  750
1995                  814
1996                  869
1997                  909


Soft Contact Lens
Weighted Average Unit
Cost Index

1995                 1.00
1996                  .90
1997                  .66
1998 (est.)           .59


[End bar charts]


                       [11]

Eyewear

[Photos: Various people wearing sunglasses]


"We will return the eyewear business to
profitability by successfully implementing major cost reduction programs. We will achieve longer term growth through reallocating structural cost to building consumer demand."

                         Dwain L. Hahs
                         Executive Vice President and
                         President - Eyewear


Accomplishments

Revitalized: Sunglass sales in Europe turned the corner, growing 7% in constant dollars for the year, stimulated by new products, new merchandising and a major pan-European advertising campaign for Ray-Ban sunglasses.

Accelerated: Market delivery of all sunglass products improved dramatically in 1997, with back orders down more than 50% during the peak season. The new styles for 1998 were launched five months earlier than ever before, allowing better market penetration and production planning.

Acquired: Obtained worldwide rights to the Killer Loop eyewear business, and increased international sales by approximately 50%.

Launched: Porsche Design sunglasses were introduced to high-end European retailers in record time. Worldwide marketing will follow in 1998.

Outlook

While certain markets for sunglasses, including Asia-Pacific, are likely to remain volatile in 1998, we are planning for moderate growth in sales for the eyewear business. Growth will be driven by focused marketing and advertising spending behind our flagship brand, Ray-Ban, funded by reallocation of overhead costs, and continued global expansion of our allied brands.

Aggressive cost reductions realized through our global product delivery strategy are expected to contribute to a return to profitability in 1998. As importantly, we fully expect to have visibility this year to further significant improvements in profitability for 1999, building ultimately to our 15% operating margin target - objectives we believe must be met to ensure this business provides added value to Bausch & Lomb investors over the longer term.


                                      [12]

The global product delivery strategy is
transforming Bausch & Lomb's manufacturing process from five focused plants to three fully-integrated product delivery centers that operate on a "build to order" system.

The earlier introduction of our
1998 line allows us to participate
in the peak sunglass season in
the Mediterranean and Southern
Hemisphere markets with the
freshest styles.

Operations Review

During 1997, Bausch & Lomb's sunglass business, this segment's largest product line, continued to face significant challenges. Competitive pressures, combined with a slowdown in market growth in the U.S. and certain markets in Asia, contributed to a constant dollar sales decline of 3% for the ongoing eyewear segment. At the same time, significant progress was made on several fronts during 1997- toward improving Bausch & Lomb's cost structure and setting the stage for future sales and earnings growth.

Implementation of the global product delivery strategy continued on schedule. This strategy is transforming Bausch & Lomb's manufacturing process from five focused plants to three fully-integrated product delivery centers, that operate on a "build to order" system. The final plant closing is scheduled to be completed by mid-1998. The strategy will yield significant reductions in cost, reduce our inventory requirements and improve our responsiveness to changes in demand.

We've seen early signs of the success of our new global advertising campaign, launched in our lead region, Europe, during 1997. Constant dollar sales growth in that region reached 7% for the year.

New products continued to be a strong focus within all of our sunglass lines. In 1997, styles and designs introduced since the beginning of 1996 represented more than half of Ray-Ban sunglass sales, and more than two-thirds of all other sunglass brands.

More new products. Faster to market. Global marketing programs.

New styles for 1998 were introduced to the trade in September 1997, a full five months ahead of any previous year. This was followed by strong orders for these products from the trade in the fourth quarter and early indications of consumer acceptance. The earlier introduction allows us to participate in the peak sunglass season in the Mediterranean and Southern Hemisphere markets with the freshest styles. Importantly, it also gives us feedback on which styles will be this year's best sellers well before the sunglass season in the Northern Hemisphere begins, and allows time to adjust our production planning.


                                      [13]

[Photos: different pairs of sunglasses]

Killer Loop sunglasses' outrageous, witty and often irreverent imagery has proven popular among young, trendy consumers.

                       Porsche Design sunglasses, "precision engineering for the eyes," fill a gap in the Bausch & Lomb portfolio for high-end sunglasses for consumers over age 30.


                                      [14]

[Photos: different pairs of sunglasses]

Transforming product supply processes.

Sunglass Manufacturing
Overhead Cost Index

[Bar chart]

1994                 1.00
1995                  .92
1996                  .91
1997                  .71
1998 (est.)           .55


[End bar charts]

The Arnette line of
high-performance,
extreme sport sunglasses
appeals to young,
fashion-forward consumers.


                                      [15]

Pharmaceuticals

Pharmaceuticals/Surgical

"New proprietary products such as Lotemax eyedrops will drive major sales and earnings growth."

                    Thomas M. Riedhammer, Ph.D.
                    Senior Vice President and
                    President--Worldwide Pharmaceuticals

Accomplishments

Advanced: During 1997, Lotemax, the most promising new ophthalmic steroid product in years, received Food and Drug Administration (FDA) "approvable" status. In addition, a New Drug Application was filed with the FDA for Alrex drops for allergic conjunctivitis, the second product in the Lotemax line. Both products received FDA approval in first quarter 1998 and will be launched during second quarter 1998.

Launched: A generic equivalent of Polytrim ophthalmic anti-infective was launched in the U.S.
with extraordinary success, immediately earning a 95% share of the generic market and a 70% substitution rate.

Launched: Liposic, Bausch & Lomb's new gel product for dry eyes, was launched in Germany, strengthening our number-one position for dry eye products in that country.

Launched: Bausch & Lomb Computer Eye Drops were launched in the fourth quarter of 1997. Aggressive goals to gain distribution in large volume accounts were reached a full month ahead of schedule.

Revitalized: Bausch & Lomb's entire general eye care line was repackaged to leverage the Bausch &
Lomb name. Strong double-digit growth is expected for 1998.

Outlook

Pharmaceuticals segment sales are expected to accelerate in 1998, and earnings are expected to increase in line with sales. The introduction of Lotemax and Alrex anti-inflammatory eyedrops will mark an important step in Bausch & Lomb's strategic shift toward proprietary ophthalmics. Outside the U.S., ophthalmics growth will be driven by new product line introductions in Germany, including Liposic and other Dr. Mann Pharma gel products, plus registration of various Bausch & Lomb products in other European countries, Asia and Latin America. At the end of 1997, Bausch & Lomb had 316 registrations pending in 56 countries.


                                      [16]

[Photo: Packages of Bauch & Lomb product]

Bausch & Lomb's general eye care line was relaunched in 1997 by asking consumers to See How
It Feels.

Operations Review

Bausch & Lomb's pharmaceuticals segment sales improved 7% in constant dollars over 1996. In the U.S., sales increased 17% driven largely by expanded distribution of existing generic products and the highly successful launch of a generic equivalent of Polytrim ophthalmic anti-infective. General eye care sales benefitted from continued strong gains for Opcon-A allergy drops which was up 24% over 1996. Also benefitting 1997 was the fourth-quarter launch of Bausch & Lomb Computer Eye Drops and increased retail distribution behind the relaunch of the entire general eye care line.

Our intent to capture a greater share of the proprietary ophthalmic pharmaceutical market was advanced considerably in 1997 with an "approvable letter" from the FDA for Lotemax, a promising new ophthalmic anti-inflammatory.

      Investing in proprietary ophthalmics.
            Opening new markets for generics.

Developed in partnership with Pharmos Corporation, Lotemax and a companion product, Alrex, are planned for a 1998 U.S. launch. Together, they should earn Bausch & Lomb between 10% and 20% of the steroid segment.

In the company's Dr. Mann Pharma subsidiary in Germany, the prescription and OTC businesses were adversely affected by a slow economy, currency fluctuations and mandatory government price reductions. Nevertheless, prescription pharmaceutical sales in Germany were up 10% in constant dollars over the previous year.

Both customers and consumers around the world trust the Bausch & Lomb and Dr. Mann Pharma names as sources for high-quality eye care.

[Large photo of Bausch & Lomb Computer Eye Drops]

                                      [17]

Surgical

Pharmaceuticals/Surgical

"Together, these companies
create a world-class
competitor in ophthalmic surgery."

                       William M. Carpenter
                       President and Chief Executive Officer

[Photos: Bausch & Lomb Building, Hakan S. Edstrom and Robert H. Blankemeyer]

Hakan S. Edstrom
Vice President and
President - Bausch & Lomb Surgical (left)

Robert H. Blankemeyer
Vice President and
Chief Operating Officer -
Bausch & Lomb Surgical

Acquisitions Create The World's Largest Eye Care Company

In December 1997, Bausch & Lomb became the world's largest competitor in the $25 billion global eye care market with the acquisition of Chiron Vision Corporation, the ophthalmic unit of Chiron Corporation, and Storz Instrument Company, a subsidiary of American Home Products Corporation. The combined acquisition cost of $680 million represents Bausch & Lomb's largest investment ever, further reinforcing our commitment to the ophthalmology market, particularly surgical ophthalmology.

Chiron Vision, which reported revenues (unaudited) of $213 million in 1997, is a global leader in innovative products for cataract and refractive surgery. Storz, which had revenues (unaudited) of $206 million in 1997, is also a leading international producer of equipment and devices for ophthalmic surgery and markets ophthalmic pharmaceuticals.


[Photo: the Storz Millennium Microsurgical System]

Meeting the demands of today's ophthalmic surgical environment through the latest technological innovations with a heritage of reliability and an eye on the future...the Storz Millennium
Microsurgical System.


                                      [18]

Together, Chiron Vision and Storz give Bausch & Lomb a commanding presence in the financially attractive cataract surgery market by bringing together two highly complementary product lines. They solidify Bausch & Lomb's position as the leader in in-eye vision correction by establishing a strong position in the rapidly growing refractive surgery market. They also establish a platform for participating in the next frontier of ophthalmic research - the treatment of retinal disease. These acquisitions also enhance our existing ophthalmic pharmaceuticals business with an expanded product portfolio and access to a pipeline of additional new proprietary compounds. Through the integration of Storz and Chiron Vision, Bausch & Lomb will have greater access to the ophthalmic surgeon, an important professional customer for products currently in Bausch & Lomb's portfolio and research pipeline.

Bausch & Lomb anticipates that these acquisitions will begin to add substantially to the company's financial performance in 1999, as we realize the benefit of significant cost saving synergies through integrating the businesses. We expect that 1998 will be a transition year, in which the costs necessary to generate longer term savings will offset the operating earnings from the new surgical business.

By bringing together these two strong eye care companies with Bausch & Lomb, we create an eye care company with an unsurpassed array of offerings for both the consumer and the eye care professional.

[Large photo of eye drop container]


[Photo: surgical instruments]

Storz offers almost two centuries of experience in producing fine surgical instrumentation.



[Photo: Storz line of pharmaceutical products]

Storz' line of pharmaceutical products will augment Bausch & Lomb's existing portfolio.



[Photo: Hansatome microkeratomes (a surgical tool)]

Chiron Vision, with its technologically advanced
Hansatome, is the clear leader in the development of microkeratomes used in the most common surgical method for vision correction.

                                      [19]

Healthcare

"Bausch & Lomb's healthcare businesses showed strong growth in revenues and earnings in 1997."

                  William M. Carpenter
                  President and Chief Executive Officer

Accomplishments

Increased: Charles River Laboratories increased constant-dollar sales by 13%. Biotechnology sales rose sharply by 38%.

Increased: For the first time since acquisition, the Miracle-Ear hearing aid business was profitable, and revenues grew more than 20% for the year.

Increased: Skin care revenues improved by 7% over 1996 with continued strong growth for Curel hand and body lotion, one of the fastest growing brands in the category.

Outlook

The businesses within Bausch & Lomb's healthcare segment will continue to be managed to maximize investor value. We will continue to evaluate their longer term value. Overall, segment revenues are expected to grow on par with 1997.

Charles River's contract research business is expected to achieve double-digit growth in 1998, as the pharmaceutical industry continues to explore ways to reduce the time required to get new products to market.

Miracle-Ear is expected to benefit from improved cost structure, increased retail presence and new technologies introduced during 1997.

Bausch & Lomb's skin care business should benefit from increased retail distribution and the planned introduction of two product line extensions under the Curel brand.


                                      [20]

[Large photo: tray of eggs used for biomedical research]

Operations Review

Bausch & Lomb's healthcare segment, which includes the Charles River Laboratories, Miracle-Ear and skin care businesses, achieved excellent growth in sales and profits during 1997.

Charles River Laboratories, the world's leading producer of purpose-bred animals for biomedical research, increased constant dollar revenues by 13%. Sales of laboratory animals continued to rise, stimulated by product line extensions introduced in 1996. The company's biotechnology business, including diagnostics and special animal services, grew sharply with a 38% increase in sales.

                  Managed to maximize investor return.

The Miracle-Ear business was profitable in 1997 for the first time since acquisition. Revenues for the business grew 23%, driven by a strategic shift toward direct retail sales and the launch of a new digital hearing aid technology.

Bausch & Lomb's U.S. skin care business continued to be very profitable in 1997. Revenues improved by 7% as Curel, one of the fastest growing hand and body lotion brands, continued its three-year trend of achieving double-digit sales growth.

Segment Operating
Earnings (excluding
restructuring and
divestitures)
($ in millions)

[Bar chart]

1995      39
1996      43
1997      46

[End bar chart]



[Logo: 50 Years of Innovation]

[Photo: Lab mouse]

In 1997, Charles River Laboratories celebrated 50 years of Contributing to the Search for Healthier
Lives.


[Photo: Curel and Soft Sense skin care products]

Bausch & Lomb's skin care business, which consists of the Curel and Soft Sense brands, improved revenues by 7% over 1996.

                                      [21]

[Photos of people at work]


Human
     Resources

"As leaders, we must understand that our value lies less in our ability to manage the tasks of others and more on looking into the future to identify new horizons and opportunities."

                         Daryl M. Dickson
                         Senior Vice President
                         Human Resources


Diversity: A Global Competitive Advantage

Bausch & Lomb believes that building a corporate culture of diversity and individual excellence helps us to better meet both investor expectations and customer requirements, while offering our employees greater personal fulfillment.

This principle is expressed in the company's commitment to provide an environment open to the expression of ideas, where diversity is valued and frankness is encouraged, and where creativity, innovation, teamwork and receptivity to change are prized and rewarded.

In 1997, Bausch & Lomb was one of five companies in the United States honored with the U.S. Labor Department's Exemplary Voluntary Efforts Award for its past efforts to develop innovative programs to increase employment opportunities for minorities, women and people with disabilities. The company believes that it must continuously renew its efforts to develop, manage and retain a diverse workforce, and expects that this issue will receive continued emphasis in 1998.


Leadership Initiative: Supporting Our Managers

With employees being encouraged to grow as individuals, and workgroup decision-making now central to the way Bausch & Lomb functions worldwide, the character of our corporation is evolving at a rapid pace. Change of this magnitude challenges the tenets of traditional leadership.

To support our managers during this essential transition and advance their leadership capabilities, Bausch & Lomb has, since 1996, introduced managers to the Leadership Development Continuum, a series of courses on effective workgroup management and facilitation.

                                      [22]

[Photo: Stephen C. McCluski]

Financial
        Performance

"EVA has our people focusing on the balance sheet as much as they do on earnings, and being very conscious of the cost of the company's capital when making financial decisions."

                       Stephen C. McCluski
                       Senior Vice President and
                       Chief Financial Officer


Restructuring: Trimming $100 Million More

In early 1996, we committed to removing $50 million of annual costs from our businesses, primarily through administrative efficiencies, merging of functions, consolidating warehousing and the closing of the company's Oakland, Maryland eyewear plant. Half of those savings were achieved in 1997. The remainder will come in 1998.

A second, more strategic cost-reduction initiative was announced in the second quarter of 1997. We intend to cut an additional $100 million in costs through further administrative efficiencies and facility rationalizations. Ninety percent of the benefits will be realized by 1999 and all of them by the year 2000. In addition to reducing costs, the restructuring will improve Bausch & Lomb's speed to market and customer responsiveness. Approximately one-third of this savings will result in improved operating margins, while the remainder will be re-allocated to revenue-generating activities such as new product development and increased marketing efforts.

EVA: Attending To The Cost Of Capital

In 1997, Bausch & Lomb adopted EVA as a key decision-making tool to be utilized by the company. With EVA, financial performance is based on profit after the cost of the company's capital, a total-cost equation that improves shareholder value. Simply put, employees are encouraged to ensure that every dollar spent in the business yields an adequate return on investment. To ensure this, the Board of Directors and Committee on Management approved adoption of EVA as the basis for the company's incentive compensation system.

Key Financial Goals

During the next two to three years, our first priority for free cash flow will be to pay down debt, with the ultimate goal of reducing our debt-to-capital ratio to approximately 50%. We will continue to consider strategic acquisitions which enhance existing businesses, and will re-instate our share repurchase program to offset stock option exercises.

                                      [23]

Board of
       Directors

[Photos: People in lab (wearing protective lab gear) looking at computer monitor, and in discussion]

Bausch & Lomb's Board of Directors is involved in the key strategic initiatives of our core businesses. They recently toured the state-of-the-art cast-mold contact lens manufacturing facility in Rochester, New York.


                                      [24]

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

     Management is further responsible for maintaining a system of internal controls to provide reasonable assurance that Bausch & Lomb's books and records reflect the transactions of the company; that assets are safeguarded; and that management's established policies and procedures are followed. Management systematically reviews and modifies the system of internal controls to improve its effectiveness. The internal control system is augmented by the communication of accounting and business policies throughout the company; the careful selection, training and development of qualified personnel; the delegation of authority and establishment of responsibilities; and a comprehensive program of internal audit.

     Independent accountants are engaged to audit the financial statements of the company and issue a report thereon. They have informed management and the audit committee of the board of directors that their audits were conducted in accordance with generally accepted auditing standards which require a review and evaluation of internal controls to determine the nature, timing and extent of audit testing. The Report Of Independent Accountants is on page 62 of this report.

     The recommendations of the internal auditors and independent accountants are reviewed by management. Control procedures have been implemented or revised as appropriate to respond to these recommendations. In management's opinion, as of December 27, 1997, the internal control system was functioning effectively and accomplished the objectives discussed herein.


/s/ William H. Waltrip  /s/ William M. Carpenter     /s/ Stephen C. McCluski
    William H. Waltrip      William M. Carpenter         Stephen C. McCluski
    Chairman                President and                Senior Vice President
                            Chief Executive Officer      and Chief Financial
                                                         Officer

Report Of The
         Audit Committee

The audit committee of the board of directors, which held three meetings during 1997, is composed of four outside directors. The chair of the committee is Alvin
W. Trivelpiece, Ph.D. The other members are Domenico De Sole, Ruth R. McMullin and Linda Johnson Rice.

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

/s/ Alvin W. Trivelpiece
    Alvin W. Trivelpiece, Ph.D.
    Chair, Audit Committee

Bausch & Lomb Incorporated and Consolidated Subsidiaries


                                      [25]

Financial
        Review


Dollar Amounts In Millions - Except Per Share Data

This financial review, which should be read in conjunction with the accompanying financial statements, contains management's discussion and analysis of the company's results of operations, liquidity and 1998 outlook.


Results Of Operations

Bausch & Lomb's operating results are reported in four business segments: vision care, eyewear, pharmaceuticals and healthcare. The vision care segment includes contact lenses and lens care products. The eyewear segment is comprised of sunglasses, vision accessories and the divested sports optics and thin film coating businesses. The pharmaceuticals segment includes prescription pharmaceuticals and over-the-counter (OTC) medications. The healthcare segment is comprised of biomedical products and services, hearing aids, skin care products and the divested oral care and dental implant businesses.

     The following table summarizes the proportion of reported revenues and earnings derived from each business segment:


                        Revenues                     Earnings
                -----------------------------------------------------
                 1997     1996     1995     1997       1996      1995
---------------------------------------------------------------------


Vision care       47%     45%       42%      94%        76%       59%
Eyewear           26%     27%       30%     (29%)       (2%)      16%
Pharmaceuticals   10%     10%        9%      15%        12%       14%
Healthcare        17%     18%       19%      20%        14%       11%
                =====================================================

Net Sales Revenues in 1997 decreased $11 or 1% from 1996. A decrease in sales due to the divestiture of the oral care and dental implant businesses in late 1996, as well as declines in sales of sunglasses and unfavorable currency, was partially offset by strong sales of contact lenses. In 1996, revenues decreased $6 partially due to a decline in sales in the oral care business and the divestiture of the sports optics business in early 1995. While 1996 reflected strong growth of contact lens revenues, this was partially offset by declines in sunglass sales and unfavorable currency.

     On a constant dollar basis (that is, adjusted for changes in foreign currency exchange rates), 1997 revenues improved 3% over the prior year. Constant dollar revenues in 1996 increased 2% over 1995.

Operating Earnings Operating earnings in 1997 decreased $43 or 22% due to an increase in restructuring charges and operating losses in the eyewear segment, partially offset by growth in the vision care, pharmaceuticals and healthcare segments. For 1996, operating earnings decreased $20 or 9%, as reduced earnings in the eyewear and pharmaceuticals segments were partially offset by improved earnings in the vision care segment.

Comparability

To facilitate an analysis of the company's operating results, certain significant events in each of the past three years should be considered. Unless specified as "reported," amounts in the remainder of this "Results Of Operations" section have been prepared using "comparable basis" results, which exclude the items described below.


Restructuring Costs In each of the three years covered by this review, the company's board of directors approved plans to restructure portions of each of the company's business segments and certain corporate administrative functions. These plans are described more fully in Note 4-Restructuring Charges, and represent the company's efforts to enhance its competitive position and to reduce the annual impact of general and administrative, logistics and distribution costs by streamlining functions and closing certain facilities. In 1997, pre-tax restructuring charges of $72 were recorded. The after-tax impact of these charges was $46 or $0.83 per diluted share. In 1996, pre-tax restructuring charges were $15. The after-tax impact of these charges was $11 or $0.19 per

Bausch & Lomb Incorporated and Consolidated Subsidiaries


                                      [26]
diluted share. In 1995, pre-tax restructuring charges of $27 were recorded. The after-tax impact of these charges was $17 or $0.30 per diluted share.

Divestitures In December 1997, the company divested the Thin Film Technology Division, which was reported in the eyewear segment. This business contributed revenues of $17, $20 and $29 in the years 1997, 1996 and 1995, respectively. The business had an operating loss of $3 in 1997, broke even in 1996 and had operating earnings of $3 in 1995. There was no material gain or loss to the company on the divestiture. During 1996, the company divested two of its non-core businesses whose results were reported in the healthcare segment. The dental implant business, which was sold in November 1996, and the Oral Care Division, which was divested in September 1996, contributed combined revenues of $50 and $78 in 1996 and 1995, respectively. Combined operating losses of these divested businesses were $8 in 1996 and $4 in 1995. The company recorded an after-tax gain of $2, or $0.04 per diluted share on the divestitures. In May 1995, the company completed the sale of its Sports Optics Division. This business contributed $18 to eyewear segment revenues in 1995; operating earnings were break-even. Net earnings in 1995 reflected an after-tax gain on the divestiture of $21 or $0.36 per diluted share.

Litigation As described in Note 17-Litigation, the company agreed to settle a matter in litigation which resulted in a 1997 pre-tax charge of $21. The after-tax impact of this charge was $13 or $0.24 per diluted share. The company's assessment of the probable future impact of certain other legal matters led the company to record pre-tax litigation provisions of $16 in 1996 and $22 in 1995. On an after-tax basis, such charges amounted to $10 or $0.18 per diluted share in 1996 and $14 or $0.24 per diluted share in 1995.

Revenues And Earnings By Business Segment

A summary of reported sales and earnings by business segment, corporate administration expense and operating earnings, and comparable basis results follows:

                                 1997                       1996                       1995
----------------------------------------------------------------------------------------------------------

                                     Comparable                   Comparable                  Comparable
                      As Reported         Basis    As Reported         Basis    As Reported        Basis
----------------------------------------------------------------------------------------------------------
Net Sales
Vision care            $  908.9       $  908.9     $  869.1          $  869.1     $  813.7       $  813.7
Eyewear                   492.1          475.5        525.1             504.8        581.4          534.4
Pharmaceuticals           190.6          190.6        189.0             189.0        181.5          181.5
Healthcare                324.1          324.1        343.6             294.0        356.3          278.2
                      -----------------------------------------------------------------------------------
Total                  $1,915.7       $1,899.1     $1,926.8          $1,856.9     $1,932.9       $1,807.8

===========================================================================
========

Operating Earnings
Vision care             $ 189.9       $  209.3     $  182.1          $  190.7     $  158.5       $  161.7
Eyewear                   (59.2)         (23.2)        (5.6)             (0.8)        43.7           57.7
Pharmaceuticals            31.5           36.5         28.6              28.6         38.5           38.5
Healthcare                 39.9           45.8         34.8              42.5         30.8           39.0
                      -----------------------------------------------------------------------------------
                          202.1          268.4        239.9             261.0        271.5          296.9
Corporate
administration            (54.1)         (45.5)       (49.1)            (47.6)       (60.9)         (57.9)
                      -----------------------------------------------------------------------------------
Total                   $ 148.0       $  222.9     $  190.8          $  213.4     $  210.6       $  239.0

===========================================================================
========

Consolidated revenues have increased at compound annual rates of 4.6% and 4.8% for the most recent three- and five-year periods, respectively. Revenues in 1997 increased $42 or 2% from 1996 and improved 6% on a constant dollar basis. In 1996, revenues increased $49 or 3% and improved 5% on a constant dollar basis.


Bausch & Lomb Incorporated and Consolidated Subsidiaries

                                      [27]

Vision Care Segment Results

1997 Versus 1996--Vision care revenues include sales of contact lenses, representing 45% of total 1997 segment revenues, and lens care products, comprising 55% of revenues. An increase in revenues of $40 or 5% was driven primarily by sales of contact lenses. On a constant dollar basis, segment revenues increased 8%.

     Constant dollar contact lens revenues increased 13%. Strong sales of Medalist lenses in Japan, increased shipments of SofLens66 lenses in the U.S. and Europe and expansion of SofLens one day lenses (formerly Award) in Europe contributed to the growth. The increase was partially offset by a decline in traditional lenses, as the expected shift to planned replacement and disposable lenses (collectively PRP) continued, and by a moderate decrease in rigid gas permeable (RGP) lenses, most notably in Europe. Lens care products revenues increased 4% on a constant dollar basis, benefiting from the launch of the new premium-priced solution, ReNu MultiPlus, in the U.S. and Europe and increased revenues for other lens care products outside the U.S.

     Segment earnings improved $19 or 10%, and operating margins improved to 23% in 1997 from 22% in 1996. The positive results reflect the impact of higher sales and the continuing effects of cost reduction efforts.

1996 Versus 1995--Revenues in this segment improved $55 or 7%, led by a 17% increase in sales of contact lenses. On a constant dollar basis, segment revenues increased 9%. Strong constant dollar gains for PRP lenses, such as Optima FW and SofLens66, in all regions and incremental sales of SofLens one day more than offset the decline in sales of traditional lenses. Revenues from RGP lenses in constant dollars were above 1995, with gains in the U.S. and the Asia-Pacific region. Soft lens solutions reflected modest constant dollar gains, with revenue growth from ReNu products offsetting declines in traditional solutions such as saline, daily cleaners and enzymatic tablets. Worldwide constant dollar revenues from RGP solutions declined from 1995 due to the timing of promotions.

     Operating margins in this segment were 22% in 1996 compared to 20% in 1995. Contact lens earnings in 1996 were positive for the first time in several years, driven by increased sales and cost reduction efforts. Segment earnings in 1996 were $191 compared to $162 in 1995, an increase of 18%.

Eyewear Segment Results

1997 Versus 1996--Segment revenues declined $29 or 6% compared to 1996. On a constant dollar basis, segment revenues declined 3%. These trends reflect results for sunglasses, the primary product in the segment.

     Sunglass sales in the U.S. declined 6%, due in part to lower sales to the segment's largest customer. In addition, increased competition for Ray-Ban and Revo products and a loss in market share for Ray-Ban products contributed to the shortfall. Offsetting this trend were favorable sales of new sunglass styles, including the early launch of the 1998 Ray-Ban collection. Outside the U.S., constant dollar sales of sunglasses were slightly below prior year, primarily due to sluggish retail markets in the Asia-Pacific region.

     The segment operating loss increased to $23 in 1997, including an $11 charge recorded in the first quarter for the cost of exiting certain Ray-Ban product lines and the write-off of the company's equity investment in a start-up eyewear technology company. The impact of the sales shortfall, higher manufacturing costs due to decreased production volumes, higher marketing and advertising costs for sunglass products and higher amortization expense associated with the first quarter acquisition of the Killer Loop eyewear business were partially offset by cost savings realized from recent restructuring actions.

1996 Versus 1995--Segment revenues declined $30 or 6% in 1996 as compared with 1995. On a constant dollar basis, revenues declined 4%. New Ray-Ban sunglasses, such as Sidestreet, Orbs and Inertia styles, and new offerings in the Killer Loop Street Sport and Revo Shapes collections, as well as incremental revenues from the first quarter acquisition of the Arnette sunglass line, contributed significantly to total sunglass sales. These positive results were more than offset by an erosion in sales of more traditional product designs, particularly in the Ray-Ban line, by new product supply issues and by a second-half reduction in orders, primarily in the U.S., from the segment's largest customer.

Bausch & Lomb Incorporated and Consolidated Subsidiaries

                                      [28]

     Eyewear segment losses of $1 in 1996 were $58 lower than 1995 results, reflecting the adverse impacts of the sales shortfalls, the continued shift to lower-margin new products, unfavorable manufacturing variances due to reduced production volumes and increased provisions for obsolescence.

Pharmaceuticals Segment Results

1997 Versus 1996-Segment revenues increased $2 or 1% over the prior year as strong U.S. sales were partially offset by a decline in revenues for the company's Dr. Mann Pharma subsidiary in Germany. On a constant dollar basis, sales increased 7%.

     Contributing to a double-digit increase in the U.S. was the successful launch of Trimethoprim, the new generic ophthalmic equivalent to Polytrim, a drug to prevent eye infections. Trimethoprim sales for the year attained a greater than 95% market share for the generic product. Muro, a hypertonic ophthalmic solution and ointment for the temporary relief of corneal edema, experienced solid sales for the year. The success of Minoxidil, a generic version of Rogaine, continued in 1997 as did the sales of a variety of generic pharmaceutical products introduced prior to 1994. The U.S. general eye care business benefited from the continued strength of Opcon-A, an antihistamine/decongestant, and Moisture Eyes PM, formerly Duolube, a preservative-free ointment used for nighttime relief of dry eyes. Revenues also benefited from the launch of Bausch & Lomb Computer Eye Drops, the first product on the market positioned for computer users to soothe dry, strained and tired eyes, as well as the relaunch of several other key eye care products. Constant dollar revenues for prescription pharmaceuticals in Europe were up 10% from the prior year reflecting a normalization of sales in the second half of 1997, whereas European OTC pharmaceuticals experienced a 13% constant dollar decline in revenue versus 1996. This sales shortfall was attributable to pharmacy inventory reductions in Germany due to continued poor economic conditions.

     Pharmaceutical segment earnings of $37 improved 28% in 1997 from the year ago period. This improvement was driven by price and volume increases for many of the U.S. generic products partially offset by unfavorable manufacturing variances and higher allowances associated with the competitive nature of the generic pharmaceuticals industry. Research and development was $14 or 7.4% of sales in 1997, compared to $13 or 7.1% of sales in 1996, as the company continued to invest in its pharmaceutical business.

1996 Versus 1995-Worldwide pharmaceutical segment revenues improved $8 or 4% versus 1995. On a constant dollar basis sales improved 7%.

     Revenues for products sold in the U.S. advanced 17% attributable to the success of two new product launches: Minoxidil and Ocutricin, an antibiotic short-term solution to treat superficial eye infections. Crolom, launched in 1995 for ocular inflammation, witnessed double-digit growth for the year. Tobramycin, a generic version of Tobrex, experienced a significant decline in sales compared to 1995 due to heavy competition resulting in the loss of both market share and margins. OTC products in the U.S. attained a 5% increase in sales, benefiting from improved sales of Opcon-A, introduced in the fourth quarter of 1994, and Moisture Eyes PM. Revenues for prescription pharmaceuticals in Europe advanced from the prior year, improving 8% on a constant dollar basis, despite uncertainty in the fourth quarter regarding the German government's proposed cutback on prescription reimbursements. The company's line of European OTC products fell 2% in constant dollars versus 1995 although market share remained steady as the whole industry struggled with the poor economic conditions.

     Reported pharmaceutical segment earnings of $29 declined $10 or 26% from the 1995 level. Operating margins decreased as higher spending for advertising, selling and research and development, as well as unfavorable currency movements in Europe, was only partially offset by price and volume increases for many U.S. generic products. Research and development costs increased to 7.1% of sales versus 5.1% of sales in 1995 as the company moved forward with its growth plan for generic and proprietary ophthalmic products.

Healthcare Segment Results

1997 Versus 1996-This segment includes results for biomedical products and services, hearing aids and skin care products, which contributed 66%, 19% and 15% of total 1997 segment revenues, respectively. Revenues increased $30 or 10%, over 1996 with gains in all product lines. Revenues were up 14% over the prior year on a constant dollar basis.

Bausch & Lomb Incorporated and Consolidated Subsidiaries

                                      [29]

     Revenues in the biomedical business increased 13% on a constant dollar basis reflecting increases in purpose-bred animals due to product line extensions and price increases, and strong growth in sales of biotech products and services. Hearing aid revenues advanced 23% over 1996, aided by an increase in company-owned retail outlets and sales of new products. Skin care product revenues were up 7%, led by an increase in sales and market share for Curel products partially offset by a decline in revenues for the Soft Sense line.

     Segment earnings increased 8% on the strength of higher sales, with the hearing aid business profitable for the first time since the company acquired the business in 1993.

1996 Versus 1995-The healthcare segment experienced 6% revenue growth over 1995 and grew 9% in constant dollars with gains in all product lines. Constant dollar revenues increased 10% for the company's biomedical business, reflecting the impact of incremental sales of purpose-bred laboratory animals and other product line extensions. Revenues for the Miracle-Ear line of hearing aids rose 9% due to sales of new in-the-ear products and increased sales in company-owned stores. Skin care revenues advanced 5% for the year, led by 15% growth in the Curel product line, including Alpha Hydroxy and Nutrient Rich products, offset by a 12% decline in the Soft Sense line due to reduced consumer demand.

     Healthcare segment earnings rose 9% with improvements in all businesses resulting from the margin impact of sales increases, slightly offset by higher operating expenses. While the hearing aid business showed a slight loss in 1996, this business continued to show improvement in operating results.

Operating Costs And Expenses The ratio of cost of products sold to sales was 45.7% in 1997, versus 44.7% and 43.4% for 1996 and 1995, respectively. The unfavorable trend in 1997 reflected a $9 charge for the cost of exiting certain Ray-Ban product lines recorded in the first quarter, unfavorable manufacturing variances for eyewear and pharmaceuticals as well as lower margins in the company's core segments. Vision care margins declined slightly due to product mix while eyewear margins reflected the unfavorable impact of decreased volumes. Pharmaceuticals margins were negatively impacted by the downward pressure on generic pharmaceutical selling prices. The unfavorable ratio in 1996, when compared to 1995, resulted from a decline in sunglass sales in combination with a shift in sales mix toward lower-margin sunglass styles and PRP lenses.

     Selling, administrative and general expenses, including corporate administration, were 39.0% of sales in 1997 compared to 40.1% in both 1996 and 1995. The year-over-year favorable ratio reflected decreases in marketing and advertising, lower general administration costs and reduced spending in the pharmaceuticals segment as well as lower selling expenses due mainly to consolidation of certain responsibilities in the vision care segment. Offsetting these favorable variances was a $2 charge recorded in the first quarter of 1997 for the write-off of the company's equity investment in a start-up eyewear technology venture.

     Corporate administration expenses were 2.4% of sales in 1997, versus 2.6% and 3.2% in 1996 and 1995, respectively. These trends reflect efforts in expense reduction resulting from company-wide restructuring programs. The 1995 expense included $7 for retirement and other benefits for the company's former Chief Executive Officer. Excluding this charge, 1995 corporate administration expenses represented 2.8% of sales.

     Research and development expenses totaled $66 in 1997, a decrease of $4 or 5% from 1996. In 1995, these costs were $59. This represented 3.5% of sales in 1997 versus 3.8% and 3.3% in 1996 and 1995, respectively. The 1997 decrease in expense was due in large part to favorable project spending as efforts were being made to consolidate research and development functions in the vision care segment. Research and development is expected to increase in 1998 to support development and approval of new products, particularly in the vision care and pharmaceuticals segments. The increase in the 1996 levels demonstrated the significant investment in new contact lens technology and the development of new pharmaceutical products.

Bausch & Lomb Incorporated and Consolidated Subsidiaries


                                      [30]

Revenues And Earnings By Geographic Region A summary of sales and earnings by geographic region follows:

                                 1997                          1996                       1995
                       -----------------------------------------------------------------------------------

                                       Comparable                   Comparable                  Comparable
                         As Reported        Basis     As Reported        Basis   As Reported         Basis
-----------------------------------------------------------------------------------------------------------
Net Sales
Europe, Middle East
  & Africa                $  481.9       $  474.9      $  500.8       $  479.7      $  471.0      $  441.4
Asia-Pacific                 356.6          356.0         346.6          340.7         345.3         336.4
Canada &
  Latin America              110.5          110.5         116.1          112.4         119.0         112.2
U.S.                         966.7          957.7         963.3          924.1         997.6         917.8
                       -----------------------------------------------------------------------------------
Total                     $1,915.7       $1,899.1      $1,926.8       $1,856.9      $1,932.9      $1,807.8

===========================================================================
========


Operating Earnings
Europe, Middle East
  & Africa                $   58.8       $   73.6      $   74.7       $   80.5      $   93.2      $   96.3
Asia-Pacific                  20.4           23.1          36.1           37.4          43.6          42.7
Canada &
  Latin America               (0.8)           3.3           3.6            3.8          (2.0)         (1.2)
U.S.                          69.6          122.9          76.4           91.7          75.8         101.2
                       -----------------------------------------------------------------------------------
Total                     $  148.0       $  222.9      $  190.8       $  213.4      $  210.6      $  239.0

===========================================================================
========

Sales outside the U.S. totaled $941 in 1997, an increase of $9 from 1996. Non-U.S. sales represented 50% of consolidated revenues in 1997 and 1996 and 49% in 1995. European revenues in 1997 were essentially even with the prior year on a percentage basis. However, in constant dollars revenues rose 7% led by sales growth for PRP lenses and lens care products, which benefited from the introduction of ReNu MultiPlus solution, offset by lower pharmaceuticals results. Sales in the Asia-Pacific region improved $15 or 4%. On a constant dollar basis, sales increased 12% due to growth for vision care products. Sunglass sales throughout the region were lower due to country-specific economic issues and competitive pressures. In Canada and Latin America, sales fell $2 or 2% from 1996. Lower lens care products and eyewear sales in Canada offset increased demand for sunglasses in Latin America and PRP lenses throughout the region.

     U.S. revenues in 1997 increased $34 or 4% from the prior year. Lower sales of Ray-Ban and Revo sunglasses were more than offset by growth in PRP lenses and U.S. generic pharmaceuticals. Growth in U.S. healthcare results included increased sales of Miracle-Ear hearing aids and Curel products.

     Sales outside the U.S. in 1996 increased $43 or 5% from 1995. Results were driven by the European region where revenues increased $38 or 9% versus the prior year, and 11% on a constant dollar basis. Strong contact lens performance, especially in the PRP line, and incremental sales of SofLens one day contributed to the improvement. Increased shipments of lens care products, somewhat offset by price declines, also contributed to the year-over-year European growth. Sales in the Asia-Pacific region increased 12% on a constant dollar basis. The region demonstrated double-digit sales growth in constant dollars for vision care products while sunglass sales, as a result of intense competitive pressures, were below 1995 levels. In Canada and Latin America, sales were also relatively flat to 1995, where modest growth in soft lens solutions and PRP lenses in Canada was offset by lower sunglass sales throughout most of the region.

     In the U.S., 1996 sales, including incremental sales from Arnette sunglasses, increased $6 or 1% from 1995. Vision care sales improved with growth in the Optima, Gold Medalist toric and SofLens66 product lines. Sunglass sales, however, fell versus 1995 as a significant shortfall in traditional styles was only partially offset

Bausch & Lomb Incorporated and Consolidated Subsidiaries


                                      [31]
by the success of the company's new product launches. This, in combination with reduced second-half orders from the segment's largest customer, contributed heavily to the decline in overall U.S. sunglass sales. In healthcare, skin care revenues were up from 1995 due primarily to an increase in Curel sales.

     Operating earnings in markets outside the U.S. in 1997 decreased $22 or 18% from 1996, and represented 45% of total operating earnings in 1997 versus 57% and 58% in 1996 and 1995, respectively. The drop in earnings for 1997 was due mainly to difficulty in the eyewear segment, where margins were impacted by changes in sales mix toward lower margin new products from the more profitable traditional products and adverse currency impacts. A change in sales mix for vision care products away from higher margin lens care products towards contact lenses, as well as adverse currency, were also factors.

     In the U.S., 1997 operating earnings increased $31 or 34% versus prior year. Margins were slightly lower than prior year, however, total profitability was maintained through savings in operating expenditures, especially marketing and advertising and research and development.

     Operating earnings in markets outside the U.S. in 1996 decreased $16 or 12% from 1995. The 1996 earnings decline was attributed to sales of lower-margin new sunglass styles, adverse currency impacts and an increase in advertising expenditures.

     Operating earnings in the U.S. in 1996 decreased $10 or 9% from 1995 in large part due to margin impacts of lower sunglass and lens care products sales, partially offset by improved profitability in contact lenses.

Other Income And Expense Interest and investment income was $40 in 1997, $43 in 1996 and $39 in 1995. The decrease in 1997 from 1996 was attributable to lower investment levels and interest income recorded in 1996 on an income tax refund, partially offset by higher interest rates. The increase in 1996 over 1995 was primarily due to interest on the tax refund and to higher income generated from interest rate swaps, partially offset by lower interest rates.

     Interest expense was $56 in 1997, $52 in 1996 and $46 in 1995. The 1997 increase over 1996 was primarily due to higher debt levels and higher interest rates, while the 1996 increase over 1995 was due primarily to higher debt levels partially offset by lower interest rates.

     The company pursues an essentially neutral strategy with respect to interest rate movements. Its policy is to maintain, within reasonable parameters, a balance between floating-rate investments, which are predominately held outside the U.S., and floating-rate debt, which represents primarily U.S. obligations. To the extent this natural hedge position becomes unbalanced, the company may enter into interest rate swap agreements or undertake long-term fixed-rate borrowings, the proceeds from which may be used to repay short-term debt. As a result of this practice, the company's exposure to the normal rise and fall of U.S. interest rates is mitigated.

     The company does not engage in foreign currency speculation. Its objective is to hedge identified transaction exposures on an after-tax basis to minimize the impact of exchange rate movements on operating results. The company selectively hedges exposures arising in countries with hyperinflationary economies. Transaction gains of $9 and translation losses of $2 resulted in net foreign currency gains of $7 in 1997. In 1996, net foreign currency gains of $2 reflected transaction gains of $3 offset by translation losses of $1. In 1995, net losses were $6 and were comprised of $2 transaction losses and $4 translation losses. The favorability in 1997 and 1996 was primarily due to premium income on foreign exchange contracts hedging investments in selected subsidiaries. Reduced translation losses resulting from increased economic stability in hyperinflationary economies contributed to the 1996 favorability.

Income Taxes The company's reported tax rate was 38.7% in 1997 as compared to 37.7% in 1996 and 36.9% in 1995. The higher 1997 and 1996 rates reflected the impact of restructuring and litigation charges and the net gain on divestitures (collectively non-recurring charges) and shifts in geographic earnings. Excluding non-recurring charges, the ongoing tax rate was 37.4%, 37.6% and 35.6% for 1997, 1996 and 1995, respectively.

Bausch & Lomb Incorporated and Consolidated Subsidiaries

                                      [32]

Net Earnings And Earnings Per Share Reported net earnings of $49 or $0.89 per diluted share in 1997 declined significantly from the 1996 reported amounts of $83 or $1.47 per diluted share. The decrease is primarily attributable to the operational matters discussed above, as well as the net impact of non-recurring charges. Results for 1996 decreased from the reported 1995 amounts of $112 or $1.93 per diluted share due to the operational matters discussed above and the net impact of non-recurring charges.

Liquidity And Financial Resources

The company evaluates its liquidity from several perspectives, including its ability to generate earnings, positive cash flows and free cash flow, its financial position, its access to financial markets and the adequacy of working capital levels. The company has a stated goal to maximize free cash flow, which is defined as cash generated before the payment of dividends, the borrowing or repayment of debt, stock repurchases and the acquisition or divestiture of businesses. The following section is presented on a reported basis.

Cash Flows From Operating Activities Cash provided by operating activities totaled $216 in 1997. This favorability was driven primarily by the timing of income tax payments and refunds and by the lowering of inventory levels. Free cash flow for 1997 was positive $68, versus a negative $47 for 1996. This increase was primarily attributable to the operating factors cited above.

     In 1996, operating activities generated $89 in cash flow, a significant decrease from 1995. Lower earnings, increased inventory and accounts receivable and reduced levels of accounts payable and income taxes all contributed to the unfavorable comparison.

Cash Flows From Investing Activities Cash used in investing activities was $175 in 1997. Capital expenditures totaled $126, a significant portion of which supported expanded contact lens manufacturing capacity. Cash outflows for acquisitions were $49, primarily for the purchase of Killer Loop S.p.A., a manufacturer of sunglasses based in Italy. Prior to the acquisition, the company had an exclusive agreement with Killer Loop S.p.A. to market its products. Cash realized in 1997 from divestitures reflected the sale of the Thin Film Technology Division.

     In 1996, cash used in investing activities was $142. Capital expenditures were $130 and included spending for new contact lens technology and enhanced sunglass manufacturing processes. Cash paid for acquisitions was $86 as the company expanded its presence in both the sunglass sport and the SofLens one day contact lens markets with the purchases of Arnette Optic Illusions Inc. and Award plc, respectively. Divestitures yielded $78 as the company sold its oral care and dental implant businesses.

Cash Flows From Financing Activities In 1997, $13 was used in financing activities. The primary inflow was $214 from long-term debt proceeds, primarily issuances under the company's medium-term note program. This inflow was more than offset by dividend payments, repayment of long-term debt and net repayments of short-term debt. During 1997, the company repurchased 500,000 Common shares, exhausting all share repurchases authorized by the board of directors.

     Cash provided by financing activities during 1996 was $29. Funds were used to repay long-term debt, repurchase Common shares and pay dividends. Proceeds from debt, primarily long-term, more than offset the cash outflows.

Financial Position The company's objective of maximizing its return on shareholders' equity requires the cost of capital to be optimized. The company uses debt financing to lower the cost of capital. In total, short- and long-term borrowings were $855 in 1997, $718 in 1996 and $574 in 1995. As described in
Note 9--Debt, the

Bausch & Lomb Incorporated and Consolidated Subsidiaries

                                      [33]
increase in long-term debt in 1997 was due in part to $75 associated with the adoption of new accounting rules which required the company to classify proceeds from its new trade receivable securitization agreement as debt. The ratio of total debt to capital stood at 51.1%, 44.9% and 38.2% at year end 1997, 1996 and 1995, respectively. Subsequent to year end the company increased its short-term borrowings by $680 to finance acquisitions. Cash and short-term investments totaled $184 in 1997, $168 in 1996 and $195 in 1995.

Access To Financial Markets Bausch & Lomb's reputation, coupled with its financial position and cash flows, assures access to financing in markets around the world. The company maintains U.S. revolving credit agreements, with both 364-day and 5-year terms, totaling $1,200. The interest rate under these agreements is based on the LIBOR rate, or, at the company's option, the higher of several other common indices. No debt was outstanding under these agreements as of December 27, 1997. In addition, the company maintains other lines of credit on which it may draw to meet its financing requirements. Subsequent to year end the company filed a $500 shelf registration with the Securities and Exchange Commission, under which it will be able to borrow in the long-term U.S. public markets.

     Following the announcement of the company's intent to acquire Chiron Vision Corporation and Storz Instrument Company (see Note 2-Subsequent Events), both Standard & Poor's and Moody's Investors Service placed the company's long-term debt under review and subsequently lowered their ratings of this debt from A-minus to BBB and from A-3 to Baa2, respectively. Concurrent with this rating action, the company's commercial paper rating was confirmed at A-2 by Standard & Poor's and P-2 by Moody's Investors Service. The company believes the lowering of its long-term debt rating does not restrict its ability to raise funds in the capital markets at reasonable costs. Concurrent with filing the shelf registration discussed above, both Standard & Poor's and Moody's Investors Service confirmed the company's long-term debt rating.

     After its acquisition of Chiron Vision Corporation and Storz Instrument Company, the company believes its existing and planned credit facilities will provide adequate liquidity to meet obligations, fund capital expenditures and invest in other potential growth opportunities. When a portion of the $680 short-term borrowings used to fund these acquisitions is converted to long-term debt, the company will pay a higher rate of interest on such portions.

Working Capital Working capital was $203 at year end 1997 as compared to $19 and $71 at year end 1996 and 1995, respectively. The current ratio was 1.2, 1.0 and
1.1 at year end 1997, 1996 and 1995, respectively.

Dividends The dividend on Common stock, declared and paid quarterly, totaled $1.04 per share for each of the years 1997 and 1996 and $1.01 per share for 1995. Quarterly dividends were raised 6% to $0.26 per share in July 1995. The company has a goal of maintaining a payout rate of between 30% to 35% of the previous year's earnings before non-recurring charges. Future dividend increases are not certain.

Return On Equity And Capital Return on average shareholders' equity was 5.9% in 1997, compared with 9.2% in 1996 and 11.9% in 1995. The decrease in 1997 was the result of the unfavorable impact of non-recurring charges and lower earnings in the eyewear segment, partially offset by higher earnings in the other segments. The decrease in 1996 reflected the unfavorable impact of the non-recurring charges and lower earnings in the eyewear segment. Return on average capital employed was 5.0% in 1997, 7.2% in 1996 and 9.2% in 1995. The changes for both 1997 and 1996 were due primarily to the matters discussed above, as well as to increases in the levels of debt on a year-over-year basis.


Bausch & Lomb Incorporated and Consolidated Subsidiaries

                                      [34]

Outlook

During 1998 the company expects its sales and operating performance in the vision care, pharmaceuticals and healthcare segments to be consistent with 1997 trends with the eyewear segment exhibiting a return to profitability. These expectations exclude the impact of currency, which would have a negative impact if exchange rates remain at December 1997 levels. Since the company operates globally, the businesses are subject to fluctuations in currencies, which can have a material effect on non-U.S. sales and the results of consolidated operations.

     The company's vision care segment will continue to focus on four key strategies: leveraging its complete product line, growing revenues and market share through the introduction of new products, investing the savings reaped by the company's restructuring efforts in consumer advertising to support new products, and maintaining efforts necessary to lower production costs, which remains a critical goal in light of the continuing trend in contact lens wearing patterns from traditional to lower cost PRP lenses. Revenue growth on a constant dollar basis is anticipated to remain strong, led by non-U.S. sales increases. Margins should remain at their current levels. The revenue growth should be driven by new product expansion in both contact lenses and lens care products. Sales for contact lenses are expected to benefit from the introduction of the company's single use lens, SofLens one day, in the U.S. and the worldwide introduction of SofLens66 toric. Lens care product revenues worldwide should benefit from the 1997 second-half launch of ReNu MultiPlus solution.

     Key strategies for the eyewear segment in 1998 include strengthening the brand leadership of Ray-Ban sunglasses, improving the company's product delivery capabilities and expanding brands outside the U.S. Revenues in the U.S. are expected to increase slightly, reflecting the benefit of reallocating administrative spending to new product development, consumer advertising and merchandising efforts. Growth outside the U.S. is forecasted to grow at a more rapid pace driven by the continued expansion of the Killer Loop, Porsche Design, Arnette and Revo lines into international markets. In consideration of the volatile economic situation in Southeast Asia, the company has reduced its expectations for those markets. The company anticipates that operating earnings in this segment will be positive in 1998 as it benefits from lower production costs, reductions in administrative expenses and improvement in product mix. As in the past, success in the eyewear business will require innovative design, marketing expertise and flexible delivery and logistical capabilities. An inability to reduce high levels of inventory of certain eyewear styles or delays or difficulties with new product introductions or product enhancements could negatively impact the company's future business results.

     The pharmaceuticals segment is committed to expanding its line of proprietary ophthalmic drugs through collaborative ventures, continuing to aggressively launch new generics as products come off patent, and penetrating markets outside its current U.S. and German bases. Revenue growth in 1998 is expected to remain solid driven by new products such as Lotemax, steroidal anti-inflammatory drops designed to treat ocular inflammation, and the company's Bausch & Lomb Computer Eye Drops product which was launched in late 1997. Operating margins are expected to remain at 1997 levels. The segment is subject to risks associated with future adverse changes in the laws and regulations affecting products, taxes, the environment and other governmentally regulated areas. In particular, growth is contingent upon obtaining necessary regulatory approvals. In addition, this business anticipates shifting its current product portfolio toward a more even balance between higher-margin proprietary pharmaceuticals and lower-margin generic pharmaceuticals.

     During 1998 the company will continue to manage the healthcare segment in a manner designed to maximize its return to investors. Revenues are forecasted to grow at a rate consistent with 1997 and operating margins are expected to increase at the same pace as sales. Growth is anticipated in all of the healthcare businesses.

     In fiscal 1998 the company acquired two new businesses, Chiron Vision Corporation and Storz Instrument Company. These businesses offer products in the cataract, refractive and retinal surgery markets, as well as the ophthalmic pharmaceuticals market. During 1998 these two acquisitions will be combined to form


Bausch & Lomb Incorporated and Consolidated Subsidiaries

                                      [35]
a new surgical business which enhances the company's existing portfolio of eye care products. Overall, the success of the acquisitions will depend in large part on the company's ability to integrate and capture synergies in the combined businesses. Expenses are expected to be incurred related to the integration process, especially in the first half of 1998, however the full year's earnings impact should be neutral. These expectations do not include any potential one-time charges related to the write-off of acquired in-process research and development projects.

     The company expects to record additional restructuring charges in early 1998 related to 1997 cost reduction programs. However, the results of those restructuring and cost reduction efforts, coupled with profit improvement in the sunglass business, should continue to result in consolidated earnings growth for the company during 1998. Although not anticipated, risks that the company does not achieve the stated cost reductions and restructuring goals could impact the company's ability to meet its short- and long-term earnings goals.

Other Matters

Environment The company believes it is in compliance in all material respects with applicable environmental laws and regulations. The company is presently involved in remediation efforts at certain locations, some of which are company owned. At all such locations, the company believes such efforts will not have a materially adverse effect on its results of operations or financial position.

Year 2000 Software Compliance For the past several years the company has been working to identify and resolve all year 2000 data and processing issues within its current portfolio of software applications. Currently, management believes that the costs of addressing potential problems are not expected to have a material adverse impact on the company's financial position, results of operations or cash flows in future periods. However, if the company, its customers or vendors are unable to resolve such processing issues in a timely manner, it could result in a material financial risk. The company plans to devote the necessary resources to resolve significant year 2000 issues in a timely manner.

Information Concerning Forward-Looking Statements When used in this discussion, the words "anticipate," "should," "expect," "estimate," "project" and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve predictions of future company performance, and are thus dependent on a number of factors affecting the company's performance. Where possible, specific factors that may impact performance materially have been identified in connection with specific forward-looking statements. Additional risks and uncertainties include, without limitation, the impact of competition, seasonality and general economic conditions in the global sunglass, vision care and ophthalmic surgical and pharmaceutical markets, where the company's core businesses compete, changes in global economic and political conditions, customer concentration (the company's two largest customers accounted for over 10% of total sales in 1997), changing trends in consumer preferences and tastes, legal proceedings initiated by or against the company, changes in government regulation of the company's products and operations, changes in private and regulatory schemes providing for the reimbursement of patient medical expenses, difficulties or delays in the development, production, testing and marketing of products and the effect of changes within the company's organization, and such other factors as are described in greater detail in the company's filings with the Securities and Exchange Commission, including its 1997 Annual Report on Form 10-K.

Bausch & Lomb Incorporated and Consolidated Subsidiaries

                                      [36]

Quarterly Results

The following table presents reported net sales, gross profit (net sales less cost of products sold), net earnings and net earnings per share for each quarter during the past two years:

                                                       Net Earnings
                                                        Per Share
               Net         Gross           Net     ----------------------
             Sales        Profit       Earnings    Basic      Diluted
-------------------------------------------------------------------------

1997
First     $  451.2      $  224.0       $ 3.3(1)    $0.06      $0.06(1)
Second       523.2         291.7        20.3(1)     0.37       0.36(1)
Third        468.3         255.2        18.5(1)     0.33       0.33(1)
Fourth       473.0         260.1         7.3(1,2)   0.13       0.13(1,2)
          ---------------------------------------------------------------
Total     $1,915.7      $1,031.0       $49.4       $0.89      $0.89
          ===============================================================

1996
First     $  469.3      $  261.4       $22.5       $0.40      $0.39
Second       545.5         311.8        30.3(3)     0.53       0.53(3)
Third        477.2         257.4        14.4(4)     0.26       0.26(4)
Fourth       434.8         223.9        15.9(5)     0.29       0.29(5)
          --------------------------------------------------------------
Total     $1,926.8      $1,054.5       $83.1       $1.48      $1.47
          ==============================================================

(1) Includes the after-tax effect of restructuring charges of $7.7 ($0.14 per share), $18.3 ($0.33 per share), $11.0 ($0.20 per share) and $9.4 ($0.17 per share) for the first, second, third and fourth quarters of 1997, respectively.

(2) Includes the after-tax effect of a litigation provision of $13.2 ($0.24 per share).

(3) Includes the after-tax effect of restructuring charges of $10.9 ($0.19 per share).

(4) Includes the after-tax effect of a litigation provision of $10.0 ($0.18 per share) and the after-tax loss on sale of the Oral Care Division of $6.3 ($0.11 per share).

(5) Includes the after-tax gain on sale of the dental implant business of $8.5 ($0.15 per share).

Quarterly Stock Prices The Company's Common stock is listed on the New York Stock Exchange and is traded under the symbol BOL. There were approximately 7,800 Common shareholders of record at December 27, 1997. The following table shows the price range of the Common stock for each quarter for the past two years:

                 1997                         1996
            Price Per Share              Price Per Share
          -----------------------------------------------
            High        Low            High          Low
          -----------------------------------------------
First     $40-1/4     $32-1/2        $41-3/8      $37
Second     47-7/8      36-3/8         44-1/2       36-1/8
Third      47-7/8      38-5/16        43-1/8       32-1/2
Fourth     43-5/8      37             38-1/4       32-1/2
          ===============================================

Bausch & Lomb Incorporated and Consolidated Subsidiaries

                                      [37]

Statement Of
           Earnings

For The Years Ended
December 27, 1997, December 28, 1996
and December 30, 1995
Dollar Amounts In Millions -- Except Per Share Data
                                                    1997        1996        1995
--------------------------------------------------------------------------------

Net Sales                                       $1,915.7    $1,926.8   $1,932.9

Costs And Expenses
    Cost of products sold                          884.7       872.3      860.0
    Selling, administrative and general            743.8       773.1      770.0
    Research and development                        67.5        75.5       65.6
    Restructuring charges                           71.7        15.1       26.7
                                                -------------------------------
                                                 1,767.7     1,736.0    1,722.3
                                                -------------------------------
Operating Earnings                                 148.0       190.8      210.6
                                                -------------------------------
Other Expense (Income)
    Interest and investment income                 (40.4)      (42.8)     (39.0)
    Interest expense                                56.0        51.7       45.8
    (Gain) loss from foreign currency, net          (6.6)       (1.6)       6.2
    Gain on divestitures                              --        (1.5)     (35.9)
    Litigation provision                            21.0        16.1       21.7
                                                -------------------------------
                                                    30.0        21.9       (1.2)
                                                -------------------------------
Earnings Before Income Taxes And
    Minority Interest                              118.0       168.9      211.8
    Provision for income taxes                      45.6        63.7       78.1
                                                -------------------------------
Earnings Before Minority Interest                   72.4       105.2      133.7
    Minority interest                               23.0        22.1       21.7
                                                -------------------------------
Net Earnings                                        49.4        83.1      112.0
    Retained Earnings At Beginning Of Year         924.7       900.1      846.2
    Cash Dividends Declared-Common Stock,
        $1.04 per share for 1997
          ($1.04 for 1996 and $1.01 for 1995)      (57.6)      (58.5)     (58.1)
                                                -------------------------------

    Retained Earnings At End Of Year            $  916.5    $  924.7   $  900.1
                                                ===============================
Basic Earnings Per Share                        $   0.89    $   1.48   $   1.94
    Average Shares Outstanding-Basic (000s)       55,383      56,299     57,704

Diluted Earnings Per Share                      $   0.89    $   1.47   $   1.93
    Average Shares Outstanding-Diluted (000s)     55,654      56,510     57,974
                                                ===============================

See Notes To Financial Statements

Bausch & Lomb Incorporated and Consolidated Subsidiaries

                                      [38]

Balance
      Sheet

December 27, 1997 and December 28, 1996
Dollar Amounts In Millions --
Except Per Share Data                                    1997          1996
------------------------------------------------------------------------------

Assets
Current Assets
    Cash, cash equivalents and
       short-term investments                        $  183.7      $  167.8
    Trade receivables, less allowances
       of $14.0 and $13.3, respectively                 374.8         268.4
    Inventories, net                                    324.3         339.8
    Recoverable income taxes                               --           6.0
    Deferred taxes, net                                  66.0          48.6
    Other current assets                                141.4         117.0
                                                     --------------------------
                                                      1,090.2         947.6

Property, Plant And Equipment, net                      580.2         566.7
Goodwill And Other Intangibles,
    less accumulated amortization
    of $116.6 and $83.8, respectively                   406.9         390.9
Other Investments                                       546.4         560.3
Other Assets                                            149.2         137.9
                                                     --------------------------
    Total Assets                                     $2,772.9      $2,603.4
                                                     ==========================

Liabilities And Shareholders' Equity
Current Liabilities
    Notes payable                                    $  339.4      $  394.1
    Current portion of long-term debt                     4.4          88.0
    Accounts payable                                     72.0          71.1
    Accrued compensation                                 73.6          82.2
    Accrued liabilities                                 365.9         293.7
    Federal, state and foreign income taxes payable      32.0            --
                                                     --------------------------
                                                        887.3         929.1

Long-Term Debt, less current portion                    510.8         236.3
Other Long-Term Liabilities                             119.4         124.0
Minority Interest                                       437.0         432.1
                                                     --------------------------
    Total Liabilities                                 1,954.5       1,721.5
                                                     --------------------------

Shareholders' Equity
    4% Cumulative Preferred stock,
      par value $100 per share                             --            --
    Class A Preferred stock,
      par value $1 per share                               --            --
    Common stock, par value $0.40 per share,
      60,198,322 shares issued                           24.1          24.1
    Class B stock, par value $0.08 per share,
      856,905 shares issued
      (1,150,409 shares in 1996)                          0.1           0.1
    Capital in excess of par value                       76.8          96.1
    Retained earnings                                   916.5         924.7
    Common and Class B stock in treasury,
      at cost, 5,846,286 shares
      (5,944,982 shares in 1996)                       (223.1)       (230.5)
    Other shareholders' equity                           24.0          67.4
                                                     --------------------------
    Total Shareholders' Equity                          818.4         881.9
                                                     --------------------------
    Total Liabilities And Shareholders' Equity       $2,772.9      $2,603.4
                                                     ==========================
See Notes To Financial Statements

Bausch & Lomb Incorporated and Consolidated Subsidiaries

                                      [39]

Statement Of
           Cash Flows

For The Years Ended
December 27, 1997, December 28, 1996 and December 30, 1995
Dollar Amounts In Millions                           1997     1996       1995
-------------------------------------------------------------------------------

Cash Flows From Operating Activities

Net earnings                                       $  49.4  $  83.1     $112.0
Adjustments to reconcile net earnings to
    net cash provided by operating activities:
    Depreciation                                      90.8     92.6       89.2
    Amortization                                      21.2     20.7       16.1
    Change in deferred income taxes                   18.7     23.2      (44.8)
    Gain on divestitures, net of taxes                  --     (2.2)     (20.8)
    Stock compensation expense                         3.3      1.3        5.6
    Provision for litigation expense, net of taxes    13.2     10.0       14.2
    Restructuring charges, net of taxes               46.4     10.9       17.4
    Loss on retirement of fixed assets                 8.3      2.9        3.2
Changes in assets and liabilities:
    Trade receivables                                (32.9)   (22.4)       8.6
    Inventories                                       (1.0)   (45.1)     (18.2)
    Other current assets                             (31.3)   (23.9)      16.6
    Accounts payable and accrued liabilities         (11.7)   (13.6)      50.0
    Income taxes                                      51.0    (40.8)      40.6
    Other long-term liabilities                       (9.9)    (7.4)       0.3
                                                   -----------------------------
    Net cash provided by operating activities        215.5     89.3      290.0
                                                   -----------------------------

Cash Flows From Investing Activities

Capital expenditures                                (126.1)  (130.3)     (95.5)
Proceeds from sale of equipment                         --      9.6        --
Net cash paid for acquisition of businesses          (48.6)   (85.7)      (1.9)
Net cash received from divestitures                    9.3     77.7       60.5
Other investments                                       --       --     (136.0)
Other                                                 (9.2)   (13.8)       8.0
                                                   -----------------------------
    Net cash used in investing activities           (174.6)  (142.5)    (164.9)
                                                   -----------------------------

Cash Flows From Financing Activities

Repurchases of Common and Class B shares             (21.8)   (67.8)     (94.1)
Exercise of stock options                             14.8      5.2        5.4
Net (repayments) proceeds from notes payable         (72.7)   111.4       32.3
Proceeds from issuance of long-term debt             213.5    135.2        0.6
Repayment of long-term debt                          (89.3)   (96.4)     (47.8)
    Payment of dividends                             (57.1)   (58.9)     (57.8)
                                                   -----------------------------
    Net cash (used in) provided by
      financing activities                           (12.6)    28.7     (161.4)
                                                   -----------------------------
Effect of exchange rate changes on cash,
  cash equivalents and short-term
  investments                                        (12.4)    (2.3)      (1.6)
                                                   -----------------------------
    Net change in cash, cash equivalents
       and short-term investments                     15.9    (26.8)     (37.9)
                                                   -----------------------------
Cash, Cash Equivalents And Short-Term
  Investments, Beginning Of Year                     167.8    194.6      232.5
                                                   -----------------------------
Cash, Cash Equivalents And Short-Term
  Investments, End Of Year                          $183.7   $167.8     $194.6
                                                  ==============================

See Notes To Financial Statements

Bausch & Lomb Incorporated and Consolidated Subsidiaries

                                      [40]

Notes To
      Financial Statements
      Dollar Amounts In Millions - Except Per Share Data

1. Accounting Policies

Principles Of Consolidation The financial statements include all majority-owned U.S. and non-U.S. subsidiaries. Intercompany accounts, transactions and profits are eliminated. The fiscal year is the 52- or 53-week period ending the last Saturday in December. Certain amounts in the prior years' financial statements have been reclassified to conform with the current year's presentation.

Use Of Estimates The financial statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management with consideration given to materiality. For example, estimates are used in determining valuation allowances for uncollectible trade receivables, obsolete inventory and deferred income taxes. Actual results could differ from those estimates.

Cash And Cash Equivalents Cash equivalents include time deposits and highly liquid investments with original maturities of three months or less.

Inventories Inventories are valued at the lower of cost or market, generally using the first-in, first-out (FIFO) method. However, cost is determined by using the last-in, first-out (LIFO) method for certain U.S. inventories.

Property, Plant And Equipment Property, plant and equipment, including improvements that significantly add to productive capacity or extend useful life, are recorded at cost, while maintenance and repairs are expensed as incurred. Depreciation is calculated for financial reporting purposes using the straight-line method based on the estimated useful lives of the assets as follows: buildings, 30 to 40 years; machinery and equipment, 2 to 10 years; and leasehold improvements, the lease periods.

Goodwill Goodwill is amortized on a straight-line basis over periods ranging from 8 to 40 years. The company evaluates goodwill for impairment at least annually. In completing this evaluation, the company compares its best estimate of future cash flows, excluding interest costs, with the carrying value of goodwill.

Revenue Recognition Revenues are generally recognized when products are shipped. The company has established programs which, under specified conditions, enable customers to return product. The company establishes liabilities for estimated returns and allowances at the time of shipment. In addition, accruals for customer discounts and rebates are recorded when revenues are recognized.

Stock-Based Compensation The company measures compensation cost for its stock-based compensation plans under the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." In accordance with Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," disclosure of compensation costs on the basis of fair value is presented in Note 16--Stock Compensation Plans.

Advertising Expense External costs incurred in producing media advertising are expensed the first time the advertising takes place. Promotional or advertising costs associated with customer support programs are accrued when the related revenues are recognized. At December 27, 1997 and December 28, 1996, $7.2 and $5.8 of deferred advertising costs representing production and design costs for advertising to be run in the subsequent fiscal year, were reported as other current assets. Advertising expenses of $235.0, $241.8 and $232.5 were included in selling, administrative and general expenses for 1997, 1996 and 1995, respectively.

Start-Up Costs One-time, incremental out-of-pocket expenditures directly related to and incurred during the start-up phase of major internal projects are deferred and amortized over future periods. Upon conclusion of the start-up period, these costs are amortized on a straight-line basis over periods of no more than three years. Recoverability of these costs is assessed on an ongoing basis and writedowns to net realizable value are recorded as necessary. At December 27, 1997 and December 28, 1996, $3.6 and $4.3 of start-up costs were reported as other assets, respectively.

Bausch & Lomb Incorporated and Consolidated Subsidiaries


                                      [41]

Investments In Debt And Equity Securities Certain of the company's other investments are classified as available-for-sale under the terms of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and accordingly, any unrealized holding gains and losses, net of taxes, are excluded from income and recognized as a component of other shareholders' equity until realized. Fair value of the investments is determined based on market prices or using discounted cash flows and investment risk.

Foreign Currency Translation Assets and liabilities of certain non-U.S. subsidiaries are translated at current exchange rates, and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded in other shareholders' equity. Financial results of non-U.S. subsidiaries in countries with highly inflationary economies are translated using a combination of current and historical exchange rates and any translation adjustments are included in net earnings, along with all transaction gains and losses for the period.

Derivative Financial Instruments The company does not engage in foreign currency or interest rate speculation. Derivative financial instruments are utilized to hedge foreign exchange and interest rate risks and are not held or issued for trading purposes.

     The company uses a combination of foreign currency forward, option and swap contracts to hedge foreign exchange exposures. The portfolio of contracts is adjusted at least monthly to reflect changes in exposure positions as changes become known. When possible and practical, the company matches the maturity of the hedging instrument to that of the underlying exposure. Net settlements are generally made at contract maturity based on rates agreed to at contract inception. Gains and losses on hedges of transaction exposures are included in income in the period in which exchange rates change. Gains and losses related to hedges of foreign currency firm commitments are deferred and recognized in the basis of the transaction when completed, while those on forward contracts hedging non-U.S. equity investments are offset against the currency component in other shareholders' equity. The receivable or payable with the counterparty to the derivative contract is reported as either other current assets or accrued liabilities, respectively. Deferred gains and losses, which are recorded as other current assets or accrued liabilities, totaled less than $0.5 at December 27, 1997 and December 28, 1996 and are expected to be recognized within one year.

        The company enters into interest rate swap and cap agreements to effectively limit exposure to interest rate movements within the parameters of its interest rate hedging policy. This policy requires that interest rate exposure from floating-rate assets be offset by a substantially similar amount of floating-rate liabilities. Interest rate derivatives are used to readjust this natural hedge position whenever it becomes unbalanced beyond policy limits. Net payments or receipts are accrued into other current assets and accrued liabilities and recorded as adjustments to interest expense or as interest income. Interest rate instruments are entered into for periods no greater than the life of the underlying transactions being hedged or, in the case of floating-rate to fixed-rate swaps, for periods no longer than the underlying floating-rate exposure is expected to remain outstanding. Interest rate derivatives are normally held to maturity, but may be terminated early, particularly if the underlying exposure is similarly extinguished. Gains and losses on prematurely terminated interest rate derivatives are recognized over the remaining life, if any, of the underlying exposure as an adjustment to interest income or interest expense.

        The company amortizes premium income or expense incurred from entering into foreign exchange forward and option contracts and interest rate derivatives over the life of each agreement as non-operating income and expense.


Bausch & Lomb Incorporated and Consolidated Subsidiaries


                                      [42]

2. Subsequent Events


On December 29, 1997, the company acquired Chiron Vision Corporation (Chiron Vision), the ophthalmic products unit of Chiron Corporation, for a purchase price of $300.0 in cash. Chiron Vision researches, develops and manufactures innovative products that improve results in cataract and refractive surgery and the treatment of progressive eye diseases. Chiron Vision had unaudited net sales of $212.7 for the twelve months ended December 1997. Further, on December 31, 1997, the company acquired Storz Instrument Company (Storz) from American Home Products Corporation, for a purchase price of $380.0 in cash. Storz is a leading manufacturer of high quality ophthalmic surgical instruments, surgical and diagnostic equipment, intraocular lens implants and ophthalmic pharmaceuticals. Storz had unaudited net sales of $205.7 for the twelve months ended December 1997. The acquisitions will be accounted for using the purchase method of accounting. Accordingly, a portion of the purchase price will be allocated to net tangible and intangible assets acquired based on their estimated fair values. A portion will also be allocated to in-process research and development projects that had not reached technological feasibility and had no probable alternative future uses which will be expensed in the first quarter of 1998. The balance of the purchase price will be recorded as goodwill. The company is currently in the process of preparing the purchase price allocation and determining the useful lives of the assets acquired. The acquisitions were financed initially through $680.0 of short-term borrowings, the majority of which the company plans to convert to long-term during 1998. The company expects the full year earnings impact of the acquisitions in 1998 to be neutral.

3. Earnings Per Share

In 1997, the company adopted SFAS No. 128, "Earnings Per Share", which requires the disclosure of basic and diluted earnings per share. Basic earnings per share is computed based on the weighted average number of Common and Class B shares outstanding during the period. Diluted earnings per share reflects the assumed conversion of dilutive stock options. In computing the per share effect of assumed conversion, funds which would have been received from the exercise of options are considered to have been used to purchase Common shares at average market prices for the period, and the resulting net additional Common shares are included in the calculation of average Common shares outstanding. All previously reported earnings per share amounts were restated upon adoption of SFAS No. 128.

The table below summarizes the amounts used to calculate basic and dilutive earnings per share:

                                   1997                               1996                                1995
                    ----------------------------------------------------------------------------------------------------

                                  Average                             Average                            Average
                              Outstanding                         Outstanding                        Outstanding
                         Net       Shares      Per           Net       Shares       Per          Net      Shares     Per
                    Earnings       (000s)    Share      Earnings       (000s)     Share     Earnings       000s)    Share
------------------------------------------------------------------------------------------------------------------------
Basic Earnings
  Per Share            $49.4       55,383    $0.89         $83.1       56,299     $1.48       $112.0      57,704    $1.94

Effect of Dilutive
  Stock Options          --           271                     --          211                     --        270
                      ---------------------                ------------------                 -----------------

Diluted Earnings
  Per Share            $49.4       55,654    $0.89         $83.1       56,510     $1.47       $112.0      57,974    $1.93

===========================================================================
=========================

Bausch & Lomb Incorporated and Consolidated Subsidiaries


                                      [43]

Certain antidilutive outstanding stock options were excluded from the calculation of average shares outstanding since their exercise prices exceeded the average market price of the Common shares during the period. The antidilutive stock options so excluded at the end of each of the last three years and their associated exercise prices are summarized below. The options expire at various times between 2001 and 2007.

                        Number Of
                       Options (000s)                Exercise Price
--------------------------------------------------------------------

1997                          3,431                  $41.50 - $55.44

1996                          2,981                   36.38 -  55.44

1995                          3,105                   41.50 -  55.44
                       =============================================

4. Restructuring Charges

In April 1997, the company's board of directors approved plans to restructure portions of each of the company's four business segments, as well as certain corporate administration functions. As a result, cumulative pre-tax restructuring charges of $74.2 were recorded throughout 1997, the major components of which are summarized in the table below:

                                            Pharma-                    Corporate
                 Vision Care   Eyewear     ceuticals    Healthcare   Administration   Total
-------------------------------------------------------------------------------------------

Employee
  separations      $17.2          $23.8      $3.9          $3.2           $3.7        $51.8

Asset writedowns     3.3            6.6        --           1.8            0.3         12.0

Other                0.4            4.4       1.2           0.9            3.5         10.4
                   ------------------------------------------------------------------------

                   $20.9          $34.8      $5.1          $5.9           $7.5        $74.2
                   ------------------------------------------------------------------------

This restructuring effort is expected to reduce significantly the company's fixed cost structure and realign the organization to meet its strategic objectives through the closure, relocation and consolidation of manufacturing, distribution, sales and administrative operations, and workforce reductions.

     Asset writedowns primarily related to the closing of facilities and losses resulting from equipment dispositions. Other charges included losses under lease and other commitments.

     In June 1996 and December 1995, the company's board of directors approved plans to restructure portions of the vision care, eyewear and healthcare operations and certain corporate administration functions. Accordingly, pre-tax restructuring charges of $41.8 were recorded, the major components of which are set forth in the table below:

                       Vision                              Corporate
                        Care      Eyewear   Healthcare   Administration   Total
-------------------------------------------------------------------------------

Employee separations   $ 4.5       $14.3      $2.1           $3.5         $24.4

Asset writedowns         4.1         4.4       2.2            1.0          11.7

Other                    3.1         2.1       0.5             --           5.7
                     ----------------------------------------------------------

                       $11.7       $20.8      $4.8           $4.5         $41.8
                     ==========================================================

Bausch & Lomb Incorporated and Consolidated Subsidiaries

                                      [44]

The charges provided for costs associated with streamlining operations, including the closure of certain manufacturing facilities, the reorganization of European and Asian logistics and warehousing and consolidation of administrative functions. During 1997, the actions relating to these programs were substantially completed and remaining reserves of $2.5 were reversed, resulting in net reported restructuring expense of $71.7 in 1997.

The following table sets forth the activity in the restructuring reserves through December 27, 1997:

                            Vision              Pharma-                   Corporate
                             Care   Eyewear    ceuticals   Healthcare   Administration      Total
--------------------------------------------------------------------------------------------------

Restructuring
 provisions:
 1995 and 1996,
   net of reversals         $10.1    $18.8       $ --       $4.8           $5.6             $39.3

 1997                        20.9     34.8         5.1       5.9            7.5              74.2
Less charges against
 1995 and 1996 reserve:
 Non-cash items               4.1      4.4         --        2.2            1.0              11.7
 Cash payments                6.0     14.4         --        2.6            4.6              27.6
Less charges
 against
 1997 reserve:
 Non-cash items               3.3      6.6         --        1.8            0.3              12.0
 Cash payments                8.5      8.9         1.9       1.2            5.9              26.4
                            ----------------------------------------------------------------------
Balance at
 December 27,
 1997                       $ 9.1    $19.3        $3.2      $2.9           $1.3             $35.8

======================================================================

All actions contemplated at the time of establishing the 1997 reserves have been initiated and are expected to be fully completed during 1998. Reserves remaining at December 27, 1997 primarily represent liabilities for continuing severance payments and are considered to be adequate.


Bausch & Lomb Incorporated and Consolidated Subsidiaries


                                      [45]

5. Geographic Region And Business Segment Information

The company's operating results are reported in four segments: vision care, eyewear, pharmaceuticals and healthcare. The vision care segment includes contact lenses and lens care products. The eyewear segment includes sunglasses, vision accessories, the optical thin film coating services and products business which was divested in December 1997 and the sports optics business which was divested in 1995. The pharmaceuticals segment includes prescription pharmaceuticals and over-the-counter medications. The healthcare segment includes biomedical products and services, skin care products, hearing aids and the oral care and dental implant businesses which were divested in 1996.

     Inter-area sales to affiliates represent products which are transferred between geographic region on a basis intended to reflect the market value of the products as nearly as possible.

     Identifiable assets are those assets used exclusively in the operations of each business segment or geographic region, or which are allocated when used jointly. Corporate assets are principally cash and cash equivalents, short-term investments, other investments and certain property, plant and equipment.

     The following tables present sales and other financial information by geographic region and business segment for the years 1997, 1996 and 1995:

Geographic Region

                                                  Europe,
                                               Middle East      Asia-        Canada &
                                     U.S.         & Africa    Pacific   Latin America  Consolidated
---------------------------------------------------------------------------------------------------

1997

Sales to unaffiliated customers    $  966.7      $  481.9     $356.6        $110.5      $1,915.7

Inter-area sales to affiliates        152.6         100.3       46.4           3.3         302.6

Operating earnings                     69.6          58.8       20.4          (0.8)        148.0(1)

Identifiable assets                 1,269.8       1,136.9      306.2          60.0       2,772.9

=================================================================
1996

Sales to unaffiliated customers    $  963.3      $  500.8     $346.6        $116.1      $1,926.8

Inter-area sales to affiliates        162.4          75.5       19.7           3.1         260.7

Operating earnings                     76.4          74.7       36.1           3.6         190.8(2)

Identifiable assets                 1,204.2       1,090.5      238.3          70.4       2,603.4

=================================================================
1995

Sales to unaffiliated customers    $  997.6      $  471.0     $345.3        $119.0      $1,932.9

Inter-area sales to affiliates        151.6          79.7       13.0           4.2         248.5

Operating earnings                     75.8          93.2       43.6          (2.0)        210.6(3)

Identifiable assets                 1,152.6       1,078.4      244.1          75.0       2,550.1

=================================================================

(1) Includes restructuring charges of $71.7 as follows: U.S., $51.8; Europe, Middle East & Africa, $13.3; Asia-Pacific, $2.5 and Canada & Latin America, $4.1.

(2) Includes restructuring charges of $15.1 as follows: U.S., $6.3; Europe, Middle East & Africa, $6.5; Asia-Pacific, $1.9 and Canada & Latin America, $0.4.

(3) Includes restructuring charges of $26.7 as follows: U.S., $22.9; Europe, Middle East & Africa, $3.3 and Canada & Latin America, $0.5.

Bausch & Lomb Incorporated and Consolidated Subsidiaries

                                      [46]

Business Segment

                                          Operating                 Identifiable       Capital
                            Net Sales      Earnings   Depreciation        Assets  Expenditures
-----------------------------------------------------------------------------------------------

1997

Vision care                 $ 908.9       $189.9          $43.4         $ 652.5         $ 73.4

Eyewear                       492.1        (59.2)          24.4           514.2           20.7

Pharmaceuticals               190.6         31.5            7.8           193.8           10.0

Healthcare                    324.1         39.9           13.0           418.5           20.4

Corporate administration         --        (54.1)           2.2           993.9            1.6
                          ---------------------------------------------------------------------

                           $1,915.7       $148.0(1)       $90.8        $2,772.9         $126.1

=====================================================================

1996

Vision care                 $ 869.1       $182.1          $38.2         $ 646.1         $ 61.9

Eyewear                       525.1         (5.6)          23.4           461.0           28.6

Pharmaceuticals               189.0         28.6            8.4           200.5           14.2

Healthcare                    343.6         34.8           16.9           417.6           21.5

Corporate administration         --        (49.1)           5.7           878.2            4.1
                          ---------------------------------------------------------------------

                           $1,926.8       $190.8(2)       $92.6       $2,603.4          $130.3

=====================================================================

1995

Vision care                 $ 813.7       $158.5          $34.2         $ 593.2         $ 38.7

Eyewear                       581.4         43.7           25.7           410.1           19.9

Pharmaceuticals               181.5         38.5            8.5           196.1           12.7

Healthcare                    356.3         30.8           17.9           430.1           14.4

Corporate administration         --        (60.9)           2.9           920.6            9.8
                          ---------------------------------------------------------------------

                           $1,932.9       $210.6(3)       $89.2        $2,550.1         $ 95.5

=====================================================================

(1) Includes restructuring charges of $71.7 as follows: vision care, $19.3; eyewear, $32.8; pharmaceuticals, $5.1; healthcare, $5.9 and corporate administration, $8.6.

(2) Includes restructuring charges of $15.1 as follows: vision care, $8.6; eyewear, $5.0 and corporate administration, $1.5.

(3) Includes restructuring charges of $26.7 as follows: vision care, $3.1; eyewear, $15.8; healthcare, $4.8 and corporate administration, $3.0.


Bausch & Lomb Incorporated and Consolidated Subsidiaries

                                      [47]

6. Supplemental Balance Sheet And Cash Flow Information

Inventories
                                                December 27,        December 28,
                                                       1997                1996
--------------------------------------------------------------------------------
Raw materials and supplies                           $ 96.3               $ 89.4
Work in process                                        23.4                 20.1
Finished products                                     218.1                238.3
                                                --------------------------------
                                                      337.8                347.8
Less allowance for valuation of certain
  U.S. inventories at LIFO                             13.5                  8.0
                                                --------------------------------
                                                     $324.3               $339.8
                                                ================================
Inventories valued using LIFO                        $ 84.1               $ 74.9
                                                ================================

Property, Plant And Equipment
                                                December 27,        December 28,
                                                       1997               1996
--------------------------------------------------------------------------------
Land                                               $   21.0             $   22.1
Buildings                                             392.2                403.7
Machinery and equipment                               727.0                689.7
Leasehold improvements                                 34.9                 33.1
                                                --------------------------------
                                                    1,175.1              1,148.6
Less accumulated depreciation                         594.9                581.9
                                                --------------------------------
                                                   $  580.2             $  566.7
                                                ================================

Cash Flow Information Payments of interest in 1997, 1996 and 1995 were $56.2, $48.6 and $44.6, respectively. Net (refunds) payments of income taxes during those years were $(6.4), $85.7 and $94.5, respectively.

7. Other Investments

The company has invested 219 million Netherlands guilders (NLG), approximating $136.0 at the time of the investment, in securities issued by a subsidiary of a triple-A rated financial institution. The issuer's investments are restricted to high quality short-term investments and government obligations and the issuer reinvests all of its income. At December 27, 1997, the average U.S. dollar rate of return was 5.50%, including the effects of a foreign currency swap transaction which effectively hedges the currency risk and converts the NLG income to a U.S. dollar rate of return. The company has the right to call for redemption of the shares held each quarter at net asset value. In the event this right is not exercised, the triple-A rated financial institution has the right to put the shares it owns to the company in March and June, 2003.

Bausch & Lomb Incorporated and Consolidated Subsidiaries


                                      [48]

     The company has also invested $425.0 in securities issued by a subsidiary of a double-A rated financial institution. The securities rank senior to all other classes of the issuer's equity and rank junior to the secured and unsecured liabilities of the issuer, including subordinated debt obligations, and are neither payable upon demand nor have a fixed maturity. The securities pay quarterly cumulative dividends at a variable LIBOR-based rate. At December 27, 1997, this rate was 5.17%. The issuer holds a call option on the securities, exercisable upon 180 days notice. The securities will become freely transferable in 2004. At that time, the dividend rate will be reset, if necessary, to ensure that the market value of the securities is equal to par value.

     Management believes that each of the above investments is fully recoverable at par value based on the high quality and stability of the institutions. However, the investments are subject to equity risks.

8. Provision For Income Taxes

An analysis of the components of earnings before income taxes and minority interest and the related provision for income taxes is presented below:

                                    1997         1996       1995
-------------------------------------------------------------------
Earnings before income taxes
  and minority interest
  U.S.                            $  1.5       $ 42.0     $ 64.4
  Non-U.S.                         116.5        126.9      147.4
                                  ---------------------------------
                                  $118.0       $168.9     $211.8
                                  =================================
Provision for income taxes
Federal
 Current                          $ 24.0       $ (3.2)    $ 57.1
 Deferred                          (12.3)        13.9      (27.5)
State
 Current                             4.1          4.4       12.3
 Deferred                           (0.5)         2.0       (6.2)
Foreign
 Current                            36.4         48.4       47.1
 Deferred                           (6.1)        (1.8)      (4.7)
                                  ---------------------------------
                                  $ 45.6       $ 63.7     $ 78.1
                                  =================================

Deferred taxes, detailed below, recognize the impact of temporary differences between the amounts of assets and liabilities recorded for financial statement purposes and such amounts measured in accordance with tax laws. Realization of the tax loss and credit carryforwards, which expire between 1998 and 2012, is contingent on future taxable earnings. Valuation allowances have been recorded for these and other asset items which may not be realized.


Bausch & Lomb Incorporated and Consolidated Subsidiaries


                                      [49]

                                                 December 27, 1997                December 28, 1996
                                            ------------------------------------------------------------

                                              Assets     Liabilities              Assets     Liabilities
--------------------------------------------------------------------------------------------------------
Current:
 Inventories                                   $ 26.4         $   --              $ 28.0            $ --
 Restructuring accruals                          23.3             --                 6.6              --
 Employee benefits and compensation              20.1             --                17.6              --
 Sales and allowance accruals                    14.7             --                19.6              --
 Legal/litigation accruals                       10.5             --                 8.6              --
 Other accruals                                   8.2             --                 9.4              --
 Unrealized foreign exchange transactions         1.5           14.1                 1.8             8.6
 State and local income tax                        --           10.5                 0.4             7.4
 Tax loss and credit carryforwards                 --             --                 1.2              --
                                            ------------------------------------------------------------
                                               104.7           24.6                93.2             16.0
                                            ------------------------------------------------------------
Non-current:
 Tax loss and credit carryforwards               49.7             --                29.8              --
 Employee benefits                               32.4            0.2                40.0             0.6
 Unrealized foreign exchange transactions         3.0           13.9                  --             8.4
 Depreciation and amortization                    0.1           53.6                 0.6            56.7
 Other accruals                                    --            4.2                  --             4.2
 State and local income tax                        --             --                  --             1.8
 Valuation allowance                            (27.4)            --               (27.3)             --
                                            ------------------------------------------------------------
                                                 57.8           71.9                43.1            71.7
                                            ------------------------------------------------------------
                                               $162.5          $96.5              $136.3           $87.7

============================================================

Reconciliations of the statutory U.S. federal income tax rate to effective tax rates were as follows:


                                                  1997     1996     1995
--------------------------------------------------------------------------

Statutory U.S. tax rate                           35.0%    35.0%    35.0%
State income taxes, net of federal tax benefit     2.0      2.5      1.9
Difference between non-U.S. and U.S. tax rates     1.9      2.9      0.9
Goodwill amortization                              1.1      1.0      1.0
Foreign Sales Corporation tax benefit             (2.1)    (1.8)    (1.2)
Other                                              0.8     (1.9)    (0.7)
                                                --------------------------
Effective tax rate                                38.7%    37.7%    36.9%
                                                ==========================

At December 27, 1997, earnings considered to be permanently reinvested in non-U.S. subsidiaries totaled approximately $754.1. Deferred income taxes have not been provided on these earnings, as the company does not plan to initiate any action that would require the payment of income taxes. It is not practicable to estimate the amount of additional tax that might be payable on these undistributed foreign earnings.


Bausch & Lomb Incorporated and Consolidated Subsidiaries


                                      [50]

9. Debt

Short-term debt at December 27, 1997 and December 28, 1996 consisted of $297.0 and $366.3 in U.S. commercial paper and promissory notes issued to banks and $42.4 and $27.8 in non-U.S. borrowings, respectively. To support its liquidity requirements, the company maintains U.S. revolving credit agreements with 364-day and 5-year credit terms totaling $900.0 and $300.0, respectively. No debt was outstanding under these agreements at December 27, 1997. Commitment fees on these revolving credit agreements fluctuate according to the long-term debt ratings of the company, and were 0.100% and 0.125% on the 364-day and 5-year agreements, respectively, as of December 27, 1997. The interest rate applicable to borrowings under the agreements is based on the LIBOR rate, or, at the company's option, the higher of several other common indices. The company also maintains unused U.S. bank lines of credit amounting to approximately $32.0. Compensating balance arrangements for these lines are not material.

     The company has entered into two seven-year interest rate swap agreements, each in notional amounts of $100.0, which convert $200.0 of U.S. commercial paper into fixed-rate obligations with an effective interest rate of 6.48%. The swaps will terminate on January 1, 2002.

     Average short-term interest rates, which include the effect of the interest rate swap agreements, were 6.0% and 5.8% at year end 1997 and 1996, respectively. The maximum amount of short-term debt at the end of any month was $529.4 in 1997 and $472.0 in 1996. Average month-end borrowings were $476.3 in 1997 and $405.8 in 1996.

     The components of long-term debt were:

                                                December 27,        December 28,
                                                       1997                 1996
--------------------------------------------------------------------------------
Fixed-rate notes payable:
 Notes due in 1997                                    $   --              $ 85.0
 Notes due in 1999                                      23.3                26.3
 Notes due in 2001 or 2026                             100.0               100.0
 Notes due in 2003                                      85.0                85.0
 Notes due in 2004                                     200.0                  --
 Other                                                  16.8                12.2
Securitized trade receivables expiring in 2002          75.0                  --
Industrial Development Bonds due in 2015                 8.5                 8.5
Other                                                    6.6                 7.3
                                                   -----------------------------
                                                       515.2               324.3
Less current portion                                     4.4                88.0
                                                   -----------------------------
                                                      $510.8              $236.3
                                                   =============================

The notes maturing in 1999 relate to borrowings of 3 billion Japanese yen at interest rates ranging from 2.21% to 2.28%. The $100.0 notes were issued under the company's $300.0 medium-term note program at a fixed rate of 6.56%. The holders, at their option, may put these notes back to the company in 2001; otherwise the notes mature in 2026. An interest rate swap agreement on the $85.0 note due in 2003 effectively converts the note to a floating-rate obligation with an interest rate based on the one-month U.S. composite commercial paper rate. At December 27, 1997 this rate was 5.9%. Under the $300.0 medium-term note program the com-

Bausch & Lomb Incorporated and Consolidated Subsidiaries


                                      [51]
pany also issued $200.0 of underwritten notes due in 2004 at a fixed rate of 6.75%. The company, at its option, may call these notes at any time pursuant to a make-whole redemption provision, which would compensate holders for any changes in market value on early extinguishment of the notes. The interest rate on the Industrial Development Bonds, which was 4.5% at December 27, 1997, varies based on the prime rate and prevailing market conditions.

     In 1997, the company entered into an agreement, expiring in 2002, to sell undivided fractional interests in specific pools of U.S. trade receivables of up to $75.0. Proceeds from the sales contemplated by the agreement, which totaled $75.0 at December 27, 1997, were reported as long-term borrowings in accordance with SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." The interest rate applicable to the proceeds from the agreement at December 27, 1997 was 5.82% and will vary based on the company's credit rating. Separate U.S. and non-U.S. agreements for the sale of receivables totaling $65.0 and 3 billion Japanese yen, respectively, were terminated during 1997. Prior to their termination, proceeds from these agreements were reported as reductions to trade receivables and totaled $86.8 at December 28, 1996. Fees and discounting expenses related to the terminated U.S. agreement were recorded as interest expense and totaled approximately $0.9 in 1997, $3.8 in 1996 and $4.5 in 1995.

     Interest rate swap agreements on long-term debt issues resulted in a reduction in the long-term effective interest rate from 5.9% to 5.7% in 1997 and from 6.0% to 5.5% in 1996. Long-term borrowing maturities during the next five years are $4.4 in 1998; $28.9 in 1999; $2.2 in 2000; $108.3 in 2001 and $76.6 in
2002.

10. Operating Leases

The company leases land, buildings, machinery and equipment under noncancelable operating leases. Total annual rental expense for 1997, 1996 and 1995 amounted to $35.2, $26.8 and $28.0, respectively.

     Minimum future rental commitments having noncancelable lease terms in excess of one year aggregated $130.8 as of December 1997 and are payable as follows: 1998, $20.8; 1999, $14.7; 2000, $10.9; 2001, $9.2; 2002, $6.1 and
beyond, $69.1.

     The company leases an office facility under a seven-year operating lease, expiring in 2002, with an associated residual value guarantee in an amount not to exceed $54.6. During 1997, net rental payments on the lease, included above, approximated $4.3.

11. Employee Benefits

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

     In addition to retirement plans, the company sponsors a participatory defined benefit postretirement plan providing medical and life insurance benefits to a majority of its U.S. employees. The plan provides benefits to retirees who have attained age 55 with ten years of service, spouses of such employees and certain employees on disability. The company has established a Voluntary Employee Benefit Association trust to provide for payment of these benefits. Annual contributions of $5.0 were made to the trust in each of the years 1997, 1996 and 1995. The trust's investments consist primarily of participating insurance contracts. The company intends to continue a program of prefunding for these benefits on an annual basis, but the amount of any future con-


Bausch & Lomb Incorporated and Consolidated Subsidiaries


                                      [52]
tributions is discretionary. The company also provides postretirement benefits to employees at a number of its non-U.S. locations in accordance with local statutory requirements. Such benefits are generally provided through government-sponsored plans.

     The company sponsors supplemental defined benefit retirement plans for certain key employees. These plans are unfunded. The pension liability associated with these plans has generally been determined using the same actuarial methods and assumptions as those used for the company's qualified plans. The annual cost of these plans has been included in the net periodic pension cost shown below and totaled $1.4 in 1997, $1.2 in 1996 and $0.9 in 1995. The projected benefit obligation relating to these unfunded plans at year end was $9.1 in 1997 and $7.7 in 1996.

     The components of net periodic pension cost and net periodic postretirement benefit (income) cost are presented below:

                                           1997                       1996                                1995
                                   -------------------------------------------------------------------------------------
                                      U.S.         Non-U.S.           U.S.        Non-U.S.          U.S.        Non-U.S.
                                    Plans            Plans          Plans           Plans         Plans           Plans
------------------------------------------------------------------------------------------------------------------------
Retirement Plans
Service cost - benefits
 earned during the period           $  6.3          $ 2.0          $  6.5          $ 2.1           $  5.4          $ 2.1
Interest cost on projected
 benefit obligation                   12.7            2.0            11.8            1.9             10.9            1.8
Actual return on plan assets         (29.0)          (2.1)          (20.6)          (2.7)           (26.3)          (1.9)
Charges due to curtailment              --             --             1.0             --               --             --
Net amortization and deferral         16.0            0.6            10.0            1.4             17.7            1.0
                                   -------------------------------------------------------------------------------------
Net periodic pension cost           $  6.0          $ 2.5          $  8.7          $ 2.7           $  7.7          $ 3.0

===========================================================================
==========
Other Postretirement Benefits
Service cost - benefits
 earned during the period           $  1.2                         $  1.9                          $  1.9
Interest cost on accumulated
 benefit obligation                    4.9                            6.0                             6.0
Actual return on plan assets          (5.6)                          (1.9)                           (2.9)
Credits due to curtailment            (1.0)                          (0.9)                             --
Net amortization and deferral          0.2                           (2.0)                           (0.3)
                                   -------------------------------------------------------------------------------------
Net periodic postretirement
 benefit (income) cost              $ (0.3)                        $  3.1                          $  4.7

===========================================================================
==========

Plan assets and the projected benefit obligations have been measured as of December for each period. Net periodic pension and postretirement benefit costs have been determined using assumptions as of the beginning of each year. The overall decrease in net periodic pension costs was attributable to higher asset returns in 1997 partially offset by increased interest costs on increasing earned benefits. The curtailment charge in 1996 was a result of several plant closings that occurred that year as a result of the company's restructuring efforts. The decrease in postretirement benefit cost was attributable to changes in assumptions for the medical care cost trend rate, population experience, a favorable return on plan assets and favorable medical claims experience.

Bausch & Lomb Incorporated and Consolidated Subsidiaries

                                      [53]

Key economic assumptions used in developing the projected benefit obligations for the company's major U.S. and non-U.S. retirement plans and U.S. postretirement plans at year end were as follows:

                              1997                               1996                        1995
                     ------------------------------------------------------------------------------------
                             U.S.      Non-U.S.            U.S.        Non-U.S.          U.S.    Non-U.S.
                            Plans        Plans           Plans            Plans        Plans        Plans
---------------------------------------------------------------------------------------------------------
Discount rate                7.5%     4.0-8.0%           7.75%         5.5-8.0%         7.75%    5.5-8.0%
Rate of increase in
 compensation
 levels                     4.75%     3.7-6.5%            5.0%         3.7-6.5%          5.0%    4.2-6.5%
Expected long-term
 rate of return on
 plan assets            9.0-10.0%     2.5-9.0%       9.0-10.0%         2.5-9.0%     9.0-10.0%    5.5-9.0%
Medical care cost
 trend rate                  9.0%                        10.0%                          11.0%

===========================================================================
=========

The company elected to revise its assumptions for 1997 for its U.S. plans in recognition of lower long-term interest rates and a trend in recent years favoring lower or stable inflation. The medical care cost trend rate is assumed to decrease one percent per year to 6.0% in the year 2000 for future valuations, and has a significant effect on the expense reported. For example, a one percentage point increase in the medical care cost trend rate would have increased the aggregate of the service and the interest cost components of net periodic postretirement benefit cost by approximately $0.7 or 12% in 1997.

     The following tables set forth the funded status and amounts recognized in the company's consolidated balance sheet:

                                                       December 27, 1997         December 28, 1996
---------------------------------------------------------------------------------------------------
                                                       Over      Under             Over       Under
                                                     Funded     Funded           Funded      Funded
---------------------------------------------------------------------------------------------------
Retirement Plans
Actuarial present value of benefit obligations:
 Vested benefits                                     $164.7      $16.6            $22.2      $144.8
 Non-vested benefits                                    6.0        0.2              0.6         3.5
                                                    -----------------------------------------------
Accumulated benefit obligation                        170.7       16.8             22.8       148.3
Effect of projected future salary increases            24.2        2.3             13.2        12.4
                                                    -----------------------------------------------
Projected benefit obligation                          194.9       19.1             36.0       160.7
Plan assets at fair value                             200.2        1.4             43.1       129.5
                                                    -----------------------------------------------
Projected benefit obligation (less than) in excess
 of plan assets                                        (5.3)      17.7             (7.1)       31.2
Unrecognized net gain (loss) from past experience
 different from that assumed                           12.3       (2.1)            10.4        (1.4)
Unrecognized prior service costs                      (12.7)      (1.4)            (0.2)      (15.0)
Unrecognized net transition obligation                 (3.8)      (0.3)            (1.7)       (3.4)
Additional liability                                     --        2.0               --         7.4
                                                    -----------------------------------------------
(Prepaid) accrued pension liability                 $  (9.5)     $15.9            $ 1.4      $ 18.8
                                                    ===============================================


Bausch & Lomb Incorporated and Consolidated Subsidiaries

                                      [54]

                                                 December 27,  December 28,
                                                         1997          1996
--------------------------------------------------------------------------------
Other Postretirement Benefits
Actuarial present value of postretirement benefit obligations:
 Retirees                                               $56.2        $54.2
 Active, eligible participants                            6.3          9.0
 Other active participants                               13.0         18.2
                                                      --------------------------
Accumulated benefit obligation                           75.5         81.4
Plan assets at fair value                                33.9         23.3
                                                      --------------------------
Accumulated benefit obligation in excess of plan assets  41.6         58.1
Unrecognized prior service cost                           1.5          1.8
Unrecognized net gain                                    38.8         33.1
                                                      --------------------------
Accrued postretirement benefit liability                $81.9        $93.0
                                                      ==========================

The unrecognized projected pension benefit obligation in excess of plan assets for retirement plans is being amortized against net periodic pension cost over the remaining service lives of the plan participants. The company records an additional liability to give recognition to the underfunded plan positions.

     Increasing the assumed medical care cost trend rates by one percentage point would have increased the accrued postretirement benefit liability as of December 27, 1997 by approximately $7.3 or 10%. This reflects the significant effect this assumption has on the calculation of the obligation.

12. Minority Interest

Four wholly-owned subsidiaries of the company have contributed operating and financial assets to a limited partnership for an aggregate 72% in general and limited partnership interests. The partnership is a separate legal entity from the company whose purpose is to own and manage a portfolio of assets. Those assets include portions of the company's biomedical operations, those used for the manufacture and sale of rigid gas permeable contact lenses and lens care products, cash and cash equivalents, a long-term note guaranteed by the company and certain floating-rate demand notes due from certain of the company's subsidiaries. For financial reporting purposes, the assets, liabilities and earnings of the partnership entities have continued to be included in the company's consolidated financial statements. The outside investor's limited partnership interest in the partnership has been recorded as minority interest totaling $403.0 at both December 27, 1997 and December 28, 1996.

Bausch & Lomb Incorporated and Consolidated Subsidiaries


                                      [55]

13. Shareholders' Equity

At December 27, 1997, 10,000 shares of 4% Cumulative Preferred stock, 25 million shares of Class A Preferred stock, 15 million shares of Class B stock and 200 million shares of Common stock were authorized. The company issues treasury shares to fulfill its obligations under its stock option plans. The difference between the cost of treasury shares issued and the option price is charged to capital in excess of par value.

     Changes in shareholders' equity accounts are summarized below:

                              Common And Class B                     Treasury              Other Shareholders' Equity
                              ------------------                -----------------     -------------------------------------------
                                                 Capital In                                          Net Unrealized    Cumulative
                               Shares             Excess Of     Shares                    Unearned   (Loss)/Gain On
Translation
                               (000s)    Amount   Par Value     (000s)       Amount   Compensation      Investments
Adjustment
--------------------------------------------------------------------------------------------------------------------------------
-
Balance at December 31, 1994   61,271    $ 24.2      $ 93.9     (2,279)    $ (94.3)         $ (3.2)            $ --
$ 47.6

Net shares issued under
 stock option plans and
 restricted stock awards          196        --        13.9        298         9.7           (10.3)              --            --
Repurchase of Common
 and Class B stock                 --        --          --     (2,545)      (94.1)             --               --            --
Amortization of
 unearned compensation             --        --          --         --          --             4.3               --            --
Foreign currency
 translation adjustment             --        --          --         --          --              --              --          37.5
                               --------------------------------------------------------------------------------------------------

Balance at December 30, 1995   61,467      24.2       107.8     (4,526)     (178.7)           (9.2)              --
85.1

Net shares (canceled) issued
 under stock option plans
 and restricted stock awards     (118)       --       (11.7)       428        15.5            (1.9)              --            --
Repurchase of Common and
 Class B stock                     --        --          --     (1,847)      (67.3)             --               --            --
Amortization of unearned
 compensation                      --        --          --         --          --             0.3               --            --
Foreign currency translation
 adjustment                        --        --          --         --          --              --               --           4.9
Unrealized holding
 loss on other investments         --        --          --         --          --              --            (11.8)           --
                               --------------------------------------------------------------------------------------------------

Balance at December 28, 1996   61,349      24.2        96.1     (5,945)     (230.5)          (10.8)           (11.8)
90.0

Net shares (canceled) issued
 under stock option plans and
 restricted stock awards         (294)       --       (19.3)       621        29.2             3.1               --            --
Repurchase of Common
 and Class B stock                 --        --          --       (522)      (21.8)             --               --            --
Amortization of
 unearned compensation             --        --          --         --          --             2.6               --            --
Foreign currency
 translation adjustment            --        --          --         --          --              --               --         (60.9)
Unrealized holding
 gain on other investments         --        --          --         --          --              --             11.8            --
                               --------------------------------------------------------------------------------------------------

Balance at December 27, 1997   61,055    $ 24.2      $ 76.8     (5,846)    $(223.1)         $ (5.1)            $ --
$ 29.1

===========================================================================
=======================

Bausch & Lomb Incorporated and Consolidated Subsidiaries

                                      [56]

        From time to time, the board of directors may authorize the repurchase, at management's discretion, of Common shares. During 1997, 500,000 Common shares were repurchased. The board of directors has not authorized any additional repurchases.

        Unearned compensation relates to awards of restricted stock and is recorded at the date of award based on the market value of the shares and is amortized to expense as stock performance goals are met over the applicable vesting period.

        In 1988, the company's board of directors approved the adoption of a shareholder rights plan, in which preferred share purchase rights were distributed as a dividend at the rate of one right for each outstanding share of the company's Common and Class B stock. Common and Class B shares issued subsequent to the adoption of the rights plan automatically have preferred share purchase rights attached to them. Under certain circumstances each right entitles shareholders to purchase one two-hundredth of a share of Series A Preferred stock, par value $1.00 per share. The rights may become exercisable under certain circumstances involving actual or potential acquisitions of 20% or more of the outstanding Common and Class B stock by a person or group. The board of directors may substitute common stock equivalent preferred shares for Common shares for the exercise of stock purchase rights. Until the rights become exercisable, they have no dilutive effect on earnings per share.

        The rights, which are non-voting, may be redeemed by the company at a price of one-half cent per right at any time prior to the acquisition by a person or group of 20% of the outstanding shares of the company's Common and Class B stock. In the event a person or group has acquired 20%, but not more than 50%, of such shares, the company may redeem the rights of each holder, other than the acquirer, in exchange for either one share of Common stock or one two-hundredth of a share of Series A Preferred stock. During 1997, the board of directors evaluated a proposal, passed by shareholders at the 1997 annual meeting, to revoke this plan. The board concluded that the plan will be allowed to lapse on the scheduled expiration of the rights on July 1, 1998.

14. Fair Value Of Financial Instruments

The carrying amount of cash, cash equivalents and short-term investments and notes payable approximates fair value because their maturity is generally less than one year in duration. The company places its cash, cash equivalents and short-term investments with multiple financial institutions in order to limit the amount of credit exposure with any one institution to between $25.0 and $50.0, based on its credit rating and asset base. The company's remaining financial instruments consisted of the following:

                                                December 27, 1997           December 28, 1996
                                              ----------------------------------------------------
                                              Carrying        Fair        Carrying           Fair
                                                 Value       Value           Value          Value
--------------------------------------------------------------------------------------------------
Nonderivatives
 Other investments                             $ 546.4      $ 546.4         $ 560.3        $ 560.3
 Long-term debt, including current portion     $(515.2)     $(516.4)        $(324.3)       $(320.9)
                                               ===================================================
Derivatives held for purposes
  other than trading
  Foreign exchange instruments:
    Other current assets                       $  45.3                      $  28.3
    Accrued liabilities                          (40.5)                       (10.4)
                                               ---------------------------------------------------
 Net foreign exchange instruments              $   4.8      $   2.4         $  17.9        $  26.9
                                               ===================================================
  Interest rate instruments:
    Other current assets                       $  17.5                      $  14.9
    Accrued liabilities                          (12.6)                       (12.9)
                                               ---------------------------------------------------
 Net interest rate instruments                 $   4.9      $  20.7           $ 2.0        $  5.4
                                               ===================================================

Bausch & Lomb Incorporated and Consolidated Subsidiaries

                                      [57]

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

15. Derivative Financial Instruments

Foreign Exchange Risk Management   The company enters into foreign exchange
forward and purchased option contracts primarily to hedge foreign currency transactions and equity investments in non-U.S. subsidiaries. At December 27, 1997, the company hedged aggregate exposures of $1,559.0 by entering into forward exchange contracts requiring purchases of $964.4 U.S. dollar equivalent currencies and sales of $594.6 U.S. dollar equivalent currencies. On December 28, 1996, hedged aggregate exposures were $1,434.1, with $818.0 and $616.1 of purchases and sales of U.S. dollar equivalent currencies, respectively. Of the outstanding contracts for both 1997 and 1996, the foreign currencies purchased were primarily Irish pounds as well as Singapore and Hong Kong dollars, and with respect to 1996, Swiss francs. The foreign currencies sold for the same periods were primarily German marks, Netherlands guilders and Singapore dollars. The company selectively hedges firm commitments that represent both a right and an obligation, mainly for committed purchase orders for foreign-sourced inventory. At year end 1997 and 1996, respectively, hedging activity related to assets and liabilities was 43% and 57%. The majority of the remaining hedging activity was related to the company's equity investments in non-U.S. subsidiaries. In general, the forward exchange contracts have varying maturities up to, but not exceeding, two years with cash settlements made at maturity based upon rates agreed to at contract inception.

     The company selectively hedges foreign currency transaction and commitment exposures arising in countries with hyperinflationary economies, restrictive exchange controls and underdeveloped currency markets because hedging all such exposures is not cost effective. The estimated notional amount of such exposures that remained unhedged at December 27, 1997 was $32.6.

     Amortization of premiums or discounts on foreign exchange instruments, primarily Irish pound contracts and for 1997 German mark and Japanese yen contracts, resulted in income of approximately $6.7 and $3.6 for 1997 and 1996, respectively. This amount is highly sensitive to changes in interest rates in the countries whose currencies are to be exchanged. The company estimates that a 50 basis point net move in either U.S. or Irish interest rates would have impacted annualized pre-tax income in 1997 by approximately $2.9. Similar changes in interest rates in other countries would not have a material impact on reported results.

     Carrying value as presented in the table in Note 14--Fair Value Of Financial Instruments does not reflect unrecognized net premium income totaling $3.2 in 1997 and $5.4 in 1996. Factoring in these amounts with unrealized gains and losses, the company's outstanding foreign exchange contracts were in a net unrealized positive cash flow position of approximately $8.0 at December 27, 1997 as compared to $23.3 at December 28, 1996. The company estimates that for 1997 this net cash flow position, which is highly sensitive to movements in exchange rates, would have changed by $53.6 for each ten-cent move in the U.S. dollar to Irish pound exchange rate. Similar changes in exchange rates for other currencies would have substantially less of an impact on the company. Changes in periodic cash outflows that could result from such interest rate movements from maturing or terminated foreign exchange and option contracts would not adversely impact the company's overall liquidity position.


Bausch & Lomb Incorporated and Consolidated Subsidiaries


                                      [58]

Interest Rate Risk Management The following is a summary of the company's interest rate swap agreements by major type:

                                      December 27,    December 28,    Maturities
                                              1997            1996       Through
--------------------------------------------------------------------------------
Receive fixed swaps-notional amount         $465.0         $550.0          2003
 Average receive rate                    5.60-6.58%     5.60-6.58%
 Average pay rate                        5.70-5.72%     5.63-5.68%

Pay fixed swaps-notional amount             $265.0         $265.0          2002
 Average pay rate                        6.48-7.29%     6.48-7.29%
 Average receive rate                    5.70-5.72%     5.59-5.68%

Floating/floating swaps-notional amount     $136.3         $132.0          2000
 Pay rate (NLG)                               3.27%          2.65%
 Receive rate (USD)                           5.50%          5.34%
                                        ========================================

The variable-rate portions of the swaps in the above table are based on either three-month LIBOR or the one-month U.S. composite commercial paper rate at December 27, 1997 and December 28, 1996. Changes in these rates would change the above disclosures and future cash flows.

     At December 27, 1997 and December 28, 1996 the company had outstanding an interest rate cap with a notional amount of NLG 15.5 million which protects the company from exposures to rising NLG interest rates.

Credit Risk The company is exposed to credit risk to the extent of non-performance by counterparties to the foreign currency contracts and interest rate swaps discussed above. The credit ratings of the counterparties, which consist of a diversified group of major financial institutions, are regularly monitored and thus credit loss arising from counterparty non-performance is not anticipated.

16. Stock Compensation Plans

The company sponsors several stock-based compensation plans, all of which are accounted for under the provisions of APB Opinion No. 25. Accordingly, no compensation cost has been recognized for the company's fixed stock option plans or its employee stock purchase plan. Had compensation expense for the company's fixed options been determined consistent with SFAS No. 123, the company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                     Basic Earnings          Diluted Earnings
            Net Earnings               Per Share               Per Share
----------------------------------------------------------------------------------
      As Reported  Pro Forma    As Reported   Pro Forma    As Reported   Pro Forma
----------------------------------------------------------------------------------
1997       $ 49.4     $ 43.5          $0.89       $0.79          $0.89       $0.79
1996         83.1       78.9           1.48        1.41           1.47        1.40
1995        112.0      110.5           1.94        1.91           1.93        1.90
===========================================================================
=======

The total number of shares available for grant in each calendar year for all plans combined excluding incentive stock options shall be no greater than three percent of the total number of outstanding shares of Common stock as of the first day of each such year. No more than six million shares are available for granting purposes as incentive stock options. As of December 27, 1997, 3.2 million shares remain available for such grants.

Bausch & Lomb Incorporated and Consolidated Subsidiaries


                                      [59]

Stock Options The company issues stock options which vest ratably over three years and expire ten years from the grant date. Vesting is contingent upon continued employment with the company.

     For purposes of this disclosure, the fair value of each fixed option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants outstanding in 1997, 1996 and 1995:

                                         1997         1996         1995
--------------------------------------------------------------------------------
Risk-free interest rate                  5.66%        6.11%        5.39%
Dividend yield                           2.54%        2.42%        2.17%
Volatility factor                       25.17%       24.87%       24.88%
Weighted average expected life (years)      5            5            5
                                        ----------------------------------------

The weighted average value of options granted was $10.59, $9.34 and $10.45 in 1997, 1996 and 1995, respectively.

     A summary of the status of the company's fixed stock option plans at year end 1997, 1996 and 1995 is presented below:

                                 1997                       1996                         1995
                     ----------------------------------------------------------------------------------------
                                        Weighted                      Weighted                       Weighted
                      Number Of          Average     Number Of         Average      Number Of         Average
                         Shares   Exercise Price        Shares  Exercise Price         Shares  Exercise Price
                         (000s)      (Per Share)        (000s)      (Per Share)        (000s)     (Per Share)
-------------------------------------------------------------------------------------------------------------
Outstanding at
 beginning of year       5,030           $39.90          4,426          $40.84          3,891          $40.50
Granted                  1,176            42.32          1,253           35.86          1,182           40.98
Exercised                 (432)           30.34           (204)          27.40           (207)          26.26
Forfeited                 (588)           41.99           (445)          43.60           (440)          44.92
                        -------                          -----                          -----

Outstanding at
 year end                5,186           $41.00          5,030          $39.90          4,426          $40.84

===========================================================================
============
Options exercisable
 at year end             3,065                           3,029                          2,661

===========================================================================
============

The following represents additional information about fixed stock options outstanding at December 27, 1997:

                                      Options Outstanding                     Options Exercisable
                   ------------------------------------------------      --------------------------------
                                  Weighted Average         Weighted                              Weighted
Range Of                Number           Remaining          Average            Number             Average
Exercise Prices    Outstanding    Contractual Life   Exercise Price       Exercisable      Exercise Price
Per Share               (000s)             (Years)      (Per Share)             (000s)        (Per Share)
---------------------------------------------------------------------------------------------------------
 $21 to 25                  66                0.6           $21.93                66               $21.93
  26 to 35               1,447                6.8            34.78               862                34.42
  36 to 45               2,488                8.0            41.76               952                41.60
  46 to 55               1,185                5.2            48.09             1,185                48.09
                        ------                                                 -----

 $21 to 55               5,186                6.9           $41.00             3,065               $41.67

===========================================================================
===========


Bausch & Lomb Incorporated and Consolidated Subsidiaries

                                      [60]

Stock Awards   The company issues restricted stock awards to directors, officers and other key personnel. These awards have vesting periods up to three years with vesting criteria including attainment of certain stock price performance goals, satisfactory job performance and continued employment until applicable vesting dates. Compensation expense is recorded based on the applicable vesting criteria and, for those awards with performance goals, as such goals are met. In 1997, 1996 and 1995, 61,600, 139,052 and 401,522 such awards were granted at weighted average market values of $41.92, $38.43 and $45.02 per share, respectively. The compensation expense relating to stock awards in 1997, 1996 and 1995 was $3.3, $1.3 and $5.6, respectively.

17. Litigation

Since June 1994, the company has defended several shareholder actions against the company, its former Chief Executive Officer and Chairman, Daniel E. Gill, and four other officers, alleging that the defendants made false and misleading statements about expected financial results. These actions have been consolidated in the United States District Court for the Western District of New York. On November 17, 1997, the company announced that it had entered into a memorandum of understanding with counsel representing the plaintiffs, agreeing to pay $42.0 in full settlement of all claims. In entering into this proposed settlement, the company and the individual defendants have continued to deny all liability, but have settled in order to avoid the expense and burden of litigation. The claimants include purchasers of the company's Common stock from December 13, 1993 through January 25, 1995. The proposed settlement is subject to making appropriate notice to potential class members and a review by the Court of the fairness and adequacy of the terms of the settlement. The company's insurance carriers have agreed to contribute substantially toward this settlement and the company recorded a one-time charge against 1997 fourth-quarter earnings of $21.0, or $13.2 after taxes.

     Since December 1994, the company has been the subject of an investigation by the Securities and Exchange Commission (SEC) principally focused on the accounting treatment of (i) a 1993 contact lens sales program and (ii) Asian sunglass sales from late 1992 through early 1994. This investigation was concluded when the company, without admitting or denying liability, entered into a Consent Order with the SEC, which was announced on November 17, 1997. The Order imposed no financial penalties on the company.

     The company has stipulated to certification by a New York State Supreme Court of a nationwide class of purchasers of Sensitive Eyes Rewetting Drops, Boston Rewetting Drops, ReNu Rewetting Drops and Bausch & Lomb Eye Wash between May 1, 1989 and June 30, 1995. This action arose out of matters commenced in 1994 and 1995 alleging that the company misled consumers in its marketing and sale of those products. Management vigorously defends the company's practices.

     In several actions, the company is defending its long-standing policy of selling contact lenses only to licensed professionals against claims that it was adopted in conspiracy with others to eliminate alternate channels of trade from the disposable contact lens market. These matters include (i) a consolidated action in the United States District Court for the Middle District of Florida filed in June 1994 by the Florida Attorney General, and now includes claims by the attorneys general of 21 other states, and (ii) individual actions pending in California and Tennessee state courts. The company defends its policy as a lawfully adopted means of ensuring effective distribution of its products and safeguarding consumers' health.


Bausch & Lomb Incorporated and Consolidated Subsidiaries

                                      [61]

Report Of
        Independent Accountants


To the Shareholders and
Board of Directors of
Bausch & Lomb Incorporated

In our opinion, the accompanying consolidated financial statements appearing on pages 38 through 61 of this 1997 annual report of Bausch & Lomb Incorporated present fairly, in all material respects, the financial position of Bausch & Lomb Incorporated and its subsidiaries at December 27, 1997 and December 28, 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 27, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ Price Waterhouse LLP
Rochester, New York
January 23, 1998

Bausch & Lomb Incorporated and Consolidated Subsidiaries

                                      [62]

Selected
       Financial Data

Dollar Amounts In Millions --
Except Per Share Data                        1997        1996         1995        1994        1993        1992
--------------------------------------------------------------------------------------------------------------
Results For The Year
Net sales                                $1,915.7    $1,926.8     $1,932.9    $1,892.7     $1,830.1   $1,709.1
Net earnings                                 49.4        83.1        112.0        31.1        138.9      171.4
Basic earnings per share                     0.89        1.48         1.94        0.53         2.34       2.89
Diluted earnings per share                   0.89        1.47         1.93        0.52         2.31       2.84
Dividends per share                          1.04        1.04         1.01        0.955        0.88       0.80

======================================================================
Year-End Position
Working capital                          $  202.9    $   18.5     $   70.9    $  277.4     $  669.6   $  514.9
Total assets                              2,772.9     2,603.4      2,550.1     2,457.7      2,493.0    1,873.7
Short-term debt                             343.8       482.1        383.5       300.6        244.6      208.9
Long-term debt                              510.8       236.3        191.0       289.5        321.0      277.7
Shareholders' equity                        818.4       881.9        929.3       914.4        909.2      898.2

======================================================================
Other Ratios And Statistics
Return on sales                               2.6%        4.3%         5.8%        1.6%         7.6%      10.0%
Return on average shareholders' equity        5.9%        9.2%        11.9%        3.2%        15.5%      20.3%
Return on average total assets                1.8%        3.1%         4.5%        1.2%         6.8%       9.5%
Average income tax rate                      38.7%       37.7%        36.9%       52.6%        33.5%      32.4%
Current ratio                                 1.2         1.0          1.1         1.4          1.9        1.9
Total debt to shareholders' equity          104.4%       81.5%        61.8%       64.5%        62.2%      54.2%
Total debt to capital                        51.1%       44.9%        38.2%       39.2%        38.3%      35.1%
Capital expenditures                     $  126.1    $  130.3     $   95.5    $   84.8     $  107.2   $  119.3

======================================================================


Bausch & Lomb Incorporated and Consolidated Subsidiaries



                                      [63]

Divisions and
            Subsidiaries

THE AMERICAS:
United States

Arnette Optic Illusions, Inc.
San Clemente, California(1)

Bausch & Lomb Lamex, Inc.
Miami, Florida(2)

Bausch & Lomb Pharmaceuticals
Tampa, Florida(1)

Bausch & Lomb Surgical
Claremont, California(1)
Irvine, California(1)
Clearwater, Florida(1)
St. Louis, Missouri(1)
Pearl River, New York(1)

Charles River Laboratories, Inc.
Hollister, California(1)
Summerland Key, Florida(1)
Windham, Maine(1)
Wilmington, Massachusetts(1)
Portage, Michigan(1)
O'Fallon, Missouri(1)
Pittsfield, New Hampshire(1)
Newfield, New Jersey(1)
Stone Ridge, New York(1)
Raleigh, North Carolina(1)
Charleston, South Carolina(1)
Houston, Texas(1)

Dahlberg, Inc.
Golden Valley, Minnesota(1)

East Acres Biologicals
Southbridge, Massachusetts(1)

Eyewear
Rochester, New York(1)
San Antonio, Texas(1)

Polymer Technology Corporation
Wilmington, Massachusetts(1)

Revo, Inc.
Sunnyvale, California(1)

SPAFAS
Lebanon, Connecticut(1)
Preston, Connecticut(1)
Storrs, Connecticut(1)
Voluntown, Connecticut(1)
Gainsville, Georgia(1)
Eureka, Illinois(1)
Roanoke, Illinois(1)

Vision Care
Sarasota, Florida(1)
Rochester, New York(1)
Greenville, South Carolina(1)
Lynchburg, Virginia(1)

Wilmington Partners, L.P.
Wilmington, Massachusetts

Brazil
BL Industria Otica, Ltda.
Porto Alegre(1)
Rio de Janeiro(1)

Canada
Bausch & Lomb Canada, Inc.
Richmond Hill, Ontario(2)

Charles River Canada, Inc.
St. Constant, Quebec(1)

Dahlberg, Inc.
Kitchener, Ontario(1)

Eyewear
Mississauga, Ontario(1)

Mexico
Operadora de Contactologia, S.A. de C.V.
Mexico City(1)

Eyewear
Nuevo Laredo(1)

Aves Libres de Patogenos Especiaficios SA
Puebla(1)

Puerto Rico
Bausch & Lomb Puerto Rico, Inc.
Rio Piedras(2)

Venezuela
Bausch & Lomb Venezuela, C.A.
Caracas(2)


1 Manufacturing, Production and Distribution
2 Direct Marketing and Sales

Bausch & Lomb Incorporated and Consolidated Subsidiaries

                                      [64]

EUROPE, MIDDLEEAST& AFRICA:
Austria
Bausch & Lomb G.m.b.H.
Vienna(2)

Belgium
Bausch & Lomb Surgical
Antwerp(2)

Czech Republic
Charles River International
Prague(1)

England
Europe, Middle East & Africa Headquarters
London(2)

Bausch & Lomb Surgical
Berkshire(1)

Bausch & Lomb U.K., Limited
London(2)

Charles River U.K., Ltd.
Margate(1)

Madden & Layman Limited
St. Leonards-on-Sea(1)

Shamrock (Great Britain) Limited
Henfield(1)

Egypt
Bausch & Lomb Surgical
Cairo(1)

France
Bausch & Lomb France S.A.
Le Mesnil St. Denis(2)

Bausch & Lomb Surgical
Lyon(1)

Charles River France S.A.
Lyon(1)
St. Aubin-les-Elbeuf(1)

Iffa Credo S.A.
L'Arbresle Cedex(1)

Germany
Bausch & Lomb Surgical
Heidelberg(1)
Munich(1)

Charles River WIGA G.m.b.H.
Extertal Bosingfeld(1)
Kisslegg(1)
Sulzfeld(1)

Dr. Gerhard Mann, Chem.-Pharm.Fabrik G.m.b.H.
Berlin(1)

Greece
Bausch & Lomb International, Inc.
Athens(2)

Hungary
Charles River International
Budapest(1)

Italy
Bausch & Lomb-IOM S.p.A.
Milan(1)
Rome(2)

Bausch & Lomb Surgical
Rome(1)

Charles River Italia S.p.A.
Calco(1)

Killer Loop S.p.A.
Calco(1)

Netherlands
Bausch & Lomb B.V.
Heemstede(1)

European Logistics Center
Amsterdam(1)

Portugal
Bausch & Lomb Espana S.A.
Lisbon(2)

Republic of Ireland
Bausch & Lomb Ireland
Waterford(1)

Republic of South Africa
Bausch & Lomb South Africa (Pty.) Limited
Randburg(1)

Russia
Bausch & Lomb Distops
Moscow(2)

Scotland
Award plc
Livingston(1)

Spain
Bausch & Lomb Conoptica
Barcelona(1)
Madrid(1)

Bausch & Lomb Espana, S.A.
Barcelona(1)
Madrid(2)

Bausch & Lomb Surgical
Barcelona(1)

Criffa, S.A.
Barcelona(1)

Sweden
Bausch & Lomb Surgical
Helsingborg(1)

Bausch & Lomb Svenska A.B.
Stockholm(1)

Switzerland
Bausch & Lomb Distops S.A.
Geneva(2)

Turkey
Bausch & Lomb Saglik ve Optik
Urunleri Tic.A.S.
Istanbul(1)



ASIA & PACIFIC:
Australia
SPAFAS
Melbourne(1)
Woodend(1)

Bausch & Lomb (Australia) Pty. Limited
Sydney(1)

Hong Kong
North Asia Headquarters(2)
Bausch & Lomb (Hong Kong) Limited(1)
Bausch & Lomb-Lord Co.
(Hong Kong) Limited(2)

India
Bausch & Lomb India Limited
Bhiwadi(1)
New Delhi(2)

Japan
B.L.J. Company Limited
Tokyo(1)

Charles River Japan, Inc.
Atsugi(1)
Hino(1)
Tsukuba(1)
Yokohama(2)

Malaysia
South Asia Headquarters
Selangor(2)

Bausch & Lomb (Malaysia) Sdn. Bhd.
Selangor(2)

New Zealand
Bausch & Lomb (New Zealand) Limited
Auckland(2)

People's Republic of China
Bausch & Lomb China, Inc.
Beijing(1)
Guangzhou(1)

Spafas Jinan Poultry Company, Ltd.
Jinan(1)

Zhanjiang A&C Biological Ltd.
Zhanjiang(1)

Republic of China
Bausch & Lomb Taiwan Limited
Taipei, Taiwan(1)

Singapore
Bausch & Lomb (Singapore) Pte. Ltd.(1)

South Korea
Bausch & Lomb Korea, Ltd.
Seoul(1)

Bausch & Lomb Incorporated and Consolidated Subsidiaries

                                      [65]

Directors and
            Officers

DIRECTORS

William H. Waltrip(1)
Chairman
Bausch & Lomb
Director since: 1985

Franklin E. Agnew(1)(3)
Business Consultant
Pittsburgh, Pennsylvania
Director since: 1982

William Balderston III(1)(3)(4)
Retired Executive Vice President
The Chase Manhattan Bank
Rochester, New York
Director since: 1989

William M. Carpenter(1)
President and Chief Executive Officer
Bausch & Lomb
Director since: 1996

Domenico De Sole(2)
President and Chief Executive Officer
Gucci Group N.V.
Florence, Italy
Director since: 1996

Jonathan S. Linen(3)
Vice Chairman
American Express Company
New York, New York
Director since: 1996

Ruth R. McMullin(2)
Business Consultant
Savannah, Georgia
Director since: 1987

John R. Purcell(1)(4)
Chairman and Chief Executive Officer
Grenadier Associates Ltd.
Juno Beach, Florida
Director since: 1976

Linda Johnson Rice(2)
President and Chief Operating Officer
Johnson Publishing Company, Inc.
Chicago, Illinois
Director since: 1990

Alvin W. Trivelpiece, Ph.D.(2)(4)
Director
Oak Ridge National Laboratory and
President
Lockheed Martin Energy Research Corporation
Oak Ridge, Tennessee
Director since: 1989

Kenneth L. Wolfe(3)
Chairman of the Board and
Chief Executive Officer
Hershey Foods Corporation
Hershey, Pennsylvania
Director since: 1989


Committee Memberships:
1    Executive Committee
2    Audit Committee
3    Committee on Management
4    Committee on Directors


OFFICERS

William H. Waltrip
Chairman
2 years of service with the company
Named to current position: 12/95

William M. Carpenter
President and Chief Executive Officer
3 years of service with the company
Named to current position: 1/97

Dwain L. Hahs
Executive Vice President
and President - Eyewear
21 years of service with the company
Named to current position: 4/97

Carl E. Sassano
Executive Vice President
and President - Vision Care
25 years of service with the company
Named to current position: 12/96

Senior Vice Presidents:

Daryl M. Dickson
Human Resources
2 years of service with the company
Named to current position: 11/96

James C. Foster
Charles River Laboratories, Inc.
14 years of service with the company
Named to current position: 12/94

Stephen C. McCluski
Chief Financial Officer
10 years of service with the company
Named to current position: 1/95

Thomas M. Riedhammer, Ph.D.
President-Worldwide Pharmaceuticals
16 years of service with the company
Named to current position: 11/94

Robert B. Stiles
General Counsel
17 years of service with the company
Named to current position: 6/97

Vice Presidents:

Robert H. Blankemeyer
Chief Operating Officer -
Bausch & Lomb Surgical
less than one year of service with the company
Named to current position: 1/98

Omar Casal
South Asia
13 years of service with the company
Named to current position: 12/97

Robert D. Colangelo
Chief Information Officer
9 years of service with the company
Named to current position: 11/97

Alan P. Dozier
North American Vision Care
13 years of service with the company
Named to current position: 2/97

Hakan S. Edstrom
President - Bausch & Lomb Surgical
less than one year of service with the company
Named to current position: 1/98

Alan H. Farnsworth
Business Development
10 years of service with the company
Named to current position: 7/97

James T. Horn
Global Product Supply - Eyewear
6 years of service with the company
Named to current position: 5/96

Barbara M. Kelley
Corporate Communications
15 years of service with the company
Named to current position: 4/93

Jurij Z. Kushner
Controller
17 years of service with the company
Named to current position: 1/95

Thomas W. Lance
Global Operations - Vision Care
1 year of service with the company
Named to current position: 7/97

John M. Loughlin
North Asia
17 years of service with the company
Named to current position: 7/97

Steve Markwell
Europe, Middle East and Africa - Eyewear
4 years of service with the company
Named to current position: 12/97

Read McNamara
Latin America
2 years of service with the company
Named to current position: 7/97

James F. Milton
Japan
27 years of service with the company
Named to current position: 12/94

Stephen J. Osbaldeston
Healthcare/Vision Accessories
12 years of service with the company
Named to current position: 12/97

Angela J. Panzarella
Investor Relations
9 years of service with the company
Named to current position: 7/97

Alan H. Resnick
Treasurer
25 years of service with the company
Named to current position: 5/86

Paul Ruddlesdin
Europe, Middle East and Africa - Vision Care
15 years of service with the company
Named to current position: 12/97

James J. Ward
Reengineering Initiatives
21 years of service with the company
Named to current position: 5/97

David G. Whalen
North American Eyewear
7 years of service with the company
Named to current position: 7/97

Secretary:
Jean F. Geisel
22 years of service with the company
Named to current position: 7/97


Bausch & Lomb Incorporated and Consolidated Subsidiaries

                                      [66]

[inside back cover]

Corporate
        Information

Bausch & Lomb on the Internet

Corporate, product, financial and shareholder information, including news releases, financial filings and stock quotes are available at Bausch & Lomb's worldwide web site:
www.bausch.com

Corporate Headquarters:

Bausch & Lomb
One Bausch & Lomb Place
Rochester, New York 14604
Telephone:
(716) 338-6000
(800) 344-8815

Bausch & Lomb News On Demand:

Bausch & Lomb's news releases are available on our website or by calling:
(800) 758-5804 ext. 109877

Financial Literature:

Copies of Bausch & Lomb's annual reports and financial reports filed with the Securities and Exchange Commission are available on our website, by mail (attn:
Investor Relations) or by calling:
(888) 884-8702
(716) 338-5757

Investor Relations:

Security analysts and investors seeking information concerning company operations, shareholder programs or dividend policy may contact:
Angela J. Panzarella
Vice President, Investor Relations
Telephone (716) 338-6025
apanzarella@bausch.com

Media Inquiries:

News media representatives may contact:
Holly Echols
Director, Media Relations
Telephone (716) 338-8064
hechols@bausch.com

Transfer Agent:

Shareholders seeking information regarding their individual accounts or dividend payments may contact our stock transfer agent:

BankBoston, N.A.
c/o Boston Equiserve
P.O. Box 8040
Boston, MA 02266-8040
Telephone (800) 730-4001
www.equiserve.com

Dividend Reinvestment Plan:

The plan is available to all shareholders of Bausch & Lomb stock. Under the plan, shareholders may elect to have their cash dividends automatically invested in additional shares of the company's common stock. Shareholders may also elect to make cash contributions of up to $60,000 per year to purchase additional shares. For additional information contact:

BankBoston, N.A.
c/o Boston Equiserve
P.O. Box 8040
Boston, MA 02266-8040
Telephone (800) 730-4001
www.equiserve.com

Stock Listing:

The common stock of the corporation is traded under the symbol BOL on the New York Stock Exchange. Options on the company's common stock are traded on the American Stock Exchange.

Trademarks:

The trademarks of Bausch & Lomb Incorporated and its subsidiary companies referred to in this report are:
Alrex
Arnette
Award
Bausch & Lomb
Boston
Boston Advance
Boston MultiVision
Charles River Laboratories
Contributing to the Search for Healthier Lives
Crolom
Curel
Dr. Mann Pharma
Duolube
Gold Medalist
Hansatome
Inertia
Killer Loop
Killer Loop Street Sport
Liposic
Medalist
Miracle-Ear
Mirage
Moisture Eyes PM
Ocutricin
Opcon-A
Optima
Optima FW
Orbs
PureVision
Ray-Ban
ReNu
ReNu MultiPlus
Revo
Revo Shapes
See How It Feels
Sensitive Eyes
SideStreet
SofLens
SofLens66
Soft Sense
Storz Millennium

Blues Brothers 2000 is a trademark of Universal Pictures

EVA is a trademark of Stern Stewart, Inc.

Lotemax is a trademark of Pharmos Corporation

Men in Black (MiB) is a trademark of Columbia Pictures Industries, Inc.

Muro is a trademark of Muro Pharmaceuticals

Porsche Design is a trademark of Porsche Design GmbH

Polytrim is a trademark of Allergan

Rogaine is a trademark of Pharmacia & Upjohn Co.

Tobrex is a trademark of Alcon Laboratories, Inc.

Design:
  Inc Design, New York City

Printing:
  Daniels Printing, Everett, Massachusetts

Typography:
  Bowne Business Communications,
  Secaucus, New Jersey

Executive & Lifestyle Photography:
  Ted Kawalerski, New York City

Product Photography:
  Rick Burda, New York City

(C) 1998 Bausch & Lomb Incorporated
All Rights Reserved Worldwide

[Recycle symbol] This book is printed on recycled paper.

[back cover]

see how it feels


[Photos: people, close-up of an eye, Ray-ban poster with Blues Brothers 2000, man in sunglasses, lab technicians in a lab, a woman's face]


                                     BAUSCH
                                     & LOMB

       Bausch & Lomb, One Bausch & Lomb Place, Rochester, New York 14604