Form 10-K, Exhibit 13
period 1998-12-26
BAUSCH & LOMB INC
filed 1999-03-25
CIK 10427

[front cover]

                                  Bausch & Lomb
                             [ 1998 Annual Report ]

[photos: Javon and Janice Baker, Richard Kratz, M.D., Kristian Hohla, Ph.D., with various products: Renu, SoFlex, Moisture Eyes, Ocuvite, Alrex, Opcon-A, SoftLens, Boston Simplicity, Boston Advance, Pure Vision, Optima FW and others]


                                  -----------
                                  VISIONARIES
                                  -----------

                                 [logo:  BAUSCH
                                         & LOMB]


[Inside front cover flap page 1]

[ At A Glance ]

-------
REVENUE
-------
($ in millions)
Comparable Basis*

[bar charts]

Vision Care

1996      869.1
1997      908.9
1998      960.8


Pharmaceuticals/
    Surgical

1996      189.0
1997      190.6
1998      626.3


Eyewear

1996      504.9
1997      475.4
1998      456.0


Healthcare

1996      249.1
1997      276.6
1998      300.5

--------
EARNINGS
--------
($ in millions)
Comparable Basis*

Vision Care

1996      190.7
1997      209.4
1998      206.9


Pharmaceuticals/
    Surgical

1996      28.6
1997      36.5
1998      92.1


Eyewear

1996      (0.9)
1997     (12.3)
1998       6.0


Healthcare

1996      36.9
1997      38.3
1998      37.9

[end bar charts]

--------------------------------------------------------------------------------
*Comparable basis excludes certain items as described on pages 25 - 27.

-----------------
TABLE OF CONTENTS
-----------------

Financial Highlights                               1
Letter to Shareholders                             2
Strategic Discussion                               9
Financial Review                                  25
Financial Statements and Notes                    38
Reports of Management, Audit Committee
    and Independent Accountants                   61
Selected Financial Data                           62
Directors and Officers                            63
Bausch & Lomb Locations                           64
Glossary                                          66

[Inside front cover flap page 2]


[ At A Glance ]

------------
KEY PRODUCTS
------------

--------------------------------------------------------------------------------

Vision Care

ReNu: The ReNu line is the global market leader in the growing chemical disinfectant segment for soft lens care.

PureVision: Bausch & Lomb's new soft contact lens with a high degree of oxygen permeability. PureVision is approved for seven-day continuous wear in the U.S. and 30-day continuous wear in Europe.

SofLens: Bausch & Lomb offers a variety of products under the SofLens name. SofLens66 and our new SofLens66 cast-molded toric contact lenses compete in the two-week disposable category, while SofLens one day competes in the growing one day disposable segment.

Medalist: Medalist, which competes in the two-week disposable lens category, is the leading contact lens in the growing Japanese market.

Boston: The Boston line of lenses and lens care products has a commanding lead in the global rigid gas permeable (RGP) category. Boston lenses account for 50% of the U.S. RGP lens market, while Boston solutions boast a greater than 75% market share for RGP lens care products in the U.S.

--------------------------------------------------------------------------------

Pharmaceuticals/Surgical

Technolas 217: Advanced scanning excimer laser used in refractive procedures. Currently the best selling laser outside the U.S.; awaiting FDA approval in the U.S.

Hansatome: Advanced, pivotal action microkeratome for superior positioned hinge. Bausch & Lomb Surgical's Hansatome is the most popular microkeratome in the market today.

Millennium: Advanced microsurgical system with both anterior segment and posterior segment functionality. The Millennium system's modular design allows surgeons to keep pace with innovations in ophthalmic surgery.

AMVISC/AMVISC Plus: Viscoelastic products indicated for both anterior and posterior segment procedures, including extraction of cataracts, insertion of intraocular lenses (IOLs), corneal transplantation surgery, glaucoma filtering surgery and surgical procedures to reattach the retina.

Chiroflex (IOL), Passport, Soflex (IOL), MPORT: One and three-piece minimally invasive, small incision IOLs and delivery devices for cataract replacement surgery.

Vitrasert: Posterior chamber implant which offers sustained therapeutic drug delivery for several months. It delivers the drug ganciclovir directly to the site of infection and is used to treat CMV retinitis in patients with AIDS.

Hydroview: Hydrogel foldable IOL which is currently marketed outside the U.S.; awaiting FDA approval in the U.S.

Prescription

     Lotemax: Site-specific ophthalmic steroid, designed for effective treatment of ocular inflammation with improved safety profile. Key ingredient is loteprednol etabonate 0.5%.

     Alrex: Lower concentration of loteprednol etabonate (0.2%), designed specifically for use in seasonal ocular allergy.

     OptiPranolol: Non-selective beta blocker used in the treatment of ocular hypertension.

OTC

     Moisture Eyes: Bausch & Lomb has a full line of over-the-counter (OTC) dry-eye products under the Moisture Eyes name, ranging from single-dose artificial tears to preservative-free lubricating ointments.

     Ocuvite: The number one recommended vitamin/mineral supplement by eye care professionals, contains certain antioxidants, which are believed to maintain the health of retinal tissue.

     Opcon-A: A leading OTC eye drop indicated for relief of allergic conjunctivitis.

================================================================================

--------------------
NEW PRODUCT PIPELINE*
--------------------

Vision Care

Continuous Wear Program: Various next generation continuous wear contact lenses. Line extensions include higher oxygen permeability, advanced biocompatibility and toric and RGP lenses.

No-Rub Disinfecting Solution: Disinfects soft contact lenses with no rubbing or rinsing. Designed for lenses worn for one month or less.

Rapid Disinfecting Solution: Soft lens multi-purpose solution combined with 10-minute lens disinfection.

Rewetting Drops: Rewetting/lubricating drop designed especially for use with PureVision lenses.

Liquid Enzyme Cleaner for Soft Lenses: ReNu one-step enzyme in a convenient liquid form.

--------------------------------------------------------------------------------

Pharmaceuticals/Surgical

Topolink: Software technology which provides customized laser ablation based upon individual corneal topography.

Catarex:  Minimally invasive new surgical technology for removal of cataracts.

Perfluorocarbon II: Intraocular gas used to flatten the retina while healing occurs following surgical correction of detached retina.

Phakic IOL (next generation): Comprehensive platform technology which allows for additive as well as subtractive refractive correction.

Prescription

     Loteprednol Etabonate Combination: Loteprednol etabonate/anti-infective combination, being evaluated for treatment of inflammatory and infectious conditions of the eye.

     Next Generation Anti-Infective: Iodine-based anti-infective, designed as a "universal anti-infective" to treat all causes of ocular infections (bacterial, viral and fungal).

     Drug Delivery Program: Bausch & Lomb has a number of collaborative ventures to develop technology for more effectively delivering drugs to the diseased site in the eye. Examples include sustained release eye drops and surgical implants.

     Cidofovir: Topical anti-viral agent, designed to treat Herpetic Eye Disease
     (HSV) and Epidemic Keratoconjunctivitis (EKC) "pink eye". Currently, there are no effective treatments for EKC.

OTC

     Long Lasting Dry Eye Drop: Relieves dry eye symptoms for up to four hours with one application. Current products last for up to one hour.

     Next Generation Allergy Drop: Superior symptom relief for allergic conjunctivitis. Relieves dryness.

     Ocuvite Line Extension: Ocuvite product line extension with added nutritional supplement.

--------------------------------------------------------------------------------
*Includes projects in various phases of development.

[Inside front cover flap page 3]

[pie chart]

Global Vision Care Market

Lens Care      41%
Lenses         59%

[end pie chart]

Growth Rates
------------
Total               7 - 9%
   Lens           12 - 14%
   Lens Care         Flat

Global Market $4.4 Billion

--------------------------------------------------------------------------------

[pie chart]

Global Ophthalmic Surgery Market

Cataract       71%
Refractive     16%
Retinal        13%

[end pie chart]

Global Growth Rates
-------------------
Cataract                5%
Refractive        25 - 30%
Retinal                 5%

Global Market $1.6 Billion

--------------------------------------------------------------------------------

Ophthalmic Pharmaceuticals
       Major Markets

[pie chart]

U.S.           32%
All Others     29%
Japan          20%
France          6%
Germany         6%
Italy           4%
Brazil          3%

[end pie chart]

Global Market $3.4 Billion

--------------------------------------------------------------------------------

[photos: Family of vision care products, Family of surgical products, Passport II one-piece IOL inserter, Millennium microsurgical system, Technolas 217 excimer laser, Family of pharmaceutical products]

--------------------
FINANCIAL HIGHLIGHTS
--------------------
For The Years Ended December 28, 1996, December 27, 1997 and December 26, 1998 Dollar Amounts In Millions - Except Per Share Data

                                          ----------------------------------------------------------------------------
                                                                                                    Percentage Change
                                                1996                1997                1998            from 1997
                                          ----------------------------------------------------------------------------
Business Results
Net sales - reported                          $1,926.8            $1,915.7            $2,362.8               23%
Net sales - comparable basis                   1,812.1             1,851.5             2,343.6               27%
Operating earnings - reported                    190.8               148.0               123.7              (16%)
Operating earnings - comparable basis            207.7               226.4               290.3               28%
Net earnings                                      83.1                49.4                25.2              (49%)
Per share:
    Basic earnings                                1.48                0.89                0.45              (49%)
    Diluted earnings                              1.47                0.89                0.45              (49%)
    Dividends declared                            1.04                1.04                1.04                -
    Shareholders' equity at year end             15.92               14.82               14.93                1%
Capital expenditures                             130.3               126.1               201.5
Working capital                                   18.5               202.9               774.4
Average Common shares outstanding (000s):
    Basic                                       56,299              55,383              55,824
    Diluted                                     56,510              55,654              56,367
Return on average shareholders' equity            9.2%                5.9%                3.1%
Return on invested capital                        7.2%                5.0%                3.8%
High/low stock price                      $44-1/2 - $32-1/2    $47-7/8 - $32-1/2    $59-3/8 - $37-3/4
                                          ----------------------------------------------------------------------------

          Bausch & Lomb is emerging as the preeminent technology-based healthcare company for the eye, with the innovative products and the capabilities that will allow us to define the nature of competition in the categories in which we compete. We have the people, the products and the momentum to realize our vision - to be Number One in the Eyes of the World.

                                Visionaries Bausch & Lomb 1998 Annual Report   1

---------------------
MUCH MORE THAN SEEING
---------------------

Dear fellow shareholders: Bausch & Lomb is emerging from a period of strategic restructuring that has left the company stronger and more vital than ever. I am proud of what we have accomplished and am tremendously excited about our future.

    Bausch & Lomb is now the preeminent healthcare company for the eye, with the most comprehensive line of eye care products in the world. We have the benefit of core businesses with track records of solid growth and profitability, as well as our emerging businesses - refractive surgery and pharmaceuticals - with the potential for accelerated growth. As we look ahead, we have in the pipeline technologically superior new products that will allow us to leverage our powerful brand equity and strengthen our position as the leader in eye care.

    Three years ago, when we began restructuring the company to accomplish our vision of being Number One in the Eyes of the World, our first priority was to establish a sound foundation, both strategically and financially. We realigned our portfolio and business strategy to focus on eye care, and established an appropriate cost structure that would allow for improved profitability while also reallocating resources to support the introduction of innovative new products that will fuel our growth. We also established EVA as the key measure of our performance to focus our efforts on maximizing our return on every dollar invested in our business. We made progress on all fronts in 1998 - we sold our skin care business, made strategic acquisitions, hit key milestones of our restructuring programs, accelerated growth and significantly improved our ongoing earnings, a key driver in our 1998 EVA improvement.

    1998 also marked a turning point for our sunglass business. Late in the year, we announced that we had retained investment bankers to help us evaluate strategic alternatives for this business. Our decision did not stem from a lack of confidence in the business, which posted dramatic improvement in its performance in 1998,reversing four years of market share erosion and two years of operating losses to return to profitability. We recognized, however, that our sunglass business operates under market dynamics that, increasingly, are diverging from those driving our other three

[bar chart]
                                  Bausch & Lomb
                            Comparable Basis Earnings
                                 ($ in millions)


1996          207.7
1997          226.4
1998          290.3

[end bar chart]

2  Visionaries Bausch & Lomb 1998 Annual Report

                                   [ VISION ]

----
NAME    Bausch & Lomb Chairman and Chief Executive Officer, William M. Carpenter
----

------
VISION  To Be Number One in the Eyes of the World
------

     Innovators. Pioneers. Dreamers. No matter what they are called, no matter what their field of endeavor, these seekers, these visionaries possess a passion for improvement, for finding a better way. It is this passion that impels them - and Bausch & Lomb - to see opportunities and to seize opportunities that improve our lives and transform our view of the future.

     Clearly, ours is a vision company. And a company with a clear vision - to be Number One in the Eyes of the World. Being Number One is about more than size
- it's about leading the way in all that we do. On the following pages, you will be introduced to some of the extraordinary people who help us explore new possibilities and show us new ways to look at the world.

     Building on our heritage of advancing technology to make viable the dreams of these visionary pioneers, Bausch & Lomb continues always to seek the innovative, to look beyond the horizon, to change the way the world sees.

[photos: members of Board of Directors, various Bausch & Lomb products]

[caption:      Board of Directors,
               from left to right:
               Jonathan S. Linen,
               John R. Purcell,
               William M. Carpenter,
               Linda Johnson Rice,
               Alvin W. Trivelpiece, Ph.D.
               Ruth R. McMullin,
               Franklin E. Agnew,
               Domenico De Sole,
               William H. Waltrip,
               Kenneth L. Wolfe]


strategic eye care businesses. The sunglass business is fashion-oriented and a "pure" consumer business that has little in common with our more professionally oriented eye care lines. With the sunglass business demonstrating progress in its recovery and a solid plan in place for 1999, the time is right to look at alternatives that will maximize its value for the Bausch & Lomb shareholder.

    We will also continue to evaluate strategic alternatives for our Miracle-Ear hearing aid business during 1999, as well as begin to assess our longer-term plans for Charles River Laboratories. Although these businesses are valuable assets for the Bausch & Lomb shareholder, clearly neither one supports our strategic focus on healthcare for the eye.

    We are committed to accelerate the growth of our core eye care businesses through new products, and our efforts to speed the pace of innovation are clearly bearing fruit. In our vision care business, new products, including our SofLens one day daily disposable lens, helped fuel strong contact lens revenue growth in 1998. And, in its first full year on the market, ReNu MultiPlus solution drove revenue and market share gains for the more mature lens care business. We exited the year with the introduction of two more new contact lens products: SofLens66 toric, a superior disposable lens for people with astigmatism, and PureVision, a truly breakthrough lens designed to be worn continuously for up to 30 days at a time.

  Global Vision Care
New Product Submissions

[bar chart]

1996           217
1997           230
1998           284

[end bar chart]

4  Visionaries Bausch & Lomb 1998 Annual Report

                                ----------------
                                IT'S ABOUT IDEAS
                                ----------------

    Our pharmaceuticals business demonstrated that we can increase our investment in new product development while improving our profitability. In 1998, we introduced Lotemax ocular anti-inflammatory drops and Alrex ocular allergy drops, innovative products that have been very well received by practitioners. Products like these allow us to leverage the low-cost leadership that has made us successful in generics across a growing portfolio of higher margin proprietary pharmaceuticals. Our goal is to continue to allocate more of our operating expenses to R&D to support the exciting pharmaceuticals in our pipeline, and to capitalize on the tremendous opportunities we see for the drug delivery technologies we have in development.

    In the beginning of 1998, we entered a new field of eye care, ophthalmic surgery, by finalizing the acquisitions of Chiron Vision Corporation and Storz Instrument Company. By forging together these former competitors, we successfully created Bausch & Lomb Surgical, a global leader in the field of ophthalmic surgery. The integration of the acquisitions has progressed even faster than we had anticipated and enhanced our financial performance in 1998. We expect this business to be highly accretive in 1999 as further integration benefits are realized and growth accelerates


 Global Refractive
Surgery Procedures

[bar chart

1998           750,000
2001E        1,500,000

E = estimate

[end bar chart]

                                Visionaries Bausch & Lomb 1998 Annual Report   5
from new cataract surgery products and the explosive expansion of our refractive surgery business.

    As we go forward, even greater opportunity lies in capitalizing on the tremendous synergies that exist across our eye care businesses of vision care, pharmaceuticals and ophthalmic surgery. Together, they give us the broadest and most innovative line of eye care products in the world, with unsurpassed global reach. Importantly, they also share common distribution channels, manufacturing platforms and core technical competencies. Through these three businesses, we are afforded product line leverage, customer leverage, geographic leverage and technology leverage for unprecedented competitive advantage.

    To capitalize on these opportunities, Bausch & Lomb is evolving from a holding company with separate global businesses related to eye care, to an integrated operating company that can extract the tremendous potential of our three core businesses. We are aligning the organization to focus on our future. At the beginning of 1999, Carl E. Sassano became President and Chief Operating Officer, charged with implementing our strategy to take advantage of the common elements across our businesses, while also ensuring the continued progress of the vision care business. Hakan S. Edstrom was named Senior Vice President and President, Surgical/Pharmaceutical, with operating responsibility for the two businesses that have the most immediate opportunities for cross-business leverage. Thomas M. Riedhammer, Ph. D. was appointed Senior Vice President and Chief Technical Officer, with responsibility to leverage our capabilities in R&D and manufacturing.

    Finally, I took over the reins as chairman of the board, succeeding William
H. Waltrip, who remains a highly valued member of our board of directors. On behalf of the board and all of us at Bausch & Lomb, I wish to express our sincere thanks to Mr. Waltrip for his counsel during this critical period in Bausch & Lomb's history.

    We have emerged as the preeminent technology-based healthcare company for the eye, with the innovative products and the capabilities that will allow us to define the nature of competition in the categories in which we compete. We have the people, the products and the momentum to realize our vision - to be Number One in the Eyes of the World. Our thanks to all who are helping us make this transformation happen - the people of Bausch & Lomb around the world whose efforts have delivered these gratifying results - and to you, our owners, for your continued confidence in our ability to fulfill this exciting vision.

                                        /s/ William M. Carpenter
                                            William M. Carpenter
                                            Chairman and Chief Executive Officer



[grid showing product use within various medical sectors]

Customer Overlap

                     |   Vision Care   |   Pharmaceuticals  |   Surgical
                     |                 |                    |
---------------------+-----------------+--------------------+---------------
Optometrists         |        X        |          X         |
---------------------+-----------------+--------------------+---------------
Ophthalmologists     |        X        |          X         |       X
---------------------+-----------------+--------------------+---------------
Retail Optical       |        X        |          X         |
---------------------+-----------------+--------------------+---------------
Hospitals            |                 |          X         |       X
---------------------+-----------------+--------------------+---------------
Managed Care         |        X        |          X         |       X
---------------------+-----------------+--------------------+---------------

[photo: William M. Carpenter, Carl E. Sassano]

William M. Carpenter, Chairman and CEO
Carl E. Sassano, President and COO


6  Visionaries Bausch & Lomb 1998 Annual Report

                                [ VISIONaries ]

                                     Beyond
                                     20/20

The magic sense - the sense of sight. Who is the steward for this magnificent sense? It is Bausch & Lomb. We are building on a shared heritage of technology to move beyond eye care to eye performance, enabling people around the world to do more and be more than they ever imagined. We are leveraging our resources and working together to be the best. Bausch & Lomb. Helping people see the wonders of the world.

                                  [ VISIONary ]

----
NAME    Otto Wichterle, Ph.D.
----

------
VISION  Changing the way we look
------

       This visionary Czech chemist imagined extraordinary possibilities for a soft, water-based plastic that he developed. He believed that properly shaped, it could be inserted into the eye to correct vision more comfortably than the bulky hard lenses that were understandably in limited use. Undeterred by those who refused to see and fund the opportunity, Dr. Wichterle improvised a lens-making machine using a record player and an erector set, and labored for years to prove his critics wrong.

       Seeing the potential of Dr. Wichterle's prototype lens and seizing the opportunity to change the way the world sees, Bausch & Lomb acquired the rights to the process in 1966. With persistence, vision and skill, we developed the technology that made possible the revolutionary introduction of the world's first soft contact lens in 1972. Today there are more than 50 million soft contact lens wearers around the world, a testament to the pioneering work of Dr. Wichterle and Bausch & Lomb.

       Honoring the past, we dedicated the 1998 Bausch & Lomb European Symposium on Contact Lenses in Prague to the memory of Dr. Wichterle, who died in September. Preparing for the future, Bausch & Lomb established the Otto Wichterle Scholarship for Innovative Research in Contact Lenses to nurture the next generation of visionaries whose work, like Dr. Wichterle's, will change the way the future looks.

                              --------------------
                              MORE THAN TAKING AIM
                              --------------------

Bausch & Lomb began 1998 with challenging goals: successfully integrate the two largest acquisitions in our history; execute strategic restructuring programs; maintain the strong performance of our core vision care and pharmaceuticals businesses and return our premium sunglass business to profitability. We achieved our goals, and began 1999 with a clear vision for our future.

New Surgical Business. One of the highlights of 1998 was the progress made to integrate our acquisitions of Chiron Vision Corporation and Storz Instrument Company to form Bausch & Lomb Surgical. Through these acquisitions, Bausch & Lomb gained an exceptionally strong product line for cataract surgery, the most common surgical procedure performed by ophthalmologists today. Our access to the surgical suite opens an important channel of distribution for our pharmaceutical products, and provides tremendous advantage to build on the leading position we acquired in refractive surgery, the fastest growing segment of ophthalmic surgery.

    In its first year, Bausch & Lomb Surgical delivered operating profits in excess of the incremental cost of financing the acquisitions. With the full-year benefit of administrative consolidations and the opportunities yet to be realized from manufacturing consolidations, the surgical business is expected to expand its operating margin and significantly enhance our financial results in 1999 and beyond.

Restructuring Progress. 1998 was also notable for the progress we made in the strategic restructuring program we began two years earlier. Our objective was to slash overhead to improve profitability and free resources to support new product development. Our cost saving projects are on track.


[photo caption: A year ago, Dorothy Winch's view of the world was threatened by cataracts, a condition that affects as many as half of those over the age of 60. Her sight was restored by surgery in which her clouded natural lens was replaced by an intraocular lens, or IOL. Bausch & Lomb has a leading position in products used for cataract surgery, and a growing line of pharmaceuticals, such as Lotemax ocular anti-inflammatory drops, that help speed the recovery of patients following cataract surgery.]

[photo: Dorothy Winch]


                                Visionaries Bausch & Lomb 1998 Annual Report   9

Although we took the last of the restructuring charges associated with the program during 1998, some of the projects are continuing, and will deliver additional cost savings through the end of the year 2000.

Core Business Growth. Through our vision care business, Bausch & Lomb is the leader in products for the contact lens wearer, with the most complete line of contact lenses and lens care products of any manufacturer. The business benefited from a number of new products in 1998, including ReNu MultiPlus solution, the first multi-purpose lens care product to eliminate the need for enzyme cleaning. Introduced in the second half of 1997, ReNu MultiPlus solution has helped Bausch & Lomb strengthen our share leadership in the growing chemical segment of the lens care market.

     Bausch & Lomb benefited in 1998 from market expansion of SofLens one day contact lenses in Europe. The acceptance of this low-cost daily disposable lens was even better than we had anticipated, leading us to defer the launch of the product in the U.S. until 1999 in order to focus on the fast-growing European market.

    In our pharmaceuticals business, Bausch & Lomb has a broad line of over-the-counter (OTC) eye care products, a complete line of generic ophthalmic prescription pharmaceuticals in the U.S. and the leading share of branded ophthalmics in Germany. In 1998, Bausch & Lomb introduced Lotemax and Alrex, innovative site-specific ophthalmic steroids developed in collaboration with Pharmos Corporation. Proprietary products such as these allow us to leverage our leading position in generics and our low-cost manufacturing capabilities for faster market penetration and higher profitability.

Alternatives Sought for Sunglasses. Two years of intensive restructuring efforts began delivering substantially improved results for our sunglass business. After two years of operating losses, this business turned profitable in 1998 and is poised for continued improvement in 1999. Recognizing that the business has evolved to have less and less in common with our other, professionally oriented eye care lines, in late 1998 we announced our intention to evaluate strategic alternatives for the sunglass business.


[photo caption: Optometrist William Lapple has been prescribing Bausch & Lomb contact lenses and lens care products for more than 15 years. "Bausch & Lomb's comprehensive product line meets a broad range of my patients' needs," says Dr. Lapple, who has shown his confidence in Bausch & Lomb by conducting clinical studies of our new products in his practice. Most recently, Dr. Lapple contributed his clinical expertise to test Bausch & Lomb's new SofLens66 toric, an innovative disposable lens for patients with astigmatism.]

[photo: William Lapple]


10  Visionaries Bausch & Lomb 1998 Annual Report

------------------
IT'S ABOUT SEIZING
------------------

-------------
OPPORTUNITIES
-------------

Future Vision. With our core businesses on sound footing, the new surgical business being successfully integrated, and a process underway to maximize the value of our sunglass business, Bausch & Lomb has moved beyond restructuring, and is emerging as the preeminent technology-based healthcare company for the eye.

     Our vision care, surgical and pharmaceuticals businesses have remarkably strong competitive positions in today's most attractive eye care categories. They give us the broadest line of eye care products of any company in the world, with a global reach that is unsurpassed among eye care competitors. The future of Bausch & Lomb lies in more fully leveraging these eye care businesses in order to seize the tremendous opportunities for synergy among them.

     These core businesses share common distribution channels, allowing us to leverage the breadth of our product line with our customers to gain competitive advantage. They also share common elements in their engineering and manufacturing platforms, and the technical competencies of the businesses are highly complementary. We are seizing the opportunities to have our experts in each technical field apply their skills to benefit development efforts across our product lines, and to ensure that every dollar invested in research and manufacturing is used to the best advantage.

     As we enter 1999, we are aligning the organization to capitalize on these opportunities. We will ensure that Bausch & Lomb continues to lead the way in eye care with the people, the products, the marketing strategies and the technologies that will allow us to thrive in the dynamic markets of the next millennium.


[photo caption: As a polymer scientist for Bausch & Lomb Surgical, Shiao Chang, Ph.D. is one of the leading experts in the development of innovative materials for IOLs and other products for cataract surgery. Dr. Chang is excited about the unique opportunity to collaborate with other Bausch & Lomb scientists skilled in developing contact lens materials. Dr. Chang believes that their exchange of ideas will lead to the development of a new generation of biocompatible materials for both surgical and contact lens products.]

[photo: Shiao Chang, Ph.D.]


                                 Visionaries Bausch & Lomb 1998 Annual Report 11

[many pictures of members of the PureVision Team]


                                  [ VISIONary ]

----
NAME    PureVision Team
----

------
VISION  Expanding the way we see
------

       Imagine what it would be like to have perfect vision 24 hours a day. You simply open your eyes and the world is in focus. For more than half of the world's population, it's just a dream. Imagining a soft contact lens so healthy, so breathable, so comfortable that it could stay on the eye continuously for up to a month, a team of Bausch & Lomb employees saw the potential and seized the opportunity to make the dream come true.

       The challenge was enormous. They needed to invent a lens material that would allow sufficient oxygen to pass through it when the eyes were closed - vital for eye health - and they needed a material that would stay wet - critical for comfort and handling. With Bausch & Lomb's unwavering support over a decade of discovery, they created what some said could never be done - a novel blend of silicone and hydrogel that finally makes possible healthy and comfortable continuous soft lens wear. Their true vision was transformed into the revolutionary PureVision lens, designed for up to 30-day continuous wear. Consumers have long clamored for the comfort and convenience of continuous wear contacts. It took our expertise in developing innovative manufacturing technology to take the invention from the lab bench to dispensers' shelves.

[many pictures of members of the PureVision Team]

       The next step, getting PureVision lenses on the eyes of consumers, required careful, convincing clinical studies to calm prescribers' concerns about extended overnight wear. The results, the ophthalmic counterpart of a grand slam home run, show that the corneal swelling associated with wearing the PureVision lens overnight is equivalent to sleeping with no lens at all. And consumers prefer it two-to-one over the leading soft lens for comfort, handling, visual quality and overall satisfaction.

       As the PureVision lens is being introduced around the world, the team once again has fixed its sights firmly on a bold vision for the future: imagining a contact lens that can be worn safely for up to one year and finding a way to make it real.

[photo caption: PureVision Team-left page (L to R) - Tom Ireland, Ron Borden, Wendy Nooitgedagt, Douglas Robinson, Dave Seelye, Christine Skolnick, Joe McGee, Jim Erickson, Madhu Ayyagari, Graham Biddle, Kevin DeRyke, Bill Appleton, Kim Tolley, George Grobe, Chris Van Zandt, Ruthia Wong, John Shannon, Pattie Glover, Dominic Ruscio, Kamal Sarbadhikari, Gary Aron, Joe Salamone, Michael Moorehead, Mike Dobner, Ed Vaquero, Wendy Bieber, Sanjay Palit, Tim Comstock, Mike Hochheiser, Ian Cox, Ila Riddle [bullet] PureVision Team-right page (L to R) - Paul Valint, Dean Burrows, Kathleen Murphy, Kym Karutz, Ullrika Sjoberg, Carlos Palencia, Linda Mosack, Judith Chapman, Glenn Davies, Dennis O'Brien, Tom Crescuillo, Don Siegel, Lynne Scheurich, James Barton, Gary Friends, Brian Levy, Keith Peck, Mike Santalucia, Yu-Chin Lai, Erik Indra, Kevin Zacher, Bryan Reed, Tom Peter, Sue Gilliam, Marc Robboy, John Monaco, Colum Honan, Ray Murray, Joe Dowling, Gabriel Kennedy, Jay Kunzler]

[pictures of people from all parts of the world]

                             ---------------------
                             IT'S ABOUT KEEPING UP
                             ---------------------
                   --------------
                   WITH THE WORLD
                   --------------

The multi-billion dollar categories in which Bausch & Lomb competes are experiencing solid growth, benefiting in large part from favorable demographic trends. The aging of the population in developed markets is driving increased demand for eye care products that address the unique needs of the elderly, such as products for cataract surgery. Second in growth only to the maturing "baby boomers" is the population of young adults - prime candidates for contact lenses and refractive surgery.

    In emerging markets, rapid population growth is helping fuel an explosion in demand for eye care. A key factor in the development of these markets is consumers' increasing access to vision care, a function both of the improving purchasing power of consumers and the expanding pool of professionals with the requisite training and tools.

    The breadth of Bausch & Lomb's product portfolio and global infrastructure are tremendous assets in our ability to build our business in developing countries. Our line of ophthalmic surgical products, for example, includes entry-level equipment for cataract surgery that permits doctors in emerging markets to equip new surgical clinics affordably. In China, Bausch & Lomb has enjoyed extraordinary success building the base of consumers wearing contact lenses by offering traditional lenses for annual replacement and ReNu multi-purpose lens care solution, a lens-wear regimen affordable to consumers in that country. We also have the critical mass in these regions to train practitioners to prescribe our products - building both the market and professional loyalty to Bausch & Lomb.

[photo: Brian Levy, O.D.]

[photo caption: According to Brian Levy, O.D., Bausch & Lomb Vision Care's Vice President, Clinical Research, there is a tremendous unmet need for eye care in markets like China, where trained eye care professionals are in short supply. Dr. Levy is a leader in Bausch & Lomb's efforts to do something about the problem. Dr. Levy helped establish a Bausch & Lomb supported program in China to train a new breed of primary eye care practitioner who can diagnose and treat refractive errors, dispense contact lenses, perform refractive and cataract surgery and treat most common ocular diseases.]

                                Visionaries Bausch & Lomb 1998 Annual Report  15

                                  [ VISIONary ]

[photo: Jack Barefield, Jim Anderson, Lynn Detlor]

----
NAME    Premier Purchasing Partners, Ltd.
----

------
VISION  Transforming the way we care
------

       Each year, more than 300,000 people suffering from vision-stealing cataracts will have their sight restored by skilled surgeons using state-of-the-art technology at the member hospitals and healthcare facilities of Premier Inc., one of the largest alliances of health systems in the United States.

       Putting the most effective therapies in the hands of those who heal, while keeping quality care within the financial reach of patients and providers, is the creative challenge for Lynn Detlor, CEO of Premier Purchasing Partners, Ltd., the buying group for the Premier alliance. Premier Purchasing Partners is achieving its vision by partnering with the world's largest eye care company, Bausch & Lomb, to provide its 1,700 member facilities with Bausch & Lomb's complete line of leading-edge products for cataract surgery and with training for Premier's medical staff.

       Bausch & Lomb, in turn, is seizing the extraordinary opportunity to leverage a comprehensive portfolio of products - unmatched in the ophthalmic industry - within the growing managed care environment, which is influencing the future of medical care. Like Bausch & Lomb Surgical's Jack Barefield and Jim Anderson, our sales teams across the company are creating innovative, cost-effective ways to make sure that our products and services get to the people whose lives - and eyes - depend on them.

[photo caption; Pictured: (L to R) - Jack Barefield, Jim Anderson, Lynn Detlor]

                               -----------------
                               MORE THAN GROWING
                               -----------------
                    ---------------
                    WITH THE MARKET
                    ---------------
[photo: Nancy Harrison]

[photo caption: As a contact lens wearer who also suffers from the dry eye symptoms of Graves' disease, Nancy Harrison trusts Bausch & Lomb to answer all her eye care needs. Bausch & Lomb is the name consumers know best for the most innovative and highest quality eye care products. Consumers benefit from the broad availability of Bausch & Lomb products, including contact lenses, lens care products, OTC eye drops and prescription medications. Nancy, for example, can pick up her ReNu multi-purpose solution and Moisture Eyes eye drops with one stop at her favorite store.]

With our comprehensive product line, strong competitive position and global reach, Bausch & Lomb is uniquely positioned to capitalize on the growing interest among its customers for "one-stop-shopping". Driven by the need to contain costs, customers in every channel of trade are recognizing the efficiency of consolidating their business with vendors who can supply all their needs.

    The trend mirrors what is occurring within the consumer base. Consolidation is becoming the norm among retailers, managed care organizations and professional practices both to gain economies of scale and to provide one-stop-shopping to their patients and customers.

    Bausch & Lomb is at the forefront of responding to these trends. Our complete line of eye care products is allowing us to become the vendor of choice for large volume purchasers. For example, Bausch & Lomb can supply not only the eye drops and lens care products mass merchandisers want for OTC sales, but also the contact lenses that will be dispensed in the merchandisers' in-store optical shops. We can provide ophthalmology practice groups with everything from the pharmaceuticals to the contact lenses to the cataract and refractive surgery products that their specialists need. And, in doing so, we can leverage the margin from our broad array of products to offer great value, without competing on the basis of price alone for a single offering.

                               Visionaries Bausch & Lomb 1998 Annual Report   17

[photo: Richard Kratz, M.D.]

                                  [ VISIONary ]

----
NAME    Richard Kratz, M.D.
----

------
VISION  Revolutionizing the way we operate
------

       Driven by a desire to help people see, Dr. Richard Kratz, a retired ophthalmic surgeon, also is a remarkable innovator, pioneering dramatic techniques to remove the cataracts that cloud people's eyes and limit the quality of their lives.

       Twenty-five years ago he began training ophthalmic surgeons around the world in the then-new surgical procedure called phacoemulsification, a process that has since become the gold standard in cataract removal. The clouded natural lens is carefully broken up with the aid of ultrasound waves and removed through a small incision, making way for the insertion of an artificial lens that restores sight.

       Like Bausch & Lomb - a global leader in the manufacture of cataract surgery equipment and products - Dr. Kratz continues to seek a better way, a quicker, less-invasive way, to treat cataracts. He is consulting with Optex Ophthalmologics, Inc., a Bausch & Lomb partner, in the development of Catarex, breakthrough technology that could transform cataract surgery. Simpler and faster, the Catarex system removes the cataract using a vortex created by a tiny rotating impeller, leaving intact more of the lens' surrounding capsule. Preparing now for clinical trials, Bausch & Lomb expects the introduction of Catarex to seize an opportunity to transform the way we treat a condition whose incidence will rise dramatically as the world grows older.

                            -----------------------
                            IT'S ABOUT CHANGING THE
                            -----------------------
                      ---------------------
                      NATURE OF COMPETITION
                      ---------------------

Lasting success in today's dynamic eye care market requires more than scale, and more than simply a full product line of parity products. Bausch & Lomb's success has been driven by the truly innovative products that have made a difference in eye care professionals' practices and in consumers' lives. To ensure our future, we have been aggressively managing our overhead costs to fund the promising ideas that will develop into the exciting new products of tomorrow.

     The pace of innovation has quickened dramatically in Bausch & Lomb's vision care business, evidenced by the growing number of regulatory submissions to register products around the world - 217 in 1996, 230 in 1997 and a remarkable 284 in 1998.

     In 1999, Bausch & Lomb will benefit from two more new products. The SofLens66 toric lens, introduced late in 1998, is for people with astigmatism, a market that is both underpenetrated and growing fast. Our innovative low-cost manufacturing process allows us to price SofLens66 toric lenses so that consumers can afford to replace their lenses every two weeks. In clinical trials, practitioners loved the lens for its easy fit, and consumers preferred it two-to-one to the leading, more expensive, disposable toric.

     The potential for Bausch & Lomb's PureVision lens is even more exciting. Based on frame-breaking technology (see pages 12-13), the PureVision lens gives Bausch & Lomb the opportunity to fundamentally alter the contact lens market by giving consumers what they have long wanted - healthy continuous wear. In early 1999, the lens received approval in the U.S. to be worn continuously for up to seven days; studies are underway to gain U.S. approval for 30-day wear by 2001.

[photo: Thomas Tooma, M.D.]

[photo caption: Thomas Tooma, M.D., is an ophthalmic surgeon who performs over 100 LASIK procedures each week. He uses a Bausch & Lomb laser and Bausch & Lomb's microkeratomes in his busy practice. Dr. Tooma is looking forward to adding Bausch & Lomb's most advanced laser, the Technolas 217, to his practice when it receives regulatory clearance in the U.S. The Technolas 217 laser has a spot-scanning beam for more accurate results and is ergonomically designed to improve a surgeon's efficiency. Dr. Tooma feels he can invest in Bausch & Lomb's technology with confidence, knowing that the company will lead the way in innovative upgrades that will keep the Technolas platform state-of-the-art.]

                                Visionaries Bausch & Lomb 1998 Annual Report  19

                                  [ VISIONary ]

----
NAME    Kristian Hohla, Ph.D.
----

------
VISION  Shaping the vision of tomorrow
------

     At the core of the quest for visual perfection, where matter and energy intersect, you will find Munich physicist Kristian Hohla, a laser pioneer whose work on the corneal frontier has made him a legend in refractive eye surgery.

     Dissatisfied with the inherent limitations of common external vision correction - spectacles and contact lenses - Dr. Hohla dreamed of solving vision problems at their source: the eye's misshapen surface. Using precise beams of energy to delicately reshape the cornea, he invented the world's most technologically advanced excimer laser, with spot-scanning capabilities. Bausch & Lomb, recognizing the potential of this concept, acquired Dr. Hohla's company, Technolas when it purchased the ophthalmic surgery business of Chiron Vision early in 1998. With the Technolas laser and the exquisitely precise Hansatome microkeratome as the centerpieces, Bausch & Lomb is the only company in the world to offer eye surgeons the complete package of advanced instrumentation needed for LASIK, the fastest-growing refractive procedure.

     Dr. Hohla knows that eyes are like snowflakes, with no two alike. He is creating innovative computer software, which, when used with the Technolas 217 laser and unique diagnostic tools, will transform measurements from inside a patient's eye into a customized laser prescription. The result - truly personalized visual perfection, beyond 20/20 to the ultimate in sight.

     Already the market leader outside the United States, the Technolas 217 laser is awaiting final regulatory clearance for marketing in the U.S. Bausch & Lomb, aiming to introduce it in the U.S. this year, is looking forward to reshaping the vision of the future.

                        -----------------------
                        IT'S ABOUT TAKING IT TO
                        -----------------------
                                   --------------
                                   THE NEXT LEVEL
                                   --------------

PureVision

contact lenses were launched on a limited basis for seven-day wear in Europe late in 1998, but Bausch & Lomb expects to expand to a full scale European roll-out based on a 30-day wearing schedule by mid-1999.

     In our surgical business, we have had tremendous success in the cataract market with our Millennium line of phacoemulsification equipment, used by ophthalmic surgeons to remove the clouded natural lens during a cataract procedure. The unique modularity of this system allows customers to purchase upgrades to expand the system's capabilities. Bausch & Lomb is also broadening our offerings of foldable IOLs with the Hydroview, a lens that has been well received in Europe, and is awaiting FDA approval for the U.S. market. On the horizon is the Catarex system (see page 18), breakthrough technology that will allow surgeons to perform cataract surgery more easily, more safely and more efficiently.

     In refractive surgery, Bausch & Lomb is the undisputed leader in innovative products for LASIK, the preferred refractive procedure. LASIK combines the use of a precise cutting tool, called a microkeratome, with a laser to reshape the cornea. With the patented Hansatome, Bausch & Lomb commands a share of over 80% of the microkeratomes used in LASIK procedures today. Our Technolas 217 laser is the leader in laser placements outside the United States, and is expected to be introduced in the U.S. for LASIK by the end of 1999, pending FDA approval. In development is Topolink, a unique software system in clinical testing that will allow doctors to customize LASIK for each patient in a way that no other competitor in refractive surgery can match (see page 20).

     In our pharmaceuticals business, our goal is to leverage our leading position in generic ophthalmic pharmaceuticals and our access to ophthalmic surgeons, with a growing line of proprietary offerings developed through collaborative ventures. We're seeing the fruits of that strategy with our Lotemax series of anti-inflammatory

[photo: 3 kids making faces at the camera]

[photo caption: What if we could prevent the changes in the eye that occur in childhood that cause severe myopia, or nearsightedness? Bausch & Lomb is studying that possibility. We are conducting clinical studies to determine whether the use of rigid gas permeable lenses before adolescence slows the progression of myopia. Although the full results of the studies will not be known until the latter part of 1999, early anecdotal and experimental data look promising.]

                                Visionaries Bausch & Lomb 1998 Annual Report  21

[photo: Javon and Janice Baker]

                                  [ VISIONary ]

----
NAME    Javon Baker
----

------
VISION  Seeing a future of unlimited opportunity
------

     Look into the eyes of a child and there you will see a world of endless possibilities. Looking into the eyes of her four-month-old son, Janice Baker saw a world of trouble. Javon's eyes were infected. He needed immediate treatment.

     Javon's pediatrician promptly wrote a prescription for a proven antibiotic from a trusted manufacturer - Bausch & Lomb's erythromycin ointment. Janice Baker confidently used it to heal her baby's eyes. She knows it well. She is a quality control inspector at Bausch & Lomb's state-of-the-art pharmaceutical manufacturing facility in Tampa, Florida, where the ointment is made. The trust and confidence with which doctors prescribe and patients use our products reflect Bausch & Lomb's exceptionally high standards for pharmaceutical manufacturing. This reputation for quality has made us the leading producer of generic ophthalmic pharmaceuticals in the United States.

     Our comprehensive line of generic therapies for the eye ranges from antibiotics like the one little Javon needed, to treatments for glaucoma, a sight-robbing disease prevalent in older people. Seeing ample opportunities for growth, Bausch & Lomb is expanding into innovative proprietary ophthalmics. On the cusp of a new century, with our distinguished 147-year heritage of helping people see, look and feel better, we are looking at the future, and just like peering into the eyes of a child, we see a world of unlimited possibilities.

[photo caption: Pictured: Javon and Janice Baker] ophthalmics. In the pipeline for introduction past the year 2000 are, among others, a next generation, universal iodine-based anti-infective and a once-a-day glaucoma treatment which uses a unique drug delivery system.

                           -------------------------
                           IT'S ABOUT OUR VISION FOR
                           -------------------------
                                       ----------
                                       THE FUTURE
                                       ----------

     We also see tremendous opportunities for more effectively delivering pharmaceuticals to the eye. Eye drops and ointments require frequent dosing - a challenge for many patients - and do not reach the back of the eye, the site of many devastating diseases. Systemic medications, on the other hand, expose the entire body to powerful and potentially toxic drugs. Bausch & Lomb and our development partners are working on strategies for delivering sight-saving drugs over a sustained period to the diseased site in the eye.

     One promising opportunity is Surodex, a unique, biodegradable drug delivery technology licensed from Oculex Pharmaceuticals, Inc., that is in phase III development. Designed to treat post-surgical inflammation, Surodex is implanted during cataract surgery. Tiny, coated beads of dexamethasone dissolve slowly and deliver a sustained dose of medication over a period of seven days, eliminating the need for frequent dosing of eye drops following surgery. This and other technologies have the potential to more effectively deliver other drugs that are currently administered systemically, to help the millions of people who suffer from sight-threatening diseases such as age-related macular degeneration and diabetic-related conditions, for which treatment options are woefully limited.

     Whether it's finding revolutionary ways to enhance visual performance or new strategies for treating the age-old scourge of blindness, Bausch & Lomb is firmly committed to developing the new frontiers of eye care, with the technology and innovation that will make a difference in people's lives.

[pie charts]

  Global Ophthalmic
Pharmaceutical Market

             1998
        $3.4 Billion
Glaucoma                 37%
Allergy                  18%
Anti-Infective           20%
Anti-Inflammatory        15%
Other                     9%
Back of the Eye           1%

       2004 (estimate)
        $4.5 Billion
Glaucoma                 28%
Allergy                  14%
Anti-Infective           15%
Anti-Inflammatory        11%
Other                     7%
Back of the Eye          25%

[end of pie charts]

                                Visionaries Bausch & Lomb 1998 Annual Report  23

                                 [ VISIONaries ]

                              --------------------
                              IT'S ABOUT TAKING IT
                              --------------------

                                     Beyond

                                      9/8


The future of Bausch & Lomb lies in finding ways to enhance eye performance that are innovative and competitively superior, and in delivering those products and services to customers in ways that can only be accomplished through global presence and scale. A key measure of our success is Economic Value Added (EVA), a financial measure that focuses on maximizing the return Bausch & Lomb earns on every dollar used in running our company. We will drive continued improvement in EVA by investing in new products that will give us profitable growth and long-term competitive advantage; by relentless efforts to find new ways to leverage our capabilities to lower our costs; and by always being mindful that every asset of our company must yield a fair return for our owners.

                                                                Financial Review
                              Dollar Amounts In Millions - Except Per Share Data

This financial review, which should be read in conjunction with the accompanying financial statements, contains management's discussion and analysis of the company's results of operations, liquidity and 1999 outlook. References within this financial review to earnings per share refer to diluted earnings per share.

Significant Events

To facilitate an analysis of the company's operating results, certain significant events in each of the past three years should be considered.

Acquisitions On December 29, 1997, the company acquired all of the issued and outstanding shares of Chiron Vision Corporation (Chiron Vision) from Chiron Corporation. On December 31, 1997, the company also completed its acquisition of certain stock and assets of Storz Instrument Company, Storz Ophthalmics, Inc. and Cyanamid Chirurgie S.A.S. (collectively, Storz) from American Home Products Corporation. The acquisitions were accounted for under the purchase method of accounting; accordingly, operating results of Chiron Vision and Storz have been included in the company's results from the dates of acquisition.

     In connection with the acquisitions, the purchase price was allocated to net assets acquired and to purchased in-process research and development (R&D). Purchased in-process R&D includes the value of products in the development stage not considered to have reached technological feasibility at the time of acquisition. In accordance with applicable accounting rules, a pre-tax charge of $41 was recorded during the first quarter of 1998. This amount was $25 or $0.44 per share after taxes. The calculation of the in-process R&D charge is more fully described in Note 2 - Business Combinations.

     The company expects to continue supporting R&D efforts associated with the charge and believes it has a reasonable chance to successfully complete the R&D programs. However, there is risk associated with the projects and the company cannot be assured that either technological or commercial success will be attained. If none of these R&D projects are successfully developed, the sales and profitability of the company may be adversely affected in future periods. The failure of any individual project in process would not materially impact the company's financial position or results of operations. Total estimated costs to complete the projects range from less than $0.1 to $13 with anticipated completion dates ranging from 1999 through 2002. The projections used in calculating the charge were based on a variety of estimates and judgments. Actual results may vary materially due to a number of significant risks, including those discussed in "Other Matters" following.

     In addition to the purchased in-process R&D charge, purchase accounting rules required that acquired inventory be written up to fair value, an increase of $32 over the value of the inventory reflected at its manufactured cost. This write-up resulted in higher cost of goods sold since the inventory was sold during the first half of the year.

Impairment Charge In the fourth quarter of 1998, the company recorded an impairment charge of $85 or $1.51 per share, with no associated tax benefit, related to the goodwill acquired as part of the company's Miracle-Ear hearing aid business. During 1998, the company began to reassess the strategic value of the business to its total portfolio. Additionally, during the second half of the year, profitability of the business began to decline. In the fourth quarter, the company's senior management publicly announced that it would be focusing on healthcare products for the eye and no longer had the goal of becoming a diversified healthcare company, leading to the decision to divest the business. The combination of these factors, and their impact on projected future cash flows of the business, led to the conclusion that the goodwill had become impaired.

Other Charges In fiscal 1997, one-time charges of $11 were incurred to exit certain Ray-Ban product lines and to write off an equity investment in a start-up eyewear technology company.

     Throughout the remainder of this Financial Review, the term "other significant charges" will be used to refer to the purchased in-process R&D, inventory write-up, goodwill impairment charge and the 1997 other charges.


                                Visionaries Bausch & Lomb 1998 Annual Report  25

Restructuring Charges

Consolidated reported operating earnings include restructuring charges however, for management reporting purposes such charges are not allocated to business segments. In 1997 and 1996, the company's board of directors approved plans to restructure portions of each of the company's business segments and certain corporate administrative functions. These plans are described more fully in Note 5 - Restructuring Charges, and represent the company's efforts to enhance its competitive position and to reduce the annual impact of general and administrative, logistics and distribution costs by streamlining functions and closing certain facilities. In connection with these plans, pre-tax restructuring charges of $11 were recorded in 1998. The after-tax impact of these charges was $8 or $0.13 per share. In 1997, pre-tax restructuring charges were $72. The after-tax impact of these charges was $46 or $0.83 per share. In 1996, pre-tax restructuring charges were $15. The after-tax impact of these charges was $11 or $0.19 per share.

Results Of Operations

During 1998 the company adopted Statement of Financial Accounting Standards
(SFAS) No. 131, Disclosures About Segments of an Enterprise and Related Information. Amounts in this financial review have been restated as necessary for comparability purposes based on the requirements of this standard. Bausch & Lomb's operating results are reported in four business segments: vision care, pharmaceuticals/surgical, eyewear and healthcare. The vision care segment includes contact lenses and lens care products. The pharmaceuticals/surgical segment includes prescription ophthalmics, over-the-counter (OTC) medications and products and equipment for cataract, refractive and other ophthalmic surgery. The eyewear segment includes sunglasses, vision accessories and the divested thin film coating business. The healthcare segment includes biomedical products and services, hearing aids and the divested oral care, dental implant and skin care businesses.

     The following table summarizes the proportion of reported revenues and earnings derived from each business segment. Segment earnings are presented as viewed by management for decision-making purposes, and exclude the other significant charges and restructuring charges as defined above.

                         |        Revenues         |     Segment Earnings+    |
                         +-------------------------+--------------------------+
                         | 1998     1997     1996  |  1998     1997      1996 |
                         +-------------------------+--------------------------+
Vision care              | 41%      47%      45%   |  60%       76%      75%  |
Pharmaceuticals/Surgical | 26%      10%      10%   |  26%       13%      11%  |
Eyewear                  | 19%      26%      27%   |   2%       (6%)      - % |
Healthcare               | 14%      17%      18%   |  12%       17%      14%  |
                         +-------------------------+--------------------------+

Net Sales Total reported net sales for 1998 increased $447 or 23% from 1997. On a constant dollar basis (that is, excluding the effect of foreign currency exchange rate changes), business revenues increased 26% compared with the prior-year period. The results include $410 in 1998 revenues generated by the acquired surgical and pharmaceuticals businesses described more fully in Note 2
- Business Combinations. Revenue gains in the company's core business segments of vision care and pharmaceuticals/surgical were partially offset by shortfalls in the eyewear segment. Healthcare segment revenues declined as a result of the second quarter 1998 divestiture of the skin care business. Total reported revenues in 1997 decreased $11 or 1% from 1996, while constant dollar revenues increased 3%. A decrease in sales due to the divestiture of the oral care and dental implant businesses in late 1996, as well as declines in sales of sunglasses, was partially offset by strong sales of contact lenses.

Operating Earnings Total reported 1998 operating earnings of $124 decreased $24 or 16% from 1997. Incremental results from acquired surgical and pharmaceuticals businesses, improved results in the eyewear segment and ongoing pharmaceuticals product lines and lower restructuring charges, were more than offset by the other significant charges described above. Operating earnings in 1997 decreased $43 or 22% due to an increase in restructuring charges and operating losses in the eyewear segment, partially offset by growth in the company's other segments.


26  Visionaries Bausch & Lomb 1998 Annual Report

Comparability

Unless specified as "reported," amounts in the remainder of this "Results Of Operations" section have been prepared using "comparable basis" results, which is consistent with the method management uses to view the company's results for decision-making purposes, and thus excludes amounts related to the other significant charges, restructuring and to the following items.

Divestitures The company sold its skin care business during the second quarter of 1998. As a result, a non-recurring gain of $56 ($33 or $0.59 per share after taxes) was recorded. This business was reported in the healthcare segment and contributed sales of $19, $48 and $45 and operating earnings of $3, $7 and $6 in 1998, 1997 and 1996, respectively. In December 1997, the company divested the Thin Film Technology Division, which was reported in the eyewear segment. This business contributed revenues of $17 and $20 in 1997 and 1996, respectively. The business had an operating loss of $3 in 1997 and broke even in 1996. There was no material gain or loss to the company on the divestiture. During 1996, the company divested two of its non-core businesses whose results were reported in the healthcare segment. The dental implant business, which was sold in November 1996, and the Oral Care Division, which was divested in September 1996, contributed combined revenues of $50 and combined operating losses of $8 in that year. The company recorded an after-tax gain of $2, or $0.04 per share on the divestitures.

Litigation As described in Note 16 - Litigation, the company agreed to settle a matter in litigation that resulted in a 1997 pre-tax charge of $21. The after-tax impact of this charge was $13 or $0.24 per share. The company's assessment of the probable future impact of certain other legal matters led it to record a pre-tax litigation provision of $16 in 1996. On an after-tax basis, such charges amounted to $10 or $0.18 per share.

Revenues And Earnings By Business Segment

A summary of sales and earnings by segment, as well as a presentation of total company operating earnings, follows:

                                 |           1998             |              1997             |              1996           |
                                 +----------------------------+-------------------------------+-----------------------------+
                                 |    As           Comparable |      As          Comparable   |      As           Comparable|
                                 | Reported           Basis   |   Reported          Basis     |   Reported           Basis  |
                                 +----------------------------+-------------------------------+-----------------------------+
   Net Sales                     |                            |                               |                             |
   Vision care                   | $   960.8       $   960.8  |  $   908.9        $   908.9   |  $   869.1        $   869.1 |
   Pharmaceuticals/Surgical      |     626.3           626.3  |      190.6            190.6   |      189.0            189.0 |
   Eyewear                       |     456.0           456.0  |      492.1            475.4   |      525.1            504.9 |
   Healthcare                    |     319.7           300.5  |      324.1            276.6   |      343.6            249.1 |
                                 |----------------------------|-------------------------------|-----------------------------|
                                 | $ 2,362.8       $ 2,343.6  |  $ 1,915.7        $ 1,851.5   |  $ 1,926.8        $ 1,812.1 |
                                 +============================+===============================+=============================+
   Operating Earnings            |                            |                               |                             |
   Vision care                   | $   206.9       $   206.9  |  $   209.4        $   209.4   |  $   190.7        $   190.7 |
   Pharmaceuticals/Surgical      |      92.1            92.1  |       36.5             36.5   |       28.6             28.6 |
   Eyewear                       |       6.0             6.0  |      (15.5)           (12.3)  |       (0.6)            (0.9)|
   Healthcare                    |      40.7            37.9  |       45.8             38.3   |       34.8             36.9 |
                                 +----------------------------+-------------------------------+-----------------------------+
                                 | $   345.7       $   342.9  |  $   276.2        $   271.9   |  $   253.5        $   255.3 |
   Corporate administration      |     (52.6)          (52.6) |      (45.5)           (45.5)  |      (47.6)           (47.6)|
                                 +-----------+----+-----------+-------------+----+------------+-------------+---+-----------+
                                 | $   293.1 |    |$   290.3  |  $   230.7  |    |$   226.4   |  $   205.9  |   | $   207.7 |
   Restructuring charges         |     (11.3)|    |===========|      (71.7) |    |============|      (15.1) |   |===========|
   Other significant charges     |    (158.1)|                |      (11.0) |                 |        -    |
                                 |---------- |                |  ---------  |                 |-------------|
                                 | $   123.7 |                |  $   148.0  |                 |  $   190.8  |
                                 |========== |                |=============|                 |=============|

                                Visionaries Bausch & Lomb 1998 Annual Report  27

     Comparable basis revenues have increased at compound annual rates of 9.9% and 8.4% for the most recent three- and five-year periods, respectively. Revenues in 1998 increased $492 or 27% from 1997 and improved 29% on a constant dollar basis, reflecting the impact of the acquired businesses. Excluding these incremental revenues, total company revenues increased $83 or 4% (6% in constant dollars). In 1997, revenues increased $39 or 2% and improved 6% on a constant dollar basis.

Vision Care Segment Results

1998 Versus 1997 The vision care segment includes the contact lens and lens care businesses, with lenses comprising approximately 45% and lens care products representing approximately 55% of revenues. An increase in revenues of 6% was driven by a 9% improvement in contact lens sales combined with a 3% improvement in lens care revenues. On a constant dollar basis, segment revenues increased 8%.

     Contact lens revenue gains, 11% in constant dollars, were driven by continued strong growth in planned replacement and disposable lenses (collectively, PRD), including SofLens one day disposable lenses in Europe, where sales more than doubled from the prior-year period, and Medalist lenses in Japan, where the brand is now the market leader. PRD sales in the U.S. grew modestly but were offset by declining sales of rigid gas permeable and traditional lenses. Despite difficult comparisons to 1997, which benefited from the initial sell-in of ReNu MultiPlus, a premium-priced multipurpose solution, revenues from lens care products were up 5% in constant dollars, driven primarily by results in Europe. Segment earnings declined $2 or 1%, and operating margins declined to 22% in 1998 from 23% in 1997, primarily the result of currency changes.

1997 Versus 1996 Revenues in this segment improved 5%, led by strong gains in sales of contact lenses. On a constant dollar basis, segment revenues increased 8%.

     Constant dollar contact lens revenues increased 13%. Strong sales of Medalist lenses in Japan, increased shipments of SofLens66 lenses in the U.S. and Europe, and expansion of SofLens one day lenses in Europe contributed to the growth. The increase was partially offset by a decline in traditional lenses, as the expected shift to PRD lenses continued, and by a moderate decrease in rigid gas permeable lenses, most notably in Europe. Lens care products revenues increased 4% on a constant dollar basis benefiting from the initial sell-in of ReNu MultiPlus solution in the U.S. and Europe and increased revenues from other lens care products outside the U.S.

     Segment earnings improved 10%, and operating margins improved to 23% in 1997 from 22% in 1996. The positive results reflect the impact of higher sales and the continuing effects of cost reduction efforts.

Pharmaceuticals / Surgical Segment Results

1998 Versus 1997 Segment revenues increased $436, reflecting the additions of the Chiron Vision and Storz surgical and pharmaceuticals product lines as well as the pharmaceuticals product lines of Dr. Winzer Pharma in Germany (the acquired product lines). Surgical products accounted for approximately 60% of revenues in 1998 and were entirely incremental to 1997 results. Pharmaceuticals products accounted for approximately 40% of 1998 segment revenues. Pharmaceuticals revenues increased 27% over 1997 or 28% on a constant dollar basis. Excluding the impact of the acquired product lines, pharmaceuticals revenues increased 9% or 10% in constant dollars.

     In the U.S., pharmaceuticals revenues increased 29% due to acquired product lines, the introductions of Lotemax and Alrex ophthalmic steroids, increased revenues from Trimethoprim, the generic equivalent to Polytrim, and increased generic otic pharmaceuticals sales. Also contributing to this increase was the general eye care business, where sales of Opcon-A drove increases in revenues from 1997. Competitive pressures, including price declines on certain generic products, partially offset these sales increases. Non-U.S. pharmaceuticals revenues improved 24% over the prior year, reflecting the acquired product lines, new product introductions and more stable market conditions in Germany.

     Segment earnings more than doubled from 1997, primarily reflecting the impact of the acquired product lines. For pharmaceuticals, price and volume increases for many U.S. generic products were offset by unfavorable manufacturing variances and higher allowances associated with the competitive nature of the generic industry, as well as increased spending for marketing, advertising and R&D. For the pharmaceuticals product line, R&D increased to 8.9% of sales from 7.4% of sales in 1997, reflecting spending to support development of proprietary products. R&D was 6.5% of total segment sales, compared with 7.4% in 1997.

28  Visionaries Bausch & Lomb 1998 Annual Report

1997 Versus 1996 Segment revenues increased 1% over the prior year as strong U.S. sales were partially offset by a decline in revenues for the company's Dr. Mann subsidiary in Germany. On a constant dollar basis, sales increased 7%. Contributing to a double-digit increase in the U.S. was the successful launch of Trimethoprim, which attained a greater than 95% market share for the generic product. Muro, a hypertonic ophthalmic solution and ointment, experienced solid sales for the year. The success of Minoxidil, a generic version of Rogaine, continued in 1997 as did the sales of a variety of generic pharmaceutical products introduced prior to 1994. The U.S. general eye care business benefited from the continued strength of Opcon-A and Moisture Eyes PM. Revenues also benefited from the launch of Bausch & Lomb Computer Eye Drops, as well as the relaunch of several other key eye care products. Constant dollar revenues for prescription pharmaceuticals in Europe were up 10% from the prior year reflecting a normalization of sales in the second half of 1997. In 1996, uncertainty surrounding the German government's proposed cutback on prescription reimbursements negatively impacted sales. European OTC pharmaceuticals experienced a 13% constant dollar decline in revenue versus 1996, attributable to pharmacy inventory reductions in Germany due to poor economic conditions.

     Segment earnings improved 28% in 1997. This improvement was driven by price and volume increases for many U.S. generic products partially offset by unfavorable manufacturing variances and higher allowances associated with the competitive nature of the generic pharmaceuticals industry.

Eyewear Segment Results

1998 Versus 1997 Segment results are primarily driven by sales of sunglass products, which account for over 97% of this segment's portfolio. As a result of the company's objective to concentrate on healthcare products for the eye, as well as the sunglass business's performance over the last several years, the company has announced that it is exploring various strategic alternatives for this product line.

     Segment revenues decreased 4% from 1997, or 2% on a constant dollar basis. Sunglass revenues in the U.S. decreased 8%, partially due to lower sales to Sunglass Hut International (SHI), the region's largest customer. Much of the shortfall occurred in the fourth quarter, resulting in part from a disruption of normal business caused by the aforementioned announcement. Outside the U.S., revenues for the year declined 1%. Revenue increases in Europe were offset by results in the Asia-Pacific and Latin America regions, as difficult economic situations led to sales shortfalls.

     The segment reported operating income of $6 in 1998 as compared to a loss of $12 in 1997. Cost savings realized from recent restructuring actions, lower marketing and advertising costs for sunglass products and a shift in sales mix toward higher margin products drove this improvement.

1997 Versus 1996 Segment revenues declined 6% compared with 1996. On a constant dollar basis, segment revenues declined 3%, reflecting sunglass results.

     Sunglass sales in the U.S. declined 5%, due in part to lower sales to SHI. In addition, increased competition for Ray-Ban and Revo products and a loss in market share for Ray-Ban products contributed to the shortfall. Offsetting this trend were favorable sales of new sunglass styles, including the early launch of the 1998 Ray-Ban collection. Outside the U.S., constant dollar sales of sunglasses were slightly below prior year, primarily due to sluggish retail markets in the Asia-Pacific region.

     The segment operating loss increased in 1997. The impact of the sales shortfall, higher manufacturing costs due to decreased production volumes, higher marketing and advertising costs for sunglass products and higher amortization expense associated with the first quarter acquisition of the Killer Loop eyewear business were partially offset by cost savings realized from restructuring actions.

                                Visionaries Bausch & Lomb 1998 Annual Report  29

Healthcare Segment Results

1998 Versus 1997 Healthcare revenues include sales of biomedical products and services and hearing aids. Segment revenues increased 9%, with year-over-year growth in each product line. On a constant dollar basis, sales improved 11%. Biomedical results rose 11% on a constant dollar basis driven primarily by increases in purpose-bred animals in the U.S. and Europe as well as by growth in the biotechnology and services business. Hearing aid revenues advanced 15% reflecting an increase in the number of company-owned retail outlets.

     Segment earnings were even with 1997 as biomedical margins remained strong while the margin impact of increased revenues in the hearing aid business was offset by higher operating expenses, primarily selling and marketing. Although increased company-owned retail outlets has resulted in higher hearing aid revenues in 1998, the business's profitability has not met management's expectations.

1997 Versus 1996 Revenues increased 11% over 1996 with gains in all product lines. Revenues were up 16% over the prior year on a constant dollar basis. Revenues in the biomedical business increased 13% on a constant dollar basis reflecting increases in purpose-bred animals due to product line extensions and price increases, and strong growth in sales of biotechnology products and services. Hearing aid revenues advanced 23% over 1996 aided by an increase in company-owned retail outlets and sales of new products.

     Segment earnings increased 4% on the strength of higher sales, with the hearing aid business profitable for the first time since the company acquired it in 1993.

Operating Costs And Expenses

The reported ratio of cost of products sold to sales was 46.3% in 1998, versus 46.2% and 45.3% for the years ended 1997 and 1996, respectively. On a comparable basis, this ratio was 45.0% in 1998, 45.7% in 1997 and 45.1% in 1996. Eyewear margins were favorable to the prior year due to lower manufacturing costs resulting from recent restructuring actions. These results were more than offset by lower vision care margins, due to product mix, and pharmaceuticals product margins, which continued to reflect the lower generic product selling prices. The unfavorable trend in 1997 reflected higher manufacturing variances for eyewear, resulting from reduced volumes, and lower margins in vision care and pharmaceuticals, due to downward pressure on generic pharmaceuticals selling prices.

     Comparable basis selling, administrative and general expenses, including corporate administration, were 38.7% of sales in 1998 compared with 38.5% in 1997 and 39.7% in 1996. The year-over-year unfavorable ratio in 1998 reflected planned increases in marketing and advertising, higher selling costs as well as the incremental expenses associated with the integration of Chiron Vision and Storz. The year-over-year favorable ratio in 1997 reflected decreases in marketing and advertising, lower general administration costs and reduced spending in the pharmaceuticals/surgical segment as well as lower selling expenses due mainly to consolidation of certain responsibilities in the vision care segment.

     R&D expenses totaled $91 in 1998, an increase of $26 or 40% over 1997. In 1996, these costs were $69. This represented 3.9% of sales in 1998 versus 3.5% and 3.8% in 1997 and 1996, respectively. As expected, R&D in 1998 increased to support the company's goal of consistently bringing new products to market. For the year, these increases were primarily in the pharmaceuticals/surgical segment. The 1997 decrease in expense was due in large part to favorable project spending as efforts were made to consolidate R&D functions in the vision care segment.

30  Visionaries Bausch & Lomb 1998 Annual Report

Revenues And Earnings By Geographic Region

A summary of sales and earnings by geographic region follows:

                           |           1998               |              1997             |              1996           |
                           +------------------------------+-------------------------------+-----------------------------+
                           |      As        Comparable    |       As         Comparable   |        As         Comparable|
                           |   Reported        Basis      |    Reported         Basis     |     Reported         Basis  |
                           +------------------------------+-------------------------------+-----------------------------+
   Net Sales               |                              |                               |                             |
   U.S.                    |$  1,236.8      $ 1,217.6     |  $ 1,000.3       $   936.1    |    $ 1,020.9      $   912.9 |
   Non-U.S.                |   1,126.0        1,126.0     |      915.4           915.4    |        905.9          899.2 |
                           +------------------------------+-------------------------------+-----------------------------+
                           |$  2,362.8      $ 2,343.6     |  $ 1,915.7       $ 1,851.5    |    $ 1,926.8      $ 1,812.1 |
                           +==============================+===============================+=============================+
   Operating Earnings      |                              |                               |                             |
   U.S.                    |$    126.2      $   123.4     |  $   130.4       $   126.1    |    $    88.3      $    90.1 |
   Non-U.S.                |     166.9          166.9     |      100.3           100.3    |        117.6          117.6 |
                           +------------------------------+-------------------------------+-----------------------------+
                           |$    293.1      $   290.3     |  $   230.7       $   226.4    |    $   205.9      $   207.7 |
                           +==============================+===============================+=============================+

1998 Versus 1997 Sales in markets outside the U.S. increased 23% in 1998 compared to 1997. Non-U.S. sales represented 48% of consolidated revenues in 1998, 49% in 1997 and 50% in 1996. Non-U.S. sales from the acquired surgical businesses and increased revenues for vision care products, primarily contact lenses, offset declines in the eyewear segment. Currency exchange rates had a negative impact of 5% on non-U.S. sales. European region revenues advanced 39% versus 1997, with minimal impact from currency, due in large part to incremental pharmaceuticals/surgical sales and growth in vision care and sunglass sales. Sales in the Asia-Pacific region, including Japan, increased 7% over the prior year, and advanced 15% in constant dollars, due in large part to incremental surgical sales and to the strong growth of PRD lenses throughout most of the region. Revenues in Japan were up 4% versus 1997, or 11% in constant dollars, due primarily to the continued success of Medalist contact lenses. Revenues in the Canada and Latin America region increased 7% over the prior year due mainly to incremental surgical sales and sales of vision care products. Latin America eyewear sales declined as economic conditions deteriorated in the region.

     U.S. sales increased 30% from 1997, due primarily to incremental surgical sales. Increased vision care and healthcare sales were offset by shortfalls in the eyewear segment.

     Operating earnings in markets outside the U.S. in 1998 increased 66% from 1997, and represented 58% of total operating earnings in 1998 versus 44% and 57% in 1997 and 1996, respectively. Incremental surgical results and the Dr. Winzer acquisition in Germany, combined with improved results in Japan due to Medalist lenses and to sunglass products, were partially offset by changes in currency rates.

     In the U.S., 1998 operating earnings decreased 2% versus the prior year. These results reflected higher R&D and administrative expenses, operating losses for hearing aid products, as well as incremental amortization expense associated with recent acquisitions, which were only partially offset by improvements in the vision care and eyewear segments. Administrative expenses increased primarily due to initial costs associated with streamlining the company's backroom financial operations.

1997 Versus 1996 Sales outside the U.S. increased 2% in 1997 over 1996. European revenues were flat with the prior year, but in constant dollars revenues rose 9% led by sales growth for PRD lenses and lens care products, which benefited from the introduction of ReNu MultiPlus solution, offset by lower pharmaceuticals results. Sales in the Asia-Pacific region, including Japan, improved 6%. On a constant dollar basis, sales in the region increased 14% due to growth in vision care products. Sunglass sales throughout the region were lower due to country-specific economic issues and competitive pressures. In the Canada and Latin America region, sales fell 5% from 1996. Lower lens care products and eyewear sales in Canada offset increased demand for sunglasses in Latin America and PRD lenses throughout the region.

                                Visionaries Bausch & Lomb 1998 Annual Report  31

     U.S. revenues in 1997 increased 3% from the prior year. Growth in PRD lenses, U.S. generic pharmaceuticals and healthcare products offset lower sunglass sales.

     Operating earnings in markets outside the U.S. in 1997 decreased 15% from 1996. The drop in earnings for 1997 was due mainly to difficulty in the eyewear segment, where margins were impacted by changes in sales mix toward lower margin new products from the more profitable traditional products and adverse currency impacts. A change in sales mix for vision care products away from higher margin lens care products towards contact lenses, as well as adverse currency, were also factors.

     In the U.S., 1997 operating earnings increased 40% versus 1996. Margins were slightly lower than prior year however, total profitability was maintained through savings in operating expenditures, especially marketing, advertising and R&D.

Other Income And Expense Interest and investment income was $45 in 1998, $40 in 1997 and $43 in 1996. The increase in 1998 over 1997 was primarily attributable to a gain on the sale of a long-term investment associated with the divestiture of the dental implant business. The decrease in 1997 from 1996 was due to lower investment levels in 1997 and interest income recorded in 1996 on an income tax refund, partially offset by higher interest rates.

     Interest expense was $101 in 1998, $56 in 1997 and $52 in 1996. The 1998 increase over 1997 was primarily due to additional debt associated with the surgical acquisitions. The 1997 increase over 1996 was mainly due to higher debt levels and higher interest rates.

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

     The company does not speculate in foreign currency. It may, however, selectively execute foreign currency transactions to protect the translated earnings and cash flows of certain foreign units. Such foreign currency transactions may not be accorded hedge accounting treatment under U.S. accounting rules. In addition, the company hedges identified transaction exposures on an after-tax basis to minimize the impact of exchange rate movements on operating results and selectively hedges exposures arising in countries with hyperinflationary economies. Transaction gains of $8 and translation losses of $2 resulted in net foreign currency gains of $6 in 1998. In 1997, net foreign currency gains of $7 reflected transaction gains of $9 offset by translation losses of $2. In 1996, net gains were $2 and were comprised of $3 transaction gains and $1 translation losses.

Income Taxes The company's reported tax rate was 60.9% in 1998 as compared with 38.7% in 1997 and 37.7% in 1996. The 1998 rate reflected the goodwill impairment charge for which there is no associated tax benefit. All years reflected the impact of restructuring, litigation charges and net gain on divestitures while 1998 also reflected the charge for in-process R&D. Excluding these items, the ongoing tax rates were 36.2%, 37.4% and 37.6% for 1998, 1997 and 1996, respectively. The decrease in rates reflected geographic shifts in earnings.

Net Earnings And Earnings Per Share Reported net earnings of $25 or $0.45 per share in 1998 decreased $24 or $0.44 per share from 1997. These results reflected the goodwill impairment charge, purchased in-process R&D and restructuring charges discussed previously, offset by the incremental results from the acquired businesses and increased operating earnings from the eyewear segment and pharmaceuticals product line. Amounts declined significantly in 1997 from the 1996 reported amounts of $83 or $1.47 per share, due primarily to the impact of restructuring charges recorded in 1997.


32  Visionaries Bausch & Lomb 1998 Annual Report

Liquidity And Financial Resources

The company evaluates its liquidity from several perspectives, including its ability to generate earnings, positive cash flows and free cash flow, its financial position, its access to financial markets and the adequacy of working capital levels. The company has a stated goal to maximize free cash flow, which is defined as cash generated before the payment of dividends, the borrowing or repayment of debt, stock repurchases and the acquisition or divestiture of businesses. The following section is presented on an "as reported" basis.

Cash Flows From Operating Activities Cash provided by operating activities totaled $146 in 1998, a decrease of $69 from 1997. Contributing to this unfavorability were increases in accounts receivable, interest on incremental debt associated with the surgical acquisitions and the settlement of litigation commenced in a prior year.

     In 1997, operating activities generated $216 in cash flow, a significant increase from 1996. This favorability was driven primarily by the timing of income tax payments and refunds and by the lowering of inventory levels.

     Free cash flow for 1998 was negative $74, versus positive $68 for 1997. The decrease was primarily attributable to the operating factors cited above, as well as to an increase in capital expenditures.

Cash Flows From Investing Activities Cash used in investing activities was $797 in 1998. Cash outflows for acquisitions were $719, primarily for the purchase of the surgical businesses, while capital expenditures totaled $202, a significant portion of which supported expanded contact lens manufacturing capacity. Cash of $135 was realized in 1998 upon the divestiture of the skin care business.

     In 1997, cash used in investing activities was $175. Capital expenditures were $126 and included spending for expanded contact lens manufacturing capacity. Cash paid for acquisitions was $49, primarily for the purchase of Killer Loop S.p.A., a manufacturer of sunglasses based in Italy. Divestitures reflected the sale of the Thin Film Technology Division.

Cash Flows From Financing Activities In 1998, $593 was provided by financing activities. Net new borrowings totaling $605 were used primarily to support the surgical acquisitions. In July 1998, the board of directors authorized the repurchase of up to 250,000 Common shares, none of which had been repurchased prior to year end.

     Cash used in financing activities during 1997 was $13. The primary inflow was $214 from long-term debt proceeds, primarily issuances under the company's medium-term note program. This inflow was more than offset by dividend payments, repayment of long-term debt, net repayments of short-term debt and the repurchase of 500,000 Common shares.

Financial Position The company's total debt, consisting of short- and long-term borrowings, was $1,473 in 1998, $855 in 1997 and $718 in 1996. The increase in debt in 1998 was due primarily to the surgical acquisitions, while the increase in long-term debt in 1997 was due in part to $75 associated with the adoption of new accounting rules that required the company to classify proceeds from its trade receivable securitization agreement as debt. The ratio of total debt to capital stood at 63.5%, 51.1% and 44.9% at year end 1998, 1997 and 1996, respectively. Cash and cash equivalents totaled $129 in 1998, $184 in 1997 and $168 in 1996.

Access To Financial Markets Bausch & Lomb's reputation, financial position and ability to generate positive cash flows provide access to financing in markets around the world. The company maintains revolving credit agreements, both 364-day and long-term, totaling $700. The interest rate under these agreements is based on LIBOR or, at the company's option, the higher of several other common indices. No debt was outstanding under these agreements at year end 1998 and 1997. In addition, the company maintains other lines of credit on which it may draw to meet its financing requirements.


                                Visionaries Bausch & Lomb 1998 Annual Report  33

     The company's commercial paper is rated A-2 and P-2 by Standard & Poor's and Moody's Investors Service, respectively. Its long-term debt is rated BBB by Standard & Poor's and Baa2 by Moody's Investors Service.

     The company believes its existing credit facilities and access to financial markets provide adequate liquidity to meet obligations, fund capital expenditures and invest in potential growth opportunities.

Working Capital Working capital was $774 at year end 1998 as compared to $203 and $19 at year end 1997 and 1996, respectively. The current ratio was 2.0, 1.2 and 1.0 at year end 1998, 1997 and 1996, respectively.

Dividends The dividend on Common stock, declared and paid quarterly, totaled $1.04 per share for each of the years ended 1998, 1997 and 1996.

Return On Equity And Capital Return on average shareholders' equity was 3.1% in 1998, compared with 5.9% in 1997 and 9.2% in 1996. The decrease in 1998 was mainly due to the goodwill impairment and purchased in-process R&D charges described previously. The decrease in 1997 was the result of the unfavorable impact of restructuring, the other significant charges defined previously and lower earnings in the eyewear segment, partially offset by higher earnings in the other segments.

     Return on average capital employed was 3.7% in 1998, 5.0% in 1997 and 7.2% in 1996. The decrease in 1998 was due primarily to the matters discussed above, as well as to the debt increase associated with the surgical acquisitions. The 1997 decrease was largely due to increased restructuring charges and debt levels.

Outlook

In 1999, management believes that Bausch & Lomb will continue to progress toward its goal of becoming the preeminent technology-based healthcare company for the eye. The company expects high single-digit consolidated revenue growth in 1999, driven by new product introductions in the vision care and pharmaceuticals/surgical segments. Operating margins are expected to increase approximately one percentage point over 1998 results. These projections include results for the sunglass business, for which management continues to explore strategic alternatives. They also presume that foreign exchange rates remain fairly consistent with current levels. Since the company operates globally, the businesses are subject to fluctuations in currencies, which can have a material effect on non-U.S. sales and the results of consolidated operations.

     In the vision care segment, revenue growth in 1999 is expected to be in the high single digits. Over the next three years, the combination of a growing market and differentiated new products should further drive revenue growth. In the lens care portion of the business, the company's strategy will continue to be to gain market share from the conversion of consumers from older disinfectant systems and to capitalize on growth potential in emerging markets. In the contact lens business, double-digit growth will continue to be driven by new products. The SofLens one day lens will be introduced in the U.S. in the first half of 1999, and the SofLens66 toric lens, introduced in the fourth quarter in the U.S., will be launched globally throughout 1999. The PureVision lens, the first silicone-hydrogel soft contact lens designed for up to one-month continuous wear, will be launched in early 1999 outside the U.S. for one-month wear, and in the U.S. for seven-day wear. The combination of higher margins on most newer products and the company's ongoing efforts to reduce manufacturing costs is expected to result in margins above 20%.

     In the pharmaceuticals/surgical segment, revenue growth is expected to be over 10%. The company remains committed to expanding its line of proprietary ophthalmic drugs through collaborative ventures, continuing to aggressively launch new generics as products come off patent and to penetrate markets outside its current base. In the surgical product line, the company's broad portfolio of cataract products will enable generation of incremental growth in the near term. Pending Food and Drug Administration approval, the company expects to introduce the Hydroview foldable intraocular lens (IOL) in the U.S. This product, which provides surgeons with an alternative to other foldable IOLs, has been very successful in Europe. In the refractive surgery market, underlying market growth trends as well as the expected U.S. regulatory approval for the company's line of excimer lasers in the second half of 1999, should benefit the company. New products in the pharmaceuticals business include product line extensions for Ocuvite vitamins plus additional generic and proprietary formulas. Operating margins for the segment are expected

34 Visionaries Bausch & Lomb 1998 Annual Report to be over 15% as the company benefits from the integration of the former Chiron Vision and Storz businesses. Growth in this business segment is contingent upon obtaining regulatory approvals in markets around the world and is therefore subject to risks of changing regulatory environments. In addition, the pharmaceuticals business anticipates shifting its current, mostly generic, product portfolio toward more higher margin proprietary products.

     The eyewear segment is expected to post modest revenue growth and improved profitability with a goal of achieving an operating margin approaching 10%. Improved margins will result from savings associated with recent restructuring programs, improved mix toward higher-margin products and more focused spending by operating channel and brand.

     In 1999 the company will continue to manage the healthcare segment in a manner designed to maximize its return to shareholders. Revenues for the biomedical business, the primary driver of this segment, are expected to grow at a rate approaching 10%, with commensurate increases in operating earnings.

     Capital spending in 1999 is expected to be in the range of $175-$200, with cumulative spending over the next three years approaching $500. More than half of the cumulative spending will be in the vision care segment, where capacity expansion will be needed to support accelerated new product introductions. In addition, a significant portion will be spent on system upgrades, including global financial and human resources systems being implemented as part of recent restructuring initiatives. In the pharmaceuticals/surgical segment, R&D and operations facilities will be expanded to accommodate the company's growing business needs. The company's goal is to generate $400 to $500 of free cash flow over the next three years.

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

Risks Associated With Year 2000 Date Issues The company has been addressing the potential risks associated with the year 2000 date issue. It has established a formal program to assess and renovate internal information technology (IT) and non-information technology (non-IT) operations that are at risk, and further, to evaluate the year 2000 readiness of key third-party suppliers and recipients of products, services, materials or data. Year 2000 issues are being addressed through a combination of software replacement, system upgrades and, in limited instances, source code modifications (collectively, "renovation"). Ongoing reengineering projects have had the incidental benefit of remediating several major year 2000 issues.

     The assessment phase of IT systems is substantially complete. The renovation phase is on schedule and the company plans to have all key IT systems tested and compliant in the second and third quarters of 1999. Other IT systems should be tested and compliant during the first three quarters of 1999, depending on the project. For non-IT systems, the company has engaged a leading production systems integration firm specializing in year 2000 assessment and remediation of manufacturing, distribution and R&D facilities. The assessment phase is ongoing and substantially complete, and it should be fully completed during the second quarter 1999. Based on information available at this time, the company plans to have all key non-IT systems tested and compliant during the third or fourth quarter of 1999, depending on the project. The company has been assessing the readiness of key suppliers and customers since early 1998. To further facilitate this assessment, the company will interact with each major supplier or recipient of data, materials, products or services, including face-to-face interviews with many of those considered to be critical to the company. This assessment is scheduled for completion early in the fourth quarter of 1999.

     Anticipated costs, comprised of both period expenses and capital expenditures, of identifying and remediating year 2000 issues in the above-described areas are expected to be in the range of $65-$75, of which approximately $27 has been incurred to date. Of the total anticipated costs, approximately 50% is expected to be capitalized as part of system upgrades and replacements. Management believes that its year 2000 program will substantially reduce the risk of a material adverse impact on future financial results caused by the year 2000 issue. Potential risks of a failure to

                                Visionaries Bausch & Lomb 1998 Annual Report  35
address a year 2000 issue (whether IT, non-IT or external) that could have a materially detrimental impact to the company include the inability to manufacture or ship products, the inability to receive and fill orders, and problems with customers or suppliers, including the loss of electrical power or the failure of a key customer or supplier to purchase products or provide anticipated goods and services. At this stage, no overall contingency plan has been developed. Contingency plans deemed necessary for critical systems, customers and suppliers are expected to be completed in the second and third quarters of 1999.

     The estimated costs of remediation and the expected completion dates described above are based on information available at this time and may be updated as additional information and assessment phase results become available. Readers are referred to the section appearing below which addresses forward-looking statements made by the company.

The Euro On January 1, 1999, 11 of the 15 member countries of the European Union began operating with a new currency, the euro, which was established by irrevocably fixing the value of legacy currencies against this new common currency. The euro may be used in business transactions along with legacy currencies until 2002, at which time it will become the sole currency of the participating countries.

     The company has processes in place to address the issues raised by this currency conversion, including the impact on information technology and other systems, currency risk, financial instruments, taxation and competitive implications. The company expects no material impact to its financial position or its results of operations arising from the euro conversion.

Information Concerning Forward-Looking Statements When used in this discussion, the words "anticipate," "should," "expect," "estimate," "project" and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve predictions of future company performance, and are thus dependent on a number of factors affecting the company's performance. Where possible, specific factors that may impact performance materially have been identified in connection with specific forward-looking statements. Additional risks and uncertainties include, without limitation, the impact of competition, seasonality and general economic conditions in the global sunglass, vision care and ophthalmic surgical and pharmaceuticals markets, where the company's businesses compete, changes in global and localized economic and political conditions (for example, the company does business in Asia and Brazil, where, recently, economies and associated currency risks have been volatile), customer concentration (the company's five largest customers accounted, in the aggregate, for approximately 10% of total sales during 1998), changing trends in consumer preferences and tastes, legal proceedings initiated by or against the company, changes in government regulation of the company's products and operations, changes in private and regulatory schemes providing for the reimbursement of patient medical expenses, difficulties or delays in the development, production, testing, regulatory approval, marketing of products, the effect of changes within the company's organization, and such other factors as are described in greater detail in the company's filings with the Securities and Exchange Commission, including its 1998 Annual Report on Form 10-K.


36  Visionaries Bausch & Lomb 1998 Annual Report

Quarterly Results

The following table presents reported net sales, gross profit (net sales less cost of products sold), net earnings and net earnings per share for each quarter during the past two years:

               |-------------------|--------------------|----------------------|----------------------------------|
               |                   |                    |                      |      Net Earnings Per Share      |
               |        Net        |         Gross      |          Net         |     -------------------------    |
               |        Sales      |         Profit     |       Earnings       |     Basic             Diluted    |
               |-------------------|--------------------|----------------------|----------------------------------|
   1998        |                   |                    |                      |                                  |
   First       |    $   553.1      |      $   277.0     |      $ (23.2)(1,2)   |    $ (0.42)          $(0.42)(1,2)|
   Second      |        635.1      |          336.8     |         55.3 (1,3)   |       0.99             0.98 (1,3)|
   Third       |        575.6      |          317.4     |         36.2         |       0.65             0.64      |
   Fourth      |        599.0      |          338.5     |        (43.1)(4)     |      (0.77)           (0.77) (4) |
               |-------------------|--------------------|----------------------|                                  |
               |    $ 2,362.8      |      $ 1,269.7     |      $  25.2         |    $  0.45           $ 0.45      |
               |===================|====================|======================|==================================|
   1997        |                   |                    |                      |                                  |
   First       |    $   451.2      |      $   224.0     |      $   3.3 (5)     |    $  0.06           $ 0.06 (5)  |
   Second      |        523.2      |          291.7     |         20.3 (5)     |       0.37             0.36 (5)  |
   Third       |        468.3      |          255.2     |         18.5 (5)     |       0.33             0.33 (5)  |
   Fourth      |        473.0      |          260.1     |          7.3 (5,6)   |       0.13             0.13 (5,6)|
               |-------------------|--------------------|----------------------|                                  |
               |    $ 1,915.7      |      $ 1,031.0     |      $  49.4         |    $  0.89           $ 0.89      |
               |===================|====================|======================|==================================|

(1) Includes the after-tax effect of restructuring charges of $2.4 ($0.04 per share) and $5.1 ($0.09 per share) for the first and second quarters of 1998, respectively.

(2) Includes the after-tax write-off of purchased in-process R&D of $24.6 ($0.44 per share).

(3) Includes the after-tax gain on sale of the skin care business of $33.0 ($0.58 per share).

(4)  Includes the goodwill impairment charge of $85.0 ($1.51 per share).

(5) Includes the after-tax effect of restructuring charges of $7.7 ($0.14 per share), $18.3 ($0.33 per share), $11.0 ($0.20 per share) and $9.4 ($0.17 per share) for the first, second, third and fourth quarters of 1997, respectively.

(6) Includes the after-tax effect of a litigation provision of $13.2 ($0.24 per share).

--------------------------------------------------------------------------------

Quarterly Stock Prices

The company's Common stock is listed on the New York Stock Exchange and is traded under the symbol BOL. There were approximately 7,200 and 7,800 Common shareholders of record at year end 1998 and 1997, respectively. The following table shows the price range of the Common stock for each quarter for the past two years:

             |   1998 Price Per Share     |    1997 Price Per Share     |
-------------|----------------------------|-----------------------------|
             |     High          Low      |     High          Low       |
-------------|----------------------------|-----------------------------|
   First     |     $46-1/4      $37-3/4   |     $40-1/4      $32-1/2    |
   Second    |      52-11/16     45-1/4   |      47-7/8       36-3/8    |
   Third     |      52-3/4       38-11/16 |      47-7/8       38-5/16   |
   Fourth    |      59-3/8       38-1/16  |      43-5/8       37        |

                                Visionaries Bausch & Lomb 1998 Annual Report  37

Statement Of Income

For The Years Ended December 26, 1998, December 27, 1997 and December 28, 1996 Dollar Amounts In Millions - Except Per Share Data

                                                        |----------------------|----------------------|---------------------|
                                                        |      1998            |         1997         |          1996       |
--------------------------------------------------------|----------------------|----------------------|---------------------|
   Net Sales                                            |   $ 2,362.8          |       $1,915.7       |      $ 1,926.8      |
   Costs And Expenses                                   |                      |                      |                     |
       Cost of products sold                            |     1,093.1          |          884.7       |          872.3      |
       Selling, administrative and general              |       917.0          |          743.8       |          773.1      |
       Research and development                         |        91.7          |           67.5       |           75.5      |
       Goodwill impairment charge                       |        85.0          |            -         |            -        |
       Purchased in-process research and development    |        41.0          |            -         |            -        |
       Restructuring charges                            |        11.3          |           71.7       |           15.1      |
                                                        |----------------------|----------------------|---------------------|
                                                        |     2,239.1          |        1,767.7       |        1,736.0      |
                                                        |----------------------|----------------------|---------------------|
   Operating Earnings                                   |       123.7          |          148.0       |          190.8      |
   Other Expense (Income)                               |                      |                      |                     |
       Interest and investment income                   |       (45.1)         |          (40.4)      |          (42.8)     |
       Interest expense                                 |       100.8          |           56.0       |           51.7      |
       Gain from foreign currency, net                  |        (6.4)         |           (6.6)      |           (1.6)     |
       Gain on divestitures                             |       (56.0)         |            -         |           (1.5)     |
       Litigation provision                             |         -            |           21.0       |           16.1      |
                                                        |----------------------|----------------------|---------------------|
                                                        |        (6.7)         |           30.0       |           21.9      |
                                                        |----------------------|----------------------|---------------------|
   Earnings Before Income Taxes And Minority Interest   |       130.4          |          118.0       |          168.9      |
       Provision for income taxes                       |        79.4          |           45.6       |           63.7      |
                                                        |----------------------|----------------------|---------------------|
   Earnings Before Minority Interest                    |        51.0          |           72.4       |          105.2      |
       Minority interest                                |        25.8          |           23.0       |           22.1      |
                                                        |----------------------|----------------------|---------------------|
   Net Earnings                                         |   $    25.2          |       $   49.4       |      $    83.1      |
                                                        |======================|======================|=====================|
   Basic Earnings Per Share                             |   $    0.45          |       $   0.89       |      $    1.48      |
       Average Shares Outstanding - Basic (000s)        |      55,824          |         55,383       |         56,299      |
   Diluted Earnings Per Share                           |   $    0.45          |       $   0.89       |      $    1.47      |
       Average Shares Outstanding - Diluted (000s)      |      56,367          |         55,654       |         56,510      |
                                                        |======================|======================|=====================|

See Notes To Financial Statements

38  Visionaries Bausch & Lomb 1998 Annual Report

                                                                   Balance Sheet

                                         December 26, 1998 and December 27, 1997
                              Dollar Amounts In Millions - Except Per Share Data

                                                                              |------------------|------------------|
                                                                              |       1998       |          1997    |
------------------------------------------------------------------------------|------------------|------------------|
   Assets                                                                     |                  |                  |
       Cash and cash equivalents                                              |   $   129.2      |      $  183.7    |
       Other investments, short-term                                          |       300.0      |           -      |
       Trade receivables, less allowances of $26.8 and $14.0, respectively    |       526.3      |         374.8    |
       Inventories, net                                                       |       440.7      |         324.3    |
       Deferred taxes, net                                                    |        68.4      |          66.0    |
       Other current assets                                                   |       122.2      |         141.4    |
                                                                              |------------------|------------------|
   Total Current Assets                                                       |     1,586.8      |       1,090.2    |
   Property, Plant And Equipment, net                                         |       725.0      |         580.2    |
   Goodwill And Other Intangibles, less accumulated                           |                  |                  |
     amortization of $137.3 and $116.6, respectively                          |       758.9      |         406.9    |
   Other Investments, long-term                                               |       249.2      |         546.4    |
   Other Assets                                                               |       171.8      |         149.2    |
                                                                              |------------------|------------------|
   Total Assets                                                               |   $ 3,491.7      |      $2,772.9    |
                                                                              |==================|==================|
   Liabilities And Shareholders' Equity                                       |                  |                  |
       Notes payable                                                          |   $   160.4      |      $  339.4    |
       Current portion of long-term debt                                      |        31.1      |           4.4    |
       Accounts payable                                                       |        92.6      |          72.0    |
       Accrued compensation                                                   |       110.3      |          73.6    |
       Accrued liabilities                                                    |       366.2      |         365.9    |
       Federal, state and foreign income taxes payable                        |        51.8      |          32.0    |
                                                                              |------------------|------------------|
   Total Current Liabilities                                                  |       812.4      |         887.3    |
   Long-Term Debt, less current portion                                       |     1,281.3      |         510.8    |
   Other Long-Term Liabilities                                                |       106.6      |         119.4    |
   Minority Interest                                                          |       446.4      |         437.0    |
                                                                              |------------------|------------------|
   Total Liabilities                                                          |     2,646.7      |       1,954.5    |
                                                                              |------------------|------------------|
   Common Stock, par value $0.40 per share, 200 million shares authorized,    |                  |                  |
     60,198,322 shares issued in both 1998 and 1997                           |        24.1      |          24.1    |
   Class B Stock, par value $0.08 per share, 15 million shares authorized,    |                  |                  |
     955,791 shares issued (856,905 shares in 1997)                           |         0.1      |           0.1    |
   Capital In Excess Of Par Value                                             |        84.2      |          76.8    |
   Common And Class B Stock In Treasury, at cost, 4,625,026 shares            |                  |                  |
     (5,846,286 shares in 1997)                                               |      (178.9)     |        (223.1)   |
   Retained Earnings                                                          |       883.5      |         916.5    |
   Accumulated Other Comprehensive Income                                     |        41.0      |          29.1    |
   Other Shareholders' Equity                                                 |        (9.0)     |          (5.1)   |
                                                                              |------------------|------------------|
   Total Shareholders' Equity                                                 |       845.0      |         818.4    |
                                                                              |------------------|------------------|
   Total Liabilities And Shareholders' Equity                                 |   $ 3,491.7      |      $2,772.9    |
                                                                              |==================|==================|

See Notes To Financial Statements

                                Visionaries Bausch & Lomb 1998 Annual Report  39

Statement Of Cash Flows

For The Years Ended December 26, 1998, December 27, 1997 and December 28, 1996 Dollar Amounts In Millions

                                                                      |      1998     |      1997     |       1996     |
----------------------------------------------------------------------|---------------|---------------|----------------|
   Cash Flows From Operating Activities                               |               |               |                |
   Net Earnings                                                           $  25.2        $   49.4         $   83.1
   Adjustments to reconcile net earnings to net cash                  |               |               |                |
   provided by operating activities:                                  |               |               |                |
       Depreciation                                                   |     117.3     |      90.8     |       92.6     |
       Amortization                                                   |      46.5     |      21.2     |       20.7     |
       Goodwill impairment charge                                     |      85.0     |       -       |        -       |
       Purchased in-process research and development,                 |               |               |                |
          net of taxes                                                |      24.6     |       -       |        -       |
       Deferred income taxes                                          |      11.9     |      18.7     |       23.2     |
       Gain on divestitures, net of taxes                             |     (32.8)    |       -       |       (2.2)    |
       Stock compensation expense                                     |      10.6     |       3.3     |        1.3     |
       Restructuring charges, net of taxes                            |       7.6     |      46.4     |       10.9     |
       Provision for litigation expense, net of taxes                 |       -       |      13.2     |       10.0     |
       Loss on retirement of fixed assets                             |      14.6     |       8.3     |        2.9     |
   Changes In Assets And Liabilities:                                 |               |               |                |
       Trade receivables                                              |     (64.0)    |     (32.9)    |      (22.4)    |
       Inventories                                                    |     (19.7)    |      (1.0)    |      (45.1)    |
       Other current assets                                           |      17.0     |     (31.3)    |      (23.9)    |
       Accounts payable and accrued liabilities                       |     (98.3)    |     (11.7)    |      (13.6)    |
       Income taxes                                                   |       4.0     |      51.0     |      (40.8)    |
       Other long-term liabilities                                    |      (3.3)    |      (9.9)    |       (7.4)    |
                                                                      |---------------|---------------|----------------|
   Net Cash Provided By Operating Activities                          |     146.2     |     215.5     |       89.3     |
                                                                      |---------------|---------------|----------------|
   Cash Flows From Investing Activities                               |               |               |                |
       Capital expenditures                                           |    (201.5)    |    (126.1)    |     (130.3)    |
       Net cash paid for acquisition of businesses                    |    (718.9)    |     (48.6)    |      (85.7)    |
       Net cash received from divestitures                            |     135.0     |       9.3     |       77.7     |
       Other                                                          |     (12.0)    |      (9.2)    |       (4.2)    |
                                                                      |---------------|---------------|----------------|
   Net Cash Used In Investing Activities                              |    (797.4)    |    (174.6)    |     (142.5)    |
                                                                      |---------------|---------------|----------------|
   Cash Flows From Financing Activities                               |               |               |                |
       Repurchases of Common and Class B shares                       |      (1.8)    |     (21.8)    |      (67.8)    |
       Exercise of stock options                                      |      47.7     |      14.8     |        5.2     |
       Net (repayments) proceeds from notes payable                   |    (183.5)    |     (72.7)    |      111.4     |
       Proceeds from issuance of long-term debt                       |     801.4     |     213.5     |      135.2     |
       Repayment of long-term debt                                    |     (12.7)    |     (89.3)    |      (96.4)    |
       Payment of dividends                                           |     (58.1)    |     (57.1)    |      (58.9)    |
                                                                      |---------------|---------------|----------------|
   Net Cash Provided By (Used In) Financing Activities                |     593.0     |     (12.6)    |       28.7     |
                                                                      |---------------|---------------|----------------|
   Effect Of Exchange Rate Changes On Cash And Cash Equivalents       |       3.7     |     (12.4)    |       (2.3)    |
                                                                      |---------------|---------------|----------------|
   Net Change In Cash And Cash Equivalents                            |     (54.5)    |      15.9     |      (26.8)    |
   Cash And Cash Equivalents, Beginning Of Year                       |     183.7     |     167.8     |      194.6     |
                                                                      |---------------|---------------|----------------|
   Cash And Cash Equivalents, End Of Year                             |   $ 129.2     |  $  183.7     |   $  167.8     |
                                                                      |===============|===============|================|
   Supplemental Cash Flow Disclosures                                 |               |               |                |
       Cash paid for interest                                         |   $  85.6     |  $   56.2     |   $   48.6     |
                                                                      |---------------|---------------|----------------|
       Net cash payments for (refunds of) income taxes                |      55.8     |      (6.4)    |       85.7     |
                                                                      |===============|===============|================|

See Notes To Financial Statements

40  Visionaries Bausch & Lomb 1998 Annual Report

                                    Statement Of Changes In Shareholders' Equity

  For The Years Ended December 26, 1998, December 27, 1997 and December 28, 1996
                                                      Dollar Amounts In Millions

------------------------------------------|----------|------------|----------|----------|----------|----------------|--------------|
                                          |          |            |          |          |          |   Accumulated  |              |
                                          |          |   Common   |Capital In|          |          |     Other      |    Other     |
                                          |          | and Class B|  Excess  | Treasury | Retained | Comprehensive  | Shareholders'|
                                          |   Total  |  Stock(1,2)|  of Par  |  Stock   | Earnings |     Income     |    Equity    |
------------------------------------------|----------|------------|----------|----------|----------|----------------|--------------|
   Balance At December 30, 1995           |$  929.3  |  $  24.2   | $ 107.8  |$ (178.7) | $  900.1 |     $ 85.1     |    $ (9.2)   |
     Components of comprehensive income:  |          |            |          |          |          |                |              |
         Net earnings                     |    83.1  |      -     |     -    |     -    |     83.1 |        -       |       -      |
         Currency translation adjustments |     4.9  |      -     |     -    |     -    |      -   |        4.9     |       -      |
         Unrealized holding loss          |   (11.8) |      -     |     -    |     -    |      -   |      (11.8)    |       -      |
                                          |----------|            |          |          |          |                |              |
     Total comprehensive income           |    76.2  |            |          |          |          |                |              |
                                          |----------|            |          |          |          |                |              |
     Net shares canceled under employee   |          |            |          |          |          |                |              |
         plans (118,169 shares)           |   (13.6) |      -     |   (11.7) |     -    |      -   |        -       |      (1.9)   |
     Treasury shares issued under employee|          |            |          |          |          |                |              |
         plans (428,579 shares)           |    15.5  |      -     |     -    |    15.5  |      -   |        -       |       -      |
     Treasury shares repurchased          |          |            |          |          |          |                |              |
         (1,846,929 shares)               |   (67.3) |      -     |     -    |   (67.3) |      -   |        -       |       -      |
     Amortization of unearned compensation|     0.3  |      -     |     -    |     -    |      -   |        -       |       0.3    |
     Dividends (3)                        |   (58.5) |      -     |     -    |     -    |    (58.5)|        -       |       -      |
                                          |----------|------------|----------|----------|----------|----------------|--------------|
   Balance At December 28, 1996           |   881.9  |     24.2   |    96.1  |  (230.5) |    924.7 |       78.2     |     (10.8)   |
     Components of comprehensive income:  |          |            |          |          |          |                |              |
         Net earnings                     |    49.4  |      -     |     -    |     -    |     49.4 |        -       |       -      |
         Currency translation adjustments |   (60.9) |      -     |     -    |     -    |      -   |      (60.9)    |       -      |
         Unrealized holding gain          |    11.8  |      -     |     -    |     -    |      -   |       11.8     |       -      |
                                          |----------|            |          |          |          |                |              |
     Total comprehensive income           |     0.3  |            |          |          |          |                |              |
                                          |----------|            |          |          |          |                |              |
     Net shares (canceled) issued under   |          |            |          |          |          |                |              |
         employee plans (293,504 shares)  |   (16.2) |      -     |   (19.3) |     -    |      -   |        -       |       3.1    |
     Treasury shares issued under employee|          |            |          |          |          |                |              |
         plans (620,621 shares)           |    29.2  |      -     |     -    |    29.2  |      -   |        -       |       -      |
     Treasury shares repurchased          |          |            |          |          |          |                |              |
         (521,925 shares)                 |   (21.8) |      -     |     -    |   (21.8) |      -   |        -       |       -      |
     Amortization of unearned compensation|     2.6  |      -     |     -    |     -    |      -   |        -       |       2.6    |
     Dividends (3)                        |   (57.6) |      -     |     -    |     -    |    (57.6)|        -       |       -      |
                                          |----------|------------|----------|----------|----------|----------------|--------------|
   Balance At December 27, 1997           |   818.4  |     24.2   |    76.8  |  (223.1) |    916.5 |       29.1     |      (5.1)   |
     Components of comprehensive income:  |          |            |          |          |          |                |              |
         Net earnings                     |    25.2  |      -     |     -    |     -    |     25.2 |        -       |       -      |
         Currency translation adjustments |    11.9  |      -     |     -    |     -    |      -   |       11.9     |       -      |
                                          |----------|            |          |          |          |                |              |
     Total comprehensive income           |    37.1  |            |          |          |          |                |              |
                                          |----------|            |          |          |          |                |              |
     Net shares (canceled) issued under   |          |            |          |          |          |                |              |
         employee plans (98,886 shares)   |    (0.6) |      -     |     7.4  |     -    |      -   |        -       |      (8.0)   |
     Treasury shares issued under employee|          |            |          |          |          |                |              |
         plans (1,255,044 shares)         |    46.0  |      -     |     -    |    46.0  |      -   |        -       |       -      |
     Treasury shares repurchased          |          |            |          |          |          |                |              |
         (33,784 shares)                  |    (1.8) |      -     |     -    |    (1.8) |      -   |        -       |       -      |
     Amortization of unearned compensation|     4.1  |      -     |     -    |     -    |      -   |        -       |       4.1    |
     Dividends (3)                        |   (58.2) |      -     |     -    |     -    |    (58.2)|        -       |       -      |
                                          |----------|------------|----------|----------|----------|----------------|--------------|
   Balance At December 26, 1998           |$  845.0  |  $  24.2   | $  84.2  |$ (178.9) | $  883.5 |     $ 41.0     |    $ (9.0)   |
                                          |==========|============|==========|==========|==========|================|==============|

(1) There are also 10 thousand shares of $100 par value 4% cumulative preferred stock authorized, none of which has been issued.

(2) There are also 25 million shares of $1 par value Class A preferred stock authorized, none of which has been issued.

(3) Cash dividends of $1.04 per share were declared on Common and Class B stock in each of the years 1996, 1997 and 1998.

See Notes To Financial Statements

                                Visionaries Bausch & Lomb 1998 Annual Report  41

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

Property, Plant And Equipment Property, plant and equipment, including improvements that significantly add to productive capacity or extend useful life, are recorded at cost, while maintenance and repairs are expensed as incurred. Depreciation is calculated for financial reporting purposes using the straight-line method based on the estimated useful lives of the assets as follows: buildings, 30 to 40 years; machinery and equipment, two to 10 years; and leasehold improvements, the lease periods.

Goodwill Goodwill is amortized on a straight-line basis over periods ranging from eight to 40 years. The company evaluates goodwill for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In completing this evaluation, the company compares its best estimate of undiscounted future cash flows, excluding interest costs, with the carrying value of goodwill. If undiscounted cash flows do not exceed the recorded value of goodwill, an impairment is recognized to reduce the carrying value based on the expected discounted cash flows of the business unit. Expected cash flows are discounted at a rate commensurate with the risk involved.

Revenue Recognition Revenues are generally recognized when products are shipped. The company has established programs which, under specified conditions, enable customers to return product. The company establishes liabilities for estimated returns and allowances at the time of shipment. In addition, accruals for customer discounts and rebates are recorded when revenues are recognized.

Advertising Expense External costs incurred in producing media advertising are expensed the first time the advertising takes place. Promotional or advertising costs associated with customer support programs are accrued when the related revenues are recognized. At December 26, 1998 and December 27, 1997, $6.5 and $7.2 of deferred advertising costs representing primarily production and design costs for advertising to be run in the subsequent fiscal year, were reported as other current assets. Advertising expenses of $253.2, $235.0 and $241.8 were included in selling, administrative and general expenses for 1998, 1997 and 1996, respectively.

Start-Up Costs It has been the company's policy to capitalize one-time, incremental out-of-pocket expenses incurred during the start-up phase of major internal projects and amortize them over future periods. During 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5, Reporting on the Costs of Start-up Activities. This SOP requires that companies expense all start-up costs as incurred. The company will adopt the SOP in the first quarter of 1999, and its impact will not be material to consolidated financial results.

Comprehensive Income The company adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, at the beginning of 1998. As it relates to the company, comprehensive income is defined as net earnings plus the sum of currency translation adjustments and unrealized holding gains/losses on securities (collectively "other comprehensive income"), and is presented in the Statement of Changes in Shareholders'

42  Visionaries Bausch & Lomb 1998 Annual Report

Equity. Changes in currency translation adjustments are reported net of income tax (benefit) expense of $(5.9), $15.8 and $12.8 for the years ending 1998, 1997 and 1996, respectively. Changes in unrealized holding gains/losses are reported net of income tax (benefit) expense of $(11.8) in 1997 and $11.8 in 1996.

Investments In Debt And Equity Securities Certain of the company's other investments are classified as available-for-sale under the terms of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and accordingly, any unrealized holding gains and losses, net of taxes, are excluded from income and recognized as a component of accumulated other comprehensive income until realized. The accumulated balance of unrealized holding losses, net of taxes, was $11.8 at December 28, 1996. Fair value of the investments is determined based on market prices, or by reference to discounted cash flows and investment risk.

Currency Translation Adjustments Assets and liabilities of certain non-U.S. subsidiaries are translated at current exchange rates, and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recognized as a component of accumulated other comprehensive income. The accumulated balances of currency translation adjustments, net of taxes, were $41.0, $29.1 and $90.0 at the end of 1998, 1997 and 1996, respectively. Financial results of non-U.S. subsidiaries in countries with highly inflationary economies are translated using a combination of current and historical exchange rates and any translation adjustments are included in net earnings, along with all transaction gains and losses for the period.

Derivative Financial Instruments The company enters into foreign currency and interest rate derivative contracts for the purpose of minimizing risk and protecting earnings.

     The company uses principally foreign currency forward contracts to hedge foreign exchange exposures. The portfolio of contracts is adjusted at least monthly to reflect changes in exposure positions as they become known. When possible and practical, the company matches the maturity of the hedging instrument to that of the underlying exposure. Net settlements are generally made at contract maturity based on rates agreed to at contract inception. Gains and losses on hedges of transaction exposures are included in income in the period in which exchange rates change. Gains and losses related to hedges of foreign currency firm commitments are deferred and recognized in the basis of the transaction when completed, while those on forward contracts hedging non-U.S. equity investments are offset against the currency component in accumulated other comprehensive income. The receivable or payable with the counterparty to the derivative contract is reported as either other current assets or accrued liabilities. Deferred gains and losses totaled less than $0.5 at December 26, 1998 and December 27, 1997 and are expected to be recognized within one year.

     The company enters into interest rate swap and cap agreements to effectively limit exposures to interest rate movements within the parameters of its interest rate hedging policy. This policy requires that interest rate exposures from floating-rate assets be offset by a substantially similar amount of floating-rate liabilities. Interest rate derivatives are used to readjust this natural hedge position whenever it becomes unbalanced beyond policy limits. Net payments or receipts on these agreements are accrued as other current assets and accrued liabilities and recorded as adjustments to interest expense or interest income. Interest rate instruments are entered into for periods no longer than the life of the underlying transactions being hedged or, in the case of floating-rate to fixed-rate swaps, for periods no longer than the underlying floating-rate exposure is expected to remain outstanding. Interest rate derivatives are normally held to maturity, but may be terminated early, particularly if the underlying exposure is similarly extinguished. Gains and losses on prematurely terminated interest rate derivatives are recognized over the remaining life, if any, of the underlying exposure as an adjustment to interest income or interest expense.

     The company amortizes premium income or expense incurred from entering into derivative instruments over the life of each agreement as non-operating income and expense.

New Accounting Guidance  In June 1998, the Financial Accounting Standards Board
(FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the company is required to adopt effective no later than the first quarter of 2000. SFAS No. 133 will require the company to record all derivatives on the balance sheet at fair value. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or for forecasted transactions, deferred

                                Visionaries Bausch & Lomb 1998 Annual Report  43
and recorded as a component of accumulated other comprehensive income until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be immediately recognized in earnings. The impact of SFAS No. 133 on the company's financial statements will depend on a variety of factors, including the future level of forecasted and actual foreign currency transactions, the extent of the company's hedging activities, the types of hedging instruments used and the effectiveness of such instruments. The company is currently evaluating the impact of adopting SFAS No. 133 to its financial statements.

2. Business Combinations

On December 29, 1997, the company acquired all of the issued and outstanding shares of Chiron Vision Corporation (Chiron Vision) from Chiron Corporation for $298.1 in cash. Chiron Vision researches, develops and manufactures innovative products that improve results of cataract and refractive surgery and the treatment of progressive eye diseases. On December 31, 1997, the company completed its acquisition of certain stock and assets of Storz Instrument Company, Storz Ophthalmics, Inc. and Cyanamid Chirurgie S. A. S. (collectively, Storz) from American Home Products Corporation, for $369.7 in cash. Storz is a leading manufacturer of high-quality ophthalmic surgical instruments, surgical and diagnostic equipment, intraocular lens implants and ophthalmic pharmaceuticals. The acquisitions were accounted for under the purchase method of accounting; accordingly, operating results of Chiron Vision and Storz have been included in the pharmaceuticals/surgical segment's results from the date of acquisition. The acquisitions were originally financed through short-term borrowings however, $500.0 was converted to long-term debt during 1998.

Allocation of Purchase Price The company used professional appraisal consultants to assist in assessing and allocating the purchase price among assets acquired and liabilities assumed based on fair values at the acquisition date. This valuation was performed separately for Chiron Vision and Storz and did not consider any synergies of the combined entities. For certain of the assets, the fair value was determined by discounting future cash flows at an interest rate commensurate with each company's inherent risk, which ranged from 12% for Storz to 13% for Chiron Vision. The allocation of purchase price was as follows:

                                                    |----------|
   Identifiable intangible assets                   |$  268.5  |
   Goodwill                                         |   211.6  |
   Working capital                                  |    96.1  |
   Property, plant and equipment                    |    68.4  |
   Purchased in-process research and development    |    41.0  |
   Accrual for exit activities                      |   (28.1) |
   All other, net                                   |    10.3  |
                                                    |----------|
                                                    |$  667.8  |
                                                    |==========|

Intangible Assets Identifiable intangible assets consisted of customer relationships, trademarks, workforce in place, technology, patents and regulatory approvals. They will be amortized on the straight-line basis over their estimated lives, which range from eight to 40 years. Goodwill represents the excess of purchase price over the fair values of the assets acquired and liabilities assumed, and is being amortized over 20 years for Chiron Vision and 40 years for Storz.

Purchased In-Process Research and Development Purchased in-process research and development (R&D) represents the estimated fair value of incomplete projects at the date of acquisition based on cash flows discounted on a risk-adjusted basis. At the date of acquisition, the development of these projects had not yet reached technological feasibility and the R&D in progress had no alternative future uses. Accordingly, these costs were expensed in the first quarter of 1998.

44  Visionaries Bausch & Lomb 1998 Annual Report

     The discount rate used to value the in-process R&D projects ranged from 15% to 22%. These rates were higher than the rates used to value assets described above due to the inherent uncertainties surrounding the successful development of the purchased in-process R&D, and the uncertainty of technological advances. The value of the in-process R&D projects was adjusted to reflect the relative value and contribution of the acquired R&D. In doing so, consideration was given to each project's stage of completion. The company believes the assumptions used in the valuation were reasonable at the time of the business combination. No assurance can be given, however, that the underlying assumptions used to estimate project sales, development costs or profitability or the events associated with such projects will transpire as estimated. For these reasons, actual results may vary from the projected results.

     There were 11 projects included in the purchased in-process R&D charge. The projects were unique from the other preexisting acquired core technology and fell into one of two categories. These categories were targeted at either (1) developing new pharmaceutical drugs related to the prevention or treatment of eye-related diseases or (2) developing new technologies to assist in the correction of vision. The projects in the first category were at stages of completion between 17% and 54%. Those in the second category were at stages of completion between 10% and 95%. Stage of completion was determined by reviewing total project costs incurred through the acquisition date as compared to total anticipated project costs.

Accrual for Exit Activities As part of the integration of the businesses, management developed a formal plan that included the shutdown of duplicate facilities in the U.S., Europe and Asia, the elimination of duplicate product lines and the consolidation of certain administrative functions. The exit activities were committed to by management and formally communicated to employees shortly after the acquisitions were consummated. The major components of the accrual were as follows:

                                                   |----------|
   Employee severance and relocation               |  $ 21.7  |
   Facilities closure costs                        |     5.5  |
   Contract terminations                           |     0.9  |
                                                   |----------|
                                                   |  $ 28.1  |
                                                   |==========|

The accrual for severance and relocation related to approximately 600 employees in production, R&D, selling and administration. As of December 26, 1998 approximately 100 of these employees had been terminated. The facilities closure costs primarily represent leasehold termination payments and fixed asset writedowns relating to duplicate facilities. The closures and consolidations in the U.S. are expected to be started or substantially completed in 1999. Closures and consolidations outside the U.S. are expected to commence in 1999 and be substantially complete in 2000. As of December 26, 1998 approximately $20 of the exit costs originally accrued remained on the balance sheet.

Pro Forma Financial Information The following selected, unaudited pro forma data is presented to provide a summary of the combined results of the company, Chiron Vision and Storz as if the acquisitions had occurred as of the beginning of 1997, after giving effect to certain adjustments for amortization of goodwill, increased interest expense on the acquisition debt and related income tax effects. The pro forma data is for informational purposes only and does not necessarily reflect the results of operations had the companies operated as one during this period. No effect has been given for synergies, if any, that may be realized through the acquisitions.

   (Unaudited)                                    |   1997    |
--------------------------------------------------|-----------|
   Net sales                                      | $2,334.1  |
   Operating earnings                             |    182.0  |
   Net earnings                                   |     41.7  |
   Earnings per share - basic                     |     0.75  |
   Earnings per share - diluted                   |     0.75  |
                                                  |===========|

                                Visionaries Bausch & Lomb 1998 Annual Report  45

3. Goodwill Impairment Charge

Consistent with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Assets to be Disposed Of, the company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the fourth quarter of 1998, the company recorded a charge of $85.0, with no associated tax benefit, or $1.51 per share, related to the goodwill associated with the 1993 acquisition of the Miracle-Ear hearing aid business. This business is reported in the company's healthcare segment.

     During 1998, the company began to reassess the strategic value of this business in relation to its total portfolio. Additionally, during the second half of the year, profitability of the business began to decline. In the fourth quarter, the company's senior management publicly announced that it would be focusing on healthcare products for the eye and no longer had the goal of becoming a diversified healthcare company, leading to the decision to divest the business. The combination of these factors, and their impact on projected future cash flows of the business, led to the conclusion that the goodwill had become impaired.

     In computing the impairment charge, projected cash flows were discounted to present values using a rate of 13.1%, which was commensurate with the risk involved. The resulting discounted projected future cash flows were compared to the carrying value of the business and resulted in a charge to income.

4. Earnings Per Share

Basic earnings per share is computed based on the weighted average number of Common and Class B shares outstanding during a period. Diluted earnings per share reflects the assumed conversion of dilutive stock options. In computing the per share effect of assumed conversion, funds which would have been received from the exercise of options were considered to have been used to purchase common shares at average market prices for the period, and the resulting net additional common shares are included in the calculation of average common shares outstanding.

The table below summarizes the amounts used to calculate basic and dilutive earnings per share:

                                     |            1998           |             1997           |             1996         |
-------------------------------------|---------------------------|----------------------------|--------------------------|
                                     |           Average         |            Average         |           Average        |
                                     |         Outstanding       |          Outstanding       |         Outstanding      |
                                     |   Net     Shares     Per  |    Net     Shares     Per  |    Net    Shares     Per |
                                     | Earnings  (000s)    Share |  Earnings  (000s)    Share | Earnings  (000s)    Share|
                                     |---------------------------|----------------------------|--------------------------|
   Basic Earnings Per Share          | $ 25.2    55,824  $ 0.45  | $  49.4   55,383   $ 0.89  | $  83.1   56,299    $1.48|
   Effect of Dilutive Stock Options  |    -         543          |     -        271           |     -        211         |
                                     |-----------------          |-----------------           |-----------------         |
   Diluted Earnings Per Share        | $ 25.2    56,367  $ 0.45  | $  49.4   55,654   $ 0.89  | $  83.1   56,510    $1.47|
                                     |===========================|============================|==========================|

Antidilutive outstanding stock options were excluded from the calculation of average shares outstanding. Options excluded, in thousands, totaled 1,709 in 1998, 3,431 in 1997 and 2,981 in 1996.

46  Visionaries Bausch & Lomb 1998 Annual Report

5. Restructuring Charges

1997 Program In April 1997, the company's board of directors approved plans to restructure portions of each of the company's four business segments, as well as certain corporate administration functions. As a result, pre-tax restructuring charges of $74.2 were recorded in 1997 with an additional $11.3 recorded in the first half of 1998. The major components of the charges are summarized in the table below:

                          |--------------|------------|-------------------|-------------|-------------------|------------|
                          |              |            |  Pharmaceuticals/ |             |     Corporate     |            |
                          | Vision Care  |    Eyewear |      Surgical     | Healthcare  |   Administration  |     Total  |
--------------------------|--------------|------------|-------------------|-------------|-------------------|------------|
   Employee separations   |   $ 19.1     |    $ 23.5  |       $  3.8      |   $  3.2    |       $ 3.7       |   $  53.3  |
   Asset writedowns       |      3.3     |       7.1  |          -        |      1.8    |         0.3       |      12.5  |
   Other                  |      0.9     |      10.8  |          1.2      |      0.9    |         5.9       |      19.7  |
                          |--------------|------------|-------------------|-------------|-------------------|------------|
                          |   $ 23.3     |    $ 41.4  |       $  5.0      |   $  5.9    |       $ 9.9       |   $  85.5  |
                          |==============|============|===================|=============|===================|============|

     The goal of the restructuring effort was to significantly reduce the company's fixed cost structure and realign the organization to meet its strategic objectives through the closure, relocation and consolidation of manufacturing, distribution, sales and administrative operations, and workforce reductions.

     The employee separations of $53.3 related to severance and relocation costs for approximately 2,100 employees in operations and activities being exited, primarily manufacturing, logistics and administrative functions. Asset writedowns related primarily to the closing of facilities and losses resulting from equipment dispositions. Other charges included losses under lease and other commitments.

1995/1996 Program In June 1996 and December 1995, the company's board of directors approved plans to restructure portions of the vision care, eyewear and healthcare operations and certain corporate administration functions. Accordingly, pre-tax restructuring charges of $41.8 were recorded, the major components of which are set forth in the table below:

                                |------------------|------------------|------------------|-------------------|------------------|
                                |                  |                  |                  |      Corporate    |                  |
                                |  Vision Care     |      Eyewear     |    Healthcare    |   Administration  |        Total     |
--------------------------------|------------------|------------------|------------------|-------------------|------------------|
   Employee separations         |    $  4.5        |     $ 14.3       |      $ 2.1       |      $  3.5       |      $  24.4     |
   Asset writedowns             |       4.1        |        4.4       |        2.2       |         1.0       |         11.7     |
   Other                        |       3.1        |        2.1       |        0.5       |         -         |          5.7     |
                                |------------------|------------------|------------------|-------------------|------------------|
                                |    $ 11.7        |     $ 20.8       |      $ 4.8       |      $  4.5       |      $  41.8     |
                                |==================|==================|==================|===================|==================|

     The charges provided for costs associated with streamlining operations, including the closure of certain manufacturing facilities, the reorganization of European and Asian logistics and warehousing, and consolidation of administrative functions. During 1997, the actions relating to these programs were completed and remaining reserves of $2.5 were reversed, resulting in net reported restructuring expense of $71.7 in 1997.

                                Visionaries Bausch & Lomb 1998 Annual Report  47

The following table sets forth the activity in the restructuring reserves through December 26, 1998:

                                  |---------------|------------|-------------------|--------------|------------------|-----------|
                                  |               |            |  Pharmaceuticals/ |              |    Corporate     |           |
                                  |  Vision Care  |   Eyewear  |      Surgical     | Healthcare   |  Administration  |    Total  |
----------------------------------|---------------|------------|-------------------|--------------|------------------|-----------|
   Restructuring provisions:      |               |            |                   |              |                  |           |
     1995/1996 programs,          |               |            |                   |              |                  |           |
       net of reversals           |   $ 10.1      |  $  18.8   |       $  -        |  $  4.8      |     $ 5.6        |  $  39.3  |
     1997 program                 |     23.3      |     41.4   |          5.0      |     5.9      |       9.9        |     85.5  |
   Less charges against           |               |            |                   |              |                  |           |
      1995/1996 reserve:          |               |            |                   |              |                  |           |
       Non-cash items             |      4.1      |      4.4   |          -        |     2.2      |       1.0        |     11.7  |
       Cash payments              |      6.0      |     14.4   |          -        |     2.6      |       4.6        |     27.6  |
   Less charges against           |               |            |                   |              |                  |           |
      1997 reserve:               |               |            |                   |              |                  |           |
       Non-cash items             |      3.3      |      7.1   |          -        |     1.8      |       0.3        |     12.5  |
       Cash payments              |     14.7      |     33.1   |          3.6      |     2.6      |       9.0        |     63.0  |
                                  |---------------|------------|-------------------|--------------|------------------|-----------|
   Balance at December 26, 1998   |   $  5.3      |  $   1.2   |       $  1.4      |  $  1.5      |     $ 0.6        |  $  10.0  |
                                  |===============|============|===================|==============|==================|===========|

Reserves remaining at December 26, 1998 primarily represented liabilities for continuing severance payments and are considered to be adequate. These severance liabilities related to approximately 300 employees, primarily in administrative functions.

6. Business Segment And Geographic Information

In 1998, the company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 superseded SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the "management" approach. The adoption of SFAS No. 131 did not affect results of operations or financial position but did affect the disclosure of segment information. As a result, prior years' segment information has been restated.

     The company is organized by product line for management reporting with operating earnings being the primary measure of segment profitability. Certain distribution and general and administrative expenses, including some centralized services provided by corporate functions, are allocated based on segment sales. No items below operating earnings are allocated to segments. Restructuring charges and charges related to certain significant events, although related to specific product lines, are also excluded from management basis results. The accounting policies used to generate segment results are the same as the company's overall accounting policies.

     The company's product line segments are vision care, pharmaceuticals/surgical, eyewear and healthcare. The vision care segment includes contact lenses and lens care products. The pharmaceuticals/surgical segment includes prescription ophthalmics, over-the-counter medications, and cataract, refractive and other ophthalmic surgery products. The eyewear segment includes sunglasses, vision accessories and the optical thin film coating business, which was divested in 1997. The healthcare segment includes biomedical products and services, hearing aids, the skin care business, which was divested in 1998, and the oral care and dental implants businesses, which were divested in 1996.

     Segment assets represent operating assets of U.S. commercial entities, global manufacturing locations and inventories of non-U.S. commercial entities. Other operating assets of non-U.S. commercial entities are reported as "amounts not allocated."

48  Visionaries Bausch & Lomb 1998 Annual Report

Business Segment The following table presents sales and other financial information by business segment for the years 1998, 1997 and 1996. The company does not have material intersegment sales.

                               |-----------------|------------------|---------------------|------------------|------------------|
                               |                 |       Operating  |   Depreciation and  |      Capital     |                  |
                               |    Net Sales    |       Earnings   |     Amortization    |   Expenditures   |       Assets     |
-------------------------------|-----------------|------------------|---------------------|------------------|------------------|
   1998                        |                 |                  |                     |                  |                  |
   Vision care                 | $    960.8      |     $  206.9     |     $   62.8        |  $   112.7       |   $    553.2     |
   Pharmaceuticals/Surgical    |      626.3      |         92.1     |         52.2        |       31.7       |        958.5     |
   Eyewear                     |      456.0      |          6.0     |         27.1        |       21.5       |        382.0     |
   Healthcare                  |      319.7      |         40.7     |         19.0        |       16.9       |        278.0     |
                               |-----------------|------------------|---------------------|------------------|------------------|
                               |    2,362.8      |        345.7     |        161.1        |      182.8       |      2,171.7     |
   Corporate administration    |        -        |        (52.6)    |          2.7        |       18.7       |        448.8     |
   Restructuring(1)            |        -        |        (11.3)    |          -          |        -         |          -       |
   Other significant event(2)  |        -        |       (158.1)    |          -          |        -         |          -       |
   Amounts not allocated       |        -        |          -       |          -          |        -         |        871.2     |
                               |-----------------|------------------|---------------------|------------------|------------------|
                               | $  2,362.8      |     $  123.7     |     $  163.8        |  $   201.5       |   $  3,491.7     |
                               |=================|==================|=====================|==================|==================|
   1997                        |                 |                  |                     |                  |                  |
   Vision care                 | $    908.9      |     $  209.4     |     $   48.8        |  $    73.4       |   $    461.5     |
   Pharmaceuticals/Surgical    |      190.6      |         36.5     |         10.9        |       10.0       |        192.5     |
   Eyewear                     |      492.1      |        (15.5)    |         31.2        |       20.7       |        400.5     |
   Healthcare                  |      324.1      |         45.8     |         18.9        |       20.4       |        418.5     |
                               |-----------------|------------------|---------------------|------------------|------------------|
                               |    1,915.7      |        276.2     |        109.8        |      124.5       |      1,473.0     |
   Corporate administration    |        -        |        (45.5)    |          2.2        |        1.6       |        456.0     |
   Restructuring(3)            |        -        |        (71.7)    |          -          |        -         |          -       |
   Other significant events(4) |        -        |        (11.0)    |          -          |        -         |          -       |
   Amounts not allocated       |        -        |          -       |          -          |        -         |        843.9     |
                               |-----------------|------------------|---------------------|------------------|------------------|
                               | $  1,915.7      |     $  148.0     |     $  112.0        |  $   126.1       |   $  2,772.9     |
                               |=================|==================|=====================|==================|==================|
   1996                        |                 |                  |                     |                  |                  |
   Vision care                 | $    869.1      |     $  190.7     |     $   42.5        |  $    61.9       |   $    441.9     |
   Pharmaceuticals/Surgical    |      189.0      |         28.6     |         12.2        |       14.2       |        198.8     |
   Eyewear                     |      525.1      |         (0.6)    |         28.3        |       28.6       |        388.9     |
   Healthcare                  |      343.6      |         34.8     |         24.5        |       21.5       |        418.1     |
                               |-----------------|------------------|---------------------|------------------|------------------|
                               |    1,926.8      |        253.5     |        107.5        |      126.2       |      1,447.7     |
   Corporate administration    |        -        |        (47.6)    |          5.8        |        4.1       |        371.6     |
   Restructuring(5)            |        -        |        (15.1)    |          -          |        -         |          -       |
   Amounts not allocated       |        -        |          -       |          -          |        -         |        784.1     |
                               |-----------------|------------------|---------------------|------------------|------------------|
                               | $  1,926.8      |     $  190.8     |     $  113.3        |  $   130.3       |   $  2,603.4     |
                               |=================|==================|=====================|==================|==================|

(1) Restructuring charges were recorded as follows: vision care, $2.3; eyewear, $6.6 and corporate administration, $2.4.

(2) Other significant events consisted of an $85.0 goodwill impairment charge within the healthcare segment, a charge of $41.0 for purchased in-process R&D, and a purchase accounting inventory adjustment of $32.1 related to the surgical acquisitions.

(3) Restructuring charges were recorded as follows: vision care, $19.3; pharmaceuticals/surgical, $5.1; eyewear, $32.8; healthcare, $5.9 and corporate administration, $8.6.

(4) Other significant events consisted of a $9.0 write-off of discontinued sunglass inventory and a $2.0 write-off of an equity investment in a start-up eyewear technology venture.

(5) Restructuring charges were recorded as follows: vision care, $8.6; eyewear, $5.0 and corporate administration, $1.5.

                                Visionaries Bausch & Lomb 1998 Annual Report  49

Geographic Region The following table presents sales and long-lived assets by geography for the years 1998, 1997 and 1996. Sales to unaffiliated customers represent net sales originating in entities physically located in the identified geographic area.

     Long-lived assets include property, plant and equipment, goodwill and intangibles, other investments and other assets.

                                    |-------------|------------------|-----------------|
                                    |    U.S.     |      Non-U.S.    |    Consolidated |
------------------------------------|-------------|------------------|-----------------|
   1998                             |             |                  |                 |
   Sales to unaffiliated customers  |$  1,236.8   |    $ 1,126.0     |     $ 2,362.8   |
   Long-lived assets                |   1,073.0   |        831.9     |       1,904.9   |
   1997                             |             |                  |                 |
   Sales to unaffiliated customers  |$  1,000.3   |    $   915.4     |     $ 1,915.7   |
   Long-lived assets                |     743.8   |        938.9     |       1,682.7   |
   1996                             |             |                  |                 |
   Sales to unaffiliated customers  |$  1,033.6   |    $   893.2     |     $ 1,926.8   |
   Long-lived assets                |     742.2   |        913.6     |       1,655.8   |
                                    |=============|==================|=================|

7. Supplemental Balance Sheet Information

                                    |------------------------|------------------------|
                                    |   December 26, 1998    |    December 27, 1997   |
------------------------------------|------------------------|------------------------|
   Inventories                      |                        |                        |
   Raw materials and supplies       |       $   84.7         |        $   96.3        |
   Work in process                  |           39.1         |            23.4        |
   Finished products                |          319.3         |           218.1        |
                                    |------------------------|------------------------|
                                    |          443.1         |           337.8        |
   Less allowance for valuation     |                        |                        |
    of certain U.S. inventories     |                        |                        |
    at LIFO                         |            2.4         |            13.5        |
                                    |------------------------|------------------------|
                                    |       $  440.7         |        $  324.3        |
                                    |========================|========================|
   Inventories valued using LIFO    |       $   49.7         |        $   64.6        |
                                    |========================|========================|

                                    |-------------------------|-----------------------|
                                    |   December 26, 1998     |   December 27, 1997   |
------------------------------------|-------------------------|-----------------------|
   Property, Plant And Equipment    |                         |                       |
   Land                             |      $    25.4          |     $     21.0        |
   Buildings                        |          416.0          |          392.2        |
   Machinery and equipment          |          930.2          |          727.0        |
   Leasehold improvements           |           41.1          |           34.9        |
                                    |-------------------------|-----------------------|
                                    |        1,412.7          |        1,175.1        |
   Less accumulated depreciation    |          687.7          |          594.9        |
                                    |-------------------------|-----------------------|
                                    |      $   725.0          |     $    580.2        |
                                    |=========================|=======================|


50  Visionaries Bausch & Lomb 1998 Annual Report

8. Other Short- And Long-Term Investments

The company has invested 219 million Netherlands guilders (NLG), all classified as long-term and approximating $136.0 at the time of the investment, in securities issued by a subsidiary of a triple-A rated financial institution. The issuer's investments are restricted to high quality, short-term investments and government obligations and the issuer reinvests all of its income. At December 26, 1998, the average U.S. dollar rate of return was 5.10% including the effects of a cross-currency swap transaction that effectively hedges the currency risk and converts the NLG income to a U.S. dollar rate of return. Each quarter, the company has the right to call for redemption of the securities at net asset value. In the event this right is not exercised, the triple-A rated financial institution can put the securities it owns to the company in March and June, 2003. Management believes this investment is fully recoverable at par value based on the high quality and stability of the financial institution. However, the investment is subject to equity risk.

     The company has also invested $425.0 in securities issued by a subsidiary of a double-A rated financial institution. The securities rank senior to all other classes of the issuer's equity and rank junior to the secured and unsecured liabilities of the issuer, including subordinated debt obligations, and are neither payable upon demand nor have a fixed maturity. The securities pay quarterly cumulative dividends at a variable LIBOR-based rate. At December 26, 1998, this rate was 4.76%. The issuer and the company have agreed to redeem these securities at par over a 12-month period commencing January 5, 1999, and as a result, the company has classified $300.0 of this investment as short-term. The company will use the redemption proceeds to finance off-shore operational requirements and invest in short-term money market instruments.

9. Provision For Income Taxes

An analysis of the components of earnings before income taxes and minority interest and the related provision for income taxes is presented below:

                                                        |--------------------|----------------------|------------------|
                                                        |       1998         |          1997        |         1996     |
--------------------------------------------------------|--------------------|----------------------|------------------|
   Earnings before income taxes and minority interest   |                    |                      |                  |
       U.S.                                             |    $  (65.1)       |      $    1.5        |       $  42.0    |
       Non-U.S.                                         |       195.5        |         116.5        |         126.9    |
                                                        |--------------------|----------------------|------------------|
                                                        |    $  130.4        |      $  118.0        |       $ 168.9    |
                                                        |====================|======================|==================|
   Provision for income taxes                           |                    |                      |                  |
   Federal                                              |                    |                      |                  |
       Current                                          |    $   23.9        |      $   24.0        |       $  (3.2)   |
       Deferred                                         |        (3.5)       |         (12.3)       |          13.9    |
   State                                                |                    |                      |                  |
       Current                                          |         4.3        |           4.1        |           4.4    |
       Deferred                                         |        (6.8)       |          (0.5)       |           2.0    |
   Foreign                                              |                    |                      |                  |
       Current                                          |        44.0        |          36.4        |          48.4    |
       Deferred                                         |        17.5        |          (6.1)       |          (1.8)   |
                                                        |--------------------|----------------------|------------------|
                                                        |    $   79.4        |      $   45.6        |       $  63.7    |
                                                        |====================|======================|==================|

                                Visionaries Bausch & Lomb 1998 Annual Report  51

     Deferred taxes, detailed below, recognize the impact of temporary differences between the amounts of assets and liabilities recorded for financial statement purposes and such amounts measured in accordance with tax laws. Realization of the tax loss and credit carryforwards, which expire between 1999 and 2008, is contingent on future taxable earnings in the appropriate jurisdictions. Valuation allowances have been recorded for these and other asset items, which may not be realized. The decrease in the non-current deferred liability for depreciation and amortization relates to the charge for purchased in-process R&D associated with the surgical acquisitions described in Note 2 - Business Combinations.

                                                  |---------------------------------------|------------------------------------|
                                                  |           December 26, 1998           |          December 27, 1997         |
                                                  |      Assets     |      Liabilities    |      Assets     |      Liabilities |
--------------------------------------------------|-----------------|---------------------|-----------------|------------------|
   Current                                        |                 |                     |                 |                  |
       Inventories                                |     $  25.1     |       $   -         |    $   26.4     |       $   -      |
       Restructuring accruals                     |         4.5     |           -         |        23.3     |           -      |
       Employee benefits and compensation         |        22.5     |           -         |        20.1     |           -      |
       Sales and allowance accruals               |        17.8     |           -         |        14.7     |           -      |
       Legal/litigation accruals                  |         2.5     |           -         |        10.5     |           -      |
       Other accruals                             |         8.9     |           1.0       |         8.2     |           -      |
       Unrealized foreign exchange transactions   |         1.8     |           2.5       |         1.5     |          14.1    |
       State and local income taxes               |         -       |          11.9       |         -       |          10.5    |
                                                  |-----------------|---------------------|-----------------|------------------|
                                                  |        83.1     |          15.4       |       104.7     |          24.6    |
                                                  |=================|=====================|=================|==================|
   Non-current                                    |                 |                     |                 |                  |
       Tax loss and credit carryforwards          |        48.7     |           -         |        49.7     |           -      |
       Employee benefits                          |        30.0     |           0.3       |        32.4     |           0.2    |
       Unrealized foreign exchange transactions   |         -       |          15.1       |         3.0     |          13.9    |
       Depreciation and amortization              |         7.6     |          21.7       |         0.1     |          53.6    |
       Other accruals                             |         -       |           8.9       |         -       |           4.2    |
       Valuation allowance                        |       (39.6)    |           -         |       (27.4)    |           -      |
                                                  |-----------------|---------------------|-----------------|------------------|
                                                  |        46.7     |          46.0       |        57.8     |          71.9    |
                                                  |-----------------|---------------------|-----------------|------------------|
                                                  |     $ 129.8     |       $  61.4       |    $  162.5     |       $  96.5    |
                                                  |=================|=====================|=================|==================|

Reconciliations of the statutory U.S. federal income tax rate to effective tax rates were as follows:

                                                               |------------------|----------------------|--------------------|
                                                               |    1998          |         1997         |        1996        |
---------------------------------------------------------------|------------------|----------------------|--------------------|
   Statutory U.S. tax rate                                     |    35.0%         |         35.0%        |        35.0%       |
   Goodwill impairment charge with no income tax benefit       |    22.7          |          -           |         -          |
   Difference between non-U.S. and U.S. tax rates              |     3.2          |          1.9         |         2.9        |
   Goodwill amortization                                       |     1.1          |          1.1         |         1.0        |
   State income taxes, net of federal tax benefit              |     0.7          |          2.0         |         2.5        |
   Foreign Sales Corporation tax benefit                       |    (1.8)         |         (2.1)        |        (1.8)       |
   Other                                                       |     -            |          0.8         |        (1.9)       |
                                                               |------------------|----------------------|--------------------|
   Effective tax rate                                          |    60.9%         |         38.7%        |        37.7%       |
                                                               |==================|======================|====================|


     At December 26, 1998, earnings considered to be permanently reinvested in non-U.S. subsidiaries totaled approximately $885.5. Deferred income taxes have not been provided on these earnings, as the company does not plan to initiate any action that would require the payment of income taxes. It is not practicable to estimate the amount of additional tax that might be payable on these undistributed foreign earnings.

52  Visionaries Bausch & Lomb 1998 Annual Report

10. Debt

Short-term debt at December 26, 1998 and December 27, 1997 consisted of $101.9 and $297.0 in U.S. commercial paper and $58.5 and $42.4 in non-U.S. borrowings, respectively. To support its liquidity requirements, the company maintains U.S. revolving credit agreements with 364-day and long-term credit terms totaling $400.0 and $300.0, respectively. The agreements mature in December 1999 and December 2002. No debt was outstanding under these agreements at year end 1998 and 1997. At December 26, 1998, the long-term revolving credit agreement supported $300.0 of unsecured promissory notes which have been classified as long-term debt. Commitment fees on these revolving credit agreements fluctuate according to the long-term debt ratings of the company, and were 0.100% and 0.125% on the short-term and long-term agreements, respectively, as of December 26, 1998. The interest rate applicable to borrowings under the agreements is based on LIBOR or, at the company's option, the higher of several other common indices. The company also maintains unused U.S. bank lines of credit amounting to approximately $32. Compensating balance arrangements for these lines are not material.

     The company has entered into two seven-year interest rate swap agreements, each in notional amounts of $100.0, which convert $200.0 of U.S. commercial paper into fixed-rate obligations with an effective interest rate of 6.48%. The swaps will terminate on January 1, 2002.

     Average short-term interest rates, which include the effect of the interest rate swap agreements, were 5.7% and 6.0% for the years ended 1998 and 1997, respectively. The maximum amount of short-term debt at the end of any month was $893.3 in 1998 and $529.4 in 1997. Average short-term, month-end borrowings were $550.1 in 1998 and $476.3 in 1997.

     The components of long-term debt were:

                                                         |-------------------------|---------------------|--------------------|
                                                         |Interest Rate Percentage |  December 26, 1998  |   December 27, 1997|
---------------------------------------------------------|-------------------------|---------------------|--------------------|
   Fixed-rate notes payable                              |                         |                     |                    |
       Notes due in 1999                                 |        2.21-2.28        |   $    25.8         |      $   23.3      |
       Notes due in 2001 or 2011(1)                      |          6.15           |       100.0         |           -        |
       Notes due in 2001 or 2026(2)                      |          6.56           |       100.0         |         100.0      |
       Notes due in 2003(3)                              |          5.95           |        85.0         |          85.0      |
       Notes due in 2003 or 2013(1)                      |          6.38           |       100.0         |           -        |
       Notes due in 2004(4)                              |          6.75           |       200.0         |         200.0      |
       Notes due in 2005 or 2025(1)                      |          6.50           |       100.0         |           -        |
       Notes due in 2028(4)                              |          7.13           |       200.0         |           -        |
       All other fixed rate notes                        |         Various         |         7.0         |          16.8      |
   Variable rate and other borrowings                    |                         |                     |                    |
       Promissory notes(6)                               |                         |       300.0         |           -        |
       Securitized trade receivables expiring in 2002    |          4.89(5)        |        75.0         |          75.0      |
       Industrial Development Bonds due in 2015          |          4.05(5)        |         8.5         |           8.5      |
       Other                                             |         Various         |        11.1         |           6.6      |
                                                         |-------------------------|---------------------|--------------------|
                                                         |                         |     1,312.4         |         515.2      |
   Less current portion                                  |                         |        31.1         |           4.4      |
                                                         |-------------------------|---------------------|--------------------|
                                                         |                         |   $ 1,281.3         |      $  510.8      |
                                                         |=========================|=====================|====================|

(1) Notes contain put/call options exercisable in 2001, 2003 and 2005 for the 6.15%, 6.38% and 6.50% notes, respectively.

(2) Notes contain an option allowing the holder to put these notes back to the company in 2001; otherwise the notes mature in 2026.

(3) An interest rate swap agreement effectively converts these notes to a floating-rate liability. At December 26, 1998, the effective rate on these notes was 5.13%.

(4) The company, at its option, may call these notes at any time pursuant to a make-whole redemption provision, which would compensate holders for any changes in market value of the notes upon early extinguishment.

(5)  Represents 1998 year end rate.

(6) At December 26, 1998, a long-term revolving credit agreement supported $300.0 short-term unsecured promissory notes which have been classified as long-term debt.

                                Visionaries Bausch & Lomb 1998 Annual Report  53

     Interest rate swap agreements on long-term debt issues resulted in a reduction in the long-term effective interest rate from 6.20% to 6.16% in 1998 and from 5.91% to 5.68% in 1997. Long-term borrowing maturities during the next five years are $31.1 in 1999; $3.3 in 2000; $8.6 in 2001; $76.2 in 2002 and
$86.1 in 2003.

11. Operating Leases

The company leases land, buildings, machinery and equipment under noncancelable operating leases. Total annual rental expense for 1998, 1997 and 1996 amounted to $34.5, $26.2 and $26.8, respectively.

     Minimum future rental commitments having noncancelable lease terms in excess of one year aggregated $145.2 as of December 1998 and are payable as follows: 1999, $28.5; 2000, $22.3; 2001, $18.7; 2002, $65.1; 2003, $4.9 and
beyond, $5.7.

     The company leases an office facility under a seven-year operating lease, expiring in 2002, with an associated residual value guarantee in an amount not to exceed $54.6. During 1998, net rental payments on the lease, included above, approximated $3.5.

12. Employee Benefits

The company's benefit plans which, in the aggregate, cover substantially all U.S. employees and employees in certain other countries, consist of defined benefit pension plans, defined contribution plans and a participatory defined benefit postretirement plan. The costs associated with defined contribution plans totaled $14.7, $9.7 and $12.0 for 1998, 1997 and 1996, respectively.

      The remaining discussion in this footnote pertains to the company's defined benefit pension and postretirement plans. The following table provides reconciliations of the changes in benefit obligations, fair value of plan assets and funded status for the two-year period ending December 26, 1998.

54  Visionaries Bausch & Lomb 1998 Annual Report

                                                  |-------------------------------------|------------------------------------|
                                                  |         Pension Benefit Plans       |      Postretirement Benefit Plan   |
                                                  |       1998       |       1997       |       1998       |        1997     |
--------------------------------------------------|------------------|------------------|------------------|-----------------|
   Reconciliation of benefit obligation           |                  |                  |                  |                 |
   Obligation at beginning of year                |    $  214.0      |    $  196.7      |     $  75.5      |      $  81.4    |
   Service cost                                   |         9.2      |         8.3      |         1.3      |          1.2    |
   Interest cost                                  |        16.2      |        14.7      |         4.8      |          4.9    |
   Participant contributions                      |        (1.6)     |        (1.4)     |         -        |          -      |
   Plan amendments                                |         0.4      |         -        |         -        |          -      |
   Acquisitions                                   |         0.8      |         -        |         -        |          -      |
   Currency translation adjustment                |         1.8      |        (3.8)     |         -        |          -      |
   Curtailments                                   |         -        |         -        |         -        |         (1.0)   |
   Benefit payments                               |       (14.6)     |       (13.9)     |        (6.3)     |         (5.7)   |
   Actuarial loss (gain)                          |        30.9      |        13.4      |        (7.2)     |         (5.3)   |
                                                  |------------------|------------------|------------------|-----------------|
   Obligation at end of year                      |    $  257.1      |    $  214.0      |     $  68.1      |      $  75.5    |
                                                  |==================|==================|==================|=================|
   Reconciliation of fair value of plan assets    |                  |                  |                  |                 |
   Fair value of plan assets at beginning of year |    $  201.6      |    $  172.6      |     $  33.9      |      $  23.3    |
   Actual return on plan assets                   |        38.4      |        31.1      |        11.7      |         11.3    |
   Acquisitions                                   |         0.1      |         -        |         -        |          -      |
   Employer contributions                         |         8.2      |        16.1      |         -        |          5.0    |
   Participant contributions                      |         1.6      |         1.4      |         -        |          -      |
   Benefit payments                               |       (14.6)     |       (13.9)     |        (6.3)     |         (5.7)   |
   Currency translation adjustment                |         1.2      |        (5.7)     |         -        |          -      |
                                                  |------------------|------------------|------------------|-----------------|
   Fair value of plan assets at end of year       |    $  236.5      |    $  201.6      |     $  39.3      |      $  33.9    |
                                                  |==================|==================|==================|=================|
   Reconciliation of funded status to net         |                  |                  |                  |                 |
   amount recognized on the balance sheet         |                  |                  |                  |                 |
   Funded status at end of year                   |    $  (20.6)     |    $  (12.4)     |     $ (28.8)     |      $ (41.6)   |
   Unrecognized transition obligation             |         3.5      |         4.1      |         -        |          -      |
   Unrecognized prior-service cost                |        11.6      |        14.2      |        (1.3)     |         (1.5)   |
   Unrecognized gain                              |        (0.9)     |       (10.2)     |       (45.8)     |        (38.8)   |
                                                  |------------------|------------------|------------------|-----------------|
   Net amount recognized                          |    $   (6.4)     |    $   (4.3)     |     $ (75.9)     |      $ (81.9)   |
                                                  |==================|==================|==================|=================|

     The plan assets shown above for the pension benefit plans include 52,800 shares of the company's Common stock. A defined benefit pension plan which covers certain non-U.S. employees, was acquired in 1998 with the purchase of the surgical businesses as detailed in Note 2 - Business Combinations.

     The following table provides information related to underfunded pension plans:

                                       |------------------|------------------|
                                       |       1998       |      1997        |
---------------------------------------|------------------|------------------|
   Projected benefit obligation        |       $25.0      |      $ 19.1      |
   Accumulated benefit obligation      |        20.9      |        16.8      |
   Fair value of plan assets           |         1.8      |         1.4      |
                                       |==================|==================|

The company's postretirement benefit plan was underfunded for each of the past two years.

                                Visionaries Bausch & Lomb 1998 Annual Report  55

The following table provides the amounts recognized in the balance sheet as of the end of each year:

                                               |---------------------------------|-------------------------------------|
                                               |      Pension Benefit Plans      |       Postretirement Benefit Plan   |
                                               |    1998       |       1997      |         1998       |       1997     |
-----------------------------------------------|---------------|-----------------|--------------------|----------------|
   Prepaid benefit cost                        |  $  13.6      |     $  12.1     |      $    -        |     $   -      |
   Accrued benefit liability                   |    (20.0)     |       (16.4)    |         (75.9)     |       (81.9)   |
                                               |---------------|-----------------|--------------------|----------------|
   Net amount recognized                       |  $  (6.4)     |     $  (4.3)    |      $  (75.9)     |     $ (81.9)   |
                                               |===============|=================|====================|================|

The following table provides the components of net periodic benefit cost for the plans for fiscal years 1998, 1997 and 1996:

                                          |-----------------------------------------|------------------------------------------|
                                          |         Pension Benefit Plans           |         Postretirement Benefit Plan      |
                                          |  1998     |      1997     |     1996    |     1998     |      1997    |      1996  |
------------------------------------------|-----------|---------------|-------------|--------------|--------------|------------|
   Service cost                           | $  9.2    |   $   8.3     |   $   8.6   |    $  1.3    |    $  1.2    |    $  1.9  |
   Interest cost                          |   16.2    |      14.7     |      13.7   |       4.8    |       4.9    |       6.0  |
   Expected return on plan assets         |  (18.9)   |     (16.8)    |     (14.9)  |      (3.0)   |      (2.6)   |      (1.9) |
   Amortization of transition obligation  |    0.7    |       0.7     |       0.8   |       -      |       -      |       -    |
   Amortization of prior-service cost     |    1.8    |       1.8     |       2.0   |      (0.1)   |      (0.2)   |      (0.2) |
   Amortization of net gain               |   (0.3)   |      (0.2)    |      (0.1)  |      (2.7)   |      (2.6)   |      (1.8) |
                                          |-----------|---------------|-------------|--------------|--------------|------------|
   Net periodic benefit cost              |    8.7    |       8.5     |      10.1   |       0.3    |       0.7    |       4.0  |
   Curtailment loss (gain)                |    -      |       -       |       1.0   |       -      |      (1.0)   |      (0.9) |
                                          |-----------|---------------|-------------|--------------|--------------|------------|
   Net periodic benefit cost after        |           |               |             |              |              |            |
       curtailments and settlements       | $  8.7    |   $   8.5     |   $  11.1   |    $  0.3    |    $ (0.3)   |    $  3.1  |
                                          |===========|===============|=============|==============|==============|============|

The curtailments resulted from several plant closings that occurred as part of restructuring initiatives.

Key assumptions used to measure benefit obligations in the company's benefit plans are shown in the following table:

                                          |--------------------|-------------------|
                                          |       1998         |          1997     |
------------------------------------------|--------------------|-------------------|
   Weighted Average Assumptions           |                    |                   |
   Discount rate                          |       6.8%         |         7.5%      |
   Expected return on plan assets         |       8.6%         |         8.1%      |
   Rate of compensation increase          |       4.3%         |         4.8%      |
                                          |====================|===================|

     For amounts pertaining to postretirement benefits, an 8.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1998. This rate is assumed to decrease ratably to 5.5% in the year 2000 and remain constant thereafter. To demonstrate the significance of this rate on the expense reported, a one percentage point change in the assumed health care cost trend rate would have the following effect:

                                                                |-----------------|-----------------|
                                                                |    1% Increase  |   1% Decrease   |
----------------------------------------------------------------|-----------------|-----------------|
   Effect on total of service and interest cost components of   |                 |                 |
     net periodic postretirement health care benefit cost       |        $0.6     |      $(0.7)     |
   Effect on the health care component of the accumulated       |                 |                 |
     postretirement benefit obligation                          |        $6.7     |      $(5.6)     |
                                                                |=================|=================|

56  Visionaries Bausch & Lomb 1998 Annual Report

13. Minority Interest

Four wholly owned subsidiaries of the company have contributed operating and financial assets to a limited partnership for an aggregate 72% in general and limited partnership interests. The partnership is a separate legal entity from the company whose purpose is to own and manage a portfolio of assets. Those assets include portions of the company's biomedical operations, those used for the manufacture and sale of rigid gas permeable contact lenses and lens care products, cash and cash equivalents, a long-term note guaranteed by the company and certain floating-rate demand notes due from certain of the company's subsidiaries. For financial reporting purposes, the assets, liabilities and earnings of the partnership entities have continued to be included in the company's consolidated financial statements. The outside investor's limited partnership interest in the partnership has been recorded as minority interest totaling $403.2 at both December 26, 1998 and December 27, 1997.

14. Financial Instruments

The carrying amount of cash, cash equivalents, current portion of long-term investments and notes payable approximated fair value because maturities are less than one year in duration. The company's remaining financial instruments consisted of the following:

                                                      |-----------------------------------|------------------------------------|
                                                      |        December 26, 1998          |          December 27, 1997         |
                                                      |   Carrying      |      Fair       |      Carrying     |       Fair     |
                                                      |     Value       |      Value      |        Value      |       Value    |
------------------------------------------------------|-----------------|-----------------|-------------------|----------------|
   Nonderivatives                                     |                 |                 |                   |                |
       Other investments                              |  $    249.2     |   $    249.2    |     $  546.4      |    $   546.4   |
       Long-term debt, including current portion      |    (1,312.4)    |     (1,302.7)   |       (515.2)     |       (516.4)  |
                                                      |=================|=================|===================|================|
   Derivatives held for purposes other than trading   |                 |                 |                   |                |
   Foreign exchange instruments                       |                 |                 |                   |                |
       Other current assets                           |  $      7.6     |                 |     $   45.3      |                |
       Accrued liabilities                            |       (15.7)    |                 |        (40.5)     |                |
                                                      |-----------------|-----------------|-------------------|----------------|
   Net foreign exchange instruments                   |  $     (8.1)    |   $     (8.3)   |     $    4.8      |    $     2.4   |
                                                      |=================|=================|===================|================|
   Interest rate instruments                          |                 |                 |                   |                |
       Other current assets                           |  $     22.1     |                 |     $   17.5      |                |
       Accrued liabilities                            |       (15.2)    |                 |        (12.6)     |                |
                                                      |-----------------|-----------------|-------------------|----------------|
   Net interest rate instruments                      |  $      6.9     |   $     14.9    |     $    4.9      |    $    20.7   |
                                                      |=================|=================|===================|================|

     Fair value of other investments was determined based on contract terms and an evaluation of expected cash flows and investment risk. Fair value for long-term debt was estimated using either quoted market prices for the same or similar issues or the current rates offered to the company for debt with similar maturities. The fair value for foreign exchange and interest rate instruments was determined using a model that estimates fair value at market rates, or was based upon quoted market prices for similar instruments with similar maturities.

     The company, as a result of its global operating and financing activities, is exposed to changes in interest rates and foreign currency exchange rates that may adversely affect its results of operations and financial position. In seeking to minimize the risks and/or costs associated with such activities, the company manages exposures to changes in interest rates and foreign currency exchange rates by entering into derivative contracts. The company does not generally use financial instruments for trading or other speculative purposes, nor does it use leveraged financial instruments.

                                Visionaries Bausch & Lomb 1998 Annual Report  57

     The company enters into foreign exchange forward contracts primarily to hedge foreign currency transactions and equity investments in non-U.S. subsidiaries. At December 26, 1998 and December 27, 1997, the company hedged aggregate exposures of $1,063.0 and $1,559.0, respectively, by entering into forward exchange contracts requiring the purchase and sale of U.S. and foreign currencies. The company selectively hedges firm commitments that represent both a right and an obligation, mainly for committed purchase orders for foreign-sourced inventory. In general, the forward exchange contracts have varying maturities up to, but not exceeding, two years with cash settlements made at maturity based upon rates agreed to at contract inception. At December 26, 1998 and December 27, 1997, the company deferred gains of less than $0.1 relating to hedged firm commitments.

     The company's exposure to changes in interest rates results from investing and borrowing activities. The company enters into interest rate swap and cap agreements to effectively limit exposure to interest rate movements within the parameters of its interest rate hedging policy. At December 26, 1998 and December 27, 1997, the company was party to swap contracts that had aggregate notional amounts of $869.5 and $866.3, respectively. At year end 1998 and 1997, the company had an outstanding interest rate cap with a notional amount of NLG
15.5 million that protects the company from exposures to rising NLG interest rates.

     Counterparties to the financial instruments discussed above expose the company to credit risks to the extent of non-performance. The credit ratings of the counterparties, which consist of a diversified group of major financial institutions, are regularly monitored and thus credit loss arising from counterparty non-performance is not anticipated.

15. Stock Compensation Plans

The company sponsors several stock-based compensation plans, all of which are accounted for under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no compensation cost has been recognized for the company's fixed stock option plans or its employee stock purchase plan. Had compensation expense for the company's fixed options been determined consistent with SFAS No. 123, Accounting for Stock-Based Compensation, the company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

          |                          |      Basic Earnings     |    Diluted Earnings       |
          |         Net Earnings     |         Per Share       |        Per Share          |
          |--------------------------|-------------------------|---------------------------|
          |  As Reported   Pro Forma | As Reported  Pro Forma  | As Reported  Pro Forma    |
----------|--------------------------|-------------------------|---------------------------|
   1998   |   $  25.2      $  16.5   |   $ 0.45      $  0.30   |   $ 0.45      $  0.29     |
   1997   |      49.4         43.5   |     0.89         0.79   |     0.89         0.79     |
   1996   |      83.1         78.9   |     1.48         1.41   |     1.47         1.40     |
          |==========================|=========================|===========================|

     The total number of shares available for grant in each calendar year, excluding incentive stock options, shall be no greater than 3% of the total number of outstanding shares of common stock as of the first day of each such year. No more than six million shares are available for granting purposes as incentive stock options under the company's current plan. As of December 26, 1998, 2.5 million shares remain available for such grants.

58  Visionaries Bausch & Lomb 1998 Annual Report

Stock Options   The company issues stock options that vest ratably over three years and expire 10 years from the grant date. Vesting is contingent upon continued employment with the company.

     For purposes of this disclosure, the fair value of each fixed option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants outstanding in 1998, 1997 and 1996:

                                              |---------------------|--------------------|---------------------|
                                              |      1998           |        1997        |         1996        |
----------------------------------------------|---------------------|--------------------|---------------------|
   Risk-free interest rate                    |     4.69%           |       5.66%        |         6.11%       |
   Dividend yield                             |     2.48%           |       2.54%        |         2.42%       |
   Volatility factor                          |    25.67%           |      25.17%        |        24.87%       |
   Weighted average expected life (years)     |        4            |          5         |            5        |
                                              |=====================|====================|=====================|

The weighted average value of options granted was $10.93, $10.59, and $9.34 in 1998, 1997 and 1996, respectively. A summary of the status of the company's fixed stock option plans at year end 1998, 1997 and 1996 is presented below:

                                      |           1998               |            1997              |           1996              |
                                      |-------------|----------------|-------------|----------------|------------|----------------|
                                      |             |    Weighted    |             |    Weighted    |            |    Weighted    |
                                      |  Number Of  |     Average    |   Number Of |     Average    |  Number Of |     Average    |
                                      |   Shares    | Exercise Price |    Shares   | Exercise Price |   Shares   | Exercise Price |
                                      |   (000s)    |   (Per Share)  |    (000s)   |   (Per Share)  |   (000s)   |   (Per Share)  |
--------------------------------------|-------------|----------------|-------------|----------------|------------|----------------|
   Outstanding at beginning of year   |   5,186     |    $  41.00    |    5,030    |    $ 39.90     |   4,426    |     $ 40.84    |
   Granted                            |   1,400     |       50.64    |    1,176    |      42.32     |   1,253    |       35.86    |
   Exercised                          |  (1,265)    |       39.45    |     (432)   |      30.34     |    (204)   |       27.40    |
   Forfeited                          |    (271)    |       41.48    |     (588)   |      41.99     |    (445)   |       43.60    |
                                      |-------------|                |-------------|                |------------|                |
   Outstanding at year end            |   5,050     |    $  43.98    |    5,186    |    $ 41.00     |   5,030    |     $ 39.90    |
                                      |=============|================|=============|================|============|================|
   Options exercisable at year end    |   2,735     |                |    3,065    |                |   3,029    |
                                      |=============|                |=============|                |============|

The following represents additional information about fixed stock options outstanding at December 26, 1998.

                                     |                   Options Outstanding                  |     Options Exercisable     |
                                     |------------------|------------------|------------------|-------------|---------------|
                                     |                  |Weighted Average  |    Weighted      |             |    Weighted   |
   Range Of                          |                  |    Remaining     |     Average      |   Number    |     Average   |
   Exercise Prices                   |      Number      |Contractual Life  | Exercise Price   | Exercisable | Exercise Price|
   Per Share                         |Outstanding (000s)|     (Years)      |   (Per Share)    |   (000s)    |   (Per Share) |
-------------------------------------|------------------|------------------|------------------|-------------|---------------|
   $26 to 35                         |        823       |        6.3       |    $  34.78      |      617    |   $  34.60    |
    36 to 45                         |      2,041       |        7.3       |       41.35      |    1,267    |      40.88    |
    46 to 55                         |      2,186       |        7.5       |       49.90      |      851    |      48.26    |
                                     |------------------|                  |                  |-------------|               |
                                     |      5,050       |        7.2       |    $  43.98      |    2,735    |   $  41.76    |
                                     |------------------|------------------|------------------|-------------|---------------|

                                Visionaries Bausch & Lomb 1998 Annual Report  59

Stock Awards The company issues restricted stock awards to directors, officers and other key personnel. These awards have vesting periods up to three years with vesting contingent upon continued employment until applicable vesting dates. Under a separate plan, the company issues restricted stock awards to certain officers based on the attainment of Economic Value Added (EVA) targets. These awards also have vesting periods up to three years. Compensation expense for both plans is recorded based on applicable vesting criteria and, for those awards with performance goals, as such goals are met. In 1998, 1997 and 1996, 259,905, 61,600 and 139,052 such awards were granted at weighted average market values of $46.14, $41.92 and $38.43 per share, respectively. The compensation expense relating to stock awards in 1998, 1997 and 1996 was $10.6, $3.3 and $1.3, respectively.

16. Litigation

The company has stipulated to certification by a New York State Supreme Court of a nationwide class of purchasers of Sensitive Eyes Rewetting Drops, Boston Rewetting Drops, ReNu Rewetting Drops and Bausch & Lomb Eye Wash between May 1, 1989 and June 30, 1995. This action arose out of matters commenced in 1994 and 1995 alleging that the company misled consumers in its marketing and sale of those products. On April 21, 1998, the court dismissed all of the plaintiffs' claims. The plaintiffs have appealed this ruling.

     In several actions, the company is defending its long-standing policy of selling contact lenses only to licensed professionals against claims that it was adopted in conspiracy with others to eliminate alternative channels of trade from the disposable contact lens market. These matters include (i) a consolidated action in the United States District Court for the Middle District of Florida filed in June 1994 by the Florida Attorney General, and now includes claims by the attorneys general for 21 other states, and (ii) individual actions pending in California and Tennessee state courts. The company defends its policy as a lawfully adopted means of ensuring effective distribution of its products and safeguarding consumers' health.

60  Visionaries Bausch & Lomb 1998 Annual Report

                                                            Report Of Management

The preceding financial statements of Bausch & Lomb Incorporated were prepared by the company's management, which is responsible for their reliability and objectivity. The statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management with consideration given to materiality. Financial information elsewhere in this annual report is consistent with that in the financial statements.

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

     Independent accountants are engaged to audit the financial statements of the company and issue a report thereon. They have informed management and the audit committee of the board of directors that their audits were conducted in accordance with generally accepted auditing standards, which require a review and evaluation of internal controls to determine the nature, timing and extent of audit testing.

     The recommendations of the internal auditors and independent accountants are reviewed by management. Control procedures have been implemented or revised as appropriate to respond to these recommendations. In management's opinion, as of December 26, 1998, the internal control system was functioning effectively and accomplished the objectives discussed herein.


The audit committee of the board of directors, which held four meetings during 1998, is composed of four outside directors. The chair of the committee is Alvin
W. Trivelpiece, Ph.D. The other members are Domenico De Sole, Ruth R. McMullin and Linda Johnson Rice.

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

To the Shareholders and Board of Directors of Bausch & Lomb Incorporated:

In our opinion, the accompanying consolidated financial statements appearing on pages 38 through 60 of this 1998 annual report of Bausch & Lomb Incorporated present fairly, in all material respects, the financial position of Bausch & Lomb Incorporated and its subsidiaries at December 26, 1998 and December 27, 1997, and the results of their operations, cash flows and changes in shareholders' equity for each of the three years in the period ended December 26, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                                        /s/ William M. Carpenter
                                                            William M. Carpenter
                                            Chairman and Chief Executive Officer

                                                         /s/ Stephen C. McCluski
                                                             Stephen C. McCluski
                               Senior Vice President and Chief Financial Officer


                                                   Report Of The Audit Committee

                                                        /s/ Alvin W. Trivelpiece
                                                     Alvin W. Trivelpiece, Ph.D.
                                                          Chair, Audit Committee


                                               Report Of Independent Accountants

                                                  /s/ PricewaterhouseCoopers LLP
                                                             Rochester, New York
                                                                January 26, 1999


                                Visionaries Bausch & Lomb 1998 Annual Report  61

Selected Financial Data

Dollar Amounts In Millions - Except Per Share Data

                                            |-------------|-------------|--------------|--------------|--------------|-----------|
                                            |    1998     |    1997     |     1996     |      1995    |     1994     |     1993   |
--------------------------------------------|-------------|-------------|--------------|--------------|--------------|------------|
   Results For The Year                     |             |             |              |              |              |            |
   Net sales                                |  $2,362.8   |  $1,915.7   |   $1,926.8   |   $1,932.9   |   $1,892.7   |  $1,830.1  |
   Net earnings                             |      25.2   |      49.4   |       83.1   |      112.0   |       31.1   |     138.9  |
   Basic earnings per share                 |      0.45   |      0.89   |       1.48   |       1.94   |       0.53   |      2.34  |
   Diluted earnings per share               |      0.45   |      0.89   |       1.47   |       1.93   |       0.52   |      2.31  |
   Dividends per share                      |      1.04   |      1.04   |       1.04   |       1.01   |       0.955  |      0.88  |
                                            |=============|=============|==============|==============|==============|============|
   Year End Position                        |             |             |              |              |              |            |
   Working capital                          |  $  774.4   |  $  202.9   |   $   18.5   |   $   70.9   |   $  277.4   |  $  669.6  |
   Total assets                             |   3,491.7   |   2,772.9   |    2,603.4   |    2,550.1   |    2,457.7   |   2,493.0  |
   Short-term debt                          |     191.5   |     343.8   |      482.1   |      383.5   |      300.6   |     244.6  |
   Long-term debt                           |   1,281.3   |     510.8   |      236.3   |      191.0   |      289.5   |     321.0  |
   Shareholders' equity                     |     845.0   |     818.4   |      881.9   |      929.3   |      914.4   |     909.2  |
                                            |=============|=============|==============|==============|==============|============|
   Other Ratios And Statistics              |             |             |              |              |              |            |
   Return on sales                          |       1.1%  |       2.6%  |        4.3%  |        5.8%  |        1.6%  |       7.6% |
   Return on average shareholders' equity   |       3.1%  |       5.9%  |        9.2%  |       11.9%  |        3.2%  |      15.5% |
   Return on invested capital               |       3.8%  |       5.0%  |        7.2%  |        9.3%  |        3.8%  |      11.0% |
   Return on average total assets           |       0.7%  |       1.8%  |        3.1%  |        4.5%  |        1.2%  |       6.8% |
   Average income tax rate                  |      60.9%  |      38.7%  |       37.7%  |       36.9%  |       52.6%  |      33.5% |
   Current ratio                            |       2.0   |       1.2   |        1.0   |        1.1   |        1.4   |       1.9  |
   Total debt to shareholders' equity       |     174.3%  |     104.4%  |       81.5%  |       61.8%  |       64.5%  |      62.2% |
   Total debt to capital                    |      63.5%  |      51.1%  |       44.9%  |       38.2%  |       39.2%  |      38.3% |
   Capital expenditures                     |  $  201.5   |  $  126.1   |   $  130.3   |   $   95.5   |  $    84.8   |  $  107.2  |
                                            |=============|=============|==============|==============|==============|============|

62  Visionaries Bausch & Lomb 1998 Annual Report

Directors

William M. Carpenter (1)
Chairman and Chief Executive Officer
Bausch & Lomb
Rochester, New York
Director since: 1996

Franklin E. Agnew (1) (3)
Business Consultant
Pittsburgh, Pennsylvania
Director since: 1982

Domenico De Sole (2)
President and Chief Executive Officer
Gucci Group N.V.
London, United Kingdom
Director since: 1996

Jonathan S. Linen (3)(4)
Vice Chairman
American Express Company
New York, New York
Director since: 1996

Ruth R. McMullin (2)
Chairperson,
Eagle-Picher Personal Injury
   Settlement Trust
Savannah, Georgia
Director since: 1987

John R. Purcell (1) (4)
Chairman and Chief Executive Officer
Grenadier Associates Ltd.
Juno Beach, Florida
Director since: 1976

Linda Johnson Rice (2)
President and Chief Operating Officer
Johnson Publishing Company Inc.
Chicago, Illinois
Director since: 1990

Alvin W. Trivelpiece, Ph.D. (2) (4)
Director
Oak Ridge National Laboratory and
President
Lockheed Martin Energy
   Research Corporation
Oak Ridge, Tennessee
Director since: 1989

William H. Waltrip (1)
Chairman of the Board
Technology Solutions Company
Chicago, Illinois
Director since: 1985

Kenneth L. Wolfe (1)(3)
Chairman of the Board and Chief
   Executive Officer
Hershey Foods Corporation
Hershey, Pennsylvania
Director since: 1989


Officers

William M. Carpenter
Chairman and Chief Executive Officer
4 years of service with the company
Named to current position: 1/99

Carl E. Sassano
President and Chief Operating Officer
26 years of service with the company
Named to current position: 1/99

Dwain L. Hahs
Executive Vice President - Eyewear
22 years of service with the company
Named to current position: 4/97

Senior Vice Presidents

Daryl M. Dickson
Human Resources
3 years of service with the company
Named to current position: 11/96

Hakan S. Edstrom
Surgical/Pharmaceutical
2 years of service with the company
Named to current position: 1/99

James C. Foster
Charles River Laboratories, Inc.
15 years of service with the company
Named to current position: 12/94

Stephen C. McCluski
Chief Financial Officer
11 years of service with the company
Named to current position: 1/95

Thomas M. Riedhammer, Ph.D.
Chief Technical Officer
17 years of service with the company
Named to current position: 1/99

Robert B. Stiles
General Counsel
18 years of service with the company
Named to current position: 6/97


Vice Presidents

Omar Casal
Asia-Pacific - Eyewear
14 years of service with the company
Named to current position: 12/97

Robert D. Colangelo
Chief Information Officer
10 years of service with the company
Named to current position: 11/97

Alan P. Dozier
North American Vision Care
14 years of service with the company
Named to current position: 2/97

Alan H. Farnsworth
Business Development
11 years of service with the company
Named to current position: 7/97

James T. Horn
Global Product Supply -- Eyewear
7 years of service with the company
Named to current position: 5/96

Barbara M. Kelley
Corporate Communications
16 years of service with the company
Named to current position: 4/93

Jurij Z. Kushner
Controller
18 years of service with the company
Named to current position: 1/95

Thomas W. Lance
Global Operations -- Vision Care
2 years of service with the company
Named to current position: 7/97

John M. Loughlin
Asia-Pacific -- Vision Care
18 years of service with the company
Named to current position: 7/97

Stephen Markwell
Europe, Middle East and Africa -- Eyewear
5 years of service with the company
Named to current position: 12/97

Read McNamara
Latin America
3 years of service with the company
Named to current position: 7/97


James F. Milton
Japan
28 years of service with the company
Named to current position: 12/94

Angela J. Panzarella
Investor Relations
10 years of service with the company
Named to current position: 7/97

Alan H. Resnick
Treasurer
26 years of service with the company
Named to current position: 5/86

J. Paul Ruddlesdin
Europe, Middle East and
Africa -- Vision Care
16 years of service with the company
Named to current position: 7/97

David A. Souerwine
Strategy
16 years of service with the company
Named to current position: 12/98

James J. Ward
Reengineering Initiatives
22 years of service with the company
Named to current position: 5/97

David G. Whalen
North American Eyewear
8 years of service with the company
Named to current position: 7/97

Secretary

Jean F. Geisel
23 years of service with the company
Named to current position: 7/97


Committee Memberships:

(1) Executive Committee
(2) Audit Committee
(3) Committee on Management
(4) Committee on Directors

                                Visionaries Bausch & Lomb 1998 Annual Report  63

[background: Western hemisphere]

Bausch & Lomb Locations

United States

Claremont, California
Hollister, California
Irvine, California
San Clemente, California
Lebanon, Connecticut
Preston, Connecticut
Voluntown, Connecticut
Clearwater, Florida
Miami, Florida
Sarasota, Florida
Tampa, Florida
Colbert, Georgia
Eureka, Illinois
Roanoke, Illinois
Southbridge, Massachusetts
Wilmington, Massachusetts
Portage, Michigan
Golden Valley, Minnesota
Earth City, Missouri
Manchester, Missouri
St. Louis, Missouri
Newfield, New Jersey
Pearl River, New York
Rochester, New York
Stone Ridge, New York
Raleigh, North Carolina
Malvern, Pennsylvania
Rio Piedras, Puerto Rico
Charleston, South Carolina
Greenville, South Carolina
Houston, Texas
Laredo, Texas
San Antonio, Texas
Lynchburg, Virginia


Canada

Kitchener, Ontario
Mississauga, Ontario
Richmond Hill, Ontario
St. Constant, Quebec


Latin America

Porto Alegre, Brazil
Rio de Janeiro, Brazil
Mexico City, Mexico
Nuevo Laredo, Mexico
Caracas, Venezuela

64  Visionaries Bausch & Lomb 1998 Annual Report

[background: Eastern hemisphere]

Europe, Africa & Middle East

Vienna, Austria
Brussels, Belgium
Le Mesnil St. Denis, France
Lyon, France
St. Aubin-les-Elbeuf, France
St. Germain, France
Berlin, Germany
Extertal Bosingfeld, Germany
Heidelberg, Germany
Kisslegg, Germany
Munich, Germany
Sulzfeld, Germany
Athens, Greece
Budapest, Hungary
Waterford, Ireland
Calco, Italy
Milan, Italy
Pederobba, Italy
Heemstede, Netherlands
Hoofddorp, Netherlands
Lisbon, Portugal
Moscow, Russia
Livingston, Scotland
Transvaal, South Africa
Barcelona, Spain
Madrid, Spain
Stockholm, Sweden
Geneva, Switzerland
Istanbul, Turkey
Berkshire, United Kingdom
Crownhill, United Kingdom
Hampton/Middlesex, United Kingdom
Henfield, United Kingdom
Kingston-Upon-Thames, United Kingdom
Margate, United Kingdom
St. Leonards-on-Sea, United Kingdom


Asia-Pacific

Artarmon, Australia
North Ryde, Australia
Beijing, People's Republic of China
Guangzhou, People's Republic of China
Fanling, Hong Kong
Taikoo Shing, Hong Kong
Bhiwadi, India
New Delhi, India
Atsugi City, Japan
Hino-cho, Japan
New Science City, Japan
Tokyo, Japan
Selangor, Malaysia
Auckland, New Zealand
Makati City, Philippines
Singapore, Singapore
Seoul, South Korea
Umsong-gun, South Korea
Taipei, Taiwan-ROC
Bangkok, Thailand

                                Visionaries Bausch & Lomb 1998 Annual Report  65

Glossary

ARMD (Age Related Macular Degeneration): Damage or breakdown of the macula, the small area at the back of the eye that allows us to see fine details clearly.

Astigmatism: Irregular curvature of the cornea, the clear covering of the eye. Astigmatism causes light to focus on more than one point on the retina, resulting in blurry or distorted images.

Cataract: The clouding of the eye's natural lens, cataracts occur as part of the eye's natural aging process. The lens may require surgical removal if visual loss becomes significant, with lost optical power replaced with an intraocular lens (IOL).

Continuous Wear Contact Lens: A contact lens that can be worn day and overnight without removing, for a time period as prescribed by an eye care practitioner.

Diabetic Retinopathy: A disease of the blood vessels of the retina which is associated with diabetes.

Excimer Laser: Provides an ultraviolet beam of light which is emitted in pulses. Each pulse removes a microscopic amount of tissue from the surface of the cornea. It would take about 200 pulses from an excimer laser to cut a human hair in half.

Glaucoma: A disease of the eye marked by increased pressure within the eyeball that can result in damage to the optic nerve and gradual loss of vision.

Generic Drug:  Nonproprietary.

Graves' Disease: A condition caused by an over-active thyroid. Symptoms include: an increased rate of metabolism, rapid weight loss, enlarged thyroid gland, increased heart rate, high blood pressure and dry eyes.

Hydrogel: Water absorbing materials which can be described as soft, elastic, water-containing gels.

Hyperopia: Also known as farsightedness, hyperopia is caused by an eyeball that is relatively too short, and/or a cornea that is too flat, causing light to focus behind the retina.

IOL (Intraocular Lens): An artificial lens that may be surgically implanted to replace the natural lens of the eye following cataract removal. There are numerous styles, including foldable and rigid, and may be made from rigid or soft materials including plastic, silicone, acrylic and hydrogel.

LASIK: Refractive surgery procedure where the surgeon uses a microkeratome to create a hinged flap from the surface layer of the cornea. An excimer laser is then used to vaporize a thin layer of the underlying corneal tissue to correct the refractive error. The top flap is then folded back into place.

Microkeratome: An instrument used to cut the corneal flap in the most common refractive surgery procedure - LASIK. Microkeratomes usually incorporate a disposable blade that is replaced for each patient.

Myopia: Also known as nearsightedness, myopia is caused by an eyeball that is relatively too long, and/or a cornea that is too steep, causing light to focus in front of the retina.

Phacoemulsification: A surgical procedure to remove a cataract. An ultrasonic vibration is used to break up the cataract, which is then removed through an irrigation/aspiration process. Commonly called "phaco".

PRK (Photorefractive Keratectomy): Surgical procedure to correct vision using a laser beam to reshape the surface of the cornea.

Proprietary Drug: One that is protected by secrecy, patent, FDA-granted marketing exclusivity or copyright against free competition related to name, product, composition or manufacturing process.

Refractive Surgery: A rapidly developing eye care specialty involving surgery to change the eye structure to correct nearsightedness, farsightedness and astigmatism.

Rigid Gas Permeable Lens: A "hard" contact lens which allows oxygen and other gases to be transmitted through it.

Toric Contact Lens: Designed to differentially refract light in two principal meridians of the eye to correct astigmatism.


66  Visionaries Bausch & Lomb 1998 Annual Report

[inside back cover]

                                                           Corporate Information

Bausch & Lomb on the Internet:

Corporate, product, financial and shareholder information, including news releases, financial filings and stock quotes are available at Bausch & Lomb's worldwide web site:
www.bausch.com

Corporate Headquarters:

Bausch & Lomb
One Bausch & Lomb Place
Rochester, New York  14604
(716) 338-6000
(800) 344-8815

Bausch & Lomb News on Demand:

Bausch & Lomb's news releases are available toll-free by calling:
(888) 329-1096

Financial Literature:

Copies of Bausch & Lomb's annual reports and financial reports filed with the Securities and Exchange Commission are available on our website, by mail (attn:
Investor Relations) or by calling:
(888) 884-8702
(716) 338-5757

Investor Relations:

Security analysts and shareholders seeking information concerning company operations, shareholder programs or dividend policy may contact:
Angela J. Panzarella
Vice President, Investor Relations
(716) 338-6025
apanzarella@bausch.com

Media Inquiries:

News media representatives and others seeking general information may contact:
Holly Houston
Director, Media Relations
(716) 338-8064
hhouston@bausch.com

Transfer Agent:

Shareholders seeking information regarding their individual accounts or dividend payments may contact our stock transfer agent:
ChaseMellon Shareholder Services
P.O. Box 3315
South Hackensack, NJ 07606-1915
(800) 288-9541
www.chasemellon.com

Dividend Reinvestment Plan:

The plan is available to all shareholders of Bausch & Lomb stock. Under the plan, shareholders may elect to have their cash dividends automatically invested in additional shares of the company's common stock. Shareholders may also elect to make cash contributions of up to $60,000 per year to purchase additional shares. For additional information contact:

Mellon Bank, N.A.
Investment Services
P.O. Box 3338
South Hackensack, NJ  07606-1938
(800) 288-9541
www.chasemellon.com

Stock Listing:

The common stock of the corporation is traded under the symbol BOL on the New York Stock Exchange. Options on the company's common stock are traded on the American Stock Exchange.

Trademarks:

The trademarks of Bausch & Lomb and its subsidiary companies referred to in this report are:

Alrex                              ReNu
AMVISC                             ReNu MultiPlus
AMVISC Plus                        Revo
Bausch & Lomb                      Sensitive Eyes
Boston                             SofLens
Catarex                            SofLens66
Charles River Laboratories         Soflex
Chiroflex                          Technolas
Hansatome                          Technolas 217
Hydroview                          Topolink
Killer Loop                        Vitrasert
Medalist                           ----------------------
Millennium                         EVA is a trademark of
Miracle-Ear                        Stern Stewart & Co.
Moisture Eyes
Moisture Eyes PM                   Lotemax is a trademark
MPORT                              of Pharmos Corporation
Ocuvite
Opcon-A                            Muro is a trademark of
Optima FW                          Muro Pharmaceuticals
OptiPranolol
Passport                           Polytrim is a trademark
Passport II                        of Allergan
PureVision
Ray-Ban                            Rogaine is a trademark of
                                   Pharmacia & Upjohn Co.

                                   Surodex is a trademark of
                                   Oculex Pharmaceuticals, Inc.

--------------------------
Design:  Richard Uccello
Ted Bertz Graphic Design,
Middletown, Connecticut

Printing:  Daniels Printing,
Everett, Massachusetts

Executive & Lifestyle Photography:
Ted Kawalerski,
New York City

Product Photography:
Paul Horton,
Middletown, Connecticut


(C)1999 Bausch & Lomb Incorporated
All Rights Reserved Worldwide


[recycle symbol] Total recycled fiber content of not less than 50%

[back cover]

                                   ---------
                                   SEEING IS
                                   ---------

                                       ---------
                                       BELIEVING
                                       ---------

                                  Bausch & Lomb
                             One Bausch & Lomb Place
                            Rochester, New York 14604