Form 10-K, Exhibit 13
period 1999-12-25
BAUSCH & LOMB INC
filed 2000-03-22
CIK 10427

                                "SEE THE FUTURE"


                                   [GRAPHIC]



                                  BAUSCH & LOMB
                               1999 ANNUAL REPORT

                                                                       [BAUSCH
                                                                    & LOMB LOGO]

                                   VISION CARE                SURGICAL                  PHARMACEUTICALS
REVENUE
($ in millions)

97                                     918.1                                                   190.6
98                                     971.2                    384.7                          241.6
99                                   1,029.5                    432.7                          293.9

CONTENTS

Financial Highlights ...........................  IFC
Letter to Shareholders .........................    1
Financial Review ...............................    9
Financial Statements and Notes .................   19
Reports of Management, Audit Committee
    and Independent Accountants ................   44
Directors and Officers .........................   46


                                   VISION CARE                SURGICAL                  PHARMACEUTICALS
EARNINGS
($ in millions)
Comparable basis*

97                                   210.9                                                     36.6
98                                   208.4                      43.0                           49.2
99                                   200.5                      64.1                           66.1

* Comparable basis excludes restructuring charges, asset write-offs and other significant charges.

BAUSCH
& LOMB

AT A GLANCE


KEY PRODUCTS

VISION CARE

RENU: The ReNu line is the global market leader in the growing chemical disinfectant segment for soft contact lens care. ReNu MultiPlus solution was the first one-bottle multi-purpose solution for soft lenses to eliminate the need for a separate enzymatic cleaner. Other products include a companion rewetting drop for ReNu MultiPlus and preservative-free rewetting/lubricating drops designed for use with soft contact lenses.

SOFLENS: A number of contact lens products are offered under the SofLens name. SofLens one day lenses are daily disposable lenses manufactured using a low-cost production process. SofLens66 toric lenses are high performance cast-molded lenses for people with astigmatism that compete in the planned replacement category.

PUREVISION: Bausch & Lomb's newest contact lens, which offers a high degree of oxygen permeability and is approved for seven- to 30-day extended wear, depending on approvals in specific markets.

BOSTON: The Boston line of contact lenses and lens care products has a commanding lead in the global rigid gas permeable (RGP) category. Recent introductions include Boston EO, an RGP lens with high oxygen permeability and excellent lathing properties, and Boston Enhanced Original Formula Conditioning Solution, a solution with improved RGP lens wetting performance.

SURGICAL

TECHNOLAS 217: Narrow-beam advanced scanning excimer laser, capable of offering integrated microkeratome and excimer laser procedures. The Technolas 217 laser has recently received FDA approval in the U.S. and is the leading laser outside the U.S.

HANSATOME: Advanced, pivotal action microkeratome for superior positioned hinge. The Hansatome is the best-selling microkeratome on the market today.

ORBSCAN II: Corneal and anterior segment topography system that simultaneously measures the curvature and elevation of both surfaces of the cornea, as well as the anterior lens and iris.

MILLENNIUM: Advanced microsurgical system with both anterior segment and posterior segment functionality. The Millennium system's modular design allows surgeons to keep pace with innovations in ophthalmic surgery.

INTRAOCULAR LENSES (IOLS) AND DELIVERY SYSTEMS: One- and three-piece minimally invasive, small incision IOLs, including the Soflex line, as well as the Passport and MPORT delivery devices for cataract surgery.

AMVISC/AMVISC PLUS: Viscoelastic products indicated for both anterior and posterior segment procedures, including extraction of cataracts, insertion of IOLs, corneal transplantation surgery, glaucoma filtering surgery and surgical procedures to reattach the retina.

VITRASERT: Posterior chamber implant which offers sustained therapeutic drug delivery for several months. The product contains the drug ganciclovir and is used to treat CMV retinitis.

PHARMACEUTICALS

PRESCRIPTION


LOTEMAX: An ophthalmic steroid designed for effective treatment of inflammation with an excellent safety profile. Active ingredient is loteprednol etabonate 0.5%.

ALREX: Ophthalmic suspension containing a lower concentration of loteprednol etabonate (0.2%), designed specifically to relieve signs and symptoms of seasonal allergic conjunctivitis.

OTC

OCUVITE: Number one recommended vitamin/mineral supplement brand by eye care professionals. Contains certain antioxidants that may assist in maintaining the health of the eye. Product offerings include Ocuvite and Ocuvite Extra tablets and Ocuvite Lutein capsules, which contain the carotenoid lutein, a highly protective antioxidant found in the crystalline lens and retinal pigment of the eye.

NEW PRODUCT PIPELINE*

NEW PLANNED REPLACEMENT LENS: New contact lens manufactured using the same low-cost process as our one-day lenses. The lens is expected to compete in the two-week planned replacement market in the U.S. and the monthly market overseas.

RAPID DISINFECTING SOLUTION: Multi-purpose regimen designed to reduce disinfecting time for soft contact lenses.

NEXT GENERATION ONE BOTTLE RGP CARE REGIMEN: New RGP lens care solution designed to provide improved cleaning.

CONTINUOUS WEAR PROGRAM: Various next generation continuous wear contact lenses and lens care products.

NEW LENS CARE SOLUTION: Multi-purpose regimen designed to reduce soft contact lens handling and improve convenience.

ABERROMETER WAVEFRONT TECHNOLOGY: Diagnostic technology that provides a wavefront analysis of the entire optical system in addition to providing a complete and accurate refraction of the eye.

CUSTOMIZED ABLATION: Software technology designed to provide customized refractive surgery based upon integrated diagnostics.

SURODEX: Controlled drug delivery system designed to treat inflammation following cataract surgery.

CATAREX: Minimally invasive new surgical technology for removal of cataracts.

MPORT SI INSERTER: Next generation microincision insertion device for foldable IOLs.

HYDROPHILIC ACRYLIC IOL: Advanced minimally invasive acrylic IOL and inserter.

PHAKIC IOL (NEXT GENERATION): Comprehensive platform technology designed to allow for additive as well as subtractive refractive correction.

PERFLUOROCARBON II: Intraocular gas used to flatten the retina while healing occurs following surgical correction of detached retina.

PRESCRIPTION

LOTEPREDNOL ETABONATE COMBINATION: Loteprednol etabonate/anti-infective combination, designed to treat inflammatory and infectious conditions of the eye.

NEXT GENERATION ANTI-INFECTIVE: Iodine-based anti-infective, designed as a "universal anti-infective" to treat all causes of ocular infections (bacterial, viral and fungal).

VITREOUS IMPLANT TECHNOLOGY: System designed to deliver pharmaceutical products directly to the back of the eye. The potential exists to treat numerous retinal diseases.

OTC

LONG-LASTING DRY EYE DROP: Designed to relieve dry eye symptoms longer than existing monograph products.

NEXT GENERATION ALLERGY DROP: Designed to offer superior symptom relief for allergic conjunctivitis and to relieve dryness.


* Note: New Product Pipeline products have not yet received regulatory approvals for marketing in the U.S. and/or are currently under development.

                           GLOBAL VISION CARE MARKET

                              [PIE CHART OMITTED]

CONTACT LENSES           62%
LENS CARE                38%

GROWTH RATES
--------------------------------------------------------------------------------
TOTAL                    5-8%
  Contact Lenses         9-12%
  Lens Care             (1)-1%
  Global Market $4.7 Billion

                        GLOBAL OPHTHALMIC SURGERY MARKET

                              [PIE CHART OMITTED]

VITREORETINAL              12%
REFRACTIVE                 25%
CATARACT                   63%


GROWTH RATES
--------------------------------------------------------------------------------
TOTAL                      11-14%
  Cataract                   3-5%
  Refractive               35-40%
  Vitreoretinal                5%
  Global Market $1.8 Billion


                     GLOBAL OPHTHALMIC PHARMACEUTICALS MARKET

                              [PIE CHART OMITTED]


GLAUCOMA                 44%
ALLERGY                  17%
ANTI-INFECTIVE           21%
ANTI-INFLAMMATORY         9%
BACK OF THE EYE           1%
OTHER                     8%


GROWTH RATES
--------------------------------------------------------------------------------
TOTAL                      5.8%

Glaucoma                   5-7%
Allergy                    3.5%
Anti-Infective(2)        (2)-0%
Anti-Inflammatory          0-2%
Back of the Eye           100+%
Global Market $3.9 Billion
---------------
Source: Company Estimates


FINANCIAL HIGHLIGHTS

FOR THE YEARS ENDED DECEMBER 27, 1997,
DECEMBER 26, 1998 AND DECEMBER 25, 1999
DOLLAR AMOUNTS IN MILLIONS - EXCEPT PER SHARE DATA

                                                                                                                  Percentage Change
                                                         1997                     1998                    1999        from 1998
------------------------------------------------------------------------------------------------------------------------------------
BUSINESS RESULTS
Net sales                                          $  1,108.7               $  1,597.5              $  1,756.1             10%
Segment earnings                                        247.5                    300.6                   330.7             10%
Operating earnings - reported                           162.9                    169.5                   214.2             26%
Operating earnings - comparable basis+                  202.0                    248.0                   267.7              8
Income from continuing operations                        62.0                     55.6                   102.7             85%
Net income                                               49.4                     25.2                   444.8              *
Per share:
    Continuing operations - diluted                      1.12                     0.99                    1.75             77%
    Net income - diluted                                 0.89                     0.45                    7.59              *
    Dividends declared                                   1.04                     1.04                    1.04             --
    Shareholders' equity at year end                    14.82                    14.93                   21.48             44%
Capital expenditures                                    126.1                    201.5                   155.9
Working capital                                         202.9                    774.4                 1,190.7
Diluted Common shares outstanding (000s)               55,654                   56,367                  58,639
Return on average shareholders' equity                    5.9%                     3.1%                   43.3%
Return on invested capital                                5.0%                     3.8%                   21.7%
High/low stock price                        $47 7/8 - $32 1/2       $ 59 3/8 - $37 3/4      $ 83 3/8 - $52 5/8

+ Represents company's results excluding amounts related to restructuring charges and asset write-offs and other significant charges.

*    Represents an increase in excess of 100%.


THE FUTURE... SOMETHING THAT EVERYONE REACHES AT THE RATE OF SIXTY MINUTES AN HOUR... SIXTY SECONDS A MINUTE... IT'S HERE, IT'S NOW.

AT BAUSCH & LOMB, WE MAKE EVERY SECOND COUNT.

DEAR FELLOW SHAREHOLDERS:

    We entered the year 2000 as a very different company than the one that began 1999. During the past year we successfully completed our strategic realignment and firmly established our future as a technology-based health care company for the eye.

    We did this by divesting our non-strategic businesses and by augmenting our core business portfolio through acquisitions - principally in the surgical segment. We evolved organizationally and streamlined our administrative functions to move from a diversified holding company to a more integrated operating company that can leverage our unique skills and combined capabilities. As a result, millions of dollars in savings are being reinvested in new products and providing improvements in profitability.

THE FUTURE IS NOW.

"WE'RE CREATING IT."


[PICTURE OF WILLIAM M. CARPENTER]

William M. Carpenter
Chairman and Chief
Executive Officer


"WE'RE FOCUSED ON IT."

[PICTURE OF CARL E. SASSANO]

Carl E. Sassano
President and Chief
Operating Officer

[Photo]

"OUR GOALS ARE IN FOCUS" [Picture of Eye]

ADVANCED PRODUCTS FOR CONTACT LENS WEAR

OVER THE LAST THREE YEARS, BAUSCH & LOMB'S FULL LINE OF PRODUCTS FOR THE CONTACT LENS WEARER HAS BEEN TRANSFORMED WITH THE INTRODUCTION OF INNOVATIVE NEW PRODUCTS. PERHAPS THE MOST REVOLUTIONARY IS PUREVISION, A BREAKTHROUGH CONTACT LENS DESIGNED TO BE WORN CONTINUOUSLY FROM SEVEN DAYS UP TO A MONTH AT A TIME, DEPENDING ON REGULATORY APPROVALS. ITS PATENTED MATERIAL OFFERS AN OPTIMAL BALANCE OF ATTRIBUTES FOR HEALTHY AND COMFORTABLE EXTENDED WEAR. NEW PRODUCTS SUCH AS PUREVISION LENSES HAVE REESTABLISHED BAUSCH & LOMB AS THE TECHNOLOGY LEADER IN VISION CARE.


     During 1999, we dramatically ramped up our investment in research and development (R&D), with spending increasing 27% to 5.6% of net sales. Our focus on technology generated accelerated revenue growth, with our ongoing businesses posting a healthy 10% gain over 1998. Products introduced over the past 24 months drove this expansion, accounting for more than 20% of total revenues.

     Our emphasis on improving the top line through higher margin eye care products, combined with aggressive product and administrative cost reduction programs, has led to a renewed focus on profitable growth. For the year, net earnings and earnings per share from continuing operations before one-time events increased 31% and 27%, respectively.

     The divestiture of non-strategic businesses also significantly strengthened the financial health of the company. The roughly $1 billion in proceeds we received reduced our debt to capital ratio to 45.3% (from 63.5% in 1998) and significantly enhanced our ability to fund future acquisition opportunities to accelerate further growth and add shareholder value. We are using a portion of the proceeds to buy back up to five million shares of stock because we believe it's a great investment that will improve the return to our shareholders, a goal of any EVA company.

     As our financial strength and performance have improved, so too has our stock price. Over the past two years, the value of Bausch & Lomb shares has increased at a compound rate


                        See the future  2   Bausch & Lomb

NEW & INNOVATIVE PRODUCTS WILL CONTINUE TO DRIVE GROWTH.

                              [STOP WATCH GRAPHIC]

TIMING:

DELIVERING
NEW TECHNOLOGIES

WE'RE IN A RACE AGAINST TIME. TIME TO BRING NEW AND BETTER PRODUCTS TO MARKET. TO WIN THAT RACE WE'VE STEPPED UP OUR EFFORTS IN RESEARCH AND DEVELOPMENT, INVESTING MORE, AND INVESTING SMARTER. OUR EFFORTS ARE PAYING OFF IN INNOVATIVE NEW PRODUCTS THAT ARE PROPELLING OUR GROWTH. IN OUR VISION CARE BUSINESS ALONE, ALMOST 20% OF 1999 REVENUES CAME FROM PRODUCTS INTRODUCED IN JUST THE PAST TWO YEARS. WE ARE COMMITTED TO INVESTING MORE EACH YEAR TO DEVELOP NEW TECHNOLOGIES, BECAUSE TIME DOESN'T STAND STILL.







                            RESEARCH & DEVELOPMENT        SALES FROM PRODUCTS
                                   EXPENSE                INTRODUCED SINCE 1997
INCREASED R&D DIVING
REVENUE GROWTH
Percent of
consolidated sales
97                            4.5                                  2.7
98                            4.8                                 11.4
99                            5.6                                 20.6


                         See the future 3 Bausch & Lomb

[PHOTO]

                         "OUR VIEW IS PRECISE" [GRAPHIC]

LEADING THE WAY IN REFRACTIVE SURGERY PRODUCTS

AMONG BAUSCH & LOMB'S COMPREHENSIVE OFFERINGS FOR REFRACTIVE SURGERY IS THE TECHNOLAS 217, PICTURED ABOVE, AN ADVANCED SMALL BEAM, SPOT-SCANNING LASER. ALREADY THE TECHNOLOGY LEADER OUTSIDE THE U.S., IT RECENTLY RECEIVED REGULATORY CLEARANCE FOR THE U.S. MARKET.

     AT CENTER IS A SAMPLE CORNEAL MAP GENERATED BY THE ORBSCAN II CORNEAL TOPOGRAPHER, THE ONLY DIAGNOSTIC TOOL OF ITS KIND THAT MAPS BOTH THE FRONT AND BACK SURFACES OF THE CORNEA, PROVIDING INVALUABLE INFORMATION TO THE REFRACTIVE SURGEON.



of 31%, outstripping the gains in both the S&P 500 and the S&P Health Care Composite indices.

     So, what does the future hold? Only time will tell, but certainly our vision of being Number One in the Eyes of the World will drive and provide focus to all that we do.

     We are the global leader in products for the contact lens wearer - and intend to stay that way! We'll do this by continuing to introduce technologically differentiated products and by further expanding our geographic reach. Over the past few years, we have transformed our vision care offerings through the introduction of four new products: SofLens one day contact lenses for daily wear; SofLens66 toric, our technologically advanced two-week disposable contact lens for people with astigmatism; PureVision, our breakthrough contact lens designed for continuous wear and approved for seven-day wear in the U.S. and 30-day wear in Europe; and ReNu MultiPlus, the first truly all-in-one lens care product. We will introduce a new two-week conventional spherical contact lens in the first half of 2000, produced using the same low-cost manufacturing process as our one-day lens. Based on the successful expansion of these products, we have moved to reduce cost further and to consolidate our contact lens manufacturing into "centers of excellence." Together, we expect these factors to allow us to accelerate revenue growth, increase market share and improve the profitability of our vision care business in 2000 and beyond.


                        See the future  4   Bausch & Lomb

      20/10 VISION CAN BE REALIZED SOONER THAN YOU THINK. [GRAPHIC TARGET]


TARGET:

20/10 VISION

PERSONALIZED VISUAL PERFECTION. BEYOND 20/20 TO OPTIMAL VISUAL ACUITY. TO GET THERE, BAUSCH & LOMB RESEARCHERS ARE HARNESSING THE POWER OF OUR ADVANCED DIAGNOSTIC TECHNOLOGY TO YIELD A CUSTOMIZED LASER PRESCRIPTION THAT COMPENSATES FOR THE INDIVIDUAL IMPERFECTIONS OF EACH PERSON'S EYE. THE RESULT:
CUSTOM-TAILORED VISION THAT WILL SET A NEW STANDARD IN REFRACTIVE SURGERY. NEVER SATISFIED, BAUSCH & LOMB RESEARCHERS WILL CONTINUE TO REINVENT WHAT IS POSSIBLE THROUGH VISION CORRECTION.

                                    [Chart]

              ESTIMATED TIME TABLE FOR CUSTOMIZED ABLATION SYSTEM

--------------------------------------------------------------------------------
                2000                                   2001
--------------------------------------------------------------------------------
Clinical Studies                 System Marketed Outside the U.S.
Outside the U.S.
--------------------------------------------------------------------------------
Investigational Device
Exemption Filing with FDA      Pre-Market Approval         System Marketed
and U.S. Clinical Trials        Filing with FDA              in the U.S.
--------------------------------------------------------------------------------


                        See the future  5   Bausch & Lomb

[PICTURE] "NUMBER ONE IN THE EYES OF THE WORLD"

GLOBAL LEADERSHIP

     PEOPLE AROUND THE WORLD ENTRUST TO BAUSCH & LOMB THEIR MOST PRECIOUS
SENSE - THE SENSE OF SIGHT. TO BE WORTHY OF THAT TRUST, WE CONSTANTLY STRIVE TO FIND A BETTER WAY IN ALL THAT WE DO. BY OFFERING THE MOST COMPREHENSIVE AND INNOVATIVE LINE OF EYE CARE PRODUCTS, AND THROUGH OUR PARTNERSHIPS WITH EYE CARE PROFESSIONALS, OUR GOAL IS TO ENHANCE THE VISUAL PERFORMANCE OF PEOPLE OF ALL AGES. SAID ANOTHER WAY, OUR VISION IS TO BE NUMBER ONE IN THE EYES OF THE WORLD.

     In the surgical business, we continue to be excited by the rapid growth of refractive surgery. We are already the global leader in this area, offering the most advanced technology covering all aspects of LASIK, the most common refractive procedure. We are currently conducting clinical trials in Europe to integrate our unique diagnostic and refractive technologies. This will enable surgeons to determine an individualized customized ablative pattern for treating each patient, and thus allow patients to attain vision better than 20/20 - in essence, perfect vision. In turn, it has the potential to provide Bausch & Lomb with an annuity stream of revenues to augment our equipment sales and capitalize on the projected growth in global refractive surgery procedures. We will also maintain a strong presence in cataract surgery, the most common ophthalmic surgical procedure today, where we expect to introduce technology that will allow for less invasive surgery and new intraocular lens offerings over the next few years.

      In our pharmaceuticals business, our expanded R&D efforts are yielding the breakthrough technology that we believe can provide future breakout potential for Bausch & Lomb. In 2000, we will be in Phase III clinical trials for an extension to the Lotemax line with a product designed to treat eye inflammation and infection, with an expected launch in 2001. However, our most exciting opportunity is with a drug delivery technology to treat sight-threatening

                                    [Photo]

                        See the future  6   Bausch & Lomb

                                [GRAPHIC OF WORLD]
       WE ARE WORKING TO BATTLE THE CAUSES OF SIGHT-THREATENING DISEASES.



VISION:

TREATING GLOBAL EYE DISEASE

SOME OF THE MOST COMMON CAUSES OF BLINDNESS ARE ALSO THE MOST DIFFICULT TO TREAT. CHRONIC DISEASES OF THE BACK OF THE EYE, SUCH AS AGE-RELATED MACULAR DEGENERATION, DIABETIC MACULAR EDEMA AND POSTERIOR UVEITIS, AFFECT MILLIONS OF PEOPLE WORLDWIDE AND PRESENT FEW TREATMENT OPTIONS, IN LARGE PART BECAUSE OF THE DIFFICULTY IN GETTING DRUG THERAPIES TO THAT PART OF THE EYE. BAUSCH & LOMB IS WORKING WITH A PARTNER ON A TINY IMPLANTED DRUG DELIVERY SYSTEM THAT DELIVERS MEDICATION IN SLOW DOSES FOR MONTHS OR YEARS. WE EXPECT TO BEGIN CLINICAL TRIALS THIS YEAR ON PRODUCTS COMBINING THIS INNOVATIVE TECHNOLOGY WITH WELL-UNDERSTOOD DRUGS TO TREAT SIGHT-THREATENING CONDITIONS. OUR SUCCESS WILL MEAN MORE THAN A POTENTIAL BLOCKBUSTER PRODUCT. IT WILL MEAN WE CAN PRESERVE THE JOY OF SIGHT FOR MILLIONS OF PEOPLE AROUND THE WORLD.


--------------------------------------------------------------------------------
The tiny Vitrasert implant pictured here uses an innovative drug delivery technology to treat CMV retinitis, a complication of AIDS. Clinical trials are planned to begin this year to apply this proven technology to delivering drugs to treat other forms of retinal diseases. [GRAPHIC]
--------------------------------------------------------------------------------

                        See the future  7   Bausch & Lomb

"WE ARE MEETING THAT CHALLENGE"


diseases like age-related macular degeneration, diabetic macular edema and posterior uveitis that attack the retina and optic nerve or "back of the eye." The results from our clinical trials so far are very promising, and we expect to move into Phase III clinicals during 2000 and be on the market potentially as early as 2003.

     While we continue to develop the technology, operational capabilities and financial strength necessary to achieve our ambitions, it is the tenacity and dedication of our people that will ultimately power our success. We are confident that the future of this company is bright because of the dedication of our past and present employees. We are grateful to these men and women for their efforts, which not only have made Bausch & Lomb the company it is today, but the company it will be in this new millennium. They have allowed us to build our strong technological leadership and global presence, driven our efforts in R&D and provided unique opportunities to integrate and leverage our broad product portfolio. We have the people, the products and the capabilities to continue to lead this category of healthcare and bring the joy of sight to millions of people in the years ahead.


                                       /s/ William M. Carpenter
                                       -----------------------------------
                                       WILLIAM M. CARPENTER
                                       Chairman and Chief Executive Officer


                        See the future  8   Bausch & Lomb

FINANCIAL REVIEW
Dollar Amounts In Millions - Except Per Share Data


This financial review, which should be read in conjunction with the accompanying financial statements, contains management's discussion and analysis of the company's results of operations, liquidity and 2000 outlook. References within this financial review to earnings per share refer to diluted earnings per share.

     Bausch & Lomb Incorporated (the "company") reported net income of $445 or $7.59 per share for the year ended December 25, 1999, compared to 1998 net income of $25 or $0.45 per share. During 1999, the company sold its sunglass, hearing aid and biomedical businesses, which generated an aggregate after-tax gain of $308 or $5.26 per share. Income from continuing operations was $103 or $1.75 per share in 1999 compared to $56 or $0.99 per share in 1998. Restructuring charges and asset write-offs recorded in the fourth quarter of 1999, partially offset by reversals of restructuring charges recorded in prior periods, reduced 1999 income from continuing operations by $34 or $0.58 per share after taxes. Purchase accounting adjustments related to the surgical acquisitions, as well as restructuring charges and asset write-offs, reduced 1998 income from continuing operations by $49 or $0.87 per share after taxes.

     In 1997, net income and income from continuing operations were $49 or $0.89 per share and $62 or $1.12 per share, respectively. Results were negatively impacted by restructuring charges and asset write-offs of $25 or $0.45 per share after taxes and a litigation charge of $13 or $0.24 per share after taxes.


REVENUES AND EARNINGS
BY BUSINESS SEGMENT

The company split the pharmaceuticals/surgical segment into two separate segments in 1999 to reflect changes in the manner in which financial information is viewed by management for decision-making purposes. The company now reports its operating results in three segments: vision care, pharmaceuticals and surgical. The vision care segment includes contact lenses, lens care products and vision accessories. The pharmaceuticals segment includes prescription ophthalmic drugs and over-the-counter (OTC) medications. The surgical segment is comprised of cataract, refractive and other ophthalmic surgery products. Prior year results have been reclassified to reflect these new segment classifications.

     The following table summarizes continuing sales and earnings by segment and presents total company operating earnings. Throughout the remainder of this financial review, the term "other significant charges" will be used to refer to purchased in-process research and development and other required purchase accounting adjustments recorded in 1998 associated with the surgical acquisitions.


                                         1999                           1998                         1997
                                 -----------------------------------------------------------------------------------
                                     As        % of Total         As         % of Total        As         % of Total
                                  Reported      Net Sales      Reported       Net Sales     Reported       Net Sales
--------------------------------------------------------------------------------------------------------------------
NET SALES
Vision Care                      $1,029.5           58%        $  971.2          61%        $  918.1           83%
Pharmaceuticals                     293.9           17%           241.6          15%           190.6           17%
Surgical                            432.7           25%           384.7          24%              --           --
                                 -----------------------------------------------------------------------------------
                                 $1,756.1                      $1,597.5                     $1,108.7
                                 ====================================================================================

                                 -----------------------------------------------------------------------------------
                                              % of Segment                  % of Segment                 % of Segment
                                                Earnings                      Earnings                     Earnings
--------------------------------------------------------------------------------------------------------------------
Operating Earnings
Vision Care                      $  200.5           61%        $  208.4          70%        $  210.9           85%
Pharmaceuticals                      66.1           20%            49.2          16%            36.6           15%
Surgical                             64.1           19%            43.0          14%              --           --
                                 -----------------------------------------------------------------------------------
                                 $  330.7                      $  300.6                     $  247.5
Corporate administration            (63.0)                        (52.6)                       (45.5)
Restructuring charges and
  asset write-offs                  (53.5)                         (5.4)                       (39.1)
Other significant charges              --                         (73.1)                          --
                                 --------                      --------                     --------
                                 $  214.2                      $  169.5                     $  162.9
                                 ========                      ========                     ========



                        See the future  9  Bausch & Lomb

NET SALES Net sales in 1999 increased $159 or 10% from 1998 with virtually no impact from foreign currency exchange rate changes. All segments experienced favorable year-over-year growth with double-digit gains in both the pharmaceuticals and surgical businesses. In 1998, net sales increased $489 or 44% versus 1997 and improved 47% on a constant dollar basis (that is, excluding the effect of foreign currency exchange rate changes) reflecting the impact of acquisitions. Excluding these incremental revenues, total company revenues increased $70 or 6% (8% in constant dollars).

OPERATING EARNINGS Operating earnings are comprised of segment earnings less corporate administration expenses, restructuring and asset write-offs and other significant charges. In 1999, segment earnings increased $30 or 10% versus the prior year reflecting double-digit increases in the pharmaceuticals and surgical businesses offset by a decrease in vision care. Segment earnings in 1998 increased $53 or 21% versus 1997. Incremental results from acquired pharmaceuticals and surgical businesses drove the increase that otherwise would have been flat year-over-year. Corporate administration expense in 1999 of $63 or 3.6% of net sales increased over the $53 or 3.3% of net sales in 1998, driven primarily by costs associated with year 2000 and financial systems upgrades. Corporate administration expense in 1998 improved as a percentage of sales versus the 4.1% in 1997. This improvement reflected effects of expense reduction resulting from restructuring programs and a higher sales base due to the surgical acquisitions. The other significant charges in 1998 amounted to $41 for purchased in-process research and development and $32 for other required purchase accounting adjustments. Restructuring charges and asset write-offs are discussed below.

     Unless otherwise noted, discussion in the remainder of this financial review concerning segment results, operating costs and expenses and geographic region results exclude the restructuring charges and asset write-offs, corporate administration expense and other significant charges.


RESTRUCTURING CHARGES AND
ASSET WRITE-OFFS

In 1999 and 1997, the company's board of directors approved plans to restructure certain of the company's business segments and corporate administrative functions. These plans are described more fully in Note 5 - Restructuring Charges and Asset Write-offs, and represent the company's programs to enhance its competitive position.

1999 PROGRAM

In December 1999, management announced that in order to increase its competitiveness and performance, the company would exit certain manufacturing platforms in the contact lens business and consolidate others into focused facilities, as well as reduce certain global administrative costs. As a result, a pre-tax amount of $57 was recorded during the fourth quarter for restructuring and asset write-offs. The after-tax impact of this charge was $36 or $0.62 per share. Major actions in this restructuring plan include:


                                                    Anticipated
Project                           Start Date      Completion Date
-----------------------------------------------------------------
VISION CARE
  Exit certain European
    manufacturing platforms          Q4/99             Q2/00
  Exit certain U.S.
    manufacturing platforms          Q4/99             Q4/00
  Eliminate internal
    infrastructure costs             Q4/99             Q2/00
OTHER/ADMINISTRATIVE
  Eliminate internal
    infrastructure costs             Q4/99             Q4/00

     The above actions are expected to result in cash outflows of approximately $31. The majority of the outflows are expected to occur in the second half of 2000. The company anticipates that its current cash position as well as the cash provided through operations will provide adequate funding for these actions.

     This program is expected to yield pre-tax cost savings of approximately $16 in 2000 and $30 annually beginning in 2001. These savings will be realized primarily through reduced cost of products sold and selling, administrative and general expenses. A portion of these savings will be reinvested into research and development (R&D).

     The company is considering additional actions to rationalize its contact lens product line and manufacturing processes. These actions, which may include the discontinuance of certain product lines, could result in additional pre-tax charges of up to $15 during 2000.

1997 PROGRAM

During 1998 and 1997, the company recorded cumulative pre-tax restructuring charges and asset write-offs of $46 pertaining to continuing businesses. The after-tax impact of these charges was $4 and $26 or $0.07 and $0.47 per share for the fiscal years 1998 and 1997, respectively.

     During 1999, all actions under this program were completed and the unused reserve of $3 was reversed and included in the restructuring charges and asset write-offs line of the company's statement of income.

     The goal of the 1997 restructuring program was to enhance the company's competitive position and to reduce the annual impact of general and administrative, logistics and distribution


                        See the future  10  Bausch & Lomb
costs by streamlining functions and closing certain facilities. Actual cost savings were approximately $41, a portion of which has been reinvested in marketing and advertising to support new product launches.


VISION CARE SEGMENT RESULTS

1999 Versus 1998 The vision care segment includes the contact lens, lens care and vision accessories businesses. Revenues in this segment were $1,029 in 1999, an increase of 6% over 1998, with a negligible impact from currency rate changes. Lenses comprised 46% of sales and lens care and vision accessories together comprised the remaining 54%.

     Contact lens revenue grew 8%, driven by double-digit growth in planned replacement and disposable lenses (collectively, PRD), including SofLens one day, SofLens66 toric and PureVision. Outside the U.S., contact lens sales grew by 14%, driven by strong gains in sales of SofLens one day in Europe, as well as increased sales of Medalist in Japan. Contact lens sales were flat in the U.S., with modest growth in the company's PRD lenses offset by an expected decline in sales of traditional lenses. Lens care and vision accessories revenues grew by 4% in 1999 with gains driven primarily by strong sales of the ReNu line, especially in Japan where ReNu multi-purpose solution was introduced.

     Earnings in this segment declined $8 or 4%. This decline was due primarily to increased selling, administrative and general expenses and unfavorable manufacturing variances caused by reduced production of older lines of PRD lenses.

1998 VERSUS 1997 Revenues increased $53 or 6% driven by a 9% improvement in contact lens sales combined with a 3% improvement in lens care and vision accessories revenues. On a constant dollar basis, segment revenues increased 8%.

     Contact lens revenue gains were driven by strong growth in PRD lenses including SofLens one day in Europe, where sales more than doubled from 1997, and Medalist in Japan. PRD sales in the U.S. grew modestly but were offset by declining sales of rigid gas permeable and traditional lenses. Revenues from lens care and vision accessories products were up 5% in constant dollars, driven primarily by strong results in Europe. Segment earnings declined $2 or 1%, and operating margins declined to 21% in 1998 from 23% in 1997, primarily the result of currency changes.

PHARMACEUTICALS SEGMENT RESULTS

1999 Versus 1998 The pharmaceuticals segment includes prescription ophthalmic drugs and OTC medications. Segment revenues increased $52 or 22% with a negligible impact from currency.

     In the U.S., pharmaceuticals revenues increased 37%. Contributing to these results was a significant increase in sales of generic otic products, which benefited from a competitor's exit from the market in late 1998; increased revenues from the company's line of proprietary ophthalmic anti-inflammatory products, Lotemax and Alrex, which continued to gain market share throughout 1999; strong results for generic desmopressin, the first generic prescription nasal spray to be approved by the FDA; and an increase in revenues in the OTC business due in part to higher sales of Opcon-A. The U.S. growth was somewhat mitigated by flat results in Europe, reflecting lower OTC sales and negative currency impacts which affected the company's Dr. Mann Pharma subsidiary in Germany.

     Segment earnings increased 35% from 1998, due in part to favorable pricing opportunities in the otics line. A substantial portion of the incremental margin realized from increased otic sales was reinvested in R&D, which increased by $14 or 65% and represented 12% of 1999 sales versus 9% in 1998.

1998 VERSUS 1997 Segment revenues increased $51 or 27% reflecting the additions of the Chiron Vision and Storz pharmaceuticals product lines as well as the pharmaceuticals product lines of Dr. Winzer Pharma in Germany (the acquired product lines). Excluding the impact of the acquired product lines, pharmaceuticals revenues increased 9%. Currency rate changes had a negligible impact on segment revenues.

     In the U.S., pharmaceuticals revenues increased 29% due to the acquired product lines, the introductions of Lotemax and Alrex, increased revenues from trimethoprim, the generic equivalent to Polytrim, and increased generic otic sales. Also contributing to this increase was the OTC business, which benefited from strong sales of Opcon-A. Competitive pressures, including price declines on certain generic products, partially offset this sales growth. Pharmaceuticals revenues outside the U.S. improved 24% over the prior year, reflecting the acquired product lines, new product introductions and more stable market conditions in Germany than had been experienced in 1997.

     Segment earnings increased 34% over 1997, primarily reflecting the impact of the acquired product lines. Price and volume increases for many U.S. generic products were offset by unfavorable manufacturing variances and higher allowances associated with the competitive nature of the generic industry, as well as increased spending for marketing, advertising and R&D. R&D increased to 9% of sales from 7% of sales in 1997, reflecting additional spending to support development of proprietary products.


                        See the future  11  Bausch & Lomb

SURGICAL SEGMENT RESULTS

1999 Versus 1998 The surgical segment includes products used for cataract, refractive and retinal surgery. Segment revenues were $433 which represented an increase of $48 or 12% over 1998, and an increase of 14% in constant dollars.

     The increase in revenues in all regions was driven primarily by sales of products for refractive surgery, including Hansatome microkeratomes and disposable blades, diagnostic technologies and lasers. This success was aided by the acquisition of Hansa Research and Development, Inc. in the first quarter of 1999, which improved the company's ability to deliver microkeratomes and blades to the market. Also contributing to the segment's success in the refractive market has been the positive response received regarding the company's Orbscan diagnostic technology which was obtained through the 1999 acquisition of Orbtek, Inc.

     Segment earnings increased $21 or 49% due to a reduction in selling, administrative and general expenses as a percentage of sales as a result of the successful integration of the two surgical businesses the company acquired at the beginning of 1998.

1998 VERSUS 1997 In the U.S., surgical revenues were $231 and represented 60% of total segment sales. Operations outside the U.S. accounted for $154 or 40% of total segment sales. Total 1998 segment earnings were $43. All sales and earnings of this segment related to the 1998 acquisitions and were incremental to 1997.


OPERATING COSTS AND EXPENSES

The ratio of cost of products sold to sales for continuing businesses was 40.2% in 1999, versus 39.4% and 36.1% for the years ended 1998 and 1997, respectively. Results in 1999 reflected a decrease in vision care margins due to unfavorable manufacturing variances resulting from lower production of certain contact lenses and higher costs in the European distribution center. Offsetting these declines were gains in the pharmaceuticals segment. The unfavorable trend in 1998 was primarily the result of the addition of the surgical businesses, which generated lower margins than other continuing segments. Also contributing to this result were lower vision care margins due to product mix and lower pharmaceutical margins, which reflected lower selling prices for generic products.

     Selling, administrative and general expenses, including corporate administration, were 39.0% of sales in 1999 compared to 40.2% in 1998 and 41.2% in 1997. The year-over-year favorable ratio was driven by lower marketing expenditures in the pharmaceuticals business, particularly for OTC products, and benefits from the integration of the surgical business. The 1998 favorable ratio reflected improvements resulting from company-wide system upgrades, lower marketing and advertising costs and cost savings from restructuring programs offset by incremental expenses associated with the integration of Chiron Vision and Storz.

     R&D expenses totaled $98 in 1999, an increase of $21 or 27% over 1998. In 1997, these costs were $50. This represented 5.6% of sales in 1999 versus 4.8% and 4.5% in 1998 and 1997, respectively. Overall, the three-year trend demonstrates the company's continued commitment to accelerate the R&D spending needed to support its goal of consistently bringing new products to market.


REVENUES AND EARNINGS BY GEOGRAPHIC REGION

A summary of sales and earnings from continuing businesses by geographic region follows.

                                          1999                           1998                        1997
-----------------------------------------------------------------------------------------------------------------------
                                     As        % of Total         As         % of Total        As         % of Total
                                  Reported      Net Sales      Reported       Net Sales     Reported       Net Sales
-----------------------------------------------------------------------------------------------------------------------
NET SALES
U.S.                             $  929.5          53%        $  841.9          53%        $  564.0           51%
Non-U.S.                            826.6          47%           755.6          47%           544.7           49%
                                 -----------------------------------------------------------------------------------
                                 $1,756.1                     $1,597.5                     $1,108.7
                                 ===================================================================================


                                             % of Operating                % of Operating               % of Operating
                                                Earnings                      Earnings                     Earnings
-----------------------------------------------------------------------------------------------------------------------
OPERATING EARNINGS
U.S.                             $ 139.7           52%        $  122.7          49%        $  111.1           55%
Non-U.S.                           128.0           48%           125.3          51%            90.9           45%
                                 --------------------------------------------------------------------------------------
                                 $ 267.7                      $  248.0                     $  202.0
                                 =======                      ========                     ========



                        See the future  12  Bausch & Lomb

1999 VERSUS 1998 Sales in markets outside the U.S. increased 9% over the prior year and represented 47% of total revenues in 1999 and 1998 and 49% in 1997. Increased revenues for vision care products, driven by exceptional results for PRD lenses, and favorable surgical results, more than offset flat sales in pharmaceuticals. Currency exchange rates had a minimal impact on consolidated non-U.S. sales. European revenues advanced 3%, and 8% in constant dollars, due mainly to strong results of PRD lenses. Sales in the Asia-Pacific region increased 18% over the prior year, and advanced 8% in constant dollars, due in large part to the growth of PRD lenses and lens care products throughout most of the region. Revenues in the Canada and Latin America region increased 20% with improved surgical sales in Canada partially offset by currency impacts in Latin America.

     U.S. sales, which represented 53% of total consolidated revenues, increased 10% from 1998. U.S. sales benefited from strong double-digit growth in pharmaceutical products, led by the incremental impact from generic otic products and the proprietary products Lotemax and Alrex, as well as exceptional growth in sales of products for refractive surgery.

     In 1999, operating earnings in markets outside the U.S. increased 2% from 1998, and represented 48% of total operating earnings, versus 51% and 45% in 1998 and 1997, respectively. Earnings were led by the Asia-Pacific region where Medalist contact lenses and ReNu multi-purpose solution performed well, aided by favorability in foreign currency. Earnings in the European region declined overall versus 1998 due to the impact of currency. In the U.S., 1999 operating earnings increased 14% versus the prior year. Margin improvements in the pharmaceuticals and surgical segments combined to offset higher R&D and administrative expenditures.

1998 VERSUS 1997 Sales outside the U.S. increased 39% in 1998 over 1997. Incremental sales from the acquired surgical businesses and increased revenues for vision care products, primarily contact lenses, drove the improvement. European revenues advanced significantly from the prior year led by incremental pharmaceuticals and surgical sales and growth in vision care sales. Sales in the Asia-Pacific region increased 15%. On a constant dollar basis, sales in the region advanced 21% due in large part to incremental surgical sales and to strong growth of PRD lenses throughout most of the region. In the Canada and Latin America region, sales increased 24% driven by incremental surgical sales and higher sales of vision care products.

     U.S. revenues in 1998 increased 49% from the prior year due primarily to incremental surgical sales. Vision care sales saw year-over-year improvement led by growth in PRD lenses, rigid gas-permeable (RGP) solutions and the launch of ReNu MultiPlus.

     Operating earnings in markets outside the U.S. increased 38% from 1997. Incremental surgical results and the Dr. Winzer acquisition in Germany drove the increase.

     In the U.S., 1998 operating earnings increased 10%. These results reflected improvements in the vision care segment offset by higher R&D and administrative expenses as well as incremental amortization expense associated with recent acquisitions. Administrative expenses increased primarily due to initial costs associated with year 2000 and financial systems projects.


NON-OPERATING INCOME AND EXPENSE

OTHER INCOME AND EXPENSE Interest and investment income was $46 in 1999, $43 in 1998 and $39 in 1997. The increase in 1999 over 1998 was due mainly to higher cash balances because of the divestitures, and higher interest rates. The increase in 1998 over 1997 was primarily attributable to a gain on the sale of a long-term note associated with a 1996 divestiture.

     Interest expense was $88 in 1999, $99 in 1998 and $55 in 1997. The decrease in 1999 from 1998 was mostly due to 1999 divestitures, which yielded in excess of $1 billion in cash, some of which was used to significantly reduce short-term debt. In 1998, debt increased significantly due to the surgical acquisitions, thus increasing interest expense compared to 1997.

     The company's net gain from foreign currency transactions has not varied materially during the three-year period ending in 1999 due in part to the company's risk management strategy.

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

     Other income of $7 in 1999 resulted from the liquidation of an investment in preferred securities associated with a 1995 divestiture. In 1997, a pre-tax charge of $21 resulted from a legal settlement.


INCOME TAXES The company's effective tax rate for continuing operations was 36.0% in 1999 as compared to 35.2% in 1998 and 38.1% in 1997. The impact of charges for litigation, acquired in-process R&D, restructuring and asset write-offs are reflected in the appropriate years. Excluding these items, the ongoing tax rates were 36.0%, 36.2% and 37.5% for 1999, 1998 and 1997 respectively.

     When calculating income tax expense, the company recognizes valuation allowances for tax loss and credit carryforwards, which may not be realized by utilizing a "more likely than not" approach. This is more fully described in
Note 9 - Provision for Income Taxes.


                        See the future  13  Bausch & Lomb

MINORITY INTEREST Minority interest was $16, $22 and $20 for 1999, 1998 and 1997, respectively. The reduction in 1999 from the prior two years primarily reflects the impact from the restructuring of a limited partnership as described in Note 13 - Minority Interest.

DISCONTINUED OPERATIONS Income from discontinued operations, net of income taxes, in 1999 was $34 compared to losses of $63 and $13, respectively, for the years ended 1998 and 1997. The loss in 1998 occurred primarily because of an $85 impairment charge associated with the former hearing aid business while the loss in 1997 was due mostly to restructuring charges and asset write-offs in the eyewear business.


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

CASH FLOWS FROM OPERATING ACTIVITIES Cash provided by operating activities totaled $223 in 1999, an increase of $77 from 1998. The increase was driven primarily by increased earnings from continuing businesses and lower net financing expenses due to the repayment of debt that occurred as a result of divestitures, partially offset by increases in accounts receivable. In 1998, operating activities generated $146 in cash flow, a decrease of $69 from 1997. Increases in accounts receivable, interest on incremental debt associated with the surgical acquisitions and the settlement of litigation commenced in a prior year contributed to this result.

     Free cash flow for 1999 was $79, an increase of $153 from 1998. The increase was primarily attributable to the operating factors cited above, as well as to a decrease in capital expenditures.

CASH FLOWS FROM INVESTING ACTIVITIES Cash provided by investing activities was $1,163 in 1999. Cash inflows from divestitures were $1,048 while an additional $300 was realized from the liquidation of an investment. Capital expenditures of $156 primarily supported expanded contact lens manufacturing capacity and year 2000 and financial system improvements, while the acquisition of two companies within the surgical segment resulted in a cash outflow of $43.

     In 1998, cash used in investing activities was $797 as outflows of $719 and $202 for acquisitions and capital expenditures, respectively, were partially offset by divestiture proceeds of $135.

CASH FLOWS FROM FINANCING ACTIVITIES Cash used in financing activities during 1999 was $687 as the company reduced debt by nearly $450, and had a net outflow of $200 resulting from the restructuring of a limited partnership, as explained in Note 13 - Minority Interest. The board of directors authorized the repurchase of up to 250,000 Common shares in July 1998 and up to 5,000,000 additional Common shares in November 1999. The company has repurchased 630,548 shares through December 25, 1999 and expects the remaining 4,619,452 shares to be repurchased during 2000 using the cash generated from the 1999 divestitures.

     In 1998, $593 was provided by financing activities. Net new borrowings totaling $605 were used primarily to support the surgical acquisitions.

FINANCIAL POSITION The company's total debt, consisting of short- and long-term borrowings, was $1,024 and $1,473 at the end of 1999 and 1998, respectively. The repayment of debt was accomplished through use of a portion of divestiture proceeds. The ratio of total debt to capital stood at 45.3% and 63.5% at year-end 1999 and 1998, respectively. Cash and cash equivalents totaled $827 in 1999 and $129 in 1998.

     Certain tranches of the company's long-term debt contain options that allow holders to put the debt back to the company, or allow remarketing agents to call the debt from the holders and remarket the debt at a higher interest rate than the then current market rate. Based on current interest rate levels, the company expects the remarketing agreements to expire, thus allowing the company to retire each tranch at the earlier maturity date. The company does not believe that the potential exercising of these rights would materially impact its financial position.

ACCESS TO FINANCIAL MARKETS During the second quarter of 1999, the company restructured its revolving credit agreements and now maintains 364-day bilateral revolving credit agreements totaling $500. The interest rate under these agreements is based on LIBOR, or at the company's option, such other rate as may be agreed upon by the company and the bank. No debt was outstanding under these agreements at December 25, 1999. In addition, the company maintains other lines of credit on which it may draw to meet its financing requirements.

     The company's commercial paper is rated A-2 and P-2 by Standard & Poor's and Moody's Investors Service, respectively. Its long-term debt is rated BBB by Standard & Poor's and Baa2 by Moody's Investors Service.

     The company believes its strong cash position, existing credit facilities and access to financial markets provide adequate liquidity to meet obligations, fund capital expenditures and invest in potential growth opportunities.


                        See the future  14  Bausch & Lomb

WORKING CAPITAL Working capital and the current ratio were $1,191 and 2.9, respectively, at year end 1999 and $774 and 2.0, respectively, at year end 1998.

DIVIDENDS The dividend on Common stock, declared and paid quarterly, totaled $1.04 per share for each of the years ended 1999, 1998 and 1997.

RETURN ON EQUITY AND CAPITAL Return on average shareholders' equity was 43.3% in 1999, compared with 3.1% in 1998 and 5.9% in 1997. The increase in 1999 was mainly due to the gains realized on the divestitures. The decrease in 1998 was primarily the result of an impairment charge in a now divested business and the purchased in-process R&D charge described below.

     Return on invested capital was 21.7% in 1999, 3.8% in 1998 and 5.0% in 1997. The increase in 1999 was due primarily to the gain on divestitures and the debt repayments associated with the use of proceeds from the divestitures. The decrease in 1998 was due primarily to the matters discussed above, as well as to the debt increase associated with the surgical acquisitions.


MARKET RISK

The company, as a result of its global operating and financing activities, is exposed to changes in interest rates and foreign currency exchange rates that may adversely affect its results of operations and financial position. In seeking to minimize the risks and/or costs associated with such activities, the company manages exposures to changes in interest rates and foreign currency exchange rates primarily through its use of derivatives. The company does not use financial instruments for trading or other speculative purposes, nor does it use leveraged financial instruments.

     The company primarily uses foreign currency forward contracts to hedge foreign currency transactions and equity investments in non-U.S. subsidiaries. For contracts outstanding at the end of 1999, foreign currencies purchased were primarily Singapore dollars, Hong Kong dollars and British pounds. The currencies sold were primarily the euro, the Japanese yen and the British pound. With respect to 1998, the outstanding contracts at year end required the purchase of primarily Irish pounds, Singapore dollars and Hong Kong dollars and the sale of German marks, Netherlands guilders and Singapore dollars. The magnitude and nature of such hedging activities are explained further in Note 14
- Financial Instruments. A sensitivity analysis to measure the potential impact that a change in foreign currency exchange rates would have, net of hedging activity, on the company's net income indicates that, based on its year-end 1999 positions, if the U.S. dollar strengthened against all foreign currencies by 10%, the company's earnings would have been reduced by approximately $2 after taxes. If the U.S. dollar weakened against all foreign currencies by 10% based on 1998 net exposures, the company's earnings would have been reduced by approximately $1 after taxes.

     The company may enter into interest rate swap and cap agreements to effectively limit exposure to interest rate movements within the parameters of its interest rate hedging policy. This policy requires that interest rate exposure from floating-rate assets be offset by a substantially similar amount of floating-rate liabilities. Interest rate derivatives are used to readjust this natural hedge position when it becomes unbalanced beyond policy limits. Due mainly to the proceeds received from the 1999 divestitures, the company exceeded policy limits at December 25, 1999. For foreign currency-denominated borrowing and investing transactions, cross-currency interest rate swap contracts are used, which, in addition to exchanging cash flows derived from interest rates also exchange currencies at both inception and termination of the contract. A sensitivity analysis to measure the potential impact that a change in interest rates would have, net of hedging activity, on the company's net income indicates that a one percentage point decrease in interest rates, which represents a greater than 10% change, would increase the company's net financial expense by approximately $8, based on 1999 year-end positions. With respect to 1998 year-end positions, the sensitivity analysis indicates that an increase in interest rates of one percentage point would increase net interest expense by approximately $1.

     Counterparties to the financial instruments discussed above expose the company to credit risks to the extent of non-performance. The credit ratings of the counterparties, which consist of a diversified group of major financial institutions, are regularly monitored and thus credit loss arising from counterparty non-performance is not anticipated.


OUTLOOK

In 2000, the company expects revenues to grow in the upper single digits, supported by its newer product offerings within its vision care segment and the expected continued strong growth in sales for products for refractive surgery. Operating earnings are expected to improve by approximately 20% or more, driven by savings from the restructuring programs announced in December 1999, as well as a sales mix shift to newer, higher margin products. These projections presume that foreign currency exchange rates remain fairly consistent with year end levels. Since the company operates globally, the business is subject to fluctuations in currencies which can have a material effect on sales and the results of operations outside the U.S.

     In the vision care segment, revenue growth is expected to be in the upper single digits with lens care growing slightly and contact lenses growing in the low double digits. The contact lens business should benefit from higher sales from new and innovative products including SofLens one day disposable lenses; SofLens66


                        See the future  15  Bausch & Lomb
toric, a two-week disposable lens to correct astigmatism; PureVision, an extended wear lens; and a new two-week conventional disposable lens which the company plans to introduce during the first half of 2000. The new two-week disposable lens will be manufactured using the same low-cost process that is used for its one-day disposable product and is expected to allow the company to compete more effectively in the price/value driven segment of the contact lens market. The combination of increased sales of higher margin new products and cost reduction initiatives are expected to yield improved operating margins in this business.

     In the surgical segment, revenues are expected to grow in the low double digits, driven primarily by continued strong growth in demand for products used in refractive surgery. Operating margins in this segment are expected to expand to nearly 20% over the next two years, driven by the continued integration of the two surgical businesses acquired in 1998, and a sales mix shift toward higher margin products.

     In the pharmaceuticals segment, revenues are expected to grow in the mid-single digits in 2000. As the company anticipated, new competition in the generic otic market is resulting in prices for these products trending down to their pre-1999 levels. Consequently, 2000 sales comparisons will be off a larger-than-normal base. Operating margins are expected to be in the high teens in 2000 reflecting higher R&D spending and sales mix shifts.

     Capital spending in 2000 is expected to be approximately $130. The majority of this spending will be to support expanded manufacturing capacity within the vision care and pharmaceuticals segments, as well as to upgrade global financial and human resource systems. The company plans to expand its R&D spending specifically in its pharmaceuticals and surgical segments to support new technology. In addition, the company will continue to repurchase shares of its common stock during 2000 under a five million share repurchase authorization, announced in 1999. The company expects to generate free cash flow in excess of $100 in 2000.


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

RISKS ASSOCIATED WITH YEAR 2000 DATE ISSUES As stated in previous reports, the company established a formal program to assess and renovate internal information technology ("IT") and non-information technology ("non-IT") operations that were identified as being at risk with regard to the year 2000 date issues, and further to evaluate the readiness of key third party suppliers of products, services, materials or data. The company experienced only limited minor incidents due to the date changeover, none of which affected its operations, products or services in a material way. Year 2000 costs, comprised of both period expenses and capital expenditures, of identifying and remediating year 2000 issues is expected to be approximately $53, of which approximately $51 has been spent to date. The remaining amount is expected to be spent during the first two quarters of 2000 as final year 2000 related programs are completed. Of the total anticipated costs, approximately 80% is expected to be capitalized as a part of system upgrades and replacements. The company will continue to monitor both its IT and non-IT systems for year 2000 issues as the year progresses. Contingency plans deemed necessary for critical systems and for addressing a potential failure of a key customer or supplier have been completed. The estimated costs of remediation and other information described above are based on information available at this time and may be updated as additional information becomes available. Readers are referred to the section of this filing labeled "Information Concerning Forward-Looking Statements" which address forward-looking statements made by the company.

THE EURO On January 1, 1999, eleven of the fifteen member countries of the European Union began operating with a new currency, the euro, which was established by irrevocably fixing the value of legacy currencies against this new common currency. The euro may be used in business transactions along with legacy currencies until 2002, at which time it will become the sole currency of the participating countries.

     The company has processes in place to address the issues raised by this currency conversion, including the impact on information technology and other systems, currency risk, financial instruments, taxation and competitive implications. The company expects no material impact to its financial position or its results of operations arising from the euro conversion.

EMPLOYEE BENEFITS Effective January 1, 2000, the company's contributory defined benefit pension plan was converted to a noncontributory cash balance plan. This plan covers essentially all U.S. employees. The company's defined contribution plan was also amended to increase the company match. The changes to these plans are not expected to materially affect the company's results.


                        See the future  16  Bausch & Lomb

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS When used in this discussion, the words "anticipate," "should," "expect," "estimate," "project" and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve predictions of future company performance, and are thus dependent on a number of factors affecting the company's performance. Where possible, specific factors that may impact performance materially have been identified in connection with specific forward-looking statements. Additional risks and uncertainties include, without limitation, the impact of competition and general economic conditions in the global vision care and ophthalmic surgical and pharmaceuticals markets, where the company's businesses compete, changes in global and localized economic and political conditions (for example, the company does business in Asia and Brazil, where recently, economies and associated currency risks have been volatile), changing trends in practitioner and consumer preferences and tastes, changes in technology, medical developments relating to the use of the company's products, legal proceedings initiated by or against the company, changes in government regulation of the company's products and operations, changes in private and regulatory schemes providing for the reimbursement of patient medical expenses, difficulties or delays in the development, production, testing, regulatory approval, marketing of products, the effect of changes within the company's organization, and such other factors as are described in greater detail in the company's filings with the Securities and Exchange Commission, including its 1999 Annual Report on Form 10-K.


PURCHASED IN-PROCESS RESEARCH AND DEVELOPMENT

In connection with the 1998 acquisitions of Chiron Vision and Storz, the company immediately expensed $41 ($28 for Storz and $13 for Chiron Vision) of the combined purchase price of these businesses, representing amounts for in-process research and development (IPR&D). The expensed IPR&D represented the value of projects that had not yet reached technological feasibility and for which the assets to be used in such projects had no alternative future uses (See Note 2 - Acquisitions). The company expects that products developed arising from the acquired IPR&D will begin to generate sales and positive cash flows in the time frames discussed in the following paragraphs. However, development of these technologies remains a significant risk due to the remaining effort to achieve technical viability, rapidly changing customer markets, uncertain standards for new products and significant competitive threats from numerous companies. Failure to bring the products associated with these projects to market in a timely manner could result in a loss of market share or a lost opportunity that could have a material adverse impact on the company's businesses and operating results.

     The company estimated the fair value of the purchased IPR&D for each of these acquisitions using an income approach. Such methodology involved estimating the fair value of the purchased IPR&D using the present value of the estimated after-tax cash flows expected to be generated as a result of these projects and using risk-adjusted discount rates and revenue forecasts as appropriate. The selection of the discount rate was based on consideration of the company's weighted average cost of capital, as well as other factors, including the useful life of each project, anticipated profitability levels of each project and the uncertainty surrounding successful development of each project known at the time. The amount expensed was also impacted by the percentage of completion for each project. The company expects to fund all R&D efforts, including acquired IPR&D, from cash flow from operations.

     Set forth below are descriptions of certain acquired IPR&D projects, including their status at the end of 1999:

STORZ At the beginning of 1998, the company acquired Storz, a leading manufacturer of high-quality ophthalmic surgical instruments, surgical and diagnostic equipment, intraocular lens (IOL) implants and ophthalmic pharmaceuticals. The allocation of $28 of the $370 purchase price to IPR&D represented its estimated fair value using the methodology described above. The $28 was allocated to the following projects: Cidofovir, $12; Ocuvite, $10 and other technologies, $6.

     Cidofovir - The company estimated that revenues attributed to Cidofovir, a broad spectrum anti-viral agent for the treatment of ocular infections, were expected to average in excess of $50 per year for the six years beginning in 2001. The discount rate and stage of completion used to derive the IPR&D amount were 18% and 32%, respectively. During 1998 and 1999 the company spent approximately $3 on R&D efforts for this product. Product development, however, has been discontinued due to a failure to meet expected performance attributes. Consequently, the company will not realize its forecasted revenues from this project.

     Ocuvite - Revenues attributed to alternative formulations of a currently marketed product, Ocuvite, a high-potency vitamin/mineral supplement, were expected to total approximately $37 for the three years ending in 2004, and then average approximately $40 annually through 2011. The discount rate and stage of completion used to derive the IPR&D amount were 22% and 54%, respectively. The company believes development costs and revenue projections made at the time of acquisition are still valid.


                        See the future  17  Bausch & Lomb

     Other technologies - Of the remaining three projects, as originally anticipated, one began to generate revenues in 1999 and two are expected to generate revenues in 2001. The expected rate of revenue growth varies depending on the project and does not vary materially from original projections. At the acquisition date, the expected aggregate cost to complete the projects was expected to be $5 and the actual amounts are not expected to vary materially from these estimates. The discount rate used to derive the IPR&D amounts was 15% for all projects with the stage of completion ranging from 17% to 44%. Approximately $2 in development costs remained at the end of 1999, all of which is expected to be spent by the end of 2002.

CHIRON VISION At the beginning of 1998, the company acquired Chiron Vision for $298 cash. Chiron Vision researches, develops and manufactures innovative products that improve results of cataract and refractive surgeries and enhance the treatment of progressive eye diseases. The allocation of $13 to IPR&D represented its estimated fair value using the methodology described above. The $13 was allocated to the following projects: IOL technologies, $7; disposable keratome, $4, and other refractive technology, $2. Each of these projects was assigned a discount rate of 18% to calculate IPR&D.

     IOL technologies - Revenues attributed to various IOL line extension technologies were expected to be approximately $50 over the three years ending in 2002. At the acquisition date, costs to complete these projects were expected to be $1. These projects were estimated to be over 80% complete at the time of acquisition. Development was completed in 1999. The actual results to date for these projects in the aggregate are consistent in all material respects with the assumptions at the time of acquisition.

     Disposable keratome - Revenues attributed to a project to develop a single-use keratome were expected to be $37 over the five years beginning in 1999. At the acquisition date, costs to complete the project were expected to be less than $1. This technology did not meet management's performance expectations. The loss of these anticipated revenues are expected to be offset by the additional revenues generated from the 1999 acquisition of Hansa Research and Development, Inc., the maker of the Hansatome microkeratome.

     Other refractive technology - Revenues attributed to a new type of refractive IOL are expected to begin in 2003 and generate approximate annual revenues of $27 by around 2006. At the acquisition date, costs to complete the R&D efforts were expected to be approximately $6. Approximate expenditures over the next five years are expected to average $1. The company believes development costs and revenue projections made at the time of the acquisition are still valid.


                       See the future  18  Bausch & Lomb

STATEMENTS OF INCOME

For The Years Ended December 25, 1999, December 26, 1998 and December 27, 1997 Dollar Amounts In Millions - Except Share and Per Share Data


                                                                        1999                 1998                1997
---------------------------------------------------------------------------------------------------------------------
   NET SALES                                                        $1,756.1            $1,597.5             $1,108.7
   Costs And Expenses
      Cost of products sold                                            706.3               662.2                400.6
      Selling, administrative and general                              684.5               642.7                456.3
      Research and development                                          97.6                76.7                 49.8
      Purchased in-process research and development                        -                41.0                    -
      Restructuring charges and asset write-offs                        53.5                 5.4                 39.1
                                                                    -------------------------------------------------
                                                                     1,541.9             1,428.0                945.8
                                                                    -------------------------------------------------
   OPERATING INCOME                                                    214.2               169.5                162.9

   Other Expense (Income)
      Interest and investment income                                   (45.5)              (43.0)               (39.1)
      Interest expense                                                  88.4                99.4                 54.9
      Gain from foreign currency, net                                   (7.0)               (6.6)                (6.9)
      Other income                                                      (6.7)                  -                    -
      Litigation provision                                                 -                   -                 21.0
                                                                    -------------------------------------------------
                                                                        29.2                49.8                 29.9
                                                                    -------------------------------------------------
   Income From Continuing Operations
    Before Income Taxes And Minority Interest                          185.0               119.7                133.0
      Provision for income taxes                                        66.6                42.2                 50.6
                                                                    -------------------------------------------------
   Income From Continuing Operations
    Before Minority Interest                                           118.4                77.5                 82.4
      Minority interest                                                 15.7                21.9                 20.4
                                                                    -------------------------------------------------
   Income From Continuing Operations                                   102.7                55.6                 62.0
                                                                    -------------------------------------------------
   Discontinued Operations
      Income (loss) from discontinued operations, net                   34.0               (63.4)               (12.6)
      Gain on disposals of discontinued operations, net                308.1                33.0                    -
                                                                    -------------------------------------------------
                                                                       342.1               (30.4)               (12.6)
                                                                    -------------------------------------------------
   NET INCOME                                                       $  444.8            $   25.2             $   49.4
                                                                    =================================================
   BASIC EARNINGS (LOSS) PER SHARE:
   Continuing Operations                                            $   1.79            $   1.00             $   1.12
   Discontinued Operations                                              5.97               (0.55)               (0.23)
                                                                    -------------------------------------------------
                                                                       $7.76            $   0.45             $   0.89
                                                                    =================================================
   Average Shares Outstanding - Basic (000s)                          57,287              55,824               55,383
                                                                    =================================================
   DILUTED EARNINGS (LOSS) PER SHARE:
   Continuing Operations                                            $   1.75            $   0.99             $   1.12
   Discontinued Operations                                              5.84               (0.54)               (0.23)
                                                                    -------------------------------------------------
                                                                    $   7.59            $   0.45             $   0.89
                                                                    =================================================
   Average Shares Outstanding - Diluted (000s)                        58,639              56,367               55,654
                                                                    =================================================


   See Notes To Financial Statements


                        See the future  19   Bausch & Lomb

BALANCE SHEETS
DECEMBER 25, 1999 AND DECEMBER 26, 1998
DOLLAR AMOUNTS IN MILLIONS - EXCEPT SHARE AND PER SHARE DATA


                                                                                         1999           1998
------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and cash equivalents                                                         $  827.1       $  129.2
   Other investments, short-term                                                        125.0          300.0
   Trade receivables, less allowances of $19.6 and $26.8, respectively                  438.0          526.3
   Inventories, net                                                                     239.6          440.7
   Deferred taxes, net                                                                     --           68.4
   Other current assets                                                                 156.0          122.2
   Net assets held for disposal, short-term                                              24.6             --
                                                                                     -----------------------
Total Current Assets                                                                  1,810.3        1,586.8
Property, Plant And Equipment, net                                                      524.8          725.0
Goodwill And Other Intangibles, less accumulated amortization
   of $129.3 and $137.3, respectively                                                   606.8          758.9
Other Investments, long-term                                                            173.8          249.2
Other Assets                                                                            153.1          171.8
Net Assets Held For Disposal, long-term                                                   4.7             --
                                                                                     -----------------------
TOTAL ASSETS                                                                         $3,273.5       $3,491.7
                                                                                     =======================
LIABILITIES AND SHAREHOLDERS' EQUITY
   Notes payable                                                                     $   45.9       $  160.4
   Current portion of long-term debt                                                      1.0           31.1
   Accounts payable                                                                      94.8           92.6
   Accrued compensation                                                                  74.6          110.3
   Accrued liabilities                                                                  356.0          366.2
   Federal, state and foreign income taxes payable                                       47.3           51.8
                                                                                     -----------------------
Total Current Liabilities                                                               619.6          812.4

Long-Term Debt, less current portion                                                    977.0        1,281.3
Deferred Income Taxes                                                                   117.7             --
Other Long-Term Liabilities                                                              99.6          106.6
Minority Interest                                                                       225.6          446.4
                                                                                     -----------------------
TOTAL LIABILITIES                                                                     2,039.5        2,646.7
                                                                                     -----------------------
Common Stock, par value $0.40 per share, 200 million shares authorized,
   60,198,322 shares issued in both 1999 and 1998                                        24.1           24.1
Class B Stock, par value $0.08 per share, 15 million shares authorized, 613,324
   shares issued (955,791 shares in 1998)                                                  --            0.1
Capital In Excess Of Par Value                                                           89.6           84.2
Common And Class B Stock in Treasury, at cost, 3,435,738 shares
   (4,625,026 shares in 1998)                                                          (150.1)        (178.9)
Retained Earnings                                                                     1,268.4          883.5
Accumulated Other Comprehensive Income                                                    9.0           41.0
Other Shareholders' Equity                                                               (7.0)          (9.0)
                                                                                     -----------------------
TOTAL SHAREHOLDERS' EQUITY                                                            1,234.0          845.0
                                                                                     -----------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                           $3,273.5       $3,491.7
                                                                                     =======================


   See Notes To Financial Statements


                        See the future  20   Bausch & Lomb

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 25, 1999, DECEMBER 26, 1998 AND DECEMBER 27, 1997 DOLLAR AMOUNTS IN MILLIONS


                                                                      1999           1998           1997
--------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                        $  444.8       $   25.2       $   49.4
Adjustments to reconcile net income to net cash
 provided by operating activities:
   Depreciation                                                      112.8          117.3           90.8
   Amortization                                                       43.4           46.5           21.2
   Gain on divestitures                                             (475.0)         (56.0)            --
   Deferred income taxes                                             195.9           (2.5)         (14.4)
   Restructuring charges and asset write-offs                         53.5           11.3           71.7
   Stock compensation expense                                          8.0           10.6            3.3
   Loss on retirement of fixed assets                                 31.4           14.6            8.3
   Goodwill impairment charge                                           --           85.0             --
   Purchased in-process research and development                        --           41.0             --
   Provision for litigation expense                                     --             --           21.0
Changes In Assets And Liabilities:
   Trade receivables                                                 (93.0)         (64.0)         (32.9)
   Inventories                                                       (11.6)         (19.7)          (1.0)
   Other current assets                                              (47.1)          17.0          (31.3)
   Accounts payable and accrued liabilities                          (45.5)         (98.3)         (11.7)
   Income taxes                                                        3.9           21.5           51.0
   Other long-term liabilities                                         1.9           (3.3)          (9.9)
                                                                  --------       --------       --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                            223.4          146.2          215.5
                                                                  --------       --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES
   Capital expenditures                                             (155.9)        (201.5)        (126.1)
   Net cash paid for acquisition of businesses                       (43.1)        (718.9)         (48.6)
   Net cash received from divestitures                             1,048.4          135.0            9.3
   Proceeds from liquidation of other investment                     300.0             --             --
   Other                                                              13.9          (12.0)          (9.2)
                                                                  --------       --------       --------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                1,163.3         (797.4)        (174.6)
                                                                  --------       --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from sale of partnership interest                        200.5             --             --
   Redemption of investor's interest in partnership                 (400.0)            --             --
   Repurchases of Common and Class B shares                          (43.9)          (1.8)         (21.8)
   Exercise of stock options                                          62.3           47.7           14.8
   Net repayments of notes payable                                  (414.7)        (183.5)         (72.7)
   Proceeds from issuance of long-term debt                             --          801.4          213.5
   Repayment of long-term debt                                       (31.6)         (12.7)         (89.3)
   Payment of dividends                                              (59.5)         (58.1)         (57.1)
                                                                  --------       --------       --------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES                 (686.9)         593.0          (12.6)
                                                                  --------       --------       --------
Effect Of Exchange Rate Changes On Cash And Cash Equivalents          (1.9)           3.7          (12.4)
                                                                  --------       --------       --------
Net Change In Cash And Cash Equivalents                              697.8          (54.5)          15.9
Cash And Cash Equivalents, Beginning Of Year                         129.2          183.7          167.8
                                                                  --------       --------       --------
CASH AND CASH EQUIVALENTS, END OF YEAR                            $  827.1       $  129.2       $  183.7
                                                                  ========       ========       ========
SUPPLEMENTAL CASH FLOW DISCLOSURES
   Cash paid for interest                                         $   89.8       $   85.6       $   56.2
   Net cash payments for (refunds of) income taxes                    52.4           55.8           (6.4)
                                                                  ========       ========       ========

   See Notes To Financial Statements


                        See the future  21   Bausch & Lomb

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 25, 1999, DECEMBER 26, 1998 AND DECEMBER 27, 1997 DOLLAR AMOUNTS IN MILLIONS - EXCEPT SHARE AND PER SHARE DATA


                                                                  COMMON          CAPITAL IN
                                                                AND CLASS B        EXCESS OF         TREASURY        RETAINED
                                                  TOTAL          STOCK (1),(2)        PAR             STOCK          EARNINGS
--------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 28, 1996                   $  881.9          $   24.2          $   96.1         $ (230.5)        $  924.7
 Components of Comprehensive Income:
   Net income                                      49.4                --                --               --             49.4
   Currency translation adjustments               (60.9)               --                --               --               --
   Unrealized holding gain                         11.8                --                --               --               --
                                               --------
 Total comprehensive income                         0.3
                                               --------
 Net shares (canceled) issued under
   employee plans (293,504 shares)                (16.2)               --             (19.3)              --               --
 Treasury shares issued under employee
   plans (620,621 shares)                          29.2                --                --             29.2               --
 Treasury shares repurchased (521,925 shares)     (21.8)               --                --            (21.8)              --
 Amortization of unearned compensation              2.6                --                --               --               --
 Dividends (3)                                    (57.6)               --                --               --            (57.6)
                                               ---------------------------------------------------------------------------------
BALANCE AT DECEMBER 27, 1997                      818.4              24.2              76.8           (223.1)           916.5
 Components of Comprehensive Income:
   Net income                                      25.2                --                --               --             25.2
   Currency translation adjustments                11.9                --                --               --               --
                                               --------
 Total comprehensive income                        37.1
                                               --------
 Net shares (canceled) issued under
   employee plans (98,886 shares)                  (0.6)               --               7.4               --               --
 Treasury shares issued under employee
   plans (1,255,044 shares)                        46.0                --                --             46.0               --
 Treasury shares repurchased (33,784 shares)       (1.8)               --                --             (1.8)              --
 Amortization of unearned compensation              4.1                --                --               --               --
 Dividends (3)                                    (58.2)               --                --               --            (58.2)
                                               ---------------------------------------------------------------------------------
BALANCE AT DECEMBER 26, 1998                      845.0              24.2              84.2           (178.9)           883.5
 Components of Comprehensive Income:
   Net income                                     444.8                --                --               --            444.8
   Currency translation adjustments               (32.0)               --                --               --               --
                                               --------
 Total comprehensive income                       412.8
                                               --------
 Net shares (canceled) issued under
   employee plans (342,467 shares)                  0.4              (0.1)              5.4               --               --
 Treasury shares issued under employee
   plans (1,854,740 shares)                        72.2                --                --             72.2               --
 Treasury shares repurchased (665,452 shares)     (43.4)               --                --            (43.4)              --
 Amortization of unearned compensation              6.9                --                --               --               --
 Dividends (3)                                    (59.9)               --                --               --            (59.9)
                                               ---------------------------------------------------------------------------------
BALANCE AT DECEMBER 25, 1999                   $1,234.0          $   24.1          $   89.6         $ (150.1)        $1,268.4
================================================================================================================================

                                                ACCUMULATED
                                                    OTHER              OTHER
                                               COMPREHENSIVE       SHAREHOLDERS'
                                                   INCOME             EQUITY
--------------------------------------------------------------------------------
BALANCE AT DECEMBER 28, 1996                     $   78.2          $  (10.8)
 Components of Comprehensive Income:
   Net income                                          --                --
   Currency translation adjustments                 (60.9)               --
   Unrealized holding gain                           11.8                --
 Total comprehensive income
 Net shares (canceled) issued under
   employee plans (293,504 shares)                     --               3.1
 Treasury shares issued under employee
   plans (620,621 shares)                              --                --
 Treasury shares repurchased (521,925 shares)          --                --
 Amortization of unearned compensation                 --               2.6
 Dividends (3)                                         --                --
--------------------------------------------------------------------------------
BALANCE AT DECEMBER 27, 1997                         29.1              (5.1)
 Components of Comprehensive Income:
   Net income                                          --                --
   Currency translation adjustments                  11.9                --
 Total comprehensive income
 Net shares (canceled) issued under
   employee plans (98,886 shares)                      --              (8.0)
 Treasury shares issued under employee
   plans (1,255,044 shares)                            --                --
 Treasury shares repurchased (33,784 shares)           --                --
 Amortization of unearned compensation                 --               4.1
 Dividends (3)                                         --                --
--------------------------------------------------------------------------------
BALANCE AT DECEMBER 26, 1998                         41.0              (9.0)
 Components of Comprehensive Income:
   Net income                                          --                --
   Currency translation adjustments                 (32.0)               --
 Total comprehensive income
 Net shares (canceled) issued under
   employee plans (342,467 shares)                     --              (4.9)
 Treasury shares issued under employee
   plans (1,854,740 shares)                            --                --
 Treasury shares repurchased (665,452 shares)          --                --
 Amortization of unearned compensation                 --               6.9
 Dividends (3)                                         --                --
--------------------------------------------------------------------------------
BALANCE AT DECEMBER 25, 1999                     $    9.0          $   (7.0)
================================================================================


(1) There are also 10 thousand shares of $100 par value 4% cumulative preferred stock authorized, none of which has been issued.

(2) There are also 25 million shares of $1 par value Class A preferred stock authorized, none of which has been issued.

(3) Cash dividends of $1.04 per share were declared on Common and Class B stock in each of the years 1997, 1998 and 1999.


   See Notes To Financial Statements


                        See the future  22   Bausch & Lomb

NOTES TO FINANCIAL STATEMENTS
DOLLAR AMOUNTS IN MILLIONS - EXCEPT PER SHARE DATA

1. ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION The financial statements include all majority-owned U.S. and non-U.S. subsidiaries. Intercompany accounts, transactions and profits are eliminated. The fiscal year is the 52- or 53-week period ending the last Saturday in December.

SEGMENT REPORTING In accordance with Statement of Financial Accounting Standards
(SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information, the company split the pharmaceuticals/surgical segment into two separate segments in 1999 to reflect changes in the manner in which financial information is viewed by management for decision-making purposes. The company now reports its operating results in three segments: vision care, pharmaceuticals and surgical. Prior year amounts have been restated to conform with the 1999 presentation.

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

INVENTORIES Inventories are valued at the lower of cost or market using the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT Property, plant and equipment, including improvements that significantly add to productive capacity or extend useful life, are recorded at cost, while maintenance and repairs are expensed as incurred. Depreciation is calculated for financial reporting purposes using the straight-line method based on the estimated useful lives of the assets as follows: buildings, 30 to 40 years; machinery and equipment, two to ten years; and leasehold improvements, the shorter of the estimated useful life or the lease periods. In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of, the company assesses all long-lived assets, including property, plant and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

GOODWILL AND OTHER INTANGIBLES Goodwill and other intangibles are amortized on a straight-line basis over periods of up to 40 years. In accordance with SFAS 121, the company assesses intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In completing this evaluation, the company compares its best estimate of undiscounted future cash flows, excluding interest costs, with the carrying value of the assets. If undiscounted cash flows do not exceed the recorded value, an impairment is recognized to reduce the carrying value based on the expected discounted cash flows of the business unit. Expected cash flows are discounted at a rate commensurate with the risk involved.

REVENUE RECOGNITION Revenues are generally recognized when products are shipped to the customer. The company has established programs which, under specified conditions, enable customers to return product. The company establishes liabilities for estimated returns and allowances at the time of shipment. In addition, accruals for customer discounts and rebates are recorded when revenues are recognized.

ADVERTISING EXPENSE External costs incurred in producing media advertising are expensed the first time the advertising takes place. Promotional or advertising costs associated with customer support programs are accrued when the related revenues are recognized. At December 25, 1999 and December 26, 1998, $3.3 and $4.0 of deferred advertising costs representing primarily production and design costs for advertising to be run in the subsequent fiscal year, were reported as other current assets. Advertising expenses for continuing operations of $181.2, $180.5 and $148.8 were included in selling, administrative and general expenses for 1999, 1998 and 1997, respectively.

COMPREHENSIVE INCOME As it relates to the company, comprehensive income is defined as net earnings plus the sum of currency translation adjustments and unrealized holding gains/losses on securities (collectively "other comprehensive income"), and is presented in the Statements of Changes in Shareholders' Equity. A change in unrealized holding gains was reported net of an income tax benefit of $11.8 in 1997.

INVESTMENTS IN DEBT AND EQUITY SECURITIES In 1997, certain of the company's other investments were classified as available-for-sale under the terms of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and accordingly, unrealized holding gains and losses, net of taxes, were excluded from


                        See the future  23   Bausch & Lomb
income and recognized as a component of accumulated other comprehensive income. Fair value of the investments was determined based on market prices or by reference to discounted cash flows, and investment risk.

FOREIGN CURRENCY For most subsidiaries outside the U.S., the local currency is the functional currency and translation adjustments are accumulated as a component of accumulated other comprehensive income. The accumulated balances of currency translation adjustments, net of taxes, were $9.0, $41.0 and $29.1 at the end of 1999, 1998 and 1997, respectively.

     For subsidiaries that operate in U.S. dollars or whose economic environment is highly inflationary, the U.S. dollar is the functional currency and gains and losses that result from remeasurement are included in earnings. The company currently has one subsidiary that operates in a hyperinflationary economy. The risk exposure related to this subsidiary is not considered material to the company's consolidated financial statements. The effects from foreign currency translation were losses of $3.8 in 1999, $2.2 in 1998 and $1.5 in 1997.

     The company hedges certain foreign currency transactions and firm commitments by entering into forward exchange contracts. Gains and losses associated with currency rate changes on forward contracts hedging foreign currency transactions are recorded in earnings. The effects of foreign currency transactions, including related hedging activities, were gains of $10.8, $8.8 and $8.4 in 1999, 1998 and 1997, respectively.

DERIVATIVE FINANCIAL INSTRUMENTS The company enters into foreign currency and interest rate derivative contracts for the purpose of minimizing risk and protecting earnings.

     The company uses principally foreign currency forward contracts to hedge foreign exchange exposures. The portfolio of contracts is adjusted at least monthly to reflect changes in exposure positions as they become known. When possible and practical, the company matches the maturity of the hedging instrument to that of the underlying exposure. Net settlements are generally made at contract maturity based on rates agreed to at contract inception. Gains and losses on hedges of transaction exposures are included in income in the period in which exchange rates change. Gains and losses related to hedges of foreign currency firm commitments are deferred and recognized in the basis of the transaction when completed, while those on forward contracts hedging non-U.S. equity investments are offset against the currency component in accumulated other comprehensive income. The receivable or payable with the counterparty to the derivative contract is reported as either other current assets or accrued liabilities. Deferred gains and losses totaled less than $0.5 at December 25, 1999 and December 26, 1998 and are expected to be recognized within one year.

     When appropriate, the company will generally enter into interest rate swap and cap agreements to effectively limit its exposure to interest rate movements within the parameters of its interest rate hedging policy. This policy indicates that interest rate exposures from floating-rate assets may be offset by a substantially similar amount of floating-rate liabilities. Interest rate derivatives may be used to readjust this natural hedge position whenever it becomes unbalanced beyond policy limits. Net payments or receipts on these agreements are accrued as other current assets and accrued liabilities and recorded as adjustments to interest expense or interest income. Interest rate instruments are entered into for periods no longer than the life of the underlying transactions or, in the case of floating-rate to fixed-rate swaps, for periods no longer than the underlying floating-rate exposure is expected to remain outstanding. Interest rate derivatives are normally held to maturity but may be terminated early, particularly if the underlying exposure is similarly extinguished. Gains and losses on prematurely terminated interest rate derivatives are recognized over the remaining life, if any, of the underlying exposure as an adjustment to interest income or interest expense. Due mainly to the proceeds received from the 1999 divestitures, the company exceeded policy limits at December 25, 1999.

     The company amortizes premium income or expense incurred from entering into derivative instruments over the life of each agreement as non-operating income and expense.

NEW ACCOUNTING GUIDANCE In June 1998, the Financial Accounting Standards Board
(FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities which was subsequently amended by SFAS 137, which requires the company to adopt SFAS 133 no later than the first quarter of 2001. SFAS 133 will require the company to record all derivatives on the balance sheet at fair value. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments, or for forecasted transactions, deferred and recorded as a component of accumulated other comprehensive income until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value is immediately recognized in earnings. The impact of SFAS 133 on the company's financial statements will depend on a variety of factors, including the future level of forecasted and actual foreign currency transactions, the extent of the company's hedging activities, the types of hedging instruments used and the effectiveness of such instruments. The company is currently evaluating the financial statement impact of adopting SFAS 133.

     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements", which summarizes certain of the SEC's views in applying generally


                        See the future  24   Bausch & Lomb
accepted accounting principles to revenue recognition in financial statements. Management believes the company's revenue recognition policies, as more fully described above, comply with the guidance contained in SAB 101 and, therefore, the company's results of operations will not be materially affected.


2. ACQUISITIONS

The following table presents information about acquisitions by the company during the two year period ended December 25, 1999, as well as the goodwill and other intangible asset balances at December 26, 1998 and December 25, 1999. The 1999 and 1998 acquisitions were accounted for under the purchase method with a portion of the purchase price allocated to goodwill and other intangible assets and, in some cases, purchased in-process research and development (IPR&D).


                                                                    GOODWILL        OTHER INTANGIBLES
                                                                     (GROSS)             (GROSS)             TOTAL
-------------------------------------------------------------------------------------------------------------------
   BALANCES AT DECEMBER 26, 1998
      Storz(1)                                                        $107.7             $172.1              $279.8
      Chiron Vision(2)                                                 104.0               96.3               200.3
      Dr. Winzer Pharma(3)                                              31.4                 --                31.4
      All other - continuing(4)                                        153.5               37.2               190.7
      All other - discontinued(5)                                      182.4               11.6               194.0
                                                                      ------             ------              ------
                                                                       579.0              317.2               896.2
   Activity during 1999
      Hansa(6)                                                          17.7                 --                17.7
      Orbtek(6)                                                         12.1               12.4                24.5
      All other - discontinued(5)                                     (182.4)             (11.6)             (194.0)
      Other 1999 activity                                                 --               (8.3)               (8.3)
                                                                      ------             ------              ------
   Balance at December 25, 1999                                       $426.4             $309.7              $736.1
                                                                      ======             ======
      Accumulated Amortization(7)                                                                            (129.3)
                                                                                                             ------
   Goodwill and Other Intangibles, net
      at December 25, 1999                                                                                   $606.8
                                                                                                             ======

(1) Storz Instrument Company, Storz Ophthalmics, Inc. and Cyanamid Chirurgie S.A.S. (collectively, Storz) was a leading manufacturer of ophthalmic surgical instruments, surgical and diagnostic equipment, intraocular lens implants and ophthalmic pharmaceuticals. It was acquired at the beginning of 1998 for $369.7 in cash. Goodwill is being amortized over an original life of 40 years. Other intangible assets are being amortized over original lives as follows: tradename of $37.3 and workforce of $12.9, 17 years; customer relationships of $80.8, 40 years; and technology/patents of $28.0, 10 years.

(2) Chiron Vision Corporation, acquired for cash of $298.1 in the beginning of 1998, researched, developed and manufactured innovative products that improved results in cataract and refractive surgeries and that enhanced the treatment of progressive eye diseases. Goodwill is being amortized over an original life of 20 years. Other intangible assets are being amortized over original lives as follows: tradename of $26.4 and customer relationships of $41.4, 20 years; workforce of $10.7, 14 years; and technology/patents of $18.1, 8 years.

(3) Dr. Winzer Pharma, a pharmaceutical company in Germany, was acquired in May 1998. Goodwill has an original life of 15 years.

(4) Goodwill includes the following amounts: Dr. Mann Pharma, acquired in 1986, $82.5 with an original life of 30 years; Award, plc, acquired in 1996, $36.3 with an original life of 15 years; remainder has average original life of 26 years with an average remaining life of 19 years.

(5) Amounts represent goodwill and other intangibles for businesses sold during 1999 as described in Note 3 --Discontinued Operations.

(6) Hansa Research and Development, Inc, acquired in January 1999 for $18.4, manufactured the Hansatome microkeratome used in refractive surgery procedures. Goodwill is being amortized over an original life of 15 years. Orbtek, Inc, acquired in March 1999 for $24.7, developed a unique diagnostic system to give surgeons critical information about the eye. Goodwill is being amortized over an original life of 20 years. Other intangible assets are being amortized over original lives as follows: workforce of $0.2, 14 years; regulatory approvals of $8.5, 20 years; and technology/patents of $3.7, 10 years.

(7)    Accumulated amortization at December 26, 1998 was $137.3.


                        See the future  25   Bausch & Lomb

     The purchase price for the acquisitions was allocated to tangible assets and intangible assets, including goodwill and identifiable intangible assets, less liabilities assumed, and in the case of Storz and Chiron Vision, to IPR&D. As required under generally accepted accounting principles, IPR&D was immediately expensed, resulting in a non-cash charge to earnings, since the underlying R&D projects had not reached technological feasibility and the assets to be used in such projects had no alternative future use.

     The useful lives of goodwill was determined based upon an evaluation of pertinent factors, including:

-    Individual aspects of each acquisition and the associated useful lives

- Consideration to legal, regulatory and contractual provisions which could limit the maximum useful life

- Management's professional judgement and in some instances, the expert opinions of independent appraisers

     After considering these factors as they related to the Chiron Vision and Storz acquisitions, it was determined that the associated goodwill related explicitly to the perceived earnings potential of these businesses, and furthermore, that the future periods to benefit from these potential earnings were integrally associated with the acquired customer bases. Therefore, the asset lives assigned to goodwill were the same as the lives assigned to the customer base component of other intangible assets, which was 40 and 20 years, respectively, for Chiron Vision and Storz.

     The asset lives of the other intangible assets acquired in the Chiron Vision and Storz acquisitions were determined by independent appraisers, and agreed to by management, using generally accepted actuarial methodologies needed to estimate useful lives from observed historical data. In estimating the useful life of the Storz customer relationships referred to in the above table, the appraisers evaluated relationships that Storz had fostered since its formation (and the formation of companies it had acquired) and calculated the useful life by observing the pattern of historical customer attrition. Based on this attrition pattern, customers were sorted into "vintage groups" that identified the length of tenure with Storz, analyzed for survival rates and translated into loss rates for each vintage. The annual survivor rates were then extrapolated to determine the future rate of customer loss and from this data a useful life of 40 years was calculated. The same statistical technique was used to determine the life of customer relationships for Chiron Vision, which was estimated to be 20 years.

     For the other categories of other intangible assets - tradenames, workforce and technology/patents - specific facts and circumstances were analyzed by the appraisers to determine appropriate asset lives.

     There were a combined 11 product development projects for Chiron Vision and Storz included in the $41.0 pre-tax charge to IPR&D. The projects were unique from other pre-existing core technology and pertained primarily to the development of new ophthalmic pharmaceutical drugs, new or redesigned intraocular lenses and products that support eye surgery procedures. The value allocated to IPR&D was determined using an income approach. Such methodology involved estimating the fair value of the purchased IPR&D using the present value of the estimated after-tax cash flows expected to be generated as a result of these projects and using risk-adjusted discount rates and revenue forecasts as appropriate. These estimates were consistent with historical pricing, margins and expense levels for similar products. Revenues were estimated based on relevant market size and growth factors, expected industry trends, individual product sales cycles and other factors. Estimated operating expenses, income taxes, and charges for use of contributory assets were deducted from estimated revenues to determine estimated after-tax cash flows for each project. Estimated operating expenses included cost of goods sold and selling, administrative and general expenses. The discount rates used to value the IPR&D projects ranged from 15% to 22%. These rates were based on the company's weighted average cost of capital, as well as other factors, including the useful life of each project, the anticipated profitability of each project and the uncertainty regarding the successful completion of each project. The value of IPR&D was also impacted by the stage of completion of each project, which ranged from 17% to 95%.

     Management is primarily responsible for estimating the fair value of assets and liabilities obtained through acquisitions and has conducted due diligence in determining fair values. Management made estimates and assumptions at the time of each acquisition that affect the reported amounts of assets, liabilities and expenses, including IPR&D, resulting from such acquisitions. Actual results could differ from those amounts. During 1999, two of the product development projects representing 40% of the $41.0 pre-tax charge were discontinued. Costs and expected revenues related to the remaining projects have not varied materially from original projections.

ACCRUAL FOR EXIT ACTIVITIES As part of the integration of Chiron Vision and Storz, management developed a formal plan that included the shutdown of duplicate facilities in the U.S., Europe and Asia, the elimination of duplicate product lines and the consolidation of certain administrative functions. The exit activities were committed to by management and formally communicated to employees shortly after the acquisitions were consummated. The major components of the accrual were as follows:


                        See the future  26   Bausch & Lomb

                                                         Costs of Exit Activities

                                    ------------------------------------------------------------------
                                      Employee
                                      Severance         Facilities          Contract
                                   and Relocation     Closure Costs       Terminations           Total
-------------------------------------------------------------------------------------------------------
Accrued at acquisition date            $21.7              $ 5.5              $ 0.9               $28.1
Less 1998 Activity
   Cash payments                        (6.3)              (0.7)              (0.9)               (7.9)
   Non-cash items                         --               (0.3)                --                (0.3)
                                       -----              -----              -----               -----
Balances at December 26, 1998           15.4                4.5                 --                19.9
Less 1999 Activity
   Cash payments                       (10.7)              (0.4)                --               (11.1)
   Non-cash items                         --               (2.6)                --                (2.6)
                                       -----              -----              -----               -----
Balances at December 25, 1999          $ 4.7              $ 1.5              $  --               $ 6.2
                                       =====              =====              ===                 =====

     The costs of employee terminations related to 596 employees in production, R&D, selling and administration. During 1999 and 1998, 384 and 100 of these employees were terminated, respectively, leaving 112 to be terminated in 2000. Employees to be terminated in 2000 include those in a foreign jurisdiction that involved a lengthy statutory process of notice and approval prior to termination. Management does not believe such process will result in severance payments or other costs materially different from those accrued. The facilities closure costs primarily represented leasehold termination payments and fixed asset writedowns relating to duplicate facilities. The closures and consolidations in the U.S. were substantially completed in 1999. The closures and consolidations outside the U.S. were commenced in 1999 and are expected to be substantially complete in 2000. Involuntary termination benefits of $18.1 were accrued in 1998. Amounts paid and charged against the liability were $8.4 in 1999 and $5.4 in 1998.


3. DISCONTINUED OPERATIONS

On June 26, 1999, the company completed the sale of its sunglass business to Luxottica Group S.p.A. for $636.0 in cash. The company recorded an after-tax gain of $126.3 or $2.16 per diluted share, which included the costs associated with exiting the business, such as severance pay and additional pension costs. The results of the sunglass business have been reported as discontinued operations in the accompanying Statements of Income. Revenues of this business were $252.7, $445.6 and $482.9 for 1999, 1998 and 1997, respectively. At the time of the sale, certain non-U.S. sunglass businesses were subject to deferred closings due to local regulatory and legal considerations, all of which should be resolved to enable closings to occur within a 12-month period from the original date of sale, with the exception of the company's interest in the sunglass business of Bausch & Lomb India Limited, which is expected to occur within 24 months from the original date of sale. Most of the deferred closings were completed prior to December 25, 1999. Net assets from the remaining units were classified as net assets held for disposal in the company's December 25, 1999 balance sheet. Net assets of the sunglass business subject to deferred closing totaled $29.3 at December 25, 1999, and consisted primarily of inventory, receivables, property, plant and equipment, accrued liabilities and payables.

     On August 30, 1999 the company completed the sale of its hearing aid business to Amplifon S.p.A., a privately-held company in Italy. The company recorded an after-tax gain of $11.1 or $0.19 per diluted share, including costs associated with exiting the business. Also during the third quarter, the company completed the sale of Charles River Laboratories, a biomedical business, to DLJ Merchant Banking Partners II, L.P., an affiliate of the investment banking firm of Donaldson, Lufkin and Jenrette, for approximately $400 in cash and $43 in promissory notes. The company retained a 12.5% equity interest in the Charles River Laboratories business. The company recorded an after-tax gain of $170.7 or $2.91 per diluted share, including costs associated with exiting the business. The hearing aid, the biomedical and the skin care business (which was sold in 1998) collectively, comprised the company's healthcare segment. The results of the healthcare segment have been reported as discontinued operations in the accompanying Statements of Income. Revenues for this segment were $241.0, $319.7 and $324.1 for 1999, 1998 and 1997, respectively.

     Income (loss) from discontinued operations as reported on the company's Statements of Income were net of income taxes of $20.6, $14.2 and $(5.0) for the fiscal years ended 1999, 1998 and 1997. The balance sheets at December 25, 1999 and December 26, 1998 and the statements of cash flows for the years ended December 25, 1999, December 26, 1998 and December 27, 1997 have not been restated to reflect the divestitures of these businesses.


                        See the future  27   Bausch & Lomb

4. EARNINGS PER SHARE

Basic earnings per share is computed based on the weighted average number of Common and Class B shares outstanding during a period. Diluted earnings per share reflect the assumed conversion of dilutive stock options. In computing the per share effect of assumed conversion, funds which would have been received from the exercise of options were considered to have been used to repurchase common shares at average market prices for the period, and the resulting net additional common shares are included in the calculation of average common shares outstanding.

     The table below summarizes the amounts used to calculate basic and diluted earnings per share:

                                                               1999              1998               1997
---------------------------------------------------------------------------------------------------------
Income from continuing operations                        $    102.7        $     55.6         $     62.0
Income (loss) from discontinued operations, net                34.0             (63.4)             (12.6)
Gain on disposals of discontinued operations, net             308.1              33.0                 --
                                                         ----------        ----------         ----------
Net Income                                               $    444.8        $     25.2         $     49.4
                                                         ----------        ----------         ----------

BASIC NET INCOME PER COMMON SHARE:
Continuing operations                                    $     1.79        $     1.00         $     1.12
Discontinued operations                                        0.59             (1.14)             (0.23)
Gain on disposal of discontinued operations                    5.38              0.59                 --
                                                         ----------        ----------         ----------
Net income per common share                              $     7.76        $     0.45         $     0.89
                                                         ----------        ----------         ----------

DILUTED NET INCOME PER COMMON SHARE:

Continuing operations                                    $     1.75        $     0.99         $     1.12
Discontinued operations                                        0.58             (1.13)             (0.23)
Gain on disposal of discontinued operations                    5.26              0.59                 --
                                                         ----------        ----------         ----------
Net income per common share                              $     7.59        $     0.45         $     0.89
                                                         ----------        ----------         ----------

Basic average common shares outstanding (000s)               57,287            55,824             55,383
Dilutive effect of stock options (000s)                       1,352               543                271
                                                         ----------        ----------         ----------
Diluted average common shares outstanding (000s)             58,639            56,367             55,654
                                                             ======            ======             ======

     Antidilutive outstanding stock options were excluded from the calculation of average shares outstanding. Options excluded, in thousands, totaled 1,149 in 1999, 1,709 in 1998 and 3,431 in 1997. Actual outstanding Common and Class B shares at the beginning of the period were 56,529 in 1999, 55,209 in 1998 and 55,404 in 1997.


                        See the future  28   Bausch & Lomb

5. RESTRUCTURING CHARGES AND ASSET WRITE-OFFS

1999 PROGRAM

In December 1999, the company's board of directors announced that it was implementing a comprehensive program to exit certain contact lens manufacturing platforms and take additional steps to further reduce the administrative cost structure throughout the company. As a result, the company recorded a pre-tax charge of $56.7 for 1999, the major components of which are summarized in the table below:

                                             Vision Care   Other/Administrative       Total
--------------------------------------------------------------------------------------------
PROVISIONS
  Employee terminations                         $27.1             $ 3.7               $30.8
  Asset write-offs                               25.8               0.1                25.9
                                                -----             -----               -----
                                                 52.9               3.8                56.7
LESS 1999 ACTIVITY
  Cash payments                                  (1.0)               --                (1.0)
  Non-cash items                                (25.8)             (0.1)              (25.9)
                                                -----             -----               -----
Remaining reserve at December 25, 1999          $26.1             $ 3.7               $29.8
                                                =====             =====               =====

     The restructuring program within the vision care segment will focus on the elimination of certain contact lens manufacturing platforms resulting from exiting less cost-effective technologies. The programs included under other/administrative will focus primarily on further reducing overhead costs throughout the company. The major actions in this restructuring plan include:

                                                              Start Date           Anticipated Completion Date
PROJECT
Vision Care
  Exit certain European manufacturing platforms                    Q4/99                        Q2/00
  Exit certain U.S. manufacturing platforms                        Q4/99                        Q4/00
  Eliminate internal infrastructure costs                          Q4/99                        Q2/00
OTHER/ADMINISTRATIVE
  Eliminate internal infrastructure costs                          Q4/99                        Q4/00

     The above projects will result in the termination of approximately 900 employees. Vision care includes terminations of 710 employees in production and 116 administrative staff. The other/administrative actions include the termination of approximately 80 staff in both administrative and sales roles. As of December 25, 1999, approximately 240 employees have been involuntarily terminated under this restructuring plan with $1.0 of related costs being charged against the liability.

     The employee terminations will result in future cash outflows to the company. These cash outflows, which began in December 1999, are expected to take place throughout 2000, with the majority of the outflows occurring in the second half of the year. The company will use its current cash balance as well as cash provided by operations to fund these cash outflows.

     In addition to employee terminations, the above projects resulted in $25.9 of asset write-offs, primarily for the abandonment of manufacturing equipment. The disposition and/or decommissioning of these assets occurred in the fourth quarter of 1999 and January 2000.


                        See the future  29   Bausch & Lomb

1997 PROGRAM

In April 1997, the company's board of directors approved plans to restructure portions of each of the company's business segments, as well as certain corporate administration functions. As a result, cumulative pre-tax restructuring charges of $85.5 were recorded through the first half of 1998. Of these charges, $46.0 related to ongoing operations and $39.5 related to divested businesses and are reported as part of income from discontinued operations. The following table sets forth the activity in this reserve for continuing operations through December 25, 1999:

                                    Vision Care   Pharmaceuticals   Corporate Services        Total
----------------------------------------------------------------------------------------------------
Original Provision(1)                  $12.0           $ 5.0              $29.0               $46.0
Less 1997 Activity
   Cash payments                        (8.5)           (1.9)              (5.9)              (16.3)
   Non-cash items                       (3.3)             --               (0.3)               (3.6)
Less 1998 Activity
   Cash payments                        (6.2)           (1.7)              (3.1)              (11.0)
   Non-cash items                         --              --                 --                  --
Less 1999 Activity(1)
   Cash payments                         6.6            (1.2)             (17.0)              (11.6)
   Non-cash items                        0.2              --               (0.5)               (0.3)

Less 1999 Reversal of Reserve           (0.8)           (0.2)              (2.2)               (3.2)
                                       ------------------------------------------------------------
Remaining Reserve 12/25/99             $  --           $  --              $  --               $  --
                                       ------------------------------------------------------------

(1) During the first quarter of 1999, the company reclassified its restructuring provisions and historical charges to properly reflect responsibilities for restructuring activity consistent with current segment reporting. The 1997 restructuring provisions and 1999 related charges have been amended to properly reflect the reclassification.

     The goal of this restructuring program was to significantly reduce the company's fixed cost structure and realign the organization to meet its strategic objectives through the closure, relocation and consolidation of manufacturing, distribution, sales and administrative operations and workforce reductions. During 1999, the actions relating to these programs were completed and the remaining reserve of $3.2 was reversed.

     The 1997 program was expected to yield approximately $41.0 in annual cost savings. Actual cost savings related to this plan are in line with expectations. These cost savings are reflected primarily in reduced cost of sales and lower selling, administrative and general costs. The originally anticipated cost savings were largely reinvested in marketing and advertising to support new product launches.

6. BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

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

     The company's segments are vision care, pharmaceuticals and surgical. The vision care segment includes contact lenses, lens care products and vision accessories. The pharmaceuticals segment includes prescription ophthalmic drugs as well as over-the-counter medications. The surgical segment is comprised of cataract, refractive and retinal products.

     Segment assets represent operating assets of U.S. commercial entities, global manufacturing locations and inventories of non-U.S. commercial entities. Net assets from discontinued operations subject to deferred closings are classified as "net assets held for disposal" in the company's 1999 balance sheet. Other operating assets of non-U.S. commercial entities are reported as "amounts not allocated" in the following table.


                        See the future  30   Bausch & Lomb

BUSINESS SEGMENT The following table presents sales and other financial information by business segment for the years 1999, 1998 and 1997. The company does not have material intersegment sales.

                                                            Operating          Depreciation           Capital
                                        Net Sales            Earnings        and Amortization       Expenditures           Assets
----------------------------------------------------------------------------------------------------------------------------------
1999
Vision Care                             $1,029.5            $  200.5             $   65.3            $   54.5            $  524.3
Pharmaceuticals                            293.9                66.1                 16.0                21.1               266.4
Surgical                                   432.7                64.1                 41.4                18.3               769.3
                                        --------            --------             --------            --------            --------
                                         1,756.1               330.7                122.7                93.9             1,560.0
Corporate administration                      --               (63.0)                 6.5                43.4             1,246.0
Restructuring(1)                              --               (53.5)                  --                  --                  --
Discontinued assets                           --                  --                 27.0                18.6                  --
Net assets held for disposal                  --                  --                   --                  --                29.3
Amounts not allocated                         --                  --                   --                  --               438.2
                                        --------            --------             --------            --------            --------
                                        $1,756.1            $  214.2             $  156.2            $  155.9            $3,273.5
                                        ========            ========             ========            ========            ========
1998
Vision Care                             $  971.2            $  208.4             $   62.8            $  112.8            $  555.3
Pharmaceuticals                            241.6                49.2                 15.6                17.2               262.2
Surgical                                   384.7                43.0                 36.6                14.5               696.3
                                        --------            --------             --------            --------            --------
                                         1,597.5               300.6                115.0               144.5             1,513.8
Corporate administration                      --               (52.6)                 2.7                18.7               448.8
Restructuring(2)                              --                (5.4)                  --                  --                  --
Other significant charges(3)                  --               (73.1)                  --                  --                  --
Discontinued assets                           --                  --                 46.1                38.3               657.9
Amounts not allocated                         --                  --                   --                  --               871.2
                                        --------            --------             --------            --------            --------
                                        $1,597.5            $  169.5             $  163.8            $  201.5            $3,491.7
                                        ========            ========             ========            ========            ========
1997
Vision Care                             $  918.1            $  210.9             $   49.0            $   73.6            $  463.1
Pharmaceuticals                            190.6                36.6                 10.9                10.0               192.5
                                        --------            --------             --------            --------            --------
                                         1,108.7               247.5                 59.9                83.6               655.6
Corporate administration                      --               (45.5)                 2.2                 1.6               456.0
Restructuring(4)                              --               (39.1)                  --                  --                  --
Discontinued assets                           --                  --                 49.9                40.9               817.4
Amounts not allocated                         --                  --                   --                  --               843.9
                                        --------            --------             --------            --------            --------
                                        $1,108.7            $  162.9             $  112.0            $  126.1            $2,772.9
                                        ========            ========             ========            ========            ========


(1) Restructuring charges and asset write-offs were recorded as follows: vision care, $52.9; pharmaceuticals, $2.0; corporate administration, $1.8 and a reversal of $3.2 related to the 1997 reserve.

(2) Restructuring charges and asset write-offs were recorded as follows: vision care, $2.3 and corporate administration, $3.1.

(3) Other significant charges consisted of a charge of $41.0 for purchased in-process R&D and a purchase accounting inventory adjustment of $32.1. Both adjustments related to the Chiron Vision and Storz acquisitions.

(4) Restructuring charges and asset write-offs were recorded as follows: vision care, $19.4; pharmaceuticals, $5.0; and corporate administration, $14.7.


                        See the future  31   Bausch & Lomb

GEOGRAPHIC REGION The following table presents sales and long-lived assets by geography for the years 1999, 1998 and 1997. Sales to unaffiliated customers represent net sales originating in entities physically located in the identified geographic area.

Long-lived assets include property, plant and equipment, goodwill and intangibles, other investments and other assets.

                                                                       U.S.             Non-U.S.         Consolidated
---------------------------------------------------------------------------------------------------------------------
   1999
   Sales to unaffiliated customers                                  $  929.5             $826.6            $1,756.1
   Long-lived assets                                                   951.8              506.8             1,458.6

   1998
   Sales to unaffiliated customers                                  $  841.9             $755.6            $1,597.5
   Long-lived assets                                                 1,073.0              831.9             1,904.9

   1997
   Sales to unaffiliated customers                                  $  564.0             $544.7            $1,108.7
   Long-lived assets                                                   743.8              938.9             1,682.7

7. SUPPLEMENTAL BALANCE SHEET INFORMATION

                                                                                   December 25, 1999     December 26, 1998
--------------------------------------------------------------------------------------------------------------------------
   INVENTORIES
   Raw materials and supplies                                                             $54.0               $  84.7
   Work in process                                                                         15.9                  39.1
   Finished products                                                                      169.7                 319.3
                                                                                          -----               -------
                                                                                          239.6                 443.1
   Less allowance for valuation of certain U.S.
      inventories at LIFO(1)                                                                 --                  (2.4)
                                                                                          -----               -------
                                                                                         $239.6                $440.7
                                                                                          -----               -------
   Inventories valued using LIFO                                                         $   --                 $49.7
                                                                                          =====               =======


(1) LIFO valuation allowance related to certain inventories held by the company's divested sunglass business.


                                                                                  December 25, 1999       December 26, 1998
---------------------------------------------------------------------------------------------------------------------------
   PROPERTY, PLANT AND EQUIPMENT
   Land                                                                               $    12.0              $    25.4
   Buildings                                                                              212.8                  416.0
   Machinery and equipment                                                                772.1                  930.2
   Leasehold improvements                                                                  35.2                   41.1
                                                                                      ---------              ---------
                                                                                        1,032.1                1,412.7
   Less accumulated depreciation                                                         (507.3)                (687.7)
                                                                                      ---------              ---------
                                                                                         $524.8              $   725.0
                                                                                      =========              =========


                        See the future  32   Bausch & Lomb

8. OTHER SHORT- AND LONG-TERM INVESTMENTS

NETHERLANDS GUILDER INVESTMENT The company has invested 219 million Netherlands guilders (NLG), all classified as long-term and approximating $136.0 at the time of the investment, in securities issued by a subsidiary of a triple-A rated financial institution. The issuer's investments are restricted to high quality, short-term investments (less than 90 days) and government obligations, and as such, the net asset value is not expected to be materially different than fair value. The issuer reinvests all of its income. At December 25, 1999, the average U.S. dollar rate of return was 5.29%, including the effects of a cross-currency swap transaction that effectively hedges the currency risk and converts the NLG income to a U.S. dollar rate of return.

     The company, through two non-U.S. legal entities, owns approximately 22% of the subsidiary of the financial institution; the financial institution owns the remainder. The company has the right to put its equity position at net asset value to the financial institution at the end of each quarter until January 2003. Since the securities are not readily marketable, this represents the company's ability to exit from the investment.

     The company also has the right to call the financial institution's equity position at net asset value at the end of each quarter until October 2003. Should the company choose not to exercise either its put or call options, the financial institution may put its equity at net asset value to the company in March or June 2003. In either instance, the company would then own 100% of the subsidiary of the financial institution and account for it as a consolidated entity. The company would use the high quality, short-term investments of the issuer to offset the reduction in liquidity associated with full ownership of the subsidiary of the financial institution.

     Management believes this investment is fully recoverable at par value based on the high quality and stability of the financial institution. However, the investment is subject to equity risk.

U.S. DOLLAR INVESTMENT The company invested $425.0 in equity securities issued by a subsidiary of a double-A rated financial institution. The securities rank senior to all other classes of the issuer's equity and rank junior to the secured and unsecured liabilities of the issuer, including subordinated debt obligations, and are neither payable upon demand nor have a fixed maturity. The securities pay quarterly cumulative dividends at a variable LIBOR-based rate. At December 25, 1999, this rate was 4.96%. The issuer and the company agreed to redeem these securities at par over a 12-month period commencing January 5, 1999, and as a result, the company classified $300.0 of this investment as short-term at December 26, 1998. At December 25, 1999, the remaining $125 unredeemed portion of the investment was classified as short-term and subsequently, on January 5, 2000, the remaining portion was redeemed. The company used the redemption proceeds to finance operational requirements outside the U.S. and invest in short-term money market instruments.

OTHER INVESTMENTS Upon the sale of the company's biomedical business in September 1999, the company received a subordinated discount note due September 2010, with an original issue price of $43.0. The interest on this note, which varies from a rate of 12.0% to 15.0%, accretes daily to a value at maturity of $175.3. This note may be redeemed at any time prior to maturity at the discretion of the issuer at the accreted value on the date redeemed. The note is subordinate to the senior indebtedness of the issuer. The company also maintains a 12.5% equity interest in the divested business, valued at $19.9 at the end of 1999, and accounted for under the cost method.


                        See the future  33   Bausch & Lomb

9. PROVISION FOR INCOME TAXES

An analysis of the components of earnings from continuing operations before income taxes and minority interest and the related provision for income taxes is presented below:

                                                                        1999               1998               1997
-------------------------------------------------------------------------------------------------------------------
   EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
    AND MINORITY INTEREST
      U.S.                                                           $  39.7           $  (36.8)            $  27.3
      Non-U.S.                                                         145.3              156.5               105.7
                                                                     -------           --------             -------
                                                                     $ 185.0           $  119.7             $ 133.0
                                                                     -------           --------             -------
   PROVISION FOR INCOME TAXES
   Federal
      Current                                                        $  13.4           $    6.5             $  36.2
      Deferred                                                           6.6              (11.4)              (18.5)
   State
      Current                                                            4.7                1.2                 6.2
      Deferred                                                           4.9               (3.3)               (0.8)
   Foreign
      Current                                                           43.5               35.2                33.0
      Deferred                                                          (6.5)              14.0                (5.5)
                                                                     -------           --------             -------
                                                                     $  66.6            $  42.2             $  50.6
                                                                     =======            =======             =======

Deferred taxes, detailed below, recognize the impact of temporary differences between the amounts of assets and liabilities recorded for financial statement purposes and such amounts measured in accordance with tax laws. Realization of the tax loss and credit carryforwards, some of which expire between 2000 and 2006, and others which have no expiration, is contingent on future taxable earnings in the appropriate jurisdictions. Valuation allowances have been recorded for these and other asset items which may not be realized. Each carryforward item is reviewed for expected utilization, using a "more likely than not" approach, based on the character of the carryforward item (credit, loss, etc.), the associated taxing jurisdiction (U.S., state, non-U.S., etc.), the relevant history for the particular item, the applicable expiration dates, operating projects that would impact utilization, and identified actions under the control of the company in realizing the associated carryforward benefits. Additionally, the company's utilization of U.S. foreign tax credit and state investment credit carryforwards is critically dependent on related statutory limitations that involve numerous factors beyond overall positive earnings, all of which must be taken into account by the company in its evaluation. The company assesses the available positive and negative evidence surrounding the recoverability of the deferred tax assets and applies its judgment in estimating the amount of valuation allowance necessary under the circumstances. The company continues to assess and evaluate strategies that will enable the carryforwards, or portion thereof, to be utilized, and will reduce the valuation allowance appropriately for each item at such time when it is determined that the "more likely than not" approach is satisfied.


                        See the future  34   Bausch & Lomb

                                                      DECEMBER 25, 1999                   DECEMBER 26, 1998
                                                 ASSETS            LIABILITIES        ASSETS           LIABILITIES
------------------------------------------------------------------------------------------------------------------
CURRENT:
   Sales and allowance accruals                  $ 23.4             $   --            $ 17.8             $   --
   Employee benefits and compensation              17.2                 --              22.5                 --
   Inventories                                     20.0                5.3              25.1                 --
   Restructuring accruals                           9.7                 --               4.5                 --
   Other accruals                                   1.3                7.1              11.4                1.0
   Unrealized foreign
    exchange transactions                           1.9                8.0               1.8                2.5
   State and local income tax                        --                8.1                --               11.9
                                                 ------             ------            ------             ------
                                                 $ 73.5             $ 28.5            $ 83.1             $ 15.4
                                                 ======             ======            ======             ======
NON-CURRENT:
   Tax loss and credit carryforwards             $110.8             $   --            $ 48.7             $   --
   Employee benefits                               26.4                0.3              30.0                0.3
   Other accruals                                    --               11.6                --                8.9
   Unrealized foreign exchange
    transactions                                     --               14.0                --               15.1
   Depreciation and amortization                     --               25.1               7.6               21.7
   Valuation allowance                            (45.6)                --             (39.6)                --
   Intercompany investments                          --              203.3                --                 --
                                                 ------             ------            ------             ------
                                                   91.6              254.3              46.7               46.0
                                                 ------             ------            ------             ------
                                                 $165.1             $282.8            $129.8             $ 61.4
                                                 ======             ======            ======             ======

Reconciliations of the statutory U.S. federal income tax rate to the effective tax rates for continuing operations were as follows:

                                                                        1999               1998                1997
--------------------------------------------------------------------------------------------------------------------
   Statutory U.S. tax rate                                              35.0%              35.0%               35.0%
   State income taxes, net of federal tax benefit                        3.3               (1.2)                4.1
   Goodwill amortization                                                 0.9                0.1                  --
   Foreign Sales Corporation tax benefit                                (0.9)              (1.7)               (1.2)
   Difference between non-U.S. and U.S. tax rates                       (2.8)               3.9                (1.4)
   Other                                                                 0.5               (0.9)                1.6
                                                                        ----               ----                ----
   EFFECTIVE TAX RATE                                                   36.0%              35.2%               38.1%
                                                                        ====               ====                ====


     At December 25, 1999, earnings considered to be permanently reinvested in non-U.S. subsidiaries totaled approximately $902.5. Deferred income taxes have not been provided on these earnings as the company does not plan to initiate any action that would require the payment of income taxes. It is not practicable to estimate the amount of additional tax that might be payable on these undistributed foreign earnings.


                        See the future  35   Bausch & Lomb

10. DEBT

Short-term debt at December 25, 1999 and December 26, 1998 consisted of $20.9 and $101.9 in U.S. borrowings and $25.0 and $58.5 in non-U.S. borrowings, respectively. To support its liquidity requirements, the company maintains U.S. revolving credit agreements. During the second quarter of 1999, the company restructured its revolving credit agreements and now maintains 364-day bilateral revolving credit agreements totaling $500.0. The interest rate under these agreements is based on LIBOR, or at the company's option, such other rate as may be agreed upon by the company and the bank. No debt was outstanding under these agreements at December 25, 1999. In addition, the company maintains other lines of credit on which it may draw to meet its financing requirements. The company believes its existing credit facilities provide adequate liquidity to meet obligations, fund capital expenditures and invest in potential growth opportunities. Commitment fees on the revolving credit agreements fluctuate according to the long-term debt ratings of the company and were 0.1% as of December 25, 1999. The company also maintains unused U.S. bank lines of credit amounting to approximately $27.0. Compensating balance arrangements for these lines are not material.

     During 1999, the company terminated two seven-year interest rate swap agreements. Each swap agreement had a notional amount of $100.0 and was used to convert $200.0 of U.S. commercial paper into fixed-rate obligations with effective interest rates, prior to termination, of 6.48%.

     Average short-term interest rates, which include the effect of the interest rate swap agreements in 1998, were 5.4% and 5.7% for the years ended 1999 and 1998, respectively. The maximum amount of short-term debt at the end of any month was $261.4 in 1999 and $893.3 in 1998. Average short-term, month-end borrowings were $171.9 in 1999 and $550.1 in 1998.

     The components of long-term debt were:

                                                            Interest Rate Percentage    December 25, 1999      December 26, 1998
--------------------------------------------------------------------------------------------------------------------------------
   FIXED-RATE NOTES PAYABLE
      Notes due in 1999                                              2.21-2.28               $    --              $    25.8
      Notes due in 2001 or 2011(1)                                       6.15                  100.0                  100.0
      Notes due in 2001 or 2026(2)                                       6.56                  100.0                  100.0
      Notes due in 2003(3)                                               5.95                   85.0                   85.0
      Notes due in 2003 or 2013(1)                                       6.38                  100.0                  100.0
      Notes due in 2004(4)                                               6.75                  200.0                  200.0
      Notes due in 2005 or 2025(1)                                       6.50                  100.0                  100.0
      Notes due in 2028(4)                                               7.13                  200.0                  200.0
      All other fixed-rate notes                                     Various                      --                    7.0
   VARIABLE RATE AND OTHER BORROWINGS
      Promissory notes(5)                                                 --                      --                  300.0
      Securitized trade receivables expiring in 2002                     5.44(6)                75.0                   75.0
      Industrial Development Bonds due in 2015                           5.15(6)                 8.5                    8.5
      Other                                                          Various                     9.5                   11.1
                                                            ----------------------------------------------------------------
                                                                                               978.0                1,312.4
   Less current portion                                                                         (1.0)                 (31.1)
                                                                                              ------               --------
                                                                                              $977.0               $1,281.3
                                                                                              ======               ========


(1) Notes contain put/call options exercisable at 100% of par in 2001, 2003 and 2005 for the 6.15%, 6.38% and 6.50% notes, respectively. The company has also entered into remarketing agreements with respect to each of these issues, which allow the agent to call the debt from the holders on the option exercisable dates, and then remarket them. If this right is exercised the coupon rate paid by the company will reset to a rate higher than the then current market rate.

(2) Notes contain an option allowing the holder to put these notes back to the company in 2001; otherwise the notes mature in 2026.

(3) An interest rate swap agreement effectively converts this note to a floating-rate liability. At December 25, 1999, the effective rate on these notes was 5.88%.

(4) The company, at its option, may call these notes at any time pursuant to a make-whole redemption provision, which would compensate holders for any changes in market value of the notes upon early extinguishment.

(5) At December 26, 1998, a long-term revolving credit agreement supported $300.0 short-term unsecured promissory notes which were classified as long-term debt.

(6)  Represents rate at December 25, 1999.


                        See the future  36   Bausch & Lomb

Interest rate swap agreements on long-term debt issues resulted in an increase in the long-term effective interest rate from 6.31% to 6.33% in 1999 and a reduction in 1998 long-term rates from 6.20% to 6.16%. Long-term borrowing maturities during the next five years are $1.0 in 2000; $9.0 in 2001; $75.8 in 2002; $85.8 in 2003 and $199.8 in 2004. If all options on debt are exercised in future years, then $208.9 and $185.8 of long-term debt will be payable by the company in 2001 and 2003, respectively.


11. OPERATING LEASES

The company leases land, buildings, machinery and equipment under noncancelable operating leases. Total annual rental expense for 1999, 1998 and 1997 amounted to $34.2, $34.5 and $26.2, respectively.

     Minimum future rental commitments having noncancelable lease terms in excess of one year aggregated $134.3 as of December 25, 1999 and are payable as follows: 2000, $24.8; 2001, $21.8; 2002, $67.7; 2003, $6.7; 2004, $4.1 and
beyond, $9.1.

     The company leases an office facility under a seven-year operating lease, expiring in 2002, with an associated residual value guarantee in an amount not to exceed $54.6. During 1999, net rental payments on the lease, included above, approximated $3.1.


12. EMPLOYEE BENEFITS

The company's benefit plans which in the aggregate cover substantially all U.S. employees and employees in certain other countries, consist of defined benefit pension plans, defined contribution plans and a participatory defined benefit postretirement plan.

     The information provided below pertains to the company's defined benefit pension and postretirement plans. The following table provides reconciliations of the changes in benefit obligations, fair value of plan assets and funded status for the two-year period ending December 25, 1999.

                                                              Pension Benefit Plans                Postretirement Benefit Plan
                                                             1999                1998                1999                1998
-------------------------------------------------------------------------------------------------------------------------------
RECONCILIATION OF BENEFIT OBLIGATION
Obligation at beginning of year                           $ 257.1             $ 214.0             $  68.1             $  75.5
Service cost                                                  9.8                 9.2                 1.2                 1.3
Interest cost                                                16.9                16.2                 4.3                 4.8
Participant contributions                                    (1.7)               (1.6)                 --                  --
Plan amendments                                                --                 0.4                  --                  --
Divestitures/acquisitions                                   (30.3)                0.8                  --                  --
Currency translation adjustments                             (2.8)                1.8                  --                  --
Curtailment gains                                            (1.9)                 --                (1.4)                 --
Benefit payments                                            (18.0)              (14.6)               (6.5)               (6.3)
Actuarial loss (gain)                                         5.2                30.9                (3.4)               (7.2)
                                                          -------             -------             -------             -------
OBLIGATION AT END OF YEAR                                 $ 234.3             $ 257.1             $  62.3             $  68.1
                                                          =======             =======             =======             =======
RECONCILIATION OF FAIR VALUE OF PLAN ASSETS
Fair value of plan assets at beginning of year             $236.5             $ 201.6             $  39.3             $  33.9
Actual return on plan assets                                 46.5                38.4                10.4                11.7
Divestitures/acquisitions                                   (30.3)                0.1                  --                  --
Employer contributions                                        7.5                 8.2                  --                  --
Participant contributions                                     1.7                 1.6                  --                  --
Benefit payments                                            (18.0)              (14.6)               (6.5)               (6.3)
Currency translation adjustments                             (2.9)                1.2                  --                  --
                                                          -------             -------             -------             -------
FAIR VALUE OF PLAN ASSETS AT END OF YEAR                  $ 241.0             $ 236.5             $  43.2             $  39.3
                                                          =======             =======             =======             =======
RECONCILIATION OF FUNDED STATUS TO NET
AMOUNT RECOGNIZED ON THE BALANCE SHEET
Funded status at end of year                              $   6.7             $ (20.6)            $ (19.1)            $ (28.8)
Unrecognized transition (asset) obligation                   (7.6)                3.5                  --                  --
Unrecognized prior-service cost                              10.0                11.6                (1.2)               (1.3)
Unrecognized actuarial gain                                 (10.9)               (0.9)              (46.5)              (45.8)
                                                          -------             -------             -------             -------
NET AMOUNT RECOGNIZED                                     $  (1.8)            $  (6.4)            $ (66.8)            $ (75.9)
                                                          =======             =======             =======             =======


                        See the future  37   Bausch & Lomb

     The plan assets shown above for the pension benefit plans include 52,800 shares of the company's Common stock. In 1999, three plans were sold as part of the biomedical divestiture, and in 1998, one plan was acquired with the purchase of the surgical businesses.

     The following table provides information related to underfunded pension plans:

                                                                                           1999                1998
-------------------------------------------------------------------------------------------------------------------
   Projected benefit obligation                                                           $13.9               $25.0
   Accumulated benefit obligation                                                          11.4                20.9
   Fair value of plan assets                                                                0.1                 1.8

     The company's postretirement benefit plan was underfunded for each of the past two years.

     The following table provides the amounts recognized in the balance sheet as of the end of each year:

                                         Pension Benefit Plans                Postretirement Benefit Plan
                                        1999                1998                1999                1998
---------------------------------------------------------------------------------------------------------
Prepaid benefit cost                 $   9.8             $  13.6             $    --             $    --
Accrued benefit liability              (11.6)              (20.0)              (66.8)              (75.9)
                                     -------             -------             -------             -------
Net amount recognized                $  (1.8)            $  (6.4)            $ (66.8)            $ (75.9)
                                     =======             =======             =======             =======

     The following table provides the components of net periodic benefit cost for the plans for fiscal years 1999, 1998 and 1997:

                                                             Pension Benefit Plans                    Postretirement Benefit Plan
                                                      1999            1998           1997           1999         1998          1997
------------------------------------------------------------------------------------------------------------------------------------
Service cost                                       $   9.8         $   9.2        $   8.3        $   1.2      $   1.3       $   1.2
Interest cost                                         17.0            16.2           14.7            4.3          4.8           4.9
Expected return on plan assets                       (21.1)          (18.9)         (16.8)          (3.5)        (3.0)         (2.6)
Amortization of transition obligation                  0.7             0.7            0.7             --           --            --
Amortization of prior-service cost                     1.7             1.8            1.8           (0.2)        (0.1)         (0.2)
Amortization of net gain                              (0.4)           (0.3)          (0.2)          (3.0)        (2.7)         (2.6)
                                                   -------         -------        -------        -------      -------       -------
Net periodic benefit cost                              7.7             8.7            8.5           (1.2)         0.3           0.7
Curtailment loss (gain)                                2.2              --             --           (1.4)          --          (1.0)
                                                   -------         -------        -------        -------      -------       -------
Net periodic benefit cost after curtailments       $   9.9         $   8.7        $   8.5        $  (2.6)     $   0.3       $  (0.3)
                                                   =======         =======        =======        =======      =======       =======


     The 1997 curtailment resulted from several plant closings that occurred as part of restructuring initiatives. In 1999, the curtailment was related to the divestiture of the sunglass business.

     Key assumptions used to measure benefit obligations in the company's benefit plans are shown in the following table:

                                                                                          1999               1998
------------------------------------------------------------------------------------------------------------------
   WEIGHTED AVERAGE ASSUMPTIONS
   Discount rate                                                                          7.2%                6.8%
   Expected return on plan assets                                                         7.8%                8.6%
   Rate of compensation increase                                                          4.6%                4.3%


                        See the future  38   Bausch & Lomb

     For amounts pertaining to postretirement benefits, a 6.75% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. This rate is assumed to decrease to 5.5% in the year 2000 and remain constant thereafter. To demonstrate the significance of this rate on the expense reported, a one percentage point change in the assumed health care cost trend rate would have the following effect:

                                                                                       1% Increase        1% Decrease
---------------------------------------------------------------------------------------------------------------------
   Effect on total service and interest cost components of net periodic
      postretirement health care benefit cost                                              $0.6               $(0.6)
   Effect on the health care component of the accumulated postretirement
      benefit obligation                                                                   $6.1               $(5.1)

     The costs associated with defined contribution plans totaled $11.9, $12.0 and $8.4 for 1999, 1998 and 1997, respectively.


13. MINORITY INTEREST

In 1993, four wholly-owned subsidiaries of the company contributed operating and financial assets to a limited partnership for an aggregate 72% in general and limited partnership interests. The partnership is a separate legal entity from the company which owns and manages a portfolio of assets. Those assets included portions of the company's former biomedical operations and certain assets used for the manufacture and sale of RGP contact lenses and RGP lens care products. During 1999, the partnership was restructured and no longer includes assets of these businesses. Partnership assets continue to include cash and cash equivalents, a long-term note from a consolidated subsidiary of the company, and floating-rate demand notes from another consolidated subsidiary of the company. For the company's consolidated financial statements, the long-term note and the floating-rate demand notes are eliminated while the outside investor's interest in the partnership is recorded as minority interest.

     In 1999, the original outside investor sold its interest in the partnership and was replaced by an investment banking firm. The outside investors' limited partnership interest in the partnership has been recorded as minority interest totaling $200.0 at December 25, 1999 and $403.2 at December 26, 1998.


14. FINANCIAL INSTRUMENTS

The carrying amount of cash, cash equivalents, current portion of long-term investments and notes payable approximated fair value because maturities are less than one year in duration. The company's remaining financial instruments consisted of the following:

                                                      December 25, 1999                      December 26, 1998
                                                Carrying              Fair              Carrying             Fair
                                                  Value               Value               Value              Value
--------------------------------------------------------------------------------------------------------------------
   NONDERIVATIVES
     Other investments                           $ 173.8             $ 173.8          $   249.2          $    249.2
     Long-term debt, including current portion    (978.0)             (922.6)          (1,312.4)           (1,319.2)
                                                  ======              ======           ========            ========
   DERIVATIVES HELD FOR PURPOSES
     OTHER THAN TRADING
   Foreign exchange instruments
     Other current assets                        $  14.2                              $     7.6
     Accrued liabilities                           (10.4)                                 (15.7)
                                                 -------             -------          ---------          ----------
   Net foreign exchange instruments              $   3.8             $  (7.3)         $    (8.1)         $     (8.3)
                                                 =======             =======          =========          ==========
   Interest rate instruments
     Other current assets                        $  21.9                              $    22.1
     Accrued liabilities                           (10.2)                                 (15.2)
                                                 -------             -------          ---------          ----------
   Net interest rate instruments                 $  11.7             $  40.7          $     6.9          $     14.9
                                                 =======             =======          =========          ==========


                        See the future  39   Bausch & Lomb

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

     The company enters into foreign exchange forward contracts primarily to hedge foreign currency transactions and equity investments in non-U.S. subsidiaries. At December 25, 1999 and December 26, 1998, the company hedged aggregate exposures of $874.6 and $1,063.0, respectively, by entering into forward exchange contracts requiring the purchase and sale of U.S. and foreign currencies. The company selectively hedges firm commitments that represent both a right and an obligation, mainly for committed purchase orders for foreign-sourced inventory. In general, the forward exchange contracts have varying maturities up to, but not exceeding, two years with cash settlements made at maturity based upon rates agreed to at contract inception. At December 25, 1999 and December 26, 1998, the company deferred gains of less than $0.5 relating to hedged firm commitments.

     The company's exposure to changes in interest rates results from investing and borrowing activities. The company may enter into interest rate swap and cap agreements to effectively limit exposure to interest rate movements within the parameters of its interest rate hedging policy. At December 25, 1999 and December 26, 1998, the company was party to swap contracts that had aggregate notional amounts of $295.4 and $869.5, respectively. At year end 1999 and 1998, the company had an outstanding interest rate cap with a notional amount of NLG
15.5 million that protects the company from exposures to rising NLG interest rates.

     Counterparties to the financial instruments discussed above expose the company to credit risks to the extent of non-performance. The credit ratings of the counterparties, which consist of a diversified group of major financial institutions, are regularly monitored and thus credit loss arising from counterparty non-performance is not anticipated.


15. STOCK COMPENSATION PLANS

The company sponsors several stock-based compensation plans, all of which are accounted for under the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no compensation cost has been recognized for the company's fixed stock option plans or its employee stock purchase plan. Had compensation expense for the company's fixed options been determined consistent with SFAS 123, Accounting for Stock-Based Compensation, the company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                             Net Earnings          Basic Earnings Per Share     Diluted Earnings Per Share
                                      As Reported   Pro Forma     As Reported      Pro Forma   As Reported       Pro Forma
--------------------------------------------------------------------------------------------------------------------------
   1999                                 $444.8       $433.9          $7.76           $7.57        $7.59            $7.40
   1998                                   25.2         16.5           0.45            0.30         0.45             0.29
   1997                                   49.4         43.5           0.89            0.79         0.89             0.79


     The total number of shares available for grant in each calendar year, excluding incentive stock options, shall be no greater than three percent of the total number of outstanding shares of Common stock as of the first day of each such year. No more than six million shares are available for granting purposes as incentive stock options under the company's current plan. As of December 25, 1999, 2.5 million shares remain available for such grants.


STOCK OPTIONS

The company issues stock options which vest ratably over three years and expire ten years from the grant date. Vesting is contingent upon continued employment with the company.

     For purposes of this disclosure, the fair value of each fixed option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants outstanding in 1999, 1998 and 1997:


                        See the future  40   Bausch & Lomb

                                                                      1999                1998                1997
-------------------------------------------------------------------------------------------------------------------
   Risk-free interest rate                                            6.22%               4.69%               5.66%
   Dividend yield                                                     1.96%               2.48%               2.54%
   Volatility factor                                                 31.06%              25.67%              25.17%
   Weighted average expected life (years)                                3                   4                  5


The weighted average value of options granted was $18.11, $10.93 and $10.59 in 1999, 1998 and 1997, respectively. A summary of the status of the company's fixed stock option plans at year-end 1999, 1998 and 1997 is presented below:

                                              1999                         1998                          1997
                                    -------------------------    ---------------------------   -----------------------------
                                                  Weighted                       Weighted                       Weighted
                                     Number Of      Average      Number Of   Average Exercise   Number Of    Average Exercise
                                      Shares    Exercise Price     Shares          Price          Shares           Price
                                      (000s)      (Per Share)      (000s)       (Per Share)       (000s)        (Per Share)
-----------------------------------------------------------------------------------------------------------------------------
   Outstanding at beginning
       of year                        5,050         $43.98         5,186           $41.00         5,030            $39.90
   Granted                            1,185          72.85         1,400            50.64         1,176             42.32
   Exercised                         (1,444)         42.97        (1,265)           39.45          (432)            30.34
   Forfeited                           (413)         48.66          (271)           41.48          (588)            41.99
   OUTSTANDING AT YEAR END            4,378         $51.69         5,050           $43.98         5,186            $41.00
                                      =====         ======         =====           ======         =====            ======
   Options exercisable at
       year end                       2,451                        2,735                          3,065
                                      =====                        =====                          =====


     The following represents additional information about fixed stock options outstanding at December 25, 1999:

                                              Options Outstanding                              Options Exercisable
                           --------------------------------------------------------    ------------------------------------
                                               Weighted Average        Weighted                                 Weighted
       Range Of              Number                Remaining       Average Exercise        Number                Average
    Exercise Prices        Outstanding         Contractual Life          Price          Exercisable          Exercise Price
       Per Share             (000s)                (Years)           (Per Share)           (000s)              (Per Share)
----------------------------------------------------------------------------------------------------------------------------
    $26.00 to 35.49            465                   5.6               $35.13                462                 $35.13
     35.50 to 45.49          1,398                   6.3                41.12              1,155                  40.83
     45.50 to 55.49          1,351                   6.8                50.09                822                  49.55
     55.50 to 65.49             14                   9.9                63.12                 --                     --
     65.50 to 75.00          1,150                   9.6                72.97                 12                  72.97
                             -----                                                         -----
                             4,378                   7.3               $51.69              2,451                 $42.84

STOCK AWARDS

The company issues restricted stock awards to directors, officers and other key personnel. These awards have vesting periods up to three years with vesting criteria based upon the attainment of certain Economic Value Added (EVA) targets and continued employment until applicable vesting dates. EVA is defined by the company as net operating profit after tax less a capital charge calculated as average capital employed multiplied by the company's cost of capital. EVA is not the same as, nor is it intended to be, a measure of operating performance in accordance with generally accepted accounting principles.

     Compensation expense is recorded based on applicable vesting criteria and, for those awards with performance goals, as such goals are met. In 1999, 1998 and 1997, 90,050, 259,905 and 61,600 of such awards were granted at weighted average market values of $63.41, $46.14 and $41.92 per share, respectively. The compensation expense relating to stock awards in 1999, 1998 and 1997 was $8.0, $10.6 and $3.3, respectively.


                        See the future  41   Bausch & Lomb

16. LITIGATION

In its 1998 Annual Report, the company discussed a class action lawsuit pending before a New York State Supreme Court, alleging that the company misled consumers in its marketing and sale of Sensitive Eyes Rewetting Drops, Boston Rewetting Drops, ReNu Rewetting Drops and Bausch & Lomb Eyewash. The plaintiffs had appealed the dismissal of all of their claims by the trial court. On September 16, 1999, the New York Appellate Division, First Department, reversed the trial court's ruling, reinstating the plaintiffs' claims. The company has moved to decertify the matter as a class action.

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

17. SUBSEQUENT EVENT

On January 27, 2000, the company announced that it had settled a lawsuit with Alcon Laboratories, Inc. (Alcon). The settlement relates to a patent infringement case that the company filed against Alcon in October 1994 for a patent related to enzymatic cleaning of contact lenses.

     Under the terms of the settlement agreement, Alcon made an up-front payment to the company of $25 to resolve all issues relative to the company's claims filed against them, which amount will be recorded as income in the first quarter of 2000. Additionally, Alcon will pay to the company a royalty stream over the next eight years, the present value of which approximates $49. This royalty stream compensates the company for Alcon's future use of a worldwide license under the company's patent for the simultaneous use of chemical disinfecting solutions with an enzyme cleaning product for contact lens care.


18. QUARTERLY RESULTS, STOCK PRICES AND SELECTED FINANCIAL DATA

QUARTERLY RESULTS  (UNAUDITED)

The following table presents reported net sales, gross profit (net sales less cost of products sold), net income (loss) and earnings (loss) per share for each quarter during the past two years. Net sales and gross profit are from continuing operations and are reported on the same basis as amounts in the accompanying Statements of Income on page 19.

                                                                                          Earnings (Loss) Per Share
                                Net                Gross                 Net             -------------------------------
                              Sales(8)           Profit(8)          Income (Loss)          Basic              Diluted
-------------------------------------------------------------------------------------------------------------------------
   1999
   First                    $  389.9            $  227.4              $ 22.4              $ 0.39              $ 0.39
   Second                      453.3               275.9               173.4(1)             3.03                2.94 (1)
   Third                       446.3               270.0               231.8(2)             4.03                3.94 (2)
   Fourth                      466.6               276.5                17.2(3)             0.30                0.29 (3)
                            -------------------------------------------------------
                            $1,756.1            $1,049.8              $444.8              $ 7.76              $ 7.59
-------------------------------------------------------------------------------------------------------------------------
   1998
   First                    $  357.6            $  191.1              $(23.2)(4),(5)      $(0.42)             $(0.42) (4),(5)
   Second                      408.3               229.9                55.3 (4),(6)        0.99                0.98  (4),(6)
   Third                       403.1               246.0                36.2                0.65                0.64
   Fourth                      428.5               268.3               (43.1)(7)           (0.77)              (0.77) (7)
                            -------------------------------------------------------
                            $1,597.5              $935.3              $ 25.2              $ 0.45              $ 0.45
-------------------------------------------------------------------------------------------------------------------------


(1) Includes the after-tax gain on sale of the sunglass business of $126.3 ($2.14 per share).

(2) Includes the after-tax gain on sale of the biomedical and the hearing aid businesses totaling $181.8 ($3.09 per share).

(3) Includes the after-tax effect of restructuring charges that reduced net income by $34.2 ($0.59 per share).

(4) Includes the after-tax effect of restructuring charges of $2.4 ($0.04 per share) and $5.1 ($0.09 per share) for the first and second quarters of 1998, respectively.

(5) Includes the after-tax write-off of purchased IPR&D of $24.6 ($0.44 per share).

(6) Includes the after-tax gain on sale of the skin care business of $33.0 ($0.58 per share).

(7) Includes an impairment charge of $85.0 ($1.51 per share) recorded by the company's divested hearing aid business.

(8) Previously reported amounts for the first quarter of 1999 and for each quarter of 1998 included sales from the divested sunglass and healthcare businesses. Previously reported amounts were as follows: first quarter 1998 (net sales, $553.1; gross profit, $277.0); second quarter 1998 (net sales, $635.1; gross profit, $336.8); third quarter 1998 (net sales, $575.6; gross profit, $317.4); fourth quarter 1998 (net sales, $599.0; gross profit, $338.5) and first quarter 1999 (net sales, $574.4; gross profit, $307.5).


                        See the future  42   Bausch & Lomb

QUARTERLY STOCK PRICES (UNAUDITED)

The company's Common stock is listed on the New York Stock Exchange and is traded under the symbol BOL. There were approximately 7,000 and 7,200 Common shareholders of record at year-end 1999 and 1998, respectively. The following table shows the price range of the Common stock for each quarter for the past two years:

                                                            1999                                      1998
                                                       Price Per Share                          Price Per Share
                                                   High                 Low                  High                Low
------------------------------------------------------------------------------------------------------------------------
   First                                         $66 7/8             $56 5/16              $46 1/4             $37 3/4
   Second                                         83 3/8              61                    52 11/16            45 1/4
   Third                                          78 5/8              61 1/2                52 3/4              38 11/16
   Fourth                                         69 1/16             52 5/8                59 3/8              38 1/16

SELECTED FINANCIAL DATA  (UNAUDITED)

                                                      1999         1998        1997        1996        1995        1994
-----------------------------------------------------------------------------------------------------------------------
   RESULTS FOR THE YEAR
   Net sales(1)                                   $1,756.1     $1,597.5    $1,108.7    $1,066.6    $1,003.2   $   899.0
   Income from continuing operations(1)              102.7         55.6        62.0        63.5        45.9        59.6
   Net income                                        444.8         25.2        49.4        83.1       112.0        31.1
   Continuing operations -
      basic earnings per share(1)                     1.79         1.00        1.12        1.13        0.80        1.01
   Net income - basic earnings per share              7.76         0.45        0.89        1.48        1.94        0.53
   Continuing operations -
      diluted earnings per share(1)                   1.75         0.99        1.12        1.12        0.79        1.00
   Net income - diluted earnings per share            7.59         0.45        0.89        1.47        1.93        0.52
   Dividends per share                                1.04         1.04        1.04        1.04        1.01        0.96
                                                  ---------------------------------------------------------------------
   YEAR END POSITION
   Working capital                                $1,190.7    $   774.4   $   202.9  $     18.5  $     70.9   $   277.4
   Total assets                                    3,273.5      3,491.7     2,772.9     2,603.4     2,550.1     2,457.7
   Short-term debt                                    46.9        191.5       343.8       482.1       383.5       300.6
   Long-term debt                                    977.0      1,281.3       510.8       236.3       191.0       289.5
   Shareholders' equity                            1,234.0        845.0       818.4       881.9       929.3       914.4
                                                  ---------------------------------------------------------------------
   OTHER RATIOS AND STATISTICS
   Return on sales for continuing operations           5.8%         3.5%        5.6%        6.0%        4.6%        6.6%
   Return on average shareholders' equity             43.3%         3.1%        5.9%        9.2%       11.9%        3.2%
   Return on invested capital                         21.7%         3.8%        5.0%        7.2%        9.3%        3.8%
   Return on average total assets                     13.1%         0.7%        1.8%        3.1%        4.5%        1.2%
   Effective income tax rate for
      continuing operations                           36.0%        35.2%       38.1%       38.7%       36.5%       31.9%
   Current ratio                                       2.9          2.0         1.2         1.0         1.1         1.4
   Total debt to shareholders' equity                 83.0%       174.3%      104.4%       81.5%       61.8%       64.5%
   Total debt to capital                              45.3%        63.5%       51.1%       44.9%       38.2%       39.2%
   Capital expenditures                          $   155.9    $   201.5   $   126.1   $   130.3  $     95.5   $    84.8
                                                  ---------------------------------------------------------------------

(1) Amounts have been modified or added, as necessary, to reflect the divestitures described in Note 3 - Discontinued Operations and Note 2 - Acquisitions.


                        See the future  43   Bausch & Lomb

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

     The recommendations of the internal auditors and independent accountants are reviewed by management. Control procedures have been implemented or revised as appropriate to respond to these recommendations. In management's opinion, as of December 25, 1999, the internal control system was functioning effectively and accomplished the objectives discussed herein.



/s/ William M. Carpenter                     /s/ Stephen C. McCluski
--------------------------------             -----------------------------------
William M. Carpenter                         Stephen C. McCluski
Chairman and Chief Executive Officer         Senior Vice President and Chief
                                             Financial Officer


REPORT OF THE AUDIT COMMITTEE


The audit committee of the board of directors, which held three meetings during 1999, is composed of five outside directors. The chair of the committee is Alvin
W. Trivelpiece, Ph.D. The other members are Franklin E. Agnew, Domenico De Sole, Ruth R. McMullin and Linda Johnson Rice.

     The audit committee meets with the independent accountants, management and the internal auditors to provide reasonable assurance that management fulfills its responsibilities in the preparation of the financial statements and in the maintenance of an effective system of internal controls. The audit committee reviews the performance and fees of the independent accountants, recommends their appointment and meets with them and the internal auditors, with and without management present, to discuss the scope and results of their audit work. Both the independent accountants and the internal auditors have full access to the audit committee.



/s/ Alvin W. Trivelpiece
--------------------------------
Alvin W. Trivelpiece, Ph.D.
Chair, Audit Committee


                        See the future  44   Bausch & Lomb

REPORT OF INDEPENDENT ACCOUNTANTS


TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF BAUSCH & LOMB INCORPORATED:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows and changes in shareholders' equity present fairly, in all material respects, the financial position of Bausch & Lomb Incorporated and its subsidiaries at December 25, 1999 and December 26, 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 25, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP


Rochester, New York
January 25, 2000


                        See the future  45   Bausch & Lomb

DIRECTORS

WILLIAM M. CARPENTER (1)
Chairman and Chief Executive Officer
Bausch & Lomb
Director since 1996

FRANKLIN E. AGNEW (1)(2)(3)
Business Consultant
Pittsburgh, Pennsylvania
Director since 1982

DOMENICO DE SOLE (2)
President and Chief Executive Officer
Gucci Group N.V.
London, United Kingdom
Director since 1996

JONATHAN S. LINEN (3)(4)
Vice Chairman
American Express Company
New York, New York
Director since 1996

RUTH R. MCMULLIN (2)
Chairperson
Eagle-Picher Personal Injury
   Settlement Trust
Savannah, Georgia
Director since 1987

JOHN R. PURCELL (1)(4)
Chairman and Chief Executive Officer
Grenadier Associates Ltd.
Juno Beach, Florida
Director since 1976

LINDA JOHNSON RICE (2)
President and Chief Operating Officer
Johnson Publishing Company Inc.
Chicago, Illinois
Director since 1990

ALVIN W. TRIVELPIECE, PH.D.(2)(4)
Director
Oak Ridge National Laboratory and President
Lockheed Martin Energy
   Research Corporation
Oak Ridge, Tennessee
Director since 1989

WILLIAM H. WALTRIP  (1)
Chairman of the Board
Technology Solutions Company
Chicago, Illinois
Director since 1985

KENNETH L. WOLFE  (1)(3)
Chairman of the Board and
   Chief Executive Officer
Hershey Foods Corporation
Hershey, Pennsylvania
Director since 1989


Committee Memberships:

1 Executive Committee
2 Audit Committee
3 Committee on Management
4 Committee on Directors


OFFICERS


WILLIAM M. CARPENTER
Chairman and Chief Executive Officer
5 years of service with the company
Named to current position: 1/99

CARL E. SASSANO
President and Chief Operating Officer
27 years of service with the company
Named to current position: 1/99

SENIOR VICE PRESIDENTS
----------------------

DARYL M. DICKSON
Human Resources
4 years of service with the company
Named to current position: 11/96

HAKAN S. EDSTROM
Global Surgical
2 years of service with the company
Named to current position: 10/99

DWAIN L. HAHS
Global Vision Care
23 years of service with the company
Named to current position: 10/99

STEPHEN C. MCCLUSKI
Chief Financial Officer
12 years of service with the company
Named to current position: 1/95

THOMAS M. RIEDHAMMER, PH.D.
Global Pharmaceuticals and
Chief Technical Officer
18 years of service with the company
Named to current position: 10/99

ROBERT B. STILES
General Counsel
19 years of service with the company
Named to current position: 6/97

VICE PRESIDENTS
---------------

GARY M. ARON
Scientific Affairs - Vision Care/Surgical
5 years of service with the company
Named to current position: 12/99

ALAN P. DOZIER
North American Vision Care
15 years of service with the company
Named to current position: 2/97

ALAN H. FARNSWORTH
Business Development
12 years of service with the company
Named to current position: 7/97

GEOFFREY F. IDE
Japan
12 years of service with the company
Named to current position: 6/99

DAVID F. JAROSZ
North American Pharmaceuticals
14 years of service with the company
Named to current position: 7/99

BARBARA M. KELLEY
Corporate Communications
17 years of service with the company
Named to current position: 4/93

JURIJ Z. KUSHNER
Controller
19 years of service with the company
Named to current position: 1/95

THOMAS W. LANCE
Global Operations - Vision Care
3 years of service with the company
Named to current position: 7/97

PAUL A. LOPEZ
North American Surgical
2 years of service with the company
Named to current position: 7/99

JOHN M. LOUGHLIN
Asia
19 years of service with the company
Named to current position: 7/97

JAMES F. MILTON
Latin America
29 years of service with the company
Named to current position: 6/99

ANGELA J. PANZARELLA
Investor Relations
11 years of service with the company
Named to current position: 7/97

ALAN H. RESNICK
Treasurer
27 years of service with the company
Named to current position: 5/86

MARK M. SIECZKAREK
Europe, Middle East and Africa
5 years of service with the company
Named to current position: 10/99

DAVID A. SOUERWINE
General Eye Care
17 years of service with the company
Named to current position: 1/00

SECRETARY
---------

JEAN F. GEISEL
24 years of service with the company
Named to current position: 7/97


                        See the future  46   Bausch & Lomb

CORPORATE INFORMATION


INTERNET ADDRESS:
Corporate, product, financial and shareholder information, including news releases, financial filings and stock quotes are available at Bausch & Lomb's web site: www.bausch.com

CORPORATE HEADQUARTERS:
One Bausch & Lomb Place
Rochester, New York  14604
(716) 338-6000
(800) 344-8815

NEWS ON DEMAND:
Bausch & Lomb's news releases are available toll-free by calling:
(888) 329-1096

FINANCIAL LITERATURE:
Copies of Bausch & Lomb's annual reports and financial reports filed with the Securities and Exchange Commission, including its Form 10-K, are available on our website, by mail (attn: Investor Relations) or by calling:
(888) 884-8702
(716) 338-5757

INVESTOR RELATIONS:
Security analysts and shareholders seeking information concerning company operations, shareholder programs or dividend policy may contact:
Angela J. Panzarella
Vice President, Investor Relations
(716) 338-6025
Angela_J_Panzarella@bausch.com

MEDIA INQUIRIES:
News media representatives and others seeking general information may contact:
Holly Houston
Director, Media Relations
(716) 338-8064
Holly_Houston@bausch.com

TRANSFER AGENT:
Shareholders seeking information regarding their individual accounts or dividend payments may contact our stock transfer agent:
ChaseMellon Shareholder Services
P.O. Box 3315
South Hackensack, New Jersey  07606
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
Mellon Bank, N.A.
Investment Services
P.O. Box 3339
South Hackensack, New Jersey  07606
(800) 288-9541
www.chasemellon.com

STOCK LISTING:
The common stock of the corporation is traded under the symbol BOL on the New York Stock Exchange. Options on the company's common stock are traded on the American Stock Exchange.

TRADEMARKS:
The trademarks of Bausch & Lomb Incorporated and its subsidiary companies referred to in this report are:

Aberrometer
Alrex
AMVISC
Amvisc Plus
Bausch & Lomb
Boston
Boston EO
Catarex
Hansatome
Medalist
Millennium
MPORT
MPORT SI
Ocuvite
Ocuvite Extra
Opcon-A
Orbscan
Orbscan II
Passport
PureVision
ReNu
ReNu MultiPlus
SofLens
SofLens66
Soflex
Technolas 217
Vitrasert


EVA is a trademark of Stern Stewart & Co.
Lotemax is a trademark of Pharmos Corporation
Polytrim is a trademark of Allergan, Inc.
Surodex is a trademark of Oculex Pharmaceuticals, Inc.

DESIGN:  Richard Uccello, Andrew Wessels
Ted Bertz Graphic Design
Middletown, Connecticut

PRINTING:  Finlay Brothers Printing
Bloomfield, Connecticut

EXECUTIVE PORTRAIT:  Ted Kawalerski
New York, New York


(C)2000 Bausch & Lomb Incorporated
All Rights Reserved Worldwide

[LOGO]  Total recycled fiber content of not less than 50%

HAVE A LOOK.


PICK UP THIS REPORT AND LOOK THROUGH THE PIN HOLE. CAN YOU FOCUS BETTER? CHANCES ARE THAT YOU CAN. YOU'VE JUST MIMICKED A PROCEDURE USED BY OPHTHALMOLOGISTS WORLDWIDE TO HELP DIAGNOSE CAUSES OF POOR VISION. THIS REPORT IS ALSO ABOUT
FOCUS: BAUSCH & LOMB'S FOCUS ON DEVELOPING THE TECHNOLOGY TO IMPROVE THE SIGHT OF MILLIONS OF PEOPLE AROUND THE WORLD.





                                  BAUSCH & LOMB
                             ONE BAUSCH & LOMB PLACE
                            ROCHESTER, NEW YORK 14604