Form 10-K, Exhibit 13
period 2000-12-30
BAUSCH & LOMB INC
filed 2001-03-28
CIK 10427

2001

NOTICE OF

ANNUAL MEETING

AND PROXY

STATEMENT

[BAUSCH & LOMB LOGO]

-----------------------------------------------

Corporate Offices         One Bausch & Lomb Place

                                        Rochester NY 14604-2701

-----------------------------------------------

[BAUSCH & LOMB LOGO]

March 23, 2001

Dear Bausch & Lomb Shareholder:

We invite you to attend our annual meeting of shareholders on Tuesday, May 1, 2001, at 10:30 a.m., to be held at The Center for Biomedical Learning Conference Center at the Strong Memorial Medical Center Complex, School of Medicine and Dentistry, 601 Elmwood Avenue in Rochester, New York.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you about the agenda and the procedures for the meeting. It also describes how the company's Board of Directors operates and gives certain information about the company. In addition, you will note that for your convenience we have included the company's financial statements for 2000 as Exhibit A to the proxy statement.

We hope you will be able to attend the annual meeting. If you need special assistance at the meeting, please contact the Secretary of the company at the address above.

Sincerely,

/s/ William M. Carpenter

William M. Carpenter

Chairman and Chief Executive Officer

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

OF BAUSCH & LOMB INCORPORATED

Date:     May 1, 2001

Time:    10:30 a.m.

Place:    The Center for Biomedical Learning Conference Center

              Strong Memorial Medical Center Complex

              School of Medicine and Dentistry

              601 Elmwood Avenue

              Rochester, New York 14642-0001

Purpose: - Elect two directors

               - Ratify appointment of independent accountants

               - Conduct other business if properly raised

YOUR VOTE IS IMPORTANT. YOU MAY EITHER CALL THE TOLL-FREE NUMBER SET FORTH ON YOUR PROXY CARD OR SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY TO ENSURE ITS ARRIVAL IN TIME FOR THE MEETING.

/s/ Jean F. Geisel

Jean F. Geisel

Secretary

March 23, 2001


Table of Contents

BAUSCH & LOMB INCORPORATED

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TUESDAY, MAY 1, 2001

GENERAL INFORMATION

The approximate date on which the enclosed form of proxy and this proxy statement are first being sent to shareholders is March 23, 2001.

OUTSTANDING SHARES

On March 1, 2001, 53,116,678 shares of common stock and 455,590 shares of class B stock were outstanding. Each common share and class B share has one vote.

WHO MAY VOTE

Shareholders of Bausch & Lomb Incorporated as of the company's record date, March 9, 2001, may vote. A list of shareholders entitled to vote will be available at the request of any shareholder at the annual meeting.

HOW TO VOTE

You may vote by proxy or in person at the meeting. For this year's annual meeting, the company is providing shareholders the additional option of voting by telephone by calling the toll-free number set forth on the proxy card, or you may choose to mail your signed proxy card to our tabulator in the envelope provided. Even if you plan to attend the meeting, we recommend that you vote prior to the meeting. You can always change your vote as described below.

HOW PROXIES WORK

Bausch & Lomb's Board of Directors is asking for your proxy. By giving us your proxy, you authorize the proxyholders (members of Bausch & Lomb management) to vote your shares at the meeting in the manner you direct. If you do not specify how you wish us to vote your shares, your shares will be voted "for" all director candidates and "for" the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the company for 2001. Proxyholders will also vote shares according to their discretion on any other matter properly brought before the meeting.

You may receive more than one proxy card depending on how you hold your shares. Generally, you need to either call the toll-free number or sign and return all of your proxy cards to vote all of your shares. For example, if you hold shares through someone else, such as a stockbroker, you may get proxy material from them. Shares registered in your name and shares held in the Bausch & Lomb 401(k) Plan are covered by a separate proxy card. If a proxy card representing shares in the Bausch & Lomb 401(k) Plan is not voted, those shares will be voted by the trustee of the Plan in accordance with the direction of the majority of shares voted by other participants in the Plan.

If for any reason any of the nominees for election as directors shall become unavailable for election, discretionary authority may be exercised by the proxyholders to vote for substitutes proposed by the Board of Directors.

QUORUM

In order to carry out the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares owned by Bausch & Lomb are not voted and do not count for this purpose.

CHANGING YOUR VOTE

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting or by notifying Bausch & Lomb's Secretary in writing at the address under "Questions?" on page 20.

Bausch & Lomb   1   2001 Proxy Statement

VOTES NEEDED

Director nominees receiving the largest number of votes cast are elected, up to the maximum number of directors fixed by the Board to be elected at the meeting. As a result, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the election of directors, except to the extent that the failure to vote for a particular nominee may result in another nominee receiving a larger number of votes. Ratifying the appointment of PricewaterhouseCoopers LLP as independent accountants for 2001, and any other matter properly brought before the meeting, requires the favorable vote of a majority of the votes cast.

ATTENDING IN PERSON

Only shareholders, their designated proxies and Bausch & Lomb's guests may attend the meeting.

BOARD OF DIRECTORS

The Board of Directors of the company met nine times in 2000. Each of the directors attended 75% or more of the aggregate number of regularly scheduled and special Board and committee meetings held during the year.

Effective May 2, 2000, directors who were not employees of the company received an annual retainer of $52,000. In addition, directors who chair committees and are not employees of the company received a $5,200 annual retainer. No additional fees are paid for attendance at meetings. The company does not pay an annual retainer or fees to directors who are employees of the company.

The company's Annual Retainer Stock Plan for Non-Employee Directors was approved by the shareholders on May 10, 1996 and amended on January 25, 2000 to include director stock ownership guidelines. The guidelines provide that directors who own company shares with an aggregate market value of $260,000 or more have the option to receive their annual retainer in company stock or cash or a combination of both. Directors who have not met the guidelines receive at least one-half of the annual retainer in company stock.

Under the 1990 Stock Incentive Plan, non-employee directors annually receive non-qualified, fully-vested options to purchase shares of class B stock of the company. The number of options is determined by a fixed formula set forth in the Plan, and the exercise price of all such options is determined by the fair market value of the company's common stock on the date of grant. For fiscal year 2000, each non-employee director was granted 1,822 options to purchase class B shares at a price of $61.9688 per share.

COMMITTEES OF THE BOARD

The Board of Directors has established four standing committees to assist it in carrying out its responsibilities: the Executive Committee, the Audit Committee, the Committee on Management and the Committee on Directors.

EXECUTIVE COMMITTEE

Number of Members: Five
Members: William M. Carpenter (Chair), Franklin E. Agnew, John R. Purcell, William H. Waltrip and Kenneth L. Wolfe
Number of Meetings in 2000: Eight
Functions: - Holds regularly scheduled and special meetings between regular Board meetings to take action necessary for the                       company to operate efficiently

                   - Possesses all of the authority of the full Board, except as limited by the by-laws of the company

Bausch & Lomb   2   2001 Proxy Statement

AUDIT COMMITTEE

Number of Members: Four non-employee directors
Members: William H. Waltrip (Chair), Domenico De Sole, Jonathan S. Linen, Ruth R. McMullin
Number of Meetings in 2000: Three
Functions: - Reviews the scope and results of the independent accountants' annual examination of the company's consolidated                       financial statements
                   - Reviews the overall adequacy of internal controls with the company's internal auditors and independent accountants
                   - Recommends to the Board the appointment of the independent accountants
                   - Provides for direct communication among the Board, the independent accountants and the internal auditors
                   - Reviews with management non-audit services and related fees, as well as fees for the audit, to assess compatibility of                       non-audit services with the independence of the company's independent accountants
                   - Reviews with the company's general counsel and chief compliance officer the company's program for monitoring and                       assessing compliance with laws and company policy

COMMITTEE ON MANAGEMENT

Number of Members: Three non-employee directors
Members: Kenneth L. Wolfe (Chair), Franklin E. Agnew and Jonathan S. Linen
Number of Meetings in 2000: Six
Functions: - Reviews compensation policies to ensure that they provide appropriate motivation for corporate performance and                       increased shareholder value
                   - Recommends to the Board remuneration of the chief executive officer and determines remuneration of other officers of                       the company elected by the Board
                  - Conducts evaluation of the chief executive officer prior to submission of the evaluation to the Board
                  - Grants options under and otherwise administers the company's stock incentive plans and approves and administers any                       other compensation plan in which officers of the company participate
                  - Reviews and ensures that a process is in place to provide continuity and succession of officers and key employees

COMMITTEE ON DIRECTORS

Number of Members: Three non-employee directors
Members: John R. Purcell (Chair), Linda Johnson Rice and Alvin W. Trivelpiece
Number of Meetings in 2000: One
Functions: - Recommends to the Board all matters relating to the Board, including the development of policies on composition,                      participation, and the size of the Board, and the tenure and retirement of directors
                  - Recommends to the Board changes in the organization and procedures of the Board, including corporate governance
                  - Considers director nominees, including those submitted by shareholders, for recommendation to the Board

The Committee on Directors will consider director candidates proposed by shareholders. The company's by-laws provide that such shareholder submissions must include certain biographical information concerning the recommended individual, including age, address, employment history and board memberships, if any, and the candidate's written consent to the nomination and to serve if elected. To be considered for nomination at the 2002 annual meeting, shareholder submissions for nomination must be received at the offices of the company to the attention of the Secretary at One Bausch & Lomb Place, Rochester, New York 14604-2701 between January 1, 2002 and February 1, 2002.

Bausch & Lomb   3   2001 Proxy Statement

MATTERS TO BE VOTED ON BY SHAREHOLDERS

ITEM NO. 1

ELECTION OF DIRECTORS

GENERAL

The Board of Directors currently has ten members and, pursuant to the company's by-laws, is divided into three classes. One class is elected each year to serve for three years. The term of office of each class will expire, respectively, on the dates of the annual meetings of shareholders in 2001, 2002 and 2003. The directors whose terms expire at the 2001 annual meeting of shareholders are Domenico De Sole and Kenneth L. Wolfe. Accordingly, the Board of Directors has fixed the number of directors to stand for reelection at the 2001 annual meeting of shareholders at two, to serve until the 2004 annual meeting.

The company's Corporate Governance Guidelines state that when a director reaches age 70 during his or her term of office, he or she shall retire as a director effective on the date of the next annual meeting of shareholders. In accordance with these Guidelines, Alvin W. Trivelpiece, who has been a director of the company since 1989, will be retiring from service on the Board of Directors at the time of the annual meeting of shareholders.

Information about the nominees for election as directors, as well as those directors continuing in office, is presented below.

NOMINEES FOR ELECTION AS DIRECTORS - TERM EXPIRING 2004

--------------------------------------------------------------------------------

[DOMENICO DE

SOLE PHOTO]         DOMENICO DE SOLE                                                                                                                                                  Director since 1996

Age: 57

                                   Mr. De Sole has served since 1995 as president and chief executive officer of Gucci Group N.V., a multibrand                                     luxury goods company which designs, produces and distributes personal luxury accessories and apparel. He                                     joined that company in 1984 as president and chief executive officer of Gucci America, Inc. and in 1994 was                                     named chief operating officer of Gucci Group N.V.

--------------------------------------------------------------------------------

[KENNETH L.

WOLFE PHOTO]      KENNETH L. WOLFE                                                                                                                                                   Director since 1989

Age: 62

                                    Mr. Wolfe has served since 1994 as chairman and chief executive officer of Hershey Foods Corporation, a food                                      products manufacturing firm. He joined that firm in 1967 and held various executive positions before being                                      appointed vice president and chief financial officer in 1981. In 1984, Mr. Wolfe was named senior vice                                      president. From 1985 until 1993, he was president and chief operating officer. Mr. Wolfe is a director of the                                     Hershey Trust Company, Carpenter Technology Corporation and GPU, Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF THE INDIVIDUALS IDENTIFIED ABOVE AS DIRECTOR NOMINEES OF THE COMPANY.

Bausch & Lomb   4   2001 Proxy Statement


DIRECTORS CONTINUING IN OFFICE - TERM EXPIRING 2002

--------------------------------------------------------------------------------

[JONATHAN S.

LINEN PHOTO]          JONATHAN S. LINEN                                                                                                                                                 Director sine 1996

Age: 57

                                      Mr. Linen has served since 1993 as vice chairman of American Express Company, a diversified worldwide                                        travel and financial services company. He joined that company in 1969 and held various executive positions                                        before being appointed president and chief executive officer of Shearson Lehman Brothers in 1989. In 1992,                                        he was named president and chief operating officer of American Express Travel Related Services Company,                                        Inc. Mr. Linen is a member of the board of trustees of the National Urban League and the U.S. Council for                                        International Business, and is a member of The Council on Foreign Relations.

--------------------------------------------------------------------------------

[JOHN R. PURCELL

PHOTO]                       JOHN R. PURCELL                                                                                                                                                       Director since 1976

Age: 69

                                      Mr. Purcell has served since 1989 as chairman and chief executive officer of Grenadier Associates Ltd., a                                        venture banking firm. From 1991 until 1997, he served as chairman of Donnelley Marketing, Inc., a data-based                                        direct marketing company. From 1987 until 1990, he served as chairman of Mindscape, Inc., an educational                                        and entertainment computer software company. Mr. Purcell served from 1982 until 1986 as chairman and                                        president of SFN Companies, Inc., a communications company. Prior to that he served as executive vice                                        president of CBS, Inc. and as senior vice president, finance of Gannett Co., Inc. He is a director of Omnicom                                        Group, Inc., eLoyalty Corporation and Journal Register Company.

--------------------------------------------------------------------------------

[WILLIAM H.

WALTRIP PHOTO]    WILLIAM H. WALTRIP                                                                                                                                          Director since 1985

Age: 63

                                      Mr. Waltrip has served since 1993 as chairman of the board of Technology Solutions Company, a systems                                        integration company, and from 1993 until 1995 he was chief executive officer of that company. From 1996 to                                        1998, he also served as chairman of Bausch & Lomb Incorporated, and during 1996 was the company's chief                                        executive officer. From 1991 to 1993, he was chairman and chief executive officer of Biggers Brothers, Inc., a                                        food service distribution company and was a consultant to private industry from 1988 to 1991. From 1985 to                                        1988, he served as president and chief operating officer of IU International corporation, a transportation,                                        environmental and distribution company. Earlier, he had been president, chief executive officer and a director                                        of Purolator Courier Corporation. He is a director of Advanced Medicine, Inc., Charles River Laboratories,                                        Inc., Teachers Insurance and Annuity Association and Thomas & Betts Corporation.

Bausch & Lomb   5   2001 Proxy Statement

DIRECTORS CONTINUING IN OFFICE - TERM EXPIRING 2003

--------------------------------------------------------------------------------

[FRANKLIN E.

AGNEW PHOTO]      FRANKLIN E. AGNEW                                                                                                                                            Director since 1982

Age: 66

                                    Mr. Agnew serves as a business consultant to private industry. From 1989 until 1990, Mr. Agnew was trustee in                                      reorganization of Sharon Steel Corporation. From 1971 until 1986, Mr. Agnew was a director of H. J. Heinz                                      Company, a worldwide provider of processed food products and services, and from 1973 until 1986 was a                                      group executive with responsibility for various Heinz affiliates. Mr. Agnew is a director of The Prudential                                     Insurance Company of America.

--------------------------------------------------------------------------------

[WILLIAM M.

CARPENTER PHOTO]  WILLIAM M. CARPENTER                                                                                                                                 Director since 1996

Age: 48

                                    Mr. Carpenter became chairman of Bausch & Lomb in January 1999 and has served as chief executive officer                                      of Bausch & Lomb since 1997. He joined the company in March 1995 as executive vice president and global                                      business manager, eyewear, and was named president and chief operating officer in December 1995. From 1991                                      to 1994, he held several executive positions at Reckitt & Colman, Inc., the U.S. subsidiary of Reckitt &                                      Colman, plc, including serving as its president and chief executive officer. From 1977 to 1991, Mr. Carpenter                                      held several executive positions with Johnson & Johnson's health care and consumer products businesses.

--------------------------------------------------------------------------------

[RUTH R. MCMULLIN

PHOTO]                     RUTH R. MCMULLIN                                                                                                                                                  Director since 1987

Age: 59

                                    Mrs. McMullin is the chairperson of trustees of the Eagle-Picher Personal Injury Settlement Trust. She was a                                      member of the faculty of the Yale School of Management as a Management Fellow from 1994 to 1995. From                                      1992 to 1994, she was president and chief executive officer of the Harvard Business School Publishing                                      Corporation. From 1990 to 1992, Mrs. McMullin was a consultant to private industry and from 1991 to 1992,                                     she was also chief executive officer of UNR Industries, Inc. and a member of that company's chairman's                                      committee. From 1989 to 1990, Mrs. McMullin was president and chief executive officer of John Wiley &                                      Sons, Inc., a publishing company. She joined that company as executive vice president and chief operating                                      officer in 1987.

--------------------------------------------------------------------------------

[LINDA JOHNSON

RICE PHOTO]           LINDA JOHNSON RICE                                                                                                                                             Director since 1990

Age: 43

                                    Mrs. Rice has served since 1987 as president and chief operating officer of Johnson Publishing Company. In                                      addition to management of the company, she oversees the editorial content of Ebony and Jet magazines. She is                                      also president of Fashion Fair Cosmetics, a division of Johnson Publishing. Mrs. Rice is a director of Kimberly-                                     Clark Corporation, Omnicom Group, Inc., The Quaker Oats Company and VIAD Corp .

Bausch & Lomb   6   2001 Proxy Statement

ITEM NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors has unanimously approved and voted to recommend that shareholders ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the company for 2001. They have been independent accountants of the company since 1927. A representative of PricewaterhouseCoopers LLP plans to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFYING THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR 2001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND DIRECTORS AND EXECUTIVE OFFICERS

BENEFICIAL OWNERS OF MORE THAN 5% OF THE COMPANY'S COMMON STOCK
Name and Address of Beneficial Owners	Number of Shares and Nature of Beneficial Ownership	Percent of Outstanding Common Stock
Wellington Management Company, LLP 75 State Street Boston, MA 02109	6,556,480(1)	12.4%
Dodge & Cox One Sansome Street, 35th Floor San Francisco, CA 94104-4443	5,113,185(2)	9.7%
AIM Funds Management, Inc. 5140 Yonge Street Suite 900 Toronto, Ontario M2N 6X7	4,718,800(3)	8.9%
Institutional Capital Corporation and Affiliate 225 West Wacker Drive, Suite 2400 Chicago, IL 60606	4,333,722(4)	7.8%
Iridian Asset Management LLC and Affiliates 276 Post Road West Westport, CT 068880-4704	3,743,291(5)	7.0%
Ariel Capital Management, Inc. 307 N. Michigan Ave Suite 500 Chicago, IL 60601	2,697,510(6)	5.1%

(1)    Shares are as of December 31, 2000 and include 2,412,880 shares with respect to which there is shared power to vote and 6,556,480 shares with respect to which there is shared power of disposition. Includes 4,050,000 shares (7.7% of outstanding common stock) also reported as owned beneficially by The Vanguard Group, Post Office Box 2600, Valley Forge, PA 19482.

(2)    Shares are as of December 31, 2000 and include 4,771,985 shares with respect to which there is sole power to vote, 46,700 shares with respect to which there is shared power to vote and 5,113,185 shares with respect to which there is sole power of disposition.

(3)    Shares are as of December 31, 2000 and include 4,718,800 shares with respect to which there is shared power to vote and 4,718,800 shares with respect to which there is shared power of disposition.

(4)    Shares are as of December 31, 2000 and (i) include 4,058,222 shares with respect to which there is sole voting power and 4,333,722 shares with respect to which there is shared power of disposition and (ii) include 4,058,222 shares with respect to which there is sole voting power and 4,333,722 shares with respect to which there is shared power of disposition owned beneficially by an affiliate.

(5)    Shares are as of December 3l, 2000 and (i) include 3,700,391 shares with respect to which there is shared power to vote and 3,700,391 shares with respect to which there is shared power of disposition and (ii) include 42,900 shares owned beneficially by affiliates.

(6)    Shares are as of December 31, 2000 and include 2,464,865 shares with respect to which there is sole power to vote and 2,693,960 shares with respect to which there is sole power of disposition.

Bausch & Lomb   7   2001 Proxy Statement

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Presented below is information concerning the amount of company stock beneficially owned by each director and director nominee, each non-director officer named in the Summary Compensation Table appearing on page 13, and all directors and executive officers of the company as a group. All numbers stated are as of March 1, 2001, and include beneficial ownership of shares of common and class B stock, which are identical with respect to dividend and liquidation rights and vote together as a single class for all purposes.

Except for class B stock, which is transferable only in accordance with the terms of the company's stock incentive plan under which it was acquired, and except as otherwise indicated, sole voting and investment power exists with respect to all shares listed as beneficially owned. No individual named below beneficially owns more than 1% of the company's outstanding voting stock, and the shares beneficially owned by all directors and executive officers as a group constitute 3.2% of the company's outstanding voting stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership
Gary M. Aron	26,990 (1)
Franklin E. Agnew	32,249 (2)
William M. Carpenter	479,573 (3)
Domenico De Sole	8,241 (4)
Hakan S. Edstrom	49,020 (5)
Dwain L. Hahs	49,185 (6)
Jonathan S. Linen	13,253 (7)
Stephen C. McCluski	151,343 (8)
Ruth R. McMullin	28,621 (9)
John R. Purcell	45,499 (10)
Linda Johnson Rice	24,321 (2)
Thomas M. Riedhammer	121,562 (11)
Carl E. Sassano	168,017 (12)
Alvin W. Trivelpiece	26,321 (9)
William H. Waltrip	143,842 (13)
Kenneth L. Wolfe	23,855 (9)
All Directors and Executive Officers as a group (23 persons)	1,690,158

In addition to shares beneficially owned by directors and executive officers of the company, as indicated above, such persons may also own common stock equivalents under deferred compensation plans of the company, reflecting further their economic stake in the value of the company's common stock. As of March 1, 2001, the following common stock equivalents were owned by (i) the company's executive officers: Mr. Carpenter, 61,679; Mr. Edstrom, 20,617; Mr. Hahs, 7,066; Mr. McCluski, 13,485; Dr. Riedhammer, 12,124; Mr. Sassano, 19,153; (ii) the company's directors: Mr. Purcell, 12,018; and (iii) all executive officers and directors of the company as a group: 174,969.

(1)    Includes 19,226 shares and 69 shares, respectively, which may be acquired within 60 days through the exercise of stock options and acquired under the 401(k) Plan, and 500 shares of restricted stock subject to satisfaction of certain vesting conditions.

(2)    Includes 19,037 shares which may be acquired within 60 days through the exercise of stock options.

(3)    Includes 389,896 shares and 476 shares, respectively, which may be acquired within 60 days through the exercise of stock options and acquired under the 401(k) Plan, and 36,100 shares of restricted stock subject to satisfaction of certain vesting conditions.

(4)    Includes 7,097 shares which may be acquired within 60 days through the exercise of stock options.

(5)    Includes 35,800 shares and 172 shares, respectively, which may be acquired within 60 days through the exercise of stock options and acquired under the 401(k) Plan, and 2,500 shares of restricted stock subject to satisfaction of certain vesting conditions. Mr. Edstrom resigned from the company on January 26, 2001.

(6)    Includes 1,067 shares acquired under the 401(k) Plan, and 112 shares of restricted stock subject to satisfaction of certain vesting conditions.

Bausch & Lomb   8   2001 Proxy Statement

(7)    Includes 7,097 shares which may be acquired within 60 days through the exercise of stock options.

(8)    Includes 116,878 shares and 1,223 shares, respectively, which may be acquired within 60 days through the exercise of stock options and acquired under the 401(k) Plan, and 7,260 shares of restricted stock subject to satisfaction of certain vesting conditions.

(9)    Includes 19,037 shares which may be acquired within 60 days through the exercise of stock options.

(10)  Includes 3,154 shares which may be acquired within 60 days through the exercise of stock options.

(11)  Includes 96,514 shares and 953 shares, respectively, which may be acquired within 60 days through the exercise of stock options and acquired under the 401(k) Plan. Dr. Riedhammer retired from the company on September 29, 2000.

(12)  Includes 156,714 shares and 4,299 shares, respectively, which may be acquired within 60 days through the exercise of stock options and acquired under the 401(k) Plan. Mr. Sassano resigned his position on August 24, 2000.

(13)  Includes 134,834 shares which may be acquired within 60 days through the exercise of stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The company's directors and executive officers are required to file reports with the Securities and Exchange Commission concerning their ownership of company stock. Based on the company's review of such reports, all reports were filed on a timely basis and there are no known failures to file by directors and executive officers during 2000.

EXECUTIVE COMPENSATION

REPORT OF THE COMMITTEE ON MANAGEMENT
In 2000, the Committee on Management of the Board of Directors met six times. In advance of each meeting, management reviews the agenda with the committee chair and, prior to the meeting, each committee member receives a complete briefing book, which details each topic to be considered by the committee. The committee chair reports to the Board of Directors on committee discussions and key actions.

COMPENSATION PHILOSOPHY AND POLICY
Executive compensation at Bausch & Lomb is designed to align the financial interests of executives with the interests of shareholders by leveraging the mix of base salary, annual incentives and long-term incentives, placing greater emphasis on "at risk" pay components tied to key stock appreciation drivers. Overall compensation is also structured to attract and retain the highest caliber executives.

The Bausch & Lomb program provides a competitive level of total compensation opportunity and offers incentive and equity ownership opportunities linked to annual and long-term company performance and to shareholder return.

To maintain a competitive level of compensation, the company commissions an independent consulting firm to conduct an annual survey of executive compensation in a defined group of companies. The surveyed companies are selected based on the following criteria: (i) the similarity of their product lines to those of Bausch & Lomb; (ii) the competitive market for executive talent and (iii) the availability of compensation data provided confidentially to a third party. The surveyed companies include many, but not all, of the companies in the S&P Health Care Composite used in the Comparison of Five-Year Cumulative Total Shareholder Return chart on page 16. Complete compensation data is not widely available for all of the companies in the S&P Health Care Composite.

The annual survey compares Bausch & Lomb's total executive compensation opportunity to the compensation of matched jobs in the peer group of companies, based on the relative size of the peer company or, for certain officers managing operating units, the division or the business which that executive leads. The study includes base compensation, annual incentives and long-term incentives, including stock-based compensation. The aggregate compensation package, other than long-term incentive compensation, is targeted to pay at the 50th percentile of the peer group of companies, if performance criteria are achieved (i.e., if financial performance and stock appreciation meet expectations). Long-term incentive compensation is targeted to pay at the 75th percentile as explained below under Long-Term Incentive Awards. The relative financial performance of Bausch & Lomb and its peer group, together with the compensation survey results, are reviewed by the committee at least annually.

After considering the survey data, business objectives and compensation philosophy and strategy, the committee determines targeted levels of base compensation, long- and short-term incentives and stock option award levels for the officers of the company. In approving salary and incentive payments for individuals other than the chief executive officer, the committee also considers recommendations made by the chief executive officer.

Bausch & Lomb   9   2001 Proxy Statement

BASE PAY
Base pay levels and increases for each officer take into consideration the individual's current performance, experience, the scope and complexity of his or her position within the company and the external competitive marketplace for comparable positions at peer companies. Base pay for officers is reviewed each year, and generally adjusted annually. In 2000, the company's average officer base compensation was at the targeted 50th percentile of peer group officer base pay.

In determining Mr. Carpenter's base salary, the committee considered the comparator companies' actual and forecasted chief executive officer compensation (on a size-adjusted basis), targeting the 50th percentile of the peer group chief executive officer base pay. The committee also considered financial and strategic performance of the company in the preceding year (1999) under Mr. Carpenter's direction. No weighting was assigned to the foregoing factors. In 2000, Mr. Carpenter's base salary was above the targeted 50th percentile of the peer group chief executive officer base pay.

ANNUAL INCENTIVE AWARDS
In 2000, under the company's Economic Value Added, or EVA(R)1, incentive compensation program, corporate officers, including those identified in the Summary Compensation Table on page 13, were eligible for annual incentive awards. These awards were based upon actual performance of the company, or, for operating units identified as separate EVA centers, the actual performance of that EVA center, in achieving EVA improvement against targets established by the Committee on Management in early 2000. EVA improvement occurs when the ratio of: (i) net operating profit after tax to (ii) capital employed in the business increases over time. This establishes a direct link between incentive compensation and return on capital. The bonus target for each officer is expressed as a percentage of base pay, falling within a range of 37-90%, depending upon the position, with the chief executive officer's target set at 90%. Incentive targets for the executive officers were at the 50th percentile of the comparator group of companies. Mr. Carpenter's incentive target was at the 50th percentile of the comparator group of companies.

The committee defined performance intervals to establish measurement standards for determining the range of payouts as a percentage of the target payment. The performance intervals establish the criteria for a payout from zero to 200% of the target payment, but there is no cap and no floor in the incentive calculation.

The EVA program provides the incentive of a significant bonus opportunity, but also uses a "cumulative bonus bank" feature to ensure that extraordinary EVA improvements are sustained before extraordinary awards are paid out. If EVA performance exceeds the EVA goal, the target bonus plus one-half of the incentive calculation in excess of the target amount is paid currently, and the other half of the additional incentive is carried forward, in the bank, to the next year, payment of which is subject to future results. Similarly, a decline in EVA performance creates a negative bonus bank impact which is carried into future years and may reduce future awards. This bonus bank creates short- and long-term incentive features, rewarding sustained performance and continued employment.

For Messrs. Carpenter and McCluski, as well as for Mr. Sassano, the annual incentive was based entirely on overall corporate EVA performance. In 2000, Bausch & Lomb's corporate EVA performance was negative, resulting in a deficit bonus of -24% of target. As a result, Mr. Carpenter was required to forfeit $189,000 from amounts accumulated in the bonus bank based on performance in previous years as provided in the EVA program. After the forfeiture, Mr. Carpenter received a net payment of $358,037 reflecting the balance of prior years' earnings that remained in the bonus bank. Executive officers identified in the Summary Compensation Table on page 13 who managed business units had up to 25% of their annual incentive based on the EVA performance of the business unit they managed.

LONG-TERM INCENTIVE AWARDS
The package of long-term incentives offered to officers in 2000 included stock options and stock grants. The package of long-term incentives is targeted at the 75th percentile of peer company long-term incentive awards.

Under the Bausch & Lomb 1990 Stock Incentive Plan, which was approved by the shareholders, officers of the company are eligible to receive awards of stock options and stock grants, as approved by the committee. Guidelines for stock options and stock grants are based on a review of comparator company data in combination with an internal assessment of the scope and complexity of the executive's position. For each officer position, a target stock award is defined based on market data (the target amount for options is below the targeted percentile for aggregate compensation). That dollar amount is then divided by the current stock price to determine the number of shares. The committee reviews the competitiveness of the target awards annually.

(1) EVA(R) is a registered trademark of Stern Stewart & Co.

Bausch & Lomb   10   2001 Proxy Statement

In July 2000, the committee awarded options within this framework. The 2000 options will vest over three years. All stock options were priced at the fair market value of the underlying stock as of the date of the grant. In 2000, Mr. Carpenter received options to purchase 124,000 shares of class B stock with an exercise price of $61.9688 per share. This award was at the target level for an annual award based on market considerations and the committee's evaluation of Mr. Carpenter's performance as chairman and chief executive officer.

Under the Cumulative EVA Program, corporate officers, including those identified in the Summary Compensation Table on page 13, received restricted stock grants made pursuant to the company's 1990 Stock Incentive Plan. Each restricted stock grant under the Cumulative EVA Program vests based on achievement by the company of three-year corporate EVA goals approved by the committee at the time of grant. These awards are targeted at 25% of participants' aggregate long-term incentive compensation, with the chief executive officer's award under the Cumulative EVA Program targeted at 25% of such long-term incentive compensation. Actual awards under the Cumulative EVA Program, upon vesting, can range from 0-200% of the target number of shares awarded, depending upon company performance against pre-approved multi-year goals. In addition, since awards are expressed in shares of company stock, the actual value of awards upon vesting will vary based upon upward and downward changes in the market value of Bausch & Lomb common stock from the date of grant to the vesting date. The Cumulative EVA Program was designed to provide executives with incentives for long-term EVA improvements while also increasing stock ownership to further align executives' interests with those of shareholders.

In accordance with the Cumulative EVA Program, in 2000 Mr. Carpenter was awarded the shares of class B restricted stock described in the table on page 15 entitled "Long Term Incentive Plan - Awards in Last Fiscal Year". Based upon the company's achievement against pre-established multi-year EVA improvement goals for the years 1998-2000, Cumulative EVA Program awards for company executive officers, including Mr. Carpenter, vested at 127% of the target award, with the value set forth in the Summary Compensation Table on page 13.

In addition to the Cumulative EVA Program, restricted stock grants may be awarded periodically to officers of the company. In 2000, restricted stock grants were awarded to officers other than the chief executive officer, including one of the persons identified in the Summary Compensation Table on page 13, to reflect promotions, hiring packages or the company's desire to retain key executive talent.

OFFICER STOCK OWNERSHIP PROGRAM
The Officer Stock Ownership Program was a special one-time grant of stock options intended to immediately increase holdings of Bausch & Lomb stock by officers.

Participating officers, including the chief executive officer and the officers named on the Summary Compensation Table on page 13, other than Mr. Sassano and Dr. Riedhammer, were granted an option to purchase shares of Bausch & Lomb stock at fair market value on Monday, October 16, 2000. The grants immediately vested and were exercised under loan by participants using Bausch & Lomb's established stock option loan program.

Participants received grants up to a maximum of one times annual base salary. All aspects of the grants and the loans are consistent with Bausch & Lomb's 1990 Stock Incentive Plan guidelines.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
An additional key element of total compensation for Mr. Carpenter is the Supplemental Executive Retirement Plan ("SERP") II, under which he has vested. This Plan, funded by life insurance, is designed to minimize the cost to the company, and to provide a competitive retirement benefit (60% replacement ratio). All other executive officers participate in SERP III, described on page 17. Contributions made under SERP II and SERP III Plans do not result in taxable income to the participants.

Bausch & Lomb   11   2001 Proxy Statement

RESPONSE TO INTERNAL REVENUE CODE LIMITS ON DEDUCTIBILITY OF CERTAIN COMPENSATION
Section 162(m) of the Internal Revenue Code of 1986 (the "Code") limits to $1,000,000 per person the company's tax deduction of certain non-performance-based compensation paid in a given year to its most highly compensated officers. The levels of non-performance-based salary, bonus and other compensation paid by the company do not typically exceed this level, except that the total compensation paid to Mr. Carpenter for services in fiscal 2000 which remains subject to the Section 162(m) limitation exceeded this level by $302,687. In order to minimize the potential for lost tax deductibility, the committee recommended, and shareholders approved in 1998, amendments to certain company plans which were designed to assure that performance-based compensation plans currently in place achieve compliance with the requirements of Section 162(m) of the Code. The committee's present intention is to use the requirements of Section 162(m) as a guide in its compensation-related decisions, except where the best interests of the company and its shareholders dictate otherwise.

CONCLUSION
Each element of the officer compensation package is reviewed by the Committee on Management to ensure that base pay and incentive opportunities are at competitive levels and to provide incentive systems reflecting strong financial performance and an alignment with shareholder interests. In summary, we believe the total compensation philosophy and compensation program serve the best interests of the shareholders.

Committee on Management

Kenneth L. Wolfe, Chair
Franklin E. Agnew
Jonathan S. Linen

Bausch & Lomb   12   2001 Proxy Statement

COMPENSATION TABLES
The individuals named in the following tables include the company's chief executive officer and the six other most highly compensated executive officers of the company for the fiscal year ended December 30, 2000. Three of the individuals named below are no longer officers of the company.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long-Term Compensation
Name	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($) (1)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($) (2)

W.M. Carpenter Chairman and CEO	2000 1999 1998	$875,615 $825,000 $735,000	$0 $1,191,713 $764,400	$32,813 $34,402 $1,136,621	$0 $0 $405,000	149,000 125,000 106,000	$965,512 $1,103,189 $19,250	$65,223 $46,775 $22,073

C.E. Sassano(3) President and COO	2000 1999 1998	$458,365 $500,000 $402,800	$0 $503,669 $288,002	$35,396 $41,012 $502,491	$0 $0 $287,188	80,000 60,000 48,000	$144,132 $471,721 $7,477	$46,128 $22,214 $14,370

D.L. Hahs Sr. V.P. Global Supply Chain	2000 1999 1998	$376,800 $362,300 $345,000	$2,486 $0 $246,675	$27,956 $26,895 $27,913	$233,691 $1,478,989 $0	33,500 0 37,000	$0 $389,486 $364,435	$3,652 $15,752 $9,825

S.C. McCluski Sr. V.P. and CFO	2000 1999 1998	$375,351 $360,000 $340,200	$0 $317,790 $243,243	$31,706 $22,260 $263,982	$0 $0 $90,000	39,500 30,000 31,000	$232,962 $248,743 $6,600	$33,008 $18,295 $13,305

H.S. Edstrom(3) Sr. V.P. and President Americas Region	2000 1999 1998	$366,067 $325,000 $250,000	$0 $286,894 $177,750	$34,092 $29,531 $258,931	$0 $0 $224,750	51,500 32,400 30,000	$208,181 $223,845 $12,938	$32,494 $9,750 $0

T.M. Riedhammer(3) Sr. V.P. and President Global Pharmaceuticals	2000 1999 1998	$309,837 $325,000 $307,400	$0 $286,894 $219,791	$27,617 $19,923 $324,871	$0 $0 $143,594	24,000 20,000 19,000	$16,782 $300,071 $5,982	$33,699 $21,092 $14,366

G.M. Aron Sr. V.P., Research, Development and Engineering	2000 1999 1998	$265,275 $237,927 $214,576	$26,758 $79,693 $67,591	$23,249 $0 $0	$0 $0 $53,594	18,500 4,200 4,200	$5,262 $7,053 $17,860	$3,763 $2,803 $4,800

(1)    The restricted stock award for Mr. Hahs, reported above, will vest dependent upon continued employment, as follows: 3,450 shares vest in 2002 and 450 shares vest in 2003. Holders of restricted stock, including restricted stock granted under the company's Cumulative EVA Program, are entitled to dividend and voting rights on the shares. At December 30, 2000, the aggregate number of shares and corresponding value as of such date of restricted stock owned by named individuals were as follows: Mr. Carpenter, 45,350 shares valued at $1,833,954; Mr. Hahs, 7,625 shares valued at $308,355; Mr. McCluski, 10,260 shares valued at $414,914; Mr. Edstrom, 11,725 shares valued at $474,159; and Mr. Aron, 4,630 shares valued at $187,237.

(2)    The amounts reported in this column for 2000 consist solely of the company's matching contributions under its 401(k) plan and 401(k) excess plan.

(3)    Messrs. Sassano and Edstrom resigned their positions on August 24, 2000 and January 26, 2001, respectively, and Dr. Riedhammer retired on September 29, 2000.

Bausch & Lomb   13   2001 Proxy Statement
Options/SAR Grants in Last Fiscal Year
Individuals Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
		% of Total
		Options/
	Number of	SARs
	Securities	Granted to
	Underlying	Employees	Exercise or		0%		5%		10%
	Options/SARs	In Fiscal	Base Price		Stock	Dollar	Stock	Dollar	Stock	Dollar
Name	Granted (#) (2)	Year (3)	($/Sh) (4)	Expiration Date	Price	Gain	Price (5)	Gain	Price (5)	Gain
W.M. Carpenter	149,000	10.17%	$57.7200	During 2010	$57.7200	$0	$118.86	$9,109,860	$189.26	$19,599,460
C.E. Sassano	80,000	5.46%	$61.9700	July 24, 2010	$61.9700	$0	$100.94	$3,117,600	$160.73	$7,900,800
D.L. Hahs	33,500	2.29%	$54.7800	During 2010	$54.7800	$0	$89.23	$1,154,075	$142.09	$2,924,885
S.C. McCluski	39,500	2.70%	$55.8700	During 2010	$55.8700	$0	$91.01	$1,388,030	$144.91	$3,517,080
H.S. Edstrom	51,500	3.52%	$48.8900	During 2010	$48.8900	$0	$79.64	$1,583,625	$126.81	$4,012,880
T.M. Riedhammer	24,000	1.64%	$61.9700	July 24, 2010	$61.9700	$0	$100.94	$935,280	$160.73	$2,370,240
G.M. Aron	18,500	1.26%	$53.0700	During 2010	$53.0700	$0	$86.45	$617,530	$137.65	$1,564,730

(1)    There is no assurance that the value realized by an optionee will be at or near the amount estimated using this model. These amounts rely on assumed future stock price movements which management believes cannot be predicted with a reliable of accuracy.

(2)    Stock options granted to the named executives vest annually in one-third increments, except for the special one time grants of stock options under the Officer Stock Ownership Program which vested immediately as described on page 11.

(3)    Based on total number of options granted to employees equal to 1,464,692.

(4)    The exercise price reflected in this column for Messrs. Carpenter, Hahs, McCluski, Edstrom and Aron is the average market value for the respective options granted during 2000. The exercise price for Mr. Sassano and Dr. Riedhammer is equal to the fair market value of such options on the date of the grant in 2000.

(5)    Fair market value of stock at end of actual option term, assuming annual compounding at the stated value.
Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
			Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised, In-the-Money Options/SARs at FY-End ($)
Name	Number of Shares Acquired on Exercise	Value Realized (1)	Exercisable	Unexercisable	Exercisable (2)	Unexercisable (2)
W.M. Carpenter	25,000	$0	389,896	242,666	$722,200	$0
C.E. Sassano	3,426	$145,926	156,714	135,998	$112,849	$0
D.L. Hahs	9,500	$0	0	24,000	$0	$0
S.C. McCluski	11,588	$66,033	116,878	60,332	$153,391	$0
H.S. Edstrom	7,500	$0	30,800	75,600	$12,525	$59,363
T.M. Riedhammer	0	$0	96,514	43,666	$112,224	$0
G.M. Aron	6,500	$0	19,226	16,198	$26,956	$0

(1)    Market value of company's common stock at exercise minus the exercise price.

(2)    Market value of company's common stock at year end minus the exercise price.

Bausch & Lomb   14   2001 Proxy Statement

LONG-TERM INCENTIVE COMPENSATION

As described in more detail in the Report of the Committee on Management on page 10, the EVA Plan requires that 50% of accrued bonuses payable in excess of 100% of target bonus be banked. The amount in the bonus bank is at risk in the sense that in any year the accrued bonus is negative, the negative bonus amount is subtracted from the outstanding bonus bank balance. For fiscal 2000, the accrued bonus for Messrs. Carpenter, Sassano, McCluski and Edstrom and Dr. Riedhammer was negative and the amounts reported below were subtracted from the bonus bank for each of the named executive officers. A portion of the amounts accumulated in the bonus bank in previous years was paid to the named executives, including Mr. Carpenter, in accordance with the EVA Plan. Such amounts are reflected, together with awards previously granted under the company's Cumulative EVA Program which vested in 2000, as Long-Term Incentive Plan Payouts in the Summary Compensation Table on page 13.
Name	Amounts Banked (Forfeited) ($)
W.M. Carpenter	($189,000)
C.E. Sassano	($71,505)
D.L. Hahs	0
S.C. McCluski	($49,513)
H.S. Edstrom	($37,750)
T.M. Riedhammer	($119,713)
G.M. Aron	0

LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR (1)
			Estimated Future Payments under Non-Stock Price-Base Plans
Name	Number of Shares	Performance Period (years)	Threshold (shares)	Target (shares)	Maximum (shares)
W.M. Carpenter	17,600	3	0	17,600	35,200
C.E. Sassano	0	3	0	0	0
D.L. Hahs	3,725	3	0	3,725	7,450
S.C. McCluski	4,260	3	0	4,260	8,520
H.S. Edstrom	3,725	3	0	3,725	7,450
T.M. Riedhammer	0	3	0	0	0
G.M. Aron	2,130	3	0	2,130	4,260

(1)    Grants under the company's Cumulative EVA Program will vest at the end of each respective performance period after approval by the Committee on Management of the company's EVA performance results for each said period.

Bausch & Lomb   15   2001 Proxy Statement

TOTAL RETURN TO SHAREHOLDERS
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN
DECEMBER 1995 THROUGH DECEMBER 2000

[LINE GRAPH]

Assumes $100 invested on last day of December 1995. Dividends are reinvested quarterly.
Date	Bausch & Lomb	S&P Health Care Composite	S&P 500
Dec. 1995	$100.00	$100.00	$100.00
Dec. 1996	$90.80	$120.70	$122.90
Dec. 1997	$105.40	$173.42	$163.85
Dec. 1998	$163.10	$249.98	$210.58
Dec. 1999	$188.87	$229.42	$254.83
Dec. 2000	$114.01	$311.75	$230.68

DEFINED BENEFIT RETIREMENT PLANS

Under the company's Retirement Benefits Plan, all employees of the company and certain subsidiaries who have reached age 21 and have at least one year of service are participants. Prior to January 1, 2000, monthly retirement benefits were based on a formula that provided both company non-contributory benefits and additional benefits based on optional employee contributions. Monthly benefits paid under the Plan were based on employee earnings as defined in the Plan, Social Security covered compensation, and credited years of service at the time of retirement.

Bausch & Lomb   16   2001 Proxy Statement

Effective January 1, 2000, the Plan was amended to be a cash balance retirement plan which accrues benefits in a hypothetical account which can be paid either as a single lump sum or converted to a lifetime monthly annuity at time of retirement or separation from the company. Under the amended Plan, optional employee contributions are no longer permitted. Account values increase annually based on earnings, as defined in the Plan, as well as other factors such as age, service and interest credited on account balances. Benefits vest after five years of service as defined in the Plan. Messrs. Carpenter, Sassano, Hahs, McCluski, Riedhammer, and Aron are vested participants under this Plan. Mr. Edstrom is not a vested participant under this Plan. Assuming continued employment to normal retirement age, the estimated annual benefits payable to Messrs. Carpenter, Hahs, McCluski and Aron are $39,207, $94,406, $60,321 and $21,057, respectively. Assuming the payment of accrued benefits is deferred until normal retirement age, the estimated annual benefit payable to Messrs. Sassano and Riedhammer is $67,781 and $23,536, respectively.

In addition, the company maintains a separate Retirement Benefit Restoration Plan which provides eligible employees additional retirement benefits which would otherwise be provided under the Retirement Benefits Plan but are excluded from that Plan by specific federal regulatory limitations. Benefits vest after five years of service as defined in the Plan. Messrs. Sassano, Hahs, McCluski, Riedhammer and Aron are vested participants under this Plan. Mr. Edstrom is not a vested participant under this Plan. Assuming continued employment to normal retirement age, the estimated annual benefit payable to Messrs. Hahs, McCluski and Aron is $145,857, $129,252 and $14,464, respectively. Assuming the payment of accrued benefits is deferred until normal retirement age, the estimated annual benefit payable to Messrs. Sassano and Riedhammer is $84,801 and $26,802, respectively.

The company maintains two Supplemental Executive Retirement Plans ("SERP"), under which officers may become eligible for retirement benefits in addition to those provided under the company's Retirement Benefits Plan. No officer is eligible to participate in more than one company SERP, and the officers named in the Summary Compensation Table on page 13 are participants in one of the SERPs described below. Participants who vest under SERP II will receive annual benefits, payable monthly, in an amount equal to a percentage of their final average salary and bonus compensation. The percentage used is a function of age at retirement: 32% at age 55, and up to 60% at age 62. For SERP III, prior to January 1, 2001, benefits were based on a rate of 0.5% of final average salary and bonus compensation for each year of officer service. Effective January 1, 2001, the plan was amended to be a cash balance retirement plan which accrues benefits for eligible officers in a hypothetical account, at an annual rate of 5% of covered earnings, as defined in the Plan. Benefits are paid either as a single lump sum or converted to a lifetime monthly annuity at time of retirement or separation from the company. Benefits vest upon the completion of five years of service. The plans also provide for the payout of the net present value of all benefits in the event of a change in control of the company.

Mr. Carpenter has vested under SERP II. Messrs. Sassano, Hahs, McCluski, Riedhammer and Aron have vested under SERP III. Mr. Edstrom is not vested under SERP III. Assuming continued employment to normal retirement age, the estimated annual benefit payable for Mr. Carpenter under SERP II is $1,563,866. Assuming continued employment to normal retirement age, the estimated annual benefit payable to Messrs. Hahs, McCluski and Aron under SERP III is $81,645, $87,356 and $22,984, respectively. Assuming the payment of accrued benefits is deferred until normal retirement age, the estimated annual benefit payable to Messrs. Sassano and Riedhammer is $51,465 and $19,574, respectively. Under each of the foregoing plans, the benefit payable is stated as a cash balance. However, for purposes hereof, the annual payments stated above are calculated by applying an actuarial-based conversion factor against the projected value of the individual's cash balance account at normal retirement age.

RELATED TRANSACTIONS, EMPLOYMENT CONTRACTS AND TERMINATION
OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

In connection with class B shares purchased under the company's stock incentive plans, the company may loan the participant an amount equal to the full amount of the purchase price of those shares, in which case the shares serve as collateral for the loan. The rate of interest on loans to participants is the lesser of the applicable federal rates announced monthly by the Internal Revenue Service pursuant to Section 1274(d) of the Internal Revenue Code of 1986, or 9%. To the extent applicable, the largest aggregate amount of indebtedness outstanding which exceeded $60,000 at any time in the company's 2000 fiscal year for directors and executive officers of the company was as follows: (i) the company's directors: Mrs. McMullin, $111,649; Mr. Purcell, $731,326; Mrs. Rice, $69,222; Mr. Waltrip, $119,824 and (ii) the company's executive officers: Mr. Aron, $238,095; Mr. Carpenter, $915,750; Mr. Alan H. Farnsworth, $352,742; Mr. Hahs, $450,734; Mr. Jurij Z. Kushner, $418,298; Mr. John M. Loughlin, $247,653; Mr. McCluski, $479,594; Mr. Mark M. Sieczkarek, $238,095; Mr. Robert B. Stiles, $539,028. As of March 1, 2001, the outstanding amount of such indebtedness was as follows: (i) the company's directors: Mrs. McMullin, $111,649; Mr. Purcell, $731,326; Mrs. Rice, $69,222; Mr. Waltrip, $119,318; and (ii) the company's executive officers: Mr. Aron, $238,095; Mr. Carpenter, $915,750; Mr. Farnsworth, $352,742; Mr. Hahs, $450,734; Mr. Kushner, $418,298; Mr. Loughlin, $247,653; Mr. McCluski, $479,594; Mr. Sieczkarek, $238,095; Mr. Stiles, $649,162.

Bausch & Lomb   17   2001 Proxy Statement

The company has entered into agreements, for an indefinite term, with all persons named in the Summary Compensation Table on page 13. Each agreement provides that, in the event of a change in control (as defined in the agreements) which is followed within either two or three years, as determined under the agreements, by (i) termination of the officer's employment; (ii) a downgrading of the officer's position; or (iii) voluntary termination under circumstances specified in the agreements, the officer will be entitled to: (a) salary and pro rata bonus then due and (b) a lump sum separation payment equal to either two or three times annual base salary and bonus as determined under the agreements. In 1996, the company reduced the benefits to new executive officers, so that they will receive benefits equal to two times his or her compensation rather than three times his or her compensation. Each officer will also be entitled to a continuation of certain benefits and perquisites for up to two or three additional years as determined under the agreements. These benefits and perquisites may be reduced by corresponding benefits or perquisites provided by a subsequent employer during the period in which they are provided.

The company has entered into an agreement with Mr. Sassano in connection with the termination of his employment. This agreement provides for payment of severance for 24 months at Mr. Sassano's then current salary as set forth in the Summary Compensation Table on page 13; a portion of his EVA bonus bank from prior years which, after forfeiture of $71,505 based on 2000 performance, resulted in a payment of $144,132 on March 2, 2001; and a continuation of various benefits through the severance period. The agreement also restricts Mr. Sassano's ability to enter into businesses that compete with the company for a period of two years from his separation date of March 7, 2001. Mr. Sassano's agreement was filed as an exhibit to the company's Form 10-Q for the period ended September 23, 2000.

REPORT OF THE AUDIT COMMITTEE

A new feature of this Proxy Statement is this Report of the Audit Committee, which discusses the composition, role and certain determinations of the Audit Committee.

The members of the Audit Committee are Messrs. William H. Waltrip (Chair), Domenico De Sole and Jonathan S. Linen, and Mrs. Ruth R. McMullin. None of the Audit Committee members is a former employee of the company, except for Mr. Waltrip, who, on an interim basis, served as the company's chief executive officer during 1996, and as its chairman from 1996 to 1998. In view of the interim nature of Mr. Waltrip's service, and in view of the fact that Mr. Waltrip's return to service solely as director has been characterized by the independent judgment and oversight which highlighted his ten years of service as an outside director prior to 1996, the Board of Directors has determined that it is in the best interest of the company for Mr. Waltrip to be available to serve on the company's Audit Committee and that Mr. Waltrip's prior positions with the company do not interfere with his exercise of independent judgment as chair of the Audit Committee. None of the Audit Committee members has a business relationship with the company, or is a partner, controlling shareholder or executive officer of an entity that has a material business relationship with the company. In addition, there is no Audit Committee member who is employed as an executive of another company where any of the company's executives serves on that other firm's compensation committee. No member of the Audit Committee is an immediate family member of an individual who is an executive officer of the company or any of its affiliates.

Each member of the Audit Committee is financially literate, in accordance with the qualifications set forth by the company's Board of Directors in its business judgment. In addition, at least one member of the Audit Committee has accounting or related financial management expertise, as the Board of Directors interprets this qualification in its business judgment.

In 2000, the Audit Committee met three times. The Board of Directors has adopted a written Charter, setting forth the authority and responsibilities of the Audit Committee. A copy is attached as Exhibit B. Consistent with its Charter, the Audit Committee took the actions identified on page 3 of this Proxy Statement. In addition, the Audit Committee recommended for Board approval, based on the full scope of its activities, that (i) the audited financial statements be included by reference in the company's annual report on Form 10-K for the year ended December 30, 2000 and (ii) PricewaterhouseCoopers LLP be ratified as the company's independent accountants for 2001.

AUDIT FEES

In its review, the Audit Committee examined a report from PricewaterhouseCoopers LLP of the fees billed to the company for fiscal year 2000, which included $1,193,000 for the audit and review of quarterly reports on Form 10-Q.

Bausch & Lomb   18   2001 Proxy Statement

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES
PricewaterhouseCoopers LLP received fees in the amount of $683,000 for financial information systems design and implementation.

ALL OTHER FEES
PricewaterhouseCoopers LLP received $2,851,000 in the aggregate for all other fees, which includes $1,282,000 for tax-related services; $988,000 for acquisition and divestiture assistance; $205,000 for statutory audits of subsidiaries; $135,000 for internal audit services and $241,000 for other services.

The Committee has considered whether the provision of non-audit services is compatible with maintaining the accountants' independence.

Audit Committee

William H. Waltrip, Chair
Domenico De Sole
Jonathan S. Linen
Ruth R. McMullin

ADDITIONAL INFORMATION

DIRECTORS' AND OFFICERS' INSURANCE

The company has purchased insurance from the Federal Insurance Company and National Union Fire Insurance Company, insuring the company against obligations it might incur as a result of the indemnification of its directors and officers for certain liabilities they might incur, and insuring such directors and officers for additional liabilities against which they may not be indemnified by the company. This insurance was renewed effective January 30, 2001 for a period of one year at a cost of $451,000.

OTHER BUSINESS

We do not expect any business to come up for shareholder vote at the meeting other than the items described in this booklet. If other business is properly raised, your proxy card authorizes the proxyholders to vote as they deem appropriate.

The company's by-laws contain provisions regarding matters which may properly be brought before the shareholders at an annual meeting. The most recently revised by-laws are attached as Exhibit (3)-a to the company's Form 10-Q filed November 10, 1998.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

In order to be eligible for inclusion in the company's proxy materials for next year's annual meeting of shareholders, any shareholder proposal (other than the submission of nominees for directors) must be received by the company to the attention of the Secretary at its principal executive offices not later than the close of business on November 24, 2001.

Shareholder proposals received by the company between January 1, 2002 and February 1, 2002 may also be considered at next year's annual meeting of shareholders but may not be included in the proxy materials for next year's annual meeting of shareholders .

ANNUAL REPORT

A summary Annual Report to Shareholders for the year ended December 30, 2000 accompanies the proxy material being mailed to all shareholders. The summary Annual Report is not a part of the proxy solicitation material.

HOW WE SOLICIT PROXIES

Bausch & Lomb pays the costs of soliciting proxies. We are paying Georgeson Shareholder Communications Inc. a fee of $12,000 plus expenses to help with the solicitation. In addition to this mailing, the company may solicit proxies personally, electronically or by telephone. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Bausch & Lomb   19   2001 Proxy Statement

PEOPLE NEEDING SPECIAL ASSISTANCE

If you plan to attend the annual meeting, we can provide reasonable assistance to help you participate in the meeting if you let us know in advance. Please call or write the Secretary at least two weeks before the meeting at the number or address under "Questions?" below.

QUESTIONS?

If you have questions or need more information about the annual meeting, write to the

    Secretary
    Bausch & Lomb Incorporated
    One Bausch & Lomb Place
    Rochester, New York 14604-2701

or call us at (716) 338-6010.

For additional information about the company, we invite you to visit Bausch & Lomb's Internet site at www.bausch.com. Internet site materials are for your general information and are not part of this proxy solicitation.

According to rules of the Securities and Exchange Commission ("SEC"), the information presented in this proxy statement under the captions "Report of the Committee on Management", "Report of the Audit Committee" and "Comparison of Five-Year Cumulative Total Shareholder Return" shall not be deemed to be "soliciting material" or to be filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934, and nothing contained in any previous filings made by the company under the aforementioned Acts shall be interpreted as incorporating by reference the information presented under the specified captions.

YOUR VOTE IS VERY IMPORTANT!

Please vote by calling the toll-free number set forth on your proxy card or by signing and promptly returning your proxy card in the enclosed envelope.

March 23, 2001

Bausch & Lomb   20   2001 Proxy Statement

This page intentionally left blank

FINANCIAL REVIEW
Dollar Amounts In Millions - Except Per Share Data

This financial review, which should be read in conjunction with the accompanying financial statements, contains management's discussion and analysis of the company's results of operations, liquidity and 2001 outlook. References within this financial review to share refer to diluted earnings per share.
     Bausch & Lomb Incorporated (the "company") reported net income of $83 or $1.52 per share for the year ended December 30, 2000, compared to 1999 net income of $445 or $7.59 per share. Income from continuing operations was $82 or $1.49 per share in 2000 compared to $103 or $1.75 per share in 1999. The company's results for each of the years presented were impacted by several significant items. Restructuring charges and asset write-offs recorded in the fourth quarter, partially offset by reversals of restructuring charges recorded in prior periods, reduced 2000 income from continuing operations by $22 or $0.40 per share after taxes. Purchase accounting adjustments related to the acquisitions of Groupe Chauvin and Woehlk Contact-Linsen GmbH (Woehlk) reduced 2000 income from continuing operations by $26 or $0.48 per share after taxes. Other significant charges relating to the settlement of litigation and charges associated with a failed acquisition attempt reduced 2000 income from continuing operations by $15 or $0.28 per share after taxes. Income from continuing operations was increased by $15 or $0.28 per share after taxes related to the settlement of litigation with Alcon Laboratories, Inc. (Alcon). In addition, the company recognized an extraordinary gain of $1 or $0.03 per share after taxes on the early extinguishment of long-term debt.
     During 1999, the company sold its sunglass, hearing aid and biomedical businesses, generating an aggregate after-tax gain of $308 or $5.26 per share. Income from continuing operations was $103 or $1.75 per share in 1999 compared to $56 or $0.99 per share in 1998. Restructuring charges and asset write-offs recorded in the fourth quarter, partially offset by reversals of restructuring charges recorded in prior periods, reduced 1999 income from continuing operations by $34 or $0.58 per share after taxes. Purchase accounting adjustments related to the surgical acquisitions, as well as restructuring charges and asset write-offs, reduced 1998 income from continuing operations by $49 or $0.87 per share after taxes.

REVENUES AND EARNINGS BY BUSINESS SEGMENT

The company is organized by product line for management reporting purposes with segment earnings being the primary measure of segment profitability. Segment earnings exclude the significant items noted above. The company reports its operating results in three segments: vision care, pharmaceuticals and surgical. The vision care segment includes contact lenses, lens care products and vision accessories. The pharmaceuticals segment includes generic and proprietary prescription ophthalmic drugs and over-the-counter (OTC) products with an emphasis on ophthalmic medications. The surgical segment includes cataract, refractive and other ophthalmic surgery products and equipment. As discussed in Note 1 - Accounting Policies, shipping and handling fees have been reclassified to net sales (revenues) from cost of products sold in accordance with new accounting guidance for all years presented.

Bausch & Lomb   A1   2001 Proxy Statement

     The following table summarizes sales and earnings by segment and presents total company operating earnings. Throughout the remainder of this financial review, the term "purchase accounting adjustments" will be used to refer to purchased in-process research and development and other required purchase accounting adjustments associated with acquisitions.

	2000		1999		1998
	As Reported	% of Total Net Sales	As Reported	% of Total Net Sales	As Reported	% of Total Net Sales
Net Sales
Vision Care	$1,023.0	58%	$1,034.1	58%	$ 975.0	61%
Pharmaceuticals	273.2	15%	293.9	17%	241.6	15%
Surgical	476.2	27%	436.3	25%	387.9	24%
	$1,772.4		$1,764.3		$1,604.5

	As Reported	% of Segment Earnings	As Reported	% of Segment Earnings	As Reported	% of Segment Earnings
Operating Earnings
Vision Care	$ 215.3	78%	$ 200.5	61%	$ 208.4	70%
Pharmaceuticals	13.5	5%	66.1	20%	49.2	16%
Surgical	47.7	17%	64.1	19%	43.0	14%
Segment Earnings	$ 276.5		$ 330.7		$ 300.6
Corporate administration	(50.7)		(63.0)		(52.6)
Comparable basis operating earnings	225.8		267.7		248.0
Restructuring charges and asset write-offs	(33.7)		(53.5)		(5.4)
Purchase accounting adjustments	(26.8)		-		(73.1)
Other significant charges	(23.4)		-		-
Earnings from continuing operations	$ 141.9		$ 214.2		$ 169.5

Net Sales Net sales in 2000 increased $8 or less than one percent over 1999. On a constant dollar basis (excluding the effect of foreign currency exchange rates), revenue increased 3%. Increased revenues in the surgical segment and incremental revenues from acquisitions were partially offset by revenue declines in the vision care and pharmaceuticals segments. In 1999, net sales increased $160 or 10% versus 1998 with virtually no impact from foreign currency exchange rate changes.

Operating Earnings Operating earnings consist of segment earnings less corporate administration expenses, restructuring charges and asset write-offs, purchase accounting adjustments and other significant charges. In 2000, segment earnings decreased $54 or 16% as compared to the prior year, reflecting decreases in the pharmaceuticals and surgical segments partially offset by an increase in the vision care segment. Segment earnings in 1999 increased $30 or 10% versus 1998, reflecting double-digit increases in the pharmaceuticals and surgical businesses offset by a decrease in vision care. Corporate administration expense in 2000 of $51 or 2.9% of net sales decreased from $63 or 3.6% of net sales in 1999, primarily as a result of reductions in expenses which are based on company performance. Corporate administration expense in 1999 increased to 3.6% as a percentage of sales versus 3.3% in 1998. This increase was driven primarily by costs associated with year 2000 and financial systems upgrades. Restructuring charges and asset write-offs are discussed below. The purchase accounting adjustments for purchased in-process research and development amounted to $24 and $41 and inventory adjustments amounted to $3 and $32 in 2000 and 1998, respectively. Other significant charges include $3 related to a failed acquisition attempt and $20 for the settlement of litigation. The litigation settlement charge included $15 related to an action filed in the United States District Court for the Middle District of Florida by the Florida Attorney General as discussed in Note 17 - Subsequent Event. The amount recorded reflects the expense the company expects to incur related to this litigation.
     Unless otherwise noted, discussion in the remainder of this financial review excludes restructuring charges and asset write-offs, purchase accounting adjustments and other significant charges.

Bausch & Lomb   A2   2001 Proxy Statement

RESTRUCTURING CHARGES AND ASSET WRITE-OFFS

In 2000, 1999 and 1997, the company's board of directors approved plans to restructure certain of the company's business segments and corporate administrative functions. The company completed all actions under the 1999 program as of December 30, 2000 and all actions under the 1997 program as of December 25, 1999. These plans are described more fully in Note 5 - Restructuring Charges And Asset Write-offs, and represent the company's program to enhance its competitive position.

2000 Program

During 2000, management announced the company would realign as an integrated operating company with centralized management of research and development and supply chain operations and with commercial operations managed on a regional basis. To accomplish this reorganization, management identified areas where redundancies existed and consolidations and reengineering of corporate and business unit operations could occur. To date, management has identified actions and notified the appropriate personnel in what it considers Phase I of a two-part restructuring program. As a result, a pre-tax amount of $43 was recorded during the fourth quarter for restructuring charges and asset write-offs. Management anticipates recording approximately $10 of additional reserves for Phase II in the first half of 2001.
     The Phase I and Phase II actions are expected to result in cash outflows of approximately $22 and $10, respectively. The majority of the outflows are expected to occur in the second and third quarters of 2001. The company anticipates that its current cash position as well as the cash provided through operations will provide adequate funding for these actions. Actions in this restructuring plan are expected to be completed by the end of 2001.
     Phase I of this program is expected to yield pre-tax cost savings of approximately $20 in 2001 and $35 annually beginning in 2002. Phase II of this program is expected to yield pre-tax cost savings of approximately $5 in 2001 and $10 annually beginning in 2002. These savings will be realized primarily through reduced cost of products sold and selling, administrative and general expenses. These savings will be reinvested into research and development (R&D), marketing and other programs designed to accelerate revenue growth.

1999 Program

In December 1999, management announced that in order to increase its competitiveness and performance, the company would exit certain manufacturing platforms in the contact lens business and consolidate others into focused facilities, as well as reduce certain global administrative costs. As a result, a pre-tax charge of $57 was recorded during the fourth quarter for restructuring and asset write-offs. The after-tax impact of this charge was $36 or $0.62 per share.
     During 2000, all actions under this program were completed and the remaining reserve of $9 was reversed and included as a reduction in the restructuring charges and asset write-off line of the company's statement of income.
     This program is expected to yield pre-tax cost savings of approximately $27 annually beginning in 2001. These savings will be realized primarily through reduced cost of products sold and selling, administrative and general expenses. A portion of these savings have been reinvested into R&D.

1997 Program

During 1998 and 1997, the company recorded cumulative pre-tax restructuring charges and asset write-offs of $46 pertaining to continuing businesses. The after-tax impact of these charges was $4 and $26 or $0.07 and $0.47 per share for the fiscal years 1998 and 1997, respectively.
     During 1999, all actions under this program were completed and the remaining reserve of $3 was reversed and included as a reduction in the restructuring charges and asset write-offs line of the company's statement of income.
     The goal of the 1997 restructuring program was to enhance the company's competitive position and to reduce the annual impact of general and administrative, logistics and distribution costs by streamlining functions and closing certain facilities. This program yields cost savings of approximately $40 annually, a portion of which has been reinvested in marketing and advertising to support new product launches.

VISION CARE SEGMENT RESULTS

2000 Versus 1999 The vision care segment includes the contact lens, lens care and vision accessories businesses. Revenues in this segment were $1,023 in 2000, a decrease of 1% from 1999. In constant dollars, sales increased 1% over the prior year. Contact lenses comprised 49% of sales and lens care and vision accessories together comprised 51% of sales.
     Contact lens revenues grew 4%, driven by sales of the company's newer contact lens products, including Bausch & Lomb Two Week, SofLens66 toric and PureVision. Outside the U.S., contact lens sales grew 3%, driven by strong gains in sales of SofLens66 toric in Europe, as well as increased sales of Medalist in Japan. Contact lens sales were up 6% in the U.S., reflecting the 2000 launch of

Bausch & Lomb   A3   2001 Proxy Statement

Bausch & Lomb Two Week, and strong demand for other newer products. These increases were partially offset by declines in older product offerings. Lens care and vision accessories revenues declined 6% in 2000. Gains outside of the U.S. in lens care revenues were more than offset by a 10% decline in the U.S. The continuing trend of lessening consumer demand for lens care products, driving reductions in shelf space and lower inventory requirements among U.S. retailers, led to the decline. On a constant dollar basis, the Asia-Pacific region had strong growth in lens care, driven primarily by higher sales of the ReNu line. This growth was partially offset by declines in Europe.
     Earnings in this segment increased $15 or 7%. The increase was driven by improved gross margins and lower marketing and advertising expenses which were partially offset by the impact of currency rate changes.

1999 Versus 1998 Revenues in this segment were $1,034 in 1999, an increase of 6% over 1998, with a negligible impact from currency rate changes. Contact lenses comprised 47% of sales and lens care and vision accessories together comprised the remaining 53%.
     Contact lens revenue grew 9%, driven by double-digit growth in planned replacement and disposable lenses (collectively, PRD), including SofLens one day, SofLens66 toric and PureVision. Outside the U.S., contact lens sales grew 14%, driven by strong gains in sales of SofLens one day in Europe, as well as increased sales of Medalist in Japan. Contact lens sales were flat in the U.S., with modest growth in the company's PRD lenses offset by an expected decline in sales of traditional lenses. Lens care and vision accessories revenues grew 4% in 1999 with gains driven primarily by strong sales of the ReNu line, especially in Japan where ReNu multi-purpose solution was introduced.
     Earnings in this segment declined $8 or 4%, primarily due to increased selling, administrative and general expenses and unfavorable manufacturing variances caused by reduced production of older lines of PRD lenses.

PHARMACEUTICALS SEGMENT RESULTS

2000 Versus 1999 The pharmaceuticals segment includes prescription ophthalmic drugs and OTC medications. Revenues in this segment were $273 in 2000, a decrease of 7% from 1999. These results include a negative impact of $7 related to a change in the method of estimating pricing allowances for generic pharmaceutical products. In constant dollars, sales were down 3% from the prior year.
     Outside the U.S., revenues increased 22%. These results include incremental revenues from the acquisition of Groupe Chauvin, as well as moderate constant dollar sales growth in the company's Dr. Mann Pharma subsidiary. These gains were more than offset by the impact of changes in currency rates as well as the results in the U.S., where pharmaceuticals revenues declined 22%. In the U.S., strong double-digit growth in sales of proprietary pharmaceuticals was more than offset by declines in the company's lines of generic otic and multi-source ophthalmic products, resulting from significantly intensified competitive pricing pressures.
     Segment earnings decreased 80% from 1999, due mostly to price declines in the U.S. generic pharmaceuticals business. A decrease in general administration costs was more than offset by increases in selling and R&D expenditures primarily related to investments to develop additional applications for the implant technology for treating back-of-the-eye disease. In addition, there were higher amortization costs associated with the recent acquisition.

1999 Versus 1998 Segment revenues were $294 which represented an increase of $52 or 22% over 1998, with a negligible impact from currency.
     In the U.S., pharmaceuticals revenues increased 37%. Contributing to these results were a significant increase in sales of generic otic products, which benefited from a competitor's exit from the market in late 1998; increased revenues from the company's line of proprietary ophthalmic anti-inflammatory products, Lotemax and Alrex, which continued to gain market share throughout 1999; strong results for generic desmopressin, the first generic prescription nasal spray to be approved by the FDA; and an increase in revenues in the OTC business due in part to higher sales of Opcon-A product. Results in the Dr. Mann Pharma subsidiary in Germany were flat, reflecting higher proprietary sales offset by lower OTC sales and negative currency impacts.
     Segment earnings increased 35% from 1998, due in part to favorable pricing opportunities in the otic line. A portion of the incremental margin realized from increased otic sales was reinvested in R&D, which increased by $14 or 65% and represented 12% of 1999 sales versus 9% in 1998.

SURGICAL SEGMENT RESULTS

2000 Versus 1999 The surgical segment includes products used for cataract, refractive and retinal surgery. Segment revenues were $476, which represented an increase of $40 or 9% over 1999, and an increase of 13% in constant dollars.
     The increase in segment revenues was due to strong growth in sales of products for refractive surgery, with sales of cataract products essentially flat. Revenues from refractive surgery products benefited from strong demand for the company's Technolas 217 laser outside the U.S., as well as the launch of the laser inside the U.S., following initial regulatory approval late in February 2000. Revenues from cataract products were negatively affected by manufacturing constraints for the supply of the company's line of foldable intraocular lenses.

Bausch & Lomb   A4   2001 Proxy Statement

     Segment earnings decreased $17 or 26% primarily due to increases in marketing and R&D expenses as a percentage of sales. This reflects the company's continued commitment to accelerate R&D spending in support of its goal of consistently bringing new products to market. The increase in R&D also reflects a $8 charge related to the termination of a development, supply and license agreement with Optex Ophthalmologics, Inc. (Optex). The company has signed an agreement to acquire Optex to take control of and redirect the development program for Catarex (TM)(1) technology for the surgical removal of cataracts.

1999 Versus 1998 Segment revenues were $436 which represented an increase of $48 or 12% over 1998, and an increase of 14% in constant dollars.
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
     Segment earnings increased $21 or 49% due to a reduction in selling, administrative and general expenses as a percentage of sales as a result of the integration of the two surgical businesses the company acquired at the beginning of 1998.

OPERATING COSTS AND EXPENSES

The ratio of cost of products sold to sales for continuing businesses was 42.0% in 2000, versus 40.5% and 39.7% for the years ended 1999 and 1998, respectively. The increase in 2000 reflected pricing erosion in the U.S. generic pharmaceuticals business and the negative impact of changes in foreign currency exchange rates. These factors were partially offset by improvement in vision care margins resulting from initiatives to consolidate contact lens manufacturing. The unfavorable trend in 1999 reflected a decrease in vision care margins due to unfavorable manufacturing variances resulting from lower production of older styles of contact lenses and higher costs in the European distribution center.
     Selling, administrative and general expenses, including corporate administration, were 38.4% of sales in 2000 compared to 38.8% in 1999 and 40.1% in 1998. Company-wide efforts to improve efficiency through investment in information technology and restructuring contributed to the favorability. The improvement in 1999 from 1998 reflected benefits from the integration of the surgical businesses as well as lower marketing expenditures in the pharmaceuticals business, particularly for OTC products.
     R&D expenses totaled $121 in 2000, an increase of $24 or 25% over 1999. In 1998, these costs were $77. This represented 6.9% of sales in 2000 versus 5.5% and 4.8% in 1999 and 1998, respectively. Overall, the three-year trend demonstrates the company's continued commitment to accelerate R&D spending in support of its goal of consistently bringing new products to market, in particular, the implant technology for treating back-of-the-eye diseases.

REVENUES AND EARNINGS BY GEOGRAPHIC REGION

A summary of sales and earnings from continuing businesses by geographic region follows:
	2000		1999		1998
	As Reported	% of Total Net Sales	As Reported	% of Total Net Sales	As Reported	% of Total Net Sales
Net Sales
U.S.	$ 874.0	49%	$ 934.3	53%	$ 846.7	53%
Non-U.S.	898.4	51%	830.0	47%	757.8	47%
	$1,772.4		$1,764.3		$1,604.5

	Comparable Basis	% of Operating Earnings	Comparable Basis	% of Operating Earnings	Comparable Basis	% of Operating Earnings
Operating Earnings
U.S.	$ 62.8	28%	$ 139.7	52%	$ 122.7	49%
Non-U.S.	163.0	72%	128.0	48%	125.3	51%
	$ 225.8		$ 267.7		$ 248.0

(1)     Catarex is a trademark of Optex Ophthalmologics, Inc.

Bausch & Lomb   A5   2001 Proxy Statement

2000 Versus 1999 Sales in markets outside the U.S. increased 8% over the prior year and represented 51% of total revenues in 2000 and 47% in 1999. Revenues include $44 from the acquisitions of Groupe Chauvin and Woehlk during the second half of 2000. Gains in surgical and pharmaceutical sales were offset by the impact of currency changes, primarily within the pharmaceuticals segment. Gains on vision care products in Europe and the Asia-Pacific region were also impacted by currency rates. On a constant dollar basis, sales outside the U.S. increased 14%.
     Revenues in Europe advanced 5% as constant dollar growth in all product segments and incremental sales from acquisitions were moderated by the effects of the weakened euro. Sales in the Asia-Pacific region increased 13% over the prior year and increased 11% in constant dollars. The increase in this region reflects strong sales of refractive surgery products and continued growth in sales of lens care products. Revenues in Canada and Latin America combined increased 6% driven by strong sales of surgical and vision care products in Latin America.
     U.S. sales, which represented 49% of total consolidated revenues, decreased 6% from 1999. Higher sales of proprietary pharmaceuticals, refractive surgery and newer contact lens products were more than offset by lens care sales and generic pharmaceutical pricing declines. U.S. surgical sales, including exports, increased slightly over the prior year.
     In 2000, operating earnings in markets outside the U.S. increased 27% from 1999, and represented 72% of total operating earnings, versus 48% in 1999. Earnings were led by the European region due to improved margins related to restructuring initiatives in vision care operations and reductions in marketing and advertising expense. The Asia-Pacific and Latin America regions also experienced significant improvement in operating earnings due to the strong sales growth noted above. In the U.S., 2000 operating earnings decreased 55% versus the prior year. Lower administrative expenditures were offset by higher R&D costs, increased spending for marketing and advertising of newer products and significant price declines in certain pharmaceutical products which negatively impacted margins.

1999 Versus 1998 Sales in markets outside the U.S. increased 10% over the prior year and represented 47% of total revenues in 1999 and 1998. Increased revenues for vision care products, driven by exceptional results for PRD lenses, and favorable surgical results, more than offset flat sales in pharmaceuticals. Currency exchange rates had a minimal impact on consolidated non-U.S. sales. European revenues advanced 3%, and 8% in constant dollars, due mainly to strong results of PRD lenses. Sales in the Asia-Pacific region increased 18% over the prior year, and advanced 8% in constant dollars, due in large part to the growth of PRD lenses and lens care products throughout most of the region. Revenues in the Canada and Latin America region increased 20% with improved surgical sales in Canada partially offset by currency impacts in Latin America.
     U.S. sales, which represented 53% of total consolidated revenues, increased 10% from 1998. U.S. sales benefited from double-digit growth in pharmaceutical products, led by the incremental impact from generic otic products and the proprietary products Lotemax and Alrex, as well as exceptional growth in sales of products for refractive surgery.
     In 1999, operating earnings in markets outside the U.S. increased 2% from 1998, and represented 48% of total operating earnings, versus 51% in 1998. Earnings were led by the Asia-Pacific region where Medalist contact lenses and ReNu multi-purpose solution performed well, aided by favorability in foreign currency. Earnings in the European region declined overall versus 1998 due to the impact of currency. In the U.S., 1999 operating earnings increased 14% versus the prior year. Margin improvements in the pharmaceuticals and surgical segments combined to offset higher R&D and administrative expenditures.

NON-OPERATING INCOME AND EXPENSE

Other Income and Expense Interest and investment income was $52 in 2000, $46 in 1999 and $43 in 1998. The increase in 2000 over 1999 reflects higher investment levels from cash generated by divestitures in mid-to-late 1999. The 1999 increases in income over 1998 also reflected higher investment balances as well as higher interest rates.
     Interest expense was $69 in 2000, $88 in 1999 and $99 in 1998. The decrease in 2000 from 1999 is due to lower average debt levels throughout the year. The decrease in 1999 from 1998 was mostly due to 1999 divestitures, which yielded in excess of $1 billion in cash, some of which was used to significantly reduce short-term debt.
     The company's net gain from foreign currency transactions increased $4 over 1999. The increase is due to an increase in premium income realized from foreign exchange contracts hedging net investments and transaction exposures. Net gains from foreign currency transactions in 1999 were comparable to 1998.
     The company does not speculate in foreign currency. The company selectively executes foreign currency transactions to protect the translated earnings and cash flows of certain foreign units. In addition, the company hedges identified transaction exposures on an after-tax basis to minimize the impact of exchange rate movements on operating results.
     Other income consisted of proceeds from a patent litigation settlement with Alcon. The settlement agreement resolved the patent infringement case Bausch & Lomb filed against Alcon in October 1994. Under the terms of the settlement agreement, Alcon made an up-front payment to Bausch & Lomb of $25, which was recorded as income in the first quarter of this year. Additionally, Alcon will pay Bausch & Lomb a stream of royalties over the next eight years for a worldwide license under Bausch & Lomb's patent for the

Bausch & Lomb   A6   2001 Proxy Statement

simultaneous use of a chemical disinfecting solution with an enzyme cleaning product for contact lens care. Other income of $7 in 1999 resulted from the liquidation of an investment in preferred securities associated with a 1995 divestiture.

Income Taxes The company's reported tax rate for continuing operations was 40.8% in 2000 as compared to 36.0% in 1999 and 35.2% in 1998. The 2000 rate reflects non-deductible purchased in-process research and development for which there is no associated tax benefit. Excluding this item, the effective tax rate would have been 35.5%.
     When calculating income tax expense, the company recognizes valuation allowances for tax loss and credit carry forwards, which may not be realized by utilizing a "more likely than not" approach which is more fully described in Note 9 - Provision For Income Taxes.

Minority Interest Minority interest was $13, $16 and $22 for 2000, 1999 and 1998, respectively. The reduction in 2000 from the prior two years primarily reflects the impact from the restructuring of a limited partnership as described in Note 13 - Minority Interest.

Discontinued Operations During fiscal 1999, the company completed the sale of its sunglass business to Luxottica Group S.p.A. for $636 in cash. The company recorded an after-tax gain on the disposal of discontinued operations of $126 or $2.16 per diluted share. Subsequent to the sale, Luxottica Group S.p.A. proposed certain adjustments to the closing balance sheet in connection with their purchase that could potentially impact the resulting gain on the sale. It is too early to estimate with any certainty the potential adjustment, if any, to the gain. The company does not believe that the outcome of these proceedings will have a material adverse effect on its financial condition.
     On August 30, 1999, the company completed the sale of its hearing aid business to Amplifon S.p.A., a privately-held company in Italy. The company recorded an after-tax gain of $11 or $0.19 per diluted share. Also during the third quarter, the company completed the sale of Charles River Laboratories, a biomedical business, to DLJ Merchant Banking Partners II, L.P., for approximately $400 in cash and $43 in promissory notes which were repaid in fiscal year 2000. The company retained a minority interest in the Charles River Laboratories business as discussed in Note 8 - Other Short- And Long-Term Investments. The company recorded an after-tax gain of $171 or $2.91 per diluted share. The hearing aid, biomedical and skin care businesses (which was sold in 1998) collectively, comprised the company's healthcare segment.
     The results of divestitures have been reported as discontinued operations in the accompanying Statements of Income. The revenues reported for the sunglass segment were $253 and $446 for 1999 and 1998, respectively. The revenues reported for the healthcare segment were $241 and $320 for 1999 and 1998, respectively.
     Income from discontinued operations as reported on the company's Statements of Income were net of income taxes of $21 and $14 for the fiscal years ended 1999 and 1998. The Statements of Cash Flow for the years ended December 25, 1999 and December 26, 1998 have not been restated to reflect the divestitures of these businesses.

Income From Extraordinary Item In 2000, early retirement of fixed rate notes payable resulted in recognition of an extraordinary gain of $1, net of taxes.

PURCHASED IN-PROCESS RESEARCH AND DEVELOPMENT

In connection with the acquisition of Groupe Chauvin, the company immediately expensed $24, representing amounts for in-process research and development (IPR&D) estimated at fair value using the methodology described below. The expensed IPR&D represented the value of projects that had not yet reached technological feasibility and for which the assets to be used in such projects had no alternative future uses (See Note 2 - Acquisitions). The company expects that products developed from the acquired IPR&D will begin to generate sales and positive cash flows in the time frames discussed in the following paragraphs. However, development of these technologies remains a risk due to the remaining effort to achieve technological viability, rapidly changing customer markets, uncertain standards for new products and competitive threats.
     The company estimated the fair value of the purchased IPR&D using an income approach. Such methodology involved estimating the fair value of the purchased IPR&D using the present value of the estimated after-tax cash flows expected to be generated as a result of these projects and using risk-adjusted discount rates and revenue forecasts as appropriate. The selection of the 15% discount rate for all products was based on consideration of the company's weighted average cost of capital. A probability factor was then applied to the cash flow based on anticipated profitability levels of each project and the uncertainty surrounding successful development of each project. The amount expensed was also impacted by the percentage of completion for each project. The company expects to fund all R&D efforts, including acquired IPR&D, from cash flows from operations. Set forth below are descriptions of certain acquired IPR&D projects. As of December 2000, all projects are moving forward and assumptions are still considered to be valid.
     IPR&D was allocated to the following projects: Immobacter ($17), Carteol ($3), Other Pharmaceutical ($2) and Surgical ($2) products.

Bausch & Lomb   A7   2001 Proxy Statement

     Immobacter - Revenues attributed to Immobacter, a preservative-free multidose delivery system, are expected to be generated by licensing the technology to other manufacturers. The royalty revenues are expected to be $4, $10 and $12 from 2004 through 2006 decreasing at an average rate of 5% thereafter. At the acquisition date, costs to complete the R&D efforts were expected to be $2. The probability factor and stage of completion used to derive the IPR&D amount were 70% and 49%, respectively.
     Carteol - Revenues attributed to Carteol Multidose, a glaucoma drug product extension that allows for once a day usage versus the current twice a day, are expected to be $3 in 2002, $6 in 2003, $7 in 2004 and $8 in 2005, with the rate of revenue growth then decreasing 5% annually in 2006 to 2010. At the acquisition date, costs to complete the R&D efforts were expected to be $1. The probability factor and stage of completion used to derive the IPR&D amount were 95% and 76%, respectively.
     Other Pharmaceutical Products - Revenues attributed to various miscellaneous pharmaceutical products, are expected to reach $4 by 2007, and then decrease by 3% each year through 2010. At the acquisition date, costs to complete the R&D efforts were expected to be $2. The average probability factor and stage of completion used to derive the IPR&D amount were 76% and 74%, respectively.
     Other Surgical Products - Revenues are attributed to various miscellaneous surgical products, are expected to reach $6 by 2006, with the rate of revenue growth then decreasing annually in the range of 2% to 3%. At the acquisition date, costs to complete the R&D efforts were expected to be $1. The average probability factor and stage of completion used to derive the IPR&D amount were 70% and 48%, respectively.
     In connection with the 1998 acquisitions of Storz and Chiron Vision, the company immediately expensed $41 ($28 for Storz and $13 for Chiron Vision) of the combined purchase price of these businesses, representing amounts for IPR&D. Set forth below are descriptions of certain acquired IPR&D projects, including their updated status at the end of 2000:

Storz IPR&D of $28 was allocated to the following projects: Cidofovir, $12; Ocuvite, $10 and other technologies, $6.
     Cidofovir - The company estimated that revenues attributed to Cidofovir, a broad spectrum anti-viral agent for the treatment of ocular infections, were expected to average in excess of $50 per year for the six years beginning in 2001. The discount rate and stage of completion used to derive the IPR&D amount were 18% and 32%, respectively. During 1998 and 1999, the company spent approximately $3 on R&D efforts for this product. Product development, however, has been discontinued due to a failure to meet expected performance attributes. Consequently, the company will not realize its forecasted revenues from this project.
     Ocuvite - Revenues attributed to alternative formulations of a currently marketed product, Ocuvite, a high-potency vitamin/mineral supplement, were expected to total approximately $37 for the three years ending in 2004, and then average approximately $40 annually through 2011. At the acquisition date, costs to complete the R&D efforts were expected to be $5. The discount rate and stage of completion used to derive the IPR&D amount were 22% and 54%, respectively. The company believes development costs and revenue projections made at the time of acquisition are still valid.
     Other Technologies - Of the remaining three projects, one began to generate revenues in 1999 and two have been put on hold pending further management review. The discount rate used to derive the original IPR&D amounts was 15% for all projects with the stage of completion ranging from 17% to 44%. At the acquisition date, the aggregate cost to complete the remaining two projects was expected to be $5. Approximately $3 in development costs remained at the end of 2000.

Chiron Vision The allocation of $13 to IPR&D related to the following projects: IOL technologies, $7, disposable keratome, $4, and other refractive technology, $2. Each of these projects was assigned a discount rate of 18% to calculate IPR&D.
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
     Disposable Keratome - Revenues attributed to a project to develop a single-use keratome were expected to be $37 over the five years beginning in 1999. At the acquisition date, costs to complete the project were expected to be less than $1. This technology did not meet management's performance expectations. The loss of these anticipated revenues is expected to be offset by the additional revenues generated from the 1999 acquisition of Hansa Research and Development, Inc., the maker of the Hansatome microkeratome.
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

Bausch & Lomb   A8   2001 Proxy Statement

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

Cash Flows From Operating Activities Cash provided by operating activities totaled $335 in 2000, an increase of $112 from 1999. Contributing to this result were decreases in accounts receivable, inventory and other current assets. In 1999, operating activities generated $223 in cash flow, an increase of $77 from 1998. The increase was driven primarily by increased earnings from continuing businesses and lower net financing expenses due to the repayment of debt that occurred as a result of divestitures, partially offset by increases in accounts receivable and other current assets.
     Free cash flow for 2000 was $244, an increase of $165 from 1999. The increase was primarily attributable to the operating factors cited above, as well as the closing of certain hedging contracts and a year over year decline in capital spending. Included in the increase is the maturity of a cross-currency swap of $60 relating to the Netherlands guilder investment as discussed in Note 8 - Other Short- And Long-Term Investments.

Cash Flows From Investing Activities In 2000, cash used in investing activities was $170. The cash outflow resulted from $253 for acquisitions and $95 for capital expenditures. These were partially offset by proceeds from the liquidation of an investment of equity securities and collection on a note receivable.
     Cash provided by investing activities was $1,163 in 1999. Cash inflows from divestitures were $1,048 while an additional $300 was realized from the partial liquidation of an investment. Capital expenditures of $156 primarily supported expanded contact lens manufacturing capacity and year 2000 and financial system improvements, while the acquisition of two companies within the surgical segment resulted in a cash outflow of $43.

Cash Flows From Financing Activities Financing activities used $324 during 2000. The purchase of 4,619,452 Common shares during 2000 completed the stock buyback programs initiated in 1998 and 1999 and resulted in a cash outflow of $251. Additionally, the company reduced its debt by $44.
     Subsequent to year end 2000, the company's board of directors authorized the repurchase of up to 2,000,000 shares of the company's Common stock. The company has executed an agreement with a financial institution for the future purchase of such shares through one or more forward purchase transactions. Such purchases, which may have settlement dates as long as two years, can be settled, at the company's election, on a physical share, net cash or net share basis. There were no forward purchase transactions outstanding under this agreement at year end.
     Cash used in financing activities during 1999 was $687 as the company reduced debt by nearly $450, and had a net outflow of $200 resulting from the restructuring of a limited partnership, as explained in Note 13 - Minority Interest. The board of directors authorized the repurchase of up to 250,000 Common shares in July 1998 and up to 5,000,000 additional Common shares in November 1999. The company has repurchased all shares authorized as of December 30, 2000.

Financial Position The company's total debt, consisting of short- and long-term borrowings, was $998 and $1,024 at the end of 2000 and 1999, respectively. The ratio of total debt to capital was 49.0% and 45.3% at year-end 2000 and 1999, respectively. Cash and cash equivalents totaled $660 in 2000 and $827 in 1999.
     Certain tranches of the company's long-term debt contain options that allow holders to put the debt back to the company, or allow remarketing agents to call the debt from the holders and remarket at a higher interest rate than the then current market rate. The company believes it has adequate cash to meet all debt maturity requirements. The company does not believe that the potential exercising of the remarketing rights would materially impact its financial position.

Access To Financial Markets On December 22, 2000, the company's $525 364-day bilateral revolving credit agreements terminated. These agreements were replaced on January 19, 2001, with a $250 three-year syndicated revolving credit facility. The interest rate under the new agreement is based on LIBOR, or at the company's option, such other rate as may be agreed upon by the company and the banks. In addition, a number of subsidiary companies outside the U.S. have credit facilities to meet their liquidity requirements. The company believes its existing credit facilities provide adequate liquidity to meet obligations, fund capital expenditures and invest in potential growth opportunities.
     During the third quarter of 2000, Standard & Poor's and Moody's Investor Service downgraded the company's long- and short-term debt. The ratings now stand at BBB- and A3 for Standard & Poor's, and Baa3 and Prime-3 for Moody's Investors Service, for long-term and short-term debt, respectively.

Bausch & Lomb   A9   2001 Proxy Statement

Working Capital Working capital and the current ratio were $837 and 2.0, respectively, at year-end 2000 and $1,191 and 2.9, respectively, at year-end 1999.

Dividends The dividend on Common stock, declared and paid quarterly, totaled $1.04 per share for each of the years ended 2000, 1999 and 1998.

Return On Equity And Capital Return on average shareholders' equity was 7.9% in 2000, compared with 43.3% in 1999 and 3.1% in 1998. The decrease in 2000 from 1999 and the increase in 1999 over 1998 was due mainly to the inclusion of the gain on the divestitures in the 1999 ratio.
     Return on invested capital was 6.1% in 2000, 21.7% in 1999 and 3.8% in 1998. The decrease in 2000 was due to the inclusion of the gain from the divestitures in the prior year offset in part by a decrease in equity from the stock repurchase program. The increase in 1999 was due primarily to the gain on divestitures and the debt repayments associated with the use of proceeds from the divestitures.

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
     The company primarily uses foreign currency forward contracts to hedge foreign currency transactions and equity investments in non-U.S. subsidiaries. For contracts outstanding at the end of 2000, foreign currencies purchased were primarily Singapore dollars, Hong Kong dollars, British pounds, Swiss francs and the euro. The currencies sold were primarily the euro, Japanese yen, British pounds, Singapore dollars and Swiss francs. With respect to 1999, the outstanding contracts at year end required the purchase of primarily Singapore dollars, Hong Kong dollars and British pounds and the sale of euros, Japanese yen and British pounds. The magnitude and nature of such hedging activities are explained further in Note 14 - Financial Instruments. A sensitivity analysis to measure the potential impact that a change in foreign currency exchange rates would have, net of hedging activity, on the company's net income indicates that, based on its year-end 2000 and 1999 positions, if the U.S. dollar strengthened against all foreign currencies by 10%, the company's earnings would have been reduced by approximately $1 and $2, after taxes, respectively.
     The company may enter into interest rate swap and cap agreements to effectively limit exposure to interest rate movements within the parameters of its interest rate hedging policy. For foreign currency-denominated borrowing and investing transactions, cross-currency interest rate swap contracts may be used, which, in addition to exchanging cash flows derived from interest rates, exchange currencies at both inception and termination of the contract. There were no cross-currency interest rate swap contracts outstanding at December 30, 2000. A sensitivity analysis to measure the potential impact that a change in interest rates would have, net of hedging activity, on the company's net income indicates that a one percentage point decrease in interest rates, which represents a greater than 10% change, would increase the company's net financial expense by approximately $5 and $8 based on 2000 and 1999 year-end positions, respectively.
     Counterparties to the financial instruments discussed above expose the company to credit risks to the extent of non-performance. The credit ratings of the counterparties, which consist of a diversified group of major financial institutions, are regularly monitored and thus credit loss arising from counterparty non-performance is not anticipated.

OUTLOOK

The company expects to post upper single digit revenue growth for fiscal 2001, with gains reported in each of its three business segments. This growth will be evidenced in the second half of the year, as the first six months of 2001 will be impacted by difficult comparisons caused by the market and operational factors which hampered the company's performance in the second half of 2000 and discussed in this Financial Review.
     In the vision care business, revenue growth is expected to be in the low single digit range. Sales of contact lenses are expected to post year-on-year growth in the upper single digit range, led by the continued success of the company's planned replacement and disposable offerings, in particular PureVision and SofLens66 toric. In addition, 2001 revenues will benefit from the full-year impact of revenues from Bausch & Lomb Two Week. This lens will be launched in additional non-U.S. markets in 2001 under the brand name SofLens Comfort. Revenue gains in the contact lens product line will be offset by expected flat performance to slight declines in the lens care category. Growth is expected in international markets, but the continued inventory destocking by U.S. retail customers, in combination with a contracting U.S. market, is expected to constrain overall growth prospects in this product category through the end of the year.

Bausch & Lomb   A10   2001 Proxy Statement

     The surgical business is expected to report revenue growth in the upper single digit range and approach 10%. The company expects its cataract products business to recover from the recent supply issues for foldable intraocular lenses, and to benefit from new product introductions. This product category is expected to return to modest growth for the full year, compared to flat performance in 2000. Sales of products used for refractive surgery are expected to post revenue growth in the upper teens, which is lower than previous estimates. Recent trends in the U.S. refractive surgery market suggest both weakened consumer demand in the wake of deceleration in the U.S. economy and reluctance by providers to invest in capital equipment for laser vision correction. As a result, the company has moderated its growth estimates for this market. Nevertheless, interest in laser vision correction remains robust outside the U.S., which comprises about 40% of the global market, and where the company has begun to commercialize the Zyoptix system for personalized refractive surgery.
     In the pharmaceuticals business, the company expects to post growth of between 20% and 25% for the full year. Revenues will benefit from the full-year impact of Groupe Chauvin as well as modest growth in the base pharmaceuticals business. The latter will be primarily driven by a return to growth for U.S. generic pharmaceuticals, whose results were hampered throughout 2000, by a return of competition for the company's line of otic products, which ultimately impacted its ophthalmic lines.
     Operating margin percentages for the company are expected to be in the low double digits as a result of the foregoing revenue trends and the following factors. Gross margin percentages are expected to be about even to slightly higher than those reported for 2000. Selling, administrative and general expenses are expected to increase as a percent of sales, reflecting increased amortization expense, period costs associated with the recently announced restructuring programs and additional marketing investment in key products, including Envision TD technology. R&D expense will also increase due to activity surrounding the clinical trials for Envision TD technology.
     The company expects to generate approximately $125 in free cash flow in 2001, which is net of approximately $30 in cash outlays associated with restructuring programs. Capital spending is estimated at approximately $100 for the full year.

OTHER MATTERS

Environment The company believes it is in compliance in all material respects with applicable environmental laws and regulations. The company is presently involved in remedial and investigatory activities at certain locations in which the company has been named the responsible party. At all such locations, the company believes such efforts will not have a materially adverse effect on its results of operations or financial position.

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

New Accounting Guidance During May 2000, the Emerging Issues Task Force (EITF) issued Issue No. 00-14, Accounting for Certain Sales Incentives. EITF Issue No. 00-14 addresses the classification of various sales incentives and will be effective for the second quarter of 2001. The company has determined that the adoption of EITF Issue No. 00-14 will not have a material effect on its financial position.
     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133). SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their respective fair values. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on their designation as a hedge of a particular exposure. For effective fair value hedge transactions in which the company is hedging changes in the fair value of assets, liabilities or firm commitments, changes in the fair value of the derivative instrument will generally be offset by changes in the hedged item's fair value. For cash flow hedge transactions in which the company is hedging the variability of cash flows related to a variable rate asset, liability or forecasted transaction, changes in the fair value of the derivative instrument will be reported in other comprehensive income. The gains and losses on the derivative instrument that are reported in other comprehensive income will be recognized in earnings in the periods in which earnings are impacted by the variability of the cash flows of the hedge item. The company will adopt SFAS No. 133 in the first quarter of 2001 and a transition loss of approximately $1.5 will be recorded in other comprehensive income. A transition gain of approximately $0.2 will be recorded as a cumulative adjustment to income.

Bausch & Lomb   A11   2001 Proxy Statement

Information Concerning Forward-Looking Statements When used in this discussion, the words "anticipate," "should," "expect," "estimate," "project," "will" and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this report under the heading "Outlook" and elsewhere are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve predictions of future company performance, and are thus dependent on a number of factors affecting the company's performance. Where possible, specific factors that may impact performance materially have been identified in connection with specific forward-looking statements. Additional risks and uncertainties include, without limitation, the impact of competition, seasonality and general economic conditions in the global vision care and ophthalmic surgical and pharmaceutical markets, where the company's businesses compete, changes in global and localized economic and political conditions, changing trends in practitioner and consumer preferences and tastes, changes in technology, medical developments relating to the use of the company's products, legal proceedings initiated by or against the company, changes in government regulation of the company's products and operations, changes in private and regulatory schemes providing for the reimbursement of patient medical expenses, difficulties or delays in the development, production, testing, regulatory approval or marketing of products, the successful completion and integration of acquisitions announced by the company, the effect of changes within the company's organization, and such other factors as are described in greater detail in the company's filings with the Securities and Exchange Commission, including its 2000 Annual Report on Form 10-K.

Bausch & Lomb   A12   2001 Proxy Statement

STATEMENTS OF INCOME
For The Years Ended December 30, 2000, December 25, 1999 and December 26, 1998
Dollar Amounts In Millions - Except Per Share Data
	2000	1999	1998
Net Sales	$1,772.4	$1,764.3	$1,604.5
Costs And Expenses
Cost of products sold	746.9	714.5	669.2
Selling, administrative and general	681.2	684.5	642.7
Research and development	121.5	97.6	76.7
Purchased in-process research and development	23.8	-	41.0
Restructuring charges and asset write-offs	33.7	53.5	5.4
Other expense	23.4	-	-
	1,630.5	1,550.1	1,435.0
Operating Income	141.9	214.2	169.5

Other Expense (Income)
Interest and investment income	(52.3)	(45.5)	(43.0)
Interest expense	68.5	88.4	99.4
Gain from foreign currency, net	(11.4)	(7.0)	(6.6)
Other income, net	(23.6)	(6.7)	-
	(18.8)	29.2	49.8
Income From Continuing Operations
Before Income Taxes And Minority Interest	160.7	185.0	119.7
Provision for income taxes	65.5	66.6	42.2
Income From Continuing Operations
Before Minority Interest	95.2	118.4	77.5
Minority interest	13.2	15.7	21.9
Income From Continuing Operations	82.0	102.7	55.6

Discontinued Operations
Income (loss) from discontinued operations, net	-	34.0	(63.4)
Gain on disposals of discontinued operations, net	-	308.1	33.0
	-	342.1	(30.4)
Income Before Extraordinary Item	82.0	444.8	25.2

Extraordinary Item
Gain on early extinguishment of debt, net of taxes	1.4	-	-

Net Income	$ 83.4	$ 44.8	$ 25.2
Basic Earnings (Loss) Per Share:
Continuing Operations	$ 1.51	$ 1.79	$ 1.00
Discontinued Operations	-	5.97	(0.55)
Extraordinary Item	0.03	-	-
	$ 1.54	$ 7.76	$ 0.45
Average Shares Outstanding - Basic (000s)	54,162	57,287	55,824

Diluted Earnings (Loss) Per Share:
Continuing Operations	$ 1.49	$ 1.75	$ 0.99
Discontinued Operations	-	5.84	(0.54)
Extraordinary Item	0.03	-	-
	$ 1.52	$ 7.59	$ 0.45
Average Shares Outstanding - Diluted (000s)	54,724	58,639	56,367

See Notes To Financial Statements

Bausch & Lomb   A13   2001 Proxy Statement

BALANCE SHEETS
December 30, 2000 and December 25, 1999
Dollar Amounts In Millions - Except Share and Per Share Data
	2000	1999
Assets
Cash and cash equivalents	$ 660.3	$ 827.1
Other investments, short-term	167.4	125.0
Trade receivables, less allowances of $24.9 and $19.6, respectively	417.2	438.0
Inventories, net	247.7	239.6
Other current assets	153.1	156.0
Net assets held for disposal, short-term	-	24.6
Total Current Assets	1,645.7	1,810.3

Property, Plant And Equipment, net	494.8	524.8
Goodwill And Other Intangibles, less accumulated amortization
of $171.1 and $129.3, respectively	815.7	606.8
Other Investments, long-term	8.6	173.8
Other assets	121.1	153.1
Net Assets Held For Disposal, long-term	-	4.7
Total Assets	$3,085.9	$3,273.5

Liabilities And Shareholders' Equity
Notes payable	$ 32.6	$ 45.9
Current portion of long-term debt	202.6	1.0
Accounts payable	70.0	94.8
Accrued compensation	79.7	74.6
Accrued liabilities	354.4	356.0
Federal, state and foreign income taxes payable	69.4	47.3
Total Current Liabilities	808.7	619.6
Long-Term Debt, Less Current Portion	763.1	977.0
Deferred Income Taxes	159.6	117.7
Other Long-Term Liabilities	98.1	99.6
Minority Interest	217.0	225.6
Total Liabilities	2,046.5	2,039.5

Common Stock, par value $0.40 per share, 200 million shares authorized,
60,198,322 shares issued in both 2000 and 1999	24.1	24.1
Class B Stock, Par Value $0.08 Per Share, 15 Million Shares Authorized,
596,349 shares issued (613,324 shares in 1999)	-	-
Capital In Excess Of Par Value	94.0	89.6
Common And Class B Stock in Treasury, at cost, 7,321,559 shares
(3,435,738 shares in 1999)	(370.8)	(150.1)
Retained Earnings	1,295.9	1,268.4
Accumulated Other Comprehensive Income	2.1	9.0
Other Shareholders' Equity	(5.9)	(7.0)
Total Shareholders' Equity	1,039.4	1,234.0
Total Liabilities And Shareholders' Equity	$3,085.9	$3,273.5

See Notes To Financial Statements

Bausch & Lomb   A14   2001 Proxy Statement

STATEMENTS OF CASH FLOWS
For The Years Ended December 30, 2000, December 25, 1999 and December 26, 1998
Dollar Amounts In Millions
	2000	1999	1998
Cash Flows From Operating Activities
Net Income	$ 83.4	$ 444.8	$ 25.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	105.8	112.8	117.3
Amortization	41.9	43.4	46.5
Gain on divestitures	-	(475.0)	(56.0)
Deferred income taxes	(17.1)	195.9	(2.5)
Restructuring charges and asset write-offs	33.7	53.5	96.3
Stock compensation expense	5.6	8.0	10.6
Loss On Retirement of Fixed Assets	7.5	5.6	14.6
Purchased in-process research and development	23.8	-	41.0
Changes in assets and liabilities:
Trade receivables	24.3	(93.0)	(64.0)
Inventories	10.2	(11.6)	(19.7)
Other current assets	24.2	(47.1)	17.0
Accounts payable and accrued liabilities	(9.4)	(19.7)	(98.3)
Income taxes	23.5	3.9	21.5
Other long-term liabilities	(22.4)	1.9	(3.3)
Net cash provided by operating activities	335.0	223.4	146.2

Cash Flows From Investing Activities
Capital expenditures	(95.0)	(155.9)	(201.5)
Net cash paid for acquisition of businesses	(253.3)	(43.1)	(718.9)
Net cash received from divestitures	-	1,048.4	135.0
Proceeds from liquidation of other investment	166.2	300.0	-
Other	12.1	13.9	(12.0)
Net cash (used in) provided by investing activities	(170.0)	1,163.3	(797.4)
Cash Flows From Financing Activities
Proceeds from sale of partnership interest	-	200.5	-
Redemption of investor's interest in partnership	-	(400.0)	-
Repurchases of Common and Class B shares	(251.0)	(43.4)	(1.8)
Exercise of stock options	27.6	61.8	47.7
Net repayments of notes payable	(11.6)	(414.7)	(183.5)
Proceeds from issuance of long-term debt	-	-	801.4
Repayment of long-term debt	(32.2)	(31.6)	(12.7)
Payment of dividends	(56.9)	(59.5)	(58.1)
Net cash (used in) provided by financing activities	(324.1)	(686.9)	593.0

Effect of exchange rate changes on cash and cash equivalents	(7.7)	(1.9)	3.7
Net change in cash and cash equivalents	(166.8)	697.9	(54.5)
Cash And Cash Equivalents, Beginning Of Year	827.1	129.2	183.7
Cash And Cash Equivalents, End Of Year	$ 660.3	$ 827.1	$ 129.2
Supplemental Cash Flow Disclosures
Cash paid for interest	$ 67.9	$ 89.8	$ 85.6
Net Cash Payments For Income Taxes	72.4	52.4	55.8

See Notes To Financial Statements

Bausch & Lomb   A15   2001 Proxy Statement

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
For The Years Ended December 30, 2000, December 25, 1999, and December 26, 1998
Dollar Amounts In Millions
	Total	Common and Class B Stock[1,2]	Capital in Excess of Par	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income	Other Shareholders' Equity
Balance at December 27, 1997	$ 818.4	$ 24.2	$ 76.8	$(223.1)	$ 916.5	$ 29.1	$(5.1)
Components of Comprehensive Income:
Net income	25.2	-	-	-	25.2	-	-
Currency translation adjustments	11.9	-	-	-	-	11.9	-
Total comprehensive income	37.1
Net shares (canceled) issued under
employee plans (98,886 shares)	(0.6)	-	7.4	-	-	-	(8.0)
Treasury shares issued under
employee plans (1,255,044 shares)	46.0	-	-	46.0	-	-	-
Treasury shares repurchased
(33,784 shares)	(1.8)	-	-	(1.8)	-	-	-
Amortization of unearned compensation	4.1	-	-	-	-	-	4.1
Dividends [4]	(58.2)	-	-	-	(58.2)	-	-
Balance at December 26, 1998	845.0	24.2	84.2	(178.9)	883.5	41.0	(9.0)
Components of Comprehensive Income:
Net income	444.8	-	-	-	444.8	-	-
Currency translation adjustments	(32.0)	-	-	-	-	(32.0)	-
Total comprehensive income	412.8	-	-	-	-	-	-
Net shares issued (canceled) under
employee plans (342,467 shares)	0.4	(0.1)	5.4	-	-	-	(4.9)
Treasury shares issued under
employee plans (1,854,740 shares)	72.2	-	-	72.2	-	-	-
Treasury shares repurchased
(665,452 shares)	(43.4)	-	-	(43.4)	-	-	-
Amortization of unearned compensation	6.9	-	-	-	-	-	6.9
Dividends [4]	(59.9)	-	-	-	(59.9)	-	-
Balance at December 25, 1999	1,234.0	24.1	89.6	(150.1)	1,268.4	9.0	(7.0)
Components of Comprehensive Income:
Net income	83.4	-	-	-	83.4	-	-
Currency translation adjustments	(35.6)	-	-	-	-	(35.6)	-
Unrealized holding gain [3]	30.4	-	-	-	-	30.4	-
Minimum additional pension liability	(1.7)					(1.7)
Total comprehensive income	76.5
Net shares (canceled) issued under
employee plans (16,975 shares)	1.6	-	4.4	-	-	-	(2.8)
Treasury shares issued under
employee plans (752,324 shares)	30.3	-	-	30.3	-	-	-
Treasury shares repurchased
(4,637,808 shares)	(251.0)	-	-	(251.0)	-	-	-
Amortization of unearned compensation	3.9	-	-	-	-	-	3.9
Dividends [4]	(55.9)	-	-	-	(55.9)	-	-
Balance at December 30, 2000	$1,039.4	$ 24.1	$ 94.0	$(370.8)	$1,295.9	$ 2.1	$(5.9)

1     There are also 10 thousand shares of $100 par value 4% cumulative preferred stock authorized, none of which has been issued.

2     There are also 25 million shares of $1 par value Class A preferred stock authorized, none of which has been issued.

3     Unrealized holding gain relates to an available for sale equity security recorded at market value.

4     Cash dividends of $1.04 per share were declared on Common and Class B stock in each of the years 1998, 1999 and 2000.

Bausch & Lomb   A16   2001 Proxy Statement

NOTES TO FINANCIAL STATEMENTS
Dollar Amounts In Millions -- Except Per Share Data

1.   ACCOUNTING POLICIES

Principles Of Consolidation The financial statements include all majority-owned U.S. and non-U.S. subsidiaries. Intercompany accounts, transactions and profits are eliminated. The fiscal year is the 52- or 53-week period ending the last Saturday in December.

Segment Reporting In accordance with Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information, the company reports its results consistent with the manner in which financial information is viewed by management for decision-making purposes. Accordingly, the company reported its operating results in three segments: vision care, pharmaceuticals and surgical, for all periods presented.
     In September 2000, the company announced a reorganization from the current product line structure to a regionally based management structure for commercial operations. The research and development and product supply functions will also be realigned and will be managed on a global basis. The change in the structure is effective on January 1, 2001. The company's segments in the new structure will be comprised of the Americas region, the Europe, Middle East and Africa region, the Asia region, the Research, Development and Engineering organization and the Global Supply Chain organization.

Use Of Estimates The financial statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management with consideration given to materiality. For example, estimates are used in determining valuation allowances for uncollectible trade receivables, sales and returns, obsolete inventory, deferred income taxes and in valuing purchased intangible assets, including in-process research and development. Actual results could differ from those estimates.
     The company changed the method by which it estimates pricing allowances for its U.S. generic pharmaceutical products. The company had established reserves for contractual pricing allowances to certain of its customers using historical allowance patterns as submitted by the distributors who fulfill these contracts. The new methodology is based on more accurate and timely distributor inventory data. The company recorded $6.8 in the fourth quarter of 2000 for this change in accounting method, inseparable from a change in accounting estimate.

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

Goodwill And Other Intangibles Goodwill and other intangibles are amortized on a straight-line basis over periods of up to 40 years. In accordance with SFAS No. 121, the company assesses for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In completing this evaluation, the company compares its best estimate of undiscounted future cash flows, excluding interest costs, with the carrying value of the assets. If undiscounted cash flows do not exceed the recorded value, impairment is recognized to reduce the carrying value based on the expected discounted cash flows of the business unit. Expected cash flows are discounted at a rate commensurate with the risk involved.

Bausch & Lomb   A17   2001 Proxy Statement

Revenue Recognition Revenues are recognized based on the terms of sale with the customer, generally upon product shipment, product delivery or customer acceptance. The company has established programs which, under specified conditions, enable customers to return product. The company establishes liabilities for estimated returns and allowances at the time revenues are recognized. In addition, accruals for customer discounts and rebates are recorded when revenues are recognized. In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, which summarizes certain of the SEC's views in applying generally accepted accounting principles for revenue recognition in financial statements. The company's revenue recognition policies comply with the guidance contained in SAB No. 101 and, therefore, the company's results of operations were not materially affected.
     In July 2000, the Emerging Issues Task Force (EITF) issued EITF Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs. EITF Issue No. 00-10 addresses the income statement classification of amounts charged to customers for shipping and handling, as well as for costs incurred related to shipping and handling and was effective for the fourth quarter of 2000. In accordance with EITF Issue No. 00-10, all amounts billed to customers in a sale transaction related to shipping and handling represent revenues earned for the goods provided and should be classified as revenue. Prior to implementation, these amounts were netted against the cost of products sold. Under the new guidance, $9.3 was reclassified from cost of goods sold to net sales for 2000. Prior-year amounts of $8.2 and $7.0, for 1999 and 1998, respectively, were also reclassified to conform to the 2000 presentation.

Advertising Expense External costs incurred in producing media advertising are expensed the first time the advertising takes place. Promotional or advertising costs associated with customer support programs are accrued when the related revenues are recognized. At December 30, 2000 and December 25, 1999, $4.1 and $3.3 of deferred advertising costs, representing primarily production and design costs for advertising to be run in the subsequent fiscal year, were reported as other current assets. Advertising expenses for continuing operations of $179.4, $181.2 and $180.5 were included in selling, administrative and general expenses for 2000, 1999 and 1998, respectively.

Comprehensive Income As it relates to the company, comprehensive income is defined as net earnings plus the sum of currency translation adjustments, unrealized holding gains/losses on securities and minimum pension liability adjustments (collectively "other comprehensive income"), and is presented in the Statements of Changes in Shareholders' Equity.

Investments In Debt And Equity Securities In 2000, one of the company's other investments was classified as available-for-sale under the terms of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and accordingly, any unrealized holding gains, net of taxes, was excluded from income and recognized as a component of other comprehensive income until realized. Fair value of the investment was determined based on market prices.

Foreign Currency For most subsidiaries outside the U.S., the local currency is the functional currency, and translation adjustments are accumulated as a component of other comprehensive income. The accumulated balances of currency translation adjustments, net of taxes, were $(26.6), $9.0 and $41.0 at the end of 2000, 1999 and 1998, respectively.
     For subsidiaries that operate in U.S. dollars or whose economic environment is highly inflationary, the U.S. dollar is the functional currency, and gains and losses that result from remeasurement are included in earnings. The company currently has one subsidiary that operates in a hyperinflationary economy. The risk related to this subsidiary is not considered material to the company's consolidated financial statements. The effects from foreign currency translation were losses of $1.7 in 2000, $3.8 in 1999 and $2.4 in 1998.
     The company hedges certain foreign currency transactions, firm commitments and non-U.S. equity investments by entering into forward exchange contracts. Gains and losses associated with currency rate changes on forward contracts hedging foreign currency transactions are recorded in earnings. The effects of foreign currency transactions, including related hedging activities, were gains of $13.1, $10.8 and $8.8 in 2000, 1999 and 1998, respectively.

Bausch & Lomb   A18   2001 Proxy Statement

Derivative Financial Instruments The company enters into foreign currency and interest rate derivative contracts for the purpose of minimizing risk and protecting earnings.
     The company uses principally foreign currency forward contracts to hedge foreign exchange exposures. The portfolio of contracts is adjusted at least monthly to reflect changes in exposure positions as they become known. When possible and practical, the company matches the maturity of the hedging instrument to that of the underlying exposure. Net settlements are generally made at contract maturity based on rates agreed to at contract inception. Gains and losses on hedges of transaction exposures are included in income in the period in which exchange rates change. Gains and losses related to hedges of foreign currency firm commitments are deferred and recognized in the basis of the transaction when completed, while those on forward contracts hedging non-U.S. equity investments are offset against the currency component in accumulated other comprehensive income. The receivable or payable with the counterparty to the derivative contract is reported as either other current assets or accrued liabilities. There were no deferred gains or losses at December 30, 2000 and less than $0.5 at December 25, 1999.
     When appropriate, the company will generally enter into interest rate swap and cap agreements to effectively limit its exposure to interest rate movements within the parameters of its interest rate hedging policy. This policy indicates that interest rate exposures from floating-rate assets may be offset by a substantially similar amount of floating-rate liabilities. Interest rate derivatives may be used to readjust this natural hedge position whenever it becomes unbalanced. Net payments or receipts on these agreements are accrued as other current assets and accrued liabilities and recorded as adjustments to interest expense or interest income. Interest rate instruments are entered into for periods no longer than the life of the underlying transactions or, in the case of floating-rate to fixed-rate swaps, for periods no longer than the underlying floating-rate exposure is expected to remain outstanding. Interest rate derivatives are normally held to maturity but may be terminated early, particularly if the underlying exposure is similarly extinguished. Gains and losses on prematurely terminated interest rate derivatives are recognized over the remaining life, if any, of the underlying exposure as an adjustment to interest income or interest expense.
     The company amortizes premium income or expense incurred from entering into derivative instruments over the life of each agreement as non-operating income and expense.

New Accounting Guidance During May, the EITF issued Issue No. 00-14, Accounting for Certain Sales Incentives. EITF Issue No. 00-14 addresses the classification of various sales incentives and will be effective for the second quarter of 2001. The company has determined that the adoption of EITF Issue No. 00-14 will not have a material effect on its financial position. Amounts included in previously issued financial statements will be reclassified to conform to the new presentation.
     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133). This standard was amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133 and changed the effective date for SFAS No. 133 to all fiscal quarters of fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their respective fair values. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on their designation as a hedge of a particular exposure. For effective fair value hedge transactions in which the company is hedging changes in the fair value of assets, liabilities or firm commitments, changes in the fair value of the derivative instrument will generally be offset by changes in the hedged item's fair value. For cash flow hedge transactions in which the company is hedging the variability of cash flows related to a variable rate asset, liability or forecasted transaction, changes in the fair value of the derivative instrument will be reported in other comprehensive income. The gains and losses on the derivative instrument that are reported in other comprehensive income will be recognized in earnings in the periods in which earnings are impacted by the variability of the cash flows of the hedged item. The company will adopt SFAS No. 133 in the first quarter of 2001 and a transition loss of approximately $1.5 will be recorded in other comprehensive income. A transition gain of approximately $0.2 will be recorded as a cumulative adjustment to income.

Bausch & Lomb   A19   2001 Proxy Statement

2.   ACQUISITIONS

The following table presents information about acquisitions by the company during the period ended December 30, 2000, as well as the goodwill and other intangible asset balances at December 25, 1999 and December 30, 2000. The acquisitions were accounted for under the purchase method with a portion of the purchase price allocated to goodwill and other intangible assets and, in some cases, purchased in-process research and development (IPR&D).

	Goodwill	Other Intangibles	Total
Balances at December 25,1999 1	$ 426.4	$ 309.7	$ 736.1
Activity during 2000
Groupe Chauvin 2	91.8	123.2	215.0
Woehlk 3	13.6	6.7	20.3
DexaRhino 4	-	8.9	8.9
Licenses 5	-	11.3	11.3
Other 2000 activity 6	-	(4.8)	(4.8)
Balance at December 30, 2000	$ 531.8	$ 455.0	$ 986.8
Accumulated Amortization 7			(171.1)
Goodwill and Other Intangibles, net at December 30, 2000			$ 815.7

1    Goodwill includes the following amounts: Dr. Mann Pharma, acquired in 1986, $82.5 with an original life of 30 years; Award, plc, acquired in 1996, $36.3 with an Original life of 15 years; Storz, acquired in 1998, $107.7 with an original life of 40 years; Chiron Vision Corporation, acquired in 1998, $104.0 with an original life of 20 years.

2    Groupe Chauvin was acquired in August 2000 for $218.0. Goodwill is being amortized over an original life of 25 years. Other intangible assets are being amortized over original lives as follows: tradename of $22.6 and physician information and customer database of $17.1, 30 years; developed technology and distribution agreements/relationships of $78.1, 20 years; and workforce of $5.4, 15 years.

3    Woehlk was acquired in October 2000 for $25.7. Goodwill is being amortized over an original life of 20 years. Other intangible assets are being amortized over original lives as follows: tradename of $1.1, 5 years and customer base of $5.6, 20 years.

4    DexaRhino anti-allergy product sold through Dr. Mann Pharma was acquired for $8.9 and amortized over 15 years.

5    BTG vision care product sold through the UK was acquired for $11.3 and amortized over 9 years.

6    Other 2000 activity includes the impact of currency.

7    Accumulated amortization at December 25, 1999 was $129.3.

     On August 8, 2000, Bausch & Lomb completed the acquisition of Groupe Chauvin, a European-based ophthalmic pharmaceuticals company headquartered in Montpellier, France, and several related companies, for a total of approximately $218.0 net of cash acquired. The privately-held companies combined have historically generated sales of nearly $100, employ nearly 800 people, and have operations in France, Germany, the U.K., Switzerland, the Benelux countries, and Portugal. Bausch & Lomb financed the acquisition through the use of cash reserves generated offshore.
     The acquisition was accounted for as a purchase, whereby the purchase price, including acquisition costs, was allocated to identified assets, including tangible and intangible assets, purchased IPR&D and liabilities based upon their respective fair values. The excess of the purchase price over the value of identified assets and liabilities has been recorded as goodwill and amortized on a straight-line basis over twenty-five years.
     The useful lives of identifiable intangibles and goodwill was determined based upon an evaluation of pertinent factors, including consideration of legal, regulatory and contractual provisions which could limit the maximum useful life and management's judgement and in some instances, the reports of independent appraisers.
     After the evaluation of the factors identified previously, it was determined that the associated goodwill related explicitly to the earnings potential of the business and that the future periods to benefit from these earnings were closely associated with the acquired physician information and customer databases and trade names.
     As required under generally accepted accounting principles, IPR&D of $23.8 was expensed immediately, resulting in a non-cash charge to earnings, since the underlying R&D projects had not reached technological feasibility and the assets to be used in such projects had no alternative future use.

Bausch & Lomb   A20   2001 Proxy Statement

     There were eight product development projects included in the $23.8 pre-tax charge to IPR&D. The projects were unique from other pre-existing core technology and pertained primarily to the development of new or redesigned ophthalmic pharmaceutical drug products and products that support eye surgery procedures. The company engaged an outside appraiser who estimated the fair value of the purchased IPR&D using an income approach. Such methodology involved estimating the fair value of the purchased IPR&D using the present value of the estimated after-tax cash flows expected to be generated as a result of these projects and using risk-adjusted discount rates and revenue forecasts as appropriate. The selection of a 15% discount rate for all products was based on consideration of the company's weighted average cost of capital. A probability factor was then applied to the cash flow based on anticipated profitability levels of each project and the uncertainty surrounding successful development of each project. The amount expensed was also impacted by the percentage of completion for each project. The company expects to fund all R&D efforts, including acquired IPR&D, from cash flow from operations.
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

Accrual For Exit Activities As part of the integration of Groupe Chauvin, management developed a formal plan that included the shutdown of duplicate facilities in Europe and the consolidation of certain functional areas. The exit activities were committed to by management and formally communicated to the affected employees during the fourth quarter. The major components of the accrual were as follows:
Cost of Exit Activities
	Employee Severance	Other	Total
Acquisition Accrual	$ 2.6	$ 0.4	$ 3.0
Less cash payments made in 2000	(0.3)	-	(0.3)
Balances at December 30, 2000	$ 2.3	$ 0.4	$ 2.7

     The costs of employee terminations related to 64 employees in R&D, selling and administration. The other costs represent leasehold termination payments. The closures and consolidations began in 2000 and are expected to be completed in 2001. As management continues to evaluate the business, additional consolidations will occur that would result in an additional accrual, primarily for employee termination costs, to be recorded in the first half of 2001 with a corresponding adjustment to goodwill.

Surgical Acquisition

The purchase price for the 1998 acquisitions of Storz and Chiron Vision (collectively referred to as surgical) was allocated to tangible assets and intangible assets, including goodwill and identifiable intangible assets, less liabilities assumed and to IPR&D. As required under generally accepted accounting principles, IPR&D was immediately expensed, resulting in a non-cash charge to earnings, since the underlying R&D projects had not reached technological feasibility and the assets to be used in such projects had no alternative future use.
     There were a combined 11 product development projects for surgical included in the $41.0 pre-tax charge to IPR&D. The projects were unique from other pre-existing core technology and pertained primarily to the development of new ophthalmic pharmaceutical drugs, new or redesigned intraocular lenses and products that support eye surgery procedures.
     During 1999, two of the product development projects representing 40% of the $41.0 pre-tax charge were discontinued. During 2000, two projects were put on hold pending further management review. Costs and expected revenues related to the remaining projects have not varied materially from original projections.

Bausch & Lomb   A21   2001 Proxy Statement

Accrual For Exit Activities As part of the integration of surgical, management developed a formal plan that included the shutdown of duplicate facilities in the U.S., Europe and Asia, the elimination of duplicate product lines and the consolidation of certain administrative functions. The exit activities were committed to by management and formally communicated to employees shortly after the acquisitions were consummated. The major components of the accrual were as follows:
	Costs of Exit Activities
	Employee Severance And Relocation	Facilities Closure Costs	Contract Terminations	Total
Accrued at acquisition date	$ 21.7	$ 5.5	$ 0.9	$ 28.1
Less 1998 Activity
Cash payments	(6.3)	(0.7)	(0.9)	(7.9)
Non-cash items	-	(0.3)	-	(0.3)
Balances at December 26, 1998	15.4	4.5	-	19.9

Less 1999 Activity
Cash payments	(10.7)	(0.4)	-	(11.1)
Non-cash items	-	(2.6)	-	(2.6)
Balances at December 25, 1999	4.7	1.5	-	6.2

Less 2000 Activity
Cash payments	(4.7)	(1.5)	-	(6.2)
Balances at December 30, 2000	$ -	$ -	$ -	$ -

     The costs of employee terminations related to 596 employees in production, R&D, selling and administration. During 2000, 1999 and 1998, 112, 384 and 100 of these employees were terminated, respectively. The facilities closure costs primarily represented leasehold termination payments and fixed asset writedowns relating to duplicate facilities. The closures and consolidations in the U.S. were substantially completed in 1999. The closures and consolidations outside the U.S. were commenced in 1999 and were completed in 2000. Involuntary termination benefits of $18.1 were accrued in 1998. Amounts paid and charged against the liability were $4.3 in 2000, $8.4 in 1999 and $5.4 in 1998.

3.   DISCONTINUED OPERATIONS

On June 26, 1999, the company completed the sale of its sunglass business to Luxottica Group S.p.A. for $636.0 in cash. The company recorded an after-tax gain of $126.3 or $2.16 per diluted share, which included the costs associated with exiting the business, such as severance pay and additional pension costs. Subsequent to the sale, Luxottica Group S.p.A. proposed certain adjustments to the closing balance sheet in connection with their purchase that could potentially impact the resulting gain on the sale. It is too early to estimate with any certainty the potential adjustment, if any, to the gain. The company does not believe that the outcome of these proceedings will have a material adverse effect on its financial condition.
     The results of the sunglass business have been reported as discontinued operations in the accompanying Statements of Income. Revenues of this business were $252.7 and $445.6 for 1999 (six months to June 26, 1999) and 1998, respectively. At the time of the sale, certain non-U.S. sunglass businesses were subject to deferred closings due to local regulatory and legal considerations, all of which have been completed as of December 2000. Net assets from the remaining units were classified as net assets held for disposal in the company's December 25, 1999 balance sheet. Net assets of the sunglass business subject to deferred closing totaled $29.3 at December 25, 1999, and consisted primarily of inventory, receivables, property, plant and equipment, accrued liabilities and payables.
     On August 30, 1999 the company completed the sale of its hearing aid business to Amplifon S.p.A., a privately-held company in Italy. The company recorded an after-tax gain of $11.1 or $0.19 per diluted share, including costs associated with exiting the business. Also during the third quarter, the company completed the sale of Charles River Laboratories to DLJ Merchant Banking Partners II, L.P., for approximately $400 in cash and $43 in promissory notes that were repaid in fiscal year 2000. The company retained a minority interest in the Charles River Laboratories business accounted for at cost. The company recorded an after-tax gain of $170.7 or $2.91 per diluted share, including costs associated with exiting the business. Miracle-Ear, Charles River Laboratories and the skin care business (which was sold in 1998) collectively comprised the company's healthcare segment. The results of the healthcare segment have been reported as discontinued operations in the accompanying Statements of Income. Revenues for this segment were $241.0 and $319.7 for 1999 (eight months to August 30, 1999) and 1998, respectively.

Bausch & Lomb   A22   2001 Proxy Statement

     Income (loss) from discontinued operations as reported on the company's Statements of Income were net of income taxes of $20.6 and $14.2 for the fiscal years ended 1999 and 1998. The Statement of Cash Flows for the years ended December 25, 1999 and December 26, 1998 have not been restated to reflect the divestitures of these businesses.

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
     The following table summarizes the amounts used to calculate basic and diluted earnings per share:
(Dollar Amounts In Millions, Share Data In Thousands)	2000	1999	1998
Income from continuing operations	$ 82.0	$ 102.7	$ 55.6
Income (loss) from discontinued operations, net	-	34.0	(63.4)
Gain on early extinguishment of debt	1.4	-	-
Gain on disposals of discontinued operations, net	-	308.1	33.0
Net Income	$ 83.4	$ 444.8	$ 25.2

Common shares - basic	54,162	57,287	55,824
Effect of dilutive securities	562	1,352	543
Common shares - diluted	54,724	58,639	56,367

Options which were anti-dilutive and excluded from the calculation of diluted earnings per share	2,384	1,149	1,709

5.   RESTRUCTURING CHARGES AND ASSET WRITE-OFFS

2000 Program

In December 2000, the company's board of directors approved a comprehensive restructuring plan that would facilitate the company's realignment as an integrated operating company with centralized management of R&D and supply chain operations and with commercial operations managed on a regional basis. The restructuring plan will be implemented in two phases due to the anticipated timing of communication to employees and overall implementation schedule. As a result, a pre-tax amount of $42.7 was recorded during the fourth quarter for Phase I of the restructuring and for asset write-offs. Management anticipates recording approximately $10.0 of additional expense for Phase II in the first half of 2001.
     The following table summarizes the activity for the 2000 program:
	Severance and all	Asset
	other expenses	write-offs	Total
Net charge during 2000	$ 22.3	$ 20.4	$ 42.7
Asset write-offs during 2000	-	(20.4)	(20.4)
Cash payments during 2000	(0.7)	-	(0.7)
Remaining reserve at December 30, 2000	$ 21.6	$ -	$ 21.6

     The restructuring actions will result in the termination of approximately 477 employees in Phase I. As of December 30, 2000, 62 employees have been terminated under this restructuring plan with $0.7 of related costs being charged against the liability.
     In addition to employee terminations, the above actions resulted in $20.4 of asset write-offs for machinery and equipment ($11.1), facilities ($6.9) and abandoned software ($2.4). The disposition and/or decommissioning of these assets occurred in the fourth quarter of 2000 and no additional asset write-offs are anticipated in Phase II.

Bausch & Lomb   A23   2001 Proxy Statement

1999 And 1997 Programs

The company's board of directors had approved a comprehensive program to exit certain contact lens manufacturing platforms and to further reduce the administrative cost structure throughout the company. As a result, the company recorded a pre-tax charge of $56.7 in 1999.
     The 1999 restructuring program anticipated the termination of approximately 1,000 employees. Terminations in the vision care segment included 926 employees. The other/administrative actions included the termination of approximately 80 staff in both administrative and sales roles. As of December 30, 2000, 864 vision care employees and 38 other/administrative employees were terminated under this restructuring plan with $21.8 of related costs being charged against the liability.
     During the second half of 2000, the company reduced the 1999 reserve by a net amount of $9.0. The company reversed approximately $10.4 of severance related costs that were not required. The reversal was primarily the result of costs related to employee separations and project completions being lower than originally estimated and expansion of manufacturing operations in a vision care plant to meet unplanned market demand for new products. In addition, certain anticipated actions were not taken, because after further market analysis, the company determined that it was not feasible to implement the planned business reorganization. The company also increased the reserve in the third quarter of 2000 by $1.4 for severance expenses associated with additional actions in the contact lens business announced in August. These actions were the result of greater efficiencies related to the operational restructuring completed in the U.S. The job classifications and location of employees impacted were identical to those that were identified at the time the initial reserve was established. By the end of 2000, the company had completed all actions related to this restructuring.
     During 1999, the actions related to a restructuring program approved by the company's board of directors in April 1997 were completed and the remaining reserve of $3.2 was reversed. The cumulative pre-tax restructuring charges of $85.5 were recorded through the first half of 1998. Of these charges, $46.0 related to ongoing operations and $39.5 related to divested businesses and are reported as part of income from discontinued operations.
     The following table summarizes the activity for the combined 1997 and 1999 programs:
	Severance and all other expenses	Asset write-offs	Total
Net charge during 1997	$ 42.1	$ 3.9	$ 46.0
Asset write-offs during 1997	-	(3.6)	(3.6)
Cash payments during 1997	(16.3)	-	(16.3)
Balances as of December 27, 1997	25.8	0.3	26.1

Cash payments during 1998	(11.0)	-	(11.0)
Balances as of December 26, 1998	14.8	0.3	15.1

Net charge during 1999	30.8	25.9	56.7
Asset write-offs during 1999	-	(26.2)	(26.2)
Cash payments during 1999 1	(12.6)	-	(12.6)
Reversal of 1997 reserve during 1999	(3.2)	-	(3.2)
Remaining reserve at December 25, 1999	29.8	-	29.8

Cash payments during 2000	(20.8)	-	(20.8)
Additional charge to 1999 reserve during 2000	1.4	-	1.4
Reversal of 1999 reserve during 2000	(10.4)	-	(10.4)
Remaining reserve at December 30, 2000	$ -	$ -	$ -

1    Cash payments for the 1997 program were $11.6.

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

Bausch & Lomb   A24   2001 Proxy Statement

     The company's segments are vision care, pharmaceuticals and surgical. The vision care segment includes contact lenses, lens care products and vision accessories. The pharmaceuticals segment includes prescription ophthalmic drugs as well as over-the-counter medications. The surgical segment is comprised of cataract, refractive and other ophthalmic surgery products and equipment.
     Segment assets represent operating assets of U.S. commercial entities, global manufacturing locations, inventories and net trade receivables of non-U.S. commercial entities. Net assets from discontinued operations subject to deferred closings are classified as "net assets held for disposal" in the company's 1999 balance sheet. Other operating assets of non-U.S. commercial entities are reported as "amounts not allocated" in the following table. Assets previously reported as "amounts not allocated" representing net trade receivables of $185.4 and $239.5 for 1999 and 1998, respectively, have been reclassified to the business segments and the amounts restated.

BUSINESS SEGMENT The following table presents sales and other financial information by business segment for the years 2000, 1999 and 1998. The company does not have material intersegment sales.
	Net Sales	Operating Income	Depreciation and Amortization	Capital Expenditures	Assets Assets
2000
Vision Care	$1,023.0	$ 215.4	$ 67.4	$ 50.6	$ 698.0
Pharmaceuticals	273.2	13.5	19.2	19.1	531.4
Surgical	476.2	47.6	44.9	11.6	727.1
	1,772.4	276.5	131.5	81.3	1,956.5
Corporate administration	-	(50.7)	16.2	13.7	1,033.9
Restructuring	-	(33.7)	-	-	20.4
Purchase accounting adjustments 1	-	(26.8)	-	-	-
Other significant charges 2	-	(23.4)	-	-	-
Amounts not allocated	-	-	-	-	75.1
	$1,772.4	$ 141.9	$ 147.7	$ 95.0	$3,085.9
1999
Vision Care	$1,034.1	$ 200.5	$ 65.3	$ 54.5	$ 701.8
Pharmaceuticals	293.9	66.1	16.0	21.1	273.6
Surgical	436.3	64.1	41.4	18.3	770.0
	1,764.3	330.7	122.7	93.9	1,745.4
Corporate administration	-	(63.0)	6.5	43.4	1,480.6
Restructuring	-	(53.5)	-	-	-
Discontinued assets 3	-	-	27.0	18.6	-
Net assets held for disposal	-	-	-	-	29.3
Amounts not allocated	-	-	-	-	18.2
	$1,764.3	$ 214.2	$ 156.2	$ 155.9	$3,273.5
1998
Vision Care	$ 975.0	$ 208.4	$ 62.8	$ 112.8	$ 742.7
Pharmaceuticals	241.6	49.2	15.6	17.2	312.7
Surgical	387.9	43.0	36.6	14.5	697.9
	1,604.5	300.6	115.0	144.5	1,753.3
Corporate administration	-	(52.6)	2.7	18.7	998.0
Restructuring	-	(5.4)	-	-	-
Purchase accounting adjustments 4	-	(73.1)	-	-	-
Discontinued assets 3	-	-	46.1	38.3	657.9
Amounts not allocated	-	-	-	-	82.5
	$1,604.5	$ 169.5	$ 163.8	$ 201.5	$3,491.7

1    Purchase accounting adjustments consisted of a charge of $23.8 for purchased IPR&D and a purchase accounting inventory adjustment of $3.

2    Other significant charges consisted of $3.7 related to the failed acquisition attempt of Wesley Jessen VisionCare, Inc. and $19.7 related to the settlement of litigation.

3    Discontinued assets are related to the sale of the sunglass and healthcare businesses. They consisted primarily of inventory, receivables, property, plant and equipment, accrued liabilities and payables.

4    Purchase accounting adjustments consisted of a charge of $41.0 for purchased IPR&D and a purchase accounting inventory adjustment of $32.1.

Bausch & Lomb   A25   2001 Proxy Statement

Geographic Region The following table presents sales and long-lived assets by geography for the years 2000, 1999 and 1998. Sales to unaffiliated customers represent net sales originating in entities physically located in the identified geographic area. Sales in Japan were $217.7, $185.1 and $143.9 in 2000, 1999 and 1998, respectively. Long-lived assets include property, plant and equipment, goodwill and other intangibles, other investments and other assets. In 1999, long-lived assets excluded net assets held for disposal. Of the total non-U.S. long-lived assets for 2000, $197.8 and $191.7 of these assets comprised primarily of goodwill and other intangibles are located in the countries of France and Germany, respectively.
	U.S.	Non-U.S.	Consolidated
2000
Sales to unaffiliated customers	$ 874.0	$ 898.4	$1,772.4
Long-live assets	818.2	662.0	1,440.2

1999
Sales to unaffiliated customers	$ 934.3	$ 830.0	$1,764.3
Long-live assets	951.8	506.8	1,458.6

1998
Sales to unaffiliated customers	$ 846.7	$ 757.8	$1,604.5
Long-live assets	1,073.0	831.9	1,904.9

7.   SUPPLEMENTAL BALANCE SHEET INFORMATION
	December 30, 2000	December 25, 1999
Inventories
Raw materials and supplies	$ 57.5	$ 54.0
Work in process	28.0	15.9
Finished products	162.2	169.7
	$ 247.7	$ 239.6

	December 30, 2000	December 25, 1999
Property, Plant And Equipment
Land	$ 13.8	$ 12.0
Buildings	224.4	212.8
Machinery and equipment	795.8	772.1
Leasehold improvements	30.1	35.2
	1,064.1	1,032.1
Less accumulated depreciation	(569.3)	(507.3)
	$ 494.8	$ 524.8

8.   OTHER SHORT- AND LONG-TERM INVESTMENTS

NETHERLANDS GUILDER INVESTMENT The company invested 219 million Netherlands guilders (NLG), approximating $136.0 at the time of the investment, in securities issued by a subsidiary of a triple-A rated financial institution. The issuer's investments are restricted to high quality, short-term investments (less than 90 days) and government obligations, and as such, the net asset value is not expected to be materially different than fair value. The issuer reinvests all of its income. At December 30, 2000, the average euro rate of return was 4.73%. During 2000, a cross-currency swap transaction that effectively hedged the currency risk and converted the NLG income to a U.S. dollar rate of return matured and was not renewed in anticipation of the company exercising its option to put part of its equity position back to the issuer in the first quarter of 2001.

Bausch & Lomb   A26   2001 Proxy Statement

     The company, through two non-U.S. legal entities, owns approximately 22% of the subsidiary of the financial institution; the financial institution owns the remainder. The company has the right to put its equity position at net asset value to the financial institution at the end of each quarter until January 2003. Since the securities are not readily marketable, this represents the company's ability to exit from the investment. The company notified the financial institution in the fourth quarter of 2000 that it will exercise its right to put a significant portion of its equity position. The company expects to complete this liquidation of the investment by the end of the first quarter of 2001. Accordingly, $99.6 has been reclassified to other investments, short-term on the balance sheet for 2000.
     Management believes this investment is fully recoverable at par value based on the high quality and stability of the financial institution. However, the investment is subject to equity risk.

U.S. Dollar Investment The company invested $425.0 in equity securities issued by a subsidiary of a double-A rated financial institution. The securities paid quarterly cumulative dividends at a variable LIBOR-based rate. At December 25, 1999, this rate was 4.96%. The issuer and the company agreed to redeem these securities at par over a 12-month period commencing January 5, 1999, and during 1999 $300.0 of this investment, which was classified as short-term, was redeemed. At December 25, 1999, the remaining $125.0 of the investment was classified as short-term and subsequently, on January 5, 2000, was redeemed. The company used the redemption proceeds to finance operational requirements outside the U.S. and invest in short-term money market instruments.

Other Investments Upon the sale of the company's biomedical business in September 1999, the company received a subordinated discount note due September 2010, with an original issue price of $43.0. The interest on this note, which varied from a rate of 12.0% to 15.0%, accreted daily to a value at maturity of $175.3. The note was subordinate to the senior indebtedness of the issuer. This note could be redeemed at any time prior to maturity at the discretion of the issuer at its accreted value. This note was redeemed during 2000 at a value of $46.9. The company also maintained a 12.5% equity interest in the divested business, valued at $19.9 at the end of 1999, and accounted for under the cost method. During 2000, the divested business, Charles River Laboratories, Inc. (CRL), issued common stock in an initial public offering, which reduced the company's equity interest in CRL to less than 7%. As of December 30, 2000 the investment had a fair market value of $67.8 and is classified as available-for-sale in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. A resulting unrealized holding gain, net of taxes, of $30.4 was recorded in other comprehensive income.

9.   PROVISION FOR INCOME TAXES

An analysis of the components of earnings from continuing operations before income taxes and minority interest and the related provision for income taxes is presented below:
	2000	1999	1998
Earnings (loss) from continuing operations before income taxes and minority interest
U.S.	$ (7.0)	$ 39.7	$(36.8)
Non-U.S.	167.7	145.3	156.5
	$160.7	$185.0	$119.7
Provision for income taxes
Federal
Current	$ 31.2	$ 13.4	$ 6.5
Deferred	(12.9)	6.6	(11.4)
State
Current	6.5	4.7	1.2
Deferred	(4.2)	4.9	(3.3)
Foreign
Current	49.1	43.5	35.2
Deferred	(4.2)	(6.5)	14.0
	$ 65.5	$ 66.6	$ 42.2

Bausch & Lomb   A27   2001 Proxy Statement

     Deferred taxes, detailed below, recognize the impact of temporary differences between the amounts of assets and liabilities recorded for financial statement purposes and such amounts measured in accordance with tax laws. Realization of the tax loss ($51.4 of non-U.S. net operating losses and $143.8 of U.S. capital losses as of December 30, 2000) and credit ($22.6 as of December 30, 2000) carryforwards, some of which expire between 2002 and 2007, and others, which have no expiration, is contingent on future taxable earnings in the appropriate jurisdictions. Valuation allowances have been recorded for these and other asset items which may not be realized. Each carryforward item is reviewed for expected utilization, using a "more likely than not" approach, based on the character of the carryforward item (credit, loss, etc.), the associated taxing jurisdiction (U.S., state, non-U.S., etc.), the relevant history for the particular item, the applicable expiration dates, operating projects that would impact utilization, and identified actions under the control of the company in realizing the associated carryforward benefits. Additionally, the company's utilization of U.S. foreign tax credit and state investment credit carryforwards is dependent on related statutory limitations that involve numerous factors beyond overall positive earnings, all of which must be taken into account by the company in its evaluation. The company assesses the available positive and negative evidence surrounding the recoverability of the deferred tax assets and applies its judgment in estimating the amount of valuation allowance necessary under the circumstances. The company continues to assess and evaluate strategies that will enable the carryforwards to be utilized, and will reduce the valuation allowance appropriately for each item at such time when it is determined that the "more likely than not" approach is satisfied for the related item, or portion thereof.
	Deferred Taxes
	December 30, 2000		December 25, 1999
	Assets	Liabilities	Assets	Liabilities
Current:
Inventories	$ 24.1	$ -	$20.0	$ 5.3
Sales and allowance accruals	21.7	-	23.4	-
Employee benefits and compensation	17.4	-	17.2	-
Restructuring accruals	7.0	-	9.7	-
Other accruals	8.8	4.2	1.3	7.1
Unrealized foreign exchange transactions	0.6	6.2	1.9	8.0
State and local income tax	-	6.4	-	8.1
	$79.6	$ 16.8	$ 73.5	$ 28.5
Non-current:
Tax loss and credit carryforwards	$80.5	$ -	$ 110.8	$ -
Employee benefits	23.9	0.4	26.4	0.3
Unrealized foreign exchange transactions	-	-	-	14.0
Other accruals	-	28.1	-	11.6
Valuation allowance	(30.6)	-	(45.6)	-
Depreciation and amortization	-	65.0	-	25.1
Intercompany investments	-	202.7	-	203.3
	73.8	296.2	91.6	254.3
	$ 153.4	$ 313.0	$ 165.1	$ 282.8

     Reconciliations of the statutory U.S. federal income tax rate to the effective tax rates for continuing operations were as follows:
	2000	1999	1998
Statutory U.S. tax rate	35.0%	35.0%	35.0%
Nondeductible purchased research & development	5.3	-	-
State income taxes, net of federal tax benefit	0.7	3.3	(1.2)
Goodwill amortization	0.4	0.9	0.1
Difference between non-U.S. and U.S. tax rates	0.3	(2.8)	3.9
Foreign Sales Corporate tax benefit	(1.0)	(0.9)	(1.7)
Other	0.1	0.5	(0.9)
Effective tax rate	40.8%	36.0%	35.2%

Bausch & Lomb   A28   2001 Proxy Statement

     At December 30, 2000, earnings considered to be permanently reinvested in non-U.S. subsidiaries totaled approximately $876.1. Deferred income taxes have not been provided on these earnings as the company does not plan to initiate any action that would require the payment of income taxes. It is not practicable to estimate the amount of additional tax that might be payable on these undistributed foreign earnings.

10.  DEBT

Short-term debt at December 30, 2000 and December 25, 1999 consisted of $10.1 and $20.9 in U.S. borrowings and $22.5 and $25.0 in non-U.S. borrowings, respectively. To support its liquidity requirements, the company generally maintains U.S. revolving credit agreements. In January 2001, $525.0 of 364-day revolving credit agreements that expired December 22, 2000 were replaced with a $250.0 three-year syndicated revolving credit facility. The interest rate under the new agreement is based on LIBOR or the highest rate based on secondary CD's, Federal Funds or the base rate of one of the lending banks.
     During 1999, the company terminated two seven-year interest rate swap agreements. Each swap agreement had a notional amount of $100.0 and was used to convert $200.0 of U.S. commercial paper into fixed-rate obligations with effective interest rates, prior to termination, of 6.48%.
     Average short-term interest rates were 2.1% and 5.4% for the years ended 2000 and 1999, respectively. The maximum amount of short-term debt at the end of any month was $53.6 in 2000 and $261.4 in 1999. Average short-term, month-end borrowings were $42.1 in 2000 and $171.9 in 1999.
     The components of long-term debt were:
	Interest Rate Percentage	December 30, 2000	December 25, 1999
Fixed-rate notes payable at par
Notes due in 2001 or 2011 1	6.15	$ 97.0	$100.0
Notes due in 2001 or 2026 2	6.56	100.00	100.0
Notes due in 2003 3	5.95	85.0	85.0
Notes due in 2003 or 2013 1	6.38	100.0	100.0
Notes due in 2004 4	6.75	194.6	200.0
Notes due in 2005 or 2025 1	6.50	100.0	100.0
Notes due in 2028 4	7.13	194.6	200.0
Variable rate and other borrowings
Securitized trade receivables expiring in 2002	6.335	75.0	75.0
Industrial Development Bonds due in 2015	5.155	8.5	8.5
Other	Various	11.6	9.5
		965.7	978.0
Less current portion		(202.6)	(1.0)
		$763.1	$977.0

1    Notes contain put/call options exercisable at 100% of par in 2001, 2003 and 2005 for the 6.15%, 6.38% and 6.50% notes, respectively. The company has also entered into remarketing agreements with respect to each of these issues, which allow the agent to call the debt from the holders on the option exercisable dates, and then remarket them. If this right is exercised the coupon rate paid by the company will reset to a rate higher than the then current market rate.

2    Notes contain an option allowing the holder to put these notes back to the company in 2001, therefore, notes have been classified as current. Otherwise the notes mature in 2026.

3    An interest rate swap agreement effectively converts these notes to a floating-rate liability. At December 30, 2000, the effective rate on these notes was 6.25%. In January 2001, the swap was terminated.

4    The company, at its option, may call these notes at any time pursuant to a make-whole redemption provision, which would compensate holders for any changes in market value of the notes upon early extinguishment.

5    Represents rate at December 30, 2000.

     In 2000, the company retired $14.4 of the notes due in 2001 or 2011, 2004 and 2028. The company recognized an extraordinary gain of $1.4, net of taxes, or $0.03 per share in conjunction with the retirement.
     Interest rate swap agreements on long-term debt issues resulted in an increase in the long-term effective interest rate from 6.54% to 6.55% in 2000 and an increase in 1999 long-term rates from 6.31% to 6.33%. Long-term borrowing maturities during the next five years are $202.6 in 2001; $76.9 in 2002; $185.8 in 2003; $196.6 in 2004 and $100.6 in 2005. These amounts assume that all put/call options are exercised.

Bausch & Lomb   A29   2001 Proxy Statement

11.  OPERATING LEASES

The company leases land, buildings, machinery and equipment under noncancelable operating leases. Total annual rental expense for 2000, 1999 and 1998 amounted to $28.0, $32.0 and $34.1, respectively.
     Minimum future rental commitments having noncancelable lease terms in excess of one year aggregated $119.1, net of sublease rentals of $5.0, as of December 30, 2000 and are payable as follows: 2001, $21.1; 2002, $69.6; 2003, $10.0; 2004, $6.3; 2005, $5.2 and beyond, $6.9.
     The company leases an office facility under a seven-year operating lease, expiring in 2002, with an associated residual value guarantee in an amount not to exceed $54.6. During 2000, net rental payments on the lease, included above, approximated $2.6.

12.  EMPLOYEE BENEFITS

The company's benefit plans, which in the aggregate cover substantially all U.S. employees and employees in certain other countries, consist of defined benefit pension plans, defined contribution plans and a participatory defined benefit postretirement plan.
     The information provided below pertains to the company's defined benefit pension and postretirement plans. The following table provides reconciliations of the changes in benefit obligations, fair value of plan assets and funded status for the two-year period ending December 30, 2000:
	Pension Benefits Plans		Postretirement Benefit Plan
	2000	1999	2000	1999
Reconciliation of benefit obligation
Obligation at beginning of year	$ 234.3	$ 257.1	$ 62.3	$ 68.1
Service cost	12.7	9.8	1.6	1.2
Interest cost	15.9	16.9	3.7	4.3
Participant contributions	0.7	1.7	-	-
Plan amendments	(1.6)	-	1.3	-
Acquisitions/divestitures	10.8	(30.3)	-	-
Currency translation adjustments	(3.8)	(2.8)	-	-
Curtailment gains	(0.8)	(1.9)	(0.9)	(1.4)
Benefit payments	(20.4)	(18.0)	(7.3)	(6.5)
Actuarial loss (gain)	4.1	1.8	(10.2)	(3.4)
Obligation at end of year	$ 251.9	$ 234.3	$ 50.5	$ 62.3

Reconciliation of fair value of plan assets
Fair value of plan assets at beginning of year	$ 241.0	$ 236.5	$ 43.2	$ 39.3
Actual return on plan assets	3.7	46.5	(1.2)	3.9
Divestitures/acquisitions	8.5	(30.3)	-	-
Employer contributions	18.9	7.5	6.4	6.5
Participant contributions	0.7	1.7	-	-
Benefit payments	(20.4)	(18.0)	(7.3)	(6.5)
Currency translation adjustments	(3.8)	(2.9)	-	-
Fair value of plan assets at end of year	$ 248.6	$ 241.0	$ 41.1	$ 43.2

Reconciliation of funded status to net amount recognized on the balance sheet
Funded status at end of year	$ (3.3)	$ 6.7	$ (9.4)	$(19.1)
Unrecognized transition obligation	1.4	2.2	-	-
Unrecognized prior-service cost	4.2	8.5	0.2	(1.2)
Unrecognized actuarial loss (gain)	3.0	(19.2)	(48.0)	(46.5)
Net asset (liability) recognized	$ 5.3	$ (1.8)	$(57.2)	$(66.8)

     The plan assets shown above for the pension benefit plans include 52,800 shares of the company's common stock. In 2000, two plans were acquired as part of the Groupe Chauvin and Woehlk acquisitions. In 1999, three plans were sold as part of the biomedical divestiture.

Bausch & Lomb   A30   2001 Proxy Statement

     The following table provides information related to underfunded pension plans:
	2000	1999
Projected benefit obligation	$29.3	$13.9
Accumulated benefit obligation	24.6	11.4
Fair value of plan assets	7.3	0.1

     The company's postretirement benefit plan was underfunded for each of the past two years.

     The following table provides the amounts recognized in the balance sheet as of the end of each year:
	Pension Benefits Plans		Postretirement Benefit Plan
	2000	1999	2000	1999
Prepaid benefit cost	$ 21.2	$ 9.8	$ -	$ -
Accrued benefit liability	(19.6)	(11.6)	(57.2)	(66.8)
Intangible asset	2.0	-	-	-
Accumulated other comprehensive income	1.7	-	-	-
Net asset (liability) recognized	$ 5.3	$ (1.8)	$ (57.2)	$ (66.8)

     The following table provides the components of net periodic benefit cost for the plans for fiscal years 2000, 1999 and 1998:
	Pension Benefit Plans			Postretirement Benefit Plan
	2000	1999	1998	2000	1999	1998
Service cost	$ 12.8	$ 9.8	$ 9.2	$ 1.5	$ 1.2	$ 1.3
Interest cost	15.9	17.0	16.2	3.7	4.3	4.8
Expected return on plan assets	(21.4)	(21.1)	(18.9)	(3.6)	(3.5)	(3.0)
Amortization of transition obligation	0.4	0.7	0.7	-	-	-
Amortization of prior-service cost	1.4	1.7	1.8	(0.1)	(0.2)	(0.1)
Amortization of net loss (gain)	0.1	(0.4)	(0.3)	(3.8)	(3.0)	(2.7)
Net periodic benefit cost	9.2	7.7	8.7	(2.3)	(1.2)	0.3
Curtailment loss (gain)	1.5	2.2	-	(0.9)	(1.4)	-
Net periodic benefit cost after curtailment	$ 10.7	$ 9.9	$ 8.7	$ (3.2)	$ (2.6)	$ 0.3

     In 2000, the curtailment gains and losses are related to the restructuring actions taken in 1999 and 2000. In 1999, the curtailment was related to the divestiture of the sunglass business.

     Key assumptions used to measure benefit obligations in the company's benefit plans are shown in the following table:
	2000	1999
Weighted Average Assumptions
Discount rate	7.3%	7.2%
Expected return on plan assets	9.2%	9.2%
Rate of compensation increase	4.8%	4.6%

Bausch & Lomb   A31   2001 Proxy Statement

     For amounts pertaining to postretirement benefits, a 6.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000 and is assumed to remain at 6.0% for all future years. To demonstrate the significance of this rate on the expense reported, a one percentage point change in the assumed health care cost trend rate would have the following effect:
	1% Increase	1% Decrease
Effect on total service and interest cost components of
net periodic postretirement health care benefit cost	$ 0.5	$ (0.7)
Effect on the health care component of the accumulated
postretirement benefit obligation	$ 4.9	$ (4.1)

     The costs associated with defined contribution plans totaled $14.0, $12.5 and $12.0 for 2000, 1999 and 1998, respectively.

13.  MINORITY INTEREST

In 1993, four wholly-owned subsidiaries of the company contributed operating and financial assets to a limited partnership for an aggregate 72% in general and limited partnership interests. The partnership is a separate legal entity from the company which owns and manages a portfolio of assets. Those assets included portions of the company's former biomedical operations and certain assets used for the manufacture and sale of RGP contact lenses and RGP lens care products. In 1999, the partnership was restructured and no longer includes assets of these businesses. Partnership assets continue to include cash and cash equivalents, a long-term note and floating-rate demand notes from consolidated subsidiaries of the company. For the company's consolidated financial statements, the long-term note and the floating-rate demand notes are eliminated while the outside investor's interest in the partnership is recorded as minority interest.

     In 1999, the original outside investor sold its interest in the partnership and was replaced by an investment banking firm. At December 30, 2000 and December 25, 1999 the outside partner held a 22% and 24% interest respectively. The outside investor's limited partnership interest in the partnership has been recorded as minority interest totaling $200.0 at both December 30, 2000 and December 25, 1999.

14.  FINANCIAL INSTRUMENTS

The carrying amount of cash, cash equivalents and notes payable approximated fair value because maturities are less than one year in duration. Certain current portion of long-term investments are classified as available for sale securities and recorded at market value with the unrealized gain included in other comprehensive income. The company's remaining financial instruments consisted of the following:
	December 30, 2000		December 25, 1999
	Carrying Value	Fair Value	Carrying Value	Fair Value
Nonderivatives
Other investments	$ 86.6	$ 8.6	$ 173.8	$ 173.8
Long-term debt, including current portion	(965.7)	(881.9)	(978.0)	(922.6)

Derivatives held for purposes other than trading
Foreign exchange instruments
Other current assets	$ 9.4		$ 14.2
Accrued liabilities	(9.4)		(10.4)
Net foreign exchange instruments	$ -	$ (0.6)	$ 3.8	$ 1.8
Interest rate instruments
Other current assets	$ 2.1		$ 54.2
Accrued liabilities	(3.6)		(13.0)
Net interest rate instruments	$ (1.5)	$ (2.1)	$ 41.2	$ 40.7

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

Bausch & Lomb   A32   2001 Proxy Statement

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
     The company enters into foreign exchange forward contracts primarily to hedge foreign currency transactions and equity investments in non-U.S. subsidiaries. At December 30, 2000 and December 25, 1999, the company hedged aggregate exposures of $1,291.8 and $874.6, respectively, by entering into forward exchange contracts requiring the purchase and sale of U.S. and foreign currencies. The company selectively hedges firm commitments that represent both a right and an obligation, mainly for committed purchase orders for foreign-sourced inventory. In general, the forward exchange contracts have varying maturities up to, but not exceeding, one year with cash settlements made at maturity based upon rates agreed to at contract inception.
     The company's exposure to changes in interest rates results from investing and borrowing activities. The company may enter into interest rate swap and cap agreements to effectively limit exposure to interest rate movements within the parameters of its interest rate hedging policy. At December 30, 2000 and December 25, 1999, the company was party to swap contracts that had aggregate notional amounts of $150.0 and $295.4, respectively. At year end 2000 and 1999, the company had an outstanding interest rate cap with a notional amount of NLG 15.5 million that protects the company from exposures to rising NLG interest rates.
     Counterparties to the financial instruments discussed above expose the company to credit risks to the extent of non-performance. The credit ratings of the counterparties, which consist of a diversified group of major financial institutions, are regularly monitored and thus credit loss arising from counterparty non-performance is not anticipated.

15.  STOCK COMPENSATION PLANS

The company sponsors several stock-based compensation plans, all of which are accounted for under the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, as amended. Accordingly, given the fixed nature of the equity instruments granted under such plans, no compensation cost has been recognized for the company's stock option plans or its employee stock purchase plan. Had compensation expense for the company's fixed options been determined consistent with SFAS No. 123, Accounting for Stock-Based Compensation, the company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:
	Net Income		Basic Earnings Per Share		Diluted Earnings Per Share
	As Reported	Pro Forma	As Reported	Pro Forma	As Reported	Pro Forma
2000	$ 83.4	$ 70.0	$ 1.54	$ 1.29	$ 1.52	$ 1.28
1999	444.8	433.9	7.76	7.57	7.59	7.40
1998	25.2	16.5	0.45	0.30	0.45	0.29

     The total number of shares available for grant in each calendar year, excluding incentive stock options, shall be no greater than three percent of the total number of outstanding shares of Common stock as of the first day of each such year. No more than six million shares are available for granting purposes as incentive stock options under the company's current plan. As of December 30, 2000, 2.4 million shares remain available for such grants.
     The company adopted a stock incentive plan for non-officers effective January 22, 2001. The number of shares available for grant each year shall be no greater than two percent of the total number of outstanding shares of Common stock as of the first day of each such year. Options and awards under this plan may be granted only to employees of the company or any subsidiary corporation of the company who are neither officers nor directors of the company.

STOCK OPTIONS

The company issues stock options which vest ratably over three years and expire ten years from the grant date. Vesting is contingent upon continued employment with the company.
     For purposes of this disclosure, the fair value of each fixed option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants outstanding in 2000, 1999 and 1998:
	2000	1999	1998
Risk-free interest rate	5.13%	6.22%	4.69%
Dividend yield	1.84%	1.96%	2.48%
Volatility factor	46.87%	31.06%	25.67%
Weighted average expected life (years)	3	3	4

Bausch & Lomb   A33   2001 Proxy Statement

     The weighted average value of options granted was $19.52, $18.11 and $10.93, in 2000, 1999 and 1998, respectively. A summary of the status of the company's fixed stock option plans at year-end 2000, 1999 and 1998 is presented below:
	2000		1999		1998
	Number Of Shares (000s)	Weighted Average Exercise Price (Per Share)	Number Of Shares (000s)	Weighted Average Exercise Price (Per Share)	Number Of Shares (000s)	Weighted Average Exercise Price (Per Share)
Outstanding at beginning of year	4,378	$51.69	5,050	$43.98	5,186	$41.00
Granted	1,465	59.13	1,185	72.85	1,400	50.64
Exercised	(612)	41.56	(1,444)	42.97	(1,265)	39.45
Forfeited	(265)	59.90	(413)	48.66	(271)	41.48
Outstanding at year end	4,966	$54.69	4,378	$51.69	5,050	$43.98
Options exercisable at year end	2,751		2,451		2,735

     The following represents additional information about fixed stock options outstanding at December 30, 2000:
	Options Outstanding			Options Exercisable
Range of Exercise Prices Per Share	Number Outstanding (000s)	Weighted Average Remaining Contractural Life (Years)	Weighted Average Exercise Price (Per Share)	Number Exercisable (000s)	Weighted Average Exercise Price (Per Share)
$26.00 to 40.49	675	5.6	$36.48	609	$36.29
40.50 to 45.49	878	5.5	42.25	869	42.22
45.50 to 55.49	1,099	6.0	50.08	838	49.81
55.50 to 65.49	1,274	9.6	61.97	5	62.71
65.50 to 75.00	1,040	8.3	72.97	430	72.97
	4,966	7.3	$54.69	2,751	$48.06

Stock Awards

The company issues restricted stock awards to directors, officers and other key personnel. These awards have vesting periods up to three years with vesting criteria based upon the attainment of certain Economic Value Added (EVA) targets and continued employment until applicable vesting dates. The company defines EVA as net operating profit after tax less a capital charge calculated as average capital employed multiplied by the company's cost of capital. EVA is not the same as, nor is it intended to be, a measure of operating performance in accordance with generally accepted accounting principles.
     Compensation expense is recorded based on applicable vesting criteria and, for those awards with performance goals, as such goals are met. In 2000, 1999 and 1998, 143,585, 90,050 and 259,905 of such awards were granted at weighted average market values of $55.12, $63.41 and $46.14 per share, respectively. The compensation expense relating to stock awards in 2000, 1999 and 1998 was $0.3, $8.0 and $10.6, respectively.

16.  OTHER MATTERS

On January 27, 2000, the company announced that it had settled a lawsuit with Alcon Laboratories, Inc. (Alcon). The settlement relates to a patent infringement case that the company filed against Alcon in October 1994 for a patent related to enzymatic cleaning of contact lenses. Under the terms of the settlement agreement, Alcon made an up-front payment to the company of $25 to resolve all issues relative to the company's claims filed against them. The amount was recorded as other non-operating income in the first quarter of 2000. Additionally, Alcon will pay to the company a royalty stream over the next eight years.
     During 2000 the company announced that it had settled a class action lawsuit before the New York Supreme Court alleging that the company misled consumers in the marketing and sale of Sensitive Eyes Rewetting Drops, Boston Rewetting Drops, ReNu Rewetting Drops and Bausch & Lomb Eyewash (the "Products"). Under the terms of the settlement, the company agreed to make certain changes to the labels and packaging of the Products, advise eye care professionals of any chemical identicality of the Products with certain other Products, detail the FDA's safety concerns and requirements pertaining to the sale and marketing of the Products and include coupons in product packaging.
     The company believes its previous marketing of the Products was appropriate, but has settled in order to avoid the expense and burden of additional litigation. The company is engaged in various lawsuits, claims, investigations and proceedings including patent, commercial and environmental matters that are in the ordinary course of business. The company cannot at this time estimate with any certainty the impact of these matters on its financial position.

Bausch & Lomb   A34   2001 Proxy Statement

17.  SUBSEQUENT EVENT

In February 2001, the company reached a settlement agreement in connection with an action pending in the United States District Court for the Middle District of Florida filed in June 1994 by the Florida Attorney General. The litigation subsequently included claims by the attorneys general for 31 other states and a nationwide class of consumers claiming that the company's long-standing policy of selling contact lenses only to licensed professionals was adopted in conspiracy with others to eliminate alternative channels of trade. In settling these matters, the company has admitted no liability. The settlement expense is reflected as a $15 charge recorded in the fourth quarter of 2000.

18.  QUARTERLY RESULTS, STOCK PRICES AND SELECTED FINANCIAL DATA

Quarterly Results (unaudited)

The following table presents reported net sales, gross profit (net sales less cost of products sold), net income and earnings per share for each quarter during the past two years. Net sales and gross profit are from continuing operations and are reported on the same basis as amounts in the accompanying Statements of Income on page A13.
				Earnings Per Share
	Net Sales1	Gross Profit	Net Income	Basic	Diluted
2000
First	$ 408.9	$ 226.7	$ 39.12	$ 0.692	$ 0.682
Second	455.2	270.4	34.63	0.653	0.643
Third	443.2	262.6	14.74, 5	0.284,5	0.274, 5
Fourth	465.1	265.8	(5.0)6, 7	(0.09)6, 7	(0.09)6, 7
	$1,772.4	$1,025.5	$ 83.4	$ 1.54	$ 1.52

1999
First	$ 391.6	$ 227.4	$ 22.4	$ 0.39	$ 0.39
Second	455.4	275.9	173.48	3.038	2.948
Third	448.6	270.0	231.89	4.039	3.949
Fourth	468.7	276.5	17.210	0.3010	0.2910
	$1,764.3	$1,049.8	$444.8	$ 7.76	$ 7.59

1    1999 results have been restated to include shipping and handling cost billed to customers as revenue.

2    Includes $25 which represents proceeds from a patent litigation settlement with Alcon Laboratories.

3    Includes a charge of $8.4 related to a failed acquisition attempt and settlement of litigation.

4    Includes a non-cash charge to purchased R&D expense of $23.8 related to the purchase of Groupe Chauvin.

5    Includes the partial reversal of 1999 restructuring reserves totaling $3.5 before taxes offset by an addition to 1999 restructuring reserves totaling $1.4 before taxes.

6    Includes restructuring charges and asset write-offs of $42.7 before taxes related to the implementation of the company's new organizational structure, offset by the partial reversal of 1999 restructuring reserves totaling $6.9 before taxes.

7    Includes a charge of $15 related to the settlement of litigation.

8    Includes the after-tax gain on sale of the sunglass business of $126.3.

9    Includes the after-tax gain on sale of the biomedical and the hearing aid businesses totaling $181.8.

10   Includes after-tax restructuring charges that reduced net income by $34.2.

Quarterly Stock Prices (unaudited)

The company's Common stock is listed on the New York Stock Exchange and is traded under the symbol BOL. There were approximately 6,700 and 7,000 Common shareholders of record at year-end 2000 and 1999, respectively. The following table shows the price range of the Common stock for each quarter for the past two years:
	2000 Price Per Share		1999 Price Per Share
	High	Low	High	Low
First	$ 73 1/8	$ 49 3/8	$ 67 1/2	$ 55 3/8
Second	77 1/16	48	84 3/4	60 1/4
Third	80 7/8	33 9/16	79 3/16	60 13/16
Fourth	45 15/16	34 5/8	71 1/4	51 3/8

Bausch & Lomb   A35   2001 Proxy Statement

SELECTED FINANCIAL DATA (UNAUDITED)
Dollar Amounts In Millions - Except Per Share Data

	2000	1999	1998	1997	1996	1995
Results For The Year
Net sales1,2	$1,772.4	$1,764.3	$1,604.5	$1,112.6	$1,070.2	$1,006.5
Income from Continuing Operations1	82.0	102.7	55.6	62.0	63.5	45.9
Net Income	83.4	444.8	25.2	49.4	83.1	112.0
Continuing Operations -
Basic earnings per share1	1.51	1.79	1.00	1.12	1.13	0.80
Net Income - Basic earnings per share	1.54	7.76	0.45	0.89	1.48	1.94
Continuing Operations -
Diluted earnings per share1	1.49	1.75	0.99	1.12	1.12	0.79
Net Income - Diluted earnings per share	1.52	7.59	0.45	0.89	1.47	1.93
Dividends per share	1.04	1.04	1.04	1.04	1.04	1.01
Year End Position
Working capital	$ 837.0	$1,190.7	$ 774.4	$ 202.9	$ 18.5
Total assets	3,085.9	3,273.5	3,491.7	2,772.9	2,603.4	2,550.1
Short-term debt	235.2	46.9	191.5	343.8	482.1	383.5
Long-term debt	763.1	977.0	1,281.3	510.8	236.3	191.0
Shareholders' equity	1,039.4	1,234.0	845.0	818.4	881.9	929.3
Other Ratios And Statistics
Return on sales for continuing operations	4.6%	5.8%	3.5%	5.6%	6.0%	4.6%
Return on average shareholders' equity	7.9%	43.3%	3.1%	5.9%	9.2%	11.9%
Return on invested capital	6.1%	21.7%	3.8%	5.0%	7.2%	9.3%
Return on average total assets	2.3%	13.1%	0.7%	1.8%	3.1%	4.5%
Effective income tax rate for
Continuing operations	40.8%	36.0%	35.2%	38.1%	38.7%	36.5%
Current ratio	2.0	2.9	2.0	1.2	1.0	1.1
Total debt to shareholders' equity	96.0%	83.0%	174.3%	104.4%	81.5%	61.8%
Total debt to capital	49.0%	45.3%	63.5%	51.1%	44.9%	38.2%
Capital expenditures	$ 95.0	$ 155.9	$ 201.5	$ 126.1	$ 130.3	$ 95.5

1    Amounts have been modified, as necessary, to reflect the divestitures described in Note 3 - Discontinued Operations.

2    Amounts have been modified to reflect reclassification of shipping and handling costs. (Original amounts reported were: 1999, $1,756.1; 1998, $1,597.5; 1997, $1,108.7; 1996, $1,066.6; 1995, $1,003.2).

Bausch & Lomb   A36   2001 Proxy Statement

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
     The recommendations of the internal auditors and independent accountants are reviewed by management. Control procedures have been implemented or revised as appropriate to respond to these recommendations. In management's opinion, as of December 30, 2000, the internal control system was functioning effectively and accomplished the objectives discussed herein.

/s/ William M. Carpenter	/s/ Stephen C. McCluski

William M. Carpenter Chairman and Chief Executive Officer	Stephen C. McCluski Senior Vice President and Chief Financial Officer

Report Of The Audit Committee

The audit committee of the board of directors, which held three meetings during 2000, is comprised of four outside directors. The chair of the committee is William H. Waltrip. The other members are Domenico De Sole, Jonathan Linen and Ruth R. McMullin.
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

/s/ William H. Waltrip

William H. Waltrip Chair, Audit Committee

Bausch & Lomb   A37   2001 Proxy Statement

Report Of Independent Accountants

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF BAUSCH & LOMB INCORPORATED:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows and changes in shareholders' equity present fairly, in all material respects, the financial position of Bausch & Lomb Incorporated and its subsidiaries at December 30, 2000 and December 25, 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 30, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Rochester, New York
January 23, 2001, except as to Note 17 - Subsequent Event, which is as of February 20, 2001.

Bausch & Lomb   A38   2001 Proxy Statement

Charter of the

Audit Committee of

Bausch & Lomb Incorporated

AS APPROVED BY THE BOARD OF DIRECTORS MAY 2, 2000

RESOLVED: That in accordance with Article III, Section 2 of the By-Laws of the Company, an Audit Committee of the Board of Directors has been established to consist of not less than three members of the Board who are not Officers of the Company. The Committee was established by resolution of the Board dated August 20, 1974, as amended February 24, 1982 and January 25, 1994, to have oversight responsibility to assist the Board in fulfilling its responsibilities relating to the Company's financial reporting standards and practices. Said oversight responsibility is hereby amended to read in its entirety as follows:

I.   PURPOSE OF THE AUDIT COMMITTEE

The Audit Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary purposes are:

     (1)  monitoring

          (a)  the integrity of the financial statements of the Company;

          (b)  the compliance by the Company with legal and regulatory requirements;

          (c)  the independence and performance of the Company's internal auditors and independent accountants; and

     (2)  providing an avenue of communication among the independent accountants, management, Corporate Audit Services and the           Board of Directors.

The primary function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements. Management and Corporate Audit Services are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent accountants, working with Corporate Audit Services, are responsible for planning and carrying out proper audits and reviews, including reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or necessarily experts in the fields of accounting reviews or procedures. Each member of the Audit Committee shall be entitled to rely reasonably on (i) the integrity of those persons and organizations within and outside the Company from whom it receives information and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations, absent actual knowledge to the contrary.

II. COMPOSITION AND MEETINGS OF THE AUDIT COMMITTEE

The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Committee on Directors.

The Committee shall meet three to five times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the director of Corporate Audit Services, the independent accountants, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed.

Bausch & Lomb   B1   2001 Proxy Statement

III. DUTIES AND RESPONSIBILITIES OF THE AUDIT COMMITTEE

The Audit Committee shall:
1.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2.

Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls, including computerized information system controls and security, that could significantly affect the Company's financial statements.

3.

Review an analysis prepared by management and the independent accountants of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

4.

Meet periodically with management to review (a) the Company's major financial risk exposures, (b) applicable reports to management from Corporate Audit Services regarding these exposures, and (c) the steps management has taken in an effort to monitor and control such exposures.

5.	Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent accountants, Corporate Audit Services or management.

6.	Recommend to the Board the appointment of the independent accountants, which firm is ultimately accountable to the Audit Committee and the Board.

7.

Review with management the scope of non-audit services performed or to be performed by the independent accountants, as well as the fees for audit and non-audit services, in accordance with the Company's policy.

8.

Receive periodic reports from the independent accountants regarding their independence, discuss such reports with the independent accountants, and if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the independent accountants.

9.	Evaluate together with the Board the performance of the independent accountants and, if so determined by the Audit Committee, recommend that the Board replace the independent accountants.

10.	Review the appointment and replacement of the director of Corporate Audit Services.

11.	Meet with the independent accountants prior to the audit to review the planning and staffing of the audit.

12.

Discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit (to include, among others, changes in significant accounting policies, accounting for unusual transactions, significant audit adjustments and disagreements with management over accounting principles, estimates or disclosures).

13.

Review with the independent accountants any problems or difficulties they may have encountered and any management letter provided by the independent accountants and the Company's response to that letter. Such review should include:

(a)  Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

(b)  Any changes required in the planned scope of the internal audit.

(c)  Corporate Audit Services responsibilities, budget and staffing.

14.

Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement, as well as a letter for inclusion in the Company's annual report to shareholders, describing the Audit Committee's composition and responsibilities, and how such responsibilities were discharged.

15.	Review with the Company's General Counsel, and other members of management, as appropriate, the Company's program for monitoring and assessing compliance with laws and Company policy.

16.	Meet at least annually with the chief financial officer, the Company's director of Corporate Audit Services and the independent accountants in separate executive sessions.

Bausch & Lomb   B2   2001 Proxy Statement

The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent accountants to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

RESOLVED: That the Resolution relating to the authority of this Committee dated January 25, 1994, as well as any other previous Resolutions relating to the authority of this Committee, are rescinded concurrently herewith.

Bausch & Lomb   B3   2001 Proxy Statement

[RECYCLED LOGO]

(c) 2001 Bausch & Lomb Incorporated

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.
Please mark your votes as /X/ indicated in this example
1. Election of Directors. FOR all nominees listed below (except as marked to the contrary) / /	WITHHOLD AUTHORITY to vote for all nominees listed below / /

Nominees: 01 Domenico De Sole, 02 Kenneth L Wolfe
(Instruction: To withhold authority to vote for any one
or more individual nominee(s), write that nominee(s)
name on the space provided below.)

2. Ratification of PricewaterhouseCoopers
LLP as independent accountants for 2001.

     FOR          AGAINST          ABSTAIN
      /  /               /  /                    /  /

3. With authority to vote in their discretion with respect
to any matter properly brought before the annual
meeting.

IF YOU PLAN TO ATTEND THE MEETING, PLEASE MARK THE "ATTEND MEETING" BOX BELOW.
MARK HERE IF YOU / / PLAN TO ATTEND THE MEETING	MARK HERE FOR / / ADDRESS CHANGE AND NOTE BELOW

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS. PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE. IF NOT OTHERWISE MARKED, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED "FOR" ITEMS 1 AND 2.
Signature	Date
Signature	Date

NOTE: Please sign as name appears on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

_________________________________________

FOLD AND DETACH HERE

VOTE BY TELEPHONE
QUICK     EASY     IMMEDIATE
YOUR VOTE IS IMPORTANT! - YOU CAN VOTE IN ONE OF TWO WAYS:
1. TO VOTE BY PHONE: Call toll-free 1 - 8 0 0 - 8 4 0 - 1 2 0 8 on a touch tone telephone 24 hours a day-7days a week
There is NO CHARGE to you for this call. Have your proxy card in hand.
You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form
OPTION 1: To vote as the Board of Directors recommends on ALL proposals, press 1
When asked, please confirm by Pressing 1.
OPTION 2: If you choose to vote on each Proposal separately, press 0. You will hear these instructions:
Proposal 1 - To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9
To WITHHOLD FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions
Proposal 2 - To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
When asked, please confirm by Pressing 1.
The instructions are the same for all remaining proposals.

or

2. TO VOTE BY PROXY: Mark, sign and date your proxy card and return promptly in the enclosed envelope.
NOTE: If you vote by telephone, THERE IS NO NEED TO MAIL BACK your Proxy Card.

THANK YOU FOR VOTING.

[BAUSCH & LOMB LOGO]

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 1, 2001

10:30 a.m.
Strong Memorial Medical Center Complex
School of Medicine and Dentistry
at
The Center for Biomedical Learning Conference Center

601 Elmwood Avenue
(corner of Lattimore Road and Elmwood Avenue)
Rochester, New York 14642-0001

Limited parking is available. Overflow parking will be directed to an adjacent parking lot with shuttle bus service.

PROXY

BAUSCH & LOMB INCORPORATED

The undersigned hereby appoints W.M. Carpenter, S.C. McCluski and R.B. Stiles, or any one or all of them, with full power of substitution, attorneys and proxies to represent the
undersigned at the annual meeting of shareholders of Bausch &
Lomb Incorporated to be held on May 1, 2001, and at any
adjournment thereof, with all the power which the undersigned would possess if personally present and to vote, as specified on the reverse side, all shares of stock which the undersigned may be entitled to vote at said meeting.
SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

You can vote without attending the meeting in one of two ways:

  Call toll free 1-800-840-1208 on a Touch Tone telephone and follow the instructions on the reverse side.

  or

  Mark, sign and date your proxy/voting card and return it promptly in the enclosed envelope.

PLEASE VOTE