Form 10-K, Exhibit 13
period 2001-12-29
BAUSCH & LOMB INC
filed 2002-03-22
CIK 10427

2002
NOTICE OF
ANNUAL MEETING
AND PROXY
STATEMENT

[BAUSCH & LOMB LOGO]

------------------------------------------------------------

Corporate Offices One Bausch & Lomb Place
Rochester NY 14604-2701

------------------------------------------------------------

[BAUSCH & LOMB LOGO]

March 22, 2002

Dear Bausch & Lomb Shareholder:

We invite you to attend our annual meeting of shareholders on Tuesday, April 30, 2002, at 10:30 a.m., to be held at The Center for Biomedical Learning Conference Center at the Strong Memorial Medical Center Complex, School of Medicine and Dentistry, 601 Elmwood Avenue in Rochester, New York.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you about the agenda and the procedures for the meeting. It also describes how the company's Board of Directors operates and gives certain information about the company. In addition, you will note that for your convenience we have included the company's financial statements for 2001 as Exhibit A to the proxy statement.

We hope you will be able to attend the annual meeting. If you need special assistance at the meeting, please contact the Secretary of the company at the address above.

Sincerely,

/s/ Ronald L. Zarrella

Ronald L. Zarrella
Chairman and Chief Executive Officer


NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
OF BAUSCH & LOMB INCORPORATED

Date: April 30, 2002

Time: 10:30 a.m.

Place: The Center for Biomedical Learning Conference Center

Strong Memorial Medical Center Complex
School of Medicine and Dentistry
601 Elmwood Avenue
Rochester, New York 14642-0001
Purpose:	- Elect four directors
- Ratify appointment of independent accountants
- Consider such other business, including shareholder proposals, as may properly come before the meeting or any adjournment thereof

YOUR VOTE IS IMPORTANT. YOU MAY EITHER CALL THE TOLL-FREE NUMBER SET FORTH ON YOUR PROXY CARD OR SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY TO ENSURE ITS ARRIVAL IN TIME FOR THE MEETING.

/s/ Jean F. Geisel

Jean F. Geisel
Secretary
March 22, 2002



BAUSCH & LOMB INCORPORATED
PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TUESDAY, APRIL 30, 2002

GENERAL INFORMATION
The approximate date on which the enclosed form of proxy and this proxy statement are first being sent to shareholders is March 22, 2002.

Outstanding Shares
On February 1, 2002, 53,253,369 shares of common stock and 524,938 shares of class B stock were outstanding. Each common share and class B share has one vote.

Who May Vote
Shareholders of Bausch & Lomb Incorporated as of the company's record date, March 8, 2002, may vote. A list of shareholders entitled to vote will be available at the request of any shareholder at the annual meeting.

How To Vote
You may vote by proxy or in person at the meeting. To vote by proxy, you may either call the toll-free number set forth on the proxy card, or mail your signed proxy card to our tabulator in the envelope provided. Even if you plan to attend the meeting, we recommend that you vote prior to the meeting. You can always change your vote as described below.

How Proxies Work
Bausch & Lomb's Board of Directors is asking for your proxy. By giving us your proxy, you authorize the proxyholders (members of Bausch & Lomb management) to vote your shares at the meeting in the manner you direct. If you do not specify how you wish us to vote your shares, your shares will be voted "for" all director candidates, "for" the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the company for 2002, and "against" the shareholder proposal described on pages 20 and 21. Proxyholders will also vote shares according to their discretion on any other matter properly brought before the meeting.

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

If for any reason any of the nominees for election as directors becomes unavailable for election, discretionary authority may be exercised by the proxyholders to vote for substitutes proposed by the Board of Directors.

Quorum
In order to carry out the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares owned by Bausch & Lomb are not voted and do not count for this purpose.

Changing Your Vote
You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting or by notifying Bausch & Lomb's Secretary in writing at the address under "Questions?" on page 22.

Bausch & Lomb   1   2002 Proxy Statement

Votes Needed
Director nominees receiving the largest number of votes cast are elected, up to the maximum number of directors fixed by the Board to be elected at the meeting. As a result, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the election of directors, except to the extent that the failure to vote for a particular nominee may result in another nominee receiving a larger number of votes. Ratifying the appointment of PricewaterhouseCoopers LLP as independent accountants for 2002, and any other matter properly brought before the meeting, requires the favorable vote of a majority of the votes cast.

Attending In Person
Only shareholders, their designated proxies and Bausch & Lomb's guests may attend the meeting.

BOARD OF DIRECTORS
The Board of Directors of the company met ten times in 2001. Each of the directors attended 75% or more of the aggregate number of regularly scheduled and special Board and committee meetings held during the year.

Directors who were not employees of the company received an annual retainer of $52,000. In addition, directors who chaired committees and were not employees of the company received a $5,200 annual retainer. No additional fees are paid for attendance at meetings. The company does not pay an annual retainer or fees to directors who are employees of the company.

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

Under the 1990 Stock Incentive Plan, non-employee directors annually receive non-qualified, fully-vested options to purchase shares of class B stock of the company. The number of options is determined by a fixed formula set forth in the Plan, and the exercise price of all such options is determined by the fair market value of the company's common stock on the date of grant. For fiscal year 2001, each non-employee director was granted 3,084 options to purchase class B shares at a price of $34.85 per share.

Effective November 9, 2001, the Board of Directors appointed William H. Waltrip as lead director to assist the Board with the transition of Ronald L. Zarrella as chairman and chief executive officer of the company. The appointment commenced on January 1, 2002 and will end with the annual meeting of shareholders on April 30, 2002.

Committees Of The Board
The Board of Directors has established four standing committees to assist it in carrying out its responsibilities: the Executive Committee, the Audit Committee, the Committee on Management and the Committee on Directors.

Executive Committee
Number of Members:	Five
Members:	Ronald L. Zarrella (Chair), Franklin E. Agnew, John R. Purcell, William H. Waltrip and Kenneth L. Wolfe
Number of Meetings in 2001:	Four
Functions:	- Holds regularly scheduled and special meetings between regular Board meetings to take action necessary for the company to operate efficiently
- Possesses all of the authority of the full Board, except as limited by the by-laws of the company

Bausch & Lomb   2   2002 Proxy Statement

Audit Committee
Number of Members:	Five non-employee directors
Members:	Jonathan S. Linen (Chair), Domenico De Sole, Ruth R. McMullin, Linda Johnson Rice and William H. Waltrip
Number of Meetings in 2001:	Four
Functions:	- Reviews the scope and results of the independent accountants' annual examination of the company's consolidated financial statements
- Reviews the overall adequacy of internal controls with the company's internal auditors and independent accountants
- Recommends to the Board the appointment of the independent accountants

- Provides for direct communication among the Board, the independent accountants and the internal auditors, including review of the disclosures and letter provided by the independent accountants pursuant to Independence Standards Board Standard No. 1

- Reviews with management non-audit services and related fees, as well as fees for the audit, to assess compatibility of non-audit services with the independence of the company's independent accountants

- Reviews with the company's general counsel and chief compliance officer the company's program for monitoring and assessing compliance with laws and company policy

Committee on Management
Number of Members:	Three non-employee directors
Members:	Kenneth L. Wolfe (Chair), Franklin E. Agnew and Jonathan S. Linen
Number of Meetings in 2001:	Five
Functions:	- Reviews compensation policies to ensure that they provide appropriate motivation for corporate performance and increased shareholder value
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
- Reviews and ensures that a process is in place to provide continuity and succession of officers and key employees

Committee on Directors
Number of Members:	Three non-employee directors
Members:	John R. Purcell (Chair), Linda Johnson Rice and William H. Waltrip
Number of Meetings in 2001:	One
Functions:	- Recommends to the Board all matters relating to the Board, including the development of policies on composition, participation, and size of the Board, and the tenure and retirement of directors
- Recommends to the Board changes in the organization and procedures of the Board, including corporate governance
- Considers director nominees, including those submitted by shareholders, for recommendation to the Board

The Committee on Directors will consider director candidates proposed by shareholders. The company's by-laws provide that such shareholder submissions must include certain biographical information concerning the recommended individual, including age, address, employment history and board memberships, if any, and the candidate's written consent to the nomination and to serve if elected. To be considered for nomination at the 2003 annual meeting, shareholder submissions for nomination must be received at the offices of the company to the attention of the Secretary at One Bausch & Lomb Place, Rochester, New York 14604-2701 between December 31, 2002 and January 30, 2003.

Bausch & Lomb   3   2002 Proxy Statement

Item No. 1
Election of Directors

General
The Board of Directors currently has nine members and, pursuant to the company's by-laws, is divided into three classes. One class is elected each year to serve for three years. The term of office of each class will expire, respectively, on the dates of the annual meetings of shareholders in 2002, 2003 and 2004. The directors whose terms expire at the 2002 annual meeting of shareholders are Jonathan S. Linen, John R. Purcell and William H. Waltrip.

John R. Purcell has been a director of the company since 1976 and reached retirement age in 2001. The company's Corporate Governance Guidelines state that when a director reaches age 70 during his or her term of office, he or she shall retire as a director effective on the date of the next annual meeting of shareholders. In order to maintain continuity of the Board of Directors during the transition of Ronald L. Zarrella, who was named chairman and chief executive officer of the company on November 9, 2001, the Board of Directors has approved an exception to the Corporate Governance Guidelines to allow Mr. Purcell to stand for re-election as a director.

The Board of Directors has fixed the number of directors to be elected at the 2002 annual meeting of shareholders at four. In accordance with the by-laws which require that the three classes of directors be as equal in number as possible, Mr. Zarrella is nominated to stand for election to serve until the 2004 annual meeting and Messrs. Linen, Purcell and Waltrip are nominated to stand for re-election to serve until the 2005 annual meeting.

Information about the nominees for election as directors, as well as those directors continuing in office, is presented below.

Nominee for Election as Director - Term Expiring 2004
[PHOTO]	RONALD L. ZARRELLA	Director since 2001 Age: 52

Mr. Zarrella was elected chairman and chief executive officer of Bausch & Lomb Incorporated on November 9, 2001. He was previously with General Motors Corporation, where since 1998 he was executive vice president and president of General Motors North America. From 1994 to 1998, Mr. Zarrella was vice president and group executive in charge of General Motor's North American Vehicle Sales, Service and Marketing Group. From 1985 to 1994, Mr. Zarrella held several executive positions at Bausch & Lomb, including serving as its president, chief operating officer and a member of its Board of Directors. Before joining Bausch & Lomb in 1985, he held various executive positions with Bristol Meyers Company and Esmark Corporation. Mr. Zarrella is a director of Avaya, Inc. and FIRST USA, chairman of the board of trustees of Worcester Polytechnic Institute and a member of the board of visitors of the Johns Hopkins School of Medicine.

Bausch & Lomb   4   2002 Proxy Statement

Nominees for Election as Directors - Term Expiring 2005
[PHOTO]	JONATHAN S. LINEN	Director since 1996 Age: 58

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

[PHOTO]	JOHN R. PURCELL	Director since 1976 Age: 70

Mr. Purcell has served since 1989 as chairman and chief executive officer of Grenadier Associates Ltd., a venture banking firm. From 1991 until 1997, he served as chairman of Donnelley Marketing, Inc., a data-based direct marketing company. From 1987 until 1990, he served as chairman of Mindscape, Inc., an educational and entertainment computer software company. Mr. Purcell served from 1982 until 1986 as chairman and president of SFN Companies, Inc., a communications company. Prior to that he served as executive vice president of CBS, Inc. and as senior vice president, finance of Gannett Co., Inc. He is a director of Omnicom Group, Inc., Technology Solutions Company, Information Holdings, Inc. and Journal Register Company.

[PHOTO]	WILLIAM H. WALTRIP	Director since 1985 Age: 64

Mr. Waltrip has served since 1993 as chairman of the board of Technology Solutions Company, a systems integration company, and from 1993 until 1995 he was chief executive officer of that company. From 1996 to 1998, he also served as chairman of Bausch & Lomb Incorporated, and during 1996 was the company's chief executive officer. Mr. Waltrip served as the company's chairman from July 2001 to November 2001, and as its chief executive officer from September 2001 to November 2001. From 1991 to 1993, he was chairman and chief executive officer of Biggers Brothers, Inc., a food service distribution company and was a consultant to private industry from 1988 to 1991. From 1985 to 1988, he served as president and chief operating officer of IU International Corporation, a transportation, environmental and distribution company. Earlier, he had been president, chief executive officer and a director of Purolator Courier Corporation. He is a director of Advanced Medicine, Inc., Charles River Laboratories International, Inc., Teachers Insurance and Annuity Association and Thomas & Betts Corporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF THE INDIVIDUALS IDENTIFIED ABOVE AS DIRECTOR NOMINEES OF THE COMPANY.

Bausch & Lomb   5   2002 Proxy Statement

Directors Continuing in Office - Term Expiring 2003
[PHOTO]	FRANKLIN E. AGNEW	Director since 1982 Age: 67

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

[PHOTO]	RUTH R. McMULLIN	Director since 1987 Age: 60

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

[PHOTO]	LINDA JOHNSON RICE	Director since 1990 Age: 44

Mrs. Rice has served since 1987 as president and chief operating officer of Johnson Publishing Company. In addition to management of the company, she oversees the editorial content of Ebony and Jet magazines. She is also president of Fashion Fair Cosmetics, a division of Johnson Publishing. Mrs. Rice is a director of Kimberly-Clark Corporation, Omnicom Group, Inc. and VIAD Corp.

Directors Continuing in Office - Term Expiring 2004
[PHOTO]	DOMENICO DE SOLE	Director since 1996 Age: 58

Mr. De Sole has served since 1995 as president and chief executive officer of Gucci Group N.V., a multibrand luxury goods company which designs, produces and distributes personal luxury accessories and apparel. He joined that company in 1984 as president and chief executive officer of Gucci America, Inc. and in 1994 was named chief operating officer of Gucci Group N.V. Mr. De Sole is a director of The Procter & Gamble Company.

[PHOTO]	KENNETH L. WOLFE	Director since 1989 Age: 63

Mr. Wolfe served as chairman and chief executive officer of Hershey Foods Corporation, a food products manufacturing firm, from 1994 until his retirement in December 2001. He joined that firm in 1967 and held various executive positions before being appointed vice president and chief financial officer in 1981. In 1984, Mr. Wolfe was named senior vice president. From 1985 until 1993, he was president and chief operating officer. Mr. Wolfe is a director of Carpenter Technology Corporation.

Bausch & Lomb   6   2002 Proxy Statement

Item No. 2
Ratification of the Appointment of Independent Accountants
The Board of Directors has unanimously approved and voted to recommend that shareholders ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the company for 2002. They have been independent accountants of the company since 1927. A representative of PricewaterhouseCoopers LLP plans to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFYING THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR 2002.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND DIRECTORS AND EXECUTIVE OFFICERS
Beneficial Owners of More than 5% of the Company's Common Stock
Name and Address of Beneficial Owners	Number of Shares and Nature of Beneficial Ownership	Percent of Outstanding Common Stock
Wellington Management Company, LLP 75 State Street Boston, MA 02109	5,973,000 (1)	11.14%
Dodge & Cox One Sansome Street, 35th Floor San Francisco, CA 94104	4,476,160 (2)	8.4%
Ariel Capital Management, Inc. 200 E. Randolph Drive Suite 2900 Chicago, IL 60601	3,698,160 (3)	6.96%
Mellon Financial Corporation One Mellon Center Pittsburgh, PA 15258	3,354,248 (4)	6.25%
AIM Funds Management, Inc. 5140 Yonge Street Suite 900 Toronto, Ontario M2N 6X7	3,227,300 (5)	6.06%

(1) Shares are as of December 31, 2001, and include 1,335,900 shares with respect to which there is shared power to vote and 5,973,000 shares with respect to which there is shared power of disposition. Includes 4,550,000 shares (8.49% of outstanding common stock) also reported as owned beneficially by The Vanguard Specialized Funds - Vanguard Health Care Fund, 100 Vanguard Blvd., Malvern, PA 19355.

(2) Shares are as of December 31, 2001 and include 4,202,610 shares with respect to which there is sole power to vote, 48,700 shares with respect to which there is shared power to vote and 4,476,160 shares with respect to which there is sole power of disposition.

(3) Shares are as of December 31, 2001 and include 3,230,430 shares with respect to which there is sole power to vote and 3,693,735 shares with respect to which there is sole power of disposition.

(4) Shares are as of December 31, 2001 and include 2,688,613 shares with respect to which there is sole power to vote, 197,100 shares which respect to which there is shared power to vote, 3,233,743 shares with respect to which there is sole power of disposition and 79,300 shares with respect to which there is shared power of disposition.

(5) Shares are as of December 31, 2001 and include 3,227,300 shares with respect to which there is sole power to vote and 3,227,300 shares with respect to which there is sole power of disposition.

Bausch & Lomb   7   2002 Proxy Statement

Security Ownership Of Directors and Executive Officers
Presented below is information concerning the amount of company stock beneficially owned by each director and director nominee, each non-director officer named in the Summary Compensation Table appearing on page 13, and all directors and executive officers of the company as a group. All numbers stated are as of February 1, 2002, and include beneficial ownership of shares of common and class B stock, which are identical with respect to dividend and liquidation rights and vote together as a single class for all purposes.

Except for class B stock, which is transferable only in accordance with the terms of the company's stock incentive plan under which it was acquired, and except as otherwise indicated, sole voting and investment power exists with respect to all shares listed as beneficially owned. No individual named below beneficially owns more than 1% of the company's outstanding voting stock, other than Messrs. Zarrella and Carpenter, and the shares beneficially owned by all directors and executive officers as a group constitute 4.5% of the company's outstanding voting stock.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership
Franklin E. Agnew	34,800 (1)
Gary M. Aron	54,648 (2)
William M. Carpenter	604,356 (3)
Domenico De Sole	12,369 (4)
Dwain L. Hahs	74,250 (5)
Jonathan S. Linen	17,999 (4)
Stephen C. McCluski	205,698 (6)
Ruth R. McMullin	30,218 (1)
John R. Purcell	48,583 (7)
Linda Johnson Rice	26,564 (1)
Mark M. Sieczkarek	50,809 (8)
William H. Waltrip	192,675 (9)
Kenneth L. Wolfe	25,361 (1)
Ronald L. Zarrella	642,197 (10)
All Directors and Executive Officers as a group (20 persons)	2,405,897

In addition to shares beneficially owned by directors and executive officers of the company, as indicated above, such persons may also own common stock equivalents under deferred compensation plans of the company, reflecting further their economic stake in the value of the company's common stock. As of February 1, 2002, the following common stock equivalents were owned by (i) the company's executive officers: Mr. Zarrella, 2,239; Mr. Carpenter, 54,976; Mr. Hahs, 7,356; Mr. McCluski, 13,801; Mr. Sieczkarek, 544; Mr. Aron, 548; (ii) the company's directors: Mr. Purcell, 8,111; and (iii) all executive officers and directors of the company as a group, 106,848.

(1) Includes 20,544 shares which may be acquired within 60 days through the exercise of stock options.

(2) Includes 36,024 shares and 181 shares, respectively, which may be acquired within 60 days through the exercise of stock options and acquired under the 401(k) Plan, and 10,930 shares of restricted stock subject to satisfaction of certain vesting conditions.

(3) Includes 574,896 shares and 668 shares, respectively, which may be acquired within 60 days through the exercise of stock options and acquired under the 401(k) Plan. Mr. Carpenter resigned from the company on September 1, 2001.

(4) Includes 10,181 shares which may be acquired within 60 days through the exercise of stock options.

(5) Includes 18,000 shares and 215 shares, respectively, which may be acquired within 60 days through the exercise of stock options and acquired under the 401(k) Plan, and 15,125 shares of restricted stock subject to satisfaction of certain vesting conditions.

(6) Includes 161,297 shares and 1,421 shares, respectively, which may be acquired within 60 days through the exercise of stock options and acquired under the 401(k) Plan, and 17,110 shares of restricted stock subject to satisfaction of certain vesting conditions.

(7) Includes 6,238 shares which may be acquired within 60 days through the exercise of stock options.

Bausch & Lomb   8   2002 Proxy Statement

(8) Includes 34,552 shares and 649 shares, respectively, which may be acquired within 60 days through the exercise of stock options and acquired under the 401(k) Plan, and 6,365 shares of restricted stock subject to satisfaction of certain vesting conditions.

(9) Includes 183,257 shares which may be acquired within 60 days through the exercise of stock options.

(10) Includes 500,000 shares and 14 shares, respectively, which may be acquired within 60 days through the exercise of stock options and acquired under the 401(k) Plan; and 142,183 shares of restricted stock subject to satisfaction of certain vesting conditions.

Section 16(A) Beneficial Ownership Reporting Compliance
The company's directors and executive officers are required to file reports with the Securities and Exchange Commission concerning their ownership of company stock. Based on the company's review of such reports, all reports were filed on a timely basis and there are no known failures to file by directors and executive officers during 2001.

EXECUTIVE COMPENSATION

Report of the Committee on Management

In 2001, the Committee on Management of the Board of Directors met five times. In advance of each meeting, management reviews the agenda with the committee chair and, prior to the meeting, each committee member receives a complete briefing book, which details each topic to be considered by the committee. The committee chair reports to the Board of Directors on committee discussions and key actions.

Compensation Philosophy and Policy
Executive compensation at Bausch & Lomb seeks to align the financial interests of executives with the interests of shareholders by leveraging the mix of base salary, annual incentives and long-term incentives, placing greater emphasis on "at risk" pay components tied to key stock appreciation drivers.

Bausch & Lomb provides a competitive level of total compensation structured to attract and retain high caliber executives and offers incentive and equity ownership opportunities linked to annual and long-term company performance and to shareholder return.

To maintain a competitive level of compensation, the company commissions an independent consulting firm to conduct an annual survey of executive compensation in a defined group of companies. The surveyed companies are selected based on: (i) similarity of their product lines to those of Bausch & Lomb; (ii) the competitive market for executive talent and (iii) availability of compensation data provided confidentially to a third party. The surveyed companies include many, but not all, of the companies in the S&P Health Care Composite used in the Comparison of Five-Year Cumulative Total Shareholder Return chart on page 16. Complete compensation data is not widely available for all of the companies in the S&P Health Care Composite.

The annual survey compares Bausch & Lomb's total executive compensation opportunity to the compensation of matched jobs in the peer group of companies, based on the relative size of the peer company or, for certain officers managing operating units, the division or the business which that executive leads. The study includes base compensation, annual incentives and long-term incentives, including stock-based compensation. The aggregate compensation package, other than long-term incentive compensation, is targeted to pay at the lower end of the third quartile of the peer group of companies, if performance criteria are achieved (i.e., if financial performance meets expectations). Long-term incentive compensation was targeted to pay at the upper end of the third quartile. The Committee on Management is reviewing total executive compensation for 2002 and expects that long-term incentive compensation will also be targeted at the lower end of the third quartile. The relative financial performance of Bausch & Lomb and its peer group, together with the compensation survey results, are reviewed by the committee at least annually.

After considering the survey data, business objectives and compensation philosophy and strategy, the committee determines targeted levels of base compensation, long- and short-term incentives and stock option award levels for the officers of the company. In approving salary and incentive payments for individuals other than the chief executive officer, the committee also considers recommendations made by the chief executive officer. The compensation of individual executives can and does vary from the compensation benchmark based on such factors as individual performance, potential for future advancement, responsibilities and length of time in their current positions.

In September 2001, Mr. William H. Waltrip was named chief executive officer of the company for an interim period following the resignation of William M. Carpenter. Mr. Carpenter's severance arrangement is described on page 17. In November 2001, Ronald L. Zarrella was elected as chairman and chief executive officer. Mr. Zarrella's employment agreement is described on page 18.

Bausch & Lomb   9   2002 Proxy Statement

Base Pay
Base pay levels and increases for each officer take into consideration the individual's current performance, experience, the scope and complexity of his or her position within the company and the external competitive marketplace for comparable positions at peer companies. Base pay for officers is reviewed each year, and generally adjusted annually. In 2001, base pay for officers was not increased from 2000 levels, except where, during the year, an officer's responsibilities changed.

In determining Mr. Carpenter's base salary, the committee considered the comparator companies' actual and forecasted chief executive officer compensation (on a size-adjusted basis), targeting the lower end of the third quartile of the peer group chief executive officer base pay. The committee also considered financial and strategic performance of the company in the preceding year (2000) under Mr. Carpenter's direction. No weighting was assigned to the foregoing factors. Mr. Carpenter did not receive a salary increase in 2001. Upon Mr. Carpenter's resignation, Mr. Waltrip's compensation was set at $400,000 per year. The pay was set after consideration of competitive pay for interim CEOs and a review of responsibilities to be performed. Mr. Zarrella's annualized base pay was established after consideration of competitive pay in the external market, including Mr. Zarrella's base pay with his then-employer.

Annual Incentive Awards
In 2001, under the company's Economic Value Added, or EVA(R) 1, incentive compensation program, corporate officers, including those identified in the Summary Compensation Table on page 13, except for Messrs. Zarrella and Waltrip, were eligible for annual incentive awards. These awards were based upon actual EVA performance of the company, plus, for operating units, the actual performance in achieving objectives established at the beginning of the year which drive EVA performance against targets established by the committee at the beginning of the year. Those operating unit objectives included, for example, sales and earnings growth, cost improvement and cash flow goals. EVA improvement occurs when the ratio of: (i) net operating profit after tax to (ii) capital employed in the business increases over time, thus linking incentive compensation and return on capital. The bonus target for each officer is expressed as a percentage of base pay, falling within a range of 37-90%, depending upon the position. Incentive targets for the executive officers on average were at the lower end of the third quartile of the comparator group of companies.

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

For executive officers without individual operating unit responsibility, including the CEO, the 2001 annual incentive was based entirely on overall corporate EVA performance. In 2001, Bausch & Lomb's corporate EVA performance was negative, resulting in no bonus payout on overall corporate performance. Executive officers identified in the Summary Compensation Table on page 13 who managed business units had up to 50% of their annual incentive based on performance against EVA drivers of the business unit they managed. Negative overall company performance resulted in no cash bonus being paid to executive officers for 2001 under the EVA Incentive Compensation Program. The committee also decided that in order to incent future operating unit performance, it was in the company's best interests that no negative impact from overall company performance be applied to reduce bonus banks below zero.

Neither Mr. Zarrella nor Mr. Waltrip participated in the annual incentive program. Mr. Carpenter participated in this program, but received no bonus for 2001.

__________________________________________________

(1) EVA(R) is a registered trademark of Stern Stewart & Co.

Bausch & Lomb   10   2002 Proxy Statement

Long-Term Incentive Awards
The package of long-term incentives offered to officers in 2001 included stock options and stock grants. The package of long-term incentives was targeted at the upper end of the third quartile of peer company long-term incentive awards.

Under the Bausch & Lomb 1990 Stock Incentive Plan, which was approved by the shareholders, officers of the company are eligible to receive awards of stock options and stock grants, as approved by the committee. Guidelines for stock options and stock grants are based on a review of comparator company data in combination with an internal assessment of the scope and complexity of the executive's position. For each officer position, a target stock award is defined based on market data. The committee reviews the competitiveness of the target awards annually.

In January 2001, the committee awarded options within this framework including to Mr. Carpenter and to other officers identified on the Summary Compensation table on page 13.

As part of his hiring package, which is described on page 18, the company agreed to grant Mr. Zarrella 500,000 stock options in 2001. Mr. Waltrip received a one-time grant of 50,000 stock options in September 2001 as part of his agreement to serve as interim chief executive officer following Mr. Carpenter's departure. The 2001 options received by Messrs. Waltrip and Zarrella vested immediately. All stock options were priced at the fair market value of the underlying stock as of the date of the grant.

In 2001, Mr. Carpenter received options to purchase 200,000 shares of class B stock with an exercise price of $44.825 per share. This award was below the target level for an annual award.

Under the Cumulative EVA Program, corporate officers, including some of those identified in the Summary Compensation Table on page 13, received restricted stock grants made pursuant to the company's 1990 Stock Incentive Plan. Each restricted stock grant under the Cumulative EVA Program vests based on achievement by the company of three-year corporate EVA goals approved by the committee at the time of grant. These awards are targeted at 25% of participants' aggregate long-term incentive compensation, with the chief executive officer's award under the Cumulative EVA Program targeted at 25% of such long-term incentive compensation. Actual awards under the Cumulative EVA Program, upon vesting, can range from 0-200% of the target number of shares awarded, depending upon company performance against pre-approved multi-year goals. In addition, since awards are expressed in shares of company stock, the actual value of awards upon vesting will vary based upon upward and downward changes in the market value of Bausch & Lomb common stock from the date of grant to the vesting date. The Cumulative EVA Program was designed to provide executives with incentives for long-term EVA improvements while also increasing stock ownership to further align executives' interests with those of shareholders.

Under the Cumulative EVA Program for the three-year award cycle beginning in 2001, executive officers, including some of those identified in the Summary Compensation Table on page 13, were awarded the shares of class B restricted stock described in the table on page 15 entitled "Long Term Incentive Plan - Awards in Last Fiscal Year". Neither Mr. Zarrella nor Mr. Waltrip received awards under the Cumulative EVA Program. Based upon the company's poor performance against pre-established multi-year EVA improvement goals for the years 1999-2001, Cumulative EVA Program awards granted to company executive officers in 1999 did not vest. Therefore, the value of these awards was zero. Mr. Carpenter's award under the Cumulative EVA Program, which is described on the table on page 15 entitled "Long Term Incentive Plan" was forfeited, together with all prior unvested awards under that program, upon his resignation in September 2001.

In addition to the Cumulative EVA Program, restricted stock grants may be awarded periodically to officers of the company. In 2001, restricted stock grants were awarded to officers other than the chief executive officer, including three of the people identified in the Summary Compensation Table on page 13, to reflect promotions and the company's desire to retain key executive talent.

Bausch & Lomb   11   2002 Proxy Statement

Supplemental Executive Retirement Plan
An additional key element of total compensation for the chief executive officer is the Supplemental Executive Retirement Plan ("SERP") II, under which Mr. Zarrella was vested immediately as part of his hiring package, in view of his prior service with the company, and in view of similar benefits with his former employer which were forfeited. This benefit is described further on page 17. Mr. Carpenter was vested in this Plan before his resignation. This Plan, funded by life insurance to minimize the cost to the company, is designed to provide a competitive retirement benefit (up to a 60% replacement ratio). All other executive officers participate in SERP III, described on page 17. Contributions made under SERP II and SERP III Plans do not result in taxable income to the participants.

Response to Internal Revenue Code Limits on Deductibility of Certain Compensation
Section 162(m) of the Internal Revenue Code of 1986 (the "Code") limits to $1,000,000 per person the company's tax deduction of certain non-performance-based compensation paid in a given year to its most highly compensated officers. The levels of non-performance-based salary, bonus and other compensation paid by the company do not typically exceed this level. In order to minimize the potential for lost tax deductibility, the committee recommended, and shareholders approved in 1998, amendments to certain company plans which were designed to assure that performance-based compensation plans currently in place achieve compliance with the requirements of Section 162(m) of the Code. The committee's present intention is to use the requirements of Section 162(m) as a guide in its compensation-related decisions, except where the best interests of the company and its shareholders dictate otherwise.

Conclusion
Each element of the officer compensation package is reviewed by the Committee on Management to ensure that base pay and incentive opportunities are at competitive levels and to provide incentive systems reflecting financial performance and an alignment with shareholder interests. In summary, we believe the total compensation philosophy and compensation program serve the best interests of the shareholders.

Committee on Management

Kenneth L. Wolfe, Chair
Franklin E. Agnew
Jonathan S. Linen

Bausch & Lomb   12   2002 Proxy Statement

Compensation Tables

The individuals named in the following tables include all individuals serving as the company's chief executive officer during the fiscal year ended December 29, 2001, and the four other most highly compensated executive officers of the company for the fiscal year ended December 29, 2001.
SUMMARY COMPENSATION TABLE
		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($) (2)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($) (3)

R. L. Zarrella (1) Chairman and CEO	2001 2000 1999	$63,462	$0	$1,404	$0	500,000	$0	$2,856

W. H. Waltrip (4) Interim Chairman and CEO	2001 2000 1999	$166,622	$0	$1,508	$0	50,000	$0	$3,920

W. M. Carpenter (5) Former Chairman and CEO	2001 2000 1999	$790,865 $875,615 $825,000	$0 $0 $1,191,713	$53,762 $32,813 $34,402	$0 $0 $0	200,000 149,000 125,000	$0 $965,512 $1,103,189	$41,509 $65,223 $46,775

D. L. Hahs Sr. V.P., Global Supply Chain	2001 2000 1999	$376,800 $376,800 $362,300	$0 $2,486 $0	$29,317 $27,956 $26,895	$129,250 $233,691 $1,478,989	30,000 33,500 0	$0 $0 $389,486	$2,589 $3,652 $15,752

S. C. McCluski Sr. V.P. and CFO	2001 2000 1999	$375,100 $375,351 $360,000	$0 $0 $317,790	$21,902 $31,706 $22,260	$69,795 $0 $0	50,000 39,500 30,000	$0 $232,962 $248,743	$21,453 $33,008 $18,295

M. M. Sieczkarek Sr. V.P., Americas Region	2001 2000 1999	$303,846 $240,109 $183,750	$0 $44,644 $119,186	$18,427 $4,409 $1,931	$0 $0 $68,250	30,000 21,500 4,200	$0 $2,837 $6,796	$16,960 $14,600 $7,802

G. M. Aron Sr. V.P., RD&E	2001 2000 1999	$300,000 $265,275 $237,927	$0 $26,758 $79,693	$27,638 $23,249 $0	$93,060 $0 $0	30,000 18,500 4,200	$0 $5,262 $7,053	$9,667 $3,763 $2,803

(1) Mr. Zarrella became chairman and CEO on November 9, 2001.

(2) The restricted stock awards for Messrs. Hahs, McCluski and Aron, respectively, as reported above, will vest, dependent upon continued employment, as follows: 1,250 shares vest in 2003 and 1,250 shares vest in 2004; 675 shares vest in 2003 and 675 shares vest in 2004; 900 shares vest in 2003 and 900 shares vest in 2004. Holders of restricted stock, including restricted stock granted under the company's Cumulative EVA Program, are entitled to dividend and voting rights on the shares. At December 29, 2001, the aggregate number of shares and corresponding value as of such date of restricted stock owned by named individuals were as follows: Mr. Hahs, 15,125 shares valued at $569,305; Mr. McCluski, 17,110 shares valued at $644,020; Mr. Sieczkarek, 6,365 shares valued at $239,579; and Mr. Aron, 10,930 shares valued at $411,405.

(3) The amounts reported in this column for 2001 consist solely of the company's matching contributions under its 401(k) Plan and 401(k) Excess Plan.

(4) Mr. Waltrip's interim term as chairman and CEO ended on November 9, 2001.

(5) Mr. Carpenter resigned his position on September 1, 2001.

Bausch & Lomb   13   2002 Proxy Statement
Options/SAR Grants in Last Fiscal Year
Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
		% of Total
		Options/
	Number of	SARs
	Securities	Granted to
	Underlying	Employees	Exercise or		0%		5%		10%
	Options/SARs	In Fiscal	Base Price	Expiration	Stock	Dollar	Stock	Dollar	Stock	Dollar
Name	Granted (#) (2)	Year (3)	($/Sh) (4)	Date	Price	Gain	Price (5)	Gain	Price (5)	Gain
R.L. Zarrella	500,000	24.13%	$31.9100	Nov. 9, 2011	$31.9100	$0	$51.98	$10,035,000	$ 82.77	$25,430,000
W.H. Waltrip	50,000	2.41%	$33.7500	Jul. 24, 2011	$33.7500	$0	$54.98	$1,061,500	$ 87.54	$ 2,689,500
W.M. Carpenter	200,000	9.65%	$44.8250	Jan. 29, 2011	$44.8250	$0	$73.02	$5,639,000	$116.26	$14,287,000
D.L. Hahs	30,000	1.45%	$44.8250	Jan. 29, 2011	$44.8250	$0	$73.02	$845,850	$116.26	$2,143,050
S.C. McCluski	50,000	2.41%	$44.8250	Jan. 29, 2011	$44.8250	$0	$73.02	$1,409,750	$116.26	$3,571,750
M.M. Sieczkarek	30,000	1.45%	$44.8250	Jan. 29, 2011	$44.8250	$0	$73.02	$845,850	$116.26	$2,143,050
G.M. Aron	30,000	1.45%	$44.8250	Jan. 29, 2011	$44.8250	$0	$73.02	$845,850	$116.26	$2,143,050

(1) There is no assurance that the value realized by an optionee will be at or near the amount estimated using this model. These amounts rely on assumed future stock price movements which management believes cannot be predicted with accuracy.

(2) Stock options granted to the named executives vest annually in one-third increments, except those granted to Messrs. Zarrella and Waltrip, which vested immediately.

(3) Based on total number of options granted to employees of 2,072,313.

(4) The exercise price reflected in this column is equal to the fair market value of the options on the date of grant.

(5) Fair market value of stock at end of actual option term, assuming annual compounding at the stated value.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
			Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised, In-the-Money Options/SARs at FY-End ($)
Name	Number of Shares Acquired on Exercise	Value Realized (1)	Exercisable	Unexercisable	Exercisable (2)	Unexercisable (2)
R.L. Zarrella	0	$0	500,000	0	$2,682,500	$0
W.H. Waltrip	0	$0	183,257	0	$180,658	$0
W.M. Carpenter	0	$0	508,229	324,333	$177,181	$0
D.L. Hahs	0	$0	8,000	46,000	$0	$0
S.C. McCluski	0	$0	144,630	80,000	$56,922	$0
M.M. Sieczkarek	0	$0	24,552	41,400	$6,555	$0
G.M. Aron	0	$0	26,024	39,400	$10,112	$0

(1) Market value of company's common stock at exercise, minus the exercise price.

(2) Market value of company's common stock at year-end, minus the exercise price.

Bausch & Lomb   14   2002 Proxy Statement

Long-Term Incentive Compensation
As described in more detail in the Report of the Committee on Management on page 9, the EVA Plan requires that 50% of accrued bonuses payable in excess of 100% of target bonus be banked. The amount in the bonus bank is at risk in the sense that in any year the accrued bonus is negative, the negative bonus amount is subtracted from the outstanding bonus bank balance. For fiscal 2001, there were no amounts in the bonus bank as they were paid out in full in 2000.

Long-Term Incentive Plan -- Awards in Last Fiscal Year (1)
			Estimated Future Payments under Non-Stock Price-Based Plans
Name	Number of Shares	Performance Period (years)	Threshold (shares)	Target (shares)	Maximum (shares)
R.L. Zarrella	0	0	0	0	0
W.H. Waltrip	0	0	0	0	0
W.M. Carpenter (2)	32,185	3	0	32,185	64,370
D.L. Hahs	5,000	3	0	5,000	10,000
S.C. McCluski	8,500	3	0	8,500	17,000
M.M. Sieczkarek	4,000	3	0	4,000	8,000
G.M. Aron	5,000	3	0	5,000	10,000

(1) Grants under the company's Cumulative EVA Program will vest at the end of each respective performance period after approval by the Committee on Management of the company's EVA performance results for each such period.

(2) This award was forfeited upon Mr. Carpenter's resignation from the company.

Bausch & :Lomb   15   2002 Proxy Statement

TOTAL RETURN TO SHAREHOLDERS
Comparison Of Five-Year Cumulative Total Shareholder Return
December 1996 Through December 2001

[PERFORMANCE GRAPH]

Assumes $100 invested on last day of December 1996. Dividends are reinvested quarterly.
Date	Bausch & Lomb	S&P Health Care Composite	S&P 500
Dec. 1996	$100.00	$100.00	$100.00
Dec. 1997	$116.08	$143.67	$133.32
Dec. 1998	$179.63	$207.10	$171.33
Dec. 1999	$208.02	$190.07	$207.33
Dec. 2000	$125.57	$258.28	$188.42
Dec. 2001	$120.37	$226.81	$166.12

Bausch & Lomb   16   2002 Proxy Statement

DEFINED BENEFIT RETIREMENT PLANS

Under the company's Retirement Benefits Plan, all employees of the company and certain subsidiaries who have reached age 21 and have at least one year of service are participants. The Plan is a cash balance retirement plan which accrues benefits in a hypothetical account which can be paid either as a single lump sum or converted to a lifetime monthly annuity at time of retirement or separation from the company. Account values increase annually based on earnings, as defined in the Plan, as well as other factors such as age, service and interest credited on account balances. Benefits vest after five years of service as defined in the Plan. Each of Messrs. Zarrella, Waltrip, Carpenter, Hahs, McCluski, Sieczkarek and Aron is a vested participant under this Plan. Assuming continued employment to normal retirement age, the estimated annual benefits payable to Messrs. Zarrella, Hahs, McCluski, Sieczkarek and Aron are $31,776, $93,302, $61,174, $47,187, and $20,823, respectively. Assuming the payment of accrued benefits is deferred until normal retirement age, the estimated annual benefit payable to Mr. Carpenter is $15,310. Assuming the payment of accrued benefits is paid immediately, the estimated annual benefit payable to Mr. Waltrip is $1,676.

In addition, the company maintains a separate Retirement Benefit Restoration Plan, which provides eligible employees additional retirement benefits, which would otherwise be provided under the Retirement Benefits Plan but are excluded from that Plan by specific federal regulatory limitations. Benefits vest after five years of service as defined in the Plan. Messrs. Hahs, McCluski, Sieczkarek and Aron are vested participants under this Plan. Assuming continued employment to normal retirement age, the estimated annual benefit payable to Messrs. Hahs, McCluski, Sieczkarek and Aron is $130,064, $120,960, $66,199 and $12,210, respectively.

The company maintains two Supplemental Executive Retirement Plans ("SERP"), under which officers may become eligible for retirement benefits in addition to those provided under the company's Retirement Benefits Plan. No officer is eligible to participate in more than one company SERP, and the officers named in the Summary Compensation Table on page 13, except for Mr. Waltrip, are participants in one of the SERPs described below. Participants who vest under SERP II will receive annual benefits, payable monthly, in an amount equal to a percentage of their final average salary and bonus compensation. Final Average Compensation is the highest average of a participant's compensation for any three full calendar years during the participant's last ten full calendar years of employment with the company. The percentage used is a function of age at retirement: 32% at age 55, and up to 60% at age 62. SERP III is a cash balance retirement plan which accrues benefits for eligible officers in a hypothetical account, at an annual rate of 5% of covered earnings, as defined in the Plan. Benefits are paid either as a single lump sum or converted to a lifetime monthly annuity at time of retirement or separation from the company. Benefits vest upon the completion of five years of service. The plans also provide for the payout of the net present value of all benefits in the event of a change in control of the company.

Messrs. Carpenter and Zarrella have vested benefits under SERP II. Messrs. Hahs, McCluski, Sieczkarek and Aron have vested benefits under SERP III. Assuming continued employment to age 60, the estimated annual benefit payable for Mr. Zarrella under SERP II is $1,738,554. Assuming the payment of accrued benefits is deferred until normal retirement age, the estimated annual benefit payable to Mr. Carpenter is $244,222. Assuming continued employment to normal retirement age, the estimated annual benefit payable to Messrs. Hahs, McCluski, Sieczkarek and Aron under SERP III is $77,825, $83,277, $72,127, and $11,215, respectively. Under SERP III, the benefit payable is stated as a cash balance. However, for purposes hereof, the annual payments stated above are calculated by applying an actuarial-based conversion factor against the projected value of the individual's cash balance account at normal retirement age.

RELATED TRANSACTIONS, EMPLOYMENT CONTRACTS AND TERMINATION
OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

In connection with class B shares purchased under the company's stock incentive plans, the company may loan the participant an amount equal to the full amount of the purchase price of those shares, in which case the shares serve as collateral for the loan. The rate of interest on loans to participants is the lesser of the applicable federal rates announced monthly by the Internal Revenue Service pursuant to Section 1274(d) of the Internal Revenue Code of 1986, or 9%. To the extent applicable, the largest aggregate amount of indebtedness outstanding which exceeded $60,000 at any time in the company's 2001 fiscal year for directors and executive officers of the company was as follows: (i) the company's directors: Mrs. McMullin, $111,649; Mr. Purcell, $731,326; Mrs. Rice, $69,222; Mr. Waltrip, $119,318 and (ii) the company's executive officers: Mr. Aron, $238,095; Mr. Carpenter, $915,750; Mr. Alan H. Farnsworth, $352,742; Mr. Hahs, $450,734; Mr. Jurij Z. Kushner, $418,298; Mr. John M. Loughlin, $247,653; Mr. McCluski, $479,594; Mr. Sieczkarek, $238,095; and Mr. Robert B. Stiles, $649,162. As of February 1, 2002, the outstanding amount of such indebtedness was as follows: (i) the company's directors: Mrs. McMullin, $110,532; Mr. Purcell, $724,013; Mrs. Rice, $68,530; Mr. Waltrip, $118,125; and (ii) the company's executive officers: Mr. Aron, $235,714; Mr. Farnsworth, $349,214; Mr. Hahs, $446,226; Mr. Kushner, $414,115; Mr. Loughlin, $245,176; Mr. McCluski, $474,798; Mr. Sieczkarek, $235,714; and Mr. Stiles, $642,670.

Bausch & Lomb   17   2002 Proxy Statement

The company entered into an agreement with Mr. Carpenter in connection with the termination of his employment, providing for payment of severance in an aggregate amount equal to two times the annual base salary as set forth in the Summary Compensation Table on page 13 to be paid over thirty-six months. In addition, the agreement provides for a continuation of various benefits through August 2004, continued participation in the Supplemental Executive Retirement Plan II through August 31, 2003 and vesting of unvested stock options through the severance period. The after-tax cost to the company of Mr. Carpenter's termination was $1.8 million.

In connection with Mr. Zarrella's election as chairman of the board and chief executive officer, he and Bausch & Lomb have signed a five-year employment agreement dated November 9, 2001, which is renewed automatically for successive one-year terms, unless otherwise terminated. The terms of the agreement provide for a base salary of $1.1 million during the first two employment years and a bonus during year 2002 of at least 100% of base salary. On November 9, 2001, the Committee on Management of the Board of Directors awarded Mr. Zarrella immediately-vested options to purchase 500,000 shares of the company's common stock at an exercise price of $31.91 under the 1990 Stock Incentive Plan. An additional 500,000 options under this Plan were granted to Mr. Zarrella on January 2, 2002 at an exercise price of $37.685. These options vest in one-third increments over a three-year period. Bausch & Lomb also agreed to pay Mr. Zarrella an amount up to $5 million in cash and stock to compensate him for benefits forfeited at his prior employer in accepting employment with the company (including annual bonus incentive compensation, long-term incentive payments, and stock option value). On January 2, 2002, a resulting cash payment of $2.1 million and a restricted stock grant of 65,561 shares were made to Mr. Zarrella. The restricted stock grant was made under the 1990 Stock Incentive Plan and vests in its entirety on the fifth anniversary of Mr. Zarrella's appointment.

The agreement also provides for a performance-based long-term incentive plan for one, two, and three-year award cycles, each of which shall have a target award of $1 million paid in company restricted stock. For each three-year award cycle thereafter, the target award will be at least $1 million. Awards will be paid in company restricted stock. In addition, Mr. Zarrella will participate in employee welfare and benefits plans and will be provided other standard senior executive perquisites. This includes participation in SERP II. On the effective date of the employment agreement, he was vested at 26% of final average compensation (based on 1999, 2000, and 2001 compensation with his prior employer). The benefit will increase each year up to a maximum of 60% of final average compensation achieved at age 60. If Mr. Zarrella is terminated without cause, or if Mr. Zarrella terminates employment for good reason, both as defined in the agreement, he will be entitled to his annual base salary and the highest annual bonus, plus medical and other benefits, for the remaining period of the employment agreement, and he will vest immediately in the SERP II benefit which would have been received at the end of the five-year employment period under the agreement.

Mr. Zarrella has also entered into a Change of Control employment agreement with the standard features described below. In the event his employment is terminated following a change in the control of the company, he would be entitled to the greater of (i) his remaining benefits under his employment agreement or (ii) benefits under the change of control employment agreement.

The company has entered into a Change of Control agreement, for an indefinite term, with each individual in the Summary Compensation Table on page 13, except for Mr. Waltrip. The agreement for Mr. Carpenter terminated with his termination of employment. Each agreement provides that, in the event of a change of control (as defined in the agreements) which is followed within three years, as determined under the agreements, by (i) termination of the officer's employment, (ii) a downgrading of the officer's position; or (iii) voluntary termination under circumstances specified in the agreements, the officer will be entitled to: (a) salary and pro rata bonus then due and (b) a lump sum separation payment equal to three times annual base salary and bonus as determined under the agreements. In 2001, the company increased the benefits to certain executive officers, including three of the named executive officers included in the Summary Compensation Table on page 13 (Messrs. Hahs, Sieczkarek and Aron), so that they will receive benefits equal to three times his compensation rather than two times his compensation. Each officer will also be entitled to a continuation of certain benefits and perquisites for up to three additional years as determined under the agreements. These benefits and perquisites may be reduced by corresponding benefits or perquisites provided by a subsequent employer during the period in which they are provided.

Bausch & Lomb   18   2002 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

The members of the Audit Committee of the Board of Directors are Jonathan S. Linen (Chair), Domenico De Sole, Ruth R. McMullin, Linda Johnson Rice and William H. Waltrip. None of the Audit Committee members is a former employee of the company, except for Mr. Waltrip, who served as the company's chairman and chief executive officer during interim periods in 1996 and 2001, and as its chairman from 1996 through 1998 and briefly in 2001. In view of the interim nature of Mr. Waltrip's past service with the company, and in view of the fact that Mr. Waltrip's return to service solely as director has been characterized by the independent judgement and oversight which highlighted his ten years of service as an outside director prior to 1996, and from 1999 through the first two quarters of 2001, the Board of Directors has determined that it is in the best interests of the company for Mr. Waltrip to serve on the company's Audit Committee and that Mr. Waltrip's prior positions with the company do not interfere with his exercise of independent judgement as a member of the Audit Committee. None of the Audit Committee members has a business relationship with the company, or is a partner, controlling shareholder or executive officer of an entity that has a material business relationship with the company. In addition, there is no Audit Committee member who is employed as an executive of another company where any of the company's executives serves on that other firm's compensation committee. No member of the Audit Committee is an immediate family member of an individual who is an executive officer of the company or any of its affiliates.

Each member of the Audit Committee is financially literate, in accordance with the qualifications set forth by the company's Board of Directors in its business judgement. In addition, at least one member of the Audit Committee has accounting or related financial management expertise, as the Board of Directors interprets this qualification in its business judgement.

In 2001, the Audit Committee met four times. The Board of Directors has adopted a written Charter setting forth the authority and responsibilities of the Audit Committee. Consistent with its Charter, the Audit Committee took the actions identified on page 3 of this Proxy Statement. In addition, the Audit Committee recommended for Board approval, based on the full scope of its activities, that (i) the audited financial statements be incorporated by reference in the company's annual report on Form 10-K for the year ended December 29, 2001, and (ii) PricewaterhouseCoopers LLP be ratified as the company's independent accountants for 2002.

Audit Fees
In its review, the Audit Committee examined a report from PricewaterhouseCoopers LLP of the fees billed to the company for fiscal year 2001, which included $1,489,000 for the audit of the company's annual financial statements and review of quarterly reports on Form 10-Q.

Financial Information Systems Design and Implementation Fees
PricewaterhouseCoopers LLP received no fees in 2001 for financial information systems design and implementation.

All Other Fees
PricewaterhouseCoopers LLP received $2,619,000 in 2001 in the aggregate for all other fees, which includes $1,906,000 for tax-related services; $103,000 for acquisition and divestiture assistance; $364,000 for statutory audits of subsidiaries; $95,000 for internal audit services and $151,000 for other services.

The Committee has considered whether PricewaterhouseCoopers LLP's provision of non-audit services is compatible with maintaining the accountants' independence.

Audit Committee

Jonathan S. Linen, Chair
Domenico De Sole
Ruth R. McMullin
Linda Johnson Rice
William H. Waltrip

Bausch & Lomb   19   2002 Proxy Statement

ADDITIONAL INFORMATION
Directors' and Officers' Insurance
The company has purchased insurance from the Federal Insurance Company and National Union Fire Insurance Company, insuring the company against obligations it might incur as a result of the indemnification of its directors and officers for certain liabilities they might incur, and insuring such directors and officers for additional liabilities against which they may not be indemnified by the company. This insurance was renewed effective January 30, 2002 for a period of one year at a cost of $600,000.

Item No. 3
Other Business

2002 Shareholder Proposal

Under the company's by-laws, a majority of the votes cast by holders of the company's common and class B stock at a meeting at which a quorum of shares is represented is required for passage of the following shareholder proposal. Abstentions are counted for purposes of determining the presence or absence of a quorum. This has the effect of requiring a higher vote for passage. Broker non-votes are not counted for purposes of determining the presence or absence of a quorum and thus have no effect on the outcome of voting on these proposals. The following proposal has been submitted by a shareholder for consideration and is expected to be presented at the meeting.

Shareholder Proposal - Eliminate Classified Board of Directors
Mr. Gerald W. McEntee, International President of the American Federation of State, County and Municipal Employees, AFL-CIO ("AFSCME"), 1625 L Street, N.W., Washington, DC 20036-5687, on behalf of the AFSCME Employees Pension Plan, beneficial owner of 386 shares of Bausch & Lomb common stock, has proposed the adoption of the following resolution and has furnished the following statement in support of its proposal (which statement is reproduced in its entirety, as written by Mr. McEntee):

RESOLVED: That the shareholders of Bausch & Lomb, Inc. ("Bausch & Lomb" or the "Company") hereby urge the Board of Directors to take the necessary steps to eliminate the classification of the Board of Directors and require that all Directors stand for election annually. The declassification shall be completed in a manner that does not affect the unexpired terms of Directors previously elected.

Supporting Statement
Between July 17, 2000, when Bausch & Lomb's stock closed at $79.0938, and November 5, 2001, the stock has lost over 59% of its value, underperforming its peers in the American Stock Exchange Pharmaceutical Index. Analysts have criticized Bausch & Lomb's strategic direction and inability to predict earnings. The Company's refractive-surgery business has been hit hard by the closure of a number of surgery centers, while its vision-care business is suffering from increasing competitive pressures.

We believe the election of Directors is the most powerful way shareholders influence the strategic direction of our Company. Currently, the Board is divided into three classes, one with two members, one with three and one with four. Each class serves staggered three-year terms. Because of this structure, shareholders may only vote on roughly one third of the Directors each year.

The classified structure of the Board is not in shareholders' best interest because it reduces accountability and is an unnecessary takeover defense. Now is a prudent time to have all Directors annually accountable to shareholders, given the poor performance outlined above. We feel that annual accountability can serve to focus our Directors more closely on the performance of top executives and increasing shareholder value.

Annual election of Directors gives shareholders the power to completely replace their Board, or replace a majority of Directors, if a situation arises warranting such drastic action. We do not believe destaggering the Board will destabilize our Company or affect the continuity of Director service. Our Directors, as well as the directors of the overwhelming majority of other public companies, are routinely elected with over 95% shareholder approval.

A recent study found that firms with the strongest shareholder rights significantly outperform companies with weaker shareholder rights. A 2001 study of 1,500 firms conducted by researchers at Harvard University and the University of Pennsylvania's Wharton School found a significant positive relationship between greater shareholder rights, as measured by a governance index, and both firm valuation and performance from 1990 to 1999. Shareholder rights were measured by a governance index which took into account, among other things, whether a company had a classified board structure.

Bausch & Lomb   20   2002 Proxy Statement

A growing number of shareholders appear to agree with our concerns. Last year a majority of shareholders supported proposals seeking the repeal of classified board structures at 27 companies, including Kroger, Baxter International, and Great Lakes Chemical.

We urge shareholders to vote for this proposal.

Board of Directors' Statement In Opposition To The Proposal
At the 1985 annual meeting, the shareholders voted to amend Paragraph 5 of the company's Certificate of Incorporation ("Certificate") to provide, among other things, for a Board of Directors divided into three classes, serving staggered three-year terms. The Board stated in the proxy statement relating to that meeting its belief that the amendment would reduce the vulnerability of the company to certain potentially abusive takeover tactics and encourage potential acquirers to negotiate with the Board. The Board also stated its belief that the amendment assures continuity and stability of the company's management and policies, since a majority of the directors at any given time have prior experience as directors of the company.

In the opinion of the Board, the above reasons continue to be valid and the classified Board remains in the best interests of the shareholders. In fact, 61.5% of the S&P 500 corporations currently have classified boards. The classified board does not preclude unsolicited acquisition proposals but, by eliminating the threat of imminent removal, puts the incumbent Board in a position to act to maximize value to all shareholders. In addition, the Board does not believe that directors elected for staggered terms are any less accountable to shareholders than they would be if elected annually, since the same standards of performance apply regardless of the term of service.

A vote in favor of the proposal is only a recommendation to the Board. This advisory proposal requires the affirmative vote of a majority of the votes cast at the annual meeting by the holders of shares represented in person or by proxy to pass. An amendment to the Certificate to eliminate the classified board would require Board approval followed by the affirmative vote of 80% of the shares entitled to vote. For the reasons set forth above, the Board of Directors is opposed to such an amendment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THE FOREGOING SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

We do not expect any business to come up for shareholder vote at the meeting other than the items described in this booklet. If other business is properly raised, your proxy card authorizes the proxyholders to vote as they deem appropriate.

The company's by-laws contain provisions regarding matters which may properly be brought before the shareholders at an annual meeting. The most recently revised by-laws are attached as Exhibit (3)-a to the company's Form 10-Q filed with the Securities and Exchange Commission on November 10, 1998.

Shareholder Proposals For Next Year
In order to be eligible for inclusion in the company's proxy materials for next year's annual meeting of shareholders, any shareholder proposal (other than the submission of nominees for directors) must be received by the company to the attention of the Secretary at its principal executive offices not later than the close of business on November 24, 2002.

Shareholder proposals received by the company between December 31, 2002 and January 30, 2003 may also be considered at next year's annual meeting of shareholders but may not be included in the proxy materials for next year's annual meeting of shareholders. Nominations for directors submitted by shareholders must be received between those same dates.

Bausch & Lomb   21   2002 Proxy Statement

Annual Report
A summary Annual Report to Shareholders for the year ended December 29, 2001 accompanies the proxy material being mailed to all shareholders. The summary Annual Report is not a part of the proxy solicitation material.

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

or call us at (585) 338-6010.

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

March 22, 2002

Bausch & Lomb   22   2002 Proxy Statement

Financial Review
Dollar Amounts In Millions - Except Per Share Data

This financial review, which should be read in conjunction with the accompanying financial statements, contains management's discussion and analysis of the company's results of operations, liquidity and 2002 outlook. References within this financial review to earnings per share refer to diluted earnings per share.
     Bausch & Lomb Incorporated (the "company") reported net income of $21 or $0.39 per share for the year ended December 29, 2001, compared to 2000 net income of $83 or $1.52 per share and 1999 net income of $445 or $7.59 per share. Income from continuing operations was $42 or $0.78 per share in 2001 compared to $82 or $1.49 per share in 2000 and $103 or $1.75 per share in 1999. The company's results for each of the years presented were impacted by several significant items. A reconciliation of reported net income and earnings per share to comparable basis net income and earnings per share from continuing operations is presented below:
	2001		2000		1999
	Amount	Per Share	Amount	Per Share	Amount	Per Share
Reported net income	$21.2	$0.39	$83.4	$1.52	$444.8	$7.59
Sale price adjustment related to disposal of discontinued operations	21.1	0.39	-	-	-	-
Gain on adoption of SFAS No. 133	(0.3)	-	-	-	-	-
Income from discontinued operations	-	-	-	-	(34.0)	(0.58)
Gain on disposal of discontinued operations	-	-	-	-	(308.1)	(5.26)
Extraordinary gain on retirement of debt	-	-	(1.4)	(0.03)	-	-
Reported income from continuing operations	42.0	0.78	82.0	1.49	102.7	1.75

CEO hiring costs	4.6	0.09	-	-	-	-
Restructuring charges and asset write-offs	13.8	0.26	21.7	0.40	34.2	0.58
Gain on sale of equity investment/preferred stock	(12.6)	(0.24)	-	-	(4.1)	(0.07)
Severance of former CEO	1.8	0.03	-	-	-	-
Litigation settlements and failed acquisition costs	-	-	(0.2)	-	-	-
Purchase accounting adjustments	-	-	2.0	0.04	-	-
In-process research and development	-	-	23.8	0.43	-	-
Comparable basis income from continuing operations	$49.6	$0.92	$129.3	$2.36	$132.8	$2.26
Average Shares Outstanding - Diluted (000's)		53,715		54,724		58,639

     The following three paragraphs summarize, for each of 2001, 2000 and 1999, significant items impacting company results.
     On January 22, 2002, the company reached agreement with the buyer of its former eyewear segment on certain purchase price adjustments. To reflect this agreement, an adjustment of $21 after taxes to the previously reported 1999 gain was recorded in discontinued operations in the fourth quarter of 2001. Additionally, certain costs totaling $7 before taxes were incurred in the fourth quarter of 2001 in connection with the hiring of the company's new chief executive officer. Severance costs of $3 before taxes for the company's former chief executive officer were recorded in the third quarter of 2001. Restructuring charges and asset write-offs recorded during the fourth quarter of 2001 of $8 before taxes related to the first phase of a restructuring program designed to reduce ongoing operating costs. Additional charges recorded in 2001 of $17 before taxes for Phase II of the 2000 restructuring plan were partially offset by a $4 pre-tax reversal in the fourth quarter reflecting severance and other costs that were not required. Pre-tax gains on the sale of 51% of the company's original equity interest in Charles River Laboratories, Inc. were $19. The adoption of a new accounting standard resulted in a gain of less than $1 before taxes.
     Results in 2000 reflected restructuring charges and asset write-offs associated with the implementation of the company's new organizational structure, partially offset by reversals of prior restructuring reserves, reduced 2000 income from continuing operations by $34 before taxes. Purchase accounting adjustments involving the write-up of inventories to fair value and in-process research and development charges (IPR&D) in 2000 were related to the acquisitions of Groupe Chauvin and Woehlk. The company recognized a $1.4 gain on the extinguishment of long-term debt in the fourth quarter of 2000.

Bausch & Lomb   A1   2002 Proxy Statement

     Income from discontinued operations and gain on disposal in 1999 pertained to the company's former sunglass, hearing aid and biomedical businesses. Restructuring charges and asset write-offs recorded in the fourth quarter of 1999, partially offset by reversals of restructuring charges recorded in prior periods, reduced 1999 income from continuing operations by $54 before taxes. A gain on sale of preferred stock held in connection with a divested business was recognized by the company during 1999.

Net Sales And Income By Business Segment

Effective at the beginning of 2001, the company reorganized from a product line structure to a regionally based management structure for commercial operations. The research and development and product supply functions were also realigned and are managed on a global basis. The company's segments are comprised of the Americas region; the Europe, Middle East and Africa region (Europe); the Asia region; the Research, Development and Engineering organization and the Global Supply Chain organization. In each geographic segment the company markets products in five product categories: lens care, contact lens, pharmaceutical, cataract and refractive. The lens care category includes multi-purpose solutions, enzyme cleaners and saline solutions. The contact lens category includes daily disposable, continuous wear, planned replacement disposable and rigid gas permeable contact lenses. The pharmaceutical category includes prescription ophthalmic drugs, over-the-counter medications and vision accessories. The cataract and refractive categories include products and equipment used for cataract, refractive and other ophthalmic surgery. There are no transfers of products between product categories. Operating income is the primary measure of segment income. Segment income excludes the significant items noted in the Financial Review. Prior year results have been restated to conform to the management reporting structure.
     The following table summarizes net sales and operating income by segment and presents total company operating income. Throughout the remainder of this financial review, the term "purchase accounting adjustments" will be used to refer to purchased in-process research and development and other required purchase accounting adjustments associated with lens and lens care, pharmaceutical and surgical acquisitions.
	2001	2000			1999

	As Reported	% of Total Net Sales	As Reported	% of Total Net Sales	As Reported	% of Total Net Sales
Net Sales
Americas	$ 805.0	47%	$ 926.0	52%	$ 981.0	55%
Europe	583.8	34%	474.9	27%	452.5	26%
Asia	323.1	19%	371.5	21%	330.8	19%
	$1,711.9		$1,772.4		$1,764.3

Operating Income
Americas	$ 188.8		$ 289.8		$ 365.3
Europe	112.2		75.9		101.6
Asia	81.5		109.4		82.3
Research, Development & Engineering	(143.8)		(136.4)		(116.2)
Global Supply Chain	(77.0)		(60.9)		(109.1)
Segment Income	$ 161.7		$ 277.8		$ 323.9
Corporate administration	(43.9)		(52.0)		(56.2)
Comparable basis operating income	117.8		225.8		267.7
Restructuring charges and asset write-offs	(21.2)		(33.7)		(53.5)
Purchase accounting adjustments	-		(26.8)		-
Other significant charges	(9.9)		(23.4)		-
Operating income from continuing operations	$ 86.7		$ 141.9		$ 214.2

Net Sales Net sales in 2001 decreased 3% from 2000 and on a constant dollar basis (i.e., excluding the effect of foreign currency exchange rates), decreased 1%. Europe experienced solid sales growth, in part due to acquisitions, which was more than offset by declines in Asia and the Americas. The declines in Asia were primarily due to weak economic conditions in Japan. The decrease in the Americas was primarily due to U.S. reductions in lens care retail inventory carrying requirements, and softness in the U.S. economy that led to delays in purchases of refractive equipment and to consumer postponement of elective surgery. Net sales in 2000 increased $8 or less than one percent over 1999. On a constant dollar basis, net sales increased 3%. Increased sales in Asia and incremental sales from acquisitions in Europe were partially offset by declines in the Americas due to lower inventory requirements among U.S. retailers reacting to lessening consumer demand for lens care products.

Bausch & Lomb   A2   2002 Proxy Statement

Operating Income Operating income is comprised of segment income less corporate administration expenses, restructuring and asset write-offs, purchase accounting adjustments and other significant charges. In 2001, segment income decreased $116 or 42% as compared to the prior year. Decreases in sales of higher-margin lens care and refractive surgery products in the U.S. and the effects of the softening economy in Japan were partially offset by an increase in Europe's operating income, due to incremental sales margins exceeding amortization associated with acquisitions and administrative savings realized through restructuring. Research, Development & Engineering and Global Supply Chain operating costs increased by $7 or 5% and $16 or 26%, respectively, from 2000. These increases were a result of costs previously absorbed by the geographic regions as well as spending for plant expansion for the manufacture of soft toric contact lenses. Corporate administration expense in 2001 of $44 or 2.6% of net sales decreased from the $52 or 2.9% of net sales in 2000, primarily due to lower incentive compensation costs related to performance based programs, continued control over discretionary spending and savings realized through restructuring. Other significant charges in 2001 included $7 related to the hiring costs of the company's new chief executive officer and $3 of severance costs for the company's former chief executive officer. Restructuring charges and asset write-offs are discussed in the Restructuring Charges and Asset Write-offs section below.
     In 2000, segment income decreased $46 or 14% as compared to the prior year, reflecting sales trends noted above offset by amortization associated with acquisitions in Europe. Research, Development & Engineering operating costs increased from 1999 by $20 and Global Supply Chain operating costs decreased by $48, or 17% and 44%, respectively. Corporate administration expense in 2000 of $52, or 2.9% of net sales, decreased from the $56 or 3.2% of net sales in 1999, primarily due to lower incentive compensation costs related to performance based programs. The purchase accounting adjustments for purchased in-process research and development amounted to $24 and inventory adjustments amounted to $3 in 2000. Other significant charges in 2000 include $3 related to a failed acquisition attempt and $20 for the settlement of litigation. The litigation settlement charge included a $15 charge recorded in the fourth quarter of 2000 related to an action filed in the United States District Court for the Middle District of Florida by the Florida Attorney General. The amount recorded reflects the expense the company expects to incur related to this litigation.
     Unless otherwise noted, discussion in the remainder of this financial review excludes the restructuring charges and asset write-offs, purchase accounting adjustments and other significant charges.

Net Sales And Income By Geographic Region

Net sales and income represent sales originating in entities physically located in the identified geographic area. A summary of net sales and operating income from continuing businesses by geographic region follows:
	2001		2000		1999

	As Reported	% of Total Net Sales	As Reported	% of Total Net Sales	As Reported	% of Total Net Sales
Net Sales
U.S.	$ 723.5	42%	$ 874.0	49%	$ 934.3	53%
Non-U.S.	988.4	58%	898.4	51%	830.0	47%
	$1,711.9		$1,772.4		$1,764.3

Comparable Basis		% of Operating Income	Comparable Basis	% of Operating Income	Comparable Basis	% of Operating Income
Operating Income
U.S.	$ (104.9)	(89%)	$ 62.8	28%	$ 139.7	52%
Non-U.S.	222.7	189%	163.0	72%	128.0	48%
	$ 117.8		$ 225.8		$ 267.7

2001 Versus 2000 Sales in markets outside the U.S. increased 10% over the prior year and 16% in constant dollars and represented 58% of total net sales in 2001 and 51% in 2000. Net sales in 2001 included $95 of incremental sales from the acquisition in 2000 of Groupe Chauvin and Woehlk and the 2001 acquisition of Fidia Oftal. Growth in Europe in lens and lens care products was more than offset by declines in Asia in lens care, contact lens and cataract products, resulting primarily from the effects of the softened economy in Japan.
     U.S. sales, which represented 42% of total consolidated net sales, decreased 17% from 2000. Higher sales of proprietary and multi-source pharmaceuticals were more than offset by declines in the lens care, refractive and contact lens categories.
     In 2001, operating income in markets outside the U.S. increased 37% from 2000, and represented 189% of total operating income, versus 72% in 2000. Operating income was led by the European region. Higher amortization due to acquisitions was partially offset by lower general and administrative expenses as a result of restructuring initiatives during the current year. Controlled discretionary spending in marketing, advertising and selling expenses also contributed to the improvement in operating income. The Asia segment outside of Japan experienced slight improvement in operating income, but this was more than offset by the impact of declines in sales in Japan and the weakened yen.

Bausch & Lomb   A3   2002 Proxy Statement

2000 Versus 1999 Sales in markets outside the U.S. increased 8% over the prior year and represented 51% of total net sales in 2000 and 47% in 1999. Net sales included $44 from the acquisitions of Groupe Chauvin and Woehlk during the second half of 2000. Gains in cataract, refractive and pharmaceutical sales were offset by the impact of currency changes, primarily from pharmaceutical category sales in Europe. Gains on lens and lens care products in Europe and Asia were also impacted by currency rates. On a constant dollar basis, sales outside the U.S. increased 14%.
     Net sales in Europe advanced 5% as constant dollar growth in all product category sales and incremental sales from acquisitions were moderated by the effects of the weakening euro. Sales in Asia increased 13% over the prior year and increased 11% in constant dollars.
     U.S. sales, which represented 49% of total consolidated net sales, decreased 6% from 1999. Higher sales of proprietary pharmaceutical, refractive surgery and newer contact lens products were more than offset by lens care sales and generic pharmaceutical pricing declines. U.S. cataract and refractive sales, including exports, increased slightly over the prior year.
     In 2000, operating income in markets outside the U.S. increased 27% from 1999, and represented 72% of total operating income, versus 48% in 1999. Operating income was led by the European region, due to improved margins related to restructuring initiatives in lens care and contact lens operations and reductions in marketing and advertising expense. Asia also experienced significant improvement in operating income due to the strong sales growth noted above. In the U.S., 2000 operating income decreased 55% versus the prior year. Lower administrative expenditures were offset by higher R&D costs, increased spending for marketing and advertising of newer products and significant price declines in certain pharmaceutical products which negatively impacted margins.

Net Sales By Product Category

In each geographic segment the company markets products in five product categories: lens care, contact lens, pharmaceutical, cataract and refractive. The following table presents net sales by product categories for the years 2001, 2000 and 1999:
	Net Sales
	2001	2000	1999
Product Category
Lens Care	$ 437.9	$ 511.9	$ 542.7
Contact Lens	481.3	501.8	480.7
Pharmaceutical	350.0	282.5	304.6
Cataract	304.5	309.2	313.2
Refractive	138.2	167.0	123.1
	$1,711.9	$1,772.4	$1,764.3

Lens Care Net Sales

2001 Versus 2000 Lens care net sales declined 14% in 2001 or 12% in constant dollars. Sales in the Americas decreased 20% and 19% in actual and constant dollars, respectively. Growth in Europe of 9% was more than offset by a decrease in Asia of 17%. In constant dollars, Europe sales increased 13% and Asia decreased by 10%. The decline in the Americas was driven by the U.S., where trade customers continued to reduce lens care inventory carrying requirements, and the overall market for lens care products continued to decline. By year end trade inventory levels had achieved what the company believes to be a balance with consumption. Growth in Europe due to incremental sales from acquisitions was more than offset by weakness in the results for Japan, where the soft economy has resulted in aggressive inventory reduction programs among most of the large publicly held wholesalers as well as the bankruptcy of three privately held distributors with whom the company dealt.

2000 Versus 1999 Lens care net sales declined 6% in 2000. Gains in Asia were more than offset by a 9% decline in the Americas, primarily due to a 10% decline in the U.S. The decline was driven by lessening consumer demand for lens care products, driving reductions in shelf space and lower inventory requirements among U.S. retailers. On a constant dollar basis, Asia had strong growth in lens care, driven primarily by higher sales of the ReNu line. This growth was partially offset by declines in Europe.

Contact Lens Net Sales

2001 Versus 2000 Contact lens product net sales declined 4% in 2001 and 1% in constant dollars. In the Americas, sales were down 8% and 7% in actual and constant dollars, respectively, with strong sales of SofLens66 Toric and PureVision partially offsetting declines in older-technology products. A decline in Asia sales of 14% (5% in constant dollars) was partially offset by increases in Europe of 15% in actual dollars and 21% in constant dollars. Constant dollar losses in Asia were primarily a result of the weak economic conditions and lack of new company products in Japan. Gains in Europe were partially driven by incremental sales from the acquisition of Woehlk.

Bausch & Lomb   A4   2002 Proxy Statement

2000 Versus 1999 Net sales grew 4%, driven by sales of the company's newer contact lens products, including Bausch & Lomb Two Week, SofLens66 Toric and PureVision. In Europe contact lens sales grew 4%, driven by SofLens66 Toric. In Asia, sales increased 3%, primarily as a result of Medalist in Japan. Contact lens sales were up 6% in the Americas, driven by the U.S. market, reflecting the 2000 launch of Bausch & Lomb Two Week, and strong demand for other newer products. These increases were partially offset by declines in older product offerings.

Pharmaceutical Net Sales

2001 Versus 2000 Net sales for pharmaceutical products increased 24% and 26% in actual and constant dollars, respectively, over the prior year. Excluding the impact of recent acquisitions of Groupe Chauvin and Fidia Oftal, sales increased 3% and 4% on an actual and constant dollar basis, respectively. In the Americas, sales were up 5% for the year, reflecting good growth in the proprietary and multi-source business. In the U.S., the company's anti-inflammatory ophthalmic drops, Lotemax and Alrex, continued to gain market share with solid, progressive growth. Year-to-date results reflected lower pricing levels in 2001 as a result of competitive pressure in the Americas, which drove down pricing in the company's generic business in the second half of 2000. In Europe, sales were up significantly, primarily as a result of incremental sales from acquisitions, as well as modest constant dollar growth in sales of the company's other pharmaceutical product lines.

2000 Versus 1999 Net sales in this category decreased 7% from 1999, including a negative impact of $7 related to a change in the method of estimating pricing allowances for generic pharmaceutical products. In constant dollars, sales were down 3% from the prior year.
     In Europe net sales increased 21%, including incremental sales from the acquisition of Groupe Chauvin, as well as moderate constant dollar sales growth in the company's Dr. Mann Pharma subsidiary. These gains were more than offset by the impact of changes in currency rates as well as the results in the Americas, where pharmaceutical sales declined 20%. This was driven by the U.S. market, where strong double-digit growth in sales of proprietary pharmaceuticals was more than offset by declines in the company's lines of generic otic and multi-source ophthalmic products, resulting from significantly intensified competitive pricing pressures in the second half of the year.

Cataract Net Sales

2001 Versus 2000 Net sales for the company's cataract products declined 2% compared to 2000, but increased 1% in constant dollars. Sales in the Americas were down 9% for the year, driven by continued supply constraints for key products and postponement of capital equipment purchases because of softness in the U.S. economy. Sales of cataract products in Europe were up 17% and 22% in actual and constant dollars, respectively. In Asia, sales were down 12% and 4% in actual and constant dollars, respectively.

2000 Versus 1999 Sales of cataract products were essentially flat versus 1999. Gains in Asia were offset by declines in the Americas and Europe. Net sales from cataract products were negatively affected by manufacturing constraints for the supply of the company's line of foldable intraocular lenses.

Refractive Net Sales

2001 Versus 2000 Sales of refractive products decreased 17% as compared to 2000 or 16% in constant dollars. The decline was driven by the Americas region, where the softness in the U.S. economy delayed capital spending by providers and resulted in consumers postponing elective surgery. Outside the Americas region, sales continued to post solid growth in Europe, and were essentially flat with the prior year in Asia. The company's sales growth outside the U.S. continued to reflect increasing equipment and procedure card sales for the Zyoptix system for personalized refractive procedures.

2000 Versus 1999 Refractive products for 2000 increased 36% over 1999 benefiting from strong demand for the company's Technolas 217 laser outside of the Americas region, as well as the launch of the laser inside the U.S., following initial regulatory approval late in February 2000.

Bausch & Lomb   A5   2002 Proxy Statement

Operating Costs And Expenses

The ratio of cost of products sold to sales for continuing businesses was 44.6% in 2001, versus 42.0% and 40.5% in 2000 and 1999, respectively. The increase in 2001 reflected significantly lower U.S. sales of higher-margin refractive and lens care products and the negative impact of changes in foreign currency exchange rates. The unfavorable trend in 2000 reflected pricing erosion in the U.S. generic pharmaceutical business partially offset by improvement in vision care margins resulting from initiatives to consolidate contact lens manufacturing.
     Selling, administrative and general expenses, including corporate administration, were 41.4% of sales in 2001 compared to 38.4% in 2000 and 38.8% in 1999. These results reflect increased expenses, including amortization, associated with the acquired European businesses over a lower year-over-year sales base. These higher expenses were partially mitigated by administrative savings realized through restructuring and continued control over discretionary spending. The slight improvement in 2000 from 1999 reflected company-wide efforts to improve efficiency through restructuring and investment in information technology.
     Research and development (R&D) expenses totaled $122 in 2001, essentially flat versus 2000. In 1999, these costs were $98. R&D expenses represented 7.1% of sales in 2001 versus 6.9% and 5.5% in 2000 and 1999, respectively. Overall, the three-year trend demonstrates the company's continued commitment to R&D spending in support of its goal of consistently bringing new products to market, in particular, the development of new applications for the Envision TD implant technology for treating retinal and other diseases of the back of the eye.

Non-Operating Income And Expense

Other Income And Expense Interest and investment income was $48 in 2001, $52 in 2000 and $46 in 1999. The decrease in 2001 from 2000 reflected lower average investment levels and investment rates offset by a gain on the sale of Charles River Laboratories stock of $19 in 2001. The increase in 2000 over 1999 reflected higher investment levels from cash generated by divestitures in mid-to-late 1999.
     Interest expense was $58 in 2001, $69 in 2000 and $88 in 1999. The decreases in 2001 and 2000 from 2000 and 1999, respectively, were primarily due to lower average debt levels and interest rates.
     The company's net gain from foreign currency transactions decreased $3 from 2000 to $8. The decline resulted largely from lower premium income realized on foreign currency exchange contracts utilized in the company's hedging program, which was the result of lower U.S. interest rates. This reduction was partially offset by gains realized on hedging activities associated with a specific transaction. The increase in 2000 of $4 over 1999 was due to an increase in premium income realized from foreign exchange contracts hedging net investments and transaction exposures.
     Other income in 2000 consisted of proceeds from a patent litigation settlement with Alcon Laboratories, Inc. (Alcon). The settlement agreement resolved the patent infringement case Bausch & Lomb filed against Alcon in October 1994. Under the terms of the settlement agreement, Alcon made an up-front payment to Bausch & Lomb of $25, which was recorded as income in the first quarter of 2000. Additionally, Alcon will pay Bausch & Lomb a stream of royalties over the next seven years for a worldwide license under Bausch & Lomb's patent for the simultaneous use of a chemical disinfecting solution with an enzyme cleaning product for contact lens care. Other income of $7 in 1999 resulted from the liquidation of an investment in preferred securities associated with a 1995 divestiture.

Income Taxes The company's reported tax rate for continuing operations was 33.8% in 2001 as compared to 40.8% in 2000 and 36.0% in 1999. The 2001 rate reflects a deferred tax benefit recorded in the first quarter of 2001 to reflect a change in the statutory tax rate associated with the company's joint venture in China. Excluding this item, the effective tax rate would have been 35.0%. The 2000 rate reflects non-deductible purchased IPR&D for which there is no associated tax benefit. Excluding this item, the effective tax rate would have been 35.5%.
     When calculating income tax expense, the company recognizes valuation allowances for tax loss and credit carry forwards, which may not be realized by utilizing a "more likely than not" approach which is more fully described in Note 9 — Provision for Income Taxes.

Minority Interest The impact to results of operations from minority interest was $14, $13 and $16 for 2001, 2000 and 1999, respectively. The reduction in 2000 from the prior year primarily reflects the impact from the restructuring of a limited partnership as described in Note 13 — Minority Interest.

Discontinued Operations During 1999, the company completed the sale of its eyewear segment to Luxottica Group S.p.A (Luxottica) for $636 in cash. The company recorded an after-tax gain on the disposal of discontinued operations of $126 or $2.16 per share. During 2000, Luxottica proposed certain purchase price adjustments related to the sale. On January 22, 2002, the company reached an agreement with Luxottica relative to the proposed adjustments. The net result of the resolution was an after-tax charge to discontinued operations of $21 million, or $0.39 per share. This amount has been reported as a sale price adjustment related to disposal of discontinued operations in the fourth quarter of 2001 in the accompanying Statements of Income.

Bausch & Lomb   A6   2002 Proxy Statement

     On August 30, 1999 the company completed the sale of its hearing aid business to Amplifon S.p.A, a privately held company in Italy. The company recorded an after-tax gain of $11 or $0.19 per share. Also during the third quarter, the company completed the sale of Charles River Laboratories, a biomedical business, to DLJ Merchant Banking Partners II, L.P., for approximately $400 in cash and $43 in promissory notes repaid in fiscal year 2000. The company retained a minority equity interest in the Charles River Laboratories business as discussed in Note 8 — Other Short- And Long-Term Investments. The company recorded an after-tax gain of $171 or $2.91 per share. The hearing aid, biomedical and the skin care businesses (which was sold in 1998) collectively comprised the company's former healthcare segment. The sales reported in 1999 for the sunglass and healthcare segments were $253 and $241, respectively.
     Income from discontinued operations as reported on the company's Statements of Income were net of income taxes of $21 for 1999. The Statement of Cash Flows for the year ended December 25, 1999 has not been restated to reflect the divestitures of these businesses.

Income From Extraordinary Item In 2001 and 2000, retirements of fixed-rate notes payable resulted in recognition of extraordinary gains of less than $0.1 and $1, net of taxes, respectively.

Restructuring Charges And Asset Write-offs

In 2001, 2000 and 1999, the company's Board of Directors approved plans to restructure certain of the company's business segments and corporate administrative functions. The company completed all actions under the 2000 Program as of December 29, 2001 and all actions under the 1999 Program as of December 30, 2000. These plans are described more fully in Note 5 — Restructuring Charges and Asset Write-offs, and represent the company's programs to enhance its competitive position.

2001 Program
In December 2001, the company's Board of Directors approved a comprehensive restructuring plan designed to reduce ongoing operating costs by eliminating approximately 700 jobs on a global basis. As of December 29, 2001, management had identified actions and notified the appropriate personnel in what it considers Phase I of the restructuring program. As a result, a pre-tax amount of $8 was recorded during the fourth quarter of 2001 for Phase I of the restructuring and for asset write-offs. The after-tax impact of this charge was $3 or $0.05 per share. Management anticipates recording approximately $20 of additional charges for Phase II during the first quarter of 2002. The company is reviewing a series of possible additional actions to further reduce costs and improve executional effectiveness.
     The Phase I and Phase II actions are expected to result in cash outflows of approximately $4 and $20, respectively. The majority of the outflows are expected to occur in the second and third quarters of 2002. The company anticipates that cash provided through operations will provide adequate funding for these actions. Actions in this restructuring plan are expected to be completed by the end of 2002.
     Phase I of this program is expected to yield pre-tax cost savings of approximately $3 in 2002 and $5 annually beginning in 2003. Phase II of this program is expected to yield pre-tax cost savings of approximately $22 in 2002 and $28 annually beginning in 2003. These savings are expected to be realized primarily through reduced cost of products sold and selling, administrative and general expenses. These savings are expected to be reinvested into R&D, marketing and other programs designed to accelerate sales growth.

2000 Program
In December 2000, the company's Board of Directors approved a comprehensive restructuring plan designed to facilitate the company's realignment as an integrated operating company with centralized management of R&D and supply chain operations and with commercial operations managed on a regional basis. The plan was implemented in two phases due to the anticipated timing of communication to employees and overall implementation schedule. As a result, a pre-tax amount of $43 was recorded during the fourth quarter of 2000 for Phase I of the restructuring and for asset write-offs. The after-tax impact of this charge was $28 or $0.50 per share. During the first quarter of 2001, a pre-tax amount of $17 was recorded for Phase II of the restructuring and additional asset write-offs. The after-tax impact of this charge was $11 or $0.20 per share.
     Phase I of this program is expected to yield pre-tax cost savings of approximately $35 annually beginning in 2002. Phase II of this program is expected to yield pre-tax cost savings of approximately $10 annually beginning in 2002. These savings are expected to be realized primarily through reduced cost of products sold and selling, administrative and general expenses. These savings are expected to be reinvested into R&D, marketing and other programs designed to accelerate sales growth.

1999 Program
In December 1999, management announced that in order to increase its competitiveness and performance, the company would exit certain manufacturing platforms in the contact lens business and consolidate others into focused facilities, as well as reduce certain global administrative costs. As a result, a pre-tax amount of $57 was recorded during the fourth quarter of 2000 for restructuring and asset write-offs. The after-tax impact of this charge was $36 or $0.62 per share.
     This program yielded pre-tax cost savings of approximately $27 annually, a portion of which have been reinvested into R&D.

Bausch & Lomb   A7   2002 Proxy Statement

Purchased In-Process Research And Development
In connection with the acquisition of Groupe Chauvin, the company immediately expensed $24, representing amounts for IPR&D estimated at fair value using the methodology described below. The expensed IPR&D represented the value of projects that had not yet reached technological feasibility and for which the assets to be used in such projects had no alternative future uses (See Note 2 — Acquisitions). The company expects that products developed from the acquired IPR&D will begin to generate sales and positive cash flows in the time frames discussed in the following paragraphs. However, development of these technologies remains a risk due to the remaining effort to achieve technical viability, rapidly changing customer markets, uncertain standards for new products and competitive threats.
     The company estimated the fair value of the purchased IPR&D using an income approach. Such methodology involved estimating the fair value of the purchased IPR&D using the present value of the estimated after-tax cash flows expected to be generated as a result of these projects and using risk-adjusted discount rates and revenue forecasts as appropriate. The selection of the 15% discount rate for all products was based on consideration of the company's weighted average cost of capital. A probability factor was then applied to the cash flow based on anticipated profitability levels of each project and the uncertainty surrounding successful development of each project. The amount expensed was also impacted by the percentage of completion for each project. The company expects to fund all R&D efforts, including acquired IPR&D, from cash flows from operations. Set forth below are descriptions of certain acquired IPR&D projects. As of December 29, 2001, the Immobacter project had passed the first internal feasibility check points and continues to be on schedule. Carteol had received the majority of regulatory approvals and is scheduled for launch in 2002. All remaining projects are moving forward and assumptions are still considered to be valid.
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
     Carteol - Revenues attributed to Carteol Multidose, a glaucoma drug product extension that allows for once a day usage versus the current twice a day, were expected to be $3 in 2002, $6 in 2003, $7 in 2004 and $8 in 2005, with the rate of revenue growth then decreasing 5% annually in 2006 to 2010. At the acquisition date, costs to complete the R&D efforts were expected to be $1. The probability factor and stage of completion used to derive the IPR&D amount were 95% and 76%, respectively.
     Other Pharmaceutical Products - Revenues attributed to various miscellaneous pharmaceutical products, are expected to reach $4 by 2007, and then decrease by 3% each year through 2010. At the acquisition date, costs to complete the R&D efforts were expected to be $2. The average probability factor and stage of completion used to derive the IPR&D amount were 76% and 74%, respectively.
     Other Surgical Products - Revenues attributed to various miscellaneous surgical products, are expected to reach $6 by 2006, with the rate of revenue growth then decreasing annually in the range of 2% to 3%. At the acquisition date, costs to complete the R&D efforts were expected to be $1. The average probability factor and stage of completion used to derive the IPR&D amount were 70% and 48%, respectively.

Liquidity And Financial Resources
The company evaluates its liquidity from several perspectives, including its ability to generate income, positive cash flows and free cash flow, its financial position, its access to financial markets and the adequacy of working capital levels. The company has a stated goal to maximize free cash flow, which is defined as cash generated before the payment of dividends, the borrowing or repayment of debt, stock repurchases, the acquisition or divestiture of businesses and the acquisition of intangible assets.

Cash Flows From Operating Activities Cash provided by operating activities totaled $183 in 2001, a decrease of $152 from 2000. Contributing to this result were lower net income, increases in inventory and deferred tax assets (due to an increase in tax loss and credit carryforwards), and a decrease in current income taxes payable. This decrease was partially offset by decreases in accounts receivable and other current assets. In 2000, operating activities generated $335 in cash flow, an increase of $112 from 1999. The increase was driven primarily by decreases in accounts receivable, inventory, and other current assets.
     Free cash flow for 2001 was $101, a decrease of $143 from 2000. The decrease was primarily attributable to the operating factors cited above.

Cash Flows From Investing Activities In 2001, cash used in investing activities was $25. The cash outflow resulted primarily from $96 for capital expenditures and $49 for acquisitions of businesses and rights to certain pharmaceutical products, partially offset by the cash inflow of $30 from the sale of a portion of the company's original equity interest in Charles River Laboratories, as well as cash inflow of $97 from the exercise of an option on a Netherlands guilder investment where the majority of the company's equity position was put back to the issuer.
     Cash used in investing activities was $170 in 2000. The cash outflow resulted from $253 for acquisitions and $95 for capital expenditures. These were partially offset by proceeds from the liquidation of an investment of equity securities and collection on a note receivable.

Bausch & Lomb   A8   2002 Proxy Statement

Cash Flows From Financing Activities Financing activities used $275 during 2001 primarily to repay $252 of long-term debt.
     Cash used in financing activities during 2000 was $324. The purchase of 4,619,452 common shares during 2000 completed the stock buyback programs initiated in 1998 and 1999 and resulted in a cash outflow of $251. Additionally, the company reduced its debt by $44.
     In 2001, the company's Board of Directors authorized the repurchase of up to 2,000,000 shares of the company's common stock. The company has executed an agreement with a financial institution covering the purchase of such shares through one or more forward purchase transactions. Such purchases, which may have settlement dates as long as two years, can be settled, at the company's election, on a physical share, net cash or net share basis. As of December 29, 2001, the company has entered into forward purchases covering 750,000 shares.

Financial Position The company's total debt, consisting of short- and long-term borrowings, was $827 and $998 at the end of 2001 and 2000, respectively. The ratio of total debt to capital was 45.9% and 49.0% at year-end 2001 and 2000, respectively. Cash and cash equivalents totaled $534 in 2001 and $660 in 2000.
     Certain tranches of the company's long-term debt due in 2002 contain options that allow holders to put the debt back to the company and certain debt due in 2013 and 2015 allow remarketing agents to call the debt from the holders in 2003 and 2005, respectively, and in certain cases remarket the debt at a higher interest rate than the then current market rate. The company believes that it has adequate cash, credit facilities and access to the financial markets to meet all debt maturity requirements.

Access To Financial Markets The company maintains a $250 syndicated revolving credit agreement expiring in 2004. The interest rate under this agreement is based on LIBOR, or the highest rate based on secondary certificates of deposit, Federal Funds or the base rate of one of the lending banks. In addition, a number of subsidiary companies outside the U.S. have credit facilities to meet their liquidity requirements. The company believes its existing credit facilities provide adequate liquidity to meet obligations, fund capital expenditures and invest in potential growth opportunities.
     The debt ratings as of December 29, 2001 were at BBB- and A3 for Standard & Poor's, and Baa3 and Prime-3 for Moody's Investor Service, for long-term and short-term debt, respectively. On March 11, 2002, the company was downgraded by Moody's Investor Service to Ba1 and Not-Prime for long-term and short-term debt, respectively, in response to its 2001 performance. Certain financial transactions may be terminated at the option of the holder as a result of this downgrade. These include a limited partnership interest which has been recorded as minority interest totaling $200, financing covering its world headquarters facility of $63 and securitized trade receivables of $25. If the holders of the financial instruments were to exercise their rights, the company believes it has sufficient liquidity in the form of cash, existing credit facilities and access to the financial markets.

Working Capital Working capital and the current ratio were $694 and 2.0, respectively, at year end 2001 and $900 and 2.1, respectively, at year end 2000.

Dividends The dividend on Common stock, declared and paid quarterly, totaled $1.04 per share for each of the years ended 2001, 2000 and 1999.

Return On Equity And Capital Return on average shareholders' equity was 2.1% in 2001, compared with 7.9% in 2000 and 43.3% in 1999. The decrease in 2001 reflects the impact from lower income from continuing operations and the inclusion of the reduction to the gain on disposal of discontinued operations of the eyewear segment in the 2001 ratio. The higher return in 1999 was due mainly to the inclusion of the gain on the divestitures.
     Return on invested capital was 3.1% in 2001, 6.1% in 2000 and 21.7% in 1999. The decrease in 2001 was due to lower income from continuing operations and the reduction of the gain on disposal of the discontinued operations of the eyewear segment. The decrease in 2000 was due to the inclusion of the gain from the divestitures in 1999 offset in part by a decrease in equity from the stock repurchase program. The higher return in 1999 was due primarily to the gain on divestitures and the debt repayments associated with the use of proceeds from the divestitures.

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

Bausch & Lomb   A9   2002 Proxy Statement

     The company primarily uses foreign currency forward contracts to hedge foreign currency transactions and equity investments in non-U.S. subsidiaries. For contracts outstanding at the end of 2001, foreign currencies purchased were primarily Singapore dollars, Swiss francs, Hong Kong dollars, British pounds and the euro. The currencies sold were primarily the euro, Swiss francs, Japanese yen, British pounds, and Australian dollars. With respect to 2000, foreign currencies purchased were primarily Singapore dollars, Hong Kong dollars, British pounds, Swiss francs and the euro and the sale of euros, Japanese yen, British pounds, Singapore dollars and Swiss francs. The magnitude and nature of such hedging activities are explained further in Note 14 — Financial Instruments. A sensitivity analysis to measure the potential impact that a change in foreign currency exchange rates would have, net of hedging activity, on the company's net income indicates that, based on its year-end 2001 and 2000 positions, if the U.S. dollar strengthened against all foreign currencies by 10%, the company's income would have been reduced by approximately $1 for both year ends.
     The company may enter into interest rate swap and cap agreements to effectively limit exposure to interest rate movements within the parameters of its interest rate hedging policy. For foreign currency denominated borrowing and investing transactions, cross-currency interest rate swap contracts may be used, which, in addition to exchanging cash flows derived from interest rates, exchange currencies at both inception and termination of the contract. There were no cross-currency interest rate swap contracts outstanding at December 29, 2001. A sensitivity analysis to measure the potential impact that a change in interest rates would have, net of hedging activity, on the company's net income indicates that a one percentage point decrease in interest rates, which represents a greater than 10% change, would increase the company's net financial expense by approximately $2 and $6 based on 2001 and 2000 year-end positions, respectively.
     Counterparties to the financial instruments discussed above expose the company to credit risks to the extent of non-performance. The credit ratings of the counterparties, which consist of a diversified group of major financial institutions, are regularly monitored and thus credit loss arising from counterparty non-performance is not anticipated.

Outlook

The company expects to report 2002 sales growth in the mid-to-upper single digits, with gains in each of its product categories, and full-year total company operating margins reaching approximately 9% of net sales. Full-year comparable basis earnings per share are expected to be in the low $1.30's range, before considering the impact on amortization expense from the company's adoption of SFAS No. 142 - Goodwill and Intangible Assets. This adoption is expected to result in an increase of approximately $0.35 per share. These expectations are based on the parameters and assumptions discussed below.
     The company's outlook assumes that there will be no significant changes in the U.S. economic climate, at least until late in 2002, or in the economic climate elsewhere. The company's projections further assume that currency exchange rates remain fairly constant at year-end 2001 levels. As a result of the movements in exchange rates over the course of 2001, currency, particularly the Japanese yen, should continue to hamper reported year-over-year growth.
     Sales for the combined lens and lens care product lines are expected to grow in the mid-to-upper single digits for the full year. This expectation assumes that shipments of lens care products in the U.S. will be in line with consumer off-take, following a period of intense retail inventory destocking. Revenues should also benefit from sales of ReNu MultiPlus No Rub Formula, which was approved by the U.S. FDA in the fourth quarter of 2001. The company's expectations further assume that newer-technology contact lens products, such as PureVision and SofLens66 Toric, will drive growth in this product category. The company will launch SofLens66 Toric in Japan in the first quarter. This is the company's first new contact lens product launch in that market in several years, and additional products are currently awaiting regulatory approval. In the U.S., FDA approval was received in the fourth quarter for a "no-rub" claim for the company's ReNu MultiPlus product.
     Products for cataract surgery are expected to post mid-single digit sales growth in 2002. This expectation assumes that continued progress will be made in resolving product supply issues that have hampered performance in the recent past.
     Refractive surgery sales are expected to grow in the low-to-mid single digits for the year. The economic environment in the U.S. is expected to continue to hamper results in this market, while continued gains are expected overseas. The company anticipates a mid-year U.S. approval for hyperopia for its Technolas 217 laser, to be followed by a late-year approval for its Zyoptix system for personalized refractive surgery. Both of these events should benefit the company when the economy recovers.
     Lastly, the pharmaceutical product category is expected to achieve mid-single digit growth over 2001. This category should benefit from the introduction of Ocuvite PreserVision and continued share gains for the company's lines of proprietary pharmaceutical products.
     The company anticipates full-year improvement in both gross margin and SG&A ratios. Margin improvement is expected to result from favorable sales mix, and both ratios should benefit from savings associated with the recently announced restructuring actions. Research and development expense is also expected to increase, primarily due to the continued investment in Envision TD technology.
     The company projects net financing expense to increase approximately $10 million from 2001, reflecting lower interest income due to lower average interest rates. This projection assumes no change in the company's debt rating. In addition, the company expects the reported tax rate to be 34.5%.
     Free cash flow, after capital spending of approximately $100 million, is expected to exceed $120 million for the full year.

Bausch & Lomb   A10   2002 Proxy Statement

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

The Euro On January 1, 1999, eleven of the fifteen member countries of the European Union began operating with a new currency, the euro, which was established by irrevocably fixing the value of legacy currencies against this new common currency. The euro was used in business transactions along with legacy currencies until January 1, 2002, at which time it became the sole currency of the participating countries.
     The company had processes in place to address any issues raised by the currency conversion, including the impact on information technology and other systems, currency risk, financial instruments, taxation and competitive implications. The company converted to the euro in 2002 with no issues.

Employee Benefits Effective January 1, 2000, the company's contributory defined benefit pension plan was converted to a noncontributory cash balance plan. This plan covers essentially all U.S. employees. The company's defined contribution plan was also amended to increase the company match. The changes to these plans are not expected to materially affect the company's results.

Critical Accounting Policies The preparation of financial statements requires management to make estimates and assumptions that affect amounts reported therein. The most significant of these involving difficult or complex judgements in 2001 include revenue recognition, foreign currency impacts and hedging activities under SFAS No. 133 and use of estimates. In each situation, management is required to make estimates about the effects of matters or future events that are inherently uncertain.
     The company's overall policies with regard to revenue recognition are set forth in Note 1 — Accounting Policies. As noted therein, revenue is recognized based on the terms of sale with the customer. The terms and arrangements vary by product category, owing to the differing nature of the customers, channels and products across the categories. The company believes its revenue recognition policies are appropriate in all circumstances, and that its policies are reflective of complexities arising from customer arrangements involving such features as rebates, leases, services and other normal course of business arrangements.
     The company enters into various derivative instruments designated as hedging transactions. Such activities require management to assess the effectiveness of the hedge transaction at inception as well as on an ongoing basis. The accounting and reporting under SFAS No. 133 is discussed further in Note 1 — Accounting Policies.
     The financial statements are prepared in conformity with generally accepted accounting principles, and, as such, include amounts based on informed estimated and judgements of management. For example, estimates are used in determining valuation allowances for uncollectible receivables, obsolete inventory, deferred income taxes and purchased intangible assets. Actual results could differ from those estimates.
     The company used what it believes are reasonable assumptions and where applicable, established valuation techniques in making its estimates.

New Accounting Guidance During May 2000, the Emerging Issues Task Force (EITF) issued EITF Issue No. 00-14, Accounting for Certain Sales Incentives. EITF Issue No. 00-14 addresses the income statement classification of various sales incentives. In April 2001, the transition date was revised and the consensus will be effective for the first quarter of 2002. Upon adoption, amounts included in previously issued financial statements will be reclassified to conform to the new presentation. The company has determined that the adoption of EITF Issue No. 00-14 will not have a material effect on its financial position or its results of operations.
     During April 2001, the EITF issued Issue No. 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products with an effective date for the first quarter of 2002. The issue addresses the accounting treatment and income statement classification for certain sales incentives, including cooperative advertising arrangements, buydowns, and slotting fees. The consensus requires that these incentives be reclassified from selling, general and administrative expense to a reduction in sales. Upon adoption, amounts included in previously issued financial statements will be reclassified to conform to the new presentation. The company has determined that the adoption of EITF Issue No. 00-25 will not have a material effect on its financial position or its results of operations.
     In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Intangible Assets. SFAS No. 141 provides guidance on the accounting for a business combination at the date the combination is completed. It changes the current accounting guidance by eliminating the pooling-of-interests method and requiring the use of the purchase method of accounting for business combinations. It also provides new criteria that determine whether an acquired intangible asset should be recognized separately from goodwill. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for by the purchase method for which the date of acquisition is after June 30, 2001. SFAS No. 142 provides guidance on how to account for goodwill and intangible assets after the acquisition is complete. The most substantive change represented by this statement is that goodwill will no longer be amortized; instead, it will be tested for impairment at least annually or more

Bausch & Lomb   A11   2002 Proxy Statement

frequently if events or changes in circumstances indicate that the asset might be impaired. The statement applies to existing goodwill and intangible assets, beginning with the company's fiscal year beginning December 30, 2001. Goodwill and certain intangible assets acquired in transactions completed after June 30, 2001 will not be amortized. The company adopted SFAS No. 141 in the third quarter of 2001 with no effect on the company's financial position. The company will adopt SFAS No. 142 in the fiscal year beginning December 30, 2001 and estimates approximately $19 net of tax in reduction of amortization expense, or $0.35 per diluted share.
     In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The company will adopt SFAS No. 143 in the fiscal year beginning December 29, 2002 and is still evaluating the effect on the company's financial position.
     In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 144 addresses the accounting model for long-lived assets to be disposed of by sale and resulting implementation issues. This statement requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. It also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2001. The company will adopt SFAS No. 144 in the fiscal year beginning December 30, 2001 and has determined that adoption will not have a material effect on its financial position.

Information Concerning Forward-Looking Statements When used in this discussion, the words "anticipate", "should", "expect", "estimate", "project", "will", "are likely" and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this report under the heading "Outlook" and elsewhere are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve predictions of future company performance, and are thus dependent on a number of factors affecting the company's performance. Where possible, specific factors that may impact performance materially have been identified in connection with specific forward-looking statements. Additional risks and uncertainties include, without limitation, the impact of competition, seasonality and general economic conditions in the global lens and lens care, ophthalmic cataract and refractive and pharmaceutical markets where the company's businesses compete, changes in global and localized economic and political conditions, effects of war or terrorism, changing currency exchange rates, changing trends in practitioner and consumer preferences and tastes, changes in technology, medical developments relating to the use of the company's products, legal proceedings initiated by or against the company, the impact of company performance on its financing costs, changes in government regulation of the company's products and operations, changes in private and regulatory schemes providing for the reimbursement of patient medical expenses, changes in the company's credit ratings, or the cost of access to sources of liquidity, the financial well-being and commercial success of key customers, the performance by third parties upon whom the company relies for the provision of goods or services, the ability of the company to secure intellectual property protections, including patent rights, with respect to key technologies, difficulties or delays in the development, production, laboratory and clinical testing, regulatory approval or marketing of products, the successful completion and integration of acquisitions announced by the company, the continued successful implementation of efforts in managing and reducing costs and expenses, the effect of changes within the company's organization, including the selection and development of the company's management team and such other factors as are described in greater detail in the company's filings with the Securities and Exchange Commission, including its 2001 Annual Report on Form 10-K.

Bausch & Lomb   A12   2002 Proxy Statement

Statements Of Income
For The Years Ended December 29, 2001, December 30, 2000 and December 25, 1999 Dollar Amounts In Millions - Except Per Share Data	2001	2000	1999
Net Sales	$1,711.9	$1,772.4	$1,764.3

Costs And Expenses
Cost of products sold	763.7	746.9	714.5
Selling, administrative and general	718.3	681.2	684.5
Research and development	122.0	121.5	97.6
Purchased in-process research and development	-	23.8	-
Restructuring charges and asset write-offs	21.2	33.7	53.5
Other expense	-	23.4	-
	1,625.2	1,630.5	1,550.1
Operating Income	86.7	141.9	214.2
Other (Income) Expense
Interest and investment income	(48.4)	(52.3)	(45.5)
Interest expense	58.3	68.5	88.4
Gain from foreign currency, net	(8.2)	(11.4)	(7.0)
Other income, net	-	(23.6)	(6.7)
	1.7	(18.8)	29.2
Income From Continuing Operations Before Income Taxes And Minority Interest	85.0	160.7	185.0

Provision for income taxes	28.7	65.5	66.6
Income From Continuing Operations Before Minority Interest	56.3	95.2	118.4

Minority interest in subsidiaries	14.3	13.2	15.7
Income From Continuing Operations	42.0	82.0	102.7

Discontinued Operations
Income from discontinued operations, net of taxes	-	-	34.0
Gain on disposals of discontinued operations, net of taxes	-	-	308.1
Sale price adjustment related to disposal of discontinued operations, net of taxes	(21.1)	-	-
	(21.1)	-	342.1

Income Before Extraordinary Item	20.9	82.0	444.8

Extraordinary Item
Gain on extinguishment of debt, net of taxes	-	1.4	-

Income Before Change In Accounting Principle	20.9	83.4	444.8

Change In Accounting Principle, Net Of Taxes	0.3	-	-
Net Income	$ 21.2	$ 83.4	$ 444.8

Basic Earnings (Loss) Per Share:
Continuing Operations	$ 0.78	$ 1.51	$ 1.79
Discontinued Operations	(0.39)	-	5.97
Extraordinary Item	-	0.03	-
Change In Accounting Principle	-	-	-
	$ 0.39	$ 1.54	$ 7.76
Average Shares Outstanding - Basic (000s)	53,578	54,162	57,287

Diluted Earnings (Loss) Per Share:
Continuing Operations	$ 0.78	$ 1.49	$ 1.75
Discontinued Operations	(0.39)	-	5.84
Extraordinary Item	-	0.03	-
Change In Accounting Principle	-	-	-
	$ 0.39	$ 1.52	$ 7.59
Average Shares Outstanding - Diluted (000s)	53,715	54,724	58,639

See Notes To Financial Statements

Bausch & Lomb   A13   2002 Proxy Statement

Balance Sheets
December 29, 2001 and December 30, 2000 Dollar Amounts In Millions - Except Per Share Data	2001	2000
Assets

Cash and cash equivalents	$ 534.4	$ 660.3
Other investments, short-term	41.9	167.4
Trade receivables, less allowances of $20.7 and $24.9, respectively	380.7	417.2
Inventories, net	253.4	247.7
Deferred income taxes	74.0	79.6
Other current assets	112.9	153.1
Total Current Assets	1,397.3	1,725.3

Property, Plant And Equipment, net	543.3	494.8
Goodwill And Other Intangibles, less accumulated amortization
of $208.2 and $160.9, respectively	842.2	815.7
Other Long-Term Assets	93.4	129.7
Deferred Income Taxes	117.3	73.8
Total Assets	$ 2,993.5	$ 3,239.3

Liabilities And Shareholders' Equity

Notes payable	$ 32.6	$ 32.6
Current portion of long-term debt	90.7	202.6
Accounts payable	65.4	70.0
Accrued compensation	80.7	79.7
Accrued liabilities	359.0	354.4
Federal, state and foreign income taxes payable	64.6	69.4
Deferred income taxes	10.6	16.8
Total Current Liabilities	703.6	825.5

Long-Term Debt, less current portion	703.2	763.1
Deferred Income Taxes	297.2	296.2
Other Long-Term Liabilities	99.9	98.1
Minority Interest	214.6	217.0
Total Liabilities	2,018.5	2,199.9

Common Stock, par value $0.40 per share, 200 million shares authorized, 60,198,322 shares issued	24.1	24.1
Class B Stock, par value $0.08 per share, 15 million shares authorized, 496,832 shares issued (596,349 shares in 2000)	-	-
Capital In Excess Of Par Value	95.6	94.0
Common And Class B Stock In Treasury, at cost, 7,152,127 shares (7,321,559 shares in 2000)	(364.0)	(370.8)
Retained Earnings	1,261.4	1,295.9
Accumulated Other Comprehensive (Loss) Income	(36.0)	2.1
Other Shareholders' Equity	(6.1)	(5.9)
Total Shareholders' Equity	975.0	1,039.4
Total Liabilities And Shareholders' Equity	$ 2,993.5	$ 3,239.3

See Notes To Financial Statements

Bausch & Lomb   A14   2002 Proxy Statement

Statements Of Cash Flows
For The Years Ended December 29, 2001, December 30, 2000 and December 25, 1999 Dollar Amounts In Millions	2001	2000	1999

Cash Flows From Operating Activities
Net Income	$ 21.2	$ 83.4	$ 444.8
Adjustments To Reconcile Net Income To Net Cash Provided By Operating Activities
Depreciation	106.5	105.8	112.8
Amortization	48.6	41.9	43.4
Gain on divestitures	-	-	(475.0)
Sale price adjustment related to disposal of discontinued operations	35.2	-	-
Restructuring charges and asset write-offs	21.2	33.7	53.5
Stock compensation expense	1.1	5.6	8.0
Purchased in-process research and development	-	23.8	-
Gain from sale of investments available-for-sale	(12.6)	-	-
Loss on retirement of fixed assets	0.2	7.5	5.6
Changes In Assets And Liabilities
Trade receivables	35.0	24.3	(93.0)
Inventories	(14.5)	10.2	(11.6)
Deferred income taxes	(57.5)	(17.1)	195.9
Other current assets	36.6	24.2	(47.1)
Accounts payable and accrued liabilities	(11.8)	(9.4)	(19.7)
Income taxes payable	(11.9)	23.5	3.9
Other long-term liabilities	(14.0)	(22.4)	1.9
Net Cash Provided By Operating Activities	183.3	335.0	223.4

Cash Flows From Investing Activities

Capital expenditures	(96.4)	(95.0)	(155.9)
Net cash paid for acquisition of businesses and other intangibles	(49.1)	(253.3)	(43.1)
Net cash received from divestitures	-	-	1,048.4
Proceeds from liquidation of other investments	97.3	166.2	300.0
Cash received from sale of investments available-for-sale	29.5	-	-
Other	(6.0)	12.1	13.9
Net Cash (Used In) Provided By Investing Activities	(24.7)	(170.0)	1,163.3

Cash Flows From Financing Activities

Proceeds from sale of partnership interest	-	-	200.5
Redemption of investor's interest in partnership	-	-	(400.0)
Repurchases of Common and Class B shares	(0.7)	(251.0)	(43.4)
Exercise of stock options	5.1	27.6	61.8
Net proceeds from (repayments of) notes payable	12.2	(11.6)	(414.7)
Repayment of long-term debt	(251.9)	(32.2)	(31.6)
Proceeds from issuance of long-term debt	16.2	-	-
Payment of dividends	(55.8)	(56.9)	(59.5)
Net Cash Used In Financing Activities	(274.9)	(324.1)	(686.9)

Effect of exchange rate changes on cash and cash equivalents	(9.6)	(7.7)	(1.9)
Net change in cash and cash equivalents	(125.9)	(166.8)	697.9

Cash And cash equivalents, beginning of year	660.3	827.1	129.2
Cash And Cash Equivalents, End Of Year	$ 534.4	$ 660.3	$ 827.1

Supplemental Cash Flow Disclosures
Cash paid for interest	$ 64.5	$ 67.9	$ 89.8
Net cash payments for income taxes	47.7	72.4	52.4
Supplemental Schedule Of Non-Cash Financing Activities
Consolidation of headquarters building due to change in financing structure	(63.2)	-	-
Consolidation of debt due to change in financing structure of headquarters building	65.0	-	-

See Notes To Financial Statements

Bausch & Lomb   A15   2002 Proxy Statement

Statements Of Changes In Shareholders' Equity
For The Years Ended December 29, 2001, December 30, 2000 and December 25, 1999 Dollar Amounts In Millions
	Total	Common and Class B Stock [1,2]	Capital in Excess of Par	Treasury Stock	Retained Earnings	Accumulated Other Compre- hensive Income (Loss)	Other Shareholders' Equity

Balance at December 26, 1998	$845.0	$24.2	$84.2	$(178.9)	$883.5	$41.0	$(9.0)
Components of Comprehensive Income:
Net income	444.8	-	-	-	444.8	-	-
Currency translation adjustments	(32.0)	-	-	-	-	(32.0)	-
Total comprehensive income	412.8
Net shares issued (canceled) under employee plans (342,467 shares)	0.4	(0.1)	5.4	-	-	-	(4.9)
Treasury shares issued under employee plans (1,854,740 shares)	72.2	-	-	72.2	-	-	-
Treasury shares repurchased (665,452 shares)	(43.4)	-	-	(43.4)	-	-	-
Amortization of unearned compensation	6.9	-	-	-	-	-	6.9
Dividends [3]	(59.9)	-	-	-	(59.9)	-	-

Balance at December 25, 1999	1,234.0	24.1	89.6	(150.1)	1,268.4	9.0	(7.0)
Components of Comprehensive Income:
Net income	83.4	-	-	-	83.4	-	-
Currency translation adjustments	(35.6)	-	-	-	-	(35.6)	-
Unrealized holding gain [4]	30.4	-	-	-	-	30.4	-
Minimum additional pension liability	(1.7)	-	-	-	-	(1.7)	-
Total comprehensive income	76.5
Net shares issued (canceled) under employee plans (16,975 shares)	1.6	-	4.4	-	-	-	(2.8)
Treasury shares issued under employee plans (752,324 shares)	30.3	-	-	30.3	-	-	-
Treasury shares repurchased (4,637,808 shares)	(251.0)	-	-	(251.0)	-	-	-
Amortization of unearned compensation	3.9	-	-	-	-	-	3.9
Dividends [3]	(55.9)	-	-	-	(55.9)	-	-

Balance at December 30, 2000	1,039.4	24.1	94.0	(370.8)	1,295.9	2.1	(5.9)
Components of Comprehensive Income:
Net income	21.2	-	-	-	21.2	-	-
Currency translation adjustments	(13.1)	-	-	-	-	(13.1)	-
Transition adjustment	(1.2)	-	-	-	-	(1.2)	-
Net loss on cash flow hedges	(0.6)	-	-	-	-	(0.6)	-
Reclassification adjustment into net income for net gain on cash flow hedges	(0.1)	-	-	-	-	(0.1)	-
Unrealized holding gain [4]	3.1	-	-	-	-	3.1	-
Reclassification adjustment for net gains realized in net income	(12.6)	-	-	-	-	(12.6)	-
Minimum additional pension liability	(13.6)	-	-	-	-	(13.6)	-
Total comprehensive loss[5]	(16.9)
Net shares (canceled) issued under employee plans (99,517 shares)	(3.0)	-	1.6	-	-	-	(4.6)
Treasury shares issued under employee plans (177,543 shares)	7.5	-	-	7.5	-	-	-
Treasury shares repurchased (10,940 shares)	(0.7)	-	-	(0.7)	-	-	-
Amortization of unearned compensation	4.4	-	-	-	-	-	4.4
Dividends [3]	(55.7)	-	-	-	(55.7)	-	-

Balance at December 29, 2001	$975.0	$ 24.1	$ 95.6	$(364.0)	$1,261.4	$ (36.0) [6]	$ (6.1)

1     There are also 10 thousand shares of $100 par value 4% cumulative preferred stock authorized, none of which has been issued.

2     There are also 25 million shares of $1 par value Class A preferred stock authorized, none of which has been issued.

3     Cash dividends of $1.04 per share were declared on Common and Class B stock in each of the years 1999, 2000 and 2001.

4     Unrealized holding gain relates to an available-for-sale equity security recorded at market value.

5     Total comprehensive loss as of December 29, 2001 is reported net of related tax effects. Amounts of income tax benefit (expense) for the components of other comprehensive loss are as follows: transition adjustment, $0.6; net loss on cash flow hedges, $0.4; unrealized holding gain
$(0.5); reclassification adjustment for net gains realized in net income, $6.8; and minimum additional pension liability, $7.3.

6     Accumulated other comprehensive loss is $(36.0) at December 29, 2001 and includes the following accumulated (loss) income amounts: currency translation adjustment, $(39.7); transition adjustment, $(1.2); net loss on cash flow hedges, $(0.7); unrealized holding gains, $20.9; and minimum additional pension liability, $(15.3).

See Notes To Financial Statements

Bausch & Lomb   A16   2002 Proxy Statement

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
     Prior to January 1, 2001, the company reported its operating results in three segments: vision care, pharmaceuticals and surgical. In September 2000, the company announced a reorganization from this product line structure to a regionally based management structure for commercial operations. The research and development and product supply functions were also realigned and are now managed on a global basis. This change in structure was effective January 1, 2001. The company's segments in the new structure are comprised of the Americas region, the Europe, Middle East and Africa region (Europe), the Asia region, the Research and Development and Engineering organization and the Global Supply Chain organization. Prior year amounts have been restated to conform with the 2001 presentation.

Use Of Estimates The financial statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgements of management with consideration given to materiality. For example, estimates are used in determining valuation allowances for uncollectible trade receivables, obsolete inventory, deferred income taxes and in valuing purchased intangible assets, including in-process research and development. Actual results could differ from those estimates.
     In the fourth quarter of 2000, the company changed the method by which it estimates pricing allowances for its U.S. generic pharmaceutical products. The company had established reserves for contractual pricing allowances to certain of its customers using historical allowance patterns as submitted by the distributors who fulfill these contracts. The new methodology is based on more accurate and timely distributor inventory data. The company recorded $6.8 in the fourth quarter of 2000 for this change in accounting method, inseparable from a change in accounting estimate.

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
     In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, which is effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for by the purchase method for which the date of acquisition is after June 30, 2001. Among other things, SFAS No. 141 requires that intangible assets be recognized apart from goodwill if they meet specific criteria. Goodwill and certain intangible assets acquired in transactions completed after June 30, 2001 have not been amortized. The company adopted SFAS No. 141 in the third quarter of 2001 with no material effect on the company's financial position.

Bausch & Lomb   A17   2002 Proxy Statement

Revenue Recognition Revenues are recognized based on the terms of sale with the customer, generally upon product shipment, product delivery or customer acceptance. The company has established programs that, under specified conditions, enable customers to return product. The company establishes liabilities for estimated returns and allowances at the time revenues are recognized. In addition, accruals for customer discounts and rebates are recorded when revenues are recognized. Revenues from the sale of equipment under sales-type leases are recognized upon customer acceptance or at the inception of the lease. Revenues from equipment under operating leases are recognized over the lease term. Service revenues are derived primarily from service contracts on equipment sold to customers and are recognized over the term of the contracts. Amounts billed to customers in sale transactions related to shipping and handling are classified as revenue. In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, which summarizes certain of the SEC's views in applying generally accepted accounting principles for revenue recognition in financial statements. The company's revenue recognition policies complied with the guidance contained in SAB No. 101 and, therefore, the company's results of operations were not materially affected.

Advertising Expense External costs incurred in producing media advertising are expensed the first time the advertising takes place. Promotional or advertising costs associated with customer support programs are expensed when the related revenues are recognized. At December 29, 2001 and December 30, 2000, $2.4 and $4.1 of deferred advertising costs, representing primarily production and design costs for advertising to be run in the subsequent fiscal year, were reported as other current assets. Advertising expenses for continuing operations of $150.3, $179.4 and $181.2 were included in selling, administrative and general expenses for 2001, 2000 and 1999, respectively.

Comprehensive Income As it relates to the company, comprehensive income is defined as net income plus the sum of currency translation adjustments, unrealized gains/losses on derivative instruments, unrealized holding gains/losses on securities and minimum pension liability adjustments (collectively "other comprehensive income"), and is presented in the Statements of Changes in Shareholders' Equity.

Investments In Debt And Equity Securities In 2001 and 2000, one of the company's investments was classified as available-for-sale in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and accordingly, any unrealized holding gains, net of taxes, were excluded from income and included as a component of other comprehensive income until realized. Fair value of the investment was determined based on market prices.

Foreign Currency For most subsidiaries outside the U.S., the local currency is the functional currency, and translation adjustments are accumulated as a component of other comprehensive income. The accumulated balances of currency translation adjustments, net of taxes, were $(39.7), $(26.6) and $9.0 at the end of 2001, 2000 and 1999, respectively.
     For subsidiaries that operate in U.S. dollars and one subsidiary whose economic environment is highly inflationary, the U.S. dollar is the functional currency, and gains and losses that result from remeasurement are included in income. The risk related to this latter subsidiary is not considered material to the company's consolidated financial statements. The effects from foreign currency translation were a gain of $1.1 in 2001 and losses of $1.7 and $3.8 in 2000 and 1999, respectively.
     The company hedges certain foreign currency transactions, firm commitments and net assets of certain non-U.S. subsidiaries by entering into forward exchange contracts. Gains and losses associated with currency rate changes on forward contracts hedging foreign currency transactions are recorded in income. The effects of foreign currency transactions, including related hedging activities, were gains of $7.1, $13.1 and $10.8 in 2001, 2000 and 1999, respectively.

Derivative Financial Instruments And Hedging Activity Effective January 1, 2001, the company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133), as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS No. 133, collectively referred to as SFAS No. 133. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their respective fair values. Changes in the fair value of derivatives are recorded each period in current income or other comprehensive income, depending on their designation as a hedge of a particular exposure.
     The company enters into financial derivative instruments only for the purpose of minimizing risk and thereby protecting income. Derivative instruments utilized as part of the company's risk management strategy may include interest rate swaps and caps and foreign currency forward exchange contracts and options. All derivatives are recognized on the balance sheet at fair value. The company does not employ leveraged derivative instruments, nor does it enter into derivative instruments for trading or speculative purposes.

Bausch & Lomb   A18   2002 Proxy Statement

     Upon entering into a derivative contract, the company designates the derivative as a fair value hedge, cash flow hedge, foreign currency hedge or hedge of a net investment in a foreign operation. At inception, the company formally documents the relationship between the hedging instrument and underlying hedged item, as well as risk management objective and strategy. Specifically, this procedure will link the hedging instrument to recognized assets or liabilities on the balance sheet or to explicit firm commitments or forecasted transactions. In addition, the company assesses, both at inception and on an ongoing basis, whether the derivative used in a hedging transaction is highly effective in offsetting changes in the fair value or cash flow of the respective hedged item. When it is determined that a derivative is no longer highly effective as a hedge, the company will discontinue hedge accounting prospectively.
     In using derivative instruments, the company is exposed to credit risk. The company's derivative instrument counterparties are high quality investment or commercial banks with significant experience with such instruments. The company manages exposure to counterparty risk by requiring specific minimum credit standards and diversification of counterparties.
     The company will generally enter into interest rate swap agreements to limit its exposure to interest rate movements within the parameters of its interest rate hedging policy. This allows for interest rate exposures from floating-rate assets to be offset by a substantially similar amount of floating rate liabilities. When appropriate, interest rate derivatives may be used to readjust this natural hedge position.
     Fair value hedges may be employed by the company to hedge changes in the fair value of recognized financial assets or liabilities or unrecognized firm commitments. This is usually accomplished by entering into interest rate swaps converting fixed-rate long-term investments or debt to a floating rate. Changes in the fair value of the derivative instrument and the hedged item attributable to the hedged risk are recognized in income, and will generally offset each other. The company structures fair value hedges so as to qualify for the shortcut method of hedge effectiveness analysis, thereby assuming no ineffectiveness in the hedge relationship. Specifically, the company ensures that the critical terms of the interest rate swap and the hedged item are identical, the swap value is zero at inception, settlement calculations are consistent throughout the term of the swap and no floors or caps exist on the swap variable rate. In the event it is determined that the hedging relationship no longer qualifies as an effective fair value hedge, the derivative will continue to be carried on the balance sheet at its fair value, with changes in fair value recorded in income. Upon termination of a derivative in an effective fair value hedge, any associated gain or loss will be an adjustment to income over the remaining life of the hedged item, if any.
     The company may implement cash flow hedges to protect itself from variability in cash flows associated with recognized variable-rate assets or liabilities or forecasted transactions. This may be accomplished by entering into interest rate swaps converting the hedged item from a floating rate to a fixed rate. Changes in the fair value of the hedging derivative are initially recorded in other comprehensive income, then recognized in income in the same period(s) in which the hedged transaction affects income. The company attempts to structure cash flow hedges so as to qualify for the shortcut method of hedge effectiveness analysis, thereby assuming no ineffectiveness in the hedge relationship. Specifically, the company ensures that the critical terms of the interest rate swap and the hedged item are identical, the swap value is zero at inception, settlement calculations are consistent throughout the term of the swap, no floors or caps exist on the swap variable rate, and variable rate repricing dates and indexes are comparable. In the event it is determined that the hedging relationship no longer qualifies as an effective cash flow hedge, the derivative will continue to be carried on the balance sheet at its fair value, with changes in fair value recorded in income. If hedge accounting is discontinued because it is probable a forecasted transaction will not occur, the derivative will continue to be carried on the balance sheet at its fair value, with changes in fair value recorded in income, and any amounts previously recorded in other comprehensive income will immediately be recorded in income.
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
     The company will enter into foreign currency derivatives to protect itself from variability in cash flows associated with recognized foreign currency denominated assets or liabilities or forecasted transactions. Changes in the fair value of the hedging derivative are initially recorded in other comprehensive income, then recognized in income in the same period(s) in which the hedged transaction affects income.
     The company has numerous investments in foreign subsidiaries, and the net assets of these subsidiaries are exposed to currency exchange rate volatility. To hedge this exposure the company utilizes foreign currency forward exchange contracts, generally with maturities of approximately three months. Net investment hedges are implemented for material subsidiaries on a selective basis. The effective portion of the change in fair value of the hedging instrument is reported in the same manner as the translation adjustment for the hedged subsidiary; that is, reported in the cumulative translation adjustment section of other comprehensive income. The fair value of the derivative attributable to changes in the difference between the forward rate and spot rate is excluded from the measure of hedge effectiveness and that difference is reported directly in income. Quarterly, the company evaluates its hedges of net investments in foreign subsidiaries for effectiveness and adjusts the value of hedge instruments or redesignates the hedging relationship accordingly.

Bausch & Lomb   A19   2002 Proxy Statement

     The company enters into foreign currency forward exchange contracts, with terms normally lasting less than six months, to hedge against foreign currency transaction gains and losses on foreign currency denominated assets and liabilities based on changes in foreign currency spot rates. Although allowable, a hedging relationship for this risk has not been designated, as designation will not achieve different financial reporting results. Foreign currency forward exchange contracts within this category are carried on the balance sheet at fair value, with changes in fair value recorded in income.

New Accounting Guidance During May 2000, the Emerging Issues Task Force (EITF) issued EITF Issue No. 00-14, Accounting for Certain Sales Incentives. EITF No. 00-14 addresses the income statement classification of various sales incentives. In April 2001, the transition date was revised and the consensus will be effective for the first quarter of 2002. Upon adoption, amounts included in previously issued financial statements will be reclassified to conform to the new presentation. The company has determined that the adoption of EITF Issue No. 00-14 will not have a material effect on its financial position or its results of operations.
     During April 2001, the EITF issued Issue No. 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products with an effective date for the first quarter of 2002. The issue addresses the accounting treatment and income statement classification for certain sales incentives, including cooperative advertising arrangements, buydowns, and slotting fees. The consensus requires that these incentives be reclassified from selling, general and administrative expense to a reduction in revenue. Upon adoption, amounts included in previously issued financial statements will be reclassified to conform to the new presentation. The company has determined that the adoption of EITF Issue No. 00-25 will not have a material effect on its financial position or its results of operations.
     In July 2001, the FASB issued SFAS No. 142, Goodwill and Intangible Assets. SFAS No. 142 provides guidance on how to account for goodwill and intangible assets after the acquisition is complete. The most substantive change represented by this statement is that goodwill will no longer be amortized; instead, it will be tested for impairment at least annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The statement applies to existing goodwill and intangible assets, beginning with the company's fiscal year beginning December 30, 2001. Goodwill and certain intangible assets acquired in transactions completed after June 30, 2001 will not be amortized. The company will adopt SFAS No. 142 in the fiscal year beginning December 30, 2001 and estimates approximately $19 net of tax in reduction of amortization expense, or $0.35 per diluted share.
     In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The company will adopt SFAS No. 143 in the fiscal year beginning December 29, 2002 and is still evaluating the effect on the company's financial position.
     In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 144 addresses the accounting model for long-lived assets to be disposed of by sale and resulting implementation issues. This statement requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. It also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2001. The company will adopt SFAS No. 144 in the fiscal year beginning December 30, 2001 and has determined that adoption will not have a material effect on its financial position.

Reclassifications Certain amounts in the Balance Sheets have been reclassified to maintain comparability among the periods presented.

Bausch & Lomb   A20   2002 Proxy Statement

2.     Acquisitions

The following table presents information about acquisitions by the company during the year ended December 29, 2001, as well as the goodwill and other intangible asset balances at December 30, 2000 and December 29, 2001. The acquisitions were accounted for under the purchase method with a portion of the purchase price allocated to goodwill and other intangible assets and, in some cases, purchased in-process research and development (IPR&D).
	Goodwill	Other Intangibles	Total
Balances at December 30, 2000 1	$ 531.8	$ 455.0	$ 986.8
Activity during 2001
Groupe Chauvin 2	14.1	-	14.1
Woehlk 3	3.1	-	3.1
Pharmos 4	-	25.5	25.5
Fidia Oftal 5	12.0	3.0	15.0
Biocumed 6	2.2	5.3	7.5
Other 2001 activity 7	(5.9)	4.3	(1.6)
Balance at December 29, 2001	$557.3	$493.1	$1,050.4
Accumulated Amortization 8			(208.2)
Goodwill and Other Intangibles, net at December 29, 2001			$ 842.2

1       Goodwill includes the following amounts: Dr. Mann Pharma, acquired in 1986, $82.5 with an original life of 30 years; Award, plc, acquired in 1996, $36.3 with an original life of 15 years; Storz, acquired in 1998, $107.7 with an original life of 40 years; Chiron Vision, acquired in 1998, $104.0 with an original life of 20 years; Groupe Chauvin, acquired in August 2000, $91.8 with an original life of 25 years; Woehlk, acquired in October 2000, $13.6 with an original life of 20 years.
Other intangibles include the following amounts and are being amortized as indicated: Storz tradename of $37.3 (17 years), workforce of $12.9 (17 years), customer relationships of $80.8 (40 years), technology/patents of $28.0 (10 years) and regulatory approvals of $13.1 (20 years); Chiron Vision tradename of $26.4 (20 years), customer relationships of $41.1 (20 years), workforce of $10.7 (14 years), and technology/patents of $18.1 (8 years); Groupe Chauvin tradename of $22.6 (30 years), physician information and customer database of $17.1 (30 years), developed technology and distribution agreements/relationships of $78.1 (20 years), and workforce of $5.4 (15 years); DexaRhino anti-allergy product (acquired in 2000) of $8.9 (15 years); BTG vision care product (acquired in 2000) of $11.3 (9 years).

2       Additional goodwill recorded for additional acquisition costs and exit related activities.

3       Additional goodwill recorded for exit related activities.

4       Pharmos ophthalmic pharmaceutical rights acquired in October 2001 for $25.5 and are being amortized over 12 years.

5       Fidia Oftal, an Italian ophthalmic pharmaceuticals business, acquired in November 2001 for $15.1. Intangible assets include licenses to patents and trademarks and are being amortized over 3 to 11 years.

6       Biocumed, a developer and marketer of ophthalmic products, acquired in February 2001 for $6.7. Goodwill is being amortized over 10 years. Intangible assets are being amortized over original lives as follows: customer database of $1.7, 7 years and trademarks of $3.6, 10 years.

7       Other 2001 activity includes a non-exclusive right to a 12 year patent for $5.0, customer relationships for $4.2, intangible pension assets of $3.2, with a partial offset by the impact of currency.

8      Accumulated amortization at December 30, 2000 was $160.9.

Groupe Chauvin Acquisition

On August 8, 2000, Bausch & Lomb completed the acquisition of Groupe Chauvin, a European-based ophthalmic pharmaceuticals company headquartered in Montpellier, France, and several related companies with operations in France, Germany, the U.K., Switzerland, the Benelux countries, and Portugal, for a total of approximately $218.0, net of cash acquired. Bausch & Lomb financed the acquisition through the use of cash reserves generated offshore.
     The acquisition was accounted for as a purchase, whereby the purchase price, including acquisition costs, was allocated to identified assets, including tangible and intangible assets, purchased IPR&D and liabilities based upon their respective fair values. The excess of the purchase price over the value of identified assets and liabilities has been recorded as goodwill and is being amortized on a straight-line basis over twenty-five years.
     The useful lives of identifiable intangibles and goodwill were determined based upon an evaluation of pertinent factors, including consideration of legal, regulatory and contractual provisions which could limit the maximum useful life and management's judgement and in some instances, the reports of independent appraisers.
     After the evaluation of the factors identified previously, it was determined that the associated goodwill related explicitly to the earnings potential of the business and that the future periods to benefit from these earnings were closely associated with the acquired physician information and customer databases and tradenames.
     As required under generally accepted accounting principles, IPR&D of $23.8 identified in the acquisition was expensed immediately, resulting in a non-cash charge to earnings, since the underlying R&D projects had not reached technological feasibility and the assets to be used in such projects had no alternative future use.
     There were eight product development projects included in the $23.8 pre-tax charge to IPR&D. The projects were unique from other pre-existing core technology and pertained primarily to the development of new or redesigned ophthalmic pharmaceutical drug products and products that support eye surgery procedures. The company engaged an outside appraiser who estimated the fair value of the purchased IPR&D using an income approach. Such methodology involved estimating the fair value of the purchased IPR&D

Bausch & Lomb   A21   2002 Proxy Statement

using the present value of the estimated after-tax cash flows expected to be generated as a result of these projects using risk-adjusted discount rates and revenues forecasts as appropriate. The selection of a 15% discount rate for all products was based on consideration of the company's weighted average cost of capital. A probability factor was then applied to the cash flow based on anticipated profitability levels of each project and the uncertainty surrounding successful development of each project. The amount expensed was also impacted by the percentage of completion for each project. The company expects to fund all R&D efforts, including acquired IPR&D, from cash flow from operations. There have been no significant changes to the projects or the assumptions and estimates associated with IPR&D.
     Management is primarily responsible for estimating the fair value of assets and liabilities obtained through acquisitions and has conducted due diligence in determining fair values. Management made estimates and assumptions at the time of the acquisition that affect the reported amounts of assets, liabilities and expenses, including IPR&D, resulting from such an acquisition. Actual results could differ from those amounts. During 2001, the accrual for acquisition related activities was increased by $11.2 as described in the Accrual for Exit Activities section below. As of December 29, 2001, there were no other material changes to estimated fair values of assets and liabilities.

Accrual for Exit Activities As part of the integration of Groupe Chauvin, management developed a formal plan that included the shutdown of duplicate facilities in Europe and the consolidation of certain functional areas. The exit activities were committed to by management and formally communicated to the affected employees during the fourth quarter of 2000. The acquisition accrual at December 30, 2000 related to the cost of terminating employees in R&D, selling and administration. The other costs represented leasehold and vehicle termination payments. Additional accruals representing closures and consolidations of functions and locations to be completed by December of 2002 were recorded in 2001 resulting in an adjustment to goodwill. These exit activities were communicated to the affected employees in 2001. As of December 29, 2001, 126 employees had been terminated. Approximately 140 employees remain to be terminated during 2002. The major components of the accrual were as follows:
	Costs of Exit Activities
	Employee Severance	Other	Total
Acquisition accrual	$ 2.6	$ 0.4	$ 3.0
Less cash payments made in 2000	(0.3)	-	(0.3)
Balances at December 30, 2000	2.3	0.4	2.7

Additional accruals	11.1	0.1	11.2
Less cash payments made in 2001	(8.5)	(0.4)	(8.9)
Balances at December 29, 2001	$ 4.9	$ 0.1	$ 5.0

Pharmos Product Rights Acquired

During the fourth quarter of 2001, the company announced the acquisition of all rights to the loteprednol etabonate ophthalmic pharmaceutical products of Pharmos Corporation. The company has paid an initial amount of approximately $25.5 for rights to two prescription anti-inflammatory ophthalmic drops, Lotemax and Alrex, manufactured and marketed by the company under a previous marketing agreement. The company expects to pay additional amounts, up to approximately $24.0, depending on market introduction and success of a new product currently in the clinical trial stage.

3.     Discontinued Operations

On June 26, 1999, the company completed the sale of its eyewear segment to Luxottica Group S.p.A. (Luxottica) for $636.0 in cash. The company recorded an after-tax gain on the disposal of discontinued operations of $126.3 or $2.16 per diluted share, which included the costs associated with exiting the business, such as severance pay and additional pension costs.
     The results of the eyewear segment have been reported as discontinued operations in the accompanying Statements of Income. Revenues of this business were $252.7 in 1999 (six months to June 26, 1999). At the time of the sale, certain non-U.S. sunglass businesses were subject to deferred closings due to local regulatory and legal considerations, all of which were completed as of December 2000.

Bausch & Lomb   A22   2002 Proxy Statement

     During 2000, Luxottica proposed certain purchase price adjustments in connection with their purchase. On January 22, 2002, the company reached an agreement with Luxottica relative to these proposed adjustments. The net result of the resolution was an after-tax charge to discontinued operations of $21.1 million ($0.39 per diluted share) which has been reported as a sale price adjustment related to disposal of discontinued operations in the accompanying Statements of Income. The net cash impact of this settlement was a $23.0 million payment to Luxottica in January, 2002.
     On August 30, 1999 the company completed the sale of its Miracle-Ear hearing aid business to Amplifon S.p.A., a privately-held company in Italy. The company recorded an after-tax gain of $11.1 or $0.19 per diluted share, including costs associated with exiting the business. Also during the third quarter of 1999, the company completed the sale of Charles River Laboratories to DLJ Merchant Banking Partners II, L.P., for approximately $400.0 in cash and $43.0 in promissory notes that were repaid in fiscal year 2000. The company retained a minority equity interest in the Charles River Laboratories business. The company recorded an after-tax gain of $170.7 or $2.91 per diluted share, including costs associated with exiting the business. Miracle-Ear and Charles River Laboratories were part of the company's healthcare segment. The results of the healthcare segment have been reported as discontinued operations in the accompanying Statements of Income. Revenues for this segment were $241.0 for 1999 (eight months to August 30, 1999).
     Income from discontinued operations as reported on the company's Statements of Income was net of income taxes of $20.6 for the fiscal year ended 1999. The Statements of Cash Flows for the year ended December 25, 1999 has not been restated to reflect the divestitures of these businesses.

4.     Earnings Per Share

Basic earnings per share is computed based on the weighted average number of Common and Class B shares outstanding during a period. Diluted earnings per share reflect the assumed conversion of dilutive stock options and forward purchase agreements. In computing the per share effect of assumed conversion, funds which would have been received from the exercise of options were considered to have been used to repurchase common shares at average market prices for the period, and the resulting net additional common shares are included in the calculation of average common shares outstanding.

     The following table summarizes the amounts used to calculate basic and diluted earnings per share:
(Dollar Amounts In Millions, Share Data In Thousands)	2001	2000	1999
Income from continuing operations	$42.0	$82.0	$102.7
Income from discontinued operations, net	-	-	34.0
Gain on disposals of discontinued operations, net	-	-	308.1
Sale price adjustment related to disposal of discontinued operations, net	(21.1)	-	-
Gain on extinguishment of debt, net	-	1.4	-
Change in accounting principle, net	0.3	-	-
Net Income	$21.2	$83.4	$444.8

Common shares - basic	53,578	54,162	57,287
Effect of dilutive securities	137	562	1,352
Common shares - diluted	53,715	54,724	58,639
Options which were anti-dilutive and excluded from the calculation of diluted earnings per share	2,946	2,384	1,149

Bausch & Lomb   A23   2002 Proxy Statement

5.     Restructuring Charges And Asset Write-offs

2001 Program

In December 2001, the company's Board of Directors approved a comprehensive restructuring plan designed to reduce ongoing operating costs by eliminating approximately 700 jobs on a global basis. As of December 29, 2001, management had identified actions and notified the appropriate personnel included in Phase I of the restructuring program. As a result, a pre-tax amount of $8.3 was recorded during the fourth quarter of 2001 for Phase I of the restructuring actions and for asset write-offs. Management anticipates recording approximately $19.5 of additional reserves for Phase II during the first quarter of 2002.

     The following table summarizes the activity for Phase I of the 2001 program:
	Severance and all other expenses	Asset write- offs	Total

Net charge during 2001	$ 4.4	$ 3.9	$ 8.3
Asset write-offs during 2001	-	(3.9)	(3.9)
Cash payments during 2001	(0.2)	-	(0.2)
Remaining reserve at December 29, 2001	$ 4.2	$ -	$ 4.2

     The restructuring actions will result in the termination of approximately 250 employees in Phase I. As of December 29, 2001, ten employees had been terminated under this restructuring plan with $0.2 of related costs being charged against the liability.
     In addition to employee terminations, the above actions resulted in $3.9 of asset write-offs for machinery and equipment ($1.5), goodwill related to the contact lens manufacturing plant in Madrid, Spain ($0.8) and an equity investment in a manufacturer of patented MicroBarrier technologies, intended to benefit the company's lens care and over-the-counter pharmaceutical product lines ($1.6). The disposition and/or decommissioning of these assets occurred in the fourth quarter of 2001 and no additional asset write-offs are anticipated in Phase II.
     The company is reviewing a series of possible additional actions to further reduce costs and improve executional effectiveness.

2000 Program

In December 2000, the company's Board of Directors approved a comprehensive restructuring plan that would facilitate the company's realignment as an integrated operating company with centralized management of R&D and supply chain operations and with commercial operations managed on a regional basis. The restructuring plan was implemented in two phases due to the anticipated timing of communication to employees and overall implementation schedule. As a result, a pre-tax amount of $42.7 was recorded during the fourth quarter of 2000 for Phase I of the restructuring action and for asset write-offs. During the first quarter of 2001 a pre-tax amount of $16.9 was recorded for Phase II of the restructuring action and additional asset write-offs.
     The restructuring program anticipated the termination of approximately 800 employees. At the conclusion of the program, 705 employees had been terminated under this restructuring plan with $28.7 of related costs being charged against the liability. All actions related to this restructuring plan were completed as of December 29, 2001.
     In addition to employee terminations, the above actions resulted in $20.4 of asset write-offs for machinery and equipment ($11.1), facilities ($6.9) and abandoned software ($2.4). The disposition and/or decommissioning of these assets occurred in the fourth quarter of 2000. During 2001, the company wrote off its $6.5 investment in a business-to-business e-commerce venture for the vision care industry.
     During the fourth quarter of 2001, the company reversed $4.0 of severance and other costs that were not required. The reversal was primarily the result of costs related to employee severance being lower than originally anticipated, in addition to employee resignations.
     The following table summarizes the activity for the 2000 program:
	Severance and all other expenses	Asset write- offs	Total

Net charge during 2000	$ 22.3	$ 20.4	$ 42.7
Asset write-offs during 2000	-	(20.4)	(20.4)
Cash payments during 2000	(0.7)	-	(0.7)
Remaining reserve at December 30, 2000	21.6	-	21.6

Net charge during 2001	10.4	6.5	16.9
Asset write-offs during 2001	-	(6.5)	(6.5)
Cash payments during 2001	(28.0)	-	(28.0)
Reversal of remaining reserve	(4.0)	-	(4.0)
Remaining reserve at December 29, 2001	$ -	$ -	$ -

Bausch & Lomb   A24   2002 Proxy Statement

1999 Program

By the end of 2000, the company had completed all actions related to a restructuring program announced in December 1999. The company's Board of Directors approved a comprehensive program to exit certain contact lens manufacturing platforms and to further reduce the administrative cost structure throughout the company. As a result, the company recorded a pre-tax charge of $56.7 in 1999.
     The 1999 restructuring program anticipated the termination of approximately 1,000 employees. Terminations in the vision care segment included 926 employees. The other/administrative actions included the termination of approximately 80 staff in both administrative and sales roles. As of December 30, 2000, 864 vision care employees and 38 other/administrative employees were involuntarily terminated under this restructuring plan with $21.8 of related costs being charged against the liability.
     During the second half of 2000, the company reduced the 1999 reserve by a net amount of $9.0. The company reversed approximately $10.4 of severance related costs that were not required. The reversal was primarily the result of favorable experience in employee separations, other projects being completed at a cost lower than originally estimated and expansion of manufacturing operations in a vision care plant to meet unplanned market demand for new products. In addition, certain anticipated actions were not taken because after further market analysis, the company determined that it was not feasible to implement the planned business reorganization. The company also increased the reserve in the third quarter of 2000 by $1.4 for severance expenses associated with additional actions in the contact lens business announced in August. These actions were the result of greater efficiencies related to the operational restructuring completed in the U.S. earlier than was originally expected. The job classifications and location of employees impacted was identical to those that were identified at the time the initial reserve was established.

6.     Business Segment And Geographic Information

In 2000, the company announced a reorganization from a product line structure to a regionally based management structure for commercial operations. The research and development and product supply functions were also realigned and are managed on a global basis. The change in the structure was effective January 1, 2001. The company's segments are comprised of the Americas region, the Europe, Middle East and Africa region (Europe), the Asia region, the Research, Development and Engineering organization and the Global Supply Chain organization.
     Operating income is the primary measure of segment income. No items below operating income are allocated to segments. Restructuring charges and charges related to certain significant events, although related to specific segments, are also excluded from management basis results. The accounting policies used to generate segment results are the same as the company's overall accounting policies. Inter-segment sales were $515.6, $473.6 and $441.1 for the years ended December 29, 2001, December 31, 2000 and December 25, 1999, respectively. All inter-segment sales have been eliminated upon consolidation.
     In each geographic segment the company markets products in five product categories: lens care, contact lens, pharmaceutical, cataract and refractive. The lens care category includes multi-purpose solutions, enzyme cleaners and saline solutions. The contact lens category includes daily disposable, continuous wear, planned replacement disposable and rigid gas permeable contact lenses. The pharmaceutical category includes prescription ophthalmic drugs, over-the-counter medications as well as vision accessories. The cataract and refractive categories include products and equipment used for cataract, refractive and other ophthalmic surgery. There are no transfers of products between product categories. The following table presents sales by product category for the years 2001, 2000 and 1999:
	Net Sales
	2001	2000	1999
Product Category
Lens Care	$ 437.9	$ 511.9	$ 542.7
Contact Lens	481.3	501.8	480.7
Pharmaceutical	350.0	282.5	304.6
Cataract	304.5	309.2	313.2
Refractive	138.2	167.0	123.1
	$1,711.9	$1,772.4	$1,764.3

     Segment assets for the three geographic regions represent operating assets of the U.S. and non-U.S. commercial entities mainly comprised of net trade receivables, net inventories, net property, plant and equipment, net goodwill and intangibles and other current and long-term assets. In the Research, Development & Engineering segment, assets are comprised of net property, plant and equipment and other current and long-term assets. Assets in the Global Supply Chain segment include net inventories, net property, plant and equipment, net goodwill and intangibles, other investments and other current and long-term assets. Corporate administration assets are mainly cash and cash equivalents, deferred income taxes, net property, plant and equipment and other current and long-term assets not allocated to other segments.

Bausch & Lomb   A25   2002 Proxy Statement

Business Segment The following table presents sales and other financial information by business segment for the years 2001, 2000 and 1999.
	Net Sales	Operating Income	Depreciation and Amortization	Capital Expenditures	Assets
2001
Americas	$ 805.0	$188.8	$ 44.0	$ 11.3	$ 710.1
Europe	583.8	112.2	31.6	17.1	644.2
Asia	323.1	81.5	6.9	5.9	161.7
Research, Development & Engineering	-	(143.8)	6.8	7.8	36.5
Global Supply Chain	-	(77.0)	58.7	50.3	445.6
	1,711.9	161.7	148.0	92.4	1,998.1
Corporate administration	-	(43.9)	7.1	4.0	995.4
Restructuring reserve adjustments and asset write-offs	-	(21.2)	-	-	-
Other significant charges 1	-	(9.9)	-	-	-
	$1,711.9	$86.7	$155.1	$96.4	$2,993.5

2000
Americas	$926.0	$289.8	$ 33.8	$ 15.8	$ 726.8
Europe	474.9	75.9	25.2	10.7	689.0
Asia	371.5	109.4	7.2	6.3	188.2
Research, Development & Engineering	-	(136.4)	6.8	6.2	38.6
Global Supply Chain	-	(60.9)	58.5	42.3	413.5
	1,772.4	277.8	131.5	81.3	2,056.1
Corporate administration	-	(52.0)	16.2	13.7	1,183.2
Purchase accounting adjustments 2	-	(26.8)	-	-	-
Restructuring reserve adjustments and asset write-offs	-	(33.7)	-	-	-
Other significant charges 1	-	(23.4)	-	-	-
	$1,772.4	$141.9	$147.7	$ 95.0	$3,239.3

1999
Americas	$ 981.0	$365.3	$ 29.5	$12.9	$ 759.0
Europe	452.5	101.6	18.5	21.6	401.0
Asia	330.8	82.3	4.9	4.1	209.1
Research, Development & Engineering	-	(116.2)	6.0	8.6	37.0
Global Supply Chain	-	(109.1)	63.8	46.7	475.9
	1,764.3	323.9	122.7	93.9	1,882.0
Corporate administration	-	(56.2)	6.5	43.4	1,527.2
Restructuring reserve adjustments and asset write-offs	-	(53.5)	-	-	-
Discontinued assets 3	-	-	27.0	18.6	-
Net assets held for disposal 3	-	-	-	-	29.3
	$1,764.3	$214.2	$156.2	$155.9	$3,438.5

1       Other significant charges in 2001 consisted of $7.1 related to hiring costs for the company's new chief executive officer and $2.8 of severance costs for the company's former chief executive officer. In 2000, $3.7 related to the failed acquisition attempt of Wesley Jessen VisionCare, Inc. and $19.7 related to the settlement of litigation.

2       Purchase accounting adjustments consisted of a charge of $23.8 for purchased IPR&D and a purchase accounting inventory adjustment of $3.0.

3       Discontinued assets and net assets held for disposal are related to the sale of the eyewear and healthcare segments. They consisted primarily of inventory, receivables, property, plant and equipment, accrued liabilities and payables.

Bausch & Lomb   A26   2002 Proxy Statement

Geographic Region The following table presents sales and long-lived assets by geography for the years 2001, 2000 and 1999. Sales to unaffiliated customers represent net sales originating in entities physically located in the identified geographic area. Sales in Germany were $177.9 in 2001. Sales in Japan were $217.7 and $185.1 in 2000 and 1999, respectively. No other country, or single customer, generates over 10% of total product net sales. Long-lived assets include property, plant and equipment, goodwill and intangibles, other investments and other assets. In 1999, long-lived assets excluded net assets held for disposal. Of the total non-U.S. long-lived assets for 2001, $196.5, $190.5 and $68.0 of these assets, comprised primarily of goodwill and other intangibles, are located in the countries of Germany, France and the United Kingdom, respectively. $69.6 of the total non-U.S. long-lived assets for 2001, comprised primarily of net property, plant and equipment, is located in Ireland. Of the total non-U.S. long-lived assets for 2000, $197.8 and $191.7 of these assets, comprised primarily of goodwill and other intangibles, are located in the countries of France and Germany, respectively.
	U.S.	Non-U.S.	Consolidated
2001
Sales to unaffiliated customers	$ 723.5	$988.4	$1,711.9
Long-lived assets	839.1	639.8	1,478.9
2000
Sales to unaffiliated customers	$ 874.0	$898.4	$1,772.4
Long-lived assets	818.2	622.0	1,440.2
1999
Sales to unaffiliated customers	$ 934.3	$830.0	$1,764.3
Long-lived assets	951.8	506.8	1,458.6

7.     Supplemental Balance Sheet Information
Inventories, net	December 29, 2001	December 30, 2000

Raw materials and supplies	$ 60.4	$ 57.5
Work in process	25.4	28.0
Finished products	167.6	162.2
	$253.4	$247.7
Property, Plant And Equipment	December 29, 2001	December 30, 2000

Land	$ 14.7	$ 13.8
Buildings 1	295.3	224.4
Machinery and equipment	815.1	795.8
Leasehold improvements	25.3	30.1
	1,150.4	1,064.1
Less accumulated depreciation	(607.1)	(569.3)
	$ 543.3	$ 494.8

1       $63.2 relates to the consolidation of the world headquarters building in the fourth quarter of 2001.

8.     Other Short- And Long-Term Investments

Netherlands Guilder Investment The company had invested 219 million Netherlands guilders (NLG), approximating $136.0 at the time of the investment, in securities issued by a subsidiary of a triple-A rated financial institution. The issuer's investments were restricted to high quality, short-term investments (less than 90 days) and government obligations, and as such, the net asset value was not expected to be materially different than fair value. The issuer reinvested all of its income. At December 30, 2000, the average euro rate of return was 4.73%. During 2000, a cross-currency swap transaction that effectively hedged the currency risk and converted the NLG income to a U.S. dollar rate of return matured and was not renewed in anticipation of the company exercising its option to put part of its equity position back to the issuer in the first quarter of 2001.

Bausch & Lomb   A27   2002 Proxy Statement

     The company, through two non-U.S. legal entities, owned approximately 22% of the subsidiary of the financial institution; the financial institution owned the remainder. The company had the right to put its equity position at net asset value to the financial institution at the end of each quarter until January 2003. Since the securities were not readily marketable, this represented the company's ability to exit from the investment. The company notified the financial institution in the fourth quarter of 2000 that it would exercise its right to put a significant portion of its equity position. The company completed this liquidation of the investment by the end of the first quarter of 2001. Accordingly, $99.6 was reclassified to other investments, short-term on the balance sheet for 2000. Proceeds from the redemption were invested in short-term money market instruments.

U.S. Dollar Investment The company had previously invested $425.0 in equity securities issued by a subsidiary of a double-A rated financial institution. The securities paid quarterly cumulative dividends at a variable LIBOR-based rate. At December 25, 1999, this rate was 4.96%. The issuer and the company agreed to redeem these securities at par over a 12-month period commencing January 5, 1999. During 1999, $300.0 of this investment, which was classified as short-term, was redeemed. At December 25, 1999, the remaining $125.0 of the investment was classified as short-term and subsequently, on January 5, 2000, the remaining portion was redeemed. The company used the redemption proceeds to finance operational requirements outside the U.S. and invest in short-term money market instruments.

Other Investments Upon the sale of the company's biomedical business in September 1999, the company received a subordinated discount note due September 2010, with an original issue price of $43.0. The interest on this note, which varied from a rate of 12.0% to 15.0%, accreted daily to a value at maturity of $175.3. The note was subordinate to the senior indebtedness of the issuer. This note could be redeemed at any time prior to maturity at the discretion of the issuer at the accreted value on the date redeemed. This note was redeemed during 2000 at a value of $46.9. The company also maintained a 12.5% equity interest in the divested business, valued at $19.9 at the end of 1999, and accounted for under the cost method. During 2000, the divested business, Charles River Laboratories, Inc., issued common stock in an initial public offering, which reduced the company's equity interest to less than 7.0%. As of December 30, 2000 the investment had a fair market value of $67.8 and was classified as available-for-sale in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. A resulting unrealized holding gain, net of taxes of $30.4 was recorded in comprehensive income. During 2001, approximately 1,300,000 shares or 51.0% of the company's original equity interest were sold, resulting in realized gains of $12.6, net of taxes. As of December 29, 2001, the remaining investment was valued at $41.9. A resulting unrealized holding gain of $20.9 net of taxes was recorded in comprehensive income. Subsequent to December 29, 2001, the company sold its remaining shares for a realized gain of $17.9 net of taxes.

9.     Provision For Income Taxes

An analysis of the components of income from continuing operations before income taxes and minority interest and the related provision for income taxes is presented below:
	2001	2000	1999

(Loss) income from continuing operations before income taxes and minority interest
U.S.	$ (30.7)	$ (7.0)	$ 39.7
Non-U.S.	115.7	167.7	145.3
	$ 85.0	$160.7	$185.0
Provision for income taxes
Federal
Current	$ 16.0	$ 31.2	$ 13.4
Deferred	(20.9)	(12.9)	6.6
State
Current	1.9	6.5	4.7
Deferred	(5.6)	(4.2)	4.9
Foreign
Current	35.8	49.1	43.5
Deferred	1.5	(4.2)	(6.5)
	$ 28.7	$ 65.5	$ 66.6

Bausch & Lomb   A28   2002 Proxy Statement

     Deferred taxes, detailed below, recognize the impact of temporary differences between the amounts of assets and liabilities recorded for financial statement purposes and such amounts measured in accordance with tax laws. Realization of the tax loss ($51.6 of non-U.S. net operating losses and $120.0 of U.S. capital losses as of December 29, 2001) and credit ($54.1 as of December 29, 2001) carryforwards, some of which expire between 2002 and 2008, and others which have no expiration, is contingent on future taxable income in the appropriate jurisdictions. Valuation allowances have been recorded for these and other asset items which may not be realized. Each carryforward item is reviewed for expected utilization, using a "more likely than not" approach, based on the character of the carryforward item (credit, loss, etc.), the associated taxing jurisdiction (U.S., state, non-U.S., etc.), the relevant history for the particular item, the applicable expiration dates, operating projects that would impact utilization, and identified actions under the control of the company in realizing the associated carryforward benefits. Additionally, the company's utilization of U.S. foreign tax credit and state investment credit carryforwards is dependent on related statutory limitations that involve numerous factors beyond overall positive income, all of which have been taken into account by the company in its evaluation. The company assesses the available positive and negative evidence surrounding the recoverability of the deferred tax assets and applies its judgment in estimating the amount of valuation allowance necessary under the circumstances. The company continues to assess and evaluate strategies that will enable the carryforwards to be utilized, and will reduce the valuation allowance appropriately for each item at such time when it is determined that the "more likely than not" approach is satisfied for the related item, or portion thereof.
Deferred Taxes
December 29, 2001			December 30, 2000
	Assets	Liabilities	Assets	Liabilities
Current:
Employee benefits and compensation	$ 21.1	$ -	$ 17.4	$ -
Inventories	20.7	-	24.1	-
Sales and allowance accruals	14.7	-	21.7	-
Other accruals	7.9	1.0	8.8	4.2
Unrealized foreign exchange transactions	6.8	-	0.6	6.2
Restructuring accruals	2.8	-	7.0	-
State and local income tax	-	9.6	-	6.4
	$ 74.0	$ 10.6	$ 79.6	$ 16.8
Non-current:
Tax loss and credit carryforwards	$128.2	$ -	$ 80.5	$ -
Employee benefits	20.2	-	23.9	0.4
Other accruals	-	27.4	-	28.1
Depreciation and amortization	22.9	67.1	-	65.0
Valuation allowance	(54.0)	-	(30.6)	-
Intercompany investments	-	202.7	-	202.7
	117.3	297.2	73.8	296.2
	$191.3	$ 307.8	$153.4	$ 313.0

     Reconciliation of the statutory U.S. federal income tax rate to the effective tax rates for continuing operations are as follows:
	2001	2000	1999
Statutory U.S. tax rate	35.0%	35.0%	35.0%
Difference between non-U.S. and U.S. tax rates	2.7	0.3	(2.8)
Goodwill amortization	0.6	0.4	0.9
Foreign Sales Corporation tax benefit	(2.5)	(1.0)	(0.9)
State income taxes, net of federal tax benefit	(2.9)	0.7	3.3
Other	0.9	0.1	0.5
Nondeductible purchased research & development	-	5.3	-
Effective tax rate	33.8%	40.8%	36.0%

     At December 29, 2001, income considered to be permanently reinvested in non-U.S. subsidiaries totaled approximately $906.5. Deferred income taxes have not been provided on this income, as the company does not plan to initiate any action that would require the payment of income taxes. It is not practicable to estimate the amount of additional tax that might be payable on this undistributed foreign income.

Bausch & Lomb   A29   2002 Proxy Statement

10.     Debt

Short-term debt at December 29, 2001 and December 30, 2000, consisted of $32.6 and $22.5 in non-U.S. borrowings, respectively. At December 30, 2000 there were $10.1 in U.S. borrowings. To support its liquidity requirements, the company generally maintains U.S. revolving credit agreements. In January 2001, a $525.0 364-day revolving credit agreement that expired December 22, 2000 was replaced with a $250.0 syndicated revolving credit agreement expiring in 2004. The interest rate under the new agreement is based on LIBOR, or the highest rate based on secondary certificates of deposit, Federal Funds or the base rate of one of the lending banks. There were no outstanding revolver borrowings as of December 29, 2001 or December 30, 2000. The company is required to maintain certain financial covenants related to the revolving credit agreement. There were no covenant violations during 2001.
     Average short-term interest rates were 0.8% and 2.1% for the years ended 2001 and 2000, respectively. The maximum amount of short-term debt at the end of any month was $33.7 in 2001 and $53.6 in 2000. Average short-term, month-end borrowings were $23.6 in 2001 and $42.1 in 2000.
     The components of long-term debt were:

	Interest Rate Percentage	December 29, 2001	December 30, 2000
Fixed-rate notes payable at par
Notes due in 2001 or 2011 1	6.15	$ -	$ 97.0
Notes due in 2001 or 2026 2	6.56	0.5	100.0
Notes due in 2003 3	5.95	85.0	85.0
Notes due in 2003 4	0.59	15.6	-
Notes due in 2003 or 2013 1	6.38	100.0	100.0
Notes due in 2004 5	6.75	194.6	194.6
Notes due in 2005 or 2025 1	6.50	100.0	100.0
Notes due in 2028 6	7.13	191.0	194.0
World Headquarters 7	2.997	65.0	-
Variable rate and other borrowings
Securitized trade receivables expiring in 2002	1.918,9	25.0	75.0
Industrial Development Bonds due in 2015	1.958, 10	8.5	8.5
Other	Various	8.7	11.6
		793.9	965.7
Less current portion		(90.7)	(202.6)
		$703.2	$763.1

1       Notes contain put/call options exercisable at 100% of par in 2001, 2003 and 2005 for the 6.15%, 6.38% and 6.50% notes, respectively. The company has also entered into remarketing agreements with respect to each of these issues, which allow the agent to call the debt from the holders on the option exercisable dates, and then remarket them. If this right is exercised the coupon rate paid by the company will reset to a rate higher than the then current market rate. All 6.15% notes were redeemed in 2001.

2       Notes contain an option allowing the holder to put these notes back to the company in 2001; therefore, notes were classified as current at year end December 30, 2000. Otherwise the notes mature in 2026. The put option was exercised by a majority of the holders in 2001.

3       An interest rate swap agreement effectively converts this note to a floating-rate liability. At December 29, 2001 and December 30, 2000, the effective rate on these notes was 3.69% and 6.25%, respectively.

4        In 2001, a current portion of non-U.S. debt was repaid and additional long-term borrowings of $15.6 were undertaken.

5       An interest rate swap agreement entered into in 2001 effectively converts this note to a floating-rate liability. At December 29, 2001 the effective rate on these notes was 4.22%.

6       The company, at its option, may call these notes at any time pursuant to a make-whole redemption provision, which would compensate holders for any changes in market value of the notes upon early extinguishment.

7       An interest rate swap agreement effectively converts this note to a fixed-rate liability. At December 29, 2001 the effective rate on this note was 8.38%.

8       Represents rate at December 29, 2001.

9       Rate at December 30, 2000 was 6.33%.

10      Rate at December 30, 2000 was 5.15%.

     In 2001, the company retired $199.5 of the notes due in 2001 or 2026, 2001 or 2011 and 2028. In 2000, the company retired $14.4 of the notes due in 2001 or 2011, 2004 and 2028. The company recognized an extraordinary gain of less than $0.1 and $1.4, net of taxes, in 2001 and 2000, respectively.
     Interest rate swap agreements on long-term debt issues resulted in a decrease in the long-term effective interest rate from 6.30% to 5.97% in 2001 and an increase in 2000 long-term rates from 6.54% to 6.55%. Long-term borrowing maturities during the next five years are $90.7 in 2002; $202.9 in 2003; $196.7 in 2004; $100.7 in 2005 and $0.5 in 2006. These amounts assume that all put/call options are exercised.
     During November 2001, the company modified the conditions of the lease associated with its world headquarters office facility by purchasing the equity owner's interest. A $2.4 payment was made to the original equity owner during January 2002. The previous operating lease treatment ceased at the time of the lease modification. The office facility and related debt of $63.2 and $65.0, respectively, have been consolidated by the company in the fourth quarter of 2001. During 2001, net rental payments under the lease were $2.6.

Bausch & Lomb   A30   2002 Proxy Statement

11.     Operating Leases

The company leases land, buildings, machinery and equipment under noncancelable operating leases. Total annual rental expense for 2001, 2000 and 1999 amounted to $27.8, $28.0 and $32.0, respectively.
     Minimum future rental commitments having noncancelable lease terms in excess of one year aggregated $56.9, net of aggregated sublease rentals of $3.6, as of December 29, 2001 and are payable as follows: 2002, $14.3; 2003, $12.1; 2004, $9.4; 2005, $7.1; 2006, $5.6 and beyond, $8.4.

12.     Employee Benefits

The company's benefit plans, which in the aggregate cover substantially all U.S. employees and employees in certain other countries, consist of defined benefit pension plans, defined contribution plans and a participatory defined benefit postretirement plan.
     The information provided below pertains to the company's defined benefit pension and postretirement plans. The following table provides reconciliations of the changes in benefit obligations, fair value of plan assets and funded status for the two-year period ended December 29, 2001.
	Pension Benefit Plans		Postretirement Benefit Plan
	2001	2000	2001	2000
Reconciliation of benefit obligation
Obligation at beginning of year	$251.9	$234.3	$50.5	$62.3
Service cost	13.8	12.7	1.1	1.6
Interest cost	17.6	15.9	4.5	3.7
Participant contributions	0.9	0.7	-	-
Plan amendments	0.8	(1.6)	-	1.3
Acquisitions/divestitures	(0.1)	10.8	-	-
Currency translation adjustments	(2.1)	(3.8)	-	-
Curtailment gains	-	(0.8)	(0.7)	(0.9)
Benefit payments	(22.6)	(20.4)	(7.9)	(7.3)
Actuarial loss (gain)	4.1	4.1	22.6	(10.2)
Obligation at end of year	$264.3	$251.9	$70.1	$50.5

Reconciliation of fair value of plan assets
Fair value of plan assets at beginning of year	$248.6	$241.0	$41.1	$43.2
Actual return on plan assets	(12.9)	3.7	(2.1)	(1.2)
Acquisitions/divestitures	(0.1)	8.5	-	-
Employer contributions	2.8	18.9	7.1	6.4
Participant contributions	0.9	0.7	-	-
Benefit payments	(22.6)	(20.4)	(7.9)	(7.3)
Currency translation adjustments	(1.6)	(3.8)	-	-
Fair value of plan assets at end of year	$215.1	$248.6	$38.2	$41.1

Reconciliation of funded status to net amount recognized on the balance sheet
Funded status at end of year	$ (49.2)	$ (3.3)	$(31.9)	$ (9.4)
Unrecognized transition obligation	0.9	1.4	-	-
Unrecognized prior-service cost	3.8	4.2	0.3	0.2
Unrecognized actuarial loss (gain)	41.6	3.4	(17.2)	(48.0)
Net (liability) asset recognized	$ (2.9)	$ 5.7	$(48.8)	$(57.2)

     The plan assets shown above for the pension benefit plans include 52,800 shares of the company's common stock. In 2000, two plans were added as part of acquisitions.

Bausch & Lomb   A31   2002 Proxy Statement

The following table provides information related to underfunded pension plans:
	2001	2000
Projected benefit obligation	$241.4	$29.3
Accumulated benefit obligation	215.6	24.6
Fair value of plan assets	186.0	7.3

     The company's postretirement benefit plan was underfunded for each of the past two years.

     The following table provides the amounts recognized in the balance sheets as of the end of each year:

	Pension Benefit Plans		Postretirement Benefit Plan
	2001	2000	2001	2000
Prepaid benefit cost	$ 0.9	$21.6	$ -	$ -
Accrued benefit liability	(30.6)	(19.6)	(48.8)	(57.2)
Intangible asset	3.9	2.0	-	-
Accumulated other comprehensive income	22.9	1.7	-	-
Net (liability) asset recognized	$(2.9)	$ 5.7	$(48.8)	$(57.2)

     The following table provides the components of net periodic benefit cost for the plans for fiscal years 2001, 2000 and 1999:
	Pension Benefit Plans			Postretirement Benefit Plan
	2001	2000	1999	2001	2000	1999
Service cost	$13.8	$12.7	$ 9.8	$ 1.1	$ 1.6	$ 1.2
Interest cost	17.6	15.9	17.0	4.5	3.7	4.3
Expected return on plan assets	(21.5)	(21.4)	(21.1)	(3.7)	(3.7)	(3.5)
Amortization of transition obligation	0.9	0.5	0.7	-	-	-
Amortization of prior-service cost	0.6	1.4	1.7	(0.1)	(0.1)	(0.2)
Amortization of net loss (gain)	0.2	0.1	(0.4)	(2.4)	(3.8)	(3.0)
Net periodic benefit cost	11.6	9.2	7.7	(0.6)	(2.3)	(1.2)
Curtailment loss (gain)	-	1.5	2.2	(0.7)	(0.9)	(1.4)
Net periodic cost (benefit) after curtailment	$11.6	$10.7	$ 9.9	$(1.3)	$(3.2)	$(2.6)

     The 2001 curtailment gain in the Postretirement Benefit Plan related to the restructuring actions taken in 2001. A curtailment gain or loss may be recognized when the employees affected by the 2001 restructuring program (as discussed in Note 5 — Restructuring Charges and Asset Write-offs) are terminated in 2002. The 2000 curtailment gains and losses related to the restructuring actions taken in 1999 and 2000. The 1999 curtailment was related to the divestiture of the sunglass business.

     Key assumptions used to measure benefit obligations in the company's benefit plans are shown in the following table:
Weighted Average Assumptions	2001	2000
Discount rate	7.1%	7.3%
Expected return on plan assets	9.2%	9.2%
Rate of compensation increase	4.8%	4.8%

Bausch & Lomb   A32   2002 Proxy Statement

     For amounts pertaining to postretirement benefits, a 9.0% annual rate of increase in the per capita cost of covered health care benefits for pre-65 years of age participants was assumed for 2001. The pre-65 trend rate grades down by 1.0% per year to an ultimate annual rate of 5.0% in 2005. A 12.0% annual rate of increase in the per capita cost of covered health care benefits for participants age 65 and older was assumed in 2001. The age 65 and older trend rate grades down by 1.0% per year to an ultimate annual rate of 5.0% in 2008. To demonstrate the significance of this rate on the expense reported, a one-percentage point change in the assumed health care cost trend rate would have the following effect:
	1% Increase	1% Decrease
Effect on total service and interest cost components of net periodic postretirement health care benefit cost	$0.6	$(0.5)

Effect on the health care component of the accumulated postretirement benefit obligation	6.6	(5.6)

     The costs associated with defined contribution plans totaled $11.2, $14.0 and $12.5 for 2001, 2000 and 1999, respectively.

13.     Minority Interest

In 1993, four wholly owned subsidiaries of the company contributed operating and financial assets to a limited partnership for an aggregate 72% in general and limited partnership interests. The partnership is a separate legal entity from the company which owns and manages a portfolio of assets. Those assets included portions of the company's former biomedical operations and certain assets used for the manufacture and sale of RGP contact lenses and RGP lens care products. In 1999, the partnership was restructured and no longer includes assets of these businesses. Partnership assets continue to include cash and cash equivalents, a long-term note from a consolidated subsidiary of the company, and floating-rate demand notes from another consolidated subsidiary of the company. For the company's consolidated financial statements, the long-term note and the floating-rate demand notes are eliminated while the outside investor's interest in the partnership is recorded as minority interest.
     In 1999, the original outside investor sold its interest in the partnership and was replaced by an investment banking firm. At December 29, 2001 and December 30, 2000 the outside partner held a 22% interest, for which the outside partner has a put right for the recorded value of their partnership interest. The outside investors' limited partnership interest in the partnership has been recorded as minority interest totaling $200.0 at both December 29, 2001 and December 30, 2000.

14.     Financial Instruments

The carrying amount of cash, cash equivalents and notes payable approximated fair value because maturities are less than one year in duration. Certain current portion of long-term investments are classified as available-for-sale securities and recorded at market value with the unrealized gain included in other comprehensive income. The company's remaining financial instruments consisted of the following:
	December 29, 2001		December 30, 2000
	Carrying Value	Fair Value	Carrying Value	Fair Value
Nonderivatives
Other investments	$ 4.5	$ 4.5	$ 8.6	$ 8.6
Long-term debt, including current portion	(793.9)	(757.5)	(965.7)	(881.9)

Derivatives held for purposes other than trading
Foreign exchange instruments
Other current assets	$ 5.9	$ 5.9	$ 9.4
Accrued liabilities	(2.4)	(2.4)	(9.4)
Net foreign exchange instruments	$ 3.5	$ 3.5	$ -	$ (0.6)
Interest rate instruments
Other current assets	$ 0.6	$ 0.6	$ 2.1
Accrued liabilities	(5.5)	(5.5)	(3.6)
Net interest rate instruments	$ (4.9)	$ (4.9)	$ (1.5)	$ (2.1)

     Fair value of other investments was determined based on contract terms and an evaluation of expected cash flows and investment risk. Fair value for long-term debt was estimated using either quoted market prices for the same or similar issues or current rates offered to the company for debt with similar maturities. The fair value for foreign exchange and interest rate instruments was determined using a model that estimates fair value at market rates, or was based upon quoted market prices for similar instruments with similar maturities.

Bausch & Lomb   A33   2002 Proxy Statement

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
     The company enters into foreign exchange forward contracts primarily to hedge foreign currency transactions and equity investments in non-U.S. subsidiaries. At December 29, 2001 and December 30, 2000, the company hedged aggregate exposures of $1,033.2 and $1,291.8, respectively, by entering into forward exchange contracts requiring the purchase and sale of U.S. and foreign currencies. The company selectively hedges firm commitments that represent both a right and an obligation, mainly for committed purchase orders for foreign-sourced inventory. In general, the forward exchange contracts have varying maturities up to, but not exceeding, one year with cash settlements made at maturity based upon rates agreed to at contract inception.
     The company's exposure to changes in interest rates results from investing and borrowing activities. The company may enter into interest rate swap and cap agreements to effectively limit exposure to interest rate movements within the parameters of its interest rate hedging policy. At December 29, 2001 and December 30, 2000, the company was party to swap contracts that had aggregate notional amounts of $344.6 and $150.0, respectively.
     Counterparties to the financial instruments discussed above expose the company to credit risks to the extent of non-performance. The credit ratings of the counterparties, which consist of a diversified group of major financial institutions, are regularly monitored and thus credit loss arising from counterparty non-performance is not anticipated.

15.     Accounting For Derivatives And Hedging Activities

A transition gain of $0.3, net of taxes, was recorded in the quarter ended March 31, 2001, as a cumulative adjustment to income for marking foreign currency forward contracts to fair value upon implementation of SFAS No. 133. This amount substantially pertained to contracts utilized to offset foreign exchange exposures related to foreign currency denominated assets and liabilities. The company does not apply hedge accounting to these contracts because they are marked to market through income at the same time that the exposed asset/liability is remeasured through income; both are recorded in foreign exchange (income) loss. Less than $0.1 related to contracts designated as net investment hedges of net assets of certain non-U.S. subsidiaries and cash flow hedge contracts designated to offset risks associated with intercompany loans with non-U.S. subsidiaries. In the quarter ended March 31, 2001, a transition adjustment loss of $1.8 was recorded in other comprehensive income related primarily to an interest rate swap designated as a cash flow hedge to offset risks associated with interest payments on a variable-rate lease.
     For effective fair value hedge transactions in which the company is hedging changes in the fair value of assets, liabilities or firm commitments, changes in the fair value of the derivative instrument will generally be offset by changes in the hedged item's fair value. For cash flow hedge transactions in which the company is hedging the variability of cash flows related to a variable rate asset, liability or forecasted transaction, changes in the fair value of the derivative instrument will be reported in other comprehensive income. The gains and losses on the derivative instrument that are reported in other comprehensive income will be recognized in income in the periods in which income is impacted by the variability of the cash flows of the hedged item. In 2001, a net gain of $0.1 was reclassified from other comprehensive income into income. An estimated $0.6 net loss is expected to be reclassified into income in 2002.
     In general, the forward exchange contracts have varying maturities up to, but not exceeding, one year with cash settlements made at maturity based upon rates agreed to at contract inception. For derivatives designated as hedging instruments for hedges of foreign currency exposures of net investments in non-U.S. subsidiaries, a net after-tax loss of $1.9, was included in the cumulative translation adjustment in 2001.
     For instruments designated as hedges, hedge ineffectiveness, determined in accordance with SFAS No. 133, had no impact on income for the year ended December 29, 2001.

Bausch & Lomb   A34   2002 Proxy Statement

16.     Stock Compensation Plans

The company sponsors several stock-based compensation plans, all of which are accounted for under the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, as amended. Accordingly, given the fixed nature of the equity instruments granted under such plans, no compensation cost has been recognized for the company's stock option plans or its employee stock purchase plan. Had compensation expense for the company's fixed options been determined consistent with SFAS No. 123, Accounting for Stock-Based Compensation, the company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:
Net Income			Basic Earnings Per Share		Diluted Earnings Per Share
	As Reported	Pro Forma	As Reported	Pro Forma	As Reported	Pro Forma
2001	$ 21.2	$ 8.4	$ 0.39	$ 0.15	$ 0.39	$ 0.15
2000	83.4	70.0	1.54	1.29	1.52	1.28
1999	444.8	433.9	7.76	7.57	7.59	7.40

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

Stock Options

The company issues stock options, which typically vest ratably over three years and expire ten years from the grant date. Vesting is contingent upon a continued employment relationship with the company.
     For purposes of this disclosure, the fair value of each fixed option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants outstanding in 2001, 2000 and 1999:
	2001	2000	1999
Risk-free interest rate	3.61%	5.13%	6.22%
Dividend yield	2.29%	1.84%	1.96%
Volatility factor	48.20%	46.87%	31.06%
Weighted average expected life (years)	3	3	3

     The weighted average value of options granted was $12.97, $19.52 and $18.11, in 2001, 2000 and 1999, respectively.
A summary of the status of the company's fixed stock option plans at year end 2001, 2000 and 1999 is presented below:
	2001		2000		1999
	Number Of Shares (000s)	Weighted Average Exercise Price (Per Share)	Number Of Shares (000s)	Weighted Average Exercise Price (Per Share)	Number Of Shares (000s)	Weighted Average Exercise Price (Per Share)
Outstanding at beginning of year	4,966	$54.69	4,378	$51.69	5,050	$43.98
Granted	2,072	41.24	1,465	59.13	1,185	72.85
Exercised	(108)	41.43	(612)	41.56	(1,444)	42.97
Forfeited	(858)	58.00	(265)	59.90	(413)	48.66
Outstanding at year end	6,072	$49.87	4,966	$54.69	4,378	$51.69
Options exercisable at year end	3,969		2,751		2,451

Bausch & Lomb   A35   2002 Proxy Statement

     The following represents additional information about fixed stock options outstanding at December 29, 2001:
	Options Outstanding			Options Exercisable
Range of Exercise Prices Per Share	Number Outstanding (000s)	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price (Per Share)	Number Exercisable (000s)	Weighted Average Exercise Price (Per Share)
$26.00 to 40.49	1,192	7.1	$ 34.37	1,163	$ 36.33
40.50 to 45.49	2,115	7.6	43.88	737	42.13
45.50 to 55.49	960	5.1	50.00	945	50.03
55.50 to 65.49	971	8.6	61.97	478	61.98
65.50 to 75.00	834	7.6	72.97	646	72.97
	6,072	7.3	$ 49.87	3,969	$ 49.14

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
     Compensation expense is recorded based on applicable vesting criteria and, for those awards with performance goals, as such goals are met. In 2001, 2000 and 1999, 101,378, 143,585 and 90,050 of such awards were granted at weighted average market values of $45.68, $55.12 and $63.41 per share, respectively. The compensation expense relating to stock awards in 2001, 2000 and 1999 was $0.9, $0.3 and $8.0, respectively.

17.     Other Matters

On April 13, 2001, a shareholder class action lawsuit was filed in the U.S. District Court for the Western District of New York. Four other similar lawsuits were filed in both the Western and Southern Districts of New York, with the company's Chief Financial Officer, Stephen C. McCluski and former Chairman and Chief Executive Officer, William M. Carpenter, and former President, Carl E. Sassano, named as defendants. The complaints allege that the value of the company's stock was inflated artificially by alleged false and misleading statements about expected financial results. The plaintiffs seek to represent a class of shareholders who purchased company common stock between January 27, 2000 and August 24, 2000. On October 15, 2001 all lawsuits were consolidated in the U.S. District Court for the Western District of New York. No substantive action has taken place in this matter. The company intends to defend itself vigorously against these claims. The company cannot at this time estimate with any certainty the impact of these claims on its financial position.
     The company is currently involved in several pending patent proceedings relating to its PureVision contact lens product line. Specifically, CIBA Vision Corporation and related entities have commenced four separate actions against the company in the United States and abroad alleging that the PureVision lens product infringes intellectual property held by them. The first of these suits was filed on March 8, 1999 in U.S. District Court for the Northern District of Georgia, followed by other suits commenced in the Federal Court of Melbourne, Australia (filed on February 29, 2000), the U.S. District Court for the District of Delaware (filed on May 3, 2001), and the Administrative Court of Duesseldorf, Germany (filed on September 7, 2001). Each of these suits is in various stages of the discovery process. The company intends to defend itself vigorously against these claims. On November 6, 2001, the company filed a patent infringement lawsuit against CIBA Vision Corporation in the U.S. District Court for the Western District of New York relative to a patent the company holds for hydrogel lenses. CIBA Vision Corporation has filed a motion for a summary judgement in this action. The Court is scheduled to hear the summary judgement motion on April 12, 2002. The company intends to pursue vigorously its claims against CIBA Vision Corporation in this action. The company cannot at this time estimate with any certainty the impact of these lawsuits on its financial position.
     The company is engaged in various other lawsuits, claims, investigations and proceedings including patent, trademark, commercial and environmental matters that are in the ordinary course of business. The company cannot at this time estimate with any certainty the impact of these matters on its financial position.

Bausch & Lomb   A36   2002 Proxy Statement

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

				(Loss) Earnings Per Share
	Net Sales	Gross Profit	Net (Loss) Income	Basic	Diluted
2001
First	$ 412.2	$ 224.2	$ (1.0) 1	$ (0.02)	$ (0.02)
Second	414.0	228.9	6.8	0.13	0.13
Third	433.7	243.3	23.3 2	0.43	0.43
Fourth	452.0	251.8	(7.9) 3	(0.15)	(0.15)
	$ 1,711.9	$ 948.2	$ 21.2	$ 0.39	$ 0.39
2000
First	$ 408.9	$ 226.7	$ 39.1 4	$ 0.69	$ 0.68
Second	455.2	270.4	34.6 5	0.65	0.64
Third	443.2	262.6	14.7 6	0.28	0.27
Fourth	465.1	265.8	(5.0) 7	(0.09)	(0.09)
	$ 1,772.4	$ 1,025.5	$ 83.4	$ 1.54	$ 1.52

The amounts in the following references are all presented after taxes.

1           Includes restructuring charges and asset write-offs of $11.0 related to the implementation of Phase II of the company's new organizational structure announced in 2000 as well as a gain of $3.5 from the sale of a stock investment.

  Includes severance costs of $1.8 for the company's former chief executive officer as well as a gain of $9.1 from the sale of a stock investment.

3          Includes hiring costs of $4.6 for the company's new chief executive officer, a charge of $21.1 related to the settlement of litigation impacting the gain on discontinued operations related to the eyewear segment as well as restructuring charges and asset write-offs of $5.4 related to Phase I of the company's 2001 restructuring program designed to reduce ongoing operating costs, partially offset by the reversal of previously recorded restructuring reserves for the company's 2000 restructuring program totaling $2.6.

4           Includes $15.2 which represents proceeds from a patent litigation settlement with Alcon Laboratories.

5           Includes a charge of $5.4 related to a failed acquisition attempt and settlement of litigation.

6           Includes a non-tax deductible non-cash charge to purchased in-process R&D expense of $23.8 related to the purchase of Groupe Chauvin as well as the partial reversal of 1999 restructuring reserves totaling $2.3, offset by an addition to 1999 restructuring reserves totaling $0.9.

7           Includes restructuring charges and asset write-offs of $27.6 related to the implementation of Phase I of the company's new organizational structure, offset by the partial reversal of 1999 restructuring reserves totaling $4.5 as well as a charge of $9.7 related to the settlement of litigation.

Quarterly Stock Prices (unaudited)

The company's Common stock is listed on the New York Stock Exchange and is traded under the symbol BOL. There were approximately 6,400 and 6,700 Common shareholders of record at year-end 2001 and 2000, respectively. The following table shows the price range of the Common stock for each quarter for the past two years:

	2001 Price Per Share		2000 Price Per Share
	High	Low	High	Low
First	$54.93	$35.50	$73.13	$49.38
Second	49.63	35.70	77.06	48.00
Third	38.45	27.56	80.88	33.56
Fourth	37.90	27.20	45.94	34.63

Bausch & Lomb   A37   2002 Proxy Statement

Selected Financial Data (unaudited)

Dollar Amounts In Millions - Except Per Share Data

2001	2000	1999	1998	1997	1996
Results For The Year
Net sales1,2	$1,711.9	$1,772.4	$1,764.3	$1,604.5	$1,112.6	$1,070.2
Income from Continuing Operations1	42.0	82.0	102.7	55.6	62.0	63.5
Net Income	21.2	83.4	444.8	25.2	49.4	83.1
Continuing Operations - Basic earnings per share1	0.78	1.51	1.79	1.00	1.12	1.13
Net Income - Basic earnings per share	0.39	1.54	7.76	0.45	0.89	1.48
Continuing Operations - Diluted earnings per share1	0.78	1.49	1.75	0.99	1.12	1.12
Net Income - Diluted earnings per share	0.39	1.52	7.59	0.45	0.89	1.47
Dividends per share	1.04	1.04	1.04	1.04	1.04	1.04
Year End Position
Working capital 2	$ 693.7	$ 899.8	$1,235.7	$ 773.7	$ 217.0	$ 47.1
Total assets 2	2,993.5	3,239.3	3,438.6	3,553.1	2,869.4	2,691.1
Short-term debt	123.3	235.2	46.9	191.5	343.8	482.1
Long-term debt	703.2	763.1	977.0	1,281.3	510.8	236.3
Shareholders' equity	975.0	1,039.4	1,234.0	845.0	818.4	881.9
Other Ratios And Statistics
Return on sales for continuing operations	2.5%	4.6%	5.8%	3.5%	5.6%	6.0%
Return on average shareholders' equity	2.1%	7.9%	43.3%	3.1%	5.9%	9.2%
Return on invested capital	3.1%	6.1%	21.7%	3.8%	5.0%	7.2%
Return on average total assets 2	0.7%	2.3%	13.0%	0.7%	1.8%	3.1%
Effective income tax rate for continuing operations before minority interest	33.8%	40.8%	36.0%	35.2%	38.1%	38.7%
Current ratio 2	2.0	2.1	2.9	1.9	1.2	1.1
Total debt to shareholders' equity	84.8%	96.0%	83.0%	174.3%	104.4%	81.5%
Total debt to capital	45.9%	49.0%	45.3%	63.5%	51.1%	44.9%
Capital expenditures	$ 96.4	$ 95.0	$ 155.9	$ 201.5	$ 126.1	$ 130.3

1          Amounts have been modified, as necessary, to reflect the divestitures described in Note 3 - Discontinued Operations.

2          Prior year amounts have been reclassified to conform with the current year's presentation.

Bausch & Lomb   A38   2002 Proxy Statement

Report Of Management

The financial statements of Bausch & Lomb Incorporated were prepared by the company's management, which is responsible for their reliability and objectivity. The statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgements of management with consideration given to materiality. Financial information elsewhere in this annual report is consistent with that in the financial statements.
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
     Independent accountants are engaged to audit the financial statements of the company and issue a report thereon. They have informed management and the Audit Committee of the Board of Directors that their audits were conducted in accordance with generally accepted auditing standards, which requires a consideration of internal controls to determine the nature, timing and extent of audit testing.
     Management reviews the recommendations of the internal auditors and independent accountants. Control procedures have been implemented or revised as appropriate to respond to these recommendations. In management's opinion, as of December 29, 2001, the internal control system was functioning effectively and accomplished the objectives discussed herein.
/s/ Ronald L. Zarrella	/s/ Stephen C. McCluski
Ronald L. Zarrella Chairman and Chief Executive Officer	Stephen C. McCluski Senior Vice President and Chief Financial Officer

Report Of The Audit Committee

The Audit Committee of the Board of Directors, which held four meetings during 2001, is composed of five outside directors. The chair of the committee is Jonathan S. Linen. The other members are Domenico De Sole, Linda Johnson Rice, Ruth R. McMullin and William H. Waltrip.
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

/s/ Jonathan S. Linen
Jonathan S. Linen Chair, Audit Committee

Bausch & Lomb   A39   2002 Proxy Statement

Report Of Independent Accountants

To the Shareholders and Board of Directors of Bausch & Lomb Incorporated:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows and changes in shareholders' equity present fairly, in all material respects, the financial position of Bausch & Lomb Incorporated and its subsidiaries at December 29, 2001 and December 30, 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 29, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Rochester, New York
January 22, 2002

Bausch & Lomb   A40   2002 Proxy Statement

[BACK COVER]

[RECYCLED LOGO]

(c) 2002 Bausch & Lomb Incorporated

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2 AND "AGAINST" ITEM 3.						Please mark your votes as indicated in this example	[X]

1. Election of Directors.			FOR	AGAINST	ABSTAIN
FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below	2. Ratification of PricewaterhouseCoopers LLP as independent accountants for 2002.	[ ]	[ ]	[ ]
[ ]	[ ]	_____________________________________________________________ The Board of Directors Recommends a Vote "AGAINST" Item 3.				IF YOU PLAN TO ATTEND THE MEETING, PLEASE MARK THE "ATTEND MEETING" BOX BELOW.
Nominees: 01 Jonathan S. Linen, 02 John R. Purcell, 03 William H. Waltrip, 04 Ronald L. Zarrella		3. Shareholder Proposal (Proxy Statement p.20)	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]	MARK HERE IF YOU PLAN TO ATTEND THE MEETING [ ]	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW [ ]
(Instructions: To withhold authority to vote for any one or more individual nominee(s), write that nominee(s) name on the space provided below.)

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS, PLEASE DATE, SIGN AND RETURN IN
THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE, IF NOT OTHERWISE MARKED, THE SHARES REPRESENTED BY THIS
PROXY SHALL BE VOTED "FOR" ITEMS 1 AND 2, AND "AGAINST" ITEM 3.

Signature ________________________	Date ______________	Signature ________________________	Date ______________
NOTE: Please sign as name appears on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full titles as such.

---------------------------------------------------------------------------------------------------------------------

FOLD AND DETACH HERE

Vote by Telephone or Mail

Telephone voting is available through 4PM Eastern Time
the business day prior to annual meeting day.

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone
1-800-435-6710

Use any touch-tone telephone,
24 hours a day, 7 days a week, to
vote your proxy. Have your proxy
card in hand when you call. You will
be prompted to enter your control
number, located in the box below,
and then follow the directions given.

OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by telephone,
you do NOT need to mail back your proxy card.

Thank you for voting.


[BAUSCH & LOMB LOGO]

BAUSCH & LOMB INCORPORATED

Proxy Solicited by the Board of Directors for Use at the
Annual Meeting of Shareholders, April 30, 2002, 10:30 AM EASTERN TIME

PLACE: The Center for Biomedical Learning Conference Center, School of Medicine and
Dentistry, Strong Memorial Medical Center Complex,

601 Elmwood Avenue, Rochester, New York 14642-0001
(corner of Lattimore Road and Elmwood Avenue)

Limited parking is available. Overflow parking will be directed to an adjacent parking lot.

The undersigned hereby appoints R.L. Zarrella, S.C. McCluski and R.B. Stiles, or any one or all of
them, with full power of substitution, attorneys and proxies to represent the undersigned at the annual meeting of shareholders of Bausch & Lomb Incorporated to be held on April 30, 2002, and at any adjournment thereof, with all the power which the undersigned would possess if personally present and to vote, as specified on the reverse side, all shares of stock which the undersigned may be entitled to vote at said meeting.

If not otherwise marked on the reverse, the shares represented by this Proxy will be voted "FOR" each of the director nominees named in Item 1; "FOR" Item 2, Ratification of PricewaterhouseCoopers LLP
as independent accountants; and "AGAINST" Item 3, the shareholder proposal; and as the proxies deem desirable in their discretion with respect to any matters incidental to the conduct of the meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

---------------------------------------------------------------------------------------------------------------------

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

You can vote without attending the meeting in one of two ways:

1.	Call toll free 1-800-435-6710 on a Touch Tone telephone, 24 hours a day, 7 days a week, and follow the instructions on the reverse side.
or
2.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE VOTE