Form 10-K, Exhibit 13
period 2002-12-28
BAUSCH & LOMB INC
filed 2003-03-21
CIK 10427

ANNUAL REPORT / 2002

[BAUSCH & LOMB LOGO]

Page

SEEING/THE FUTURE

[TABLE OF CONTENTS]
1	LETTER TO SHAREHOLDERS
6	STRATEGIC DISCUSSION
25	FINANCIALS
82	DIRECTORS AND OFFICERS
83	CORPORATE INFORMATION

Page

FINANCIAL HIGHLIGHTS

[PIE CHART]

------------------------------------------------------------------------------------------------------------

2002 Revenues by Geographic Segment
Americas	46%
Europe	34%
Asia	20%

------------------------------------------------------------------------------------------------------------

[PIE CHART]

------------------------------------------------------------------------------------------------------------

2002 Revenues by Product Category
Contact Lens	29%
Lens Care	26%
Pharmaceuticals	22%
Cataract & Vitreoretinal	16%
Refractive	7%

------------------------------------------------------------------------------------------------------------

[BAR CHART]

------------------------------------------------------------------------------------------------------------

Revenue Trends

Dollar Amounts in Millions

1998	1,562.4
1999	1,720.6
2000	1,718.7
2001	1,665.5
2002	1,816.7

------------------------------------------------------------------------------------------------------------

[BAR CHART]

------------------------------------------------------------------------------------------------------------

R&D as a Percent of Sales*
1998	4.9%
1999	5.7%
2000	7.1%
2001	7.3%
2002	7.1%

*Excludes Acquired In-Process Research and Development

------------------------------------------------------------------------------------------------------------

For The Years Ended December 30, 2000, December 29, 2001 and December 28, 2002 Amounts In Millions - Except Per Share Data				Percentage Change From
	2000	2001	2002	2001
Business Results
Net Sales [1]	$1,718.7	$1,665.5	$1,816.7	9%
Segment Earnings	277.8	161.7	256.8	59%
Operating Earnings - Reported	141.9	86.7	149.7	73%
Income from Continuing Operations	82.0	42.0	72.5	73%
Net Income	83.4	21.2	72.5	243%
Per Share:
Continuing operations - diluted	1.49	0.78	1.34	72%
Net income - diluted	1.52	0.39	1.34	244%
Dividends declared	1.04	1.04	0.65	(38%)
Shareholders' equity at year end - diluted	18.99	18.15	18.85	4%
Capital Expenditures	95.0	96.4	91.9
Working Capital	899.8	693.7	455.7
Diluted Common Shares Outstanding (000's)	54,724	53,715	53,997
Return on Average Shareholders' Equity	7.9%	2.1%	7.4%
Return on Invested Capital	6.1%	3.1%	6.0%
High/Low Stock Price	$80.88 - $33.56	$54.93 - $27.20	$44.80 - $27.17

1     Prior year amounts have been reclassified to reflect the adoption of EITF 01-09 as described in Note 1 - Accounting Policies.

Page

[PHOTOGRAPH]

KEY PRODUCTS AND BRANDS*
Vision Care	Surgical			Pharmaceuticals
Contact Lenses	Lens Care	Cataract & Vitreoretinal	Refractive	Branded/ Prescription	OTC
SofLens66 Toric	ReNu	Millennium phacoemulsification and vitrectomy system	Technolas excimer laser	Lotemax anti- inflammatory steroid drops	Ocuvite and Ocuvite PreserVision ocular vitamins
SofLens One Day	ReNu MultiPlus	Millennium TSV 25 System for vitrectomy	Hansatome microkeratome	Alrex anti-allergy steroid drops	Opcon-A for relief of redness and itching
SofLens Comfort/ Bausch & Lomb Two Week	Sensitive Eyes	Millennium Endolase green laser	Zyoptix system for customized vision correction	Carteol non- selective beta blocker	Desomedine antiseptic eye drops
SofLens Multi-Focal	Boston	SoFlex silicone intraocular lenses	Orbscan corneal topographer	Indocollyre non-steroid anti- inflammatory drops
PureVision		Hydroview acrylic intraocular lenses	Zywave wavefront driven aberrometer	Minims preservative- free, single- dose drops
Optima FW/Medalist		Akreos acrylic intraocular lenses	Zyoptix Diagnostic Workstation	Vidisic dry eye product
Boston		PMMA intraocular lenses		Vitrasert drug delivery implant
Mport insertion system
AMVISC/ AMVISC Plus viscoelastics

* Bausch & Lomb is a global company. Because our products include regulated drugs and medical devices, commercial availability is dependent on regulatory approvals in specific markets. Therefore, the products and brands listed may not be available in all geographic areas.


Dear Shareholders:

I am pleased to report that 2002 was a year of improving operational execution and the beginning of the turnaround in our company. We posted solid top- and bottom-line growth with improved margins, and we are well positioned to continue that momentum into 2003.

Our contact lens business posted 13 percent growth for the year - in a market estimated to be growing in the mid-single digits. Continued acceptance of our newer technology products led to accelerating growth that far outpaced sales declines for our traditional annual replacement lens offerings. SofLens66 Toric became the most frequently prescribed toric lens in both the U.S. and Europe. We launched the lens in Japan in February and it has quickly gained acceptance in that important market as well. Our newest offering, SofLens Multi-Focal for people with presbyopia, was introduced in the U.S. in the fourth quarter to rave reviews by doctors and patients alike.

Undoubtedly our lens business could have been even stronger if not for a patent ruling that prohibited our making or selling PureVision extended wear lenses in the U.S. after August. Thanks to the efforts of Bausch & Lomb employees, we transferred production to our Waterford, Ireland facility before the end of the year, ensuring our ability to continue supplying customers outside the U.S. with this technologically superior product.

Our lens care revenues, as expected, were significantly higher than 2001 - up 12 percent in a flat to declining market. The U.S. portion of the business stabilized, returning to sales levels that mirrored consumption following a period

Bausch & Lomb   1   Annual Report 2002

of retail inventory destocking throughout 2001. And, with the launch of ReNu MultiPlus No Rub Formula solution, we recaptured market share we had lost the year before. We will continue to invest appropriately in the lens care business to maintain our leadership position.

In pharmaceuticals, revenues grew 15 percent, benefiting from our commanding lead in ocular vitamins. That's a market that grew in excess of 40 percent in the U.S. alone last year, and our products, including Ocuvite PreserVision ocular vitamins, led the way with a 70 percent share. Positive results were also posted for our proprietary and multisource drug products. We reported encouraging six-month results from the first Phase III clinical trial for diabetic macular edema (DME) using our Retisert drug delivery implant. We expect to release twelve-month data from this and the remaining Phase III trial for DME, as well as the first data from Phase III trials for posterior uveitis, in 2003. We continue to target commercialization in the U.S. for the first indication for the Retisert implant in 2004.

Our surgical businesses did not perform as robustly as the rest of our portfolio, with our cataract and vitreoretinal category down one percent and our refractive category down six percent compared to 2001. We continue working to rebuild customer confidence in our cataract and vitreoretinal category. We have a strategy in place to regain market share and return this business to growth. The recent launches of new modules for our Millennium system for vitreoretinal surgery, as well as design enhancements in our intraocular lens lines to be launched in 2003, will further demonstrate to surgeons our commitment to delivering technologically differentiated cataract and vitreoretinal products, and should reinvigorate our category performance.

In 2002, the refractive category continued to be impacted by softening economies, particularly in the U.S. and Europe. In 2003, we anticipate receiving U.S. FDA approval for treating farsighted patients using our Technolas 217 laser, as well as for our Zyoptix customized ablation (or personalized vision correction) platform. Both events should benefit the business once the economy rebounds. Superior outcomes from our Zyoptix system can put us well ahead of competing technologies, and position us for increased U.S. market penetration as older lasers are

Bausch & Lomb   2   Annual Report 2002

upgraded or replaced. Customized ablation is an important factor driving the non-U.S. portion of this business, as an increasing percentage of new lasers placed in 2002 were full-fledged Zyoptix platforms versus standard lasers. Those platforms will generate a new annuity-based business model in non-U.S. markets as patients "trade up" to customized procedures.

From a balance sheet perspective, we enter this new year in a stronger financial position. Our months of on-hand inventory continue to decline, driving strong free cash flow. We successfully raised $150 million in public debt in 2002 and in January 2003 entered into a new, larger revolving credit agreement, both events demonstrating our ample liquidity and financial health. In total, we were able to reduce our debt and minority interest obligations by nearly $183 million over the course of last year.

On my desk during 2002 was a list of three main priorities for the year: getting costs in line; tightening business processes; and establishing an organizational model within which the company could operate more effectively.

We made significant progress on the first of these by aggressively reviewing opportunities to reduce both manufacturing and operating costs and by making some hard choices. The result was a profitability improvement plan designed to yield $90 million in annualized savings by 2005 - with almost $60 million of those savings realized by 2004. But achieving more with less is not a single, cost-cutting event. It is a continuous process of always finding better, faster and more efficient ways to get results. That's the nature of staying competitive, and something we're committed to doing.

In 2002, we instituted more disciplined business processes to yield better operating plans, better business reviews and better management methodologies and metrics. We introduced a common worldwide performance system so that every Bausch & Lomb employee is aligned with a common method of assessing performance to ensure that our commitments to you are fulfilled. We made good progress toward our goal of implementing an integrated global information technology platform that

Bausch & Lomb   3   Annual Report 2002

[PHOTOGRAPH of Ronald L. Zarrella]

will make it easier and more economical for us to do business around the world. We have a global team of employees and external consultants devoted to ensuring the success of this important project.

We also established a matrix organizational model to run our company. Exiting 2001, we were organized into three commercial regions, plus centralized Supply Chain Management and Research, Development and Engineering (RD&E) organizations. In 2002, we named three global category leaders, one for each of our three main businesses - vision care, pharmaceuticals and surgical. Our commercial regional heads are accountable for the day-to-day operations of our business, including the critical interactions with customers, as well as for establishing operating plans and achieving them. The category leaders (whom you'll meet in the following pages) are charged with developing global strategy for their respective product categories and ensuring that programs and decisions within the commercial regions support that strategy.

While cost, processes and organization will always be important, I now have a new list on my desk with three new priorities: leveraging the Bausch & Lomb brand; building a more customer-focused organization; and establishing the platform for future top-line growth.

November 2003 will mark the 150th anniversary of our company. Over the past century and a half, the Bausch & Lomb name has become the strongest brand in eye care around the world, and undoubtedly one of our most valuable assets. Unfortunately, we have not taken real advantage of the power of our brand by using it consistently and effectively. Leveraging the significant strength of the Bausch & Lomb brand can deliver increased sales, market share, loyalty and - ultimately - increased shareholder value. Together with a first-class branding agency, we have dedicated a global project team to develop a master brand strategy and architecture so that the way we name products, the way we advertise, the way we sell and the way we come in contact with customers and the general public all synergistically build the Bausch & Lomb

Bausch & Lomb   4   Annual Report 2002

brand. We expect to see the first tangible outcomes from this work later this year.

One of the cultural drivers I established when I came to the company was that we should have a vigilant external focus. While I believe we have always been a customer-oriented company, we have more to do in this area. Addressing the supply chain issues that resulted in disappointed customers, particularly in the surgical business over the last couple of years, pointed that out very clearly. We need to understand our customers' expectations better, anticipate their needs and deliver on our quality promise to them - all in a way that serves them better than any of our competitors. Providing the best customer quality involves more than meeting or even exceeding regulatory standards, or even our own rigorous internal standards. It means consistently measuring ourselves and our products against the highest customer expectations - and against our competitors' performance - and then exceeding both. During 2003, we'll establish better systems for understanding and anticipating customer expectations and better metrics for assessing our performance.

Finally, this year we will focus on building the foundation to provide enhanced revenue growth for the future. While we will continue to execute our cost strategies, we will now add more focus to building a strong new product pipeline. New products will come from a variety of sources: internal research and development; in-licensing opportunities; and partnerships with third parties. Our global category leaders, together with RD&E, are charting a course - based on customer needs and competitive intelligence - to make our pipeline more robust. Our commitment is stronger than ever to raise our investment in research and development from seven percent to closer to 10 percent of sales over time while achieving the overall three-year financial targets we set in 2002 of mid- to upper-single-digit revenue growth and operating margins in the mid-teens as a percentage of sales.

We are all committed to executing the programs begun in 2002 and to accomplishing our new goals. By doing so, we will be positioning our company for the next 150 years. I look forward to reporting to you our progress toward our new priorities throughout 2003.

Sincerely,

/s/ Ronald L. Zarrella
Ronald L. Zarrella
Chairman and Chief Executive Officer

Bausch & Lomb   5   Annual Report 2002

[PHOTOGRAPH]

Bausch & Lomb   6   Annual Report 2002

[PHOTOGRAPH]

In charting the course from concept to customer at Bausch & Lomb, the quest comes from a commitment, a deeply held desire and a firm dedication to always finding a way, a new way, a better way to help people see.

Advancing our 150-year heritage of technological innovation are our employees - like those in our Research, Development and Engineering organization pictured throughout these pages - who, with insight, inspiration and intelligence combine the needs of our customers and the desires of consumers with the promise of science and the hope of technology to bring us the products that help the people of the world see better.

CONCEPT TO CUSTOMER

- Concept
- Confirm Market Opportunity
- Establish Feasibility
- Develop Proof of Concept Models or Preclinical Trials
- Develop Quality and Manufacturing Techniques
- Complete Preclinical Testing
- Government and Ethics Board Approvals to Begin Human Clinical Trials
- Clinical Testing to Determine Safety and Efficacy of the Product
- Submit All Development, Manufacturing, Quality and Clinical Information for Government Scientific Review
- Government Scientific Review
- Government Approval
- Commercialization
- Customer Feedback, Post-Marketing Surveillance and Product Enhancements

Bausch & Lomb   7   Annual Report 2002

[PHOTOGRAPH]

VISION CARE

Bausch & Lomb   8   Annual Report 2002

In vision care, our quest is to continue to increase the convenience, quality of vision and comfort of contact lens wear.

Convenient Choices

Today's contact lens wearers want more convenient products, and their desire has increased the demand for both simpler care systems and for planned replacement and disposable contact lenses.

We met those demands with inventive products including PureVision lenses, which revolutionized the continuous wear market; ReNu MultiPlus No Rub Formula solution, which made lens care quick and easy; and SofLens One Day and SofLens Comfort lenses, which offered a convenient replacement modality to meet the active lifestyles of today's contact lens wearers.

We're inventing the future now, with lens development efforts intensely focused on pioneering continuous wear programs, with the goal of introducing new products that combine the convenience of longer-term wear with ever-improving performance. And we're working to develop lens care systems that offer greater convenience to both soft and rigid gas permeable contact lens wearers.

[PHOTOGRAPH]

Bausch & Lomb   9   Annual Report 2002

Outstanding Quality of Vision

Two examples of recent success in the pursuit of technologies to enhance the quality of vision for contact lens wearers are the SofLens66 Toric lens for astigmatism and the SofLens Multi-Focal lens for middle-aged people with aging eyes - or presbyopia.

The SofLens66 Toric lens became the number one prescribed toric lens in the U.S. and Europe in 2002, recognized in this premium segment for the enhanced quality of vision and comfort it provides in a convenient replacement modality. The global market share for the lens continues to grow, especially after its introduction in Japan, the world's second largest contact lens market, in February 2002.

Introduced in the U.S. in the fourth quarter of 2002, SofLens Multi-Focal lenses have a unique design that allows seamless vision at all distances - near, intermediate and far. We will introduce the lens to markets outside the U.S. in 2003. In clinical trials, doctors and patients preferred it two-to-one to the leading bifocal contact lens. With only a tiny percentage of the current worldwide vision corrected population over 40 wearing contact lenses, there are millions of patients who could benefit from SofLens Multi-Focal lenses.

The introduction of the SofLens Multi-Focal lens is just one example of our ability to pursue strategic partnering opportunities to bring new products to market, a key component of our overall plan for growth in all of our businesses. A small specialty contact lens manufacturer recognized our abilities in low-cost cast-molding technology, our broad global presence and strong brand. They licensed this multifocal lens design to us for further development and commercialization.

The next breakthrough in contact lenses may lie in the ability to correct for more than just cylinder, sphere and astigmatism, providing the contact lens wearer with eyesight that goes beyond today's correction.

Armed with our superior knowledge of the physiology of the eye, including "higher order" optical aberrations that we gained through our extensive research and development work with customized refractive surgery, and with our strong heritage in optics, Bausch & Lomb researchers are exploring ways to apply this knowledge to improving the quality of vision for contact lens wearers.

We are also pursuing approval for our market-leading Boston rigid gas permeable contact lens material for overnight orthokeratology ("Ortho-K"). Ortho-K, or corneal reshaping, is a nonsurgical alternative for myopia management that provides improved unaided visual acuity.

[PHOTOGRAPH]

[PHOTGRAPH CAPTION:]

---------------------------------------------------------------------------------------------------------------------------

Global Strategy: Vice President of Global Vision Care, Angela J. Panzarella, leads worldwide strategy for Bausch & Lomb's largest revenue-producing franchise, which includes contact lenses and lens care products.

"Combine Bausch & Lomb's scientific expertise in polymer chemistry and surface science with our technical proficiency in engineering efficient manufacturing systems. Then factor in the benefits of having the best-known brand in eye care, and you quickly realize the strategic advantage we have in the global vision care market.

"To capture the lucrative and fastest growing segments of the contact lens market, we are focusing our research and development efforts on building on our comprehensive array of lens materials, inventive lens designs and advanced manufacturing platforms.

"Already this approach has delivered results, bringing to market five innovations in soft contact lens technology in as many years: PureVision, SofLens66 Toric, SofLens Multi-Focal, SofLens One Day and SofLens Comfort.

"Our global leadership in the lens care market - led by Bausch & Lomb's flagship brand ReNu and our market-leading technology - provides a healthy, steady income to fund operations and increase investment in R&D.

"We will continue to invest in the high margin lens care business to ensure a steady stream of unique formulations and enhanced products that meet consumers' growing demand for more convenience and greater comfort."

---------------------------------------------------------------------------------------------------------------------------

[PHOTOGRAPH]

[PHOTOGRAPH CAPTION:]

---------------------------------------------------------------------------------------------------------------------------

SofLens Multi-Focal Contact Lenses

Launched in 2002, SofLens Multi-Focal contact lenses are designed specifically for people with presbyopia, a condition affecting people during middle age requiring them to wear reading glasses or bifocals. The lens delivers crisp visual acuity for near, distant and intermediate vision, smoothly and comfortably.

---------------------------------------------------------------------------------------------------------------------------

Bausch & Lomb   10   Annual Report 2002

[PHOTOGRAPH]

Bausch & Lomb   11   Annual Report 2002

VISION CARE PRODUCT DEVELOPMENT
	2001	2002	2003	2004	Beyond 2004
Contact Lenses
PureVision*	X	X	X	X
SofLens66 Toric	X	X
SofLens One Day	X	X	X	X
SofLens Comfort	X	X	X	X
SofLens Multi-Focal		X	X	X	X
Continuous Wear Line Extensions				X	X
Enhanced Comfort/Visual Acuity					X
Ortho-K				X	X
Contact Lens Care
ReNu MultiPlus	X			X
ReNu MultiPlus No Rub Formula		X	X	X	X
Next-Generation Multi-Purpose Solution				X	X
Multi-Action RGP Solution			X	X	X

* Subsequent to August 2002, PureVision contact lenses are no longer available in the U.S. market.

[LEGEND]

Product Available in Major Markets in the Following Regions in 2001:

X   Americas, Europe and Asia

Product Launch/Expansion Expected into Additional Major Markets in the Following Regions:

X   Americas
X   Americas and Asia
X   Europe and Asia
X   All Regions

Information in the above chart is based on the company's current projections regarding commercial availability of products in its pipeline as of the date of publication of this annual report. Actual product availability will depend upon, among other items, progress in the development process and the ability to obtain regulatory approvals in specific markets, which could differ from these expectations.

Bausch & Lomb   12   Annual Report 2002

Exceptional Comfort

To make contact lens wear more comfortable - and to tackle end-of-day discomfort, the main reason people give for discontinuing contact lens wear - Bausch & Lomb is taking a two-pronged approach, one from the lens side, the other from the solutions side. By leveraging our core competencies in surface science and chemistry, we are pursuing novel coatings and other options for contact lenses that could enhance comfort. And our chemists are pursuing new formulations for multi-purpose solutions, which can increase comfort and enhance the contact lens wearing experience, targeting the launch of a next-generation chemical solution in 2004.

[PHOTOGRAPH]

Bausch & Lomb   13   Annual Report 2002

[PHOTOGRAPH]

SURGICAL

Bausch & Lomb   14   Annual Report 2002

Bausch & Lomb's ophthalmic surgical business - which includes diagnostic and therapeutic equipment, instruments and blades, and related products - is all about precision.

Whether removing a clouded lens in the eye of a patient with cataracts or reshaping the cornea to correct the vision of another, surgeons require precise instruments to perform exquisitely exacting techniques when operating on the delicate tissues or in the tiny interior of the eye.

Cataract and Vitreoretinal Surgery

Bausch & Lomb's research and development efforts are focused on providing surgeons with the tools they need to deliver the outcomes they - and their patients - demand.

In the vitreoretinal arena, that means using micro technology to engineer precision miniaturized equipment - like our one-of-a-kind Millennium TSV25 System, introduced in 2002 - that allows for a less invasive procedure, which in turn reduces trauma to the eye and can speed healing.

It means developing modular equipment platforms for cataract surgery - like our superb Millennium phacoemulsification system - so that surgeons can easily and cost-effectively upgrade to the latest and most efficacious technology. Our current efforts include enhancements to the Millennium system's pump design, as well as the pursuit of next-generation technologies for cataract removal.

It means developing new intraocular lenses (IOLs) - including square-edge designs that reduce a patient's chance of needing a follow-up procedure. It also means developing unique insertion systems using smaller incisions to precisely deliver the lens into the eye and novel packaging configurations that pre-load IOLs into the inserter, both with the goals of reducing trauma, speeding healing time and providing surgeons with a product that will improve their operational efficiencies.

It also means pushing the limits of optics to invent IOLs designed to improve - rather than simply restore - vision after surgery, such as accommodating IOLs for people with presbyopia.

[PHOTOGRAPH]

[PHOTOGRAPH CAPTION:]

--------------------------------------------------------------------------------------------------------------------------

Millennium TSV25 System

Bausch & Lomb's Millennium TSV25 System, with entry-site alignment cannulas and the 25-gauge Lightning high-speed cutter, allows surgeons to operate more swiftly, more effectively and more cost efficiently in a unique system that causes less trauma to the eye and may speed healing for the patient.

--------------------------------------------------------------------------------------------------------------------------

Bausch & Lomb   15   Annual Report 2002

[PHOTOGRAPH]

Refractive Surgery

In refractive surgery, where our laser and associated suite of products have already set the worldwide "gold standard" for outcomes, we are aiming even higher with advances and enhancements.

Our Zyoptix Diagnostic Workstation, introduced in 2002, conveniently combines the comprehensive diagnostic equipment needed for the customized Zyoptix procedure onto one physical platform, making it more efficient for the surgeon to gather individual patient data required to generate the laser's precise firing algorithm.

Our new microkeratome will debut in 2003, incorporating novel high-performance blades with enhanced flap-thickness control and other performance improvements.

Our physicists, clinicians and researchers, collaborating with some of the world's foremost optics labs, are working on the leading edge of science in the study of the eye's higher order aberrations. This pioneering work will form the basis for exciting enhancements to our ablation software, and in the development of the next generation of lasers and diagnostic equipment - all so that surgeons can offer even more precise vision to their patients.

[PHOTOGRAPH]

[PHOTOGRAPH CAPTION:]

---------------------------------------------------------------------------------------------------------------------------

Global Strategy: Vice President of Global Surgical, Kamal K. Sarbadhikari, leads worldwide strategy for Bausch & Lomb's surgical business, which includes products used in cataract, vitreoretinal and refractive surgery.

"Our strategic direction is clear: to invent, engineer and build products that provide improved diagnostic capabilities, better patient outcomes and greater efficiencies in ophthalmic surgical procedures.

"At Bausch & Lomb, we are drawing on our heritage and core competencies in advanced optics, precision instrumentation, polymer chemistry and cast molding to make products that perform better and meet the needs of the world's eye surgeons.

"In cataract and vitreoretinal surgery, our development resources are dedicated to technologically differentiated products including advanced intraocular lenses, miniaturized equipment and modular surgical platforms. Our focus is to provide our customers with products that will generate predictable and efficacious procedures that lead to the best outcomes for their patients.

"Refractive surgery is the smallest of Bausch & Lomb's product categories, but one where we hold a significant worldwide market position. Our research focus in this category is on pushing the frontier of personalized vision correction by developing sophisticated laser systems, software and diagnostic tools, all to provide superior patient outcomes."

Bausch & Lomb   16   Annual Report 2002

SURGICAL PRODUCT DEVELOPMENT
		2001	2002	2003	2004	Beyond 2004
Cataract
Equipment	Millennium Enhancements
	Alternate Pump Technology				X
	Next-Generation Cataract Removal Technologies					X
Silicone IOLs	SoFlex	X
	Design Enhancements			X	X	X
Acrylic IOLs	Hydroview	X
	Design Enhancements			X		X
	Akreos	X				X
	Design Enhancements			X	X	X
Insertion Devices	Silicone Lens/Small-Incision Inserter Combo			X
	Preloaded Inserters					X
Accommodating IOL						X
Viscoelastics	Product Enhancements/Extensions			X		X
Vitreoretinal
Millennium Enhancements
	TSV25 System		X	X
	Endolase Green Laser			X
Refractive
Laser	Technolas 217z	X		X
	Next-Generation Laser					X
Procedure	Planoscan Hyperopia	X		X
	Zyoptix Personalized Correction	X		X
Diagnostic	Zyoptix Diagnostic Workstation		X
	Next-Generation Diagnostic Equipment				X	X
Microkeratomes and Blades	Design Enhancements			X		X

[LEGEND]

Product Available in Major Markets in the Following Regions in 2001:

X   Americas, Europe and Asia
X   Europe and Asia

Product Launch/Expansion Expected into Additional Major Markets in the Following Regions:

X   Europe and Asia
X   All Regions

Information in the above chart is based on the company's current projections regarding commercial availability of products in its pipeline as of the date of publication of this annual report. Actual product availability will depend upon, among other items, progress in the development process and the ability to obtain regulatory approvals in specific markets, which could differ from these expectations.

Bausch & Lomb   17   Annual Report 2002

Bausch & Lomb's ophthalmic pharmaceutical business - comprised of proprietary and generic prescription products and over-the-counter medications - has the potential to be the company's largest growth driver over the next several years.

Addressing Unmet Needs

Our main strategy is to use the combined strength of our own research and development capabilities, along with select partnerships, to expand our proprietary portfolio and develop innovative drug delivery technologies to achieve consistent and sustainable category growth while meeting significant unmet needs in the treatment of blinding diseases.

In the shorter term, we will introduce product line extensions and expand the geographic availability of our robust-selling ocular vitamins and other multisource and branded prescription products. Notable among these is our Ocuvite PreserVision line of ocular vitamins, introduced in the U.S. and some European markets in 2002, which we will roll out into additional markets over the next several years.

Expanding our proprietary offerings, we anticipate a 2004 launch of a new eye drop combining our soft steroid - loteprednol etabonate - with an antibiotic to treat post-operative conditions. This builds on the franchise we enhanced in 2001 when we acquired the rights to the formulation contained in Lotemax and Alrex, our successful lines of eye drops.

[PHOTOGRAPH]

Bausch & Lomb   18   Annual Report 2002

PHARMACEUTICALS

[PHOTOGRAPH]

[PHOTOGRAPH CAPTION:]

---------------------------------------------------------------------------------------------------------------------------

Ocuvite PreserVision

Bausch & Lomb's current vitreoretinal offerings include Ocuvite PreserVision ocular vitamins, which have been clinically shown in the National Eye Institute's Age-Related Eye Disease Study to reduce the risk of vision loss among patients with advanced age-related macular degeneration.

---------------------------------------------------------------------------------------------------------------------------

Bausch & Lomb   19   Annual Report 2002

[PHOTOGRAPH]

[PHOTOGRAPH]

[PHOTOGRAPH CAPTION:]

---------------------------------------------------------------------------------------------------------------------------

Global Strategy: Vice President of Global Pharmaceuticals, Gary M. Phillips, M.D., directs the worldwide strategy for Bausch & Lomb's pharmaceuticals business.

"Our strategic focus on proprietary products, vitreoretinal treatments and innovative drug delivery technology takes maximum advantage of key capabilities at Bausch & Lomb: our recognized expertise in polymer chemistry and biochemistry, our proficiency in specialized pharmaceutical manufacturing, and our skills in precision engineering and microsurgical technology.

"Building on the U.S. successes of Lotemax and Alrex, our proprietary soft steroid products which will be introduced in 2003 into select markets in Europe, we are working to expand our portfolio of premium proprietary drugs through line extensions, formulation enhancements and strategic partnerships.

"We are moving ahead with development programs to assess the safety and efficacy of the Retisert implant in the treatment of three vitreoretinal diseases and see exceptional longer-term potential in pairing this implant technology with additional drugs to treat other diseases and in developing next-generation delivery systems.

"We are intensely focused on what is considered to be ophthalmology's next frontier - the vitreoretinal arena, which includes diseases of the back of the eye - diseases which blind millions of people each year.

"When you consider that an estimated 55 percent of cases of ophthalmic disease are vitreoretinal in nature, realize that less than five percent of worldwide ophthalmic drug revenues come from the treatment of vitreoretinal diseases, and understand that the relatively few approved treatments are often largely ineffective, you can see the enormous potential for development and growth."

---------------------------------------------------------------------------------------------------------------------------

Bausch & Lomb   20   Annual Report 2002

Strategic Alliances

Emphasizing the development of distinctive drug delivery technologies and more effective treatments for vitreoretinal diseases, Bausch & Lomb has formed strategic alliances with select partners. In 2002, we signed a licensing agreement with InSite Vision for ISV 403 - entering clinical trials in 2003 - which combines a fourth-generation fluoroquinolone antibiotic with DuraSite, InSite's patented drug delivery technology.

Our Retisert implant, developed from a drug delivery platform designed by our research partner, Control Delivery Systems (CDS), is in Phase III trials in the U.S. using the well-known steroid fluocinolone acetonide in the treatment of two potentially blinding conditions, posterior uveitis and diabetic macular edema (DME). We continue to target commercialization of a first indication for this product in 2004. We also continue to pursue opportunities for using the Retisert implant with fluocinolone acetonide to treat the wet form of age-related macular degeneration (AMD).

Future Developments

With the worldwide rights to ophthalmic indications using the CDS platform, Bausch & Lomb is pursuing other drugs to deliver using this implant technology. Our scientists are aggressively screening drugs that could be utilized for ophthalmic indications in both current and next-generation delivery platforms. Through our initial screening process, we've identified several drug compounds that are now in pre-clinical testing to assess their viability for future development to target diseases like AMD, DME, diabetic retinopathy, glaucoma and others. We will accelerate these efforts in the next several years.

And while we work to maximize the potential of current micro technology, our researchers are already designing next-generation products, including implants to deliver large molecule therapeutics (an effort that could immensely expand the treatment population), implants that would require an even smaller incision (or no incision at all) and biodegradable implants that dissolve after drug delivery is complete.

Finally, building on the success of our Ocuvite line of ocular vitamins, we are pursuing ways to improve upon the efficacy of our current products and to develop the next generation of ocular nutritional supplements.

Bausch & Lomb   21   Annual Report 2002

PHARMACEUTICALS PRODUCT DEVELOPMENT
		2001	2002	2003	2004	Beyond 2004
Branded/Prescription	Lotemax (1)	X		X	X	X
	Alrex (1)	X		X	X	X
	Loteprednol Etabonate Combination (2)				X	X
	Carteol Long Acting (1)		X	X	X	X
	Diclofenamide (3)					X
	Brimonidine (1)			X		X
	ISV 403 (4)					X
Drug Delivery	Retisert with Fluocinolone Acetonide (2) (3)				X	X
	Additional Back-of-the-Eye Drug Delivery Technologies (5)					X
OTC	Ocuvite	X	X	X	X	X
	Ocuvite PreserVision		X	X	X	X

(1) Pending approval in certain markets for 2003 commercial launch
(2) Phase III clinical trial status early 2003
(3) Phase II clinical trial status early 2003
(4) Phase I clinical trial status early 2003
(5) Pre-clinical trial stage

[LEGEND]

Product Available in Major Markets in the Following Regions in 2001:

X   Americas
X   Americas, Europe and Asia

Product Launch/Expansion Expected into Additional Major Markets in the Following Regions:

X   Americas
X   Europe
X   All Regions

Information in the above chart is based on the company's current projections regarding commercial availability of products in its pipeline as of the date of publication of this annual report. Actual product availability will depend upon, among other items, progress in the development process and the ability to obtain regulatory approvals in specific markets, which could differ from these expectations.

Bausch & Lomb   22   Annual Report 2002

[PHOTOGRAPH]

Bausch & Lomb   23   Annual Report 2002

[PHOTOGRAPH]

SEEING/THE NUMBERS

[FINANCIAL SECTION TABLE OF CONTENTS]
25	FINANCIAL REVIEW
46	STATEMENTS OF INCOME
47	BALANCE SHEETS
48	STATEMENTS OF CASH FLOWS
49	STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
50	NOTES TO FINANCIAL STATEMENTS
80	REPORTS OF MANAGEMENT AND AUDIT COMMITTEE
81	REPORT OF INDEPENDENT ACCOUNTANTS

Bausch & Lomb   24   Annual Report 2002

Financial Review
Dollar Amounts In Millions - Except Per Share Data

This financial review, which should be read in conjunction with the accompanying financial statements, contains management's discussion and analysis of results of operations, liquidity and 2003 outlook for Bausch & Lomb Incorporated (the "company"). References within this financial review to earnings per share refer to diluted earnings per share.

Financial Overview

The company reported net income of $73 or $1.34 per share for the year ended December 28, 2002, compared to 2001 net income of $21 or $0.39 per share and 2000 net income of $83 or $1.52 per share. Income from continuing operations was $73 or $1.34 per share in 2002 compared to $42 or $0.78 per share in 2001 and $82 or $1.49 per share in 2000. A reconciliation of reported net income and earnings per share to income from continuing operations and earnings per share from continuing operations is presented below:
	2002		2001		2000
	Amount	Per Share	Amount	Per Share	Amount	Per Share
Reported net income	$72.5	$1.34	$21.2	$0.39	$83.4	$1.52
Sale price adjustment related to disposal of discontinued operations	-	-	21.1	0.39	-	-
Gain on adoption of SFAS No. 133	-	-	(0.3)	-	-	-
Extraordinary gain on retirement of debt	-	-	-	-	(1.4)	(0.03)
Reported income from continuing operations	$72.5	$1.34	$42.0	$0.78	$82.0	$1.49

Average Shares Outstanding - Diluted (000's)		53,997		53,715		54,724

     The company's results for each of the years presented were impacted by several significant items. The following three paragraphs summarize, for each of the years 2002, 2001 and 2000, significant items impacting company results.

     Restructuring charges and asset write-offs recorded during 2002 include $26 before taxes related to the profitability improvement plan announced and recorded during the third quarter of 2002, as well as severance associated with the transfer of PureVision extended wear contact lens manufacturing from the U.S. to Ireland as a result of a ruling against the company in a U.S. patent lawsuit (see Note 21 - Other Matters for a discussion of current litigation related to the PureVision contact lens product line). Restructuring charges and asset write-offs also included charges recorded during the first quarter of 2002 of $24 before taxes related to the second phase of the 2001 restructuring program designed to reduce ongoing operating costs. Additionally, a $1 pre-tax reversal of previously recorded restructuring charges related to the 2001 restructuring program was recorded during the third quarter of 2002. Pre-tax gains on the sale of the company's remaining equity interest in Charles River Laboratories, Inc. of $28 were realized in the first quarter of 2002. Finally, during 2002, an outside partner exercised its put right for all of its partnership interest and the company recorded a one-time early liquidation premium, which was recorded as an after-tax minority interest charge of $7. The 2002 significant items already reflected in after-tax net income aggregated to contribute a net decline of $21 or $0.39 per share.

     On January 22, 2002, the company reached agreement with the buyer of its former eyewear segment on certain purchase price adjustments. To reflect this agreement, a charge of $21 after taxes was recorded in the fourth quarter of 2001 as a sale price adjustment related to the disposal of discontinued operations. Restructuring charges and asset write-offs recorded during the fourth quarter of 2001 of $8 before taxes related to the first phase of a restructuring program designed to reduce ongoing operating costs. Additional charges recorded in 2001 of $17 before taxes for Phase II of the 2000 restructuring plan were partially offset by a $4 pre-tax reversal in the fourth quarter reflecting severance and other costs that were not required. Pre-tax gains on the sale of the company's remaining minority equity interest in Charles River Laboratories, Inc., following the disposition of that entity were $19. Severance costs of $3 before taxes for the company's former chief executive officer were recorded in the third quarter of 2001. Additionally, certain costs totaling $7 before taxes were incurred in the fourth quarter of 2001 in connection with the hiring of the company's

Bausch & Lomb   25   Annual Report 2002

current chief executive officer. The adoption of a new accounting standard resulted in a gain of less than $1 before taxes. The 2001 significant items, excluding the sale price adjustment related to the disposal of discontinued operations and the gain on the adoption of Statement of Financial Accounting Standards (SFAS) No. 133, already reflected in after-tax net income aggregated to contribute a net decline of $8 or $0.14 per share.

     Results in 2000 included restructuring charges and asset write-offs associated with the implementation of the company's new organizational structure, partially offset by reversals of prior restructuring reserves. This net charge reduced 2000 income from continuing operations by $34 before taxes. Purchase accounting adjustments including a $3 write-up of inventories to fair value and IPR&D charges of $24 in 2000 were related to the acquisitions of Groupe Chauvin and Woehlk. The company recognized a $1 gain on the extinguishment of long-term debt in the fourth quarter of 2000. The 2000 significant items, excluding the extraordinary gain on retirement of debt, already reflected in after-tax net income aggregated to contribute a net decline of $47 or $0.87 per share.

     The company adopted SFAS No. 142 as of December 30, 2001 under which the company will no longer amortize goodwill. Had the pronouncement been in effect in 2001 and 2000, amortization expense would have been reduced by $27 and $25 before taxes and earnings per share after taxes increased by $0.32 and $0.30 as of December 29, 2001 and December 30, 2000, respectively.

Net Sales And Income By Business Segment

During the first quarter of 2002, the company reevaluated the measures and management data used in decision making to ensure it continued to be properly aligned with the company's strategic objectives. As a result of the review, goodwill arising from vertically integrated acquisitions, product technology, other non-customer related intangibles and the associated amortization expense were reclassified to the Global Supply Chain segment to more accurately reflect their contribution to the company's return on net operating assets. Operating income is the primary measure of segment income. Segment income excludes the significant items noted in the Financial Overview. Prior year results have been restated to reflect the reclassification of amortization expense and to conform to the management reporting structure.

     Effective at the beginning of 2001, the company reorganized from a product line structure to a regionally based management structure for commercial operations. The research and development and product supply functions were also realigned and are managed on a global basis. The company's segments are comprised of the Americas region; the Europe, Middle East and Africa region (Europe); the Asia region; the Research, Development and Engineering organization and the Global Supply Chain organization. In each geographic segment the company markets products in five product categories: contact lens, lens care, pharmaceuticals, cataract and vitreoretinal, and refractive. The contact lens category includes traditional, planned replacement disposable, daily disposable, multifocal, continuous wear and toric soft lenses and rigid gas permeable lenses. The lens care category includes multi-purpose solutions, enzyme cleaners and saline solutions. The pharmaceuticals category includes generic and proprietary prescription ophthalmic drugs, ocular vitamins, over-the-counter medications and vision accessories. The cataract and vitreoretinal category includes products and equipment used for cataract and vitreoretinal surgery. The refractive category includes lasers, microkeratomes, diagnostic equipment and other products and equipment used in refractive surgery. There are no transfers of products between product categories.

     The following table summarizes net sales and operating income by segment and presents total company operating income. Throughout the remainder of this financial review, the term "purchase accounting adjustments" will be used to refer to purchased IPR&D and other required purchase accounting adjustments associated with the acquisitions of Groupe Chauvin and Woehlk.

Bausch & Lomb   26   Annual Report 2002
	2002	2001			2000

	As Reported	% of Total Net Sales	As Reported	% of Total Net Sales	As Reported	% of Total Net Sales
Net Sales 1
Americas	$ 844.1	46%	$ 763.1	46%	$ 878.2	51%
Europe	613.1	34%	581.7	35%	472.0	28%
Asia	359.5	20%	320.7	19%	368.5	21%
	$1,816.7		$1,665.5		$1,718.7

Operating Income
Americas	$ 247.9		$ 212.6		$ 315.2
Europe	154.9		130.9		86.9
Asia	106.4		81.8		110.2
Research, Development & Engineering	(145.2)		(143.8)		(136.4)
Global Supply Chain	(107.2)		(119.8)		(98.1)
Segment Income	$ 256.8		$ 161.7		$ 277.8
Corporate administration 2	(58.1)		(43.9)		(52.0)
Restructuring charges and asset write-offs 3	(49.0)		(21.2)		(33.7)
Purchase accounting adjustments 4	-		-		(26.8)
Other significant charges 5	-		(9.9)		(23.4)
Operating income from continuing operations	$ 149.7		$ 86.7		$ 141.9

1     Prior year amounts have been reclassified to reflect the adoption of EITF 01-09 as described in Note 1 - Accounting Policies.

2     Corporate administration expenses are discussed in Operating Costs and Expenses.

3     Expenses associated with certain restructuring plans as described in Restructuring Charges and Asset Write-offs.

4     Purchase accounting adjustments consisted of a charge of $23.8 for purchased IPR&D and a purchase accounting inventory adjustment of $3.0.

5     Other significant charges in 2001 consisted of $7.1 related to hiring costs for the company's current chief executive officer and $2.8 of severance costs for the company's former chief executive officer. In 2000, $3.7 related to the failed acquisition attempt of Wesley Jessen VisionCare, Inc. and $19.7 related to the settlement of litigation.

Net Sales Net sales in 2002 increased 9% from 2001 and on a constant dollar basis (i.e., excluding the effect of foreign currency exchange rates) increased 8%. Net sales in 2001 decreased 3% and 1% from 2000 on an actual and constant dollar basis, respectively.

     The Americas segment's net sales for 2002 increased 11% (12% in constant dollars) compared to the prior year. The segment experienced strong gains in contact lens sales from newer-technology products such as SofLens66 Toric, SofLens Comfort and SofLens One Day which was mitigated in part due to the company's inability to sell PureVision lenses in the U.S. as a result of the decision of the U.S. District Court for the District of Delaware (see Note 21 - Other Matters for discussion of current litigation related to the PureVision contact lens product line). Growth in the region was also driven by higher sales of lens care products. In the U.S., lens care revenue gains represented growth from a relatively low base in 2001, when the retail trade was still working down lens care inventory. At year-end 2001, the company believes shipments to retailers were in balance with consumer consumption. Growth in lens care was also aided by the introduction of the company's no-rub claim for ReNu MultiPlus earlier in the year. The segment experienced significant growth in sales of pharmaceutical products. Incremental sales of Ocuvite PreserVision ocular vitamins and strong sales by the remaining products in the company's Ocuvite vitamin brand, as well as for Lotemax and Alrex proprietary soft steroid products and multisource pharmaceuticals were the primary drivers of this growth. These results were partially offset by net year-to-date declines in refractive and cataract sales. Refractive sales in the Americas in 2002 were hampered by the continuing decline of elective refractive surgeries, directly impacting capital equipment purchases in the U.S. An increase in laser placements and diagnostic equipment sales during the fourth quarter which the company believes reflects customers' purchases in anticipation of customized ablation approvals in 2003, partially offset the low sales experienced earlier in the year. The 2001 decrease in the Americas was primarily due to U.S. reductions in lens care retail inventory carrying requirements, and softness in the U.S. economy that led to a decline in purchases of refractive equipment and to consumer postponement of elective surgery.

     Net sales in the Europe segment increased 5% and were flat in constant dollars as compared to the prior year. This performance was led by higher contact lens revenues due to strong sales of planned replacement and disposable lenses. Lens care product sales growth in actual dollars was flat as currency benefits offset moderate declines primarily resulting from the company's decision in early 2002 to exit non-strategic product lines acquired as part of the October 2000 Woehlk acquisition. Pharmaceutical product sales increased due to favorable currency trends. Constant dollar performance was flat as a result of the company's decision to exit certain non-strategic product lines acquired with Groupe Chauvin. Cataract and vitreoretinal

Bausch & Lomb   27   Annual Report 2002

product sales growth was also due to currency, which offset sales declines particularly in Spain where an exclusive distributorship decided to exit the business. Slowing economic conditions and negative consumer publicity in Europe drove lower refractive equipment product sales during 2002. During 2001, Europe experienced solid sales growth, in part due to acquisitions.

     The Asia segment's net sales increased 12% from the prior year in actual and in constant dollars. This increase was primarily due to higher lens care and contact lens sales, particularly in Japan and China, which benefited from higher sales of ReNu solution and the launch of the SofLens66 Toric lens late in the first quarter of 2002. The segment also experienced higher sales of phacoemulsification equipment and an increase in laser placements. Asia experienced declines in 2001 primarily due to a lack of new contact lens product introductions which resulted in some lost market share and a continuation of weak economic conditions in Japan.

Segment Income Segment income excludes significant items such as restructuring charges and asset write-offs, purchase accounting adjustments and other significant charges, as well as corporate administration expenses.

     In 2002, segment income increased $95 or 59% as compared to 2001. Increases in sales of higher-margin contact lens products, such as SofLens66 Toric, experienced by all commercial segments and increases in sales of the ReNu brand of chemical disinfectants in the Americas and Asia were the primary drivers of the increase. Also, strong sales growth achieved by the Americas for proprietary and multisource pharmaceuticals, as well as for the company's lines of ocular vitamins, which benefited from the launch of Ocuvite PreserVision, contributed to the increase. Changes in foreign currency exchange rates, manufacturing cost-savings initiatives and administrative savings realized through restructuring actions had a positive impact on segment income. The 2002 increases were partially offset by increased spending to support the product launches of ReNu MultiPlus No Rub solution and Ocuvite PreserVision ocular vitamins in the U.S. and SofLens66 Toric contact lenses in Japan.

     Research, Development & Engineering operating costs increased $1 in 2002, demonstrating the company's continued commitment to research and development (R&D) spending in support of its goal of consistently bringing new products to market, in particular developing potential new applications for the Envision TD implant technology for treating retinal and other back-of-the-eye diseases. The Global Supply Chain segment's operating costs decreased by $12 or 11% from 2001 as a result of product cost savings from ongoing restructuring actions and the adoption of SFAS No. 142, as illustrated in Note 6 - Business Segment and Geographic Information, partially offset by expenses related to the move of PureVision contact lens manufacturing from the U.S. to Ireland (see Note 21 - Other Matters for discussion of current litigation related to the PureVision contact lens product line) and obsolescence charges recorded during 2002 related to the discontinuation of certain lines of intraocular lenses.

     In 2001, segment income decreased $116 or 42% as compared to the prior year. Decreases in sales of higher-margin lens care and refractive surgery products in the U.S. were partially offset by an increase in Europe's segment income. Europe's performance included incremental sales from the full year impact of the acquisitions in the second half of 2000 of Groupe Chauvin and Woehlk and administrative savings realized through restructuring actions. Research, Development & Engineering segment operating costs increased $7 or 5% in 2001 in support of the company's R&D spending commitment towards new products. Global Supply Chain segment operating costs increased $22 or 22% from 2000. These increases were a result of costs previously absorbed by the geographic regions as well as spending for plant expansion for the manufacture of soft toric contact lenses.

Bausch & Lomb   28   Annual Report 2002

Net Sales And Income By Geographic Region

Net sales and income represent sales originating in entities physically located in the identified geographic area. A summary of net sales and operating income from continuing businesses by geographic region follows:
	2002		2001		2000
	Net Sales	% of Total Net Sales	Net Sales 1	% of Total Net Sales	Net Sales 1	% of Total Net Sales

U.S.	$ 761.8	42%	$ 683.4	41%	$ 828.0	48%
Non-U.S.	1,054.9	58%	982.1	59%	890.7	52%
	$1,816.7		$1,665.5		$1,718.7

	Operating (Loss) Income		Operating (Loss) Income		Operating Income

U.S.	$ (73.0)		$ (129.8)		$ 8.7
Non-U.S.	222.7		216.5		133.2
	$ 149.7		$ 86.7		$ 141.9

1     Amounts have been reclassified to reflect the adoption of EITF 01-09 as described in Note 1 - Accounting Policies.

2002 Versus 2001 Net sales in markets outside the U.S. totaled $1,055 in 2002, an increase of $73 or 7% when compared with 2001. Net sales outside the U.S. represented approximately 58% of consolidated net sales in 2002 and 59% in 2001. Excluding the impact of currency, net sales outside the U.S. increased 5%. This increase was primarily due to higher lens care and contact lens sales driven by strong sales of planned replacement and disposable lenses. In particular, Japan benefited from higher sales of ReNu solution and the launch of the SofLens66 Toric lens late in the first quarter of 2002.

     Net U.S. sales totaled $762 in 2002, an increase of $78 or 11% over the prior year, and represented approximately 42% and 41% of consolidated net sales for 2002 and 2001, respectively. The U.S. experienced strong gains in contact lens sales from newer-technology products such as SofLens66 Toric, which was mitigated in part due to the company's inability to sell PureVision lenses in the U.S. as a result of a U.S. patent trial court ruling, which prohibited the company from selling those lenses in the U.S. The net sales growth was also driven by gains in lens care products representing growth from a relatively low base in 2001. Growth in lens care was also due to the introduction of ReNu MultiPlus No Rub solution earlier in the year. The U.S. also benefited from strong sales in branded proprietary and multisource pharmaceuticals, as well as from the company's lines of ocular vitamins.

     In 2002, operating income in markets outside the U.S. increased 3% from 2001. Operating income increases were led by the European and Asian regions. Increases in sales of higher-margin products, such as SofLens66 Toric contact lenses and the ReNu brand of chemical disinfectants, the positive impact of changes in foreign currency exchange rates and savings realized through restructuring actions contributed to the increase. The increases were partially offset by higher spending to support the launch of SofLens66 Toric contact lenses in Japan.

     In 2002, operating loss in the U.S. decreased 44% from 2001. Increases in sales of higher-margin products, such as SofLens66 Toric contact lenses and the ReNu brand of chemical disinfectants, and the strong sales growth of proprietary and multisource pharmaceuticals, as well as for the company's lines of ocular vitamins, were primary drivers of the decrease. These factors were partially offset by increased spending to support the product launches of ReNu MultiPlus No Rub solution and Ocuvite PreserVision vitamins. Additionally, product cost savings from ongoing restructuring actions, partially offset by underabsorbed manufacturing overhead in the Rochester plant (due to the move of PureVision contact lens manufacturing from the U.S. to Ireland) and obsolescence charges recorded during 2002 related to the discontinuation of certain lines of intraocular lenses (see Note 21 - Other Matters for discussion of current litigation related to the PureVision contact lens product line), contributed to the decrease. Higher corporate administration expense, primarily due to increased expenses associated with executive compensation and other employee benefit programs, and an increase in restructuring charges and asset write-offs, discussed in the Restructuring Charges and Asset Write-offs section below, partially offset the decrease in the U.S. operating loss.

     In addition, the decrease in operating loss in the U.S. and the increase in operating income outside the U.S. is in part due to the adoption of SFAS No. 142, Goodwill and Intangible Assets, whereby the company ceased amortizing goodwill effective December 30, 2001. The 2001 pre-tax pro forma impact of the adoption to U.S. and non-U.S. operating earnings is $10 and $17, respectively, (see Note 8 - Accounting for Goodwill and Intangibles).

Bausch & Lomb   29   Annual Report 2002

2001 Versus 2000 Net sales in markets outside the U.S. increased 10% over the prior year and 16% in constant dollars and represented 59% of total net sales in 2001 and 52% in 2000. Net sales in 2001 included $95 of incremental sales from the acquisitions in the second half of 2000 of Groupe Chauvin and Woehlk and the 2001 acquisition of Fidia Oftal. Growth in Europe for lens and lens care products was more than offset by declines in Asia. The declines in Asia are primarily due to a lack of new contact lens product introductions which resulted in some lost market share and a continuation of weak economic conditions in Japan.

     Net U.S. sales, which represented 41% of total consolidated net sales, decreased 17% from 2000. Higher sales of proprietary and multisource pharmaceuticals were more than offset by declines in the lens care, refractive and contact lens categories.

     In 2001, operating income in markets outside the U.S. increased 63% from 2000. Operating income was led by the European region. Higher amortization due to acquisitions was partially offset by lower general and administrative expenses as a result of restructuring initiatives during the current year. Controlled discretionary spending in marketing, advertising and selling expenses also contributed to the improvement in operating income. The Asia segment outside of Japan experienced slight improvement in operating income, but this was more than offset by the impact of declines in sales in Japan and the weakened yen. The increase in non-U.S. operating income was also due to 2000 results reflecting IPR&D charges of $24 related to the acquisitions of Groupe Chauvin and Woehlk.

     In 2001, the U.S. experienced an operating loss of $130 versus operating income of $9 in 2000. The loss in 2001 was primarily due to a decline in the gross margin resulting from lower sales of higher margin lens care, refractive surgery and contact lens products. The 2001 U.S. operating loss and 2000 operating income included restructuring costs of $15 and $31, respectively. Hiring costs of $7 for the company's current chief executive officer and severance costs of $3 for the company's former chief executive officer were included in the 2001 U.S. operating loss.

Net Sales By Product Category

In each geographic segment the company markets products in five product categories: contact lens, lens care, pharmaceuticals, cataract and vitreoretinal, and refractive. The following table presents net sales by product categories for the years 2002, 2001 and 2000:
	2002	2001	2000
	Net Sales	Net Sales 1	Net Sales 1
Product Category
Contact Lens	$ 523.9	$ 462.7	$ 475.8
Lens Care	465.5	415.9	488.3
Pharmaceuticals	396.1	344.7	279.4
Cataract and Vitreoretinal	301.8	304.2	308.2
Refractive	129.4	138.0	167.0
	$1,816.7	$1,665.5	$1,718.7

1     Amounts have been reclassified to reflect the adoption of EITF 01-09 as described in Note 1 - Accounting Policies.

Contact Lens Net Sales

2002 Versus 2001 Contact lens net sales were $524, an increase of 13% from the prior year. In constant dollars, contact lens net sales increased 12% for the year. Net sales in the Americas, Europe and Asia segments increased 11%, 20% and 9% in actual dollars and 12%, 14% and 10% in constant dollars, respectively. Each segment experienced strong sales of planned replacement and disposable products, including SofLens66 Toric, SofLens Comfort, SofLens One Day and PureVision that outpaced moderate revenue declines in older-technology offerings. However, sales in the Americas region slowed in the third quarter and declined in the fourth quarter due to the company's inability to sell PureVision contact lenses in the U.S. as a result of the U.S. trial court decision (see Note 21 - Other Matters for discussion of current litigation relating to the PureVision contact lens product line).

2001 Versus 2000 Contact lens product net sales declined 3% in 2001 and increased 2% in constant dollars. In the Americas, sales were down 5% in actual and 3% in constant dollars, with strong sales of SofLens66 Toric and PureVision partially offsetting declines in older-technology products. A decline in Asia sales of 14% (5% in constant dollars) was partially offset by increases in Europe of 15% in actual dollars and 21% in constant dollars. Constant dollar declines in Asia were primarily a result of the lack of new contact lens prod-

Bausch & Lomb   30   Annual Report 2002

uct introductions which resulted in some lost market share and a continuation of weak economic conditions in Japan. Gains in Europe were partially driven by incremental sales from the acquisition of Woehlk, a German vision care business acquired in late 2000.

Lens Care Net Sales

2002 Versus 2001 Net sales for lens care products were $466, an increase of 12% in actual dollars and 11% in constant dollars from the prior year. Net sales in the Americas region increased 16% in both actual and constant dollars. In the U.S., revenue gains represented growth from a relatively low base in 2001, when the retail trade was working down inventory. Overall growth was also due to the introduction of the company's no-rub claim for ReNu MultiPlus multi-purpose solution earlier in the year. Lens care net sales in Europe were flat in actual dollars, but decreased 4% in constant dollars. Favorable impacts from currency were moderated by revenue declines largely due to the company's decision early in 2002 to exit non-strategic product lines acquired as part of the Woehlk acquisition in 2000. Asia region lens care net sales increased 15% in both actual and constant dollars. Sales increases in Asia were driven by the growth in the ReNu brand in Japan.

2001 Versus 2000 Lens care net sales declined 15% and 12% in 2001 in actual and constant dollars, respectively. Sales in the Americas decreased 21% in both actual and constant dollars. Growth in Europe of 9% was more than offset by a decrease in Asia of 17%. In constant dollars, Europe sales increased 13% and Asia decreased by 9%. The decline in the Americas was driven by the U.S., where trade customers continued to reduce lens care inventory carrying requirements, and the overall market for lens care products continued to decline. By year-end, trade inventory levels had achieved what the company believed to be a balance with consumption. Incremental sales from acquisitions in Europe were more than offset by weakness in the results for Japan, where a soft economy resulted in aggressive inventory reduction programs among most of the large publicly held wholesalers as well as the bankruptcy of three privately held distributors with whom the company dealt.

Pharmaceutical Net Sales

2002 Versus 2001 Net sales for pharmaceutical products were $396, an increase of 15% and 14% over the prior year, in actual and constant dollars, respectively. Gains were driven by the Americas region, where net sales were up 23% (26% excluding the impact of currency) for the year. Incremental sales of Ocuvite PreserVision ocular vitamins and strong sales by the remaining products in the company's Ocuvite brand, as well as for Lotemax and Alrex proprietary soft steroid products, and multisource pharmaceuticals were the primary drivers of this growth. In Europe, pharmaceutical net sales were up 5% in actual dollars for the year. In constant dollars, sales were flat. Favorable currency rates and the launch of the Ocuvite ocular vitamin line offset declines in constant dollar revenues resulting from the company's exiting a non-strategic veterinary pharmaceutical product line acquired with Groupe Chauvin.

2001 Versus 2000 Net sales for pharmaceutical products increased 23% and 25% in actual and constant dollars, respectively, over the prior year. Excluding the impact of the acquisitions of Groupe Chauvin and Fidia Oftal, sales increased 3% and 4% on an actual and constant dollar basis, respectively. In the Americas, sales in actual and constant dollars were up 3% for the year, reflecting good growth in the proprietary and multisource business. In the U.S., the company's anti-inflammatory ophthalmic drops, Lotemax and Alrex, continued to gain market share with solid, progressive growth. Year-to-date results reflected lower pricing levels in 2001 as a result of competitive pressure in the Americas, which drove down pricing in the company's generic business in the second half of 2000. In Europe, sales were up significantly, primarily as a result of incremental sales from acquisitions, as well as modest constant dollar growth in sales of the company's other pharmaceutical product lines.

Cataract and Vitreoretinal Net Sales

2002 Versus 2001 Net sales from the company's cataract and vitreoretinal products were $302, a 1% decrease from 2001. Excluding the impact of currency, net sales decreased 2%. Asia and Europe experienced growth in actual dollar performance while the Americas segment decreased 3%. In Asia, higher sales of instruments and vitreoretinal products drove the overall revenue increase, in combination with favorable currency rates. Sales in Europe reflect growth in viscoelastics as well as favorable currency rates, which were partially offset by a decrease in sales due to disruptions in Spain caused by a distributorship that was exiting the business. The company acquired the exclusive third-party distributor during September 2002 as described in Note 8 - Accounting for Goodwill and Intangibles. The decrease in the Americas is partly due to the loss of market share in 2001 resulting from the 2001 supply constraints for key products.

Bausch & Lomb   31   Annual Report 2002

2001 Versus 2000 Net sales for the company's cataract products declined 1% compared to 2000, but increased 1% in constant dollars. Sales in the Americas were down 9% in actual and constant dollars for the year, driven by continued supply constraints for key products and postponement of capital equipment purchases because of softness in the U.S. economy. Sales of cataract products in Europe were up 18% and 23% in actual and constant dollars, respectively. In Asia, sales were down 12% in actual and 4% in constant dollars.

Refractive Net Sales

2002 Versus 2001 Refractive products provided $129 in net sales, reflecting a decrease of 6% from the prior year. Excluding the impact of currency, net sales decreased 7% for the year. Strong sales growth in Asia was more than offset by declines in the other regions. Asia experienced an increase of 17% in actual and 15% in constant dollars for the year. Laser placements in Asia increased over the prior year, with a growing percentage associated with the company's Zyoptix system for customized ablation. Refractive net sales in the Americas segment were down 8% and 7% for the year in actual dollars and constant dollars, respectively. The decline reflects continued softness in the U.S. market for LASIK surgery that directly affects the number of LASIK procedures and capital equipment purchases. Net sales in Europe decreased 17% and 20% in actual and constant dollars from 2001, respectively, where slowing economic conditions and negative publicity about laser vision correction have driven down the rate of procedure growth in key European markets, and has also led to lower equipment sales.

2001 Versus 2000 Net sales of refractive products decreased 17% as compared to 2000 or 16% in constant dollars. The decline was driven by the Americas region, where the softness in the U.S. economy delayed capital spending by providers and resulted in consumers postponing elective surgery. Outside the Americas region, sales continued to post solid growth in Europe, and were essentially flat with the prior year in Asia. The company's sales growth outside the U.S. continued to reflect increasing equipment and procedure card sales for the Zyoptix system for customized ablation.

Operating Costs And Expenses

The ratio of cost of products sold to sales for continuing businesses was 44% in 2002, versus 46% and 43% in 2001 and 2000, respectively. The gross margin increase from the prior year was a result of product cost savings from ongoing restructuring actions, strong year-over-year growth in higher-margin contact lenses (SofLens66 Toric and PureVision) and lens care products and the positive impact of changes in foreign currency exchange rates. In addition, the total margin increase was partially offset by expenses related to the move of PureVision contact lens manufacturing from the U.S. to Ireland and obsolescence charges recorded during 2002 related to the discontinuation of certain lines of intraocular lenses. (See Note 21 - Other Matters for discussion of current litigation relating to the PureVision contact lens product line.) The decrease in 2001 margins reflected significantly lower U.S. sales of higher-margin refractive and lens care products and the negative impact of changes in foreign currency exchange rates.

     Selling, administrative and general expenses, including corporate administration, were 38% of sales in 2002 compared to 40% in 2001 and 37% in 2000. The 2002 expenses reflect administrative savings realized through restructuring initiatives and continued control over discretionary spending which was partially offset by increased spending to support the product launches of ReNu MultiPlus No Rub multi-purpose solution and Ocuvite PreserVision ocular vitamins in the U.S. and SofLens66 Toric contact lens in Japan, as well as higher executive compensation and other employee benefit program expenses. The 2001 amounts reflected increased expenses associated with the European businesses acquired during 2000 over a lower year-over-year sales base. These expenses were partially mitigated by administrative savings realized through restructuring and continued control over discretionary spending. As described in Note 8 - Accounting for Goodwill and Intangibles, the company adopted SFAS No. 142 as of December 30, 2001, under which the company no longer amortizes goodwill. Results for 2001 and 2000 include amortization expense of $27 and $25, respectively. Additionally, 2001 results included non-recurring items related to hiring costs for the company's current chief executive officer ($7) and severance costs for the company's former chief executive officer ($3). Excluding the 2001 non-recurring items and the pro forma amortization expense, selling, administrative and general expenses would have been 38% and 35% of sales in 2001 and 2000, respectively.

     R&D expenses totaled $128 in 2002 and represented 7% of sales in 2002, 2001 and 2000, demonstrating the company's continued commitment to R&D spending in support of its goal of consistently bringing new products to market, in particular, developing potential new applications for the Envision TD implant technology for treating retinal and other back-of-the-eye diseases.

Bausch & Lomb   32   Annual Report 2002

Non-Operating Income And Expense

Other Income And Expense Interest and investment income was $45 in 2002, $48 in 2001 and $52 in 2000. Lower average investment levels and investment rates were the primary drivers of the decreases in 2002 and 2001. Partially offsetting the declines were gains from the sale of Charles River Laboratories stock of $28 and $19, in 2002 and 2001, respectively. During 2002, interest income of approximately $9 associated with income tax refunds also partially offset the decrease.

     Interest expense was $54 in 2002, $58 in 2001 and $69 in 2000. The decreases in 2002 and 2001 from 2001 and 2000, respectively, were primarily due to lower average debt levels and interest rates. During 2002, there were three events that partially offset the decrease in 2002 from 2001. First, as described in Note 18 - Accounting for Derivatives and Hedging Activities, ineffectiveness of $2 associated with a treasury rate lock to hedge the benchmark interest rate in connection with company's forecasted debt offering was recognized as interest expense. Ineffectiveness was due to the issuance of $150 debt subsequent to the original forecasted debt offering. Second, $1 was recognized on the $150 five-year 6.95% fixed senior notes issued by the company in November 2002 as discussed in Note 12 - Debt. Third, $5 was recognized on the $63 World Headquarters debt. As described in Note 12 - Debt, the company consolidated debt associated with the World Headquarters office facility in the fourth quarter of 2001 and repaid the debt upon maturity in December 2002.

     Foreign currency was a net loss of $4 in 2002, and a net gain of $8 and $11 in 2001 and 2000, respectively. The $12 decline in 2002 from 2001 is attributable to lower premium income realized on foreign currency exchange contracts and increased expense from the company's hedging program. In addition, a gain was realized in 2001 on hedging activities associated with a Netherlands guilder investment transaction as described in Note 10 - Other Short- and Long-Term Investments. The $3 decline in 2001 from 2000 resulted largely from lower premium income realized on foreign currency exchange contracts utilized in the company's hedging program, which was the result of lower U.S. interest rates. This reduction was partially offset by gains realized on hedging activities associated with the aforementioned guilder transaction.

     Other income in 2000 consisted of proceeds from a patent litigation settlement with Alcon Laboratories, Inc. (Alcon). The settlement agreement resolved the patent infringement case the company filed against Alcon in October 1994. Under the terms of the settlement agreement, Alcon made an up-front payment to the company of $25, which was recorded as income in the first quarter of 2000. Additionally, Alcon agreed to pay the company a stream of royalties over the next eight years after 2000 for a worldwide license under the company's patent for the simultaneous use of a chemical disinfecting solution with an enzyme cleaning product for contact lens care.

Income Taxes The company's reported tax rate for continuing operations was 34.5% in 2002 as compared to 33.8% in 2001 and 40.8% in 2000. The 2001 rate reflected a deferred tax benefit recorded in the first quarter of 2001 to reflect a change in the statutory tax rate associated with the company's joint venture in China. Excluding this item, the effective tax rate would have been 35.0%. The 2000 rate reflected non-deductible purchased IPR&D for which there is not an associated tax benefit. Excluding this item, the effective tax rate would have been 35.5%.

     When calculating income tax expense, the company recognizes valuation allowances for tax loss and credit carryforwards, which may not be realized by utilizing a "more likely than not" approach which is more fully described in Note 11 - Provision for Income Taxes.

Minority Interest The impact to results of operations from minority interest was $17, $14 and $13 for 2002, 2001 and 2000, respectively. See also Note 14 - Minority Interest.

Discontinued Operations During 1999, the company completed the sale of its eyewear segment to Luxottica Group S.p.A. (Luxottica) for $636 in cash. The company recorded an after-tax gain on the disposal of discontinued operations of $126 or $2.16 per share. During 2000, Luxottica proposed certain purchase price adjustments related to the sale. On January 22, 2002, the company reached an agreement with Luxottica relative to the proposed adjustments. The net result of the resolution was an after-tax charge to discontinued operations of $21, or $0.39 per share. This amount was reported as a sale price adjustment related to disposal of discontinued operations in the fourth quarter of 2001. See also Note 3 - Discontinued Operations.

Income From Extraordinary Item In 2001 and 2000, retirements of fixed-rate notes payable resulted in recognition of extraordinary gains of less than $0.1 and $1, net of taxes, respectively.

Bausch & Lomb   33   Annual Report 2002

Restructuring Charges And Asset Write-offs

In 2002, 2001 and 2000, the company's Board of Directors approved plans to restructure certain of the company's business segments and corporate administrative functions. The company completed all actions under the 2001 Program as of December 28, 2002, and all actions under the 2000 Program as of December 29, 2001. These plans are described more fully in Note 5 - Restructuring Charges and Asset Write-offs, and include the company's programs to enhance its competitive position.

Profitability Improvement Program and Transfer of PureVision Contact Lens Manufacturing

In July 2002, the company announced plans to improve operating profitability through a comprehensive plan, approved by the company's Board of Directors, which included plant closures and consolidations; manufacturing efficiencies and yield enhancements; procurement process enhancements; the rationalization of certain contact lens and surgical product lines; distribution initiatives; and the development of a global information technology (IT) platform. These plans included the elimination of approximately 465 jobs worldwide associated with those actions. Restructuring charges and asset write-offs of $23 before taxes associated with these initiatives were recorded in the third quarter of 2002. The company also recorded a pre-tax amount of $4 during the third quarter of 2002 for severance associated with the elimination of approximately 145 jobs due to the transfer of PureVision extended wear contact lens manufacturing from the U.S. to Waterford, Ireland as a result of a ruling against the company in a U.S. patent lawsuit. The after-tax impact of these third quarter charges was $17 or $0.31 per share. (See Note 21 - Other Matters for discussion of current litigation relating to the PureVision contact lens product line.)

     Cash outflows of approximately $17 are expected to occur primarily during the first and second quarters of 2003. The company anticipates that cash provided through operations will provide adequate funding for these actions. Actions in this restructuring plan are expected to be completed by the end of 2003.

     These actions are expected to yield pre-tax cost savings of approximately $54 in 2004 and $90 annually beginning in 2005. These savings are expected to be realized primarily through reduced cost of products sold and selling, administrative and general expenses and are expected to be partially reinvested into R&D.

2001 Program

In December 2001, the company's Board of Directors approved a comprehensive restructuring plan designed to reduce ongoing operating costs by eliminating approximately 800 jobs on a global basis. As of December 29, 2001, management had identified actions and notified the appropriate personnel in what it considered Phase I of the restructuring program. As a result, a pre-tax amount of $8 was recorded during the fourth quarter of 2001 for Phase I of the restructuring and for asset write-offs. The after-tax impact of this charge was $6 or $0.10 per share. During the first quarter of 2002, a pre-tax amount of $24 was recorded for Phase II of the restructuring and additional asset write-offs. The after-tax impact of this charge was $15 or $0.28 per share. During the third quarter of 2002, the company reversed $1 pre-tax or $0.01 per share.

     This program is expected to yield pre-tax cost savings of approximately $33 annually beginning in 2003. These savings are expected to be realized primarily through reduced cost of products sold and selling, administrative and general expenses. These savings are expected to be reinvested into R&D, marketing and other programs designed to accelerate sales growth.

2000 Program

In December 2000, the company's Board of Directors approved a comprehensive restructuring plan designed to facilitate the company's realignment as an integrated operating company with centralized management of R&D and supply chain operations and with commercial operations managed on a regional basis. The plan was implemented in two phases due to the anticipated timing of communication to employees and overall implementation schedule. As a result, a pre-tax amount of $43 was recorded during the fourth quarter of 2000 for Phase I of the restructuring and for asset write-offs. The after-tax impact of this charge was $28 or $0.50 per share. During the first quarter of 2001, a pre-tax amount of $17 was recorded for Phase II of the restructuring and additional asset write-offs. The after-tax impact of this charge was $11 or $0.20 per share. During the fourth quarter of 2001, the company reversed an after-tax amount of $3 or $0.05 per share.
     This program yielded pre-tax cost savings of approximately $45 annually, a portion of which have been reinvested into R&D, marketing and other programs designed to accelerate sales growth.

Bausch & Lomb   34   Annual Report 2002

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

     The company estimated the fair value of the purchased IPR&D using an income approach. Such methodology involved estimating the fair value of the purchased IPR&D using the present value of the estimated after-tax cash flows expected to be generated as a result of these projects and using risk-adjusted discount rates and revenue forecasts as appropriate. The selection of the 15% discount rate for all products was based on consideration of the company's weighted average cost of capital. A probability factor was then applied to the cash flow based on anticipated profitability levels of each project and the uncertainty surrounding successful development of each project. The amount expensed was also impacted by the percentage of completion for each project. The company expects to fund all R&D efforts, including acquired IPR&D, from cash flows from operations. Set forth below are descriptions of certain acquired IPR&D projects and the status of efforts to complete the projects at December 28, 2002.

     At the acquisition date, IPR&D was allocated to the following projects: Immobacter ($17), Carteol ($3), Other Pharmaceutical ($2) and Surgical ($2) products.

     Immobacter - Revenues attributed to Immobacter, a preservative-free multidose delivery system, were expected to be generated by licensing the technology to other manufacturers. The royalty revenues were expected to be $4, $10 and $12 from 2004 through 2006 decreasing at an average rate of 5% thereafter. At the acquisition date, costs to complete the R&D efforts were expected to be $2. The probability factor and stage of completion used to derive the IPR&D amount were 70% and 49%, respectively. Due to the fact that the original configuration was not commercially viable, the probability factor has reduced from 70% to approximately 25%. However, the company also plans to generate revenue by selling directly additional products applying this technology and not relying exclusively on the generation of royalty revenue. Therefore, no change in revenue streams is expected.

     Carteol - Revenues attributed to Carteol Long Acting, a glaucoma drug product extension that allows for once a day usage versus the current twice a day, were expected to be $3 in 2002, $6 in 2003, $7 in 2004 and $8 in 2005, with the rate of revenue growth then decreasing 5% annually in 2006 to 2010. At the acquisition date, costs to complete the R&D efforts were expected to be $1. The probability factor and stage of completion used to derive the IPR&D amount were 95% and 76%, respectively. Carteol was approved during 2002 in France, which represents a delay when compared to the original assumptions, and is expected to meet further regulatory approvals in other countries during 2004. Sales in 2002 were minimal (less than $0.5). Future sales have been revised and are expected to be $3 in 2003, $6 in 2004, $7 in 2005 and $8 in 2006, with the rate of revenue growth then decreasing 5% annually in 2007 to 2011.

     Other Pharmaceutical Products - Revenues attributed to various miscellaneous pharmaceutical products, are expected to reach $4 by 2007, and then decrease by 3% each year through 2010. At the acquisition date, costs to complete the R&D efforts were expected to be $2. The average probability factor and stage of completion used to derive the IPR&D amount were 76% and 74%, respectively. Sales and gross margins relative to these pharmaceutical products have been lower than originally predicted due to a change in market conditions and an increase in competition. Future selling, marketing, distribution and R&D efforts have been reduced or discontinued. The reduction in revenues is not considered to have a material effect on the company's financial position.

     Other Surgical Products - Revenues attributed to miscellaneous surgical products, were expected to reach $6 by 2006, with the rate of revenue growth then decreasing annually in the range of 2% to 3%. At the acquisition date, costs to complete the R&D efforts were expected to be $1. The average probability factor and stage of completion used to derive the IPR&D amount were 70% and 48%, respectively. Various other surgical products have either been canceled, scheduled for launch in 2003 or marketed. Any reduction in revenues due to cancellations is not considered to have a material effect on the company's financial position.

Liquidity And Financial Resources

The company's liquidity remains strong. Cash and cash equivalents were $465 and $534 at December 28, 2002 and December 29, 2001, respectively. During the fourth quarter of 2002, the company raised $150 in the public debt markets, the proceeds of which will be used primarily for general corporate purposes,

Bausch & Lomb   35   Annual Report 2002

including the refinancing of existing debt obligations. Subsequent to year end, the company replaced its $250 revolving credit agreement having an original expiration in January 2004, with a $400 agreement expiring in 2008. This back-up credit facility provides the company with enhanced financial flexibility.

Cash Flows From Operating Activities Cash provided by operating activities totaled $237 in 2002, an increase of $57 from 2001. The 2002 increase in cash flows from operating activities was driven primarily by higher net income, a decrease in inventories and a decrease in cash paid for interest and income taxes, partially offset by an increase in trade receivables.

     Cash provided by operating activities totaled $179 in 2001, a decrease of $169 from 2000. Contributing to this result were lower net income, increases in inventory and deferred tax assets (due to an increase in tax loss and credit carryforwards), and a decrease in current income taxes payable. This decrease was partially offset by decreases in accounts receivable and other current assets.

Cash Flows From Investing Activities Net cash used in investing activities of $87 in 2002 resulted primarily from capital expenditures of $92 and a $23 sale price adjustment payment related to the disposal of a discontinued operation, which were partially offset by a cash inflow of $37 from the sale of the company's remaining equity interest in Charles River Laboratories.

     In 2001, cash used in investing activities was $21. The cash outflow resulted primarily from $96 for capital expenditures and $49 for acquisitions of businesses and rights to certain pharmaceutical products, partially offset by the cash inflow of $30 from the sale of 51% of the company's original equity interest in the Charles River Laboratories business, as well as cash inflow of $97 from the exercise of an option on a Netherlands guilder investment where the majority of the company's equity position was put back to the issuer (see Note 10 - Other Short- and Long-Term Investments).

     Cash used in investing activities was $183 in 2000. The cash outflow resulted from $253 for acquisitions and $95 for capital expenditures. These were partially offset by proceeds from the liquidation of an investment of equity securities and collection on a note receivable.

Cash Flows From Financing Activities Cash used in financing activities was $230 in 2002. During the second quarter of 2002, a payment of $200 was made related to the early termination of a minority interest obligation, as described in Note 14 - Minority Interest. Repayments of debt and net repayments of notes payable were $215. Proceeds from issuance of debt were $225. As described in Note 12 - Debt, the company issued $150 of five-year 6.95% fixed senior notes, the proceeds of which will be used for general corporate purposes, including the refinancing of existing debt obligations. The company also borrowed $75 against its revolving credit agreement during the second quarter of 2002, and repaid such borrowing during the third quarter of 2002, as discussed in Access to Financial Markets below.

     Financing activities used $275 during 2001 primarily to repay $252 of long-term debt.

     Cash used in financing activities during 2000 was $324. The purchase of 4,619,452 common shares during 2000 completed the stock buyback programs initiated in 1998 and 1999 and resulted in a cash outflow of $251. Additionally, the company reduced its debt by $44.

Evaluation of Liquidity The company evaluates its liquidity from several perspectives, including its ability to generate income, positive cash flows and free cash flow, its financial position, its access to financial markets and the adequacy of working capital levels. The company employs free cash flow as a performance metric and has a stated goal to maximize free cash flow, which is defined as cash generated before the payment of dividends, the borrowing or repayment of debt, settlement of minority interest obligations, stock repurchases, the acquisition or divestiture of businesses, the acquisition of intangible assets and the proceeds from the liquidation of certain investments. A reconciliation of cash flow to free cash flow is as follows:
	2002	2001
Net change in cash and cash equivalents	$ (69)	$(126)
Net cash used in financing activities	230	275
Net cash paid for acquisitions of businesses and other intangibles, including the $23 sale price adjustment in 2002	30	49
Proceeds from liquidation of other investments	-	(97)
Free cash flow	$191	$ 101

Bausch & Lomb   36   Annual Report 2002

     Management views free cash flow as a useful measure of liquidity as it includes both cash flows from operating activities as well as the cash flows from investing activities that are generated or used by its segment operations. Therefore, this measure can be used to assess the company's ability to satisfy financing obligations and its ability to undertake possible future investing activities, such as acquisitions.

     The company expects to generate between $130 and $150 in free cash flow in 2003. In the course of determining this projection management considers the impact of certain key drivers of free cash flow which include: collection of trade receivables and credit policies, inventory management, timing of tax and interest payments, capital expenditures, settlement of hedging contracts, pension funding and R&D milestones.

Financial Position The company's total debt, consisting of short- and long-term borrowings, was $844 and $827 at the end of 2002 and 2001, respectively. The ratio of total debt to capital was 45.3% and 45.9% at year-end 2002 and 2001, respectively. Cash and cash equivalents totaled $465 and $534 in 2002 and 2001, respectively. The decrease in cash from 2001 is primarily due to the payment of a $200 minority interest obligation, as described in Note 14 - Minority Interest, partially offset by positive cash flow from operating activities.

     Certain tranches of the company's long-term debt due in 2013 and 2015 allowed remarketing agents to call the debt from the holders in 2003 and 2005, respectively, and in certain cases remarket the debt at a higher interest rate than the then current market rate. Following the company's debt rating being downgraded by Moody's Investors Service during March 2002, the agents exercised their right to put the marketing agreements back to the company. As a result of this action, the debt will mature in 2003 and 2005, respectively.

     The company believes that it has adequate cash, credit facilities and access to the financial markets to meet all debt maturity requirements.

Contractual Cash Obligations At December 28, 2002, the company had the following contractual cash obligations due by the following periods:
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Contractual Obligations
Notes Payable	$ 1	$ 1	$ -	$ -	$ -
Long-term debt obligations, including capital lease obligations	843	187	296	152	208
Minimum operating lease commitments	48	17	20	9	2
Total	$892	$205	$316	$161	$210

Access To Financial Markets The debt ratings as of December 28, 2002 by Standard & Poor's were at BBB- and A3, for long-term and short-term debt, respectively. On March 11, 2002, the company was downgraded by Moody's Investors Service as a result of its 2001 performance. The debt ratings by Moody's Investors Service, as of December 28, 2002, were Ba1 and Not-Prime for long-term and short-term debt, respectively.

     As a result of the downgrade, certain financial transactions became available for termination at the option of the holder. These included an outside investor's limited partnership interest which was recorded as minority interest totaling $200; financing covering the company's World Headquarters facility of $63; and securitized trade receivables of $25. During March 2002, the outside partner exercised its put right for its $200 partnership interest as described in Note 14 - Minority Interest. The termination of the minority interest obligation and payment of the associated early liquidation premium occurred in May 2002. The payment was funded through existing cash reserves as well as the company's borrowing $75 against its then existing syndicated revolving credit agreement, which was repaid in July 2002. In addition, under their original payment terms, outstanding debt related to the securitized trade receivables was paid in March 2002, and the World Headquarters facility was paid at maturity by the company in December 2002.

     In November 2002, the company issued $150 of five-year 6.95% fixed senior notes under a $500 Shelf Registration filed with the Securities and Exchange Commission in June 2002, of which $350 remained available for issuance as of December 28, 2002.

     At December 28, 2002, the company had a $250 syndicated revolving credit agreement expiring in January 2004. Subsequent to year end, the company replaced this agreement with a five-year $400 syndicated revolving credit agreement. The new facility includes covenants similar to covenants contained in the former facility, which require the company to maintain certain EBITDA to interest and debt ratios. In the event of violation of the covenants, the facility would not be available for borrowing until the covenant provisions were waived, amended or satisfied. The company does not anticipate that a violation is likely to occur. In addition, the new agreement requires a reduction of the facility in the event the company issues public debt or equity or sells material U.S. assets. However, the facility does not require reduction below $250. The interest rate under the agreement is based on the company's credit rating and LIBOR, or the highest

Bausch & Lomb   37   Annual Report 2002

rate based on secondary certificates of deposit, Federal Funds or the base rate of one of the lending banks. There were no outstanding revolver borrowings as of December 28, 2002 or December 29, 2001. There were no covenant violations during 2002 or 2001. In addition, a number of subsidiary companies outside the U.S. have credit facilities to meet their liquidity requirements, under which outstanding borrowings as of December 28, 2002 were $1.4.

     The company believes its existing credit facilities, in conjunction with the financing activities mentioned above, would provide adequate liquidity to meet obligations, fund capital expenditures and invest in potential growth opportunities.

Working Capital Working capital and the current ratio were $456 and 1.5, respectively, at year-end 2002 and $694 and 2.0, respectively, at year-end 2001. The decrease in working capital and the current ratio is attributable to a decrease in cash and cash equivalents, in part due to the payment of a $200 minority interest obligation, as described in Note 14 - Minority Interest, and the reclassification of long-term debt to current portion of long-term debt.

Dividends The dividends on Common stock, declared and payable quarterly, totaled $0.65 per share for the year ended 2002 and $1.04 per share for each of the years ended 2001 and 2000. Total cash dividends of $42, $56 and $57 were paid in 2002, 2001 and 2000, respectively. During April 2002, the Board of Directors approved a reduction in the quarterly dividend paid on shares of the company's Common stock from $0.26 per share to $0.13 per share effective for the quarterly dividend payable July 1, 2002.

Return On Equity And Capital Return on average Shareholders' equity was 7.4% in 2002, compared with 2.1% in 2001 and 7.9% in 2000. Return on invested capital was 6.0% in 2002, 3.1% in 2001 and 6.1% in 2000.

Off-Balance Sheet Arrangements

Strategic partnering arrangements entered into by the company to engage the research, development and commercialization of certain technologies may involve payments to the strategic partner for reimbursement of actual R&D activities as well as funding contingent upon the achievement of certain milestones such as completion of IND filings, clinical testing, NDA filings and FDA approvals.

     The company has obligations under certain guarantees, letters of credit, indemnifications and other contracts that contingently require the company to make payments to guaranteed parties upon the occurrence of specified events. The company believes the likelihood is remote that material payments will be required under these contingencies, and that they do not pose potential risk to the company's future liquidity, capital resources and results of operations. See Note 16 - Commitments and Contingencies for further descriptions and discussions regarding the company's obligations.

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

     The company primarily uses foreign currency forward contracts to hedge foreign currency transactions and equity investments in non-U.S. subsidiaries. For contracts outstanding at the end of 2002, foreign currencies purchased were primarily British pounds, Hong Kong dollars, Japanese yen, euros and Swiss francs. Foreign currencies sold were primarily euros, Japanese yen, British pounds, Canadian dollars and Hong Kong dollars. With respect to 2001, foreign currencies purchased were primarily Singapore dollars, Swiss francs, Hong Kong dollars, British pounds and euros. The currencies sold were primarily euros, Swiss francs, Japanese yen, British pounds and Australian dollars. The magnitude and nature of such hedging activities are explained further in Note 17 - Financial Instruments. A sensitivity analysis to measure the potential impact that a change in foreign currency exchange rates would have on the company's net income indicates that, if the U.S. dollar strengthened against all foreign currencies by 10% the company would realize gains of approximately $32 and $46 on foreign currency forward contracts outstanding at year end 2002 and 2001, respectively. Such gains would be substantially offset by losses from the revaluation or settlement of the underlying positions hedged.

Bausch & Lomb   38   Annual Report 2002

     The company may enter into interest rate swap, interest rate lock and cap agreements to effectively limit exposure to interest rate movements within the parameters of its interest rate hedging policy. For foreign currency denominated borrowing and investing transactions, cross-currency interest rate swap contracts may be used, which, in addition to exchanging cash flows derived from interest rates, exchange currencies at both inception and termination of the contract. There were no cross-currency interest rate swap contracts outstanding at December 28, 2002 or December 29, 2001. A sensitivity analysis to measure the potential impact that a change in interest rates would have on the company's net income indicates that a one-percentage point decrease in interest rates, which represents a greater than 10% change, would increase the company's net financial expense by approximately $5 and $2 based on 2002 and 2001 year-end positions, respectively.

     Counterparties to the financial instruments discussed above expose the company to credit risks to the extent of non-performance. The credit ratings of the counterparties, which consist of a diversified group of major financial institutions, are regularly monitored and thus credit loss arising from counterparty non-performance is not anticipated.

Outlook

The company expects 2003 revenues to grow in the mid-single digits over the 2002 amounts. Upper-single-digit growth is expected in the contact lens category, which assumes continued strong growth in the company's newer technology product offerings, somewhat offset by the lack of PureVision contact lens sales in the U.S. In the lens care category the company anticipates low-single-digit growth, which is comparable to overall market trends. Growth rates experienced in the U.S. in 2002 are not expected to continue, as they were largely the result of an unusually low base in 2001. In pharmaceuticals the company projects mid-single-digit growth. Continued strong growth is expected from its lines of ocular vitamins, which will also benefit from geographic expansion in 2003. However, the company does not expect to continue to be the sole provider of multisource otic products in the U.S. and the re-entry of competition in this market, the impact in 2003 of its decision to exit certain non-strategic lines in Europe, as well as pending pricing legislation in Germany, will partially mitigate these gains. Revenues from cataract and vitreoretinal surgery products are expected to increase in the upper-single-digits. The company expects to introduce, expand and enhance its IOL product lines and to begin the recovery of share it has lost over the past several years. As a result, it expects to report growth that is slightly above the overall cataract market trend in 2003. Lastly, the company anticipates low-single-digit growth in the refractive surgery category. This assumes that there is not a significant turnaround in the economy until at least late in the year, and does not assume any U.S. revenues from Zyoptix procedures until later in the year.

     The company also expects to make continued progress against its three-year financial goals, and to post full-year operating margins in excess of 12%. Continued gross margin expansion is expected to be partially offset by higher R&D expense as a percent of sales, with selling, general and administrative expenses remaining at roughly the same percentage of sales in 2003 as in 2002.

     Net financing expense should be in the range of $50, and the effective tax rate is expected to decrease from 34.5% to 34.0% for 2003.

     As a result, the company expects to generate full-year earnings per share of approximately $2.05, with each quarter growing about 15%-20% over 2002 results, adjusted for restructuring charges and other special items highlighted in this Financial Review.

     Lastly, the company expects to generate free cash flow of between $130 and $150, mainly due to earnings growth. Free cash flow will primarily be used to repay maturing debt obligations.

Critical Accounting Policies

The accompanying consolidated financial statements and notes to consolidated financial statements contain information that is pertinent to management's discussion and analysis of financial condition and results of operations. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. Actual results may differ from these estimates and assumptions.

     The company believes that the critical accounting policies discussed below involve additional management judgment due to the sensitivity of the methods, assumptions and estimates necessary in determining the related asset, liability, revenue and expense amounts. The impact and any associated risks related to these policies on its business operations are discussed below. Senior management has discussed the development and selection of the critical accounting estimates and the related disclosure included herein with the Audit Committee of the company's Board of Directors.

Bausch & Lomb   39   Annual Report 2002

Revenue Recognition The company recognizes revenue when it is realized or realizable and earned, based on terms of sale with the customer, generally upon product shipment, product delivery or customer acceptance. The terms and arrangements vary by product category, owing to the differing nature of the customers, channels and products across the categories. The company believes its revenue recognition policies are appropriate in all circumstances, and that its policies are reflective of complexities arising from customer arrangements. For the sale of multiple-element arrangements whereby equipment is combined with services, including maintenance and training, and other elements, such as supplies, the company allocates to and recognizes revenue from the various elements based on verifiable objective evidence of fair value. Revisions to these determinants of fair value would affect the timing of revenue allocated to the various elements in the arrangement and would impact the results of operations of the company. The company records estimated reductions to revenue for customer incentive programs offered including cash discounts, promotional and advertising allowances, volume discounts, contractual pricing allowances, rebates and specifically established customer product return programs. If market conditions were to change, the company may take actions to expand these customer offerings, which may result in incremental reductions to revenue. During both 2002 and 2001, reductions to revenue represented approximately 11% of gross customer sales.

Fair Value of Assets The company assesses the carrying value of its identifiable intangible assets, long-lived assets and goodwill whenever events or changes in circumstances indicate that the carrying amount of the underlying asset may not be recoverable, or at least annually in the case of goodwill. Certain factors which may occur and indicate that an impairment exists include, but are not limited to: significant underperformance relative to expected historical or projected future operating results; significant changes in the manner of the company's use of the underlying assets; and significant adverse industry or market economic trends. In the event that the carrying value of assets are determined to be unrecoverable, the company would estimate the fair value of the assets or reporting unit and record an impairment charge for the excess of the carrying value over the fair value. The estimate of fair value requires management to make a number of assumptions and projections, which could include, but would not be limited to, future revenues, earnings and the probability of certain outcomes and scenarios. The company's policy is consistent with current accounting guidance as prescribed by SFAS No. 142, Goodwill and Intangible Assets and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. See Note 1 - Accounting Policies for a further discussion of SFAS No. 142 and SFAS No. 144. The company also assesses the fair value of identifiable intangible assets, long-lived assets, goodwill and purchased in-process research and development (IPR&D) at the inception of an acquisition. See Purchased In-Process Research And Development section of this Financial Review for a further discussion of IPR&D expensed in connection with a prior year's acquisition.

Provisions for Uncollectible Trade Receivables The company maintains provisions for uncollectible accounts for estimated losses resulting from the inability of its customers to remit payments. If the financial condition of customers were to deteriorate, thereby resulting in an inability to make payments, additional allowances could be required. The company performs ongoing credit evaluations of its customers and adjusts credit limits based upon customer payment history and current creditworthiness, as determined by the company's review of its customers' current credit information. The company continuously monitors collections and payments from its customers and maintains a provision for estimated credit losses based upon its historical experience and any specific customer collection issues that have been identified. While such credit losses have historically been within the company's expectations and the provisions established, the company cannot guarantee that it will continue to experience the same credit loss rates that it has in the past. Measurement of such losses requires consideration of historical loss experience, including the need to adjust for current conditions, and judgments about the probable effects of relevant observable data, including present economic conditions such as delinquency rates and financial health of specific customers. The company recorded $6, $5 and $8 in provisions to the Consolidated Statements of Income for doubtful accounts for the three years ended December 28, 2002, December 29, 2001 and December 30, 2000. The company considers all available information in its quarterly assessments of the adequacy of the reserves for uncollectible accounts. If the provision for uncollectible trade receivables were to change by one-percentage point of the company's gross trade receivables, operating income is estimated to increase or decrease by less than $5.

Bausch & Lomb   40   Annual Report 2002

Inventory Allowances The company provides estimated inventory allowances for excess, slow-moving and obsolete inventory as well as inventory whose carrying value is in excess of net realizable value. These reserves are based on current assessments about future demands, market conditions and related management initiatives. If market conditions and actual demands are less favorable than those projected by management, additional inventory write-downs may be required. The company values its inventory at the lower of cost or net realizable market values. The company regularly reviews inventory quantities on hand and records a provision for excess and obsolete inventory based primarily on estimated forecasts of product demand and production requirements for the next twelve months. Several factors may influence the realizability of its inventories, including decisions to exit a product line, technological change and new product development. These factors could result in an increase in the amount of obsolete inventory quantities on hand. Additionally, estimates of future product demand may prove to be inaccurate, in which case the provision required for excess and obsolete inventory may be understated or overstated. If in the future, the company determined that its inventory was overvalued, it would be required to recognize such costs in cost of sales at the time of such determination. Likewise, if the company determined that its inventory was undervalued, cost of sales in previous periods could have been overstated and the company would be required to recognize such additional operating income at the time of sale. While such inventory losses have historically been within the company's expectations and the provisions established, the company cannot guarantee that it will continue to experience the same loss rates that it has in the past. Therefore, although the company makes every effort to ensure the accuracy of forecasts of future product demand, including the impact of planned future product launches, any significant unanticipated changes in demand or technological developments could have a significant impact on the value of its inventory and its reported operating results. The company recorded $17, $8 and $14 in provisions to the Consolidated Statements of Income for excess, slow-moving and obsolete inventory for the three years ended December 28, 2002, December 29, 2001 and December 30, 2000. At this time, management does not believe that anticipated product launches would have a material effect on the recovery of the company's existing net inventory balances. If the inventory allowance were to change by one-percentage point of the company's gross inventory, operating income is estimated to increase or decrease by less than $3.

Restructuring Actions Over the last several years the company has engaged in several significant restructuring actions, which have required the development of formalized plans as they relate to exit activities. These plans have required the company to utilize estimates related to severance and other employee separation costs, lease cancellations and other exit costs. Given the significance of, and the timing of the execution of such actions, this process is complex and involves periodic reassessments of estimates calculated at the time the original decisions were made. The accounting for restructuring costs and asset write-offs requires provisions and charges to be recorded when the company has a formal and committed plan. The company's policies, as supported by current authoritative guidance, require continuous evaluation of the adequacy of the remaining liabilities under the company's restructuring initiatives. As management continues to evaluate the business, there may be changes in estimates to amounts previously recorded as payments are made or actions are completed. Changes in estimates, positive or negative, have been recorded as an additional charge or reversal to restructuring expenses.

Deferred Tax Assets The company evaluates the recoverability of its deferred tax assets on an ongoing basis. This evaluation includes assessing the available positive and negative evidence surrounding this recoverability and estimating a valuation allowance. In determining the valuation allowance, the company has considered future taxable income and the feasibility of tax planning initiatives. Should the company determine that it is more likely than not it will realize certain of its deferred tax assets in the future, an adjustment would be required to reduce the existing valuation allowance and increase income. Alternatively, if the company determined that it would not be able to realize its recorded net deferred tax asset, an adjustment to increase the valuation allowance would be charged to the results of operations in the period such conclusion was made. In addition, the company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. These audits can involve complex issues, which may require an extended period of time for resolution. Although management believes that adequate consideration has been made for such issues, there is the possibility that the ultimate resolution of such issues could have an adverse effect on the results of operations of the company. Net increases (decreases) to the valuation allowance were $2, $23, and $(15) for the years ended December 28, 2002, December 29, 2001 and December 30, 2000.

Bausch & Lomb   41   Annual Report 2002

Employee Benefits The company's benefit plans consist of defined benefit pension plans, defined contribution plans and a participatory defined benefit postretirement plan. The assets, liabilities and related expense of these plans are determined on an actuarial basis and are affected by the estimated market-related value of plan assets, estimates of the expected return on plan assets, discount rates, rates of increase of health care costs, rates of future compensation increases and other assumptions inherent in these valuations. The company's actuarial consultants also use subjective factors such as withdrawal and mortality rates. The actuarial assumptions used may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. The company annually reviews the assumptions underlying the actuarial calculations and makes changes to these assumptions as necessary. The following is a discussion of the most significant estimates and assumptions used in connection with the company's employee benefit plans.

     The expected return on plan assets for 2002 was 9%. This rate reflects the average rate of earnings expected on the funds invested to provide for the benefits included in the projected benefit obligation. This rate considers the actual performance of plan assets over the last 10 years and the investment policy of the company to invest plan assets in both equities and fixed income instruments to certain targeted levels. A one-percentage point change in the expected return on plan assets would result in an increase or decrease in employee benefit costs of approximately $2.

     The discount rate used for 2002 was 6.5%. The discount rate reflects the rate at which employee benefits could be effectively settled and is developed in coordination with the company's actuaries. If the discount rate were to decrease by 1% for the U.S. benefit plans, which represent the majority of the total benefit plans, the plan liabilities would increase by approximately $25 and the expense would increase by approximately $2.5.

     Assuming a constant employee base, the most important estimate associated with the company's postretirement plan is the assumed health care cost trend rate. A one-percentage point change in this estimate would increase or decrease the benefit obligation by approximately $8 and the expense would increase or decrease by approximately $0.5.

     Based on the benefit plans' current assets and liabilities and using the current statutory minimum funding requirements and interest rates, the company would need to make contributions averaging approximately $25 by the end of 2004 and in each of the years 2005 through 2007. Any changes to the assumptions described above or statutory changes including the current IRS methodology would have a significant impact on this estimate.

Derivative Financial Instruments and Hedging Activity The company, as a result of its global operating and financing activities, is exposed to changes in interest rates and foreign currency exchange rates that may adversely affect its results of operations and financial position. In seeking to minimize the risks and/or costs associated with such activities, the company manages exposures to changes in interest rates and foreign currency exchange rates primarily through its use of derivatives. The company enters into financial derivative instruments only for the purpose of minimizing those risks and thereby reducing volatility in income. Derivative instruments utilized as part of the company's risk management strategy may include interest rate swaps, locks and caps, and foreign currency forward exchange contracts and options. All derivatives are recognized on the balance sheet at fair value. The company establishes the fair value of its derivatives using quoted market prices, which is the preferred method of establishing fair value as prescribed by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133), as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS No. 133, collectively referred to as SFAS No. 133. The company uses the quoted market price of an instrument with similar characteristics if none exists for its derivative. Additionally, the company may also use prescribed valuation techniques such as discounted future cash flows, option pricing models or matrix pricing models to establish fair value in the event quoted market prices of the derivative or of an instrument with similar characteristics are not available. As of December 28, 2002, the fair value (also the carrying value) of foreign exchange instruments and interest rate instruments were net payables of $12 and $5, respectively. The company does not employ leveraged derivative instruments, nor does it enter into derivative instruments for trading or speculative purposes. In using derivative instruments, the company is exposed to credit risk. The company's derivative instrument counterparties are high quality investment or commercial banks with significant experience with such instruments. The company manages exposure to counterparty risk by requiring specific minimum credit standards and diversification of counterparties.

Bausch & Lomb   42   Annual Report 2002

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

New Accounting Guidance In November 2001, the Emerging Issues Task Force (EITF) issued Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products effective for the first quarter of 2002. The purpose of Issue No. 01-09 was (a) to codify and reconcile the Task Force consensus positions on Issues No. 00-14, Accounting for Certain Sales Incentives, Issues 2 and 3 of Issue No. 00-22, Accounting for "Points" and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to be Delivered in the Future and No. 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products and (b) to identify other related interpretive issues that had not yet been addressed by the Task Force. The consensus reached by the Task Force presumes cash consideration given by a vendor to a customer is a reduction of the selling prices of the vendor's products and should be characterized as a reduction of revenue when recognized in the income statement. The consideration should be characterized as a cost only if a benefit is or will be received from the recipient of the consideration and if the benefit meets certain conditions. This Issue does not alter the impact to the company as already considered in Issues No. 00-14 and 00-25. Under the new guidance, $46.4 and $53.7 were reclassified from selling, administrative and general expenses to a reduction in net sales for the years ended December 29, 2001 and December 30, 2000, respectively.

     In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The company has determined that legal obligations exist for certain leases of real property that contain clauses to reinstate the premises, requiring the removal of alterations made by the company during the lease term. The company will adopt SFAS No. 143 in the first quarter of 2003 and will record a charge of approximately $0.9 to cumulative change in accounting principle, net of tax.

     In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 144 addresses the accounting model and resulting implementation issues for long-lived assets to be disposed of by sale or impaired while being held and used. This statement requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. It also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2001. The company adopted SFAS No. 144 in the fiscal year beginning December 30, 2001 with no material effect on its financial position.

     In May 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. However, an entity is not prohibited from classifying such gains and losses as extraordinary items, so long as they meet the criteria outlined in Accounting Principles Board Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 145 also eliminates the inconsistency between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This statement is effective for financial statements issued for fiscal years beginning after May 15, 2002. The company will adopt SFAS No. 145 in the fiscal year beginning December 29, 2002 and has determined that adoption will not have a material effect on its financial position.

Bausch & Lomb   43   Annual Report 2002

     In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 replaces EITF Issue No. 94-3. This statement is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The company will adopt SFAS No. 146, as applicable, in the fiscal year beginning December 29, 2002.

     In November 2002, the FASB published Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Interpretation expands on the accounting guidance of Statements No. 5, Accounting for Contingencies, No. 57, Related Party Disclosures, and No. 107, Disclosures about Fair Value of Financial Instruments, and incorporates without change the provisions of FASB Interpretation No. 34, Capitalization of Interest Costs, which is being superseded. The Interpretation elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002, regardless of the guarantor's fiscal year-end. The disclosure requirements in the Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The company adopted the disclosure requirements of Interpretation No. 45 in the fiscal year beginning December 30, 2001. The company will adopt the recognition and measurement provisions of Interpretation No. 45, as applicable, in the fiscal year beginning December 29, 2002.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation, Transition and Disclosure, an amendment of SFAS No. 123. SFAS No. 148 provides guidance on alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and amends the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. In addition, this statement amends Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects of stock-based compensation in interim financial information. The transition guidance and annual disclosure provisions of this statement are effective for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The company sponsors several stock-based compensation plans, as described in Note 20 - Stock Compensation Plans, all of which are accounted for under the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees.

     In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, which requires all variable interest entities to be consolidated by the primary beneficiary. The primary beneficiary is the entity that holds the majority of the beneficial interests in the variable interest entity. In addition, the Interpretation expands disclosure requirements for both variable interest entities that are consolidated as well as variable interest entities from which the entity is the holder of a significant amount of the beneficial interests, but not the majority. The disclosure requirements of this Interpretation are effective for all financial statements issued after January 31, 2003. The consolidation requirements of this Interpretation are effective for all periods beginning after June 15, 2003. The company is still evaluating the effect, if any, on its financial position.

Bausch & Lomb   44   Annual Report 2002

Information Concerning Forward-Looking Statements Forward-looking statements include statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts. When used in this discussion, the words "anticipate", "should", "expect", "estimate", "project", "will", "are likely" and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this report under the heading "Outlook" and elsewhere are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve predictions of future company performance, and are thus dependent on a number of factors, which may affect the company's performance. Where possible, specific factors that may impact performance materially have been identified in connection with specific forward-looking statements. Additional risks and uncertainties include, without limitation, the impact of competition, seasonality and general economic conditions in the global lens and lens care, ophthalmic cataract and refractive and pharmaceutical markets where the company's businesses compete, changes in global and localized economic and political conditions, effects of war or terrorism, changing currency exchange rates, events affecting the ability of the company to timely deliver its products to customers, including those which affect the company's carriers' ability to perform delivery services, changing trends in practitioner and consumer preferences and tastes, changes in technology, medical developments relating to the use of the company's products, legal proceedings initiated by or against the company, including those related to patents and other intellectual property held by the company, the impact of company performance on its financing costs, changes in government regulation of the company's products and operations, changes in governmental laws and regulations relating to the import and export of products, changes in private and regulatory schemes providing for the reimbursement of patient medical expenses, changes in the company's credit ratings, or the cost of access to sources of liquidity, the company's ability to maintain positive relationships with third party financing resources, the financial well-being and commercial success of key customers and suppliers, changes in the supply of raw materials used in the manufacture of the company's products, significant changes in tax rates or policies or in rates of inflation, changes in accounting principles and the application of such principles to the company, the performance by third parties upon whom the company relies for the provision of goods or services, the ability of the company to successfully execute marketing strategies, the ability of the company to secure and maintain intellectual property protections, including patent rights, with respect to key technologies, difficulties or delays in the development, laboratory and clinical testing, regulatory approval, manufacturing, release or marketing of products, the successful completion and integration of acquisitions by the company, the successful relocation of certain manufacturing processes, the continued successful implementation of efforts in managing and reducing costs and expenses, the effect of changes within the company's organization, including the selection and development of the company's management team and such other factors as are described in greater detail in the company's filings with the Securities and Exchange Commission, including its 2002 Annual Report on Form 10-K and the Current Report on Form 8-K dated June 14, 2002.

Bausch & Lomb   45   Annual Report 2002

Statements Of Income
For The Years Ended December 28, 2002, December 29, 2001 and December 30, 2000 Dollar Amounts In Millions - Except Per Share Data	2002	2001	2000
Net Sales	$1,816.7	$1,665.5	$1,718.7

Costs And Expenses
Cost of products sold	797.1	763.7	746.9
Selling, administrative and general	692.5	671.9	627.5
Research and development	128.4	122.0	121.5
Purchased in-process research and development	-	-	23.8
Restructuring charges and asset write-offs	49.0	21.2	33.7
Other expense	-	-	23.4
	1,667.0	1,578.8	1,576.8
Operating Income	149.7	86.7	141.9

Other (Income) Expense
Interest and investment income	(44.9)	(48.4)	(52.3)
Interest expense	53.9	58.3	68.5
Loss (gain) from foreign currency, net	3.7	(8.2)	(11.4)
Other income, net	-	-	(23.6)
	12.7	1.7	(18.8)
Income From Continuing Operations Before Income Taxes And Minority Interest	137.0	85.0	160.7
Provision for income taxes	47.2	28.7	65.5

Income From Continuing Operations Before Minority Interest	89.8	56.3	95.2
Minority interest in subsidiaries	17.3	14.3	13.2
Income From Continuing Operations	72.5	42.0	82.0

Discontinued Operations
Sale price adjustment related to disposal of discontinued operations, net of taxes	-	(21.1)	-
Income Before Extraordinary Item	72.5	20.9	82.0

Extraordinary Item
Gain on extinguishment of debt, net of taxes	-	-	1.4

Income Before Change In Accounting Principle	72.5	20.9	83.4

Change In Accounting Principle, Net Of Taxes	-	0.3	-
Net Income	$ 72.5	$ 21.2	$ 83.4

Basic Earnings (Loss) Per Share:
Continuing Operations	$ 1.35	$ 0.78	$ 1.51
Discontinued Operations	-	(0.39)	-
Extraordinary Item	-	-	0.03
Change In Accounting Principle	-	-	-
	$ 1.35	$ 0.39	$ 1.54
Average Shares Outstanding - Basic (000s)	53,832	53,578	54,162

Diluted Earnings (Loss) Per Share:
Continuing Operations	$ 1.34	$ 0.78	$ 1.49
Discontinued Operations	-	(0.39)	-
Extraordinary Item	-	-	0.03
Change In Accounting Principle	-	-	-
	$ 1.34	$ 0.39	$ 1.52
Average Shares Outstanding - Diluted (000s)	53,997	53,715	54,724

See Notes to Financial Statements

Bausch & Lomb   46   Annual Report 2002

Balance Sheets
December 28, 2002 and December 29, 2001 Dollar Amounts In Millions - Except Per Share Data	2002	2001
Assets
Cash and cash equivalents	$ 465.1	$ 534.4
Other investments, short-term	-	41.9
Trade receivables, less allowances of $25.6 and $20.7, respectively	425.0	380.7
Inventories, net	208.5	253.4
Deferred income taxes	72.7	74.0
Other current assets	113.4	112.9
Total Current Assets	1,284.7	1,397.3

Property, Plant And Equipment, net	537.5	543.3
Goodwill	636.0	454.5
Other Intangibles, net	226.8	384.5
Other Long-Term Assets	86.5	96.6
Deferred Income Taxes	136.3	117.3
Total Assets	$2,907.8	$2,993.5

Liabilities And Shareholders' Equity
Notes payable	$ 1.4	$ 32.6
Current portion of long-term debt	186.5	90.7
Accounts payable	78.1	65.4
Accrued compensation	93.5	80.7
Accrued liabilities	375.8	359.0
Federal, state and foreign income taxes payable	81.1	64.6
Deferred income taxes	12.6	10.6
Total Current Liabilities	829.0	703.6

Long-Term Debt, less current portion	656.2	703.2
Deferred Income Taxes	257.1	297.2
Other Long-Term Liabilities	128.6	99.9
Minority Interest	19.1	214.6
Total Liabilities	1,890.0	2,018.5

Common Stock, par value $0.40 per share, 200 million shares authorized, 60,198,322 shares issued	24.1	24.1
Class B Stock, par value $0.08 per share, 15 million shares authorized, 729,764 shares issued (496,832 shares in 2001)	-	-
Capital In Excess Of Par Value	102.2	95.6
Common And Class B Stock In Treasury, at cost, 6,958,790 shares (7,081,412 shares in 2001)	(359.8)	(364.0)
Retained Earnings	1,298.9	1,261.4
Accumulated Other Comprehensive Loss	(38.5)	(36.0)
Other Shareholders' Equity	(9.1)	(6.1)
Total Shareholders' Equity	1,017.8	975.0
Total Liabilities And Shareholders' Equity	$2,907.8	$2,993.5

See Notes to Financial Statements

Bausch & Lomb   47   Annual Report 2002

Statements Of Cash Flows
For The Years Ended December 28, 2002, December 29, 2001 and December 30, 2000 Dollar Amounts In Millions	2002	2001	2000

Cash Flows From Operating Activities
Net Income	$ 72.5	$ 21.2	$ 83.4
Adjustments To Reconcile Net Income To Net Cash Provided By Operating Activities
Depreciation	105.2	106.5	105.8
Amortization	24.9	48.6	41.9
Sale price adjustment related to disposal of discontinued operations	-	35.2	-
Restructuring charges and asset write-offs	49.0	21.2	33.7
Stock compensation expense	7.3	1.1	5.6
Purchased in-process research and development	-	-	23.8
Gain from sale of investments available-for-sale	(18.1)	(12.6)	-
Loss on retirement of fixed assets	3.0	0.2	7.5
Changes In Assets And Liabilities
Trade receivables	(27.1)	35.0	24.3
Inventories	57.1	(14.5)	10.2
Deferred income taxes	(59.5)	(57.5)	(17.1)
Other current assets	12.0	36.6	24.2
Other long-term assets	23.4	(4.0)	12.9
Accounts payable and accrued liabilities	(31.9)	(11.8)	(9.4)
Income taxes payable	14.2	(11.9)	23.5
Other long-term liabilities	4.6	(14.0)	(22.4)
Net Cash Provided By Operating Activities	236.6	179.3	347.9

Cash Flows From Investing Activities
Capital expenditures	(91.9)	(96.4)	(95.0)
Net cash paid for acquisition of businesses and other intangibles	(7.1)	(49.1)	(253.3)
Sale price adjustment related to disposal of discontinued operations	(23.0)	-	-
Proceeds from liquidation of other investments	-	97.3	166.2
Cash received from sale of investments available-for-sale	37.4	29.5	-
Other	(2.3)	(2.0)	(0.8)
Net Cash Used In Investing Activities	(86.9)	(20.7)	(182.9)

Cash Flows From Financing Activities
Termination of investor's interest in partnership	(200.0)	-	-
Repurchases of Common and Class B shares	(0.8)	(0.7)	(251.0)
Exercise of stock options	2.4	5.1	27.6
Net (repayments of) proceeds from notes payable	(32.1)	12.2	(11.6)
Repayment of debt	(183.1)	(251.9)	(32.2)
Proceeds from issuance of debt	225.0	16.2	-
Payment of dividends	(41.8)	(55.8)	(56.9)
Net Cash Used In Financing Activities	(230.4)	(274.9)	(324.1)

Effect of exchange rate changes on cash and cash equivalents	11.4	(9.6)	(7.7)
Net Change In Cash And Cash Equivalents	(69.3)	(125.9)	(166.8)

Cash And Cash Equivalents, Beginning Of Year	534.4	660.3	827.1
Cash And Cash Equivalents, End Of Year	$465.1	$534.4	$660.3

Supplemental Cash Flow Disclosures
Cash paid for interest	$ 52.7	$ 64.5	$ 67.9
Net cash payments for income taxes	21.9	47.7	72.4
Supplemental Schedule Of Non-Cash Financing Activities
Consolidation of headquarters building due to change in financing structure	-	(63.2)	-
Consolidation of debt due to change in financing structure of headquarters building	-	65.0	-

See Notes to Financial Statements

Bausch & Lomb   48   Annual Report 2002

Statements Of Changes In Shareholders' Equity
For The Years Ended December 28, 2002, December 29, 2001 and December 30, 2000 Dollar Amounts In Millions
	Total	Common and Class B Stock 1,2	Capital in Excess of Par	Treasury Stock	Retained Earnings	Accumulated Other Compre- hensive Income (Loss)	Other Shareholders' Equity

Balance at December 25, 1999	$1,234.0	$24.1	$ 89.6	$(150.1)	$1,268.4	$ 9.0	$(7.0)
Components of Comprehensive Income:
Net income	83.4	-	-	-	83.4	-	-
Currency translation adjustments	(35.6)	-	-	-	-	(35.6)	-
Unrealized holding gain 3	30.4	-	-	-	-	30.4	-
Minimum additional pension liability	(1.7)	-	-	-	-	(1.7)	-
Total comprehensive income	76.5
Net shares issued (canceled) under employee plans (16,975 shares)	1.6	-	4.4	-	-	-	(2.8)
Treasury shares issued under employee plans (752,324 shares)	30.3	-	-	30.3	-	-	-
Treasury shares repurchased (4,637,808 shares)	(251.0)	-	-	(251.0)	-	-	-
Amortization of unearned compensation	3.9	-	-	-	-	-	3.9
Dividends 4	(55.9)	-	-	-	(55.9)	-	-

Balance at December 30, 2000	1,039.4	24.1	94.0	(370.8)	1,295.9	2.1	(5.9)
Components of Comprehensive Income:
Net income	21.2	-	-	-	21.2	-	-
Currency translation adjustments	(13.1)	-	-	-	-	(13.1)	-
Transition adjustment - SFAS No. 133	(1.2)	-	-	-	-	(1.2)	-
Net loss on cash flow hedges	(0.6)	-	-	-	-	(0.6)	-
Reclassification adjustment into net income for net gain on cash flow hedges	(0.1)	-	-	-	-	(0.1)	-
Unrealized holding gain 3	3.1	-	-	-	-	3.1	-
Reclassification adjustment for net gains realized in net income	(12.6)	-	-	-	-	(12.6)	-
Minimum additional pension liability	(13.6)	-	-	-	-	(13.6)	-
Total comprehensive loss	(16.9)
Net shares (canceled) issued under employee plans (99,517 shares)	(3.0)	-	1.6	-	-	-	(4.6)
Treasury shares issued under employee plans (177,543 shares)	7.5	-	-	7.5	-	-	-
Treasury shares repurchased (10,940 shares)	(0.7)	-	-	(0.7)	-	-	-
Amortization of unearned compensation	4.4	-	-	-	-	-	4.4
Dividends 4	(55.7)	-	-	-	(55.7)	-	-

Balance at December 29, 2001	975.0	24.1	95.6	(364.0)	1,261.4	(36.0)	(6.1)

Components of Comprehensive Income:
Net income	72.5	-	-	-	72.5	-	-
Currency translation adjustments	56.9	-	-	-	-	56.9	-
Net loss on cash flow hedges	(11.5)	-	-	-	-	(11.5)	-
Reclassification adjustment into net income for net loss on cash flow hedges	3.6	-	-	-	-	3.6	-
Unrealized holding loss 3	(2.8)	-	-	-	-	(2.8)	-
Reclassification adjustment for net gains realized in net income 5	(18.1)	-	-	-	-	(18.1)	-
Minimum additional pension liability	(30.6)	-	-	-	-	(30.6)	-
Total comprehensive income 6	70.0
Net shares issued under employee plans (232,932 shares)	0.6	-	6.6	-	-	-	(6.0)
Treasury shares issued under employee plans (127,284 shares)	4.3	-	-	4.3	-	-	-
Treasury shares repurchased (4,662 shares)	(0.1)	-	-	(0.1)	-	-	-
Amortization of unearned compensation	3.0	-	-	-	-	-	3.0
Dividends 4	(35.0)	-	-	-	(35.0)	-	-
Balance at December 28, 2002	$1,017.8	$24.1	$102.2	$(359.8)	$1,298.9	$(38.5) 7	$(9.1)

1     There are also 10 thousand shares of $100 par value 4% cumulative preferred stock authorized, none of which has been issued.

2     There are also 25 million shares of $1 par value Class A preferred stock authorized, none of which has been issued.

3     Unrealized holding gain (loss) relates to an available-for-sale equity security recorded at market value.

4     Cash dividends of $1.04 per share were declared on Common and Class B stock in each of the years 2000 and 2001. Cash dividends of $0.65 per share were declared on Common and Class B stock in 2002.

5     Remaining shares of Charles River Laboratories sold during the first quarter of 2002 resulting in a realized gain as discussed in Note 10 - Other Short- and Long-Term Investments.

6     Total comprehensive income as of December 28, 2002 is reported net of related tax effects. Amounts of income tax benefit (expense) for the components of other comprehensive loss are as follows: net loss on cash flow hedges, $6.1; reclassification adjustment for net loss on cash flow hedges, $(1.9); unrealized holding loss, $1.5; reclassification adjustment for net gains realized in net income, $9.5 and minimum additional pension liability, $16.1.

7     Accumulated other comprehensive loss is $(38.5) at December 28, 2002 and includes the following accumulated income (loss) amounts: currency translation adjustment, $16.8; net loss on cash flow hedges, $(9.8); and minimum additional pension liability, $(45.5).

See Notes to Financial Statements

Bausch & Lomb   49   Annual Report 2002

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

     The company's management structure is organized on a regional basis for commercial operations. The research and development and product supply functions of the company are managed on a global basis. The company's business segments are comprised of the Americas region, the Europe, Middle East and Africa region (Europe), the Asia region, the Research, Development and Engineering organization and the Global Supply Chain organization.

Use Of Estimates The financial statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management with consideration given to materiality. For example, estimates are used in determining valuation allowances for uncollectible trade receivables, obsolete inventory, deferred income taxes and in valuing purchased intangible assets, including in-process research and development (IPR&D). Actual results could differ from those estimates.

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

Property, Plant And Equipment Property, plant and equipment, including improvements that significantly add to productive capacity or extend useful life, are recorded at cost, while maintenance and repairs are expensed as incurred. Depreciation is calculated for financial reporting purposes using the straight-line method based on the estimated useful lives of the assets as follows: buildings, 30 to 40 years; machinery and equipment, two to ten years; and leasehold improvements, the shorter of the estimated useful life or the lease periods. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, as discussed below in New Accounting Guidance), the company assesses all long-lived assets, including property, plant and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Goodwill And Other Intangibles In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, which is effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for by the purchase method for which the date of acquisition is after June 30, 2001. Among other things, SFAS No. 141 requires that intangible assets be recognized apart from goodwill if they meet specific criteria. Goodwill and certain intangible assets acquired in transactions completed after June 30, 2001 have not been amortized. The company adopted SFAS No. 141 in the third quarter of 2001 with no material effect on the company's financial position.

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

Bausch & Lomb   50   Annual Report 2002

effective for fiscal years beginning after December 15, 2001. The company adopted SFAS No. 142 in the fiscal year beginning December 30, 2001.

     Upon adoption of SFAS No. 142, the company analyzed existing intangible assets that had been recognized separately from goodwill and reclassified intangibles that did not meet the separate recognition criteria as prescribed in SFAS No. 141, Business Combinations, to goodwill. As such, $146.0 of intangibles, including assembled workforce and customer relationships, were reclassified to goodwill and $10.3 of deferred tax liabilities previously associated with those intangible assets were eliminated with a corresponding reduction in goodwill. Additionally, the company reassessed the useful lives of the remaining intangible assets and concluded that there were none with indefinite lives. As described in Note 9 - Acquired Intangible Assets, the company reduced the useful lives of certain acquired trade names and has applied the change in accounting estimate prospectively. The company determined that goodwill was not impaired based on a comparison of the carrying value of goodwill attributable to each of the company's reporting units (identified by the company to be its business segments) to their respective fair values. Fair value was based on the average of the indications of value derived from the income and market approaches, weighted equally. The income approach measured the fair value by discounted expected cash flows by reporting unit to their present value at a rate of return that is commensurate with their inherent risk. The market approach measured the fair value by analyzing and comparing the operating performance and financial condition of public companies within the ophthalmic pharmaceutical industry and companies subject to similar market conditions adjusted for differences in profitability, financial position, products and markets.

     As described in Note 8 - Accounting for Goodwill and Intangibles, the company completed its annual impairment test on each of its reporting units during the fourth quarter of 2002 and determined that goodwill was not impaired. The company will perform interim impairment tests of goodwill if an event occurs or circumstances change that would more likely than not reduce the fair value of any of its reporting units below its carrying amount.

Revenue Recognition Revenues are recognized based on the terms of sale with the customer, generally upon product shipment, product delivery or customer acceptance. The company has established programs that, under specified conditions, enable customers to return product. The company establishes liabilities for estimated returns and allowances at the time revenues are recognized. In addition, accruals for customer discounts, rebates and estimated costs of warranties are recorded when revenues are recognized. Revenues from the sale of equipment under sales-type leases are recognized upon customer acceptance or at the inception of the lease. Revenues from equipment under operating leases are recognized over the lease term. Service revenues are derived primarily from service contracts on equipment sold to customers and are recognized over the term of the contracts while costs are recognized as incurred. For the sale of multiple-element arrangements whereby equipment is combined with services, including maintenance and training, and other elements, such as supplies, the company allocates to and recognizes revenues from the various elements based on verifiable objective evidence of fair value. Amounts billed to customers in sale transactions related to shipping and handling are classified as revenue. Net sales reflects reductions in gross revenues attributable to customer incentive programs offered including cash discounts, promotional and advertising allowances, volume discounts, contractual pricing allowances, rebates and specifically established customer product return programs.

     In November 2002, the Emerging Issues Task Force (EITF) agreed to change the effective date of Issue 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, which addresses the accounting for multiple-element revenue arrangements, to fiscal periods beginning after June 15, 2003. The company's revenue recognition policy for multiple-element revenue arrangements was in accordance with Issue 00-21 at December 28, 2002, and, therefore, the company's results of operations will not be impacted. In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, which summarizes certain of the SEC's views in applying generally accepted accounting principles for revenue recognition in financial statements. The company's revenue recognition policies complied with the guidance contained in SAB No. 101 and, therefore, the company's results of operations were not materially affected.

Advertising Expense External costs incurred in producing media advertising are expensed the first time the advertising takes place. Promotional or advertising costs associated with customer support programs are expensed when the related revenues are recognized. At December 28, 2002 and December 29, 2001, $2.0 and $2.4 of deferred advertising costs, representing primarily production and design costs for advertising to be run in the subsequent fiscal year, were reported as other current assets. Advertising expenses for continuing operations of $165.6, $139.1 and $125.7 were included in selling, administrative and general expenses for 2002, 2001 and 2000, respectively. Prior-year amounts have been restated to reflect the adoption of EITF 01-09, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products, as applicable, as discussed below in New Accounting Guidance.

Bausch & Lomb   51   Annual Report 2002

Stock Based Compensation At December 28, 2002, the company had several stock-based employee compensation plans, which are described more fully in Note 20 - Stock Compensation Plans. The company accounted for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. As all options granted under such plans had an exercise price equal to the market value of the underlying common stock on the date of grant, and given the fixed nature of the equity instruments, no stock-based employee compensation cost is reflected in net income. The effect on net income and earnings per share if the company had applied the fair value recognition provisions of SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of SFAS No. 123 (as discussed below in New Accounting Guidance), to stock-based employee compensation is as follows:
Net Income			Basic Earnings Per Share		Diluted Earnings Per Share
	As Reported	Pro Forma	As Reported	Pro Forma	As Reported	Pro Forma
2002	$72.5	$58.1	$1.35	$1.08	$1.34	$1.07
2001	21.2	8.4	0.39	0.15	0.39	0.15
2000	83.4	70.0	1.54	1.29	1.52	1.28

Comprehensive Income As it relates to the company, comprehensive income is defined as net income plus the sum of currency translation adjustments, unrealized gains/losses on derivative instruments, unrealized holding gains/losses on securities and minimum pension liability adjustments (collectively "other comprehensive income") and is presented in the Statements of Changes in Shareholders' Equity.

Investments In Debt And Equity Securities In 2001 and 2000, the company held one investment classified as available-for-sale in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and accordingly, any unrealized holding gains, net of taxes, were excluded from income and included as a component of other comprehensive income until realized. Fair value of the investment was determined based on market prices. During 2001 and the first quarter of 2002, the company liquidated 51% and 49%, respectively, of the investment and recorded a reclassification adjustment into earnings for net gains realized as described in Note 10 - Other Short- And Long-Term Investments.

Foreign Currency For most subsidiaries outside the U.S., the local currency is the functional currency, and translation adjustments are accumulated as a component of other comprehensive income. The accumulated income (expense) balances of currency translation adjustments, net of taxes, were $16.8, $(40.1) and $(26.6) at the end of 2002, 2001 and 2000, respectively.

     For subsidiaries that operate in U.S. dollars and one subsidiary whose economic environment is highly inflationary, the U.S. dollar is the functional currency, and gains and losses that result from remeasurement are included in income. The risk related to this latter subsidiary is not considered material to the company's consolidated financial statements. The effects from foreign currency translation were gains of $4.6 and $1.1 in 2002 and 2001, respectively, and a loss of $1.7 in 2000.

     The company hedges certain foreign currency transactions, firm commitments and net assets of certain non-U.S. subsidiaries by entering into forward exchange contracts. Gains and losses associated with currency rate changes on forward contracts hedging foreign currency transactions are recorded in income. The effects of foreign currency transactions, including related hedging activities, were a loss of $8.3 in 2002 and gains of $7.1 and $13.1 in 2001 and 2000, respectively.

Derivative Financial Instruments And Hedging Activity Effective January 1, 2001, the company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS No. 133, collectively referred to as SFAS No. 133. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their respective fair values. Changes in the fair value of derivatives are recorded each period in current income or other comprehensive income, depending on their designation as a hedge of a particular exposure.

     The company enters into financial derivative instruments only for the purpose of minimizing risk and thereby protecting income. Derivative instruments utilized as part of the company's risk management strategy may include interest rate swaps, locks and caps, and foreign currency forward exchange contracts and options. All derivatives are recognized on the balance sheet at fair value. The company does not employ leveraged derivative instruments, nor does it enter into derivative instruments for trading or speculative purposes.

Bausch & Lomb   52   Annual Report 2002

     Upon entering into a derivative contract, the company designates, as appropriate, the derivative as a fair value hedge, cash flow hedge, foreign currency hedge or hedge of a net investment in a foreign operation. At inception, the company formally documents the relationship between the hedging instrument and underlying hedged item, as well as risk management objective and strategy. Specifically, this procedure will link the hedging instrument to recognized assets or liabilities on the balance sheet or to explicit firm commitments or forecasted transactions. In addition, the company assesses, both at inception and on an ongoing basis, whether the derivative used in a hedging transaction is highly effective in offsetting changes in the fair value or cash flow of the respective hedged item. When it is determined that a derivative is no longer highly effective as a hedge, the company will discontinue hedge accounting prospectively.

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

     Fair value hedges may be employed by the company to hedge changes in the fair value of recognized financial assets or liabilities or unrecognized firm commitments. This is usually accomplished by entering into interest rate swaps converting fixed-rate long-term investments or debt to a floating rate. Changes in the fair value of the derivative instrument and the hedged item attributable to the hedged risk are recognized in income, and will generally offset each other. The company attempts to structure fair value hedges so as to qualify for the shortcut method of hedge effectiveness analysis, thereby assuming no ineffectiveness in the hedge relationship. Specifically, the company seeks to ensure that the critical terms of the interest rate swap and the hedged item are identical, the swap value is zero at inception, settlement calculations are consistent throughout the term of the swap and no floors or caps exist on the swap variable rate. In the event it is determined that the hedging relationship no longer qualifies as an effective fair value hedge, the derivative will continue to be carried on the balance sheet at its fair value, with changes in fair value recorded in income. Upon termination of a derivative in an effective fair value hedge, any associated gain or loss will be an adjustment to income over the remaining life of the hedged item, if any.

     The company may implement cash flow hedges to protect itself from variability in cash flows associated with recognized variable-rate assets or liabilities or forecasted transactions. This may be accomplished by entering into interest rate swaps converting the hedged item from a floating rate to a fixed rate. Changes in the fair value of the hedging derivative are initially recorded in other comprehensive income, then recognized in income in the same period(s) in which the hedged transaction affects income. The company attempts to structure cash flow hedges so as to qualify for the shortcut method of hedge effectiveness analysis, thereby assuming no ineffectiveness in the hedge relationship. Specifically, the company seeks to ensure that the critical terms of the interest rate swap and the hedged item are identical, the swap value is zero at inception, settlement calculations are consistent throughout the term of the swap, no floors or caps exist on the swap variable rate, and variable rate repricing dates and indexes are comparable. In the event it is determined that the hedging relationship no longer qualifies as an effective cash flow hedge, the derivative will continue to be carried on the balance sheet at its fair value, with changes in fair value recorded in income. If hedge accounting is discontinued because it is probable a forecasted transaction will not occur, the derivative will continue to be carried on the balance sheet at its fair value, with changes in fair value recorded in income, and any amounts previously recorded in other comprehensive income will immediately be recorded in income.

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

     The company has numerous investments in foreign subsidiaries, and the net assets of these subsidiaries are exposed to currency exchange rate volatility. To hedge this exposure the company may utilize foreign currency forward exchange contracts, generally with maturities of approximately three months. Net investment hedges are implemented for material subsidiaries on a selective basis. The effective portion of the change in fair value of the hedging instrument is reported in the same manner as the translation adjustment for the hedged subsidiary; that is, reported in the cumulative translation adjustment section of other comprehensive income.

Bausch & Lomb   53   Annual Report 2002

The fair value of the derivative attributable to changes between the forward rate and spot rate is excluded from the measure of hedge effectiveness and that difference is reported in income over the life of the contract. Quarterly, the company evaluates its hedges of net investments in foreign subsidiaries for effectiveness and adjusts the value of hedge instruments or redesignates the hedging relationship accordingly.

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

New Accounting Guidance In November 2001, the EITF issued Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products effective for the first quarter of 2002. The purpose of Issue No. 01-09 was (a) to codify and reconcile the Task Force consensus positions on Issues No. 00-14, Accounting for Certain Sales Incentives, Issues 2 and 3 of Issue No. 00-22, Accounting for "Points" and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to be Delivered in the Future and No. 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products and (b) to identify other related interpretive issues that had not yet been addressed by the Task Force. The consensus reached by the Task Force presumes cash consideration given by a vendor to a customer is a reduction of the selling prices of the vendor's products and should be characterized as a reduction of revenue when recognized in the income statement. The consideration should be characterized as a cost only if a benefit is or will be received from the recipient of the consideration and if the benefit meets certain conditions. This Issue does not alter the impact to the company as already considered in Issues No. 00-14 and 00-25. Under the new guidance, $46.4 and $53.7 were reclassified from selling, administrative and general expenses to a reduction in net sales for the years ended December 29, 2001 and December 30, 2000, respectively.

     In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The company has determined that legal obligations exist for certain leases of real property that contain clauses to reinstate the premises, requiring the removal of alterations made by the company during the lease term. The company will adopt SFAS No. 143 in the first quarter of 2003 and will record a charge of approximately $0.9 to cumulative change in accounting principle, net of tax.

     In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 144 addresses the accounting model and resulting implementation issues for long-lived assets to be disposed of by sale or impaired while being held and used. This statement requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. It also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2001. The company adopted SFAS No. 144 in the fiscal year beginning December 30, 2001 with no material effect on its financial position.

     In May 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. However, an entity is not prohibited from classifying such gains and losses as extraordinary items, so long as they meet the criteria outlined in Accounting Principles Board Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 145 also eliminates the inconsistency between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This statement is effective for financial statements issued for fiscal years beginning after May 15, 2002. The company will adopt SFAS No. 145 in the fiscal year beginning December 29, 2002 and has determined that adoption will not have a material effect on its financial position.

Bausch & Lomb   54   Annual Report 2002

     In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 replaces EITF Issue No. 94-3. This statement is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The company will adopt SFAS No. 146, as applicable, in the fiscal year beginning December 29, 2002.

     In November 2002, the FASB published Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Interpretation expands on the accounting guidance of Statements No. 5, Accounting for Contingencies, No. 57, Related Party Disclosures, and No. 107, Disclosures about Fair Value of Financial Instruments, and incorporates without change the provisions of FASB Interpretation No. 34, Capitalization of Interest Costs, which is being superseded. The Interpretation elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002, regardless of the guarantor's fiscal year-end. The disclosure requirements in the Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The company adopted the disclosure requirements of Interpretation No. 45 in the fiscal year beginning December 30, 2001. The company will adopt the recognition and measurement provisions of Interpretation No. 45, as applicable, in the fiscal year beginning December 29, 2002.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation, Transition and Disclosure, an amendment of SFAS No. 123. SFAS No. 148 provides guidance on alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and amends the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. In addition, this statement amends Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information. The transition guidance and annual disclosure provisions of this statement are effective for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The company sponsors several stock-based compensation plans, as described in Note 20 - Stock Compensation Plans, all of which are accounted for under the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees.

     In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, which requires all variable interest entities to be consolidated by the primary beneficiary. The primary beneficiary is the entity that holds the majority of the beneficial interests in the variable interest entity. In addition, the Interpretation expands disclosure requirements for both variable interest entities that are consolidated as well as variable interest entities from which the entity is the holder of a significant amount of the beneficial interests, but not the majority. The disclosure requirements of this Interpretation are effective for all financial statements issued after January 31, 2003. The consolidation requirements of this Interpretation are effective for all periods beginning after June 15, 2003. The company is still evaluating the effect, if any, on its financial position.

Reclassifications Certain amounts in the Balance Sheets have been reclassified to maintain comparability among the periods presented.

2.     Acquisitions

Groupe Chauvin Acquisition

On August 8, 2000, the company completed the acquisition of Groupe Chauvin, a European-based ophthalmic pharmaceuticals company headquartered in Montpellier, France, and several related companies with operations in France, Germany, the U.K., Switzerland, the Benelux countries, and Portugal, for a total of approximately $218.0, net of cash acquired. The company financed the acquisition through the use of cash reserves generated offshore.

     The acquisition was accounted for as a purchase, whereby the purchase price, including acquisition costs, was allocated to identified assets, including tangible and intangible assets, purchased IPR&D and

Bausch & Lomb   55   Annual Report 2002

liabilities based upon their respective fair values. The excess of the purchase price over the value of identified assets and liabilities has been recorded as goodwill and was amortized on a straight-line basis using a twenty-five year life through December 29, 2001. Amortization of goodwill ceased resulting from the company's adoption of SFAS No. 142 effective December 30, 2001 as described in Note 8 - Accounting for Goodwill and Intangibles.

     The useful lives of identifiable intangibles and goodwill were determined based upon an evaluation of pertinent factors, including consideration of legal, regulatory and contractual provisions which could limit the maximum useful life and management's judgment, and in some instances, the reports of independent appraisers. The remaining useful lives of trade names associated with the Groupe Chauvin acquisition were reduced from 29 years to 15 years effective December 30, 2001 as discussed in Note 9 - Acquired Intangible Assets.

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

     Management is primarily responsible for estimating the fair value of assets and liabilities obtained through acquisitions and has conducted due diligence in determining fair values. Management made estimates and assumptions at the time of the acquisition that affect the reported amounts of assets, liabilities and expenses, including IPR&D, resulting from such an acquisition. Actual results could differ from those amounts. During 2001, the accrual for acquisition related activities was increased by $11.2 as described in the Accrual for Exit Activities section below. During 2001 and 2002, there were no other material changes to estimated fair values of assets and liabilities.

Accrual for Exit Activities As part of the integration of Groupe Chauvin, management developed a formal plan that included the shutdown of duplicate facilities in Europe and the consolidation of certain functional areas. The exit activities were committed to by management and formally communicated to the affected employees during the fourth quarter of 2000. The acquisition accrual at December 30, 2000 related to the cost of terminating jobs in R&D, selling and administration. The other costs represented leasehold and vehicle termination payments. Additional accruals representing closures and consolidations of functions and locations were recorded in 2001, resulting in an adjustment to goodwill. These exit activities were communicated to the affected employees in 2001 and were completed by December of 2002. The acquisition accrual anticipated the termination of approximately 266 jobs. At the conclusion of the program, 220 jobs had been eliminated with $14.2 of related costs being charged against the liability. The major components of the accrual were as follows:
	Costs of Exit Activities
	Employee Severance	Other	Total
Acquisition accrual	$ 2.6	$ 0.4	$ 3.0
Less cash payments made in 2000	(0.3)	-	(0.3)
Balances at December 30, 2000	2.3	0.4	2.7

Additional accruals	11.1	0.1	11.2
Less cash payments made in 2001	(8.5)	(0.4)	(8.9)
Balances at December 29, 2001	4.9	0.1	5.0

Less cash payments made in 2002	(4.9)	(0.1)	(5.0)
Balances at December 28, 2002	$ -	$ -	$ -

Bausch & Lomb   56   Annual Report 2002

     Since its acquisition, Groupe Chauvin has successfully been integrated into the Europe, Middle East and Africa region (Europe), the Research, Development and Engineering organization and the Global Supply Chain organization.

Pharmos Product Rights Acquired

During the fourth quarter of 2001, the company announced the acquisition of all rights to the loteprednol etabonate ophthalmic pharmaceutical products of Pharmos Corporation. The company paid an initial amount of approximately $25.5 for rights to two prescription anti-inflammatory ophthalmic drops, Lotemax and Alrex, manufactured and marketed by the company under a previous marketing agreement. The company expects to pay additional amounts, up to approximately $23.3, depending on market introduction and success of a new product currently in the clinical trial stage.

3.     Discontinued Operations

On June 26, 1999, the company completed the sale of its eyewear segment to Luxottica Group S.p.A. (Luxottica) for $636.0 in cash. The company recorded an after-tax gain on the disposal of discontinued operations of $126.3 or $2.16 per diluted share, which included the costs associated with exiting the business, such as severance pay and additional pension costs.

     During 2000, Luxottica proposed certain purchase price adjustments in connection with this transaction. On January 22, 2002, the company reached an agreement with Luxottica relative to these proposed adjustments. The net result of the resolution was an after-tax charge to discontinued operations of $21.1 ($0.39 per diluted share), which was reported as a 2001 sale price adjustment related to disposal of discontinued operations in the accompanying Statements of Income. The net cash impact of this settlement was a $23.0 payment to Luxottica in January 2002.

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

     The following table summarizes the amounts used to calculate basic and diluted earnings per share:
(Dollar Amounts In Millions, Share Data In Thousands)	2002	2001	2000
Income from continuing operations	$72.5	$42.0	$82.0
Sale price adjustment related to disposal of discontinued operations, net	-	(21.1)	-
Gain on extinguishment of debt, net	-	-	1.4
Change in accounting principle, net	-	0.3	-
Net Income	$72.5	$21.2	$83.4

Common shares - basic	53,832	53,578	54,162
Effect of dilutive securities	165	137	562
Common shares - diluted	53,997	53,715	54,724
Options which were anti-dilutive and excluded from the calculation of diluted earnings per share	6,270	4,835	2,384

Bausch & Lomb   57   Annual Report 2002

5.     Restructuring Charges And Asset Write-offs

Profitability Improvement Program and Transfer of PureVision Manufacturing

In July 2002, the company announced plans to improve operating profitability through a comprehensive plan which included plant closures and consolidations; manufacturing efficiencies and yield enhancements; procurement process enhancements; the rationalization of certain contact lens and surgical product lines; distribution initiatives; and the development of a global information technology (IT) platform. These plans included the elimination of approximately 465 jobs worldwide associated with those actions. Restructuring charges and asset write-offs of $22.8 before taxes associated with these initiatives were recorded in the third quarter of 2002. The company also recorded a pre-tax amount of $3.7 during the third quarter of 2002 for severance associated with the elimination of approximately 145 jobs due to the transfer of PureVision extended wear contact lens manufacturing from the U.S. to Waterford, Ireland following a ruling against the company in a U.S. patent lawsuit. (See Note 21 - Other Matters for discussion of current litigation relating to the PureVision contact lens product line.)

     The following table summarizes the activity for the Profitability Improvement Program and the transfer of PureVision manufacturing:
	Severance and Other Related Expenses	Asset Write- offs	Total

Net charge during 2002	$23.1	$ 3.4	$26.5
Asset write-offs during 2002	-	(3.4)	(3.4)
Cash payments during 2002	(6.0)	-	(6.0)
Remaining reserve at December 28, 2002	$17.1	$ -	$17.1

     As of December 28, 2002, 201 jobs had been eliminated under this restructuring plan with $6.0 of related costs being charged against the liability. Actions in this restructuring plan are expected to be completed by the end of 2003. In addition to job eliminations, the above actions resulted in $3.4 of asset write-offs for machinery and equipment. The disposition and/or decommissioning of these assets occurred in the third quarter of 2002.

2001 Program

In December 2001, the company's Board of Directors approved a widespread restructuring plan designed to reduce ongoing operating costs by eliminating approximately 800 jobs on a global basis. The restructuring plan was implemented in two phases due to anticipated timing of communication to employees and overall implementation schedule. As a result, a pre-tax amount of $8.3 was recorded during the fourth quarter of 2001 for Phase I of the restructuring and for asset write-offs. During the first quarter of 2002, a pre-tax amount of $23.5 was recorded for Phase II of the restructuring and additional asset write-offs.

     In addition to employee terminations, the above actions resulted in $3.9 of asset write-offs for machinery and equipment ($1.5), goodwill related to the contact lens manufacturing plant in Madrid, Spain ($0.8) and an equity investment in a manufacturer of patented MicroBarrier technologies, intended to benefit the company's lens care and over-the-counter pharmaceutical product lines ($1.6). The disposition and/or decommissioning of these assets occurred in the fourth quarter of 2001. During the first quarter of 2002, an additional asset write-off of $0.4 was recorded for machinery and equipment that was disposed and/or decommissioned in that quarter.

     The restructuring actions were estimated to result in the elimination of approximately 800 jobs. At the conclusion of the program, 752 jobs had been eliminated under this restructuring plan with $26.5 of related costs being charged against the liability. All actions related to this restructuring plan were completed as of December 28, 2002.

     During the third quarter of 2002, the company reversed $1.0 of severance and other costs that were not required. The reversal resulted from the cessation of certain actions originally contemplated as well as employee resignations for which severance payments will not be made.

Bausch & Lomb   58   Annual Report 2002

     The following table summarizes the activity for the 2001 program:
	Severance and Other Related Expenses	Asset Write- offs	Total

Net charge during 2001	$ 4.4	$ 3.9	$ 8.3
Asset write-offs during 2001	-	(3.9)	(3.9)
Cash payments during 2001	(0.2)	-	(0.2)
Remaining reserve at December 29, 2001	4.2	-	4.2

Net charge during 2002	23.1	0.4	23.5
Asset write-offs during 2002	-	(0.4)	(0.4)
Cash payments during 2002	(26.3)	-	(26.3)
Reversal of reserve not required	(1.0)	-	(1.0)
Remaining reserve at December 28, 2002	$ -	$ -	$ -

2000 Program

By the end of 2001, the company had completed all actions related to a restructuring program announced in December 2000. The company's Board of Directors approved a comprehensive restructuring plan that would facilitate the company's realignment as an integrated operating company with centralized management of R&D and supply chain operations and with commercial operations managed on a regional basis. The restructuring plan was implemented in two phases due to the anticipated timing of communication to employees and overall implementation schedule. As a result, a pre-tax amount of $42.7 was recorded during the fourth quarter of 2000 for Phase I of the restructuring action and for asset write-offs. During the first quarter of 2001, a pre-tax amount of $16.9 was recorded for Phase II of the restructuring action and additional asset write-offs.

     The restructuring program anticipated the termination of approximately 800 jobs. At the conclusion of the program, 705 jobs had been terminated under this restructuring plan with $28.7 of related costs being charged against the liability. In addition to employee terminations, the above actions resulted in $20.4 of asset write-offs for machinery and equipment ($11.1), facilities ($6.9) and abandoned software ($2.4). The disposition and/or decommissioning of these assets occurred in the fourth quarter of 2000. During 2001, the company wrote off its $6.5 investment in a business-to-business e-commerce venture for the vision care industry.

     During the fourth quarter of 2001, the company reversed $4.0 of severance and other costs that were not required. The reversal was primarily the result of costs related to employee severance being lower than originally anticipated, in addition to employee resignations.

6.     Business Segment And Geographic Information

The company is organized on a regionally based management structure for commercial operations. The research and development and product supply functions of the company are managed on a global basis. The company's segments are comprised of the Americas region, the Europe, Middle East and Africa region (Europe), the Asia region, the Research, Development and Engineering organization and the Global Supply Chain organization.

     Operating income is the primary measure of segment income. No items below operating income are allocated to segments. Restructuring charges and charges related to certain significant events, although related to specific segments, are also excluded from management basis results. The accounting policies used to generate segment results are the same as the company's overall accounting policies. Inter-segment sales were $445.2, $515.6, and $473.6 for the years ended December 28, 2002, December 29, 2001 and December 31, 2000, respectively. All inter-segment sales have been eliminated upon consolidation.

Bausch & Lomb   59   Annual Report 2002

     In each geographic segment the company markets products in five product categories: contact lens, lens care, pharmaceuticals, cataract and vitreoretinal, and refractive. The contact lens category includes traditional, planned replacement disposable, daily disposable, multifocal, continuous wear and toric soft lenses and rigid gas permeable contact lenses. The lens care category includes multi-purpose solutions, enzyme cleaners and saline solutions. The pharmaceuticals category includes generic and proprietary prescription ophthalmic drugs, ocular vitamins, over-the-counter medications and vision accessories. The cataract and vitreoretinal category includes products and equipment used for cataract and vitreoretinal surgery. The refractive category includes lasers, microkeratomes, diagnostic equipment and other products and equipment used in refractive surgery. There are no transfers of products between product categories. The following table presents sales by product category for the years 2002, 2001 and 2000:
	2002	2001	2000
	Net Sales	Net Sales 1	Net Sales 1
Product Category
Contact Lens	$ 523.9	$ 462.7	$ 475.8
Lens Care	465.5	415.9	488.3
Pharmaceuticals	396.1	344.7	279.4
Cataract and Vitreoretinal	301.8	304.2	308.2
Refractive	129.4	138.0	167.0
	$1,816.7	$1,665.5	$1,718.7

1     Amounts have been reclassified to reflect the adoption of EITF 01-09 as described in Note 1 - Accounting Policies.

     The company adopted the management structure described above effective as of January 1, 2001. During the first quarter of 2002, the company reevaluated the measures and management data used in decision making to ensure it continued to be properly aligned with the company's strategic objectives. As a result of the review, goodwill arising from vertically integrated acquisitions, product technology, other non-customer related intangibles and the associated amortization expense were reclassified to the Global Supply Chain segment to more accurately reflect their contribution to the company's return on net operating assets. The following table of segment net sales, operating income, depreciation and amortization, capital expenditures and assets reflects the reclassification.

     Segment assets for the three geographic regions represent operating assets of the U.S. and non-U.S. commercial entities mainly comprised of net trade receivables, net inventories, net property, plant and equipment, goodwill, net intangibles and other current and long-term assets. In the Research, Development & Engineering segment, assets are comprised of net property, plant and equipment and other current and long-term assets. Assets in the Global Supply Chain segment include net inventories, net property, plant and equipment, goodwill, net intangibles, other investments and other current and long-term assets. Corporate administration assets are mainly cash and cash equivalents, deferred income taxes, net property, plant and equipment and other current and long-term assets not allocated to other segments.

Bausch & Lomb   60   Annual Report 2002

Business Segment The following table presents sales and other financial information by business segment for the years 2002, 2001 and 2000:
	Net Sales1	Operating Income	Depreciation and Amortization	Capital Expenditures	Assets
2002
Americas	$ 844.1	$247.9	$ 18.3	$ 9.9	$ 264.5
Europe	613.1	154.9	14.0	14.2	313.5
Asia	359.5	106.4	6.6	5.3	173.1
Research, Development & Engineering	-	(145.2)	6.6	13.1	48.7
Global Supply Chain	-	(107.2)	76.1	43.7	1,206.8
	1,816.7	256.8	121.6	86.2	2,006.6
Corporate administration	-	(58.1)	8.5	5.7	901.2
Restructuring charges and asset write-offs	-	(49.0)	-	-	-
	$1,816.7	$149.7	$130.1	$91.9	$2,907.8

2001 4
Americas	$ 763.1	$212.6	$ 20.2	$11.3	$ 311.5
Europe	581.7	130.9	13.0	17.1	296.3
Asia	320.7	81.8	6.6	5.9	159.4
Research, Development & Engineering	-	(143.8)	6.7	7.8	36.5
Global Supply Chain	-	(119.8)	101.5	50.3	1,194.4
	1,665.5	161.7	148.0	92.4	1,998.1
Corporate administration	-	(43.9)	7.1	4.0	995.4
Restructuring charges and asset write-offs	-	(21.2)	-	-	-
Other significant charges 2	-	(9.9)	-	-	-
	$1,665.5	$86.7	$155.1	$96.4	$2,993.5

2000 4
Americas	$ 878.2	$315.2	$ 8.4	$15.8	$ 353.6
Europe	472.0	86.9	14.2	10.7	364.1
Asia	368.5	110.2	6.4	6.3	186.7
Research, Development & Engineering	-	(136.4)	6.8	6.2	38.6
Global Supply Chain	-	(98.1)	95.7	42.3	1,113.1
	1,718.7	277.8	131.5	81.3	2,056.1
Corporate administration	-	(52.0)	16.2	13.7	1,183.2
Purchase accounting adjustments 3	-	(26.8)	-	-	-
Restructuring charges and asset write-offs	-	(33.7)	-	-	-
Other significant charges 2	-	(23.4)	-	-	-
	$1,718.7	$141.9	$147.7	$95.0	$3,239.3

1     Prior year amounts have been reclassified to reflect the adoption of EITF 01-09 as described in Note 1 - Accounting Policies.

2     Other significant charges in 2001 consisted of $7.1 related to hiring costs for the company's current chief executive officer and $2.8 of severance costs for the company's former chief executive officer. In 2000, $3.7 related to the failed acquisition attempt of Wesley Jessen VisionCare, Inc. and $19.7 related to the settlement of litigation.

3    Purchase accounting adjustments consisted of a charge of $23.8 for purchased IPR&D and a purchase accounting inventory adjustment of $3.0.

4     As described in Note 8 - Accounting for Goodwill and Intangibles, the company adopted SFAS No. 142 as of December 30, 2001, under which the company will no longer amortize goodwill. If the adoption of SFAS No. 142 had occurred as of the beginning of the year ended December 30, 2000, segment operating income would increase and amortization expense would decrease by like amounts for this pro forma adjustment. In 2001, the pro forma adjustments for the Americas, Asia and Global Supply segments are $0.1, $0.1 and $26.6, respectively. In 2000, the pro forma adjustments for the Asia and Global Supply segments are $0.2 and $25.1, respectively.

Geographic Region The following table presents sales and long-lived assets by geography for the years 2002, 2001 and 2000. Sales to unaffiliated customers represent net sales originating in entities physically located in the identified geographic area. Japan generated over 10% of product net sales in 2002 and 2000 totaling $176.9 and $217.7, respectively. Germany generated over 10% of product net sales in 2001 totaling $177.9. No other country, or single customer, generated over 10% of total product net sales in 2002, 2001 or 2000. Long-lived assets include property, plant and equipment, goodwill and intangibles, other investments and other assets. Of the total non-U.S. long-lived assets for 2002, $215.3 and $207.2 of these assets, comprised primarily of goodwill and other intangibles, are located in the countries of Germany and France, respectively. Of the total long-lived assets for 2001, $196.5, $190.5 and $68.0 of these assets, comprised primarily of goodwill and intangibles, were located in the countries of Germany, France and the United Kingdom,

Bausch & Lomb   61   Annual Report 2002

respectively. Of the total non-U.S. long-lived assets for 2000, $197.8 and $191.7 of these assets, comprised primarily of goodwill and other intangibles, were located in the countries of France and Germany, respectively. In addition, $69.8, $69.6 and $65.0 of the total non-U.S. long-lived assets for 2002, 2001 and 2000, respectively, comprised primarily of net property, plant and equipment, were located in Ireland.
	U.S.	Non-U.S.	Consolidated
2002
Sales to unaffiliated customers	$761.8	$1,054.9	$1,816.7
Long-lived assets	785.0	701.8	1,486.8
2001
Sales to unaffiliated customers 1	$683.4	$ 982.1	$1,665.5
Long-lived assets	839.1	639.8	1,478.9
2000
Sales to unaffiliated customers 1	$828.0	$ 890.7	$1,718.7
Long-lived assets	818.2	622.0	1,440.2

1     Amounts have been reclassified to reflect the adoption of EITF 01-09 as described in Note 1 - Accounting Policies.

7.     Supplemental Balance Sheet Information
	December 28, 2002	December 29, 2001
Inventories, net
Raw materials and supplies	$ 50.0	$ 60.4
Work in process	21.3	25.4
Finished products	137.2	167.6
	$208.5	$253.4
	December 28, 2002	December 29, 2001
Property, Plant And Equipment
Land	$ 16.4	$ 14.7
Buildings	316.8	295.3
Machinery and equipment	879.4	815.1
Leasehold improvements	27.6	25.3
	1,240.2	1,150.4
Less accumulated depreciation	(702.7)	(607.1)
	$ 537.5	$ 543.3

8.     Accounting For Goodwill And Intangibles

In July 2001, the FASB issued SFAS No. 142, Goodwill and Intangible Assets. SFAS No. 142 provides guidance on how to account for goodwill and intangible assets after an acquisition is complete. The most substantive change required by this statement is that goodwill will no longer be amortized; instead, it will be tested for impairment at least annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The statement applies to existing goodwill and intangible assets, effective for fiscal years beginning after December 15, 2001. The company adopted SFAS No. 142 in the fiscal year beginning December 30, 2001.

     Upon adoption of SFAS No. 142, the company analyzed existing intangible assets that had been recognized separately from goodwill and reclassified intangibles that did not meet the separate recognition criteria as prescribed in SFAS No. 141, Business Combinations, to goodwill. As such, $146.0 of intangibles, including assembled workforce and customer relationships, were reclassified to goodwill and $10.3 of deferred tax liabilities previously associated with those intangible assets were eliminated with a corresponding reduction in goodwill. Additionally, the company reassessed the useful lives of the remaining intangibles and concluded that there were no indefinite-lived intangible assets. As described in Note 9 - Acquired Intangible Assets, the company reduced the useful lives of certain acquired trade names and has applied the change in accounting

Bausch & Lomb   62   Annual Report 2002

estimate prospectively. The company identified and established reporting units to be the company's business segments and determined that goodwill was not impaired based on a comparison of the carrying value of goodwill attributable to each of the company's reporting units to their respective fair values. Fair value was based on the average of the indications of value derived from the income and market approaches, weighted equally. The income approach measured the fair value by discounting expected cash flows by reporting unit to their present value at a rate of return that is commensurate with their inherent risk. The market approach measured the fair value by analyzing and comparing the operating performance and financial condition of public companies within the ophthalmic pharmaceutical industry and companies subject to similar market conditions adjusted for differences in profitability, financial position, products and markets.

     The company completed its annual impairment test on each of its reporting units during the fourth quarter of 2002. The carrying value of goodwill for each of the company's reporting units as of October 26, 2002 was less than their respective fair values, therefore, goodwill was not considered impaired. Fair value was determined using the same methodology employed during the initial application of SFAS No. 142.

     The following table reflects consolidated results adjusted as though the adoption of SFAS No. 142 was as of the beginning of the year ended December 30, 2000:
	Year Ended
	December 28, 2002	December 29, 2001	December 30, 2000
Reported income from continuing operations	$72.5	$42.0	$82.0
Goodwill amortization (net of tax of $8.9 and $7.3 for 2001 and 2000, respectively)	-	16.7	13.3
Amortization of intangibles reclassified to goodwill (net of tax of $2.1 and $3.2 for 2001 and 2000, respectively)	-	3.9	5.8
Amortization of trade names due to change in accounting estimate (net of tax of $1.6 and $1.5 for 2001 and 2000, respectively)	-	(3.2)	(2.8)
Adjusted income from continuing operations	72.5	59.4	98.3
Discontinued operations, net of taxes	-	(21.1)	-
Adjusted income before extraordinary item	72.5	38.3	98.3
Extraordinary item, net of taxes	-	-	1.4
Adjusted income before change in accounting principle	72.5	38.3	99.7
Change in accounting principle, net of taxes	-	0.3	-
Adjusted net income	$72.5	$38.6	$99.7

Basic earnings per share:
Reported income from continuing operations	$1.35	$0.78	$1.51
Goodwill amortization	-	0.31	0.25
Amortization of intangibles reclassified to goodwill	-	0.07	0.11
Amortization of trade names due to change in accounting estimate	-	(0.06)	(0.05)
Discontinued operations	-	(0.39)	-
Extraordinary item	-	-	0.03
Change in accounting principle	-	-	-
Adjusted net income per share	$1.35	$0.71	$1.85

Diluted earnings per share:
Reported income from continuing operations	$1.34	$0.78	$1.49
Goodwill amortization	-	0.31	0.24
Amortization of intangibles reclassified to goodwill	-	0.07	0.11
Amortization of trade names due to change in accounting estimate	-	(0.06)	(0.05)
Discontinued operations	-	(0.39)	-
Extraordinary item	-	-	0.03
Change in accounting principle	-	-	-
Adjusted net income per share	$1.34	$0.71	$1.82

Bausch & Lomb   63   Annual Report 2002

     During September 2002, the company acquired a third-party distributor located in Spain. The $8.3 purchase price was allocated to identified assets, including tangible and intangible assets, and liabilities based upon their respective fair values. The excess of the purchase price over the value of the identified assets and liabilities has been recorded as goodwill and is reflected in the table below.

     The changes in the carrying amount of goodwill for the year ended December 28, 2002, are as follows:
	Americas	Europe	Asia	Global Supply	RD&E	Total
Balance as of December 29, 2001 1	$176.4	$231.6	$ 9.4	$ 37.1	$ -	$454.5
Intangibles reclassified to goodwill	110.1	35.5	0.2	0.2	-	146.0
Elimination of deferred tax liabilities	(0.3)	(10.0)	-	-	-	(10.3)
Reclassification to Global Supply as described in Note 6 - Business Segment Information and Geographic Information	(283.0)	(256.0)	(2.2)	541.2	-	-
Acquisition of distributorship	-	6.8	-	-	-	6.8
Other (includes currency effect)	(1.9)	12.9	0.5	27.5	-	39.0
Balance as of December 28, 2002	$ 1.3	$ 20.8	$ 7.9	$606.0	$ -	$636.0

1     Activity during 2001 primarily consisted of: $2.2 in the Americas for the acquisition of Biocumed, a developer and marketer of ophthalmic products; $12.0 in Europe for the acquisition of Fidia Oftal, an ophthalmic pharmaceuticals business and $17.2 in Europe for additional acquisition costs and exit related activities associated with the acquisitions of Groupe Chauvin and Woehlk during 2000.

9.     Acquired Intangible Assets

In connection with the company's adoption of SFAS No. 142, Goodwill and Intangible Assets, the company also reassessed the remaining useful lives of its intangible assets and determined that certain acquired trade names required a reduction in their remaining useful lives. A change in the company's strategies and business objectives indicated that a reduction in the remaining useful lives of certain trade names was appropriate. Remaining useful lives of trade names associated with the Chiron, Storz and Groupe Chauvin acquisitions were reduced from 16, 36 and 29 years to 7, 10 and 15 years, respectively. The remaining useful lives were revised by the company based upon current strategies and objectives, an assessment of product characteristics, the pace of technological advancement and trends in the market place. This change in accounting estimate was applied prospectively as of December 30, 2001 and accounted for $3.1 of amortization expense, net of tax, during 2002.

     As described in Note 8 - Accounting for Goodwill and Intangibles, the company acquired a third-party distributor during September 2002. Intangible assets, consisting of customer contracts, were assigned a fair value of $0.6 and are included in the table below.

     The components of intangible assets as of December 28, 2002 and December 29, 2001 are as follows:

	December 28, 2002		December 29, 2001
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Trade names	$ 89.9	$18.6	$ 89.2	$10.4
Technology and patents	83.7	55.0	86.0	48.3
Developed technology	70.5	8.2	62.7	4.2
License agreements	31.9	8.7	27.5	4.3
Intellectual property	25.9	2.7	25.9	0.5
Physician information & customer database	19.1	1.5	16.8	1.9
Customer contracts	0.6	0.1	-	-
Intangibles reclassified to goodwill 1	-	-	168.9	22.9
	$321.6	$94.8	$477.0	$92.5

1     As described in Note 8 - Accounting for Goodwill and Intangibles, $146.0 of intangibles were reclassified to goodwill.

Bausch & Lomb   64   Annual Report 2002

     Amortization expense of intangibles was $24.9 for 2002. Estimated amortization expense of intangibles presently owned by the company for each of the next five succeeding fiscal years is as follows:

Fiscal Year Ended	Amount
December 27, 2003	$25.1
December 25, 2004	25.1
December 31, 2005	23.7
December 30, 2006	16.0
December 29, 2007	16.0

10.     Other Short- And Long-Term Investments

Netherlands Guilder Investment The company had previously invested 219 million Netherlands guilders (NLG), approximating $136.0 at the time of the investment, in securities issued by a subsidiary of a triple-A rated financial institution. The issuer's investments were restricted to high quality, short-term investments (less than 90 days) and government obligations, and as such, the net asset value was not expected to be materially different than fair value. The issuer reinvested all of its income. At December 30, 2000, the average euro rate of return was 4.73%. During 2000, a cross-currency swap transaction that effectively hedged the currency risk and converted the NLG income to a U.S. dollar rate of return matured and was not renewed in anticipation of the company exercising its option to put part of its equity position back to the issuer in the first quarter of 2001.

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

Other Investments At December 29, 2001, the company owned common stock in Charles River Laboratories, Inc., which represented the retention of a minority equity interest from the sale of the Charles River Laboratories business during 1999. This investment was classified as available-for-sale under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. During 2001, approximately 1,300,000 shares or 51.0% of the company's original minority equity interest were sold, resulting in realized gains of $12.6, net of taxes. As of December 29, 2001, the investment was valued at $41.9. A resulting unrealized holding gain of $20.9, net of taxes, recorded at December 29, 2001, is reflected in the Statement of Changes in Shareholders' Equity. During the first quarter of 2002, the company liquidated its remaining shares and recorded a realized gain of $18.1, net of taxes.

Bausch & Lomb   65   Annual Report 2002

11.     Provision For Income Taxes

An analysis of the components of income from continuing operations before income taxes and minority interest and the related provision for income taxes is presented below:
	2002	2001	2000

(Loss) income from continuing operations before income taxes and minority interest
U.S.	$(70.9)	$(30.7)	$ (7.0)
Non-U.S.	207.9	115.7	167.7
	$137.0	$ 85.0	$160.7
Provision for income taxes
Federal
Current	$ 13.7	$ 16.0	$ 31.2
Deferred	(19.9)	(20.9)	(12.9)
State
Current	2.2	1.9	6.5
Deferred	(2.4)	(5.6)	(4.2)
Foreign
Current	58.0	35.8	49.1
Deferred	(4.4)	1.5	(4.2)
	$ 47.2	$ 28.7	$ 65.5

     Deferred taxes, detailed below, recognize the impact of temporary differences between the amounts of assets and liabilities recorded for financial statement purposes and such amounts measured in accordance with tax laws. Realization of the tax loss ($16.2 of non-U.S. net operating losses and $95.7 of U.S. capital losses as of December 28, 2002) and credit carryforwards ($39.2 as of December 28, 2002), some of which expire between 2003 and 2007, and others which have no expiration, is contingent on future taxable income in the appropriate jurisdictions. Valuation allowances have been recorded for these and other asset items, which may not be realized. Each carryforward item is reviewed for expected utilization, using a "more likely than not" approach, based on the character of the carryforward item (credit, loss, etc.), the associated taxing jurisdiction (U.S., state, non-U.S., etc.), the relevant history for the particular item, the applicable expiration dates, operating projects that would impact utilization, and identified actions under the control of the company in realizing the associated carryforward benefits. Additionally, the company's utilization of U.S. foreign tax credit and state investment credit carryforwards is dependent on related statutory limitations that involve numerous factors beyond overall positive income, all of which have been taken into account by the company in its evaluation. The company assesses the available positive and negative evidence surrounding the recoverability of the deferred tax assets and applies its judgment in estimating the amount of valuation allowance necessary under the circumstances. The company continues to assess and evaluate strategies that will enable the carryforwards to be utilized, and will reduce the valuation allowance appropriately for each item at such time when it is determined that the "more likely than not" approach is satisfied for the related item, or portion thereof.

Bausch & Lomb   66   Annual Report 2002
Deferred Taxes December 28, 2002			Deferred Taxes December 29, 2001
	Assets	Liabilities	Assets	Liabilities
Current:
Sales and allowance accruals	$ 32.3	$ -	$ 14.7	$ -
Employee benefits and compensation	21.6	-	21.1	-
Unrealized foreign exchange transactions	12.9	-	6.8	-
Inventories	8.9	-	20.7	-
Restructuring accruals	8.5	-	2.8	-
Other accruals	4.7	12.6	7.9	10.6
Valuation allowance	(16.2)	-	-	-
	$ 72.7	$ 12.6	$ 74.0	$ 10.6
Non-current:
Tax loss and credit carryforwards	$ 92.0	$ -	$128.2	$ -
Employee benefits and compensation	35.7	-	20.2	-
Other accruals	-	10.5	-	27.4
Depreciation and amortization	48.2	50.7	22.9	67.1
Valuation allowance	(39.6)	-	(54.0)	-
Intercompany investments	-	195.9	-	202.7
	136.3	257.1	117.3	297.2
	$209.0	$269.7	$191.3	$307.8

     Reconciliation of the statutory U.S. federal income tax rate to the effective tax rates for continuing operations are as follows:
	2002	2001	2000
Statutory U.S. tax rate	35.0%	35.0%	35.0%
Difference between non-U.S. and U.S. tax rates	0.6	2.7	0.3
Goodwill amortization	-	0.6	0.4
Foreign Sales Corporation tax benefit	(0.6)	(2.5)	(1.0)
State income taxes, net of federal tax benefit	(0.1)	(2.9)	0.7
Other	(0.4)	0.9	0.1
Non-deductible purchased research & development	-	-	5.3
Effective tax rate	34.5%	33.8%	40.8%

     At December 28, 2002, income considered to be permanently reinvested in non-U.S. subsidiaries totaled approximately $804.8. Deferred income taxes have not been provided on this income, as the company does not plan to initiate any action that would require the payment of income taxes. It is not practicable to estimate the amount of additional tax that might be payable on this undistributed foreign income.

12.     Debt

Short-term debt at December 28, 2002 and December 29, 2001, consisted of $1.4 and $32.6 in non-U.S. borrowings, respectively. To support its liquidity requirements, the company generally maintains U.S. revolving credit agreements. In January 2001, a $525.0 364-day revolving credit agreement that expired December 22, 2000 was replaced with a $250.0 syndicated revolving credit agreement expiring in 2004. Subsequent to year-end 2002, the company replaced this $250.0 revolving credit agreement with a five-year $400.0 syndicated agreement. The current facility includes covenants requiring the company to maintain certain EBITDA to interest and debt ratios. In the event of violation of the covenants, the facility would not be available for borrowing until the covenant provisions were waived, amended or satisfied. The company does not anticipate that a violation is likely to occur. In addition, the new agreement requires a reduction of the facility in the event the company issues public debt or equity or sells material U.S. assets. The facility will not be reduced to less than $250.0. The interest rate under the agreement is based on the company's credit rating and LIBOR, or the highest rate based on secondary certificates of deposit, Federal Funds or the base rate of one of the lending banks. There were no outstanding revolver borrowings as of December 28, 2002 or December 29, 2001. There were no covenant violations during 2002 or 2001.

Bausch & Lomb   67   Annual Report 2002

     Average short-term interest rates were 0.4% and 0.8% for the years ended 2002 and 2001, respectively. The maximum amount of short-term debt at the end of any month was $30.1 in 2002 and $33.7 in 2001. Average short-term month-end borrowings were $15.1 in 2002 and $23.6 in 2001.

     The components of long-term debt were:
	Stated Interest	Principal Outstanding
	Rate Percentage	December 28, 2002	December 29, 2001
Fixed-rate notes
Notes due in 2003 1	5.95	$ 85.0	$ 85.0
Notes due in 2003 or 2013 2	6.38	100.0	100.0
Notes due in 2004 3	6.75	194.6	194.6
Notes due in 2005 or 2025 2	6.50	100.0	100.0
Notes due in 2007 4, 5	6.95	150.0	-
Debentures due in 2028 4	7.13	190.0	191.0
World Headquarters 6	2.99	-	65.0
Variable rate and other borrowings
Securitized trade receivables expiring in 2002	1.91	-	25.0
Industrial Development Bonds due in 2015	1.337	8.5	8.5
Other	Various	14.6	24.8
		842.7	793.9
Less current portion		(186.5)	(90.7)
		$656.2	$703.2

1     At December 29, 2001 an interest rate swap agreement converted this note to a floating-rate liability at an effective rate of 3.69%. The interest rate swap was terminated during 2002. Proceeds from the swap termination were deferred and are being amortized to interest expense over the remaining life of the debt, for a net effective rate of 3.98%.

2     Notes contained put/call options exercisable at 100% of par in 2003 and 2005 for the 6.38% and 6.50% notes, respectively. The company had also entered into remarketing agreements with respect to each of these issues, which allowed the agent to call the debt from the holders on the option exercisable dates, and then remarket them. If the rights were exercised, the coupon rate paid by the company would reset to a rate higher than the then current market rate. Following the company's debt rating downgrade, by Moody's Investors Service during March 2002, the agents exercised their right to put the remarketing agreements back to the company. As a result, the 6.38% and 6.50% debt will mature in 2003 and 2005, respectively. Net remarketing options expense and interest rate swap proceeds were deferred and are being amortized to interest expense over the remaining life of the debt, for a net effective rate of 5.95% and 6.29% for the 2003 and 2005 debt, respectively.

3      At December 29, 2001, an interest rate swap agreement converted this note to a floating-rate liability at an effective rate of 4.22%. The interest rate swap was terminated during 2002. Proceeds from the swap termination were deferred and are being amortized to interest expense over the remaining life of the debt, for a net effective rate of 4.17%.

4     The company, at its option, may call these notes/debentures at any time pursuant to a make-whole redemption provision, which would compensate holders for any changes in market value of the notes/debentures upon early extinguishment. The company currently has no intention to call these notes/debentures.

5     In May 2002, the company entered into an interest rate lock agreement to hedge this debt issue. Losses associated with the hedge have been deferred to other comprehensive income and are being amortized to interest expense over the debt term, for a net effective rate of 8.65%.

6     At December 29, 2001, an interest rate swap converted this note to a fixed-rate liability at an effective rate of 8.38%. The interest rate swap matured upon maturity of the underlying debt in December 2002.

7   Represents rate at December 28, 2002. Rate at December 29, 2001 was 1.95%.

     The company retired $16.6 of the notes due in 2003 and 2028, during 2002. In 2001, the company retired $199.5 of the notes due in 2001 or 2026, 2001 or 2011 and 2028. The company recognized an extraordinary gain of less than $0.1, net of taxes, in 2001.

     Interest rate swap agreements on long-term debt issues resulted in a decrease in the long-term effective interest rate from 6.21% to 5.56% in 2002 and from 6.30% to 5.97% in 2001. At December 28, 2002, the company had no outstanding interest rate swaps. Long-term borrowing maturities during the next five years are $186.5 in 2003; $196.2 in 2004; $100.2 in 2005; $0.0 in 2006; and, $152.4 in 2007.

     During November 2001, the company modified the conditions of the lease associated with its World Headquarters office facility by purchasing the equity owner's interest. A $2.4 payment was made to the original equity owner during January 2002. The previous operating lease treatment ceased at the time of the lease modification. The real property and related debt of $63.2 and $65.0, respectively, were consolidated by the company in the fourth quarter of 2001. The debt was repaid upon maturity during December 2002. During 2002 and 2001, net rental payments under the lease were $2.9 and $3.1, respectively.

     In November 2002, the company issued $150.0 of five-year 6.95% fixed senior notes. Proceeds from the offering are being used for general corporate purposes, including the refinancing of existing debt obligations. The senior notes were issued under the company's $500.0 Shelf Registration filed with the Securities and Exchange Commission in June 2002, of which $350.0 remains available for issuance at December 2002.

Bausch & Lomb   68   Annual Report 2002

13.     Employee Benefits

The company's benefit plans, which in the aggregate cover substantially all U.S. employees and employees in certain other countries, consist of defined benefit pension plans, defined contribution plans and a participatory defined benefit postretirement plan.

     The information provided below pertains to the company's defined benefit pension and postretirement plans. The following table provides reconciliations of the changes in benefit obligations, fair value of plan assets and funded status for the two-year period ended December 28, 2002.
	Pension Benefit Plans		Postretirement Benefit Plan
	2002	2001	2002	2001
Reconciliation of benefit obligation
Obligation at beginning of year	$264.3	$251.9	$70.1	$50.5
Service cost	12.2	13.8	1.0	1.1
Interest cost	17.9	17.6	6.1	4.5
Participant contributions	1.1	0.9	-	-
Plan amendments	(0.1)	0.8	-	-
Acquisitions/divestitures	-	(0.1)	-	-
Currency translation adjustments	7.0	(2.1)	-	-
Curtailment gains	(0.3)	-	-	(0.7)
Benefit payments	(20.7)	(22.6)	(8.8)	(7.9)
Actuarial loss	11.2	4.1	21.7	22.6
Obligation at end of year	$292.6	$264.3	$90.1	$70.1

Reconciliation of fair value of plan assets
Fair value of plan assets at beginning of year	$215.1	$248.6	$38.2	$41.1
Actual return on plan assets	(25.0)	(12.9)	(4.1)	(2.1)
Acquisitions/divestitures	-	(0.1)	-	-
Employer contributions	30.5	2.8	8.0	7.1
Participant contributions	1.1	0.9	-	-
Benefit payments	(20.7)	(22.6)	(8.8)	(7.9)
Currency translation adjustments	5.6	(1.6)	-	-
Fair value of plan assets at end of year	$206.6	$215.1	$33.3	$38.2

Reconciliation of funded status to net amount recognized on the balance sheet
Funded status at end of year	$ (86.0)	$ (49.2)	$(56.8)	$(31.9)
Unrecognized transition obligation	0.5	0.9	-	-
Unrecognized prior-service cost	3.6	3.8	0.3	0.3
Unrecognized actuarial loss (gain)	93.7	41.6	12.1	(17.2)
Net amount recognized at end of year	$ 11.8	$ (2.9)	$(44.4)	$(48.8)

     The 2002 increase in the unrecognized actuarial loss in the pension benefit plans and the change in the postretirement benefit plan from an unrecognized actuarial gain in 2001 to an unrecognized actuarial loss in 2002 are primarily the result of the difference between the actual return on plan assets and the expected return on plan assets, the decline in the discount rate assumed and changes in certain other plan assumptions.

     The plan assets shown above for the pension benefit plans include 52,800 shares of the company's Common stock.

The following table provides information related to underfunded pension plans:
	2002	2001
Projected benefit obligation	$260.8	$241.4
Accumulated benefit obligation	239.2	215.6
Fair value of plan assets	178.4	186.0

Bausch & Lomb   69   Annual Report 2002

     The company's postretirement benefit plan was underfunded for each of the past two years.

     The following table provides the amounts recognized in the balance sheets as of the end of each year:

	Pension Benefit Plans		Postretirement Benefit Plan
	2002	2001	2002	2001
Prepaid benefit cost	$ 1.4	$ 0.9	$ -	$ -
Accrued benefit liability	(62.7)	(30.6)	(44.4)	(48.8)
Intangible asset	3.4	3.9	-	-
Accumulated other comprehensive income	69.7	22.9	-	-
Net amount recognized at end of year	$11.8	$(2.9)	$(44.4)	$(48.8)

     The following table provides the components of net periodic benefit cost for the plans for fiscal years 2002, 2001 and 2000:
	Pension Benefit Plans			Postretirement Benefit Plan
	2002	2001	2000	2002	2001	2000
Service cost	$12.2	$13.8	$12.7	$ 1.0	$ 1.1	$ 1.6
Interest cost	17.9	17.6	15.9	6.1	4.5	3.7
Expected return on plan assets	(19.3)	(21.5)	(21.4)	(3.4)	(3.7)	(3.7)
Amortization of transition obligation	0.4	0.9	0.5	-	-	-
Amortization of prior-service cost	0.7	0.6	1.4	(0.1)	(0.1)	(0.1)
Amortization of net loss (gain)	2.0	0.2	0.1	-	(2.4)	(3.8)
Net periodic benefit cost	13.9	11.6	9.2	3.6	(0.6)	(2.3)
Curtailment loss (gain)	0.7	-	1.5	-	(0.7)	(0.9)
Net periodic cost (benefit) after curtailment	$14.6	$11.6	$10.7	$ 3.6	$(1.3)	$(3.2)

     The 2002 curtailment loss in Pension Benefit Plans related to the restructuring actions taken in 2002. A curtailment gain or loss may be recognized when the employees affected by the 2002 Profitability Improvement Program (as discussed in Note 5 - Restructuring Charges and Asset Write-offs) are terminated in 2003. The 2001 and 2000 curtailment gains and losses related to the restructuring actions taken in those years.

     Key assumptions used to measure benefit obligations in the company's benefit plans are shown in the following table:
	2002	2001
Weighted Average Assumptions
Discount rate	6.5%	7.1%
Expected return on plan assets	9.0%	9.2%
Rate of compensation increase	4.2%	4.8%

     For amounts pertaining to postretirement benefits, an 8% annual rate of increase in the per capita cost of covered health care benefits for pre-65 years of age participants was assumed for 2002. The pre-65 trend rate grades down by 1.0% per year to an ultimate annual rate of 5.0% in 2005. An 11.0% annual rate of increase in the per capita cost of covered health care benefits for participants age 65 and older was assumed in 2002. The age 65 and older trend rate grades down by 1.0% per year to an ultimate annual rate of 5.0% in 2008. To demonstrate the significance of this rate on the expense reported, a one-percentage point change in the assumed health care cost trend rate would have the following effect:
	1% Increase	1% Decrease
Effect on total service and interest cost components of net periodic postretirement health care benefit cost	$0.7	$(0.6)

Effect on the health care component of the accumulated postretirement benefit obligation	8.1	(6.9)

     The costs associated with defined contribution plans totaled $11.3, $11.2 and $14.0 for 2002, 2001 and 2000, respectively.

Bausch & Lomb   70   Annual Report 2002

14.     Minority Interest

The minority interest in subsidiaries at December 29, 2001, primarily represented an outside partnership interest of 22% in Wilmington Partners L.P. (the Partnership). The remaining partnership interests were held by four wholly owned subsidiaries of the company. The Partnership was a separate legal entity from the company, but for financial reporting purposes, assets, liabilities and results of operations from the Partnership were included in the company's consolidated financial results. The outside investor's limited partnership interest was recorded as minority interest totaling $200.0 in the company's consolidated financial statements at December 29, 2001. During March 2002, the outside partner exercised its put right for all of its partnership interest, and the company recorded a one-time early liquidation premium of $7.0, net of taxes, in connection with the early termination of the outside partner's interest. The termination of the minority interest obligation and payment of the associated early liquidation premium occurred in May 2002. The payment was funded through existing cash reserves and borrowings of $75.0 against the company's existing syndicated revolving credit agreement, which was repaid by the company in July 2002. The minority interest liability at December 28, 2002 represents the company's outside partnership interests in non-U.S. commercial and manufacturing joint ventures, which are fully consolidated in the company's results.

15.     Operating Leases

The company leases land, buildings, machinery and equipment under noncancelable operating leases. Total annual rental expense for 2002, 2001 and 2000 amounted to $22.4, $27.8 and $28.0, respectively.

     Minimum future rental commitments having noncancelable lease terms in excess of one year aggregated $48.2, net of aggregated sublease rentals of $1.0, as of December 28, 2002 and are payable as follows: 2003, $16.8; 2004, $11.5; 2005, $8.4; 2006, $5.8; 2007, $3.7 and beyond, $2.0.

16.     Commitments and Contingencies

Lines of Credit The company guarantees indebtedness of its subsidiaries under lines of credit used for working capital. At December 28, 2002, outstanding balances under such lines of credit totaled approximately $1.4 with total availability of approximately $75.0.

Letters of Credit At December 28, 2002, the company had outstanding standby letters of credit totaling approximately $24.7 to ensure payment of possible workers' compensation and other insurance claims, product liability claims and payment of an Industrial Development Revenue Bond. At December 28, 2002, the company had recorded liabilities of approximately $15.2 as it relates to insurance claims and $8.5 in Industrial Development Revenue Bonds due in 2015. During January 2003, guarantees of payment under standby letters of credit increased to a total of approximately $29.2 as it relates to workers' compensation and product liability claims.

Guarantees The company guarantees a mortgage held by a strategic research and development partner. The mortgage is secured by the property with an appraised value of $5.3. The company's guarantee has a five-year term expiring July 2007. At December 28, 2002, the guarantee totaled $4.0. This guarantee would require payment from the company in the event of default by the research partner and failure of the security to fully satisfy the then outstanding debt.

     The company also guarantees a lease obligation of a customer in connection with a joint marketing alliance. The lease obligation has a term of ten years expiring November 2011. At December 28, 2002, the amount guaranteed was approximately $10.0. In the event of default, the guarantee would require payment from the company. Sublease rights as specified under the agreement would reduce the company's exposure.

     The company believes the likelihood is remote that material payments will be required under these guarantees.

Tax Indemnifications In connection with divestitures, the company has agreed to indemnify certain tax obligations arising out of tax audits or administrative or court proceedings relating to tax returns for any periods ending on or prior to the closing date of the divestiture. The company believes that any claim would not have a material impact on the company's financial position.

Environmental Indemnifications The company has certain obligations for environmental remediation and Superfund matters related to current and former company sites. The company has an ongoing program in place designed to identify and manage potential environmental liabilities through such actions as having a rotating schedule of regular assessments performed to identify and manage potential issues at company

Bausch & Lomb   71   Annual Report 2002

sites before they occur, audits of U.S. hazardous waste disposal site vendors to ensure contractor compliance with applicable laws, a domestic waste disposal contract which contains indemnification of the company from the vendor for disposal of all waste once it leaves company property, a regular schedule of training and prevention programs designed to keep employees in company plants aware of their responsibilities, environmental due diligence for business acquisitions and real estate transactions and ongoing tracking of significant laws and regulations affecting the company in any of the countries where it operates. In those instances where the company may identify environmental liability, the company manages directly all remedial investigations, negotiation of approved remediation plans with applicable governmental authorities and implementation of all approved remediation activities.

     At December 28, 2002, estimated future remediation costs of approximately $0.4 were accrued by the company, excluding estimates for legal expenses. It is reasonable to expect that the company's recorded estimates of its liabilities may change and there is no assurance that additional costs greater than the amounts accrued will not be incurred, or that changes in environmental laws or their interpretation will not require additional amounts to be spent. The company does not believe that its financial position, results of operations, and cash flows are likely to be materially affected by environmental liabilities.

Other Commitments and Contingencies The company has executed an agreement with a financial institution for the future purchase of the company's Common stock through one or more forward purchase transactions as discussed in Note 19 - Forward Equity Contracts.

     The company is involved in lawsuits, claims, investigations and proceedings, including patent, trademark, commercial and environmental matters, which are being handled and defended in the ordinary course of business as described in Note 21 - Other Matters.

Product Warranties The company estimates future costs associated with expected product failure rates, material usage and service costs in the development of its warranty obligations. Warranty reserves are established based on historical experience of warranty claims and generally will be estimated as a percentage of sales over the warranty period or as a fixed dollar amount per unit sold. In the event that the actual results of these items differ from the estimates, an adjustment to the warranty obligation would be recorded. Changes in the company's product warranty liability during 2002 were as follows:
Balance at December 29, 2001	$8.1
Accruals for warranties issued	5.2
Changes in accruals related to pre-existing warranties	(1.4)
Settlements made	(6.0)
Balance at December 28, 2002	$5.9

Deferred Service Revenue Service revenues are derived from service contracts on surgical equipment sold to customers and are recognized over the term of the contracts while costs are recognized as incurred. Changes in the company's deferred service revenue during 2002 were as follows:
Balance at December 29, 2001	$2.1
Accruals for service contracts	9.1
Changes in accruals related to pre-existing service contracts	(0.1)
Revenue recognized	(6.2)
Balance at December 28, 2002	$4.9

Bausch & Lomb   72   Annual Report 2002

17.     Financial Instruments

The carrying amount of cash, cash equivalents and notes payable approximated fair value as maturities are less than one year in duration. Certain current portion of long-term investments were classified as available-for-sale securities as of December 29, 2001 and were recorded at market value with the unrealized gain included in other comprehensive income. There were no such investments outstanding as of December 28, 2002. The company's remaining financial instruments consisted of the following:
	December 28, 2002		December 29, 2001
	Carrying Value	Fair Value	Carrying Value	Fair Value
Non-derivatives
Other investments	$ 7.1	$ 7.1	$ 4.5	$ 4.5
Long-term debt, including current portion	(842.7)	(825.9)	(793.9)	(757.5)

Derivatives held for purposes other than trading
Foreign exchange instruments
Other current assets	$ 6.3	$ 6.3	$ 5.9	$ 5.9
Accrued liabilities	(18.4)	(18.4)	(2.4)	(2.4)
Net foreign exchange instruments	$ (12.1)	$ (12.1)	$ 3.5	$ 3.5

Interest rate instruments
Other current assets	$ -	$ -	$ 0.6	$ 0.6
Accrued liabilities	(4.9)	(4.9)	(5.5)	(5.5)
Net interest rate instruments	$ (4.9)	$ (4.9)	$ (4.9)	$ (4.9)

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

     The company enters into foreign exchange forward contracts primarily to hedge foreign currency transactions and equity investments in non-U.S. subsidiaries. At December 28, 2002 and December 29, 2001, the company hedged aggregate exposures of $910.2 and $1,033.2, respectively, by entering into forward exchange contracts requiring the purchase and sale of U.S. and foreign currencies. The company selectively hedges firm commitments that represent both a right and an obligation, mainly for committed purchase orders for foreign-sourced inventory. In general, the foreign exchange forward contracts have varying maturities up to, but not exceeding, one year with cash settlements made at maturity based upon rates agreed to at contract inception.

     The company's exposure to changes in interest rates results from investing and borrowing activities. The company may enter into interest rate swap, interest rate lock and cap agreements to effectively limit exposure to interest rate movements within the parameters of its interest rate hedging policy. At December 28, 2002 and December 29, 2001, the company was party to interest rate instruments that had aggregate notional amounts of $50.0 and $344.6, respectively.

     Counterparties to the financial instruments discussed above expose the company to credit risks to the extent of non-performance. The credit ratings of the counterparties, which consist of a diversified group of major financial institutions, are regularly monitored and thus credit loss arising from counterparty non-performance is not anticipated.

Bausch & Lomb   73   Annual Report 2002

18.     Accounting for Derivatives and Hedging Activities

Effective January 1, 2001, the company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS No. 133, collectively referred to as SFAS No. 133. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their respective fair values. Changes in the fair value of derivatives are recorded each period in current income or other comprehensive income, depending on their designation as a hedge of a particular exposure.

     A transition gain of $0.3, net of taxes, was recorded in the quarter ended March 31, 2001, as a cumulative adjustment to income for marking foreign currency forward contracts to fair value upon implementation of SFAS No. 133. This amount substantially pertained to contracts utilized to offset foreign exchange exposures related to foreign currency denominated assets and liabilities. The company does not apply hedge accounting to these contracts because they are marked to market through income at the same time that the exposed asset/liability is remeasured through income; both are recorded in foreign exchange loss (gain). Less than $0.1 related to contracts designated as net investment hedges of net assets of certain non-U.S. subsidiaries and cash flow hedge contracts designated to offset risks associated with intercompany loans with non-U.S. subsidiaries. In the quarter ended March 31, 2001, a transition adjustment loss of $1.8 pre-tax was recorded in other comprehensive income related primarily to an interest rate swap designated as a cash flow hedge to offset risks associated with interest payments on a variable-rate lease. The interest rate swap matured in 2002 and all amounts have been released from other comprehensive income.

     For effective fair value hedge transactions in which the company is hedging changes in the fair value of assets, liabilities or firm commitments, changes in the fair value of the derivative instrument will generally be offset by changes in the hedged item's fair value. For fair value hedge transactions where the short-cut method is not permitted for assessing effectiveness, gains and losses arising from any ineffectiveness are recognized in the period in which they occur. During 2002, the company terminated the $279.6 of fair value interest rate swaps that were outstanding at December 29, 2001. In addition, the company entered into and subsequently terminated two interest rate swaps with notional amounts of $100.0 each during 2002. At December 28, 2002, the company had no outstanding interest rate fair value hedges.

     For cash flow hedge transactions in which the company is hedging the variability of cash flows related to a variable rate asset, liability or forecasted transaction, changes in the fair value of the derivative instrument will be reported in other comprehensive income. The gains and losses on the derivative instrument that are reported in other comprehensive income will be recognized in income in the periods in which income is impacted by the variability of the cash flows of the hedged item. Reclassifications from other comprehensive income into income were a $3.6 net loss in 2002 and $0.1 net gain in 2001. As of December 28, 2002, an estimated $2.4 pre-tax net loss was expected to be reclassified into income over the next twelve months. At December 28, 2002 and December 29, 2001, the company had designated foreign currency cash flow hedges with a total notional amount of $336.6 and $257.6, respectively. During 2002, the company terminated approximately $140.3 of foreign currency cash flow hedges as the underlying exposures expired. In addition, the company entered into foreign exchange contracts that were designated as cash flow hedges for a notional amount of approximately $41.5. In December 2002, a $65.0 interest rate swap designated as a cash flow hedge matured. In May 2002, the company entered into a $200.0 notional principal amount cash flow hedge which was designated as a hedge of ten semi-annual interest payments based on the benchmark interest rate related to changes in the five year U.S. Treasury rate in connection with the company's forecasted debt offering of approximately $150.0 to $200.0. During the fourth quarter of 2002, the hedging instrument was extended and re-designated to hedge the benchmark interest rate associated with the ten semi-annual interest payments on the forecasted borrowing. Ineffectiveness of $1.9, associated with the original forecasted first semi-annual interest payment, was expensed. On November 18, 2002, the company issued $150.0 of fixed rate debt and the amount associated with the cash flow hedge was recorded to other comprehensive income and will be amortized to interest expense in the period in which interest expense related to the hedged debt is recognized. The remaining $50.0 of the cash flow hedge was re-designated to hedge the benchmark interest rate associated with the ten semi-annual interest payments on future forecasted borrowings.

     For instruments designated as either fair value or cash flow hedges, net interest expense of $1.6 was recognized for hedge ineffectiveness for the year ended December 28, 2002. Hedge ineffectiveness had no impact on income for the year ended December 29, 2001.

     In general, foreign exchange forward contracts have varying maturities up to, but not exceeding, one year with cash settlements made at maturity based upon rates agreed to at contract inception and current market rates. For derivatives designated as hedging instruments for hedges of foreign currency exposures of net investments in non-U.S. subsidiaries, a net after-tax loss of $3.5 and $1.9 were included in the cumulative translation adjustment in the years ended December 28, 2002 and December 29, 2001, respectively.

Bausch & Lomb   74   Annual Report 2002

At December 28, 2002, the company had designated foreign denominated intercompany loans with a notional amount of $130.1 as hedges of net investments in non-U.S. subsidiaries.

19.     Forward Equity Contracts

During 2001, the company's Board of Directors authorized the repurchase of up to 2,000,000 shares of the company's Common stock. The company has executed an agreement with a financial institution for the future purchase of such shares through one or more forward purchase transactions. Such purchases, which may have settlement dates as long as two years, can be settled, at the company's election, on a physical share, net cash or net share basis. As of December 28, 2002, the company had entered into forward purchases that expire during March 2003, covering 750,000 shares with an approximate aggregate cost of $30.9, which upon settlement will be recorded as equity in the company's consolidated financial statements. An estimated fair value liability of $4.4 was associated with these contracts based on the closing market price of $35.35 as of December 28, 2002, for the company's stock. A 10% change in the company's stock price from December 28, 2002 would increase or decrease, as applicable, the fair value liability of the shares by $2.7.

20.     Stock Compensation Plans

The company sponsors several stock-based compensation plans, all of which are accounted for under the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, as amended. Accordingly, given the fixed nature of the equity instruments granted under such plans, no compensation cost has been recognized for the company's stock option plans or its employee stock purchase plan. Had compensation expense for the company's fixed options been determined consistent with SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of SFAS No. 123, the company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

Net Income			Basic Earnings Per Share		Diluted Earnings Per Share
	As Reported	Pro Forma	As Reported	Pro Forma	As Reported	Pro Forma
2002	$72.5	$58.1	$1.35	$1.08	$1.34	$1.07
2001	21.2	8.4	0.39	0.15	0.39	0.15
2000	83.4	70.0	1.54	1.29	1.52	1.28

     The Stock Incentive Plan has an evergreen provision which provides shares available for grant in each calendar year, equal to three percent of the total number of outstanding shares of Common stock as of the first day of each such year. In October 2002, the company's Board of Directors amended the plan to eliminate the evergreen feature and provide a pool of shares of 1,600,000 to be available for future grants.

     The company adopted a stock incentive plan for non-officers effective January 22, 2001. The number of shares available for grant each year shall be no greater than two percent of the total number of outstanding shares of Common stock as of the first day of each such year. Options and awards under this plan may be granted only to employees of the company or any subsidiary corporation of the company who are neither officers nor directors of the company. Effective January 1, 2003, no additional shares will be made available for use under this plan.

Stock Options

The company issues stock options, which typically vest ratably over three years and expire ten years from the grant date. Vesting is contingent upon a continued employment relationship with the company.

     For purposes of this disclosure, the fair value of each fixed option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants issued each year:
	2002	2001	2000
Risk-free interest rate	2.87%	3.61%	5.13%
Dividend yield	1.21%	2.29%	1.84%
Volatility factor	38.39%	48.20%	46.87%
Weighted average expected life (years)	5	3	3

Bausch & Lomb   75   Annual Report 2002

     The weighted average value of options granted was $12.41, $12.97 and $19.52, in 2002, 2001 and 2000, respectively.

A summary of the status of the company's fixed stock option plans at year-end 2002, 2001 and 2000 is presented below:
	2002		2001		2000
	Number of Shares (000s)	Weighted Average Exercise Price (Per Share)	Number of Shares (000s)	Weighted Average Exercise Price (Per Share)	Number of Shares (000s)	Weighted Average Exercise Price (Per Share)
Outstanding at beginning of year	6,072	$49.87	4,966	$54.69	4,378	$51.69
Granted	1,858	37.74	2,072	41.24	1,465	59.13
Exercised	(70)	35.81	(108)	41.43	(612)	41.56
Forfeited	(800)	51.78	(858)	58.00	(265)	59.90
Outstanding at year end	7,060	$46.60	6,072	$49.87	4,966	$54.69
Options exercisable at year end	4,242		3,969		2,751

     The following represents additional information about fixed stock options outstanding at December 28, 2002:
	Options Outstanding			Options Exercisable
Range of Exercise Prices Per Share	Number Outstanding (000s)	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price (Per Share)	Number Exercisable (000s)	Weighted Average Exercise Price (Per Share)
$26.00 to 40.49	2,902	7.9	$36.40	1,122	$34.09
40.50 to 45.49	1,871	6.0	43.93	1,054	43.24
45.50 to 55.49	716	4.1	50.12	709	50.16
55.50 to 65.49	852	6.7	61.97	638	61.97
65.50 to 75.00	719	5.8	72.97	719	72.97
	7,060	6.6	$46.60	4,242	$49.83

Stock Awards

The company issues restricted stock awards to officers and other key personnel. These awards have vesting periods up to five years with vesting criteria, which in 2002 included the attainment of certain average sales and cumulative earnings per share targets, and continued employment until applicable vesting dates. Prior to 2002, these awards were based upon the attainment of certain Economic Value Added (EVA) targets. The company defines EVA as net operating profit after tax less a capital charge calculated as average capital employed multiplied by the company's cost of capital. EVA is not the same as, nor is it intended to be, a measure of operating performance in accordance with generally accepted accounting principles.

     Compensation expense is recorded based on applicable vesting criteria and, for those awards with performance goals, as such goals are met. In 2002, 2001 and 2000, 379,422, 101,378 and 143,585 shares related to such awards were granted at weighted average market values of $37.36, $45.68 and $55.12 per share, respectively. As of December 28, 2002, 425,440 awards remain outstanding. The compensation expense relating to stock awards in 2002, 2001 and 2000 was $7.3, $1.1 and $0.3, respectively.

21.     Other Matters

On April 13, 2001 a shareholder class action lawsuit was filed in the U.S. District Court for the Western District of New York. Four other similar lawsuits were filed in both the Western and Southern Districts of New York, with the company's Chief Financial Officer, Stephen C. McCluski, and former Chairman and Chief Executive Officer, William M. Carpenter, and former President, Carl E. Sassano, named as defendants. The complaints allege that the value of the company's stock was inflated artificially by alleged false and misleading statements about expected financial results. The plaintiffs seek to represent a class of shareholders who purchased company common stock between January 27, 2000 and August 24, 2000. On October 15, 2001 all lawsuits were consolidated in the U.S. District Court for the Western District of New York. The company intends to defend itself vigorously against these claims and has filed a motion to dismiss the consolidated action. The company cannot at this time estimate with any certainty the impact of these claims on its financial position.

Bausch & Lomb   76   Annual Report 2002

     The company is currently involved in five pending patent proceedings relating to silicon hydrogel contact lens technology, including its PureVision contact lens product line. Four of these proceedings were commenced by CIBA Vision Corporation (CIBA) and related entities, in each case alleging that the PureVision lens product infringes intellectual property held by them. The first of these lawsuits was filed on March 8, 1999 in the U.S. District Court for the Northern District of Georgia, followed by other lawsuits commenced in the Federal Court of Melbourne, Australia (filed on February 29, 2000), the U.S. District Court for the District of Delaware (filed on May 3, 2001), and the Administrative Court of Duesseldorf, Germany (filed on September 7, 2001). In the Georgia matter, the parties are conducting discovery and the company has filed two motions for summary judgment. In the Australia matter, the parties are in the pleading stage and the Court has set a trial date of October 6, 2003. In the German matter, the company has filed a motion to stay the proceeding pending resolution of the company's opposition to the validity of the patents at issue. In the Delaware matter, the trial court ruled on June 26, 2002, that the company's PureVision product infringes a patent owned by Wesley Jessen Corporation, a subsidiary of CIBA. The Court ordered that the company discontinue the manufacture and sale of its PureVision lens product in the United States. This decision was affirmed by the United States Court of Appeals for the Federal Circuit on February 12, 2003. The financial impact of the Delaware decision is described below. The company intends to defend itself vigorously against all claims asserted by CIBA.

     The fifth related proceeding was commenced by the company on November 6, 2001, when the company filed a patent infringement lawsuit against CIBA in the U.S. District Court for the Western District of New York relative to a patent the company holds for hydrogel materials. CIBA has filed two motions for summary judgment in this action. The Court has heard argument on one motion and has reserved decision. The second motion has been briefed by the parties and a motion hearing date has not been established. The company intends to pursue vigorously its claims against CIBA in this action.

     The company has already reported the financial impact of the District Court's decision in the Delaware matter in its quarterly reports on Form 10-Q for the quarters ended June 29, 2002 and September 28, 2002. Specifically, second-half revenues and earnings for 2002 were reduced from expectations established prior to the date of the original decision as a result of this court decision. The earnings per share decline reflected the impact of lost margin from the sales decline, other incremental costs (such as underabsorbed overhead, relocation of equipment, validation and start-up) associated with the transfer of manufacturing, which were reported in ongoing operations, as well as severance costs of $3.7 related to employees in the U.S. facility, which were charged to restructuring expense in the third quarter of 2002, as described in Note 5 - Restructuring Charges and Asset Write-offs. The company cannot at this time estimate with any certainty the impact on its financial position of the other lawsuits filed by CIBA and related entities and the patent infringement lawsuit filed by the company against CIBA.

     The company is engaged in various lawsuits, claims, investigations and proceedings including patent, trademark, commercial and environmental matters that are in the ordinary course of business. The company cannot at this time estimate with any certainty the impact of such matters on its financial position.

Bausch & Lomb   77   Annual Report 2002

22.     Quarterly Results, Stock Prices And Selected Financial Data

Quarterly Results (unaudited)

The following table presents reported net sales, gross profit (net sales less cost of products sold), net income (loss) and earnings (loss) per share for each quarter during the past two years. Net sales and gross profit are from continuing operations and are reported on the same basis as amounts in the accompanying Statements of Income on page 46.
				Earnings (Loss) Per Share
	Net Sales 1	Gross Profit	Net Income (Loss)	Basic	Diluted
2002
First	$ 414.2	$ 232.8	$ 8.8 2	$ 0.16	$ 0.16
Second	458.4	261.3	21.9	0.41	0.40
Third	466.7	261.2	9.4 3	0.18	0.17
Fourth	477.4	264.3	32.4	0.60	0.60
	$1,816.7	$1,019.6	$72.5	$ 1.35	$ 1.34
2001
First	$ 402.6	$ 214.6	$(1.0) 4	$(0.02)	$ (0.02)
Second	401.7	216.6	6.8	0.13	0.13
Third	419.4	229.0	23.3 5	0.43	0.43
Fourth	441.8	241.6	(7.9) 6	(0.15)	(0.15)
	$1,665.5	$ 901.8	$21.2	$ 0.39	$ 0.39

The amounts in the following references are all presented after taxes.

1      Prior year amounts have been reclassified to reflect the adoption of EITF 01-09 as described in Note 1 - Accounting Policies.

2     Includes restructuring charges and asset write-offs of $15.4 related to the implementation of Phase II of the company's 2001 restructuring program designed to reduce ongoing operating costs (see Note 5 - Restructuring Charges and Asset Write-offs), a one-time early liquidation premium of $7.0 paid to an outside partner (see Note 14 - Minority Interest) and a gain of $18.1 in connection with the sale of a stock investment (see Note 10 - Other Short- and Long-Term Investments).

3     Includes restructuring charges and asset write-offs of $14.9 related to the company's profitability improvement program announced in July 2002, severance of $2.4 associated with the transfer of PureVision manufacturing from the U.S. to Waterford, Ireland, partially offset by a $0.6 reversal of previously recorded restructuring reserves for the company's 2001 restructuring program (see Note 5 - Restructuring Charges and Asset Write-offs).

4      Includes restructuring charges and asset write-offs of $11.0 related to the implementation of Phase II of the company's new organizational structure announced in 2000 (see Note 5 - Restructuring Charges and Asset Write-offs) as well as a gain of $3.5 from the sale of a stock investment.

5     Includes severance costs of $1.8 for the company's former chief executive officer as well as a gain of $9.1 from the sale of a stock investment.

6     Includes hiring costs of $4.6 for the company's current chief executive officer, a charge of $21.1 related to the settlement of litigation impacting the gain on discontinued operations related to the eyewear segment as well as restructuring charges and asset write-offs of $5.4 related to Phase I of the company's 2001 restructuring program designed to reduce ongoing operating costs (see Note 5 - Restructuring Charges and Asset Write-offs), partially offset by the reversal of previously recorded restructuring reserves for the company's 2000 restructuring program totaling $2.6.

Quarterly Stock Prices (unaudited)

The company's Common stock is listed on the New York Stock Exchange and is traded under the symbol BOL. There were approximately 6,200 and 6,400 Common shareholders of record at year-end 2002 and 2001, respectively. The following table shows the price range of the Common stock for each quarter for the past two years:

	2002 Price Per Share		2001 Price Per Share
	High	Low	High	Low
First	$44.80	$36.35	$54.93	$35.50
Second	42.56	32.70	49.63	35.70
Third	34.70	27.17	38.45	27.56
Fourth	38.39	27.80	37.90	27.20

Bausch & Lomb   78   Annual Report 2002

Selected Financial Data (unaudited)

Dollar Amounts In Millions - Except Per Share Data

2002	2001	2000	1999	1998
Results For The Year
Net sales 1,2	$1,816.7	$1,665.5	$1,718.7	$1,720.6	$1,562.4
Income from Continuing Operations 1	72.5	42.0	82.0	102.7	55.6
Net Income	72.5	21.2	83.4	444.8	25.2
Continuing Operations - Basic earnings per share 1	1.35	0.78	1.51	1.79	1.00
Net Income - Basic earnings per share	1.35	0.39	1.54	7.76	0.45
Continuing Operations - Diluted earnings per share 1	1.34	0.78	1.49	1.75	0.99
Net Income - Diluted earnings per share	1.34	0.39	1.52	7.59	0.45
Dividends per share	0.65	1.04	1.04	1.04	1.04
Year End Position
Working capital	$ 455.7	$ 693.7	$ 899.8	$1,235.7	$ 773.7
Total assets	2,907.8	2,993.5	3,239.3	3,438.6	3,553.1
Short-term debt	187.9	123.3	235.2	46.9	191.5
Long-term debt	656.2	703.2	763.1	977.0	1,281.3
Shareholders' equity	1,017.8	975.0	1,039.4	1,234.0	845.0
Other Ratios And Statistics
Return on sales from continuing operations 2	4.0%	2.5%	4.8%	6.0%	3.6%
Return on average Shareholders' equity	7.4%	2.1%	7.9%	43.3%	3.1%
Return on invested capital	6.0%	3.1%	6.1%	21.7%	3.8%
Return on average total assets	2.5%	0.7%	2.3%	13.0%	0.7%
Effective income tax rate for continuing operations before minority interest	34.5%	33.8%	40.8%	36.0%	35.2%
Current ratio	1.5	2.0	2.1	2.9	1.9
Total debt to Shareholders' equity	82.9%	84.8%	96.0%	83.0%	174.3%
Total debt to capital	45.3%	45.9%	49.0%	45.3%	63.5%
Capital expenditures	$ 91.9	$ 96.4	$ 95.0	$ 155.9	$ 201.5

1     Amounts have been modified, as necessary, to reflect discontinued operations related to certain divestitures during 1999.

2     Prior year amounts have been reclassified to reflect the adoption of EITF 01-09 as described in Note 1 - Accounting Policies.

Bausch & Lomb   79   Annual Report 2002

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

     Independent accountants are engaged to audit the financial statements of the company and issue a report thereon. They have informed management and the Audit Committee of the Board of Directors that their audits were conducted in accordance with auditing standards generally accepted in the United States of America, which requires a consideration of internal controls to determine the nature, timing and extent of audit testing.

     Management reviews the recommendations of the internal auditors and independent accountants. Control procedures have been implemented or revised as appropriate to respond to these recommendations. In management's opinion, as of December 28, 2002, the internal control system was functioning effectively and accomplished the objectives discussed herein.
/s/ Ronald L. Zarrella	/s/ Stephen C. McCluski
Ronald L. Zarrella Chairman and Chief Executive Officer	Stephen C. McCluski Senior Vice President and Chief Financial Officer

Report Of The Audit Committee

The Audit Committee of the Board of Directors, which held five meetings during 2002, is composed of five outside directors. The chair of the committee is Jonathan S. Linen. The other members are Domenico De Sole, Ruth R. McMullin, Linda Johnson Rice and William H. Waltrip.

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

/s/ Jonathan S. Linen
Jonathan S. Linen Chair, Audit Committee

Bausch & Lomb   80   Annual Report 2002

Report Of Independent Accountants

To the Shareholders and Board of Directors of Bausch & Lomb Incorporated:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows and changes in Shareholders' equity present fairly, in all material respects, the financial position of Bausch & Lomb Incorporated and its subsidiaries at December 28, 2002 and December 29, 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Notes 1, 2, 6, 8 and 9 of the consolidated financial statements, as of December 30, 2001, the Company ceased amortization of goodwill to conform with the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

/s/ PricewaterhouseCoopers LLP

Rochester, New York
January 27, 2003

Bausch & Lomb   81   Annual Report 2002

DIRECTORS & OFFICERS

Directors

Ronald L. Zarrella
Chairman and Chief Executive Officer
Bausch & Lomb Incorporated

Franklin E. Agnew
Business Consultant

Domenico De Sole
President and Chief Executive Officer
Gucci Group N.V.

Jonathan S. Linen
Vice Chairman
American Express Company

Ruth R. McMullin
Chairperson, Eagle-Picher Personal Injury Settlement Trust

John R. Purcell
Chairman and Chief Executive Officer
Grenadier Associates Ltd.

Linda Johnson Rice
President and Chief Executive Officer
Johnson Publishing Company

William H. Waltrip
Chairman of the Board
Technology Solutions Company

Barry W. Wilson
Senior Vice President and President, Medtronic International
Medtronic, Inc.

Kenneth L. Wolfe
Retired, Chairman
Hershey Foods Corporation

Officers

Ronald L. Zarrella
Chairman and Chief Executive Officer

Senior Vice Presidents

Gary M. Aron
Research, Development and Engineering

Alan H. Farnsworth
Europe, Middle East and Africa Region

Dwain L. Hahs
Global Supply Chain Management

John M. Loughlin
Asia Region

Stephen C. McCluski
Chief Financial Officer

David R. Nachbar
Human Resources

Robert B. Stiles
General Counsel

Vice Presidents

Geoffrey F. Ide
Japan

Barbara M. Kelley
Communications and Investor Relations

Jurij Z. Kushner
Controller

Angela J. Panzarella
Global Vision Care

Gary M. Phillips, M.D.
Global Pharmaceuticals

Alan H. Resnick
Treasurer

Efrain Rivera
Latin America and Canada

Kamal K. Sarbadhikari
Global Surgical

Marie L. Smith
Chief Information Officer

Secretary

Jean F. Geisel

Assistant Secretary

A. Robert D. Bailey

Bausch & Lomb   82   Annual Report 2002

CORPORATE INFORMATION

Corporate Headquarters
Bausch & Lomb
One Bausch & Lomb Place
Rochester, New York 14604
(585) 338-6000
(800) 344-8815

Bausch & Lomb on the Internet
Corporate, product, financial and shareholder information, including news releases, financial filings and stock quotes are available at our worldwide Web site:
www.bausch.com

Bausch & Lomb News on Demand
Company news releases are available on our Web site or by calling toll-free:

(800) 344-8815

Financial Literature

A copy of the company's 2002 Annual Report on Form 10-K (without Exhibits) will be furnished, without charge, to any person receiving a proxy solicitation, on the written request of any such person. Such written request shall be directed to our Investor Relations Department at the address above.

Copies of prior years' annual reports and financial reports filed with the Securities and Exchange Commission are available on our Web site, by mail (attn: Investor Relations) or by calling:
(888) 884-8702
(585) 338-5757

Investor Relations
Security analysts and shareholders seeking information concerning company operations, shareholder programs or dividend policy may contact:
Daniel L. Ritz
Director, Investor Relations
(585) 338-5802
Daniel.L.Ritz@bausch.com

Media Inquiries
News media representatives and others seeking general information may contact:
Margaret Graham
Director, Corporate Communications
(585) 338-5469
Margaret.Graham@bausch.com

Transfer Agent
Shareholders seeking information regarding their individual accounts or dividend payments may contact our stock transfer agent:

Mellon Investor Services LLC
P.O. Box 3315
South Hackensack, NJ 07606
(888) 581-9377
www.melloninvestor.com

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
South Hackensack, NJ 07606
(888) 581-9377
www.melloninvestor.com

Stock Listing:
The common stock of the corporation is traded under the symbol BOL on the New York Stock Exchange.

Forward-Looking Statements

This annual report contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including those concerning economic conditions, currency exchange rates, government pricing changes and initiatives with respect to healthcare products, product development and rationalization, enrollment and completion of clinical trials, regulatory approvals including successful execution of regulatory filing strategies, the outcome of litigation, product introductions, the financial well-being of key customers, the successful execution of marketing strategies, the continued successful implementation of its efforts in managing and reducing costs and expenses, continued positive relations with third party financing sources, as well as the risk factors listed from time to time in the Company's SEC filings, including but not limited to the Form 10-K for the year ended December 28, 2002.

Trademarks

The trademarks of Bausch & Lomb Incorporated and its subsidiary companies referred to in this report are:

Akreos
Alrex
AMVISC
AMVISC Plus
Bausch & Lomb
Boston
Desomedine
Envision TD
Hansatome
Hydroview
Indocollyre
Lightning
Lotemax
Medalist
Millennium
Millennium Endolase
Minims
Mport
Ocuvite
Ocuvite PreserVision
Opcon-A
Optima FW
Orbscan
PureVision
ReNu
ReNu MultiPlus
Retisert
Sensitive Eyes
SofLens
SofLens Comfort
SofLens66
SoFlex
Technolas
Vidisic
Vitrasert
Zyoptix
Zywave

Carteol is a trademark of Otsuka Pharmaceutical Co., Ltd.

DuraSite is a trademark of InSite Vision Incorporated

EVA is a trademark of Stern Stewart & Co.

This report could not have been produced without the hospitality of Gary Aron, Sr. Vice President Research, Development and Engineering, and the members of his team. Special thanks to the following individuals who assisted in our photographic sessions, many of whom appear in the photographs throughout this report: Maryja Andrews, Susan Beaver, John Brunette, Jr., Denise Callahan, Daniel Cissell, Stephen Costanzo, Alyce Dobie, George Green, Kevin Hall, William Hiller, Suzanne Groemminger, Charles Henning, Daniel Hook, Dharmendra Jani, Bill Lever, X. Michael Liu, Linda Mosack, Sharon Myers, Marie Rapson, Zenah Rodriguez, Krishna Sarbadhikari, Bobbi Simmons-Sarnov, Tracy Starsky, Ronda Tozier, Wenyan Yan.

Design: Bertz Design Group, Middletown, Connecticut

Printing: Finlay Brothers Printing, Bloomfield, Connecticut

Photography:
Len Rubenstein, Scituate, Massachusetts
Timothy J. Toal, Rochester, New York

© 2003 Bausch & Lomb Incorporated
All Rights Reserved Worldwide

[RECYCLE SYMBOL]

This paper contains 10% of post-consumer waste fiber.

Bausch & Lomb   83   Annual Report 2002

[BAUSCH & LOMB LOGO]

BAUSCH & LOMB INCORPORATED
ONE BAUSCH & LOMB PLACE
ROCHESTER, NEW YORK
14604

Back Cover